Form 10-K, Exhibit 13
period 1996-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 1997-03-28
CIK 874482

EXHIBIT 13

          Excerpts From Registrant's 1996 Annual Report to Shareholders

                        (INSIDE COVER PAGE)

                       FINANCIAL HIGHLIGHTS

December 31,                     1996             1995       %Increase
----------------------------------------------------------------------
For the Year

   Total Interest Income     $ 14,217,749     $ 12,772,933       11.3%

   Total Interest Expense       6,379,557        5,174,987       23.3%

 Net Interest Income            7,838,192        7,597,946        3.2%

 Net Income Per Share           2,191,812        2,099,052        4.4%

   Net Income                       $0.92            $0.88        4.5%

   Cash Dividends Paid               0.32            0.235       36.2%

   Stockholders' Equity              9.36             8.75        7.0%

Average Balances

    Net Loans                $124,483,000   $  115,026,000        8.2%

    Investments and other
      Earning Assets           51,283,000       39,200,000       30.8%

    Total Assets              187,814,000      164,631,000       14.1%

    Total Deposits            154,474,000      139,896,000       10.4%

    Stockholders' Equity       21,411,000       20,149,000        6.3%

Return on Average

    Assets                           1.17%            1.28%

    Stockholders' Equity            10.24%           10.42%

STOCK, DIVIDEND AND BROKER INFORMATION

     Union National Financial Corporation has only one class of common stock authorized, issued, and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Lancaster County, Pennsylvania. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock splits. Cash Dividends are payable on the 5th day of February, May, August, and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings account.

     The Corporation offers its stockholders a Dividend Reinvestment Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the Corporation.

                                                Dividends
                                                 Declared
Quarter              High          Low           Per Share
-------------------------------------------------------------

First, 1996         $24.75        $21.50          $0.065
Second               26.00         23.25          $0.080
Third                26.00         24.00          $0.085
Fourth               26.00         23.75          $0.090

First, 1995         $15.50        $14.00          $0.055
Second               19.25         15.00          $0.060
Third                20.50         18.25          $0.060
Fourth               21.75         17.75          $0.060
-------------------------------------------------------------

For further information, we refer you to:

Dean Witter Reynolds, Inc.             Hopper Soliday & Co., Inc.
46 East King Street                    1703 Oregon Pike
P.O. Box 358                           Lancaster PA 17601
Lancaster PA 17603                     (800) 526-6371
(717) 293-4811

Hazlett, Burt & Watson, Inc.           Janney Montogomery Scott,
100 East King Street                   Inc.
P.O. Box 1267                          61 North Duke Street
Lancaster PA 17608                     Lancaster PA 17602
(717) 397-5515                         (717) 293-4100


                             (END INSIDE COVER PAGE)

CONSOLIDATED BALANCE SHEETS

                                          December 31,      December 31,
                                              1996               1995
                                          ------------      ------------

ASSETS
Cash and Due from Banks                   $  6,073,397        $ 7,213,657
Federal Funds Sold                           4,790,000                -0-
Investment Securities Held to
Maturity (Market Value-
1996-$17,228,139;
1995-$14,095,519)                           17,123,559         13,884,191
Investment Securities Available
for Sale                                    37,766,188         25,552,584
Loans (Net of Unearned Income)             130,391,185        120,417,014
 Less: Allowance for Loan Losses            (1,371,245)        (1,264,528)
                                          ------------       ------------

    Total Net Loans                        129,019,940        119,152,486

Premises and Equipment - Net                 5,741,386          5,904,460
Accrued Interest Receivable                  1,312,443          1,217,223
Deferred Income Taxes                          251,429            291,328
Investments in Limited Partnerships          1,003,002          1,110,500
Other Assets                                   390,870            331,025
                                          ------------       ------------

    TOTAL ASSETS                          $203,472,214       $174,657,454
                                          ============       ============
LIABILITIES
Deposits:
 Noninterest-Bearing                      $ 16,887,496       $ 13,452,263
 Interest-Bearing                          147,625,834        129,915,252
                                          ------------       ------------

    Total Deposits                         164,513,330        143,367,515

Short-Term Borrowing                         2,989,414          3,398,617
Long-Term Debt                              12,676,000          6,270,000
Accrued Interest Payable                       882,853            762,623
Other Liabilities                              187,745             89,580
                                          ------------       ------------

    TOTAL LIABILITIES                      181,249,342        153,888,335

STOCKHOLDERS' EQUITY

Common Stock (Par Value $0.25)                 598,541            600,000
Shares: Authorized - 20,000,000;
Issued - 2,394,164 in 1996
(2,400,000 in 1995) Outstanding -
2,373,222 in 1996 (2,372,672 in 1995)
Surplus                                      1,967,838          2,018,898
Retained Earnings                           19,916,165         18,484,397
Unrealized gain on investment
securities available for sale,
net of tax                                     103,033             92,741
Less: Treasury Stock -
20,942 shares in 1996 (27,328 in
1995), at cost                                (362,705)          (426,917)
                                          ------------       ------------

    TOTAL STOCKHOLDERS' EQUITY              22,222,872         20,769,119
                                          ------------       ------------

    TOTAL LIABILITIES and
    STOCKHOLDERS' EQUITY                  $203,472,214       $174,657,454
                                          ============       ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                         Years Ended December 31,
                                            1996         1995
                                        -----------   -----------
INTEREST INCOME
Interest and Fees on Loans              $11,175,845   $10,505,245
Investment Securities:
   Taxable                                2,072,695     1,573,411
   Exempt from Federal Taxes                830,203       643,386
Deposits in Banks                             2,768         3,273
Federal Funds Sold                          136,238        47,618
                                        -----------   -----------
    Total Interest Income                14,217,749    12,772,933

INTEREST EXPENSE
Deposits                                  5,778,953     4,965,502
Short-Term Borrowing                        115,372        70,430
Long-Term Debt                              485,232       139,055
                                        -----------   -----------
    Total Interest Expense                6,379,557     5,174,987
                                        -----------   -----------

    Net Interest Income                   7,838,192     7,597,946

PROVISION for LOAN LOSSES                   150,000       158,800
                                        -----------   -----------
 Net Interest Income after Provision
for Loan Losses                           7,688,192     7,439,146

OTHER OPERATING INCOME
Trust Income                                120,495       164,970
Service Charges on Deposit Accounts         327,567       292,556
Other Service Charges, Commissions,
  Fees                                      298,355       237,539
Investment Securities Gains                   2,308         4,669
Other Income                                 62,574        53,492
                                        -----------   -----------
     Total Other Operating Income           811,299       753,226

OTHER OPERATING EXPENSES
Salaries and Wages                        2,637,584     2,420,440
Retirement Plan and Other Employee
  Benefits                                  751,684       731,524
Net Occupancy Expense                       583,074       430,117
Furniture and Equipment Expense             373,133       283,109
FDIC Insurance Assessment                     2,000       160,348
Other Operating Expenses                  1,603,742     1,454,021
                                        -----------   -----------
     Total Other Operating Expenses       5,951,217     5,479,559
                                        -----------   -----------

     Income before Income Taxes           2,548,274     2,712,813
PROVISION for INCOME TAXES                  356,462       613,761
                                        -----------   -----------

     NET INCOME for YEAR                $ 2,191,812   $ 2,099,052
                                        ===========   ===========

PER SHARE INFORMATION
 Net Income for Year                          $0.92         $0.88
 Cash Dividends                               $0.32        $0.235
 Average Common Shares Outstanding        2,375,191     2,382,427


                                    Years Ended December 31,
                                            1994
                                       -------------
INTEREST INCOME
Interest and Fees on Loans               $9,457,707
Investment Securities:
   Taxable                                1,522,908
   Exempt from Federal Taxes                696,171
Deposits in Banks                               -0-
Federal Funds Sold                          124,695
                                         ----------

    Total Interest Income                11,801,481

INTEREST EXPENSE
Deposits                                  4,114,897
Short-Term Borrowing                         16,178
Long-Term Debt                                  -0-
                                         ----------
    Total Interest Expense                4,131,075
                                         ----------
    Net Interest Income                   7,670,406

PROVISION for LOAN LOSSES                   113,000
                                         ----------
Net Interest Income after Provision
  for Loan Losses                         7,557,406

OTHER OPERATING INCOME
Trust Income                                 86,612
Service Charges on Deposit Accounts         286,257
Other Service Charges, Commissions, Fees    209,801
Investment Securities Gains                   6,883
Other Income                                 41,331
                                         ----------

    Total Other Operating Income            630,884

OTHER OPERATING EXPENSES
Salaries and Wages                        2,239,122
Retirement Plan and Other Employee
  Benefits                                  694,514
Net Occupancy Expense                       382,644
Furniture and Equipment Expense             250,820
FDIC Insurance Assessment                   307,060
Other Operating Expenses                  1,333,345
                                         ----------

     Total Other Operating Expenses       5,207,505
                                         ----------
     Income before Income Taxes           2,980,785
PROVISION for INCOME TAXES                  733,108
                                         ----------
     NET INCOME for YEAR                 $2,247,677
                                         ==========

PER SHARE INFORMATION
 Net Income for Year                          $0.94
 Cash Dividends                               $0.22
 Average Common Shares Outstanding        2,395,314

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 Years Ended December 31,
                                                   1996            1995
                                               -----------      -----------

CASH FLOWS from OPERATING ACTIVITIES
Net Income                                      $2,191,812       $2,099,052
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
  Depreciation and Amortization                    515,600          422,644
  Provision for Loan Losses                        150,000          158,800
  Investment Securities (Gains)/Losses              (2,308)          (4,669)
  Provision for Deferred Income Taxes               34,598           62,186
  (Increase)/Decrease in Accrued
  Interest Receivable                              (95,220)         (93,443)
  (Increase)/Decrease in Other Assets               (6,488)        (192,416)
  Increase/(Decrease) in Other Liabilities         218,395          261,606
                                                ----------       ----------
 Net Cash Provided by Operating Activities       3,006,389        2,713,760

CASH FLOWS from INVESTING ACTIVITIES
Net (Increase)/Decrease in Federal Funds Sold   (4,790,000)       1,870,000
Proceeds from Sales of
  Available for Sale Securities                  8,994,369        6,937,192
Proceeds from Maturities of
  Available for Sale Securities                 11,685,792        7,564,379
Proceeds from Maturities of
  Held to Maturity Securities                    1,566,157        8,005,080
Purchases of Available for Sale
  Securities                                   (32,875,864)     (15,324,619)
Purchases of Held to Maturity Securities        (4,805,526)      (7,147,581)
Loans Made to Customers, Net of
  Principal Collected on Loans                 (10,017,453)     (12,227,887)
Investment in Limited Partnership                      -0-         (162,500)
Purchases of Property and Equipment               (298,385)      (2,715,262)
                                                ----------       ----------
 Net Cash (Used in) Investing Activities       (30,540,910)     (13,201,198)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                            7,337,206       (7,258,717)
Net Increase in Certificates of Deposits        13,808,609       11,418,464
Net Increase/(Decrease) in Short-Term
 Borrowing                                        (409,203)       3,089,401
Proceeds from Issuance of Long-Term Debt         6,546,000        5,800,000
Payments on Long-Term Debt                        (140,000)             -0-
Acquisition of Treasury Stock                     (119,173)        (359,876)
Issuance of Common and Treasury Stock              130,866              -0-
Cash Dividends Paid                               (760,044)        (560,072)
                                                ----------       ----------
   Net Cash Provided by
   Financing Activities                         26,394,261       12,129,200
                                                ----------       ----------
Net Increase/(Decrease) in Cash
 and Cash Equivalents                           (1,140,260)       1,641,762
CASH and CASH EQUIVALENTS -
  Beginning of Year                              7,213,657        5,571,895
                                                ----------       ----------
CASH and CASH EQUIVALENTS - End of Year         $6,073,397       $7,213,657
                                                ==========       ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
 Interest Paid to Depositors                    $5,692,146       $4,752,285
 Interest Paid - Other                             567,181          180,510
 Income Taxes                                      370,000          555,000

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
 Retirement of Treasury Stock (10,000
 shares in 1996)                                $  153,384             $-0-
 Issuance of Capital Note for Limited
 Partnership Interest                                  -0-          470,000


                                         Years Ended December 31,
                                                  1994
                                              -----------
CASH FLOWS from OPERATING ACTIVITIES
Net Income                                    $ 2,247,677
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
  Depreciation and Amortization                   330,706
  Provision for Loan Losses                       113,000
  Investment Securities (Gains)/Losses             (6,883)
  Provision for Deferred Income Taxes             217,716
  (Increase)/Decrease in Accrued
  Interest Receivable                             (75,917)
  (Increase)/Decrease in Other Assets            (120,701)
  Increase/(Decrease) in Other Liabilities        (12,861)
                                               ----------
 Net Cash Provided by Operating Activities      2,692,737

CASH FLOWS from INVESTING ACTIVITIES
Net (Increase)/Decrease in Federal Funds Sold   5,387,000
Proceeds from Sales of
  Available for Sale Securities                   524,128
Proceeds from Maturities of
  Available for Sale Securities                 6,788,666
Proceeds from Maturities of
  Held to Maturity Securities                   7,124,402
Purchases of Available for Sale
  Securities                                  (11,488,030)
Purchases of Held to Maturity Securities       (5,984,324)
Loans Made to Customers, Net of
  Principal Collected on Loans                 (6,134,858)
Investment in Limited Partnership                     -0-
Purchases of Property and Equipment              (686,825)
                                              -----------
  Net Cash (Used in)Investing Activities       (4,469,841)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
  and Savings Accounts                            793,972
Net Increase in Certificates of Deposits        2,574,566
Net Increase/(Decrease) in Short-Term
 Borrowing                                       (590,784)
Proceeds from Issuance of Long-Term Debt              -0-
Payments on Long-Term Debt                            -0-
Acquistion of Treasury Stock                      (53,240)
Issuance of Common and Treasury Stock              30,000
Cash Dividends Paid                              (527,025)
                                              -----------
   Net Cash Provided by
   Financing Activities                         2,227,489
                                              -----------
Net Increase/(Decrease) in Cash
 and Cash Equivalents                             450,385

CASH and CASH EQUIVALENTS -
  Beginning of Year                             5,121,510
                                              -----------
CASH and CASH EQUIVALENTS - End of Year       $ 5,571,895
                                              ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
 Interest Paid to Depositors                  $ 4,073,993
 Interest Paid - Other                             16,178
 Income Taxes                                     575,000

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
 Retirement of Treasury Stock (10,000
 shares in 1996)                                     $-0-
 Issuance of Capital Note for Limited
 Partnership Interest                                 -0-

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                Common                 Retained
                                Stock      Surplus     Earnings
                             ------------------------------------

Balance, December 31, 1993    $600,000   $2,003,541  $15,224,765

Net Income                                             2,247,677
Acquisition of Treasury
 Stock
Issuance of Treasury
 Stock                                       15,357
Unrealized (Loss) on
 Investment
 Securities Available for Sale,
   net of tax
Cash Dividends
 ($.22 per share)                                       (527,025)
                              --------   ----------  -----------

Balance, December 31, 1994     600,000    2,018,898   16,945,417

Net Income                                             2,099,052

Acquisition of Treasury
 Stock
Change in Net Unrealized Gain/
 (Loss) on Investment Securities
 Available for Sale,
 net of tax
Cash Dividends
 ($.235 per share)                                      (560,072)
                              --------   ----------  -----------
Balance, December 31, 1995     600,000    2,018,898   18,484,397

Net Income                                             2,191,812
Acquisition of Treasury
 Stock
Issuance of Common and
 Treasury Stock                  1,041       99,825
Retirement of Treasury Stock
 (10,000 shares)                (2,500)    (150,885)
Change in Net Unrealized Gain/
 (Loss) on Investment Securities
 Available for Sale,
 net of tax
Cash Dividends
 ($.32 per share)                                       (760,044)
                              --------   ----------  -----------


Balance, December 31, 1996    $598,541   $1,967,838  $19,916,165
                              ========   ==========  ===========

                            Net Unrealized
                             Gain/(Loss)   Treasury
                            on Securities   Stock        Total
                             ----------   ----------  -----------

Balance, December 31, 1993        $-0-     $(28,444)  $17,799,862

Net Income                                              2,247,677
Acquisition of Treasury
 Stock                                      (53,240)      (53,240)
Issuance of Treasury
 Stock                                       14,643        30,000
Unrealized (Loss) on
 Investment
 Securities Available for
   Sale, net of tax            (444,729)                 (444,729)
Cash Dividends
 ($.22 per share)                                        (527,025)
                               --------   ---------   -----------

Balance, December 31, 1994     (444,729)    (67,041)   19,052,545


Net Income                                              2,099,052
Acquisition of Treasury
 Stock                                     (359,876)     (359,876)
Change in Net Unrealized Gain/
 (Loss) on Investment Securities
 Available for Sale,
 net of tax                     537,470                   537,470
Cash Dividends
 ($.235 per share)                                       (560,072)

                               --------   ---------   -----------
Balance, December 31, 1995       92,741    (426,917)   20,769,119

Net Income                                              2,191,812
Acquisition of Treasury
 Stock                                     (119,173)     (119,173)
Issuance of Common and
 Treasury Stock                              30,000       130,866
Retirement of Treasury Stock
 (10,000 shares)                            153,385           -0-
Change in Net Unrealized Gain/
 (Loss) on Investment Securities
 Available for Sale,
 net of tax                      10,292                    10,292
Cash Dividends
 ($.32 per share)                                        (760,044)
                               --------   ---------   -----------

Balance, December 31, 1996     $103,033   $(362,705)  $22,222,872
                               ========   =========   ===========

See notes to consolidated financial statements.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation (the Corporation) and its subsidiary, The Union National Mount Joy Bank (the
Bank), conform with generally accepted accounting principles and prevailing practices within the banking industry. The Corporation and the Bank provide banking and related services to residents and businesses primarily in the northwest portion of Lancaster County, Pennsylvania.

Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Accordingly, actual results may differ from estimated amounts.

Investment Securities

Investment securities include both debt securities and equity securities. The Corporation has segregated its investment securities into two categories: those "held to maturity" and those "available for sale."

Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method.

Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity, and all equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses for available for sale securities, net of taxes, are recorded as a component of stockholders' equity.

When a determination is made that a market value decline below cost on a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the market value. The amount of the write-down is charged to expense. Realized security gains and losses are computed using the specific identification method.

Loans

Loans generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

Impaired Loans-Beginning in 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" which was subsequently amended by Statement No. 118 under the same name (SFAS No. 114). The Corporation determines a loan impaired when, based on current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan agreement will not be collected. Application of SFAS No. 114 is not required for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Consequently, the Corporation excludes its residential mortgages and consumer installment loans from the application of SFAS No. 114.

In addition, application of SFAS No. 114 is not required for loans where there is an insignificant delay or insignificant shortfall in amount of payments. Consequently, the Corporation determines a "delay" and "shortfall" insignificant when the loan is generally under 90 days past due or when the loan is sufficiently secured so that all amounts due including late charges and costs of collection would be expected to be collected.

Interest income is recognized on impaired loans, excluding loans that are classified as nonaccrual, as the increase in the net carrying amount attributable to the passage of time.

Allowance for Loan Losses-The allowance for loan losses is established through provisions for loan losses charged against income. Loans, including impaired loans, deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Specifically, the Corporation measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans or where foreclosure is probable. If the measure of the impaired loan is less than the recorded investment in the loan, the allowance for loan losses is credited and the provision for loan losses is charged. Subsequent measures in the impairment of the loan will increase or decrease the allowance for loan losses. However, the net carrying amount of the loan shall not exceed the recorded investment in the loan. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

Nonaccrual Loans-Generally, a loan (including a loan impaired under SFAS No.
114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to Management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when both principal and interest are brought current, the loan has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Impaired loans that are classified as nonaccrual will have a net carrying amount that will not exceed the individual loan's measure of impairment as noted under the Section on Allowance for Loan Losses.

Other Real Estate Owned-Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. There were no loans previously classified as in-substance foreclosures, consequently, the Corporation has made no reclassifications of other real estate owned. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or write down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $117,000 and $-0- at December 31, 1996 and 1995, respectively.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets' estimated useful lives on both the accelerated and the straight-line methods. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease including renewal options on the straight-line method. Gains and losses on premises and equipment are recognized upon disposal of the asset. Charges for maintenance and repairs are charged to expense as incurred.

Investments in Limited Partnerships

The Corporation has investments in two limited partnerships providing low to moderate income housing in the community of Mount Joy. The Corporation's 18.8% investment of $478,000 is carried on the cost method, which is being reduced to the investment's currently estimated residual value over the remaining period that tax credits are being realized, and the Corporation's 49.5% investment of $632,500 is carried on the equity method.

Income Taxes

The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Accounting for income taxes is under the asset/liability method. Under this method, the deferred tax asset is recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The deferred tax asset is measured by the enacted tax rates which will be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Net Income per Share

Net income per share is calculated by dividing net income by the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding during 1996, 1995, and 1994 was 2,375,191, 2,382,427, and 2,395,314, respectively. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the two-for-one common stock split as discussed in
Note 13.

Statements of Cash Flows

For purposes of the statements of cash flows, the Corporation considers cash and amounts due from banks to be cash equivalents.

Changes in Accounting Standards

In June 1996, the Financial Accounting Standards Board issued Statement No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and shall be applied prospectively. However, Statement No. 127 was issued December 1996, to defer certain provisions of SFAS No. 125 for transactions occurring after December 31, 1997. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The accounting approach is called the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Bank does not expect this Statement to have a material effect on the liquidity, results of operations or capital resources when applicable provisions become effective in 1997 and 1998.

NOTE 2 - Investment Securities

The amortized costs and fair values of investment securities are as follows:

                                        At December 31, 1996
                               ------------------------------------
                                                        Gross
                                 Amortized           Unrealized
                                   Cost                 Gains
                                -----------          ----------

Securities Held to Maturity:
Obligations of State and
 Political Subdivisions         $16,115,361          $   177,570
Corporate Securities              1,008,198                  -0-
                                -----------          -----------

     Total                      $17,123,559          $   177,570
                                ===========          ===========

Securities Available for Sale:
U.S. Treasury Securities        $ 2,998,914                 $433
Obligations of Other U.S.
  Government Agencies             8,834,045               36,602
Mortgage-Backed Securities       24,425,708              162,265
Equity Securities                 1,351,411              170,371
                                -----------          -----------

     Total                      $37,610,078          $   369,671
                                ===========          ===========

                                      At December 31, 1996
                                --------------------------------
                                   Gross
                                Unrealized              Fair
                                   Losses              Values
                                -----------          -----------

Securities Held to Maturity:
Obligations of State and
 Political Subdivisions         $   (63,542)         $16,229,389
Corporate Securities                 (9,448)             998,750
                                -----------          -----------

     Total                      $   (72,990)         $17,228,139
                                ===========          ===========

Securities Available for Sale:
U.S. Treasury Securities        $   (13,097)         $ 2,986,250
Obligations of Other U.S.
  Government Agencies               (10,129)           8,860,518
Mortgage-Backed Securities         (190,335)          24,397,638
Equity Securities                       -0-            1,521,782
                                -----------          -----------

     Total                      $  (213,561)         $37,766,188
                                ===========          ===========

                                       At December 31, 1995
                                 -------------------------------
                                                        Gross
                                  Amortized          Unrealized
                                    Cost                Gains
                                 -----------         -----------

Securities Held to Maturity:
Obligations of State and
 Political Subdivisions          $13,383,991         $  237,582
Corporate Securities                 500,200                -0-
                                 -----------         ----------

     Total                       $13,884,191         $  237,582
                                 ===========         ==========

Securities Available for Sale:
U.S. Treasury Securities         $ 4,007,873             $7,355
Obligations of Other U.S.
  Government Agencies              7,597,964             70,301
Mortgage-Backed Securities        12,917,418             93,077
Equity Securities                    888,811            135,812
                                 -----------         ----------

     Total                       $25,412,066         $  306,545
                                 ===========         ==========

                                      At December 31, 1995
                                 ------------------------------
                                   Gross
                                 Unrealized             Fair
                                   Losses              Values
                                 ----------          ----------

Securities Held to Maturity:
Obligations of State and
 Political Subdivisions             $(26,054)       $13,595,519
Corporate Securities                    (200)           500,000
                                   ---------        -----------

     Total                         $ (26,254)       $14,095,519
                                   =========        ===========

Securities Available for Sale:
U.S. Treasury Securities            $ (4,287)       $ 4,010,941
Obligations of Other U.S.
  Government Agencies                 (5,000)         7,663,265
Mortgage-Backed Securities          (156,740)        12,853,755
Equity Securities                        -0-          1,024,623
                                   ---------        -----------

     Total                         $(166,027)       $25,552,584
                                   =========        ===========

There are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer. Investment securities carried at $10,211,117 and $8,930,818 at December 31, 1996 and 1995,
respectively, were pledged to secure public funds and government deposits.


The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Debt Securities
                                        -------------------------
                                             Held to Maturity
                                        -------------------------
                                          Amortized       Fair
                                            Cost         Values
                                        -----------   -----------

Due in one year or less                 $   501,590    $   501,250
Due after one year through five years     1,966,699      1,976,268
Due after five years through ten years    3,229,876      3,230,011
Due after ten years                      11,425,394     11,520,610
                                        -----------    -----------
                                         17,123,559     17,228,139
Mortgage-Backed Securities                      -0-            -0-
                                        -----------    -----------

                                        $17,123,559    $17,228,139
                                        ===========    ===========

                                             Debt Securities
                                        --------------------------
                                            Available for Sale
                                        --------------------------
                                          Amortized        Fair
                                            Cost          Values
                                        -----------   ------------

Due in one year or less                 $   749,626   $    760,625
Due after one year through five years     5,787,409      5,772,278
Due after five years through ten years    5,295,924      5,313,865
Due after ten years                             -0-            -0-
                                        -----------   ------------
                                         11,832,959     11,846,768
Mortgage-Backed Securities               24,425,708     24,397,638
                                        -----------   ------------
                                        $36,258,667   $ 36,244,406
                                        ===========   ============

Proceeds from sales of available for sale securities were $8,994,369 and $6,937,192 during 1996 and 1995, respectively. Investment securities gains/losses include gross realized gains of $45,671 and gross realized losses of $43,363 during 1996 and gross realized gains of $70,599 and gross realized losses of $65,930 during 1995 as a result of sales of available for sale securities. The related income tax expense amounted to $785 and $1,587 during 1996 and 1995, respectively, for net investment securities gains/losses.

In November 1995, the Financial Accounting Standards Board issued a special report in the form of "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." The Guide provides an opportunity for the Corporation to reassess the classification of its investment securities prior to December 31, 1995. As a result, the Corporation reclassified securities with a total fair value of $2,047,660 and an unrealized gain of $48,073 from the held to maturity category to the available for sale category. According to the Guide, reclassification from the held to maturity category that results from this one-time assessment will not call into question the intent of the Corporation to hold other debt securities to maturity in the future.

Mortgage-backed securities, as disclosed in the two preceding tables, are issued by U.S. Government agencies or corporations.

NOTE 3 - LOANS

     Loans are summarized as follows:
                                     December 31,   December 31,
                                         1996           1995
                                    -------------   ------------

Real Estate-Mortgage:
  First and Second Residential      $ 82,169,284   $ 75,430,020
  Commercial and Industrial           21,947,488     21,097,564
  Construction and Land Development    4,035,276      4,198,461
  Agricultural                         4,366,652      3,602,080
Commercial and Industrial              5,235,323      4,725,213
Consumer                               8,793,805      7,852,400
Agricultural                           1,609,225      1,608,750
Other                                  2,299,889      2,003,347
                                    ------------   ------------
  Total Loans                        130,456,942    120,517,835

Less:  Unearned Income                   (65,757)      (100,821)
                                    ------------   ------------

   Net Loans                        $130,391,185   $120,417,014
                                    ============   ============

The Corporation grants commercial, residential and consumer loans to customers primarily located in the northwest portion of Lancaster County. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

The recorded investment in loans that is considered to be impaired under SFAS No. 114 was $28,129 and $203,003 at December 31, 1996 and 1995, respectively. This entire amount is included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounts to $2,250 and $101,500 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans was $98,317 and $220,143 during the year ended December 31, 1996 and 1995, respectively. For the year ended December 31, 1996 and 1995, the Corporation did not recognize interest income on the impaired loans.

Nonperforming loans, which consist of loans 90 days or more past due and nonaccruing loans, amounted to $842,949, $1,225,261, and $617,480 at December 31, 1996, 1995, and 1994, respectively.

Loans to certain directors and principal officers of the Corporation, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $3,380,461 at December 31, 1996. Such loans were made in the ordinary course of business at the Corporation's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the years ended December 31 are as follows:

                                 1996        1995        1994
                              ----------  ----------  ----------
   Balance, Beginning of Year $3,343,586  $1,964,262  $2,240,907
   Additions                   2,682,659   2,528,095   1,741,736
   Deductions                 (2,645,784) (1,148,771) (2,018,381)
                              ----------  ----------  ----------
   Balance, End of Year       $3,380,461  $3,343,586  $1,964,262
                              ==========  ==========  ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses for the years ended December 31 is as follows:

                                  1996        1995        1994
                              ----------  ----------  -----------

Balance, Beginning of Year    $1,264,528  $1,182,215  $1,114,302
Provision Charged to
 Operating Expense               150,000     158,800     113,000
Recoveries of Charged-Off Loans   21,188      30,836      30,454
Charged-Off Loans                (64,471)   (107,323)    (75,541)
                              ----------  ----------  ----------
 Balance, End of Year         $1,371,245  $1,264,528  $1,182,215
                              ==========  ==========  ==========

NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

                        Estimated      December 31,   December 31,
                      Useful Lives         1996            1995
                     ---------------   ------------   ------------

Land                                   $  411,593     $  330,138
Land Improvements        20 years         495,390        495,390
Buildings and
 Improvements         15-50 years       5,080,215      5,017,853
Leasehold Improvements   20 years         262,176        250,248
Furniture, Fixtures
   and Equipment       5-25 years       3,019,006      2,876,367
                                       ----------     ----------
    Subtotal                            9,268,380      8,969,996

Less:  Accumulated Depreciation
        and Amortization               (3,526,994)    (3,065,536)
                                       ----------     ----------
Premises and Equipment - Net           $5,741,386     $5,904,460
                                       ==========     ==========

Depreciation and amortization expense amounted to $461,458 in 1996, $374,257 in 1995, and $299,511 in 1994.

Total rental expense amounted to $43,461, $23,481, and $4,200 for the years ended December 31, 1996, 1995 and 1994, respectively.

At December 31, 1996, the Corporation was obligated under noncancelable operating leases for real estate with the future minimum payments as follows:

                                       1997          $ 43,461
                                       1998            43,461
                                       1999            39,861
                                       2000            39,461
                                       2001            42,660
                                       Thereafter     149,310
                                                     --------
                                                     $358,214
                                                     ========

NOTE 6 - SHORT-TERM BORROWING

Short-term borrowings and weighted average interest rates at December 31, were as follows:


                             1996                  1995
                     --------------------- ----------------------
                        Amount      Rate       Amount      Rate
                     ---------- ---------- ----------- ----------
Treasury Tax and
 Loan Notes          $  489,414     5.15%   $  168,617     5.15%
FHLB fixed rate
 advance              2,500,000     5.93            -0-      --
Federal Funds
  Purchased                  -0-      --     3,230,000     6.13
                     ----------             ----------
Total                $2,989,414             $3,398,617
                     ==========             ==========

Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation has a line of credit available in the amount of $6,532,000 with no balance outstanding as of December 31, 1996 and 1995. The line of credit is collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 1996, had a combined carrying value of $82,400,000. In addition, the Bank has purchased FHLB stock amounting to $1,159,900 as of December 31, 1996. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

NOTE 7 - LONG-TERM DEBT

A summary of long-term debt as of December 31 is as follows:

                                    1996                    1995
                            --------------------  ---------------------
                              Amount      Rate      Amount       Rate
                            ----------  --------  ----------   --------

FHLB fixed rate
 advances, maturing:
     1997                   $1,500,000    5.85%   $1,500,000     5.85%
     1998, Community
     Investment Program
     Funding (CIP)           4,671,000    5.92     2,300,000     5.71
         1999, CIP           1,675,000    5.18           -0-      --
         2000                2,000,000    6.11     2,000,000     6.11
FHLB convertible
 fixed rate advance,
 maturing:
         2001               2,500,000     4.97           -0-      --
                           ----------    -----    ----------    -----
                           12,346,000     5.65     5,800,000     5.88
Limited Partnership
Capital Notes, maturing
1996 to 1999                  330,000      --        470,000       --
                           ----------             ----------
Total                     $12,676,000             $6,270,000
                          ===========             ==========


The FHLB advances are collateralized by the security agreement described in Note
6. FHLB's convertible fixed rate advance allows the FHLB the quarterly option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus .08%. This option commences March 27, 1997. Upon FHLB's conversion, the Bank has the option to repay the advance in full. As of February 1997, the Corporation received an advance from the FHLB in the amount of $5,000,000 maturing in 2002 with the interest rate fixed for two years at 5.67%.

NOTE 8 - PROFIT-SHARING PLAN

The Corporation's subsidiary has a noncontributory profit-sharing plan covering substantially all full-time employees. Contributions are determined annually by the Board of Directors and costs are funded as accrued.

Contributions in the amount of $330,873, $318,092, and $300,800 for the years ended December 31, 1996, 1995, and 1994, respectively, were made to the profit-sharing plan.


NOTE 9 - INCOME TAXES

The Corporation accounts for income taxes under the asset/liability method. Under this method, the deferred tax asset is recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The deferred tax asset is measured by the enacted tax rates which will be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income taxes consists of the following components as of December 31:

                                          1996            1995
                                        --------        --------

     Deferred Tax Assets (Liabilities)
          Deferred Net Loan Fees        $ 62,868        $107,417
          Provision for Loan Losses      365,965         322,795
          Depreciation                  (108,884)        (60,741)
          Investment in Limited
          Partnership                    (30,077)        (49,574)
          Unrealized loss/(gain)
          on investment securities
          available for sale             (53,078)        (47,776)
          Other                           14,635          19,207
                                        --------        --------
          Net Deferred Tax Asset        $251,429        $291,328
                                        ========        ========

The Corporation as of December 31, 1996, has not established any valuation allowance against deferred tax assets since these tax benefits are realizable through carryback availability against prior years taxable income or the reversal of existing deferred tax liabilities.

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

                                       1996           1995         1994
                                     --------       --------     --------

Taxes Currently Payable              $321,865       $549,875     $677,199
Deferred Income Taxes/(Benefit)
   Related to:
   Provision for Loan Losses          (43,170)       (27,986)     (23,090)
   Deferred Net Loan Fees              44,549         49,520       65,895
   Fixed Asset Depreciation            48,143         40,130       16,110
   Other - Net                        (14,925)         2,222       (3,006)
                                     --------       --------     --------
   Provision for Income
    Taxes                            $356,462       $613,761     $733,108
                                     ========       ========     ========

The reasons for the difference between the Corporation's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                                          1996               1995
                                   ------------------  ----------------

                                     Amount      %        Amount    %
                                   ----------  ------   --------- -----

Tax at Statutory
   Federal Income Tax Rate         $ 866,413    34.0     $922,356  34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income                (280,938)  (11.0)    (229,378) (8.5)
   Income Tax Credits               (231,277)   (9.1)     (76,919) (2.8)
   Other                               2,264      .1       (2,298)  (.1)
                                   ---------   -----     --------  ----
Provision for Income Taxes         $ 356,462    14.0     $613,761  22.6
                                   =========   =====     ========  ====

                                           1994
                                    ------------------
                                      Amount     %
                                    ----------  ------

 Tax at Statutory
   Federal Income Tax Rate          $1,013,467   34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income                  (249,117)  (8.4)
   Income Tax Credits                 ( 45,600)  (1.5)
   Other                                14,358     .5
                                    ----------  -----
Provision for Income Taxes          $  733,108   24.6
                                    ==========  =====

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against their deposit liabilities. The average amount of required reserves during 1996 was approximately $925,000.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the exposure to credit loss in the event of nonperformance by the other party to the financial instrument.

                                              December 31,   December 31,
                                                  1996           1995
                                              ------------   ------------

Financial Instruments whose Contract Amounts
   represent Credit Risk:
           Commitments to Extend Credit        $22,477,148    $14,677,719
           Standby Letters of Credit
             and Financial
             Guarantees Written                  1,610,249      1,432,537

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain commitments may expire without being drawn upon and, therefore, future cash may not be required. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The Bank generally requires collateral or other security to support financial instruments with credit risk.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees are less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers.

As required by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119), with respect to derivative financial instruments, the Corporation does not currently engage in the use of futures, forward, swap or option contracts that are typically defined as derivatives. SFAS No. 119 defines fixed-rate loan commitments, variable-rate loan commitments and other variable-rate financial instruments as derivatives for purposes of this Statement. Those financial instruments shown in the table above would represent the only derivatives as defined by SFAS No. 119 currently held by the Corporation. See Note 14 for the estimated fair value and related valuation assumptions of these financial instruments.

NOTE 11 - TIME DEPOSITS

Certificates of deposit in denominations of $100,000 or more amounted to $17,887,482 and $12,579,053 at December 31, 1996 and 1995, respectively.
Interest expense on certificates of deposit in denominations of $100,000 or more amounted to $877,033, $598,287, and $318,874 for the years ended December 31, 1996, 1995, and 1994, respectively.

NOTE 12 - REGULATORY RESTRICTIONS

The National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank may declare dividends in 1997 of approximately $4,073,000 plus an amount equal to the net profits of the Bank in 1997 up to the date of any such dividend declaration.

Additionally, banking regulations limit the amount of investments, loans, extensions of credit, and advances the Bank can make to the Corporation at any time to 10% of the Bank's capital stock and surplus. At December 31, 1996, this limitation amounted to approximately $2,118,000. These regulations also require that any such investment, loan, extension of credit, or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 13 - STOCKHOLDERS' EQUITY

On April 13, 1995, the Corporation approved the increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares and the change in the par value of the Corporation's Common Stock from fifty cents ($.50) per share to twenty-five cents ($.25) per share, thereby effecting a two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the common stock split.

The Corporation maintains a Stock Incentive Plan approved in 1988 whereby 120,000 shares of common stock have been reserved for issuance to employees. The Corporation has not issued shares under the Stock Incentive Plan since its inception.

In addition, the Corporation maintains a Dividend Reinvestment Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends at prevailing market prices. To the extent that shares are not available in the open market, the Corporation has reserved 150,000 shares of common stock to be issued under the Plan. The number of shares available for issuance under the Plan are adjusted for stock dividends and stock splits. Open market purchases are usually made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses which will be paid by the Corporation.

The Bank maintains the following leverage and risk-based capital ratios:

                                               December 31,
                                        -------------------------
                                            1996          1995
                                        ------------   ----------

Leverage Ratio (Stockholders' Equity
 to Total Assets)                          10.48%          11.47%

Risk-based Capital Ratios:

 Tier I Capital Ratio - Actual             17.02%          17.92%
 Minimum Required                           4.00            4.00

 Total Capital Ratio - Actual              18.12%          19.06%
 Minimum Required                           8.00            8.00


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" "SFAS No. 107", the Corporation has presented estimated fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value or other valuation techniques. These fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. As a result, the Corporation's ability to realize these derived values cannot be assured. Further, certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments:

Cash and cash equivalents -- The carrying amounts reported in the consolidated balance sheets for cash and short-term investments approximate their fair values.

Investment securities -- Fair values for investment securities are based on quoted prices, where available. If quoted prices are not available, fair values are based on quoted prices of comparable instruments.

Loans -- For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Off-balance -- sheet instruments-For the Corporation's off-balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is the same as the instrument's contract or notional values since they are generally short-term in nature or they are priced at market when funded.

Deposit liabilities -- The fair values of deposits with no stated maturities, such as demand deposits, savings accounts, NOW and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings -- The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

Long-term debt -- The fair values of the Corporation's long-term debt are estimated using discounted cash flow analyses, based on the Corporation's incremental borrowing rates for similar types of borrowing arrangements.

At December 31, 1996 and 1995, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                                        December 31, 1996
                                 --------------------------------
                                   Carrying
                                     Value           Fair Value
                                 ------------      --------------

ASSETS:
 Cash and Due from Banks        $  6,073,397        $  6,073,397
 Investment Securities
  Held to Maturity                17,123,559          17,228,139
Investment Securities
  Available for Sale              37,766,188          37,766,188
 Loans, net of Unearned Income
  and Allowance for Loan Losses  129,019,940         128,095,000
 Accrued Interest Receivable       1,312,443           1,312,443

LIABILITIES:
 Demand and Savings Deposits      78,394,058          78,394,058
 Time Deposits                    86,119,272          86,476,000
 Short-term Borrowing              2,989,414           2,989,414
 Long-term Debt                   12,676,000          12,593,000


                                   Contract
                                    Amount           Fair Value
                                 ------------      --------------

OFF-BALANCE-SHEET ITEMS:
  Commitments to Extend Credit
    and Standby Letters of
    Credit                      $ 24,087,397        $ 24,087,397


                                        December 31, 1995
                                 --------------------------------
                                   Carrying
                                     Value           Fair Value
                                 ------------      --------------

ASSETS:
 Cash and Due from Banks         $ 7,213,657         $ 7,213,657
 Investment Securities
  Held to Maturity                13,884,191          14,095,519
 Investment Securities
  Available for Sale              25,552,584          25,552,584
 Loans, net of Unearned Income
  and Allowance for Loan Losses  119,152,486         120,639,000
 Accrued Interest Receivable       1,217,223           1,217,223

LIABILITIES:
 Demand and Savings Deposits      71,056,852          71,056,852
 Time Deposits                    72,310,663          72,789,000
 Short-term Borrowing              3,398,617           3,398,617
 Long-term Debt                    6,270,000           6,253,955


                                   Contract
                                    Amount           Fair Value
                                 ------------      --------------

OFF-BALANCE-SHEET ITEMS:
  Commitments to Extend Credit
   and Standby Letters
   of Credit$ 16,110,256        $ 16,110,256



NOTE 15 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS

                                     December 31,   December 31,
                                         1996            1995
                                     ------------   ------------

ASSETS
   Cash in Subsidiary Bank            $    14,705     $    42,758
   Investment in Subsidiary            21,176,278      19,897,027
   Other Equity Investment Securities     271,382         236,823
  Investments in Limited
     Partnerships                       1,003,002       1,110,500
   Recoverable Federal Income Taxes       175,508          47,761
                                      -----------     -----------
       Total Assets                   $22,640,875     $21,334,869
                                      ===========     ===========
LIABILITIES
   Limited Partnership Capital
    Notes                           $     330,000     $   470,000
   Deferred Income Taxes                   88,003          95,750
                                      -----------     -----------

      Total Liabilities                   418,003         565,750

STOCKHOLDERS' EQUITY
   Common Stock                           598,541         600,000
   Surplus                              1,967,838       2,018,898
   Retained Earnings                   19,916,165      18,484,397
   Unrealized gain on investment
    securities available for sale,
    net of tax                            103,033          92,741
   Less: Treasury Stock                  (362,705)       (426,917)
                                      -----------     -----------

       Total Stockholders' Equity      22,222,872      20,769,119
                                      -----------     -----------

       Total Liabilities and
          Stockholders' Equity        $22,640,875     $21,334,869
                                      ===========     ===========

                         CONDENSED STATEMENTS OF INCOME

                                       Years Ended December 31,
                                     ---------------------------
                                         1996           1995
                                     -----------     -----------

INCOME
Dividends from Subsidiary            $  742,500      $1,202,025
Dividends on Other Equity
    Investment Securities                 9,358           7,174
Interest on Deposits in Subsidiary        3,054           3,737
Investment Securities Gains                  -0-         12,292
Management Fees from Subsidiary          39,758          37,155
                                     ----------      ----------
      Total Income                      794,670       1,262,383
EXPENSES                                166,870          41,589
                                     ----------      ----------

      Income before Income Taxes and
       Equity
         in Undistributed Income
         of Subsidiary                  627,800       1,220,794
PROVISION FOR INCOME TAXES (BENEFIT)   (272,244)        (41,108)
                                     ----------      ----------

                                        900,044       1,261,902
EQUITY in UNDISTRIBUTED INCOME
    of SUBSIDIARY                     1,291,768         837,150
                                     ----------      ----------
      NET INCOME                     $2,191,812      $2,099,052
                                     ==========      ==========

                                       Years Ended December 31,
                                  ----------------------------
                                          1994
                                       ---------

 INCOME
   Dividends from Subsidiary          $  553,500
   Dividends on Other Equity
    Investment Securities                  6,923
   Interest on Deposits in Subsidiary      2,126
   Investment Securities Gains            16,302
   Management Fees from Subsidiary        37,750
                                      ----------
      Total Income                       616,601

EXPENSES                                  39,294
                                      ----------

      Income before Income Taxes and
         Equity in Undistributed
         Income of Subsidiary            577,307
PROVISION FOR INCOME TAXES (BENEFIT)     (19,873)
                                      ----------

                                         597,180

EQUITY in UNDISTRIBUTED INCOME
    of SUBSIDIARY                      1,650,497
                                      ----------

      NET INCOME                      $2,247,677
                                      ==========



                       CONDENSED STATEMENTS OF CASH FLOWS

                                                Years Ended December 31,
                                               --------------------------
                                                  1996            1995
                                               ----------      ----------

CASH FLOWS from OPERATING ACTIVITIES
   Net Income                                   $2,191,812      $2,099,052
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
       Investment Securities (Gains)/Losses            -0-         (12,292)
       Undistributed Income of
         Subsidiary                             (1,291,768)       (837,150)
       Provision for Deferred Income
         Taxes                                     (19,497)         10,081
       Increase/(Decrease) in Liabilities              -0-             -0-
       Decrease/(Increase) in
        Other Assets                               (20,249)           (820)
                                                ----------     -----------

Net Cash Provided by Operating
    Activities                                     860,298       1,258,871

CASH FLOWS from INVESTING ACTIVITIES
   Investment in Limited Partnership                   -0-        (162,500)
   Increase in Investment in Subsidiary's
    Common Stock                                       -0-        (300,000)
   Proceeds from Sales of Available for
    Sale Securities                                    -0-          25,500
                                                ----------     -----------

   Net Cash Provided by (Used in)
      Investing Activities                             -0-        (437,000)

CASH FLOWS from FINANCING ACTIVITIES
   Acquisition of Treasury Stock                  (119,173)       (359,876)
   Payments on Long-Term Debt                     (140,000)            -0-
   Issuance of Common and Treasury Stock           130,866             -0-
   Cash Dividends Paid                            (760,044)       (560,072)
                                                ----------     -----------

      Net Cash (Used in)
        Financing Activities                      (888,351)       (919,948)
                                                ----------     -----------
      NET INCREASE/(DECREASE) in CASH              (28,053)        (98,077)

CASH - Beginning of Year                            42,758         140,835
                                                ----------     -----------
CASH - End of Year                              $   14,705     $    42,758
                                                ==========     ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock
    (10,000 shares in 1996)                     $  153,384     $       -0-
   Issuance of Capital Note for
    Limited Partnership Interest                       -0-         470,000


                                       Years Ended December 31,
                                     ----------------------------
                                                   1994
                                                ----------

CASH FLOWS from OPERATING ACTIVITIES
   Net Income                                   $2,247,677
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
       Investment Securities (Gains)/Losses        (16,302)
       Undistributed Income of
         Subsidiary                             (1,650,497)
       Provision for Deferred Income
         Taxes                                         -0-
       Increase/(Decrease) in Liabilities           39,494
       Decrease/(Increase) in
         Other Assets                                  281
                                                ----------

Net Cash Provided by Operating
    Activities                                     620,653
CASH FLOWS from INVESTING ACTIVITIES
   Investment in Limited Partnership                   -0-
   Increase in Investment in Subsidiary's
    Common Stock                                       -0-
   Proceeds from Sales of Available for
    Sale Securities                                 32,175
                                                ----------

   Net Cash Provided by (Used in)
      Investing Activities                          32,175

CASH FLOWS from FINANCING ACTIVITIES

    Acquisition of Treasury Stock                 ( 53,240)
    Payments on Long-Term Debt                         -0-
    Issuance of Common and Treasury Stock           30,000
    Cash Dividends Paid                           (527,025)
                                                ----------

      Net Cash (Used in)
        Financing Activities                      (550,265)
                                                ----------

      NET INCREASE/(DECREASE) in CASH              102,563
CASH - Beginning of Year                            38,272
                                                ----------
CASH - End of Year                              $  140,835
                                                ==========


SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock
    (10,000 shares in 1996)                     $      -0-
   Issuance of Capital Note for
    Limited Partnership Interest                       -0-

                    INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Union National Financial Corporation
 and Subsidiary
Mount Joy, Pennsylvania

     We have audited the accompanying consolidated balance sheets of UNION NATIONAL FINANCIAL CORPORATION and SUBSIDIARY as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                 /s/ Trout, Ebersole, & Groff, LLP
                                 -------------------------------------
                                     TROUT, EBERSOLE, & GROFF, LLP
                                     Certified Public Accountants

January 17, 1997
Lancaster, Pennsylvania



                    Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended December 31, 1996 and 1995, are as follows:

                                           1996
                            -------------------------------------
(In Thousands)                March    June    September December
                               31       30         30       31
                            -------   -------   --------   ------

Interest Income              $3,402    $3,513    $3,625    $3,677
Interest Expense              1,489     1,559     1,650     1,682
                             ------    ------    ------    ------
Net Interest Income           1,913     1,954     1,975     1,995

Provision for Loan Losses         8        41        48        52
                             ------    ------    ------    ------
Net Interest Income after
   Provision for Loan
   Losses                     1,905     1,913     1,927     1,943

Other Operating Income          208       189       186       229

Other Operating Expenses      1,464     1,479     1,467     1,541
                             ------    ------    ------    ------

Income before Income Taxes      649       623       646       631

Provision for Income Taxes       92        81       101        83
                             ------    ------    ------    ------
Net Income                   $  557    $  542    $  545    $  548
                             ======    ======    ======    ======

Net Income per
 Common Share*               $ 0.23    $ 0.23    $ 0.23    $ 0.23
                             ======    ======    ======    ======


                                           1995
                            -------------------------------------
(In Thousands)                March    June    September December
                               31       30         30       31
                            -------   -------   --------   ------

Interest Income              $3,021    $3,180    $3,257    $3,314
Interest Expense              1,128     1,265     1,362     1,418
                             ------    ------    ------    ------

Net Interest Income           1,893     1,915     1,895     1,896
Provision for Loan Losses        21        27        61        51
                             ------    ------    ------    ------
Net Interest Income after
   Provision for Loan
   Losses                     1,872     1,888     1,834     1,845

Other Operating Income          195       187       187       184

Other Operating Expenses      1,333     1,361     1,359     1,426

                             ------    ------    ------    ------
Income before Income Taxes      734       714       662       603

Provision for Income Taxes      172       178       136       128
                             ------    ------    ------    ------

Net Income                   $  562    $  536    $  526       475
                             ======    ======    ======    ======

Net Income per
 Common Share*               $ 0.23    $ 0.23    $ 0.22    $ 0.20
                             ======    ======    ======    ======

*Per Share information reflects the two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995, as discussed in Note 13 of the accompanying consolidated financial statements.

                    Consolidated Summary of Operations

(Dollars in thousands, except per share data)

                                       Years Ended December 31,
                               ----------------------------------
                                  1996         1995        1994
                               ----------    ---------  ----------

INCOME AND EXPENSE
Interest Income               $   14,218    $   12,773  $   11,801
Interest Expense                   6,380         5,175       4,131
                              ----------    ----------  ----------

Net Interest Income                7,838         7,598       7,670

Provision for Loan Losses            150           159         113
                              ----------    ----------  ----------
Net Interest Income after
 Provision for Loan Losses         7,688         7,439       7,557

Other Operating Income               811           753         631
Other Operating Expenses           5,951         5,479       5,207
                              ----------    ----------  ----------

Income before Income Taxes         2,548         2,713       2,981
Provision for Income Taxes and
 Cumulative Effect of Change in
 Accounting for Income Taxes*        356           614         733
                              ----------    ----------  ----------

Net Income for Year           $    2,192     $   2,099  $    2,248
                              ==========     =========  ==========

PER SHARE **
Net Income                         $0.92         $0.88       $0.94
Cash Dividends Paid                0.320         0.235        0.22
Average Shares Outstanding     2,375,191     2,382,427   2,395,314

FINANCIAL RATIOS
Return on Average Assets            1.17%         1.28%       1.42%
Return on Average Stockholders'
 Equity                            10.24%        10.42%      12.15%
Dividend Payout Ratio              34.68%        26.68%      23.45%
Average Stockholders' Equity to
 Average Assets                    11.40%        12.24%      11.72%

AVERAGE BALANCE SHEET
Net Loans                        $124,483      $115,026   $105,427
Investments                        48,707        38,320     40,859
Other Earning Assets                2,576           880      3,313
Total Assets                      187,814       164,631    157,830
Deposits                          154,474       139,896    138,126
Short-Term Borrowing                2,009         1,197        383
Long-Term Debt                      8,411         2,320        -0-
Stockholders' Equity               21,411        20,149     18,499

BALANCE SHEET AT YEAR-END
Net Loans                        $130,391      $120,417   $108,266
Investments                        54,890        39,437     38,652
Other Earning Assets                4,790           -0-      1,870
Total Assets                      203,472       174,657    159,160
Deposits                          164,513       143,368    139,208
Short-Term Borrowing                2,989         3,399        309
Long-Term Debt                     12,676         6,270        -0-
Stockholders' Equity               22,223        20,769     19,053


                               Years Ended December 31,
                               ------------------------
                                  1993          1992
                               ----------    ----------

INCOME AND EXPENSE
Interest Income                   $11,794       $12,102
Interest Expense                    4,277         5,562
                               ----------    ----------

Net Interest Income                 7,517         6,540

Provision for Loan Losses             224           220
                               ----------    ----------
Net Interest Income after
 Provision for Loan Losses          7,293         6,320

Other Operating Income                577           520
Other Operating Expenses            5,021         4,232
                               ----------    ----------
Income before Income Taxes          2,849         2,608
Provision for Income Taxes and
 Cumulative Effect of Change in
 Accounting for Income Taxes*          370*         659
                               ----------    ----------
 Net Income for Year               $2,479        $1,949
                               ==========    ==========

PER SHARE **
Net Income                          $1.03         $0.81
Cash Dividends Paid                0.2125         0.175
Average Shares Outstanding      2,396,658     2,396,828

FINANCIAL RATIOS
Return on Average Assets             1.67%         1.38%
Return on Average Stockholders'
 Equity                             14.54%        12.72%
Dividend Payout Ratio               20.54%        21.53%
Average Stockholders' Equity to
 Average Assets                     11.48%        10.86%

AVERAGE BALANCE SHEET
Net Loans                         $98,319       $89,108
Investments                        36,804        39,038
Other Earning Assets                4,986         5,402
Total Assets                      148,476       141,042
Deposits                          130,284       124,505
Short-Term Borrowing                  429           517
Long-Term Debt                        -0-           -0-
Stockholders' Equity               17,048        15,318

BALANCE SHEET AT YEAR-END
Net Loans                        $102,176       $94,191
Investments                        36,284        38,969
Other Earning Assets                7,257         3,214
Total Assets                      155,143       147,526
Deposits                          135,839       130,162
Short-Term Borrowing                  900           900
Long-Term Debt                        -0-           -0-
Stockholders' Equity               17,800        15,845

* In 1993 the cumulative effect of change in accounting for income taxes resulted in an offset to the provision for income taxes in the amount of $269,000.

** Per Share information reflects two-for-one stock splits of the Corporation's Common Stock effective on June 1, 1995 and on April 21, 1993.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

The following section presents a discussion and analysis of the financial condition and results of operations of Union National Financial Corporation, a bank holding company (the Corporation), and its wholly-owned subsidiary, The Union National Mount Joy Bank (the Bank). This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report. Such financial condition and results of operations are not intended to be indicative of future performance.

In addition to historical information, this "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

RESULTS OF OPERATIONS

Overview

Consolidated net income for 1996 was $2,192,000, an increase of 4.4% over the consolidated net income of $2,099,000 for 1995. The consolidated net income for 1995, decreased by 6.6% from the consolidated net income of $2,248,000 for 1994.

On a per share basis, net income for 1996 was $.92, as compared to $.88 for 1995, and $.94 for 1994. The per share amounts reflect the two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995.

Results of operations for 1996 as compared to 1995 were impacted by the following items: (1) Net income was positively impacted by an 8.2% increase in average net loans, primarily residential and commercial mortgages, which were funded by growth in certificates of deposit and by additions to average borrowings; (2) net income was negatively impacted by the narrowing of the spread between the rates on loans and investments and the rates on certificates of deposit during 1996; (3) net income was positively impacted by a 7.7% increase in other operating income; (4) net income was negatively impacted by an 8.6% increase in other operating expenses; and (5) net income was positively impacted by income tax credits available in 1996. The above items are quantified and discussed in further detail under their respective sections below.

Results of operations for 1995 as compared to 1994 were impacted by the following items: (1) Net income was positively impacted by a 9.1% increase in average net loans, primarily residential and commercial mortgages, which were funded by reductions in other earning assets, by growth in deposits and by additions to average borrowings; (2) net income was negatively impacted by the rise in market interest rates, which continued into early 1995, and its related effects on loans, investments, and deposits; (3) net income was positively impacted by a 19.4% increase in other operating income; and (4) net income was negatively impacted by a 5.2% increase in other operating expenses.

The growth in loans is considered a material favorable trend of the Corporation which Management expects to continue into 1997. Management expects the growth in deposits for 1997 to maintain historic growth rates. Management has taken specific actions to enhance the Bank's competitive position for core deposits. These actions include the implementation of a formal officer calling program to enhance the Bank's competitive position for loans, deposits and other financial services in the communities it serves and implementation of a bank-wide incentive program for employee participation based on deposit growth and other factors. Other actions include the strategic promotion of the Bank's branch offices in light of continued bank consolidation in the Bank's market area; the promotion of intermediate-term certificates of deposit, including the reintroduced push-button certificate allowing a one-time increase in the interest rate during the term of the certificate; the promotion of a new certificate of deposit which has a no-penalty feature during the life of the certificate; and a special promotion of the Bank's regular checking account featuring no monthly service charges when payroll is electronically deposited. As a result of the above described efforts, the Bank's certificate of deposit portfolio under $100,000 has increased $8,500,000, or 14.2%, to $68,232,000 at
December 31, 1996, from $59,732,000 at December 31, 1995. In January 1997, the Bank received new funds in the amount of $1,900,000 from a certificate of deposit promotion. The funding for the loan growth is further discussed under the section on Liquidity and Rate Sensitivity.

Management expects the loan growth to continue for the following reasons: (1) lending rates are at generally affordable rates for prospective borrowers; (2) implementation of a formal officer calling program; (3) the addition and promotion in September 1996, of a new loan product, home equity lines of credit;
(4) expansion of the Bank's retail consumer lending through automobile dealers;
(5) new loan originations resulting from the recently opened Manheim branch office; (6) economic stability of Lancaster County as discussed later in this section; and (7) the continued population growth in the Bank's market area.

Net income as a percent of total average assets, also known as return on assets
(ROA), was 1.17% for 1996, compared to 1.28% for 1995 and 1.42% for 1994. Net income as a percent of average stockholders' equity, also known as return on equity (ROE), was 10.24% for 1996, compared to 10.42% for 1995 and 12.15% for 1994. The ROA and ROE for 1996 and 1995 were impacted by the factors discussed above.

It is anticipated that economic activity in the Bank's market area during 1997 appears favorable due to the availability of generally low lending rates and continued residential construction activity. The decline in long-term interest rates from late 1994 and early 1995 levels is expected to augment economic activity. The overall effects of current and past economic conditions as well as other factors can be seen by a mild lessening of certain borrowers' financial strength. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

Net Interest Income

Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and other interest-bearing liabilities. Net interest income is the Corporation's primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.

For analytical and discussion purposes, net interest income and corresponding yields are presented on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34% for 1996, 1995, and 1994.

Net interest income for 1996 increased by $336,000, or 4.2%, over 1995. Net interest income for 1995 decreased by $97,000, or 1.2%, from 1994. Commercial and residential average loan growth of $9,457,000 and average investment security growth of $10,387,000 was funded by the growth in average deposits of $14,578,000 and by the growth in average long-term debt of $6,091,000. The additional long-term debt represented fixed-rate and variable-rate advances. See maturity and rate analysis of long-term debt in Note 7 of the accompanying consolidated financial statements. Average earning assets increased in the amount of $21,540,000 in the aggregate over 1995. The volume growth in earning assets and interest-bearing liabilities contributed to an increase in net interest income by the amount of $512,000 in 1996 over 1995, as compared to $194,000 in 1995 over 1994.

During the first quarter of 1995, the Federal Reserve Bank tightened monetary supply causing the prime interest rate to increase to 9%. The immediate impact of these short-term interest rate increases was to increase the interest rates on loans that adjust according to the prime lending rate and on reinvested funds from maturing investment securities. Commencing July 1995, the Federal Reserve Bank began loosening the monetary supply by lowering short-term rates causing prime to decline to 8.25% in the first quarter of 1996. However, current interest rates on certificates of deposit remained above the rates being paid during the previous low rate environment in the years of 1992, 1993 and into 1994. Consequently, the effective interest rate on the certificate of deposit portfolio increased as funds began to renew at higher interest rates. See Management's discussion below concerning the anticipated impact of these interest rate fluctuations to the results of operations for 1997.

The overall interest rate on the average total earning assets decreased slightly to 8.4% for 1996, as compared to 8.5% for 1995. More significantly, the overall interest rate on the average interest-bearing liabilities increased to 4.2% for 1996, as compared to 4.0% for 1995. Contributing to this increase was the movement of deposits from lower interest rate money market and savings accounts to higher interest rate certificates of deposit. The net effect of all interest rate fluctuations and funding changes was to decrease net interest income in the amount of $176,000 in 1996 from 1995, as compared to a decrease in net interest income in the amount of $291,000 in 1995 from 1994.

In 1994, the Bank engaged an outside consulting group to assist in monitoring its interest rate risk using income simulation models. Based on the models, it is currently anticipated that a two percent general rise or decline in interest rates over a one-year period will negatively impact the Bank's net interest income by under 1% for the first full year. In order to enhance the net interest income in future periods, Management has entered into transactions that increase earning assets funded by advances from the Federal Home Loan Bank of Pittsburgh
(FHLB). The structure of these transactions are similarly matched with investment securities and loans in order to limit net interest income exposure to interest rate fluctuations. As of December 31, 1996, the Bank has received short-term and long-term fixed rate advances of $14,846,000 from its available credit at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. The total advances have a current average effective rate of 5.70% with maturities ranging from May 1997 to December 2001. Additional asset/liability management strategies available from the FHLB include access to interest rate caps, floors and swaps. As of December 31, 1996, the Bank did not utilize any of these aforementioned strategies. See discussion on Liquidity and Rate Sensitivity.

Other interest rate risk management tools available to the Bank include the promotion and development of specific loan and deposit products and the structuring of its investment portfolio. In the first quarter of 1995, Management introduced a new mortgage product with a seven-year payment balloon feature with amortized monthly payments over a thirty-year period. This product is a long-range strategy to increase rate-sensitive assets, and therefore it will not have an impact on the Bank's one-year cumulative gap position in 1997. At December 31, 1996, the total balances in this product amounted to $2,564,000. As of September 1996, Management offered a new loan product, home equity lines of credit, that will provide additional rate-sensitive assets. At December 31, 1996, the total lines of credit balances outstanding amounted to $575,000.

For 1997, Management expects immaterial changes to the effective interest rate in the loan and investment portfolios as compared to the levels of 1996. In addition, Management expects an immaterial change in the effective rate on its deposits. The growth in earning assets during 1996 is expected to have a positive impact on the net interest margin for 1997. Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the

     Distribution of Assets, Liabilities, and Stockholders' Equity; Interest Rates and Interest Differential (Taxable Equivalent Basis)

                                            Year Ended
                                        December 31, 1996
                                ---------------------------------
                                Average
(In Thousands)                  Balance        Interest     Rate
                               ---------     -----------   ------

ASSETS
 Interest-Bearing Deposits
   in Other Banks             $     48        $     3        6.3%
 Federal Funds Sold              2,528            136        5.4%
 Investment Securities:
   Taxable                      33,546          2,073        6.2%
   Exempt from Federal Taxes    15,161          1,258        8.3%
 Loans - Net *                 124,483         11,229        9.0%
                              --------        -------        ---

   Total Earning Assets        175,766        $14,699        8.4%
                                              =======        ===
 Allowance for Loan Losses      (1,307)
 Other Nonearning Assets        13,355
                              --------
 TOTAL ASSETS                 $187,814
                              ========
LIABILITIES and
  STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand     $33,924           $699        2.1%
   Savings                      23,343            585        2.5%
   Time                         82,701          4,495        5.4%
 Short-Term Borrowing            2,009            115        5.7%
 Long-Term Debt                  8,411            485        5.8%
                              --------        -------        ---

  Total Interest-Bearing
    Liabilities                150,388        $ 6,379        4.2%
                                              =======        ===
 Demand Deposits                14,506
 Other Liabilities               1,509
                              --------

 TOTAL LIABILITIES             166,403
 Stockholders' Equity           21,411
                              --------
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $187,814
                              ========
   Net Interest Income/Yield
    on Average Earning Assets                 $ 8,320        4.7%
                                              =======        ===


                                            Year Ended
                                        December 31, 1995
                                ---------------------------------
                                Average
(In Thousands)                  Balance        Interest     Rate
                               ----------    -----------   ------

ASSETS
 Interest-Bearing Deposits
   in Other Banks              $    63        $     3        4.8%
 Federal Funds Sold                817             48        5.9%
 Investment Securities:
   Taxable                      27,192          1,573        5.8%
   Exempt from Federal Taxes    11,128            976        8.8%
 Loans - Net *                 115,026         10,559        9.2%
                              --------        -------        ---
   Total Earning Assets        154,226        $13,159        8.5%
                                              =======        ===
 Allowance for Loan Losses      (1,218)
 Other Nonearning Assets        11,623
                              --------
 TOTAL ASSETS                 $164,631
                              ========
LIABILITIES and
  STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand    $ 33,195        $   705        2.1%
   Savings                      25,317            703        2.8%
   Time                         68,048          3,558        5.2%
 Short-Term Borrowing            1,197             70        5.8%
 Long-Term Debt                  2,320            139        6.0%
                              --------        -------        ---

  Total Interest-Bearing
    Liabilities                130,077        $ 5,175        4.0%
                                              =======        ===
 Demand Deposits                13,336
 Other Liabilities               1,069
                              --------

 TOTAL LIABILITIES             144,482
 Stockholders' Equity           20,149
                              --------
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $164,631
                              ========
   Net Interest Income/Yield on
    Average Earning Assets                    $ 7,984        5.2%
                                              =======        ===

                                            Year Ended
                                        December 31, 1994
                                ---------------------------------
                                Average
(In Thousands)                  Balance        Interest     Rate
                                --------     -----------   ------

ASSETS
 Interest-Bearing Deposits
   in Other Banks             $    -0-        $   -0-        0.0%
 Federal Funds Sold              3,313            125        3.8%
 Investment Securities:
   Taxable                      29,248          1,523        5.2%
   Exempt from Federal Taxes    11,611          1,055        9.1%
 Loans - Net *                 105,427          9,509        9.0%
                              --------        -------        ---

   Total Earning Assets        149,599        $12,212        8.2%
                                              =======        ===
 Allowance for Loan Losses      (1,154)
 Other Nonearning Assets         9,385
                              --------
 TOTAL ASSETS                 $157,830
                              ========
LIABILITIES and
  STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand     $37,012           $812        2.2%
   Savings                      30,473            835        2.7%
   Time                         58,384          2,468        4.2%
 Short-Term Borrowing              383             16        4.2%
 Long-Term Debt                    -0-            -0-         --
                               -------        -------        ---
  Total Interest-Bearing
    Liabilities                126,252        $ 4,131        3.3%
                                              =======        ===
 Demand Deposits                12,257
 Other Liabilities                 822
                              --------

 TOTAL LIABILITIES             139,331
 Stockholders' Equity           18,499
                              --------
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $157,830
                              ========
   Net Interest Income/Yield on
    Average Earning Assets                    $ 8,081        5.4%
                                              =======        ===

Balances of nonaccrual loans and related income recognized have been included for computational purposes. Balances reflect amortized historical cost for available for sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets. Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

* Includes loan fees of $515,000 for the year ended December 31, 1996, $458,000 for 1995 and $484,000 for 1994.

yield curve during 1997, the options selected by customers, and the future mix of the loan, investment and deposit products in the Bank's portfolios may significantly change the estimates used in the simulation models. However, based on the Bank's current model and estimates as of December 31, 1996, Management expects an overall immaterial impact to the net interest margin for 1997, as compared to 1996.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on Management's analysis of the adequacy of the allowance for loan losses. Net charge-offs amounted to $44,000 for 1996, as compared to $76,000 for 1995 and $45,000 for 1994. Future adjustments to the allowance, and consequently, the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making Management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses was $150,000 in 1996, $159,000 in 1995 and $113,000 in 1994. The increase from 1994 to 1995 and 1996 levels was in response to the volume loan growth during 1995 and 1996. See discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income

Other operating income for the current year was $811,000, representing an increase of $58,000, or 7.7%, over 1995. Contributing to this increase were additional earnings resulting from ATM usage including new ATM locations established in 1996 and 1995, rental income, mutual fund commissions, insufficient funds charges, and safe deposit box rents. As an offset to the other operating income increase was a reduction in trust income due to significant estate settlements occurring in 1995.

Other operating income for 1995 was $753,000, an increase of $122,000, or 19.4%, over 1994. Contributing to this increase was an increase in trust income as a result of fees on estates settled during 1995, an increase in fees received by the Bank on increased third-party mutual fund sales, and an increase in service charge fees as a result of a change to the Bank's interest-bearing ("NOW") checking account.

Other Operating Expenses

Total other operating expenses for 1996 increased by $472,000, or 8.6%, over 1995. Of this increase, employee salaries and wages and related fringe benefits increased by $237,000, or 7.5%, over 1995. This increase was essentially due to new staff additions and due to annual merit, cost of living, and healthcare cost increases. Staff additions included the initial staffing of the recently opened Manheim branch office with costs of $104,000 in salaries and wages for 1996 over 1995 and additional support staff positions.


Occupancy, furniture and equipment expenses in 1996 increased by $243,000, or 34.1%, from 1995. This increase was primarily due to the following: (1) the increased depreciation and occupancy costs in the amount of $70,000 resulting from the completion of the main office expansion and renovation in August 1995, and resulting from properties, furniture and equipment acquired during 1996 and 1995; (2) the additional lease, depreciation, and other costs related to the recently opened Manheim branch office in the amount of $47,500; (3) additional snow removal and related costs in the amount of $22,000 for 1996 over 1995; and
(4) other real estate expense incurred in 1996 in the amount of $23,000.

The FDIC Insurance Assessment expense decreased by $158,000 for 1996 as compared to 1995. The FDIC Insurance Assessment rate declined from $.23 for every $100 in deposits in the first quarter of 1995 to $500 per quarter in the first quarter of 1996 because the FDIC Bank Insurance Fund had reached its statutorily mandated reserve level. See further discussion under the Section on Regulatory Activity concerning the expected impact to the FDIC Insurance Assessment rate for 1997.

Other operating expense items in 1996 increased by $150,000, or 10.3%, over 1995. Net losses and charge-offs from the limited partnerships in the amount of $107,000 were recognized as other operating expenses for 1996, as compared to $-0- for 1995. In addition, contributing factors to the increase in other operating expenses included the following: (1) expenses impacted by a general growth in business loan and deposit volumes, (2) amortization expense for software additions, (3) increase in flood hazard certifications for all mortgage loan products, and (4) the timing of significant supply orders. As an offset to the increase in other operating expenses was a nonrecurring charge to expense in the amount of $75,000 during 1995. This charge of $75,000, after netting for state tax credits, related to the initial funding arrangement for the Nissly Chocolate Factory Apartments Associates, a limited partnership. Additional information concerning the investment in the partnership is discussed under the section on Income Taxes.

Total other operating expenses for 1995 increased by $272,000, or 5.2%, over 1994. Of this increase, employee salaries and wages and related fringe benefits increased by $218,000, or 7.4%, over 1994, essentially due to new staff additions and due to annual merit, cost of living, and health care cost increases. Staff additions included the initial staffing of the recently opened Manheim branch office with costs of $60,000 in 1995, a calling officer and several support staff positions.

       Rate/Volume Analysis of Changes in Net Interest Income
                       (Taxable Equivalent Basis)

                                       1996 Compared to 1995
                              -----------------------------------
                                Total
(In Thousands)                 Change       Volume         Rate
                              --------    ----------     --------

Interest Income From
 Interest-Bearing Deposits
   in Other Banks             $ -0-      $    (1)       $    1
Federal Funds Sold               88           92            (4)
Investment Securities:
  Taxable                       500          387           113
  Exempt from Federal Taxes     282          337           (55)
Loans - Net                     670          856          (186)
                              -----       ------        ------
 Total Earning Assets         1,540        1,671          (131)

Interest Expense On
 Deposits:
  Interest-Bearing Demand        (6)          15           (21)
  Savings                      (118)         (44)          (74)
  Time                          937          791           146
Short-Term Borrowing             45           46            (1)
Long-Term Debt                  346          351            (5)
                              -----       ------        ------

  Total Interest-Bearing
   Liabilities                1,204        1,159            45
                             ------      -------       -------

  Net Interest Income        $  336      $   512       $  (176)
                             ======      =======       =======


                                      1995 Compared to 1994
                              -----------------------------------
                                Total
(In Thousands)                 Change       Volume         Rate
                              --------    ----------     --------

Interest Income From
 Interest-Bearing Deposits
   in Other Banks            $    3       $    3         $ -0-
Federal Funds Sold              (77)        (124)           47
Investment Securities:
  Taxable                        50         (112)          162
  Exempt from Federal Taxes     (79)         (43)          (36)
Loans - Net                   1,050          879           171
                             ------        -----         -----
 Total Earning Assets           947          603           344

Interest Expense On
 Deposits:
  Interest-Bearing Demand      (107)         (82)          (25)
  Savings                      (132)        (143)           11
  Time                        1,090          449           641
Short-Term Borrowing             54           46             8
Long-Term Debt                  139          139           -0-
                             ------        -----         -----
  Total Interest-Bearing
   Liabilities                1,044          409           635
                             ------        -----         -----

  Net Interest Income        $  (97)        $194         $(291)
                             ======        =====         ======

Balances of nonaccrual loans and related income recognized have been included for computational purposes. The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis. Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

Occupancy, furniture and equipment expenses for 1995 increased by $80,000, or 12.6%, over 1994. This increase was essentially due to increased depreciation expense in the amount of $61,000 resulting from the completion of the main office expansion and renovation in August 1995 and the related furniture and equipment acquired for the project, and the additional lease, depreciation, and other costs related to the recently opened branch office in the amount of $32,000. Other expense items in 1995 decreased by $26,000, or 1.6%, from 1994. The significant items that changed as compared to 1994 are as follows: (1) FDIC insurance assessments decreased by $147,000 due to the decline in the FDIC Insurance Assessment rate as of June 1, 1995; and (2) a nonrecurring charge of $75,000 in 1995 related to the initial funding arrangement for the Nissly Chocolate Factory Apartments Associates.

Income Taxes

The Corporation's income tax expense for 1996 was $356,000, as compared to $614,000 in 1995 and $733,000 in 1994. The effective tax rate was 14.0%, 22.6%
and 24.6% in 1996, 1995 and 1994, respectively. The decline in the income tax expense and effective tax rate was due to the decrease in corporate earnings before income taxes and newly available historic federal income tax credits. The tax credits in the amount of $185,000 result from the Corporation's $632,500, 49.5%, investment in Nissly Chocolate Factory Apartments Associates, which was formed to rehabilitate the former Nissly Chocolate Factory into 28 housing units to be marketed to seniors with low-to-moderate incomes. Low income housing credits in the amount of $60,000 are currently estimated to result from the investment in 1997. Contributing to the decrease in the income tax expense and effective tax rate for 1995 as compared to 1994 was the related decrease in corporate earnings before income taxes and an available federal rehabilitation tax credit resulting from the main office renovations.

Changes in Accounting Standards

In June 1996, the Financial Accounting Standards Board issued Statement No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and shall be applied prospectively. However, Statement No. 127 was issued December 1996, to defer certain provisions of SFAS No. 125 for transactions occurring after December 31, 1997. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The accounting approach is called the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Bank does not expect this Statement to have a material effect on the liquidity, results of operations,or capital resources when applicable provisions become effective in 1997 and 1998.

FINANCIAL CONDITION

Investment Securities

The average investment security portfolio increased by $10,387,000 from the prior year, representing a 27.1% increase. The increase primarily consisted of purchases of adjustable rate mortgage-backed securities issued by government agencies funded by growth in average deposits and additional borrowings from the FHLB. The Bank acquired in the secondary market over $15,453,000 in amortized cost of adjustable rate mortgage-backed securities in order to enhance the net interest margin, while managing liquidity and interest rate risk. As of December 31, 1996, the amortized cost of mortgage-backed securities with adjustable rate caps of 2% per year amounted to $13,415,000 and with adjustable rate caps of 1% per year amounted to $6,792,000. The expected cash flows from the investment securities, including prepayments and exercised call options, is currently estimated at an amount of $11,200,000 for 1997, down from approximately $13,250,000 in cash flows for 1996. The amortized cost of floating rate securities, including adjustable rate mortgage-backed securities, increased to $23,034,000 at December 31, 1996, as compared to $11,601,000 at December 31,
1995. The Bank currently holds in its available for sale category $2,326,000 at amortized cost of floating rate collateralized mortgage obligations (CMOs) acquired prior to 1994, which are included in the mortgage-backed securities. The mortgage-backed securities held are issued by U. S. Government agencies or corporations.

The Corporation has segregated its investment securities into two categories: those "held to maturity" and those "available for sale." See Note 1 of the accompanying consolidated financial statements for additional information concerning the accounting for investment securities. The Corporation possesses both the intent, subject to credit impairment, and ability to hold each security in its investment portfolio to maturity. The Corporation does recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, the Corporation has designated certain specific debt securities as being available for sale. The designation of these securities as available for sale gives the Corporation the ability to liquidate them without calling into question the Corporation's intent to hold the remaining portion of its portfolio to maturity. In addition, all marketable equity securities are classified as available for sale. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Securities classified as being held to maturity will continue to be carried in the financial statements at their amortized cost. Based on the current interest rate environment, Management expects to realize immaterial investment gains or losses in 1997.

The Corporation did not hold any subinvestment grade security or a security that had a market value decline below cost that is other than temporary at December 31, 1996. In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

The total unrealized holding gain for securities classified as available for sale and as held to maturity amounted to $156,000 and $105,000 at December 31, 1996, respectively. This compared to a total unrealized holding gain for securities classified as available for sale and as held to maturity of $141,000 and $211,000 at December 31, 1995, respectively. The unrealized holding gain on the available for sale securities, net of income tax effect, amounted to an increase in stockholders' equity of $103,000 and $93,000 at December 31, 1996 and 1995, respectively. Except as discussed under the Net Interest Income section with regards to the impact of interest rate changes on the results of operations, Management believes that the effects of any unrealized losses in the available for sale investment portfolio on future earnings, liquidity, and capital resources to be immaterial.

The following shows the summary of investment securities held by the
Corporation:

                            Carrying Value at December 31,
                    ---------------------------------------------
                              1996                   1995
                     --------------------------------------------
                    Available   Held to     Available   Held to
(In Thousands)       for Sale   Maturity     for Sale   Maturity
                    ---------- ----------- ----------- ----------

U. S. Treasury
 Securities         $  2,986   $   -0-       $  4,011    $  -0-
Obligations of
 Other U.S.
 Government Agencies   8,860       -0-          7,663       -0-
Obligations of State
 and Political
 Subdivisions            -0-    16,116            -0-    13,384
Corporate Securities     -0-     1,008            -0-       500
Mortgage-Backed
 Securities           24,398       -0-         12,854       -0-
Equity Securities      1,522       -0-          1,025       -0-
                    --------    -------     ---------   -------

     Total          $ 37,766    $17,124      $ 25,553   $13,884
                   =========    =======      ========   =======


                                   Carrying Value at December 31,
                                    1994
                            ---------------------
                             Available   Held to
(In Thousands)               for Sale   Maturity
                            ---------- -----------

U. S. Treasury
 Securities                  $ 10,362    $   -0-
Obligations of
 Other U.S.
 Government Agencies            6,315        -0-
Obligations of State
 and Political
 Subdivisions                     -0-     10,836
Corporate Securities              -0-      5,955
Mortgage-Backed
 Securities                     4,211        -0-
Equity Securities                 973        -0-
                             --------     -------
     Total                   $ 21,861     $16,791
                             ========     =======

The following table illustrates the maturities of investment securities and the weighted average yields based upon amortized costs as of December 31, 1996. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.


                                 Within       1 - 5       5 - 10
     (In Thousands)              1 Year       Years       Years
                                ---------   ---------   ---------
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value       $  -0-      $  2,986     $  -0-
  Amortized Cost                  -0-         2,999        -0-
  Yield                                         5.7%
Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value          760         2,786      5,314
  Amortized Cost                  750         2,788      5,296
  Yield                           7.4%          5.7%       6.7%
Mortgage-Backed Securities by
  contractual maturity (1):
  Estimated Market Value          -0-           -0-        -0-
  Amortized Cost                  -0-           -0-        -0-
  Yield
Equity Securities:
  Estimated Market Value
  Amortized Cost
  Yield
Held to Maturity Securities:
 Obligations of State and
 Political Subdivisions:
 Estimated Market Value         1,165         1,119      2,676
 Amortized Cost                 1,157         1,105      2,678
 Yield                           10.3%          7.2%       7.4%
Corporate Securities:
  Estimated Market Value          501           498        -0-
  Amortized Cost                  501           507        -0-
 Yield                            5.5%          6.0%

Total Securities:
  Estimated Market Value
  Amortized Cost
  Yield

                                   Over
     (In Thousands)              10 Years     Total
                                ---------   ---------

Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value       $  -0-       $ 2,986
  Amortized Cost                  -0-         2,999
  Yield                                         5.7%
Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value          -0-         8,860
  Amortized Cost                  -0-         8,834
  Yield                                         6.5%
Mortgage-Backed Securities
 by contractual maturity (1):
  Estimated Market Value       24,398        24,398
  Amortized Cost               24,426        24,426
  Yield                           6.8%          6.8%
Equity Securities:
  Estimated Market Value                      1,522
Amortized Cost                                1,352
Yield                                           6.3%
Held to Maturity Securities:
 Obligations of State and
 Political Subdivisions:
 Estimated Market Value        11,269        16,229
 Amortized Cost                11,175        16,115
 Yield                            8.3%          8.2%
Corporate Securities:
  Estimated Market Value          -0-           999
  Amortized Cost                  -0-         1,008
 Yield                                          5.7%
                                            -------
Total Securities:
  Estimated Market Value                    $54,994
  Amortized Cost                             54,734
  Yield                                         7.1%
                                            =======

(1) It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments.

Loans

The total investment in net loans was $130,391,000 at December 31, 1996, representing a $9,974,000, or 8.3%, increase over the investment of $120,417,000 at December 31, 1995. The primary increase in loans resulted from continued demand for residential and commercial mortgage loans. At December 31, 1996, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, mortgage loans constitute 86% of the Bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable rate pricing amounted to $36,175,000 and $34,292,000 as of December 31, 1996 and 1995,
respectively.

Other than as described herein, Management does not believe there are any trends or uncertainties which are reasonably expected to have a material impact on future results of operations, liquidity or capital resources. Further, based on known information, Management believes that the effects of current and past economic conditions and other unfavorable specific business conditions may result in the inability of loans amounting to $1,860,000 to comply with their respective repayment terms. These loans are well secured, essentially with real estate, equipment and vehicles. Management believes that potential losses on these loans have already been provided for in the Allowance for Loan Losses. These loans are not considered impaired under the guidance of Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114), as discussed in Note 1 of the accompanying consolidated financial statements. The borrowers are of special mention since they have shown a decline in financial strength and payment quality. Management has increased its monitoring of the borrowers' financial strength. In addition, Management expects that a portion of these loans will be classified as nonperforming in 1997. The nonperforming loans table, appearing in the section entitled Nonperforming Loans, does not include the aforementioned loans.

Loans are composed of the following:

                                          December 31,
                                ---------------------------------
     (In Thousands)               1996        1995        1994
                               ---------   ---------   ----------

Real Estate-Mortgage:
  First and Second Residential $ 82,169    $ 75,430    $67,760
  Commercial and Industrial      21,948      21,098     17,099
  Construction and Land
  Development                     4,035       4,198      4,431
  Agricultural                    4,368       3,602      3,734
Commercial and Industrial         5,235       4,725      3,815
Consumer                          8,794       7,853      7,647
Agricultural                      1,609       1,609      2,252
Other                             2,299       2,003      1,778
                               --------    --------    -------
   Total Loans                  130,457     120,518    108,516

Less: Unearned Income               (66)       (101)      (250)
                               --------    --------    -------
Net Loans                      $130,391    $120,417   $108,266
                               ========    ========   ========

                                          December 31,
                               -------------------------------
     (In Thousands)               1993        1992
                               ---------   ---------
Real Estate-Mortgage:
  First and Second Residential $ 61,473    $ 57,504
  Commercial and Industrial      18,591      14,730
  Construction and Land
  Development                     3,276       3,238
  Agricultural                    4,779       4,533
Commercial and Industrial         3,337       3,839
Consumer                          7,223       7,371
Agricultural                      2,362       2,255
Other                             1,611       1,250
                               --------    --------
   Total Loans                  102,652      94,720

Less: Unearned Income              (476)       (529)
                               --------    --------
 Net Loans                     $102,176    $ 94,191
                               ========    ========

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages and consumer loans at December 31, 1996, are as follows:


                                      Years to Maturity (1)
                            -------------------------------------
                            Within    1 - 5      Over
     (In Thousands)         1 Year    Years    5 Years    Total
                            -------   ------   --------  -------

Commercial, Financial,
  Agricultural and Other   $ 7,149    $5,463    $22,847   $35,459
Construction and Land
   Development               3,134       200        701     4,035
                           -------    ------    -------   -------
Total                      $10,283    $5,663    $23,548   $39,494
                           =======    ======    =======   =======

Fixed Interest Rates       $ 2,425    $3,850    $ 7,436   $13,711
Floating or Adjustable
   Interest Rates            7,858     1,813     16,112    25,783
                            ------    ------    -------   -------
   Total                   $10,283    $5,663    $23,548   $39,494
                           =======    ======    =======   =======

(1) Due to interest rate levels, economic conditions, and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.

Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $17,000 and $24,000 would have been recorded on such loans for the years ended December 31, 1996 and 1995, respectively. Interest income recognized on such loans for the years ended December 31, 1996 and 1995, approximated $5,000 and $3,000, respectively. At December 31, 1996, total nonperforming loans amounted to $843,000, or .6% of total net loans, as compared to $1,225,000 at December 31, 1995. Historically, the percent of nonperforming loans to total net loans as of December 31, for the previous five-year period, was an average of .9%. The reduction is a result of increased review and supervision of the applicable loan credits. There are no troubled debt restructurings.

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $28,000 and $203,000, respectively. These amounts are included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounts to $2,000 and $101,500 as of December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans was $98,000 and $220,000 during the years ended December 31, 1996 and 1995, respectively.

The following shows the summary of nonperforming loans:

                                            December 31,
                                   ------------------------------
      (In Thousands)                  1996      1995      1994
                                   ---------    -------    ------

Nonaccruing Loans                  $    91    $   203   $   -0-
Accrual Loans - 90 days or
  more past due                        752      1,022       618
                                   -------    -------    ------

  Total Nonperforming Loans        $   843    $ 1,225   $   618
                                   =======    =======    ======
Nonperforming Loans
    as a % of Net Loans                 .6%       1.0%       .6%
                                   =======    =======    ======
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans                163%       103%      191%
                                   =======    =======    ======


                                            December 31,
                                   ------------------------------
      (In Thousands)                  1993       1992
                                   ---------    -------

Nonaccruing Loans                  $    55    $   -0-
Accrual Loans - 90 days or
  more past due                        541        833
                                   -------    -------

  Total Nonperforming Loans        $   596    $   833
                                   =======    =======
Nonperforming Loans
    as a % of Net Loans                 .6%        .9%
                                   =======    =======
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans                187%       114%
                                   =======    =======

Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. There were no loans previously classified as in-substance foreclosures; consequently, the Corporation has made no reclassifications of other real estate owned. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or writedown of other real estate and income and expenses related to the operation of other real estate are recorded in other expenses. Other real estate owned amounted to $117,000 and $-0- at December 31, 1996 and 1995, respectively. The other real estate expense, including cost writedowns to fair value, that impacted the results of operations amounted to $23,000 and $-0- for the years ended December 31, 1996 and 1995, respectively.

Loan Quality/Allowance for Loan Losses

The loan portfolio is formally reviewed by an independent loan review officer on an ongoing basis. This loan review consists of an annual review of significant credit relationships exceeding $500,000, and a quarterly review of loans that are 90 days or more past due, nonaccruing loans, previously rated loans, and other specifically watched loans. In addition, the loan portfolio is reviewed annually by the external independent auditors. Senior Management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 1996, the percent of loans secured by real estate was 86% of the overall loan portfolio. Since 1995, the Corporation's policy generally requires that the borrower provides 20% equity for first mortgage real estate loans and 20% equity for other loans secured by real estate. Prior to 1995, 30% equity was required.

The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses and is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. While Management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Bank's Allowance for Loan Losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination. No adjustment to the allowance for loan losses was necessary as a result of the Office of Comptroller's examination of the allowance as of December 31, 1995.

The allowance for loan losses increased by $106,000 from the prior year and the ratio of the allowance to net loans was 1.05% at December 31, 1996 and 1995. The allowance for loan losses as a percentage of nonperforming loans reflected an increase in coverage to 163% at December 31, 1996 as compared to 103% at December 31, 1995. Management believes the current allowance for loan losses of $1,371,000 to be adequate to meet any potential loan losses. Management expects charge-offs, net of recoveries, for 1997 to approximate the historically low levels of prior years.

Analysis of Allowance for Loan Losses

                                     Years Ended December 31,
                                  ------------------------------
     (In Thousands)                  1996      1995       1994
                                  --------   --------   --------

Average Total Loans
  Outstanding
    (Less Unearned Income)        $124,483  $115,026   $105,427
                                  ========  ========  ========
Allowance for Loan Losses,
  Beginning of Year               $  1,265   $ 1,182    $ 1,114
Loans Charged-Off During Year:
  Real Estate-Mortgage*                -0-       -0-        -0-
  Installment Loans to
    Individuals                         47        57         30
  Commercial, Industrial
    and Agricultural                    18        50         46
                                  --------   -------   --------
    Total Charge-Offs                   65       107         76
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*              -0-       -0-        -0-
    Installment Loans to
      Individuals                       11         7         19
    Commercial, Industrial
      and Agricultural                  10        24         12
                                  --------   -------   --------
    Total Recoveries                    21        31         31
                                  --------   -------   --------
    Net Loans Charged-Off               44        76         45
Provision for Loan Losses
  Charged to Operations                150       159        113
                                  --------   -------   --------
Allowance for Loan Losses,
  End of Year                     $  1,371   $ 1,265    $ 1,182
                                  ========   =======   ========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .04%      .07%       .04%
                                  ========   =======   ========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.05%     1.05%      1.09%
                                  ========   =======   ========


                                      Years Ended December 31,
                                   ------------------------------
     (In Thousands)                  1993      1992
                                  --------   --------

Average Total Loans
  Outstanding
    (Less Unearned Income)        $ 98,319   $ 89,108
                                  ========   ========
 Allowance for Loan Losses,
  Beginning of Year               $    952   $    873
Loans Charged-Off During Year:
  Real Estate-Mortgage*                 15         72
  Installment Loans to
    Individuals                         88         66
  Commercial, Industrial
    and Agricultural                    54         50
                                  --------    -------
    Total Charge-Offs                  157        188
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*              -0-        -0-
    Installment Loans to
      Individuals                       44         30
    Commercial, Industrial
      and Agricultural                  51         17
                                  --------    -------
    Total Recoveries                    95         47
                                  --------   -------
    Net Loans Charged-Off               62        141
Provision for Loan Losses
  Charged to Operations                224        220
                                  --------    -------
Allowance for Loan Losses,
  End of Year                     $  1,114    $   952
                                  ========    =======
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .06%       .16%
                                  ========    =======
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.09%      1.01%
                                  ========    =======

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


The following sets forth an allocation of the allowance for loan losses by category. The specific allocation in any particular category may be reallocated in the future to reflect current conditions. Accordingly, Management considers the entire allowance to be available to absorb losses in any category.

                                          December 31, 1996
                                ---------------------------------
                                   Amount        Percent of Loans
                                (In Thousands)   in each Category
                                --------------   ----------------

Commercial, Industrial
  and Agricultural                 $ 436                 30%
Real Estate-
  Residential Mortgages              648                 63
Installment Loans to
  Individuals                        287                  7
                                  ------               ----
                                  $1,371                100%
                                  ======               ====


                                           December 31, 1995
                                ---------------------------------
                                    Amount       Percent of Loans
                                (In Thousands)   in each Category
                                --------------   ----------------

Commercial, Industrial
  and Agricultural                 $  642                31%
Real Estate-
  Residential Mortgages               410                63
Installment Loans to
  Individuals                         213                 6
                                   ------               ---
                                   $1,265               100%
                                   ======               ===

Liquidity and Rate Sensitivity

The Corporation's objective is to maintain adequate liquidity while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations. Sources of liquidity are maturing investment securities which include overnight investments in federal funds sold, overnight correspondent bank borrowings on various credit lines, payments on loans and mortgage-backed securities, and a growing core deposit base, primarily certificates of deposit. Management believes that its core deposits are fairly stable even in periods of changing interest rates. There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way. Membership in the FHLB provides the Bank with additional liquidity alternatives such as short- or long-term funding on fixed or variable rate terms. Available funding from the FHLB amounts to an overnight borrowing capacity of up to $6,532,000 and a maximum available funding capacity of up to $75,478,000. In order to provide funding for the Bank's loans and investments, the Bank borrowed from the FHLB $9,046,000 during 1996 and $5,800,000 during 1995 at varying maturities and terms. The outstanding borrowings from the FHLB amount to $14,846,000 and $5,800,000 at December 31, 1996 and 1995, respectively. See maturity and rate analysis in Notes 6 and 7 of the accompanying consolidated financial statements.

The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be repriced in response to changes in market interest rates. The Corporation has consistently maintained a negative rate-sensitivity position, in that rate-sensitive liabilities exceed rate-sensitive assets. Therefore, in a period of declining interest rates the Corporation's net interest income is generally enhanced versus a period of rising interest rates where the Corporation's net interest margin is decreased.

In order to mitigate the risk of eroding profits during extended periods of interest rate increases, a four-year demand feature is contained in the documentation of approximately 70% of the residential loans that are secured by a first lien position on real estate and an "on demand" clause is contained in a majority of consumer installment loans. Within the limits of the respective loan provisions, the Bank could demand payment on these loans in order to reprice them when market rates fluctuate beyond managerially determined acceptable limits. At this time, Management is not repricing these loans by utilizing the demand features. Commencing January, 1995, new residential mortgage loans are being underwritten without the four-year demand feature. As a long-range strategy to increase rate-sensitive assets and as a substitute for the four-year demand feature, the Bank has introduced new fixed rate mortgages with a seven- or ten-year balloon feature. As of December 31, 1996, the Bank has $4,400,000 of these loans in its loan portfolio.

The Bank minimized the risk of its negative rate-sensitivity position in 1996 by the following: (1) by paying higher rates on intermediate term certificates in order to maintain the average remaining term on certificates of deposit below $100,000 from December 31, 1995 (approximately 13.5 months as of December 31,
1996); (2) by marketing short-term consumer loans that amortize more rapidly;
(3) by purchasing floating rate investment securities (over $23,000,000 at amortized cost in the investment portfolio at December 31, 1996 representing an increase of $11,400,000); and (4) by extending floating rate loans for new or refinanced commercial and agricultural loans secured by real estate (over $21,900,000 in the loan portfolio at December 31, 1996 representing an increase of nearly $1,400,000). These floating rate loans have an initial fixed interest rate for a period of two to five years and then will reprice annually. The floating rate is tied to a nationally published cost of funds index or the published Wall Street Journal prime lending rate. In 1994, the Bank became a member of the Federal Home Loan Bank of Pittsburgh (FHLB). This membership will provide the Bank with additional asset/liability management strategies to minimize the Bank's interest rate risk and provide the Bank with additional liquidity alternatives. The FHLB provides alternatives for overnight and short-term Bank investments and provides funding lines and loan advances at variable or fixed interest rates and different maturity terms. The Bank borrowed from the FHLB over $9,000,000 during 1996 with $5,000,000 maturing or repricing in 1997.

The following analysis reflects cumulative rate-sensitive assets of $76,656,000 as compared to cumulative rate-sensitive liabilities of $93,546,000 as of the one-year time frame. The Bank's cumulative interest-sensitivity gap for the one-year time frame is a negative 8.4% of total assets at December 31, 1996, as compared to a target range of plus 15% to negative 15%, and as compared to a negative 8.2% at December 31, 1995. In order to sustain the Bank's net interest margin during a significant or sudden rise or decline in interest rates, the Bank is continuing to monitor its one-year cumulative interest-sensitivity gap. Commencing May 1994, the Bank engaged an asset/liability management consulting firm to prepare periodic income simulation models based on current and projected rate assumptions in order to improve the Bank's method of quantifying the net interest income at risk due to interest rate changes and to consult in the management of liquidity, interest rate risk and capital utilization. See the previous discussion and the discussion contained in the Net Interest Income section. The interest rate-sensitivity analysis for the Bank at December 31, 1996, is as follows:

Interest Rate Sensitivity

                            1 - 90    91 - 365   1 - 5    5 - 10
(In Thousands)               Days       Days     Years    Years
                          ---------   --------- -------- --------

 ASSETS
Investment Securities at
 amortized cost and
 Federal Funds Sold      $ 15,207    $ 21,163  $ 13,805  $ 2,979
Loans, Net of
 Unearned Income           18,033      22,253    57,989   18,596
                         --------    --------  --------  -------
 TOTAL                   $ 33,240    $ 43,416  $ 71,794  $21,575
                         ========    ========  ========  =======
 LIABILITIES
Interest-Bearing Demand  $  6,756    $  9,221  $    -0-  $   -0-
Savings                     1,705      10,312       -0-      -0-
Time                       19,202      39,361    27,556      -0-
Borrowings                  2,989       4,000     8,346      -0-
                         --------    --------  --------  --------
 TOTAL                   $ 30,652    $ 62,894  $ 35,902  $   -0-
                         ========    ========  ========  ========
Cumulative Interest-
 Sensitivity Gap         $  2,588    $(16,890) $ 19,002  $ 40,577
                         ========    ========  ========  ========
Cumulative Interest-
 Sensitivity Gap as a
   Percent of Total
    Assets                    1.3%       (8.4%)     9.4%     20.1%
                         ========    ========  ========  ========


                              Over 10
(In Thousands)                 Years       Total
                             ---------   ---------

 ASSETS
Investment Securities at
 amortized cost and
 Federal Funds Sold           $ 6,370    $ 59,524
Loans, Net of
 Unearned Income               13,520     130,391
                              -------    --------
 TOTAL                        $19,890    $189,915
                              =======    ========
 LIABILITIES
Interest-Bearing Demand       $21,415    $ 37,392
Savings                        12,113      24,130
Time                              -0-      86,119
Borrowings                        -0-      15,335
                              -------    --------
 TOTAL                        $33,528    $162,976
                              =======    ========
Cumulative Interest-
 Sensitivity Gap              $26,939
                              =======
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets                 13.3%
                              =======

Investments are reflected in the previous schedule generally based on the security's call date, where the call on the security is likely when compared to the current interest rate yield curve. Loans and mortgage-backed securities are reflected based on expected normal amortization plus estimates for prepayments and refinancings.

Interest-Bearing Demand deposits include money market accounts and NOW accounts. Based on an historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest time frames. In addition, a percentage of the deposits that remain constant is also considered sensitive to interest rate fluctuations in order to account for the interest rate variations in these deposits as compared to the more sudden and significant variations of interest rates on short-term loans and time deposits. Similar computations were made for savings deposits.

Deposits

The average amounts of deposits are summarized below:

                                    Years Ended December 31,
                                 --------------------------------
   (In Thousands)                    1996       1995       1994
                                 ---------- ----------- ---------

Demand Deposits                  $  14,506   $ 13,336    $12,257
Interest-Bearing Demand Deposits    33,924     33,195     37,012
Savings Deposits                    23,343     25,317     30,473
Time Deposits                       82,701     68,048     58,384
                                 ---------   --------   --------
   Total                         $ 154,474   $139,896   $138,126
                                 =========   ========   ========

     The following is a breakdown of maturities of time deposits of $100,000 or more:

                                                   December 31,
                                        ------------------------------
   (In Thousands)                           1996       1995       1994
                                        ---------- ---------- --------

Three months or less                    $  9,765    $ 5,250    $ 2,815
Over three months through six months       1,411      1,532      1,940
Over six months through twelve months      4,312      2,528      2,024
Over twelve months                         2,399      3,269      1,453
                                        --------    -------    -------
   Total                                $ 17,887    $12,579    $ 8,232
                                        ========    =======    =======

Stockholders' Equity

The Corporation maintains ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. The average stockholders' equity to average assets ratio, which measures the adequacy of capital, decreased to 11.40% for 1996, as compared to 12.24% for 1995. The decrease in this capital ratio is a result of 14.1% growth in average assets for the year, an increase in the dividend payout ratio and treasury stock purchases in the amounts of $119,000 in 1996 and $360,000 in 1995. Average stockholders' equity grew by 6.3% from 1995 to 1996, as compared to 8.9% from 1994 to 1995. The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 34.7% for 1996, as compared to 26.7% for 1995.

There are no material commitments for capital expenditures. There are no known trends or uncertainties including regulatory items that are expected to have a material impact on the capital resources of the Corporation for 1997. See discussion on Regulatory Activity. The Bank has risk-based capital ratios exceeding the regulatory requirement. The risk-based capital guidelines require banks to maintain a minimum risk-based capital ratio of 8.0% at December 31, 1996, as compared to the Bank's current risk-based capital ratio of 18.12%. The total risk-based capital ratio is computed by dividing stockholders' equity plus the allowance for loan losses by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.

A tabular presentation of the risk-based capital ratios for the Bank is as follows:

      (In Thousands)                 December 31,    December 31,
                                         1996            1995
                                     ----------------------------

Tier I - Total Stockholders' Equity    $ 21,186       $ 19,894
Tier II - Allowance for Loan Losses       1,371          1,265
                                       --------       --------
   Total Qualifying Capital            $ 22,557       $ 21,159
                                       ========       ========

Risk-adjusted On-balance-sheet
  Assets                               $118,844       $107,598
Risk-adjusted Off-balance-sheet
  Exposure                                5,666          3,428
                                       --------       --------
    Total Risk-adjusted Assets         $124,510       $111,026
                                       ========       ========

Ratios:
Tier I Capital Ratio - Actual             17.02%         17.92%
Minimum Required                           4.00%          4.00%

Total Capital Ratio - Actual              18.12%         19.06%
Minimum Required                           8.00%          8.00%

Total Risk-Based Capital in Excess of
  the Minimum Regulatory Requirement   $ 12,596       $ 12,277
                                       ========       ========

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, or result in negative net worth, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1997 of approximately $4,073,000, plus an amount equal to the net profits of the Bank in 1997 up to the date of any such dividend declaration.

During 1995, the Corporation adopted and implemented a dividend reinvestment plan. As of February 5, 1997, the enrollment is 14.8% of the shares outstanding. The plan is currently estimated to increase capital in the amount of $130,000 in 1997.

Regulatory Activity

The passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Riegle Community Development and Regulatory Improvement Act may have a significant impact upon the Corporation. The key provisions pertain to interstate banking and interstate branching as well as a reduction in the regulatory burden on the banking industry. Since September 1995, bank holding companies may acquire banks in other states without regard to state law. Pennsylvania recently amended the provisions of its Banking Code to authorize full interstate banking and branching under Pennsylvania law and to facilitate the operations of interstate banks in Pennsylvania.

The United States Supreme Court has recently rendered a decision in favor of nationwide insurance sales by banks and which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000; consequently, the entrance of banks into the insurance industry is inevitable. On the heels of the Supreme Court's ruling, the Office of the Comptroller of the Currency has issued guidelines for national banks to sell insurance. This federal guidance, however, will not necessarily ease state restrictions which currently hinder bank insurance sales. States that have traditionally been opposed to bank insurance sales could impose licensing requirements and other restrictions hampering bank insurance activities. It is difficult to determine to what extent banks will be allowed to engage in insurance activities and the regulatory costs that will be attached to such activities.

Congress is currently considering legislative reform centered on repealing the Glass-Steagall Act which prohibits commercial banks from engaging in the securities industry. Consequently, equity underwriting activities of banks may increase in the near future.

On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") and to provide for repayment of the FICO (Financial Institution Collateral Obligation) bonds issued by the United States Treasury Department. The FDIC levied a one-time special assessment on SAIF deposits equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. During the years 1997, 1998, and 1999, the Bank Insurance Fund ("BIF") will pay $322 million of FICO debt service, and SAIF will pay $458 million.

During 1997, 1998 and 1999, the average regular annual deposit insurance assessment is estimated to be about 1.29 cents per $100 of deposits for BIF deposits and 6.44 cents per $100 of deposits for SAIF deposits. Individual institution's assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO costs equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately 2.43 cents per $100 of deposits. The FICO bonds will mature in 2018-2019, ending the interest payment obligation.

The law also provides that BIF and SAIF are to merge in order to form the Deposit Insurance Fund ("DIF") at the beginning of 1999, provided that there are no SAIF institutions in existence at that time. Merger of the Funds will require state laws to be amended in those states authorizing savings associations to eliminate that authorization (state chartered savings banks will not be affected). This provision reflects Congress's apparent intent to merge thrift and commercial bank charters by January 1999; however, no law has yet been enacted to achieve that purpose.

Based on current deposit levels, Management expects that the increase in the FDIC assessment rate will adversely impact results of operations, net of income taxes, in a currently estimated amount of $12,000 in 1997.

The Act also provides regulatory relief to the financial services industry relative to environmental risks, frequency of examinations, and the simplification of forms and disclosures.

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Except as specifically described above, Management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.

Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, Management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management believes that such consolidations and mergers may enhance its competitive position as a community bank.

The Bank is routinely examined by the Comptroller of the Currency and no impact is anticipated on current or future operations and financial position. The last Community Reinvestment Act performance evaluation by the same agency resulted in a rating of "Outstanding Record of Meeting Community Credit Needs."