Form 10-K, Exhibit 13
period 1997-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 1998-03-30
CIK 874482

EXHIBIT 13

                 Excerpts From Registrant's 1997 Annual Report to
                            Shareholders


                          FINANCIAL HIGHLIGHTS

December 31,                      1997         1996    %Increase
_________________________________________________________________
For the Year
   Total Interest Income     $16,205,692     $14,217,749    14.0%
   Total Interest Expense      7,549,909       6,379,557    18.3%
   Net Interest Income         8,655,783       7,838,192    10.4%
   Net Income                  2,325,487       2,191,812     6.1%
Per Share*
   Net Income (Basic and Assuming
     Dilution)                     $0.93           $0.88     5.7%
   Cash Dividends Paid             0.351           0.305    15.1%
   Stockholders' Equity             9.55            8.92     7.1%

Average Balances

   Net Loans                $140,925,000    $124,483,000    13.2%
   Investments and other
     Earning Assets           61,115,000      51,283,000    19.2%
   Total Assets              213,986,000     187,814,000    13.9%
   Total Deposits            168,814,000     154,474,000     9.3%
   Stockholders' Equity       22,859,000      21,411,000     6.8%

Return on Average

   Assets                           1.09%           1.17%
   Stockholders' Equity            10.17%          10.24%


*Per Share information reflects the 5% stock dividend effective on May 15, 1997.


STOCK, DIVIDEND AND BROKER INFORMATION

   Union National Financial Corporation has only one class of common stock authorized, issued and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Lancaster County, Pennsylvania. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock splits and stock dividends. Cash Dividends are payable on the 5th day of February, May, August, and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings account.

   The Corporation offers its stockholders a Dividend
Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the Corporation and purchase additional shares within specified limits.

                                                      Dividends
                                                      Declared
Quarter                 High             Low         Per Share
_________________________________________________________________
First, 1997            $24.05           $22.86          $0.086
Second                  24.29            22.25           0.086
Third                   24.00            22.25           0.090
Fourth                  24.00            22.50           0.090

First, 1996            $23.57           $20.48          $0.062
Second                  24.76            22.14           0.076
Third                   24.76            22.86           0.081
Fourth                  24.76            22.62           0.086


Dean Witter Reynolds, Inc.         F.J. Morrissey & Company, Inc.
46 East King Street                1700 Market Street
P.O. Box 358                       Suite 1420
Lancaster, PA 17603                Philadelphia, PA 19103
(717) 293-4811                     (800) 842-8928

Hazlett, Burt, & Watson, Inc.      Hopper Soliday & Co., Inc.
100 East King Street               1703 Oregon Pike
P.O. Box 1267                      Lancaster, PA 17601
Lancaster, PA 17608                (800) 526-6371
(717) 397-5515

Janney Montgomery Scott, Inc.
61 North Duke Street
Lancaster, PA 17602
(717) 293-4100

CONSOLIDATED BALANCE SHEETS
                                     December 31,    December 31,
                                        1997            1996
                                    ____________     ____________

ASSETS

Cash and Due from Banks            $  6,489,595     $  6,073,397
Federal Funds Sold                    2,835,000        4,790,000
Investment Securities Held
 to Maturity (Market Value -
 1997-$18,942,946;1996-$17,228,139)  18,869,847       17,123,559
Investment Securities Available
 for Sale                            45,866,774       37,766,188
Loans(Net of Unearned Income)       152,699,249      130,391,185
 Less: Allowance for Loan Losses     (1,592,763)      (1,371,245)
                                    ____________     ____________
    Total Net Loans                 151,106,486      129,019,940

Premises and Equipment - Net          5,414,864        5,741,386
Accrued Interest Receivable           1,445,767        1,312,443
Deferred Income Taxes                   153,982          251,429
Investments in Limited Partnerships     941,287        1,003,002
Other Assets                            119,404          390,870
                                    ____________     ____________
    TOTAL ASSETS                   $233,243,006     $203,472,214
                                    ============     ============
LIABILITIES

Deposits:
 Noninterest-Bearing               $ 18,463,193     $ 16,887,496
 Interest-Bearing                   161,671,680      147,625,834
                                    ____________     ____________
    Total Deposits                  180,134,873      164,513,330

Short-Term Borrowing                    900,000        2,989,414
Long-Term Debt                       27,329,060       12,676,000
Accrued Interest Payable              1,008,362          882,853
Other Liabilities                       114,861          187,745
                                    ____________     ____________
    TOTAL LIABILITIES               209,487,156      181,249,342

STOCKHOLDERS' EQUITY*

Common Stock (Par Value $0.25)          627,332          598,541
Shares: Authorized - 20,000,000; Issued -
  2,509,327 in 1997 (2,394,164 in 1996)
  Outstanding - 2,487,175 in 1997 (2,373,222
  in 1996)
Surplus                               4,814,975        1,967,838
Retained Earnings                    18,460,729       19,916,165
Unrealized gain on investment securities
  available for sale, net of tax        294,723          103,033
Less: Treasury Stock -
 22,152 shares in 1997
(20,942 in 1996), at cost              (441,909)        (362,705)
                                    ____________     ____________
  TOTAL STOCKHOLDERS' EQUITY         23,755,850       22,222,872
                                    ____________     ____________
  TOTAL LIABILITIES and
     STOCKHOLDERS' EQUITY          $233,243,006     $203,472,214
                                    ============     ============

*The Stockholders' Equity and share information reflects the 5% common stock dividend effective May 15, 1997.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
                                      Years Ended December 31,
                                    _____________________________
                                          1997            1996
                                    _______________    __________

INTEREST INCOME
Interest and Fees on Loans          $ 12,483,471    $ 11,175,845
Investment Securities:
 Taxable                               2,659,213       2,072,695
 Exempt from Federal Taxes               868,149         830,203
Deposits in Banks                          3,328           2,768
Federal Funds Sold                       191,531         136,238
                                    _______________    __________
 Total Interest Income                16,205,692      14,217,749

INTEREST EXPENSE
Deposits                               6,354,343       5,778,953
Short-Term Borrowing                      87,259         115,372
Long-Term Debt                         1,108,307         485,232
                                    _______________    __________
 Total Interest Expense                7,549,909       6,379,557
                                    _______________    __________
 Net Interest Income                   8,655,783       7,838,192

PROVISION for LOAN LOSSES                390,250         150,000
                                    _______________    __________
Net Interest Income after Provision
  for Loan Losses                      8,265,533       7,688,192

OTHER OPERATING INCOME
Trust Income                             134,645         120,495
Service Charges on Deposit Accounts      374,697         327,567
Other Service Charges, Commissions, Fees 405,007         298,355
Investment Securities Gains                2,063           2,308
Other Income                              69,692          62,574
                                    _______________    __________
  Total Other Operating Income           986,104         811,299

OTHER OPERATING EXPENSES
Salaries and Wages                     2,783,105       2,637,584
Retirement Plan and Other
  Employee Benefits                      857,410         751,684
Net Occupancy Expense                    562,661         583,074
Furniture and Equipment Expense          411,484         373,133
FDIC Insurance Assessment                 20,109           2,000
Other Operating Expenses               1,712,285       1,603,742
                                    _______________    __________
  Total Other Operating Expenses       6,347,054       5,951,217
                                    _______________    __________
Income before Income Taxes             2,904,583       2,548,274

PROVISION for INCOME TAXES               579,096         356,462
                                   _______________    __________
  NET INCOME for YEAR               $  2,325,487    $  2,191,812
                                    ===============    ==========
PER SHARE INFORMATION*
Net Income for Year (Basic and Assuming
   Dilution)                        $       0.93    $       0.88
Cash Dividends                      $      0.351    $      0.305
 *Per Share information reflects the 5% common stock dividend effective on May 15, 1997.

See notes to consolidated financial statements.

                                      Years Ended December 31,
                                    _____________________________
                                          1995
                                    _______________

INTEREST INCOME
Interest and Fees on Loans          $ 10,505,245
Investment Securities:
 Taxable                               1,573,411
 Exempt from Federal Taxes               643,386
Deposits in Banks                          3,273
Federal Funds Sold                        47,618
                                   _______________
 Total Interest Income                12,772,933
INTEREST EXPENSE
Deposits                               4,965,502
Short-Term Borrowing                      70,430
Long-Term Debt                           139,055
                                   _______________
 Total Interest Expense                5,174,987
                                    _______________
 Net Interest Income                   7,597,946

PROVISION for LOAN LOSSES                158,800
                                    _______________
Net Interest Income after Provision
  for Loan Losses                      7,439,146

OTHER OPERATING INCOME
Trust Income                             164,970
Service Charges on Deposit Accounts      292,556
Other Service Charges, Commissions, Fees 237,539
Investment Securities Gains                4,669
Other Income                              53,492
                                    _______________
  Total Other Operating Income           753,226

OTHER OPERATING EXPENSES
Salaries and Wages                     2,420,440
Retirement Plan and Other
  Employee Benefits                      731,524
Net Occupancy Expense                    430,117
Furniture and Equipment Expense          283,109
FDIC Insurance Assessment                160,348
Other Operating Expenses               1,454,021
                                    _______________
  Total Other Operating Expenses       5,479,559
                                    _______________
Income before Income Taxes             2,712,813

PROVISION for INCOME TAXES               613,761
                                    _______________
  NET INCOME for YEAR               $  2,099,052
                                    ===============
PER SHARE INFORMATION*
Net Income for Year (Basic and Assuming
   Dilution)                        $       0.84
Cash Dividends                      $      0.224

 *Per Share information reflects the 5% common stock dividend effective on May 15, 1997.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                   ______________________________

                                           1997            1996
                                   ______________     ___________

CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,325,487    $ 2,191,812
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Depreciation and Amortization          506,353        515,600
   Provision for Loan Losses              390,250        150,000
   Investment Securities (Gains)/Losses    (2,063)        (2,308)
   Provision for Deferred Income Taxes     (1,302)        34,598
   (Increase)/Decrease in Accrued
     Interest Receivable                 (133,324)       (95,220)
   (Increase)/Decrease in Other Assets    292,578         (6,488)
   Increase/(Decrease) in Other
     Liabilities                           52,625        218,395
                                   ______________     ___________

Net Cash Provided by
    Operating Activities                3,430,604      3,006,389

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                     1,955,000     (4,790,000)
Proceeds from Sales of
 Available for Sale Securities          5,548,285      8,994,369
Proceeds from Maturities of
 Available for Sale Securities         15,337,934     11,685,792
Proceeds from Maturities of
 Held to Maturity Securities            2,564,118      1,566,157
Purchases of Available for Sale
 Securities                           (28,694,305)   (32,875,864)
Purchases of Held to Maturity
 Securities                            (4,310,406)    (4,805,526)
Loans Made to Customers, Net of
 Principal Collected on Loans         (22,476,796)   (10,017,453)
Investment in Limited Partnership              -0-            -0-
Purchases of Property and Equipment      (139,226)      (298,385)
                                   ______________     ___________
    Net Cash (Used in)Investing
       Activities                     (30,215,396)   (30,540,910)
CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                   7,532,740      7,337,206
Net Increase in Certificates
 of Deposits                            8,088,803     13,808,609
Net Increase/(Decrease) in Short-Term
 Borrowing                             (2,089,414)      (409,203)
Proceeds from Issuance of Long-Term
 Debt                                  14,793,060      6,546,000
Payment of Long-Term Debt                (140,000)      (140,000)
Acquisition of Treasury Stock            (306,746)      (119,173)
Issuance of Common and Treasury Stock     198,827        130,866
Cash Dividends Paid                      (876,280)      (760,044)
                                   ______________     ___________
  Net Cash Provided by
   Financing Activities                27,200,990     26,394,261
                                   ______________     ___________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                     416,198     (1,140,260)

CASH and CASH EQUIVALENTS
Beginning of Year                       6,073,397      7,213,657
                                   ______________     ___________
CASH and CASH EQUIVALENTS
End of Year                           $ 6,489,595    $ 6,073,397
                                   ==============     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositors           $ 6,291,787    $ 5,692,146
Interest Paid - Other                   1,132,613        567,181
Income Taxes                              616,710        370,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
Retirement of Treasury Stock (12,000 shares
  in 1997 and 10,000 shares in 1996) $    227,542   $    153,384
Issuance of Capital Note for Limited Partnership
 Interest                                      -0-            -0-

See notes to consolidated financial statements.

                                       Years Ended December 31,
                                   ______________________________
                                           1995
                                   ______________

CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,099,052
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and Amortization           422,644
  Provision for Loan Losses               158,800
  Investment Securities (Gains)/Losses     (4,669)
  Provision for Deferred Income Taxes      62,186
  (Increase)/Decrease in Accrued
    Interest Receivable                   (93,443)
  (Increase)/Decrease in Other Assets    (192,416)
  Increase/(Decrease) in Other
    Liabilities                           261,606
                                   ______________

Net Cash Provided by
    Operating Activities                2,713,760

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                     1,870,000
Proceeds from Sales of
 Available for Sale Securities          6,937,192
Proceeds from Maturities of
 Available for Sale Securities          7,564,379
Proceeds from Maturities of
 Held to Maturity Securities            8,005,080
Purchases of Available for Sale
 Securities                           (15,324,619)
Purchases of Held to Maturity
 Securities                            (7,147,581)
Loans Made to Customers, Net of
 Principal Collected on Loans         (12,227,887)
Investment in Limited Partnership        (162,500)
Purchases of Property and Equipment    (2,715,262)
                                     ______________
     Net Cash (Used in)Investing
       Activities                     (13,201,198)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                  (7,258,717)
Net Increase in Certificates
 of Deposits                           11,418,464
Net Increase/(Decrease) in Short-Term
 Borrowing                              3,089,401
Proceeds from Issuance of Long-Term
 Debt                                   5,800,000
Payment of Long-Term Debt                      -0-
Acquisition of Treasury Stock            (359,876)
Issuance of Common and Treasury Stock          -0-
Cash Dividends Paid                      (560,072)
                                   ______________
  Net Cash Provided by
   Financing Activities                12,129,200
                                   ______________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                   1,641,762

CASH and CASH EQUIVALENTS
Beginning of Year                       5,571,895
                                   ______________
CASH and CASH EQUIVALENTS
End of Year                           $ 7,213,657
                                   ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositor            $ 4,752,285
Interest Paid - Other                     180,510
Income Taxes                              555,000
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Retirement of Treasury Stock (12,000 shares
  in 1997 and 10,000 shares in 1996) $         -0-
Issuance of Capital Note for Limited Partnership
 Interest                                 470,000

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               Common                  Retained
                               Stock       Surplus     Earnings
                             __________  __________   __________

BALANCE, December 31, 1994    $ 600,000  $2,018,898  $16,945,417
 Net Income                                            2,099,052
 Acquisition of Treasury Stock
 Change in Net Unrealized Gain/
   (Loss) on Investment Securities
   Available for Sale,
      net of tax
 Cash Dividends ($.224 per share)                       (560,072)
                             __________  __________   __________
BALANCE, December 31, 1995      600,000   2,018,898   18,484,397
 Net Income                                            2,191,812
 Acquisition of Treasury Stock
 Issuance of Common and
   Treasury Stock                 1,041      99,825
 Retirement of Treasury Stock
   (10,000 shares)               (2,500)   (150,885)
 Change in Net Unrealized Gain/
   (Loss) on Investment Securities
   Available for Sale, net of tax
 Cash Dividends ($.305 per share)                       (760,044)
                              __________  __________   __________
BALANCE, December 31, 1996      598,541   1,967,838   19,916,165
 Net Income                                            2,325,487
 Acquisition of Treasury Stock
 Issuance of Common Stock under
   Dividend Reinvestment and
   Stock Purchase Plan            1,970     182,652
 Issuance of Common Stock under
   Employee Plans                   181      14,024
 Issuance of Common Stock under
   5% Common Stock Dividend      29,640   2,875,003   (2,904,643)
 Retirement of Treasury Stock
   (12,000 shares)               (3,000)   (224,542)
 Change in Net Unrealized Gain/
   (Loss) on Investment Securities
   Available for Sale, net of tax
 Cash Dividends($.351 per share)                        (876,280)
                             __________  __________   __________
BALANCE, December 31, 1997    $ 627,332  $4,814,975  $18,460,729
                             ==========  ==========   ==========
See notes to consolidated financial statements.

                            Net Unrealized
                             Gain/(Loss)   Treasury
                           on Securities    Stock        TOTAL
                             __________  __________   __________

BALANCE, December 31, 1994    $(444,729) $  (67,041) $19,052,545
 Net Income                                            2,099,052
 Acquisition of Treasury Stock             (359,876)    (359,876)
 Change in Net Unrealized Gain/
   (Loss) on Investment Securities
   Available for Sale,
      net of tax                537,470                  537,470
 Cash Dividends ($.224 per share)                       (560,072)
                             __________  __________   __________
BALANCE, December 31, 1995       92,741    (426,917)  20,769,119
 Net Income                                            2,191,812
 Acquisition of Treasury Stock             (119,173)    (119,173)
 Issuance of Common and
   Treasury Stock                            30,000      130,866
 Retirement of Treasury Stock
   (10,000 shares)                          153,385           -0-
  Change in Net Unrealized Gain/
   (Loss) on Investment Securities
 Available for Sale,
   net of tax                    10,292                   10,292
 Cash Dividends ($.305 per share)                       (760,044)
                              __________  __________   __________
BALANCE, December 31, 1996      103,033    (362,705)  22,222,872
 Net Income                                            2,325,487
 Acquisition of Treasury Stock             (306,746)    (306,746)
 Issuance of Common Stock under
   Dividend Reinvestment and
   Stock Purchase Plan                                   184,622
 Issuance of Common Stock under
   Employee Plans                                         14,205
 Issuance of Common Stock under
   5% Common Stock Dividend                                   -0-
 Retirement of Treasury Stock
   (12,000 shares)                          227,542           -0-
 Change in Net Unrealized Gain/
   (Loss) on Investment Securities
   Available for Sale,
      net of tax                191,690                  191,690
 Cash Dividends($.351 per share)                        (876,280)
                             __________  __________   __________
BALANCE, December 31, 1997    $ 294,723  $ (441,909) $23,755,850
                             ==========  ==========   ==========
See notes to consolidated financial statements.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation (the Corporation) and its subsidiary, Union National Community Bank formerly known as Union National Mount Joy Bank (the Bank), conform with generally accepted accounting principles and prevailing practices within the banking industry. The Corporation and the Bank provide banking and related services to residents and businesses primarily in the northwest portion of Lancaster County, Pennsylvania.

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

Impaired Loans - The Corporation determines a loan impaired when, based on current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan agreement will not be collected. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment.

An insignificant delay or shortfall in the amounts of payments would not cause a loan to be rendered impaired. The Corporation determines a "delay" and "shortfall" insignificant when the loan is generally under 90 days past due or when the loan is sufficiently secured so that all amounts due including late charges and costs of collection would be expected to be collected.

Interest income is recognized on impaired loans, excluding loans that are classified as nonaccrual, as the increase in the net carrying amount attributable to the passage of time.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans, including impaired loans, deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

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

Nonaccrual Loans - Generally, a loan (including an impaired loan as discussed above) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to Management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when both principal and interest are brought current, the loan has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Impaired loans that are classified as nonaccrual will have a net carrying amount that will not exceed the individual loan's measure of impairment as noted under the Section on Allowance for Loan Losses.

Other Real Estate Owned - Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or write down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $-0- and $117,000 at December 31, 1997 and 1996, respectively.

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

INVESTMENTS IN LIMITED PARTNERSHIPS

The Corporation has investments in two limited partnerships providing low to moderate income housing in the community of Mount Joy. The Corporation's 18.8% investment of $478,000 is carried on the cost method, which is being reduced to the investment's currently estimated residual value over the remaining period that tax credits are being realized, and the Corporation's 49.5% investment of $632,500 is carried on the equity method. This latter limited partnership investment has increased to 49.995% as of January 1, 1998.

ADVERTISING COSTS

Advertising costs are charged to expense when incurred.
Advertising expense for the years ended December 31, 1997, 1996, and 1995 amounted to $80,062, $86,613, and $102,071, respectively.

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

NET INCOME PER SHARE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128 (SFAS No. 128), "Earnings per Share."
This Statement establishes standards for computing and presenting earnings per share. SFAS No. 128 replaces the presentation of primary earnings per share with a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation restated all prior period earnings per share data upon adoption of this Statement effective December 31, 1997. See Note 13 -Stockholders' Equity for the computation of basic and diluted earnings per share.

All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the 5% common stock dividend effective on May 15, 1997.

STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, the Corporation considers cash and amounts due from banks to be cash equivalents.

CHANGES IN ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board issued Statement No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities." This Statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and shall be applied prospectively. However, Statement No. 127 was issued December,
1996, to defer certain provisions of SFAS No. 125 for transactions occurring after December 31, 1997. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The accounting approach is called the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.
Effective January 1, 1997, the Corporation adopted the applicable provisions of SFAS No. 125. There was no material incidence of coverage under this Statement for 1997. The Corporation does not expect the remaining provisions of these Statements to have a material effect on the liquidity, results of operations or capital resources when they become effective in 1998.

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, (SFAS No. 130), "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation would be to require additional disclosures in the Corporation's financial statements.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131, (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation will be to require additional disclosures in the Corporation's financial statements.

NOTE 2 - INVESTMENT SECURITIES

The amortized costs and fair values of investment securities are as follows:
                                       At December 31, 1997
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  17,360,686       $    382,639
Corporate Securities                1,509,161              5,209
                                 _______________   ______________
  TOTAL                         $  18,869,847       $    387,848
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $   4,008,381       $     11,016
Obligations of Other U.S.
  Government Agencies              18,306,612            102,521
Mortgage-Backed Securities         20,753,868            149,693
Equity Securities                   2,351,362            292,734
                                 _______________   ______________
  TOTAL                         $  45,420,223       $    555,964
                                 ===============   ==============

                                       At December 31, 1997
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $    (311,629)     $  17,431,696
Corporate Securities                   (3,120)         1,511,250
                                 _______________   ______________
  TOTAL                         $    (314,749)     $  18,942,946
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $      (1,892)     $   4,017,505
Obligations of Other U.S.
  Government Agencies                 (12,097)        18,397,036
Mortgage-Backed Securities            (95,424)        20,808,137
Equity Securities                          -0-         2,644,096
                                 _______________   ______________
  TOTAL                         $    (109,413)      $ 45,866,774
                                 ===============   ==============

                                       At December 31, 1996
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  16,115,361       $    177,570
Corporate Securities                1,008,198                 -0-
                                 _______________   ______________
  TOTAL                         $  17,123,559       $    177,570
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $   2,998,914       $        433
Obligations of Other U.S.
  Government Agencies               8,834,045             36,602
Mortgage-Backed Securities         24,425,708            162,265
Equity Securities                   1,351,411            170,371
                                 _______________   ______________
  TOTAL                         $  37,610,078       $    369,671
                                 ===============   ==============

                                       At December 31, 1996
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $     (63,542)     $  16,229,389
Corporate Securities                   (9,448)           998,750
                                 _______________   ______________
  TOTAL                         $     (72,990)      $ 17,228,139
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $     (13,097)      $  2,986,250
Obligations of Other U.S.
  Government Agencies                 (10,129)         8,860,518
Mortgage-Backed Securities           (190,335)        24,397,638
Equity Securities                          -0-         1,521,782
                                 _______________   ______________
  TOTAL                         $    (213,561)     $  37,766,188
                                 ===============   ==============

There are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

Investment securities carried at $18,194,486 and $10,211,117 at December 31, 1997 and 1996, respectively, were pledged to secure public, trust, and government deposits.

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Debt Securities
                            _____________________________________
                                      Held to Maturity
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _________________
Due in one year or less      $    496,586      $     500,000
Due after one year through
 five years                     3,644,328          3,693,306
Due after five years through
 ten years                      2,700,368          2,742,912
Due after ten years            12,028,565         12,006,728
                            ______________      _________________
                               18,869,847         18,942,946
Mortgage-Backed Securities             -0-                -0-
                            ______________      _________________
                             $ 18,869,847      $  18,942,946
                            ==============      =================

                                      Debt Securities
                            _____________________________________
                                     Available for Sale
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _______________
Due in one year or less      $  8,492,780     $    8,489,654
Due after one year through
 five years                     3,535,737          3,554,743
Due after five years through
 ten years                     10,286,476         10,370,144
Due after ten years                    -0-                -0-
                            ______________      _______________
                               22,314,993         22,414,541
Mortgage-Backed Securities     20,753,868         20,808,137
                            ______________      _______________
                             $ 43,068,861      $  43,222,678
                            ==============      ================


Proceeds from sales of available for sale securities were $5,548,285 and $8,994,369 during 1997 and 1996, respectively.
Investment securities gains/losses include gross realized gains of $4,838 and gross realized losses of $2,775 during 1997 and gross realized gains of $45,671 and gross realized losses of $43,363 during 1996 as a result of sales of available for sale securities. The related income tax expense amounted to $701 and $785 during 1997 and 1996, respectively, for net investment securities gains/losses.

Mortgage-backed securities, as disclosed in the two preceding tables, are issued by U.S. Government agencies or corporations.

NOTE 3 - LOANS

Loans are summarized as follows:
                                   December 31,     December 31,
                                      1997              1996
                                   ____________    ______________
Real Estate-Mortgage:
  First and Second Residential     $ 93,495,375   $ 82,169,284
  Commercial and Industrial          23,777,078     21,947,488
  Construction and Land Development   9,629,413      4,035,276
  Agricultural                        4,598,191      4,366,652
Commercial and Industrial             6,035,077      5,235,323
Consumer                              9,320,106      8,793,805
Agricultural                          2,212,888      1,609,225
Political Subdivisions                3,390,061      2,027,186
Other                                   329,639        272,703
                                    ____________   ______________
   Total Loans                      152,787,828    130,456,942
Less:  Unearned Income                  (88,579)       (65,757)
                                    ____________   ______________
   Net Loans                       $152,699,249   $130,391,185
                                    ============   ==============


The Corporation grants commercial, residential and consumer loans to customers primarily located in the northwest portion of Lancaster County. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

The recorded investment in loans that is considered to be impaired was $25,772 and $28,129 at December 31, 1997 and 1996, respectively. This entire amount is included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounts to $1,546 and $2,250 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $302,655 and $98,317 during the year ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1997 and 1996, the Corporation did not recognize interest income on the impaired loans.

Nonperforming loans, which consist of loans 90 days or more past due and nonaccruing loans, amounted to $706,046, $842,949, and $1,225,261 at December 31, 1997, 1996, and 1995, respectively.

Loans to certain directors and principal officers of the Corporation, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $4,878,930 at December 31, 1997. Such loans were made in the ordinary course of business at the Corporation's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the years ended December 31 are as follows:

                                  1997         1996        1995
                             __________    __________  __________
Balance, Beginning of Year  $3,380,461    $3,343,586  $1,964,262
Additions                    4,336,242     2,682,659   2,528,095
Deductions                  (2,837,773)   (2,645,784) (1,148,771)

                             __________    __________  __________
Balance, End of Year        $4,878,930    $3,380,461  $3,343,586
                             ==========    ==========  ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses for the years ended December 31 is as follows:
                                 1997         1996         1995
                             __________    __________ ___________
Balance, Beginning of Year   $1,371,245   $1,264,528  $1,182,215
Provision Charged to
    Operating Expense           390,250      150,000     158,800
Recoveries of Charged-Off Loans  31,254       21,188      30,836
Charged-Off Loans              (199,986)     (64,471)   (107,323)
                             __________    __________ ___________
Balance, End of Year         $1,592,763   $1,371,245  $1,264,528
                             ==========    ========== ===========


NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:
                        Estimated     December 31,   December 31,
                      Useful Lives      1997            1996
                      _____________   ____________   ____________
Land                                  $  411,593     $  411,593
Land Improvements        20 years        495,390        495,390
Buildings and
  Improvements        15-50 years      5,086,515      5,080,215
Leasehold Improvements   20 years        266,120        262,176
Furniture, Fixtures and
   Equipment           5-25 years      3,147,989      3,019,006
                                      ____________   ____________
    Subtotal                           9,407,607      9,268,380
Less:  Accumulated Depreciation
        and Amortization              (3,992,743)    (3,526,994)
                                      ____________   ____________
Premises and Equipment - Net          $5,414,864     $5,741,386
                                      ============   ============

Depreciation and amortization expense amounted to $465,748 in 1997, $461,458 in 1996, and $374,257 in 1995.

Total rental expense amounted to $43,461, $43,461, and $23,481 for the years ended December 31, 1997, 1996, and 1995, respectively.

At December 31, 1997, the Corporation was obligated under noncancelable operating leases for real estate with the future minimum payments as follows:

                             1998            $ 43,461
                             1999              39,861
                             2000              39,461
                             2001              42,660
                             2002              42,660
                             Thereafter       106,650
                                             ________
                                             $314,753
                                             =========

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings and weighted average interest rates at
December 31, were as follows:
                               1997                   1996
                      ____________________   ____________________
                          Amount      Rate       Amount      Rate
                      ___________    _____   ___________   ______
Treasury Tax and
  Loan Notes          $  900,000     5.25%   $  489,414     5.15%
FHLB fixed-rate advance       -0-       -     2,500,000     5.93
                      ___________            ___________
Total                 $  900,000             $2,989,414
                      ===========            ===========

Under an agreement with the Federal Home Loan Bank of Pittsburgh
(FHLB), the Corporation has a line of credit available in the amount of $7,829,000. As of December 31, 1997 and 1996, no balance was outstanding on this line of credit. The line of credit is collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 1997 had a combined carrying value of $97,804,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Corporation having a fair value of $2,153,900 and $1,159,900 at December 31, 1997 and 1996, respectively. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

NOTE 7 - LONG-TERM DEBT

A summary of long-term debt as of December 31 is as follows:
                              1997                   1996
                     ___________________   __________________
                     Amount       Rate      Amount      Rate
                     ________   ________   ________   _______
FHLB fixed-rate advances
 maturing:
  1997           $       -0-      - %  $ 1,500,000    5.85%
  1998            4,671,000     5.92     4,671,000    5.92
  1999            1,675,000     5.18     1,675,000    5.18
  2000            3,300,000     6.02     2,000,000    6.11
  2007            1,460,660     6.00            -0-      -
FHLB adjustable-rate advances maturing:
     2002            3,532,400     5.74            -0-      -
FHLB convertible fixed-rate advances maturing:
  2001                   -0-       -     2,500,000    4.97
  2002           12,500,000     5.62            -0-      -
                    ___________   ______   ___________   _____
                    27,139,060     5.73    12,346,000    5.65
Limited Partnership Capital
 Notes, maturing
   1997 to 1999        190,000       -        330,000      -
                    ___________            ___________
  Total         $27,329,060            $12,676,000
                    ===========            ===========

The FHLB advances are collateralized by the security agreement and FHLB capital stock described in Note 6. FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus
 .07% to .08%. Options amounting to $2,500,000 and $10,000,000 commence in 1998 and 1999, respectively. Upon FHLB's conversion, the Bank has the option to repay the respective advances in full. FHLB's adjustable-rate advances adjust annually at .06% to .07% above the interest rate on the one year treasury's constant maturity.

NOTE 8 - PROFIT-SHARING PLAN

The Corporation's subsidiary has a noncontributory profit-sharing plan covering substantially all full-time employees.
Contributions are determined annually by the Board of Directors and costs are funded as accrued.

Contributions in the amount of $374,283, $330,873, and $318,092 for the years ended December 31, 1997, 1996, and 1995, respectively, were made to the profit-sharing plan.


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

Deferred income taxes consists of the following components as of December 31:

                                          1997            1996
                                      ___________      __________
Deferred Tax Assets(Liabilities)
  Deferred Net Loan Fees                 $ 21,997       $ 62,868
  Provision for Loan Losses               434,395        365,965
  Depreciation                           (133,943)      (108,884)
  Investment in Limited Partnerships      (28,521)       (30,077)
  Unrealized loss/(gain) on investment
   securities available for sale         (151,826)       (53,078)
  Other                                    11,880         14,635
                                      ___________      __________
Net Deferred Tax Asset                   $153,982       $251,429
                                      ===========      ==========

The Corporation as of December 31, 1997, has not established any valuation allowance against deferred tax assets since these tax benefits are realizable through carryback availability against prior years taxable income or the reversal of existing deferred tax liabilities.

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

                              1997          1996           1995
                           _________    __________     __________
Taxes Currently Payable    $580,399       $321,865      $549,875
Deferred Income Taxes/(Benefit)
   Related to:
   Provision for
      Loan Losses           (68,430)       (43,170)      (27,986)
   Deferred Net Loan Fees    40,871         44,549        49,520
   Fixed Asset Depreciation  25,060         48,143        40,130
   Other - Net                1,196        (14,925)        2,222
                           _________    __________     __________
   Provision for Income
      Taxes                $579,096       $356,462      $613,761
                           =========    ==========     ==========

The reasons for the difference between the Corporation's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                                    1997              1996
                            __________________   ________________
                                Amount     %      Amount     %
                            ___________   ____   ________   _____
Tax at Statutory
   Federal Income Tax Rate    $ 987,558   34.0  $ 866,413  34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (298,629) (10.3)  (280,938)(11.0)
   Income Tax Credits          (113,672)  (3.9)  (231,277) (9.1)
   Other                          3,839     .1      2,264    .1
                            ___________   ____   ________   _____
Provision for Income Taxes   $  579,096   19.9  $ 356,462  14.0
                            ===========   ====   ========   =====

                                    1995
                            __________________
                                Amount     %
                            ___________   ____
Tax at Statutory
   Federal Income Tax Rate    $ 922,356   34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (229,378)  (8.5)
   Income Tax Credits           (76,919)  (2.8)
   Other                         (2,298)   (.1)
                            ___________   ____
Provision for Income Taxes    $ 613,761   22.6
                            ===========   ====

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

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

                                   December 31,   December 31,
                                        1997          1996
                                  ______________   ____________
Financial Instruments whose
  Contract Amounts represent
  Credit Risk:
   Commitments to Extend Credit    $10,400,856     $ 9,894,399
   Unused Portion of Home Equity and
  Overdraft Lines                 5,173,238       2,078,493
   Other Unused Commitments, Principally
  Commercial Lines of Credit     11,949,139      10,504,256
   Standby Letters of Credit and Financial
  Guarantees Written              3,279,348       1,610,249

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

As required by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119), with respect to derivative financial instruments, the Corporation does not currently engage in the use of futures, forward, swap or option contracts that are typically defined as derivatives. SFAS No. 119 defines fixed-rate loan commitments, variable-rate loan commitments and other variable-rate financial instruments as derivatives for purposes of this Statement. Those financial instruments shown in the table above would represent the only derivatives as defined by SFAS No. 119 currently held by the Corporation. See Note 15 for the estimated fair value and related valuation assumptions of these financial instruments.

NOTE 11 - TIME DEPOSITS

Certificates of deposit in denominations of $100,000 or more amounted to $16,357,336 and $17,887,482 at December 31, 1997 and
1996, respectively. Interest expense on certificates of deposit in denominations of $100,000 or more amounted to $958,253, $877,033, and $598,287 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE 12 - REGULATORY RESTRICTIONS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against their deposit liabilities. The average amount of required reserves during 1997 was approximately $1,021,000.

The Corporation's Bank subsidiary is subject to certain restrictions in connection with the payment of dividends. The National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank may declare dividends to its parent Corporation in 1998 of approximately $4,306,324 plus an amount equal to the net profits of the Bank in 1998 up to the date of any such dividend declaration.

Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1997 and 1996, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:

                                               December 31,
                                        _________________________
                                            1997            1996
                                        __________       ________
Actual Capital Ratio:
 Tier I Capital to Average Total Assets    10.51%          11.36%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions              5.00            5.00

Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual             15.35%          17.02%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions              6.00            6.00

 Total Capital Ratio - Actual              16.45%          18.12%
 Minimum Required                           8.00            8.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions             10.00           10.00


Additionally, banking regulations limit the amount of investments, loans, extensions of credit, and advances the Bank can make to the Corporation at any time to 10% of the Bank's capital stock and surplus. At December 31, 1997, this limitation amounted to approximately $2,395,000. These regulations also require that any such investment, loan, extension of credit, or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 13 - STOCKHOLDERS' EQUITY
On April 13, 1995, the Corporation approved the increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares and the change in the par value of the Corporation's Common Stock from fifty cents ($.50) per share to twenty-five cents ($.25) per share, thereby effecting a two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995. On April 10, 1997, the Corporation's Board of
Directors declared a 5% common stock dividend effective May 15, 1997. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the common stock split and common stock dividend.

In addition, the Corporation maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the plan in the open market, the Corporation has reserved 157,500 shares of common stock to be issued under the Plan. At December 31, 1997, 28,196 shares have been issued under the plan. The number of shares available for issuance under the Plan are adjusted for stock dividends and stock splits. Open market purchases are usually made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses which will be paid by the Corporation.

The earnings per share, net income and weighted average number of shares outstanding for the years ended December 31, 1997, 1996 and 1995 as computed under the basic and diluted earnings per share methods are as follows:

                             Net Income    Shares     Per Share
                            ___________   ________   ____________
Year Ended December 31, 1997

Basic Earnings per Share:
 Income Available to
   Common Stockholders        $2,325,487   2,489,403         $.93
Effect of Dilutive Securities:
 Employee Stock Incentive
   and Purchase Plans                 -0-        700
                              ___________   ________
Diluted Earnings per Share:
 Income Available to Common Stockholders
  Plus Assumed Exercised
    Options                   $2,325,487   2,490,103         $.93
                             ===========   =========      =======
Year Ended December 31, 1996

Basic and Diluted Earnings per Share:
 Income Available to
   Common Stockholders        $2,191,812   2,493,951         $.88
                             ===========   =========      =======
Year Ended December 31, 1995
Basic and Diluted Earnings per Share:
 Income Available to
   Common Stockholders        $2,099,052   2,501,548         $.84
                             ===========   =========      =======


NOTE 14 - STOCK OPTION PLANS

On February 1, 1997, the Corporation established an Employee Stock Purchase Plan which allows eligible employees to purchase stock in the Corporation at the lower of $19.84 or 85% of the fair market value of the stock on the date of exercise. Since inception, 726 shares have been issued under the plan at prices ranging from $19.52 to $19.77.

Under the Corporation's Stock Incentive Plans, options have been granted to key personnel for terms up to 10 years at option prices equal to the fair value of the shares on the date of the grant. No shares have been issued under these plans.

There were no stock option transactions for the years ended
December 31, 1996 and 1995. Stock option transactions for the year ended December 31, 1997 are summarized below:

                                   Stock       Weighted-Average
                                  Options       Exercise Price
                                  ________     _________________
Options Granted:
  Employee Stock Purchase Plan      15,000           $19.82
  Stock Incentive Plans              4,830            23.27
                                  ________
                                    19,830

Options Exercised                     (726)           19.57
                                  __________
Options Outstanding and Exercisable
  at December 31, 1997 (Prices range
  from $19.73 to $23.27)            19,104           $20.63
                                  ==========

The remaining average contractual life of options outstanding as of December 31, 1997 is 5.8 years.

The per share weighted-average fair value of stock options granted for the year ended December 31, 1997 was $5.73 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions for 1997: expected dividend yield of 1.71%; risk-free interest rate of 6.13%; expected life of 3.8 years; and an expected volatility over the expected life of the options was 22.5%.

The Financial Accounting Standards Board issued Statement No. 123 (SFAS No.123), "Accounting for Stock-Based Compensation." This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. Under this method, compensation cost is measured at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The accounting requirements of SFAS No.123 were adopted as of January 1, 1996. As permitted by SFAS No. 123, the Corporation has chosen to apply APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the Stock Option Plans. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                        Year Ended
                                    December 31, 1997
                                    _________________
Net Income
  As Reported                           $2,325,487
  Pro Forma                              2,211,846

Net Income per Share (Basic and
 Assuming Dilution)
  As Reported                                 $.93
  Pro Forma                                    .89


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), the Corporation has presented estimated fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value or other valuation techniques. These fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. As a result, the Corporation's ability to realize these derived values cannot be assured. Further, certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments:

Cash and cash equivalents The carrying amounts reported in the consolidated balance sheets for cash and short-term investments approximate their fair values.

Investment securities Fair values for investment securities are based on quoted prices, where available. If quoted prices are not available, fair values are based on quoted prices of comparable instruments.

Loans For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Off-balance-sheet instruments For the Corporation's off-balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is the same as the instrument's contract or notional values since they are generally short-term in nature or they are priced at market when funded.

Deposit liabilities The fair values of deposits with no stated maturities, such as demand deposits, savings accounts, NOW and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings-The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

Long-term debt The fair values of the Corporation's long-term debt are estimated using discounted cash flow analyses, based on the Corporation's incremental borrowing rates for similar types of borrowing arrangements.

At December 31, 1997 and 1996, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                                         December 31, 1997
                                 ______________________________
                                      Carrying
                                        Value       Fair Value
                                 _____________   _______________
Assets:
 Cash and Due from Banks          $  6,489,595    $  6,489,595
 Investment Securities
 Held to Maturity                   18,869,847      18,942,946
 Investment Securities
  Available for Sale                45,866,774      45,866,774
 Loans, net of Unearned Income
  and Allowance for Loan Losses    151,106,486     153,742,000
 Accrued Interest Receivable         1,445,767       1,445,767
Liabilities:
 Demand and Savings Deposits        85,926,798      85,926,798
 Time Deposits                      94,208,075      94,069,000
 Short-term Borrowing                  900,000         900,000
 Long-term Debt                     27,329,060      27,242,000

                                    Contract
                                     Amount         Fair Value
                                  ____________    _____________
Off-balance-sheet Items:
  Commitments to Extend Credit
   and Standby Letters of Credit  $ 30,802,581    $ 30,802,581

                                         December 31, 1996
                                 ______________________________
                                      Carrying
                                        Value       Fair Value
                                 _____________   _______________
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

                                    Contract
                                     Amount         Fair Value
                                  ____________    _____________
Off-balance-sheet Items:
  Commitments to Extend Credit
   and Standby Letters of Credit  $ 24,087,397    $ 24,087,397


NOTE 16 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY)

                       CONDENSED BALANCE SHEETS

                                     December 31,   December 31,
                                          1997           1996
                                    ____________   _____________
ASSETS
   Cash in Subsidiary Bank          $   114,631    $     14,705
   Investment in Subsidiary          22,459,264      21,176,278
   Other Equity Investment Securities   399,696         271,382
  Investments in Limited
       Partnerships                     941,287       1,003,002
   Recoverable Federal Income Taxes     159,022         175,508
                                    ____________   _____________
       Total Assets                 $24,073,900    $ 22,640,875
                                    ============   =============

LIABILITIES
   Limited Partnership Capital Notes$   190,000    $    330,000
   Deferred Income Taxes                128,050          88,003
                                    ____________   _____________
       Total Liabilities                318,050         418,003

STOCKHOLDERS' EQUITY
   Common Stock                         627,332         598,541
   Surplus                            4,814,975       1,967,838
   Retained Earnings                 18,460,729      19,916,165
   Unrealized gain on investment
    securities available for sale,
    net of tax                          294,723         103,033
   Less: Treasury Stock                (441,909)       (362,705)
                                    ____________   _____________
       Total Stockholders' Equity    23,755,850      22,222,872
                                     ____________   _____________
       Total Liabilities and
          Stockholders' Equity     $ 24,073,900    $ 22,640,875
                                    ============   =============

                    CONDENSED STATEMENTS OF INCOME
                                   Years Ended December 31,
                                  __________________________
                                      1997          1996
                                  _____________   __________
INCOME
 Dividends from Subsidiary         $1,100,000    $  742,500
 Dividends on Other Equity
   Investment Securities                8,882         9,358
 Interest on Deposits in Subsidiary     3,647         3,054
 Investment Securities Gains               -0-           -0-
 Management Fees from Subsidiary       39,690        39,758
                                  _____________   __________
      Total Income                  1,152,219       794,670

EXPENSES                              140,660       166,870
                                  _____________   __________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                    1,011,559       627,800
 PROVISION FOR INCOME TAXES (BENEFIT)(141,872)     (272,244)
                                  _____________   __________
                                    1,153,431       900,044
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                     1,172,056     1,291,768
                                  _____________   _________
  NET INCOME                       $2,325,487    $2,191,812
                                  =============   ==========
                                   Years Ended December 31,
                                  _________________________
                                      1995
                                  _____________
INCOME
 Dividends from Subsidiary         $1,202,025
 Dividends on Other Equity
   Investment Securities                7,174
 Interest on Deposits in Subsidiary     3,737
 Investment Securities Gains           12,292
 Management Fees from Subsidiary       37,155
                                  _____________
      Total Income                  1,262,383

EXPENSES                               41,589
                                  _____________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                    1,220,794
 PROVISION FOR INCOME TAXES (BENEFIT) (41,108)
                                  _____________
                                    1,261,902
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                       837,150
                                  _____________
  NET INCOME                       $2,099,052
                                  =============

                 CONDENSED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                     ____________________________
                                          1997           1996
                                    ______________  _____________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $2,325,487    $2,191,812
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Investment Securities (Gains)/Losses    -0-           -0-
      Undistributed Income of
        Subsidiary                    (1,172,056)   (1,291,768)
      Provision for Deferred Income Taxes (1,556)      (19,497)
      Decrease/(Increase) in Other Assets 78,200       (20,249)
                                    ______________  _____________
     Net Cash Provided by Operating
        Activities                     1,230,075       860,298

CASH FLOWS from INVESTING ACTIVITIES
   Investment in Limited Partnership          -0-           -0-
   Increase in Investment in Subsidiary's
    Common Stock                              -0-           -0-
   Purchases of Available for Sale
    Securities                            (5,950)           -0-
   Proceeds from Sales of Available for
    Sale Securities                           -0-           -0-
                                    ______________  _____________
  Net Cash Provided by (Used in)
         Investing Activities             (5,950)           -0-
CASH FLOWS from FINANCING ACTIVITIES
   Acquisition of Treasury Stock        (306,746)     (119,173)
 Payments on Long-Term Debt             (140,000)     (140,000)
 Issuance of Common and Treasury Stock   198,827       130,866
 Cash Dividends Paid                    (876,280)     (760,044)
                                    ______________  _____________
  Net Cash (Used in)
     Financing Activities             (1,124,199)     (888,351)
                                    ______________  _____________
      NET INCREASE/(DECREASE) in CASH     99,926       (28,053)

CASH - Beginning of Year                  14,705        42,758
                                    ______________  _____________
CASH - End of Year                    $  114,631    $   14,705
                                    ==============  =============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (12,000
    shares in 1997 and 10,000
    shares in 1996)                   $  227,542    $  153,384
Issuance of Capital Note for
    Limited Partnership Interest              -0-           -0-

                                       Years Ended December 31,
                                     ____________________________
                                          1995
                                    ______________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $2,099,052
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Investment Securities
        Gains)/Losses                    (12,292)
      Undistributed Income of
        Subsidiary                      (837,150)
      Provision for Deferred Income Taxes 10,081
      Decrease/(Increase) in Other Assets   (820)
                                    ______________
     Net Cash Provided by Operating
        Activities                     1,258,871

CASH FLOWS from INVESTING ACTIVITIES
   Investment in Limited Partnership    (162,500)
   Increase in Investment in Subsidiary's
    Common Stock                        (300,000)
   Purchases of Available for Sale
    Securities                                -0-
   Proceeds from Sales of Available for
    Sale Securities                       25,500
                                    _______________
  Net Cash Provided by (Used in)
         Investing Activities           (437,000)
CASH FLOWS from FINANCING ACTIVITIES
   Acquisition of Treasury Stock        (359,876)
 Payments on Long-Term Debt                   -0-
 Issuance of Common and Treasury Stock        -0-
 Cash Dividends Paid                    (560,072)
                                    _______________
  Net Cash (Used in)
     Financing Activities               (919,948)
                                    _______________
      NET INCREASE/(DECREASE) in CASH    (98,077)

CASH - Beginning of Year                 140,835
                                    _______________
CASH - End of Year                    $   42,758
                                    ===============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (12,000
    shares in 1997 and 10,000
    shares in 1996)                     $     -0-
Issuance of Capital Note for
    Limited Partnership Interest         470,000


NOTE 17 - SUBSEQUENT EVENTS

On February 5, 1998, the Corporation announced that the Board of Directors had authorized and approved a plan to purchase up to 100,000 shares of the Corporation's outstanding common stock in open market or privately negotiated transactions. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of the Corporation and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are to be held as treasury shares (issued, but not outstanding shares). As of February 6, 1998, a total of 75,616 shares of common stock were repurchased under this plan at a cost of $1,720,264. The amount repurchased thus far represents approximately 3% of the outstanding shares of the Corporation as of December 31, 1997. This amount was funded by a $1,725,000 dividend from the Corporation's wholly-owned subsidiary, Union National Community Bank. The Bank paid the dividend from its current cash flow and available retained earnings.

Effective February 6, 1998, the corporate title of the Corporation's wholly-owned subsidiary was changed to "Union National Community Bank" from "The Union National Mount Joy Bank". The name change emphasizes the Bank's commitment to serve its communities as an independent community bank and to ensure the Bank's growth in these communities.

                    INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Union National Financial Corporation and Subsidiary
Mount Joy, Pennsylvania

  We have audited the accompanying consolidated balance sheets of UNION NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and Subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

January 15, 1998, except for Note 17, as to which the date is
February 6, 1998
Lancaster, Pennsylvania
                              /s/ Trout, Ebersole & Groff, LLP
                             ____________________________________
                              Trout, Ebersole and Groff, LLP
                              Certified Public Accountants


            SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended
December 31, 1997 and 1996, are as follows:
                                             1997
                       __________________________________________
(In Thousands)            March    June    September   December
                           31       30        30          31
                         _______   ______   ________    ________
Interest Income          $3,804    $3,995    $4,111      $4,296
Interest Expense          1,744     1,821     1,928       2,058
                         _______   ______   ________    ________
 Net Interest Income      2,060     2,174     2,183       2,238
Provision for Loan Losses    11       101        91         187
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  2,049     2,073     2,092       2,051
Other Operating Income      237       218       244         286
Other Operating Expenses  1,581     1,578     1,603       1,584
                         _______   ______   ________    ________
Income before Income Taxes  705       713       733         753
Provision for Income Taxes  139       144       147         149
                         _______   ______   ________    ________
   Net Income              $566      $569      $586        $604
                         =======   ======   ========    ========

Net Income per Common Share
 (Basic and Assuming
   Dilution)*            $ 0.23     $0.23     $0.23       $0.24
                         =======   ======   ========    ========

*Per Share information reflects the 5% stock dividend effective on May 15, 1997 as discussed in Note 13 of the accompanying consolidated financial statements.

                                          1996
                       __________________________________________
(In Thousands)            March    June    September   December
                           31       30        30          31
                         _______   ______   ________    ________
Interest Income          $3,402    $3,513    $3,625      $3,677
Interest Expense          1,489     1,559     1,650       1,682
                         _______   ______   ________    ________
 Net Interest Income      1,913     1,954     1,975       1,995
Provision for Loan Losses     8        41        48          52
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  1,905     1,913     1,927       1,943
Other Operating Income      208       189       186         229
Other Operating Expenses  1,464     1,479     1,467       1,541
                         _______   ______   ________    ________
Income before Income Taxes  649       623       646         631
Provision for Income Taxes   92        81       101          83
                         _______   ______   ________    ________
   Net Income              $557      $542      $545        $548
                         =======   ======   ========    ========
 Net Income per Common Share
 (Basic and Assuming
   Dilution)*            $ 0.22     $0.22     $0.22       $0.22
                         =======   ======   ========    ========

*Per Share information reflects the 5% stock dividend effective on May 15, 1997 as discussed in Note 13 of the accompanying consolidated financial statements.


                      CONSOLIDATED SUMMARY OF OPERATIONS

(Dollars in thousands, except per share data)
                                  Years Ended December 31,
                       __________________________________________
                                1997         1996        1995
                             __________   __________   __________
INCOME AND EXPENSE
Interest Income              $ 16,205     $ 14,218     $ 12,773
Interest Expense                7,550        6,380        5,175
                             __________   __________   __________
Net Interest Income             8,655        7,838        7,598
Provision for Loan Losses         390          150          159
                             __________   __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   8,265        7,688        7,439
Other Operating Income            986          811          753
Other Operating Expenses        6,347        5,951        5,479
                             __________   __________   __________
Income before Income Taxes      2,904        2,548        2,713
Provision for Income Taxes
 and Cumulative Effect of
 Change in Accounting for
 Income Taxes*                    579          356          614
                             __________   __________   __________
Net Income for Year          $  2,325     $  2,192     $  2,099
                             ==========   ==========   ==========

PER SHARE * *

Net Income (Basic and
  Assuming Dilution)         $   0.93     $   0.88     $   0.84
Cash Dividends Paid             0.351        0.305        0.224
Average Shares Outstanding  2,489,403    2,493,951    2,501,548

FINANCIAL RATIOS

Return on Average Assets         1.09%        1.17%        1.28%
Return on Average
  Stockholders' Equity          10.17        10.24        10.42
Dividend Payout Ratio           37.68        34.68        26.68
Average Stockholders' Equity
 to Average Assets              10.68        11.40        12.24

AVERAGE BALANCE SHEET

Net Loans                   $ 140,925    $ 124,483     $115,026
Investments                    57,551       48,707       38,320
Other Earning Assets            3,564        2,576          880
Total Assets                  213,986      187,814      164,631
Deposits                      168,814      154,474      139,896
Short-Term Borrowings           1,461        2,009        1,197
Long-Term Debt                 19,425        8,411        2,320
Stockholders' Equity           22,859       21,411       20,149

BALANCE SHEET AT YEAR-END

Net Loans                    $152,699     $130,391     $120,417
Investments                    64,737       54,890       39,437
Other Earning Assets            2,835        4,790           -0-
Total Assets                  233,243      203,472      174,657
Deposits                      180,135      164,513      143,368
Short-Term Borrowing              900        2,989        3,399
Long-Term Debt                 27,329       12,676        6,270
Stockholders' Equity           23,756       22,223       20,769

* In 1993 the cumulative effect of change in accounting for income taxes resulted in an offset to the provision for income taxes in the amount of $269,000.

** Per Share information reflects two-for-one stock splits of the Corporation's Common Stock effective on June 1, 1995 and on April
21, 1993 and the 5% stock dividend effective on May 15, 1997.

                                  Years Ended December 31,
                       __________________________________________
                                1994         1993
                             __________   __________
INCOME AND EXPENSE
Interest Income              $ 11,801     $ 11,794
Interest Expense                4,131        4,277
                             __________   __________
Net Interest Income             7,670        7,517
Provision for Loan Losses         113          224
                             __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   7,557        7,293
Other Operating Income            631          577
Other Operating Expenses        5,207        5,021
                             __________   __________
Income before Income Taxes      2,981        2,849
Provision for Income Taxes
 and Cumulative Effect of
 Change in Accounting for
 Income Taxes*                    733          370*
                             __________   __________
Net Income for Year          $  2,248     $  2,479
                             ==========   ==========

PER SHARE * *

Net Income (Basic and
  Assuming Dilution)         $   0.89     $   0.99
Cash Dividends Paid             0.210        0.202
Average Shares Outstanding  2,515,080    2,516,491

FINANCIAL RATIOS

Return on Average Assets         1.42%        1.67%
Return on Average
  Stockholders' Equity          12.15        14.54
Dividend Payout Ratio           23.45        20.54
Average Stockholders' Equity
 to Average Assets              11.72        11.48

AVERAGE BALANCE SHEET

Net Loans                   $ 105,427     $ 98,319
Investments                    40,859       36,804
Other Earning Assets            3,313        4,986
Total Assets                  157,830      148,476
Deposits                      138,126      130,284
Short-Term Borrowings             383          429
Long-Term Debt                     -0-          -0-
Stockholders' Equity           18,499       17,048

BALANCE SHEET AT YEAR-END

Net Loans                    $108,266     $102,176
Investments                    38,652       36,284
Other Earning Assets            1,870        7,257
Total Assets                  159,160      155,143
Deposits                      139,208      135,839
Short-Term Borrowing              309          900
Long-Term Debt                     -0-          -0-
Stockholders' Equity           19,053       17,800

* In 1993 the cumulative effect of change in accounting for income taxes resulted in an offset to the provision for income taxes in the amount of $269,000.

** Per Share information reflects two-for-one stock splits of the Corporation's Common Stock effective on June 1, 1995 and on April
21, 1993 and the 5% stock dividend effective on May 15, 1997.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS

The following section presents a discussion and analysis of the financial condition and results of operations of Union National Financial Corporation, a bank holding company (the Corporation), and its wholly-owned subsidiary, Union National Community Bank (the Bank) formerly known as The Union National Mount Joy Bank. This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report. Such financial condition and results of operations are not intended to be indicative of future performance.

In addition to historical information, this "Management's
Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission (SEC), including the Annual Report on SEC's Form 10-K for the year ended December
31, 1997, Quarterly Reports on Form 10-Q filed by the Corporation in 1997 and 1998, and any Current Reports on Form 8-K filed by the Corporation.

Results of Operations
_____________________
Overview

Consolidated net income for 1997 was $2,325,000, an increase of 6.1% over the consolidated net income of $2,192,000 for 1996. The consolidated net income for 1996, increased by 4.4% from the consolidated net income of $2,099,000 for 1995.

On a per share basis, net income for 1997 was $.93, as compared to $.88 for 1996, and $.84 for 1995. The per share amounts reflect the two-for-one stock split of the Corporation's Common
Stock effective on June 1, 1995 and the 5% stock dividend effective May 15, 1997. The earnings per share information is the same under the basic and assuming dilution methods.

Results of operations for 1997 as compared to 1996 were impacted by the following items: (1) Net income increased due to a 13.2% increase in average net loans, primarily residential and commercial mortgages, which were funded by growth in deposits and by additions to average borrowings; (2) net income decreased due to the narrowing of the spread between the earnings rates on loans and investments as compared to the interest rates paid on certificates of deposit and long-term debt; (3) net income decreased due to a 6.7% increase in other operating expenses; (4) net income increased due to a 21.5% increase in other operating income; and (5) net income decreased due to a reduction in income tax credits available in 1997 as compared to 1996. The above items are quantified and discussed in further detail under their respective sections below.

Results of operations for 1996 as compared to 1995 were impacted by the following items: (1) Net income increased due to an 8.2% increase in average net loans, primarily residential and commercial mortgages, which were funded by growth in certificates of deposit and by additions to average borrowing; (2) net income decreased due to the narrowing of the spread between the earnings rates on loans and investments as compared to the interest rates paid on certificates of deposit during 1996; (3) net income increased due to a 7.7% increase in other operating income; (4) net income decreased due to an 8.6% increase in other operating expenses; and (5) net income increased due to an increase in income tax credits available in 1996 as compared to 1995.

The growth in loans is considered a material favorable trend of the Corporation which Management expects to continue through 1998. Management expects the growth in deposits for 1998 to be comparable to the historic growth rate of deposits. Management has taken specific actions to enhance the Bank's competitive position for core deposits. These actions include a formal officer calling program and a broadly based staff sales training and incentive program to enhance the Bank's competitiveness for loans, deposits and other financial services in northwestern Lancaster County, Pennsylvania (the Market Area). Other actions include the strategic promotion of the Bank's retail offices in light of continued consolidation of financial institutions in the Bank's market area; the promotion of intermediate-term certificates of deposit, including a push-button certificate allowing a one-time increase in the interest rate during the term of the certificate; the promotion of a certificate of deposit which has a no-penalty early withdrawal feature during the life of the certificate; and special promotions of the Bank's checking account products. As a result of the above described efforts, the Bank's certificate of deposit portfolio under $100,000 has increased $9,600,000, or 14.1%, to $77,851,000 at December 31,
1997, from $68,232,000 at December 31, 1996. In addition, the overnight cash deposits of the Bank's Trust Department were invested into a money market account with the Bank currently paying interest at a rate of 5.35%. This increased average deposits for 1997 by $2,233,000. Other average checking and savings deposits increased by $4,816,000 for 1997 over 1996, or 6.7%. The funding for the loan growth is further discussed under the section on Liquidity.

Management expects the loan growth to continue through 1998 for the following reasons: (1) lending rates are at generally affordable rates for prospective borrowers; (2) implementation of an officer calling program and a broadly based staff sales training and incentive program; (3) further product development and promotion of the Bank's consumer and home equity lines of credit; (4) economic stability of the Market Area as discussed later in this section; and (5) continued population growth in the Bank's Market Area.

Net income as a percent of total average assets, also known as return on assets (ROA), was 1.09% for 1997, compared to 1.17% for 1996 and 1.28% for 1995. Net income as a percent of average stockholders' equity, also known as return on equity (ROE), was 10.17% for 1997, compared to 10.24% for 1996 and 10.42% for 1995.
The ROA and ROE for 1997 and 1996 were impacted by the factors discussed above.

It is anticipated that economic activity in the Bank's Market Area during 1998 appears favorable due to the availability of generally low lending rates and continued residential construction activity. The overall effects of current and past economic conditions as well as other factors can be seen by a mild lessening of certain borrowers' financial strength. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

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

For analytical and discussion purposes, net interest income and corresponding yields are presented on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34% for 1997, 1996, and 1995.

Net interest income for 1997 increased by $853,000, or 10.3%, over 1996. Net interest income for 1996 increased by $336,000, or 4.2%, from 1995. Commercial, residential, and consumer average loan growth of $16,442,000 and average investment security growth of $8,844,000 was funded by the growth in average deposits of $14,340,000 and by the growth in average long-term debt of $11,014,000. The additional long-term debt represented fixed-rate and variable-rate advances. Average earning assets increased in the amount of $26,274,000 in the aggregate over 1996. The volume growth in earning assets and interest-bearing liabilities increased net interest income by the amount of $1,002,000 in 1997 over 1996, as compared to $512,000 in 1996 over 1995.

The overall interest rate on the average total earning assets decreased to 8.3% for 1997 as compared to 8.4% for 1996 due to the refinancing of higher interest rate loans to lower interest rates. More significantly, the overall interest rate on the average interest-bearing liabilities increased to 4.4% for 1997, as compared to 4.2% for 1996 due to the change in the mix of interest-bearing liabilities in the form of additional long-term debt and additional funds in higher paying money market accounts. The net effect of all interest rate fluctuations and funding changes was to decrease net interest income in the amount of $149,000 in 1997 from 1996, as compared to a decrease of $176,000 in 1996 from 1995. See Management's discussion below concerning the anticipated impact of these interest rate fluctuations to the results of operations for 1998.

In order to enhance the net interest income in future periods, Management has entered into transactions that increase earning assets funded by advances from the Federal Home Loan Bank of Pittsburgh (FHLB). The terms and amounts of the transactions, when combined with the Bank's overall balance sheet structure, maintain the Bank within its interest rate risk policies. As of December 31, 1997, the Bank has received long-term advances of $27,139,000 from its available credit at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. The total advances have a current average effective rate of 5.73% with maturities ranging from March 1998 to December 2007.

For 1998, Management currently expects a further narrowing of its net interest margin percentage due to a currently expected increase in the overall interest rate on average interest-bearing liabilities as compared to the levels of 1997. This results from the increased level of higher interest rate average liabilities in the form of long-term debt and funds in money market accounts. In contrast, the growth in the earning assets during 1997 is currently expected to increase net interest margin for 1998 over 1997. Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the yield curve during 1998, the options selected by customers, and the future mix of the loan, investment and deposit products in the Bank's portfolios may significantly change the estimates used in the simulation models. However, based on the Bank's current model and estimates as of December 31, 1997, Management expects an overall immaterial impact to the net interest margin for 1998, as compared to 1997. See discussions on Liquidity and Market Risk
- Interest Rate Risk.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on Management's analysis of the adequacy of the allowance for loan losses. Net charge-offs amounted to $168,000 for

Distribution of Assets, Liabilities, and Stockholders' Equity;
Interest Rates and Interest Differential (Taxable Equivalent
Basis)
                                             Year Ended
                                          December 31, 1997
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      84       $      3       3.6%
Federal Funds Sold                3,480            192       5.5
Investment Securities:
 Taxable                         41,262          2,659       6.4
 Exempt from Federal Taxes       16,289          1,315       8.1
Loans-Net*                      140,925         12,553       8.9
                               _________      ________     ______
 Total Earning Assets           202,040       $ 16,722       8.3%
                                              ========     ======
Allowance for Loan Losses        (1,456)
Other Nonearning Assets          13,402
                               _________
 TOTAL ASSETS                 $ 213,986
                               =========
LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  38,134       $    852       2.2%
 Savings                         24,184            590       2.4
 Time                            89,992          4,913       5.5
Short-Term Borrowing              1,461             87       6.0
Long-Term Debt                   19,425          1,108       5.7
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    173,196        $ 7,550       4.4%
                                              ========     ======
Demand Deposits                  16,504
Other Liabilities                 1,427
                               _________
   TOTAL LIABILITIES            191,127
 Stockholders' Equity            22,859
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 213,986
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                      $ 9,172       4.5%
                                              ========     ======
Balances of nonaccrual loans and related income recognized have been included for computational purposes.  Balances reflect
amortized historical cost for available for sale securities.  The related average unrealized holding gain or loss on securities is included in other nonearning assets.  Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

* Includes loan fees of $572,000 for the year ended December 31, 1997, $515,000 for 1996 and $458,000 for 1995.

                                             Year Ended
                                          December 31, 1996
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      48       $      3       6.3%
Federal Funds Sold                2,528            136       5.4
Investment Securities:
 Taxable                         33,546          2,073       6.2
 Exempt from Federal Taxes       15,161          1,258       8.3
Loans-Net*                      124,483         11,229       9.0
                               _________      ________     ______
 Total Earning Assets           175,766       $ 14,699       8.4%
                                              ========     ======
Allowance for Loan Losses        (1,307)
Other Nonearning Assets          13,355
                               _________
 TOTAL ASSETS                 $ 187,814
                               =========
LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  33,924       $    699       2.1%
 Savings                         23,343            585       2.5
 Time                            82,701          4,495       5.4
Short-Term Borrowing              2,009            115       5.7
Long-Term Debt                    8,411            485       5.8
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    150,388        $ 6,379       4.2%
                                              ========     ======
Demand Deposits                  14,506
Other Liabilities                 1,509
                               _________
   TOTAL LIABILITIES            166,403
 Stockholders' Equity            21,411
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 187,814
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                      $ 8,320       4.7%
                                              ========     ======

                                             Year Ended
                                          December 31, 1995
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      63       $      3       4.8%
Federal Funds Sold                  817             48       5.9
Investment Securities:
 Taxable                         27,192          1,573       5.8
 Exempt from Federal Taxes       11,128            976       8.8
Loans-Net*                      115,026         10,559       9.2
                               _________      ________     ______
 Total Earning Assets           154,226       $ 13,159       8.5%
                                              ========     ======
Allowance for Loan Losses        (1,218)
Other Nonearning Assets          11,623
                               _________
 TOTAL ASSETS                 $ 164,631
                               =========
LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  33,195       $    705       2.1%
 Savings                         25,317            703       2.8
 Time                            68,048          3,558       5.2
Short-Term Borrowing              1,197             70       5.8
Long-Term Debt                    2,320            139       6.0
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    130,077        $ 5,175       4.0%
                                              ========     ======
Demand Deposits                  13,336
Other Liabilities                 1,069
                               _________
   TOTAL LIABILITIES            144,482
 Stockholders' Equity            20,149
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 164,631
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                      $ 7,984       5.2%
                                              ========     ======


1997, as compared to $44,000 for 1996 and $76,000 for 1995.
Future adjustments to the allowance, and consequently, the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making Management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses was $390,000 in 1997, $150,000 in 1996 and $159,000 in 1995. The increase in the provision for loan losses from 1996 to 1997 was in response to the volume loan growth during 1997 and the increase in net charge-offs in 1997 over 1996. See discussion on Loan
Quality/Allowance for Loan Losses.


Other Operating Income

Other operating income for the current year was $986,000, representing an increase of $175,000, or 21.5%, over 1996.
Contributing to this increase were additional earnings resulting from an increase in automatic teller machine (ATM) usage fees, card usage fees (surcharges) established in October 1997, and related revenues generated from new ATM locations established in 1997 and 1996 by an aggregate amount of $60,000; from an increase in insufficient funds charges as volumes increased by an amount of $28,000; from new revenue sources in the amount of $24,000 including debit card interchange and commercial account analysis fees; and from an increase in letter of credit fees and trust revenues. Currently, the Bank surcharges at its ATMs; however, ATM surcharges, or the elimination thereof, may be subject to future legislation.

Other operating income for 1996 was $811,000, representing an increase of $58,000, or 7.7%, over 1995. Contributing to this increase were additional earnings resulting from ATM usage including new ATM locations established in 1996 and 1995, rental income, mutual fund commissions, insufficient funds charges, and safe deposit box rents. As an offset to the other operating income increase was a reduction in trust income due to significant estate settlements occurring in 1995.

Other Operating Expenses

Total other operating expenses for 1997 increased by $396,000, or 6.7%, over 1996. Of this increase, employee salaries and wages and related fringe benefits increased by $251,000, or 7.4%, over 1996. This increase was essentially due to new staff additions and due to annual merit, cost of living, and incentive pay increases. Related profit sharing expense, payroll taxes, and healthcare costs increased similarly. Staff additions included training and administrative support positions.

Occupancy, furniture and equipment expenses in 1997 increased by $17,900, or 1.9%, from 1996. This increase was primarily due to increases in other real estate expenses and equipment service agreements offset by a decrease in snow removal costs.

The FDIC Insurance Assessment expense increased by $18,000 for
1997 as compared to 1996. The FDIC Insurance Assessment rate increased to $.0129 for every $100 in deposits as of January 1, 1997 from a charge of $500 per quarter in 1996. See further discussion under the Section on Regulatory Activity concerning the expected impact to the FDIC Insurance Assessment rate for 1998.

Other operating expense items in 1997 increased by $109,000, or 6.8%, over 1996. Contributing factors to the increase in other operating expenses as compared to 1996 included the following:
(1) an increase in professional and consulting fees in the amount of $79,000; and (2) an increase in ATM transaction and clearing costs in the amount of $36,000. The increase in professional and consulting fees included implementation legal costs for employee stock option plans, consulting fees for broadly based staff sales training program, additional legal fees with respect to certain loan collections, and fees for the audit of electronic data processing systems. ATM transaction and clearing costs increased due to the addition of remote ATMs in 1997 and 1996, due to new debit card clearing costs, and due to an increase in customer transactions by 44% in 1997 over 1996 at the Bank's ATMs. As an offset to the increase in other operating expenses, net losses and charge-offs from the limited partnerships in the amount of $62,000 were recognized as other operating expenses for 1997, as compared to $107,000 for 1996.

Total other operating expenses for 1996 increased by $472,000, or 8.6%, over 1995. Of this increase, employee salaries and wages and related fringe benefits increased by $237,000, or 7.5%, over 1995, essentially due to new staff additions and due to annual merit, cost of living, and healthcare cost increases. Staff additions included the initial staffing of the Manheim retail office with costs of $104,000 in 1996 over 1995 and additional support staff positions. Occupancy, furniture and equipment expenses for 1996 increased by $243,000, or 34.1%, over 1995.
This increase was primarily due to increased depreciation and occupancy costs in the amount of $70,000 resulting from the main office expansion, renovation and furnishing and due to the additional occupancy costs related to the Manheim retail office in the amount of $47,500. Other expense items in 1996 decreased by $9,000, or .5%, from 1995. The significant items that changed as compared to 1995 are as follows: (1) FDIC insurance assessments decreased by $158,000 due to the decline in the FDIC
Insurance Assessment rate as of June 1, 1995; (2) a net increase of $32,000 in net losses, charge-offs and costs related to the limited partnerships; (3) an increase in various expenses impacted


Rate/Volume Analysis of Changes in Net Interest Income (Taxable
Equivalent Basis)

                                         1997 Compared to 1996
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From Interest-
 Bearing Deposits in Other Banks    $    -0-     $     1   $  (1)
  Federal Funds Sold                     56           53       3
  Investment Securities:
    Taxable                             586          494      92
    Exempt from Federal Taxes            58           92     (34)
  Loans-Net                           1,324        1,467    (143)
                                    ________     ________   _____
    Total Earning Assets              2,024        2,107     (83)

Interest Exepense On
 Deposits:
  Interest-Bearing Demand               153           91      62
  Savings                                 5           21     (16)
  Time                                  418          398      20
 Short-Term Borrowing                   (28)         (33)      5
 Long-Term Debt                         623          628      (5)
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                     1,171        1,105      66
                                    ________     ________   _____
   Net Interest Income              $   853      $ 1,002   $(149)
                                    ========     ========   =====


Balances of nonaccuaral loans and related income recognized have been included for computational purposes. The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis. Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.


                                         1996 Compared to 1995
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From Interest-
 Bearing Deposits in Other Banks    $    -0-     $    (1)  $   1
  Federal Funds Sold                     88           92      (4)
  Investment Securities:
    Taxable                             500          387     113
    Exempt from Federal Taxes           282          337     (55)
  Loans-Net                             670          856    (186)
                                    ________     ________   _____
    Total Earning Assets              1,540        1,671    (131)

Interest Exepense On
 Deposits:
  Interest-Bearing Demand                (6)          15     (21)
  Savings                              (118)         (44)    (74)
  Time                                  937          791     146
 Short-Term Borrowing                    45           46      (1)
 Long-Term Debt                         346          351      (5)
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                     1,204        1,159      45
                                    ________     ________   _____
   Net Interest Income              $   336      $   512   $(176)
                                    ========     ========   =====

Balances of nonaccuaral loans and related income recognized have been included for computational purposes. The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis. Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

by a general growth in business loan and deposit volumes; and (4) an increase in amortization expense for computer software additions.

The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue including interfaces with external sources. The Corporation is utilizing both internal and external resources to correct or modify and test the systems for Year 2000 compliance. It is currently expected that all modifications will be completed by December 31, 1998, allowing adequate time for testing. All significant computer software utilized by the Corporation is supplied by outside vendors. These vendors have confirmed either that the software is currently Year 2000 compliant or that plans for modification will be made available to the Corporation no later than December 31, 1998. In addition, the costs of converting these programs are largely included in the annual maintenance costs expensed by the Corporation. The
Corporation currently expects that the Year 2000 issue will not pose significant operational problems for the Corporation's computer systems after modification and conversion during 1998.
Significant testing for compliance is currently expected to be completed in 1998. The total cost of the project is currently estimated to have an immaterial impact to the Corporation's financial position and results of operations for 1998 and 1999.

Income Taxes

The Corporation's income tax expense for 1997 was $579,000, as compared to $356,000 in 1996 and $614,000 in 1995. The effective tax rate was 19.9%, 14.0% and 22.6% in 1997, 1996 and 1995, respectively. The increase in the income tax expense and effective tax rate from 1996 to 1997 was due to the increase in corporate earnings before income taxes and the reduction in total available income tax credits from tax advantaged limited partnerships of $117,000 from 1996 to 1997. The decline in the income tax expense and effective tax rate from 1995 to 1996 was due to the decrease in corporate earnings before income taxes and newly available historic federal income tax credits. The 1996 historic tax credits in the amount of $185,000 resulted from the Corporation's $632,500, 49.5%, investment in Nissly Chocolate
Factory Apartments Associates, which was formed to rehabilitate the former Nissly Chocolate Factory into 28 housing units to be marketed to seniors with low-to-moderate incomes. The available income tax credits from the limited partnerships for 1998 are currently expected to be commensurate with 1997 levels.

Changes in Accounting Standards

In June 1996, the Financial Accounting Standards Board issued
Statement No. 125 (SFAS No. 125), "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of
Liabilities." This Statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and shall be applied prospectively. However, Statement No. 127 was issued December,
1996, to defer certain provisions of SFAS No. 125 for transactions occurring after December 31, 1997. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowing. The accounting approach is called the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.
Effective January 1, 1997, the Corporation adopted the applicable provisions of SFAS No. 125. There was no material incidence of coverage under this Statement for 1997. The Corporation does not expect the remaining provisions of these Statements to have a material effect on the liquidity, results of operations or capital resources when they become effective in 1998.

In June 1997, the Financial Accounting Standards Board issued
Statement No. 130, (SFAS No. 130), "Reporting Comprehensive
Income." This Statement establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation will be to require additional disclosures in the Corporation's financial statements.

In June 1997, the Financial Accounting Standards Board issued
Statement No. 131, (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Corporation will be to require additional disclosures in the Corporation's financial statements.


Financial Condition

Investment Securities

The Corporation has segregated its investment securities into two categories: those held to maturity and those available for sale.
The Corporation possesses both the intent, subject to credit impairment, and ability to hold each security in its investment portfolio to maturity. The Corporation does recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, the Corporation has designated certain specific debt securities as being available for sale. The designation of these securities as available for sale gives the Corporation the ability to liquidate them without calling into question the Corporation's intent to hold the remaining portion of its portfolio to maturity. In addition, all marketable equity securities are classified as available for sale. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Securities classified as being held to maturity will continue to be carried in the financial statements at their amortized cost. Based on the current interest rate environment, Management expects to realize immaterial investment gains or losses in 1998.

The amortized cost of the investment securities increased by $9,556,000 from the prior year, representing a 17.5% increase.
The increase primarily consisted of purchases of fixed-rate securities in U. S. Treasuries and other U. S. Government
Agencies, which amounted to an increase in amortized cost of $10,482,000 from the prior year. Primarily all these purchases are currently expected to be called or to mature within three years. Adjustable-rate mortgage-backed securities decreased by an amortized cost of $6,043,000 from the prior year as a result of normal amortization, prepayments and certain selected security sales. The net increase in the investment securities was funded by growth in average deposits and additional borrowing from the FHLB. Due to the generally lower long-term mortgage rates during 1997 as compared to 1996, the prepayment speed on adjustable-rate mortgage securities significantly increased as homebuyers moved to fixed-rate mortgages. Higher prepayment speeds on investment securities purchased with a premium will depress the net interest margin as the premium is amortized more rapidly. Consequently, Management periodically assesses the strategy of selling adjustable-rate mortgage-backed securities, as well as other available for sale securities. Investment security purchases and sales are effected in order to enhance the Bank's net interest margin, while managing liquidity and interest rate risk within specified limits. As of December 31, 1997 and 1996, the amortized cost of mortgage-backed securities with adjustable-rate caps of 2% per year amounted to $6,418,000 and $13,415,000 and with adjustable-rate caps of 1% per year amounted to $7,801,000 and $6,792,000, respectively. The amortized cost of floating rate securities, including adjustable rate-mortgage-backed securities, decreased to $16,991,000 at December 31, 1997, as compared to $23,034,000 at December 31, 1996.

The expected cash flows from the investment securities, including estimated prepayments and expected call options, is currently estimated at an amount of $14,124,000 for 1998, a decrease from approximately $17,902,000 in cash flows for 1997. The Bank's mortgage-backed securities are issued by U. S. Government agencies or corporations.

The Corporation did not hold any subinvestment grade security or a security that had a market value decline below cost that is other than temporary at December 31, 1997. In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

The total unrealized holding gain for securities classified as available for sale and as held to maturity amounted to $447,000 and $73,000 at December 31, 1997, respectively. This compared to a total unrealized holding gain for securities classified as available for sale and as held to maturity of $156,000 and $105,000 at December 31, 1996, respectively. The unrealized holding gain on the available for sale securities, net of income tax effect, amounted to an increase in stockholders' equity of $295,000 and $103,000 at December 31, 1997 and 1996,
respectively. Except as discussed under the Net Interest Income section with regards to the impact of interest rate changes on the results of operations, Management believes that the effects of any unrealized losses in the available for sale investment portfolio on future earnings, liquidity and capital resources to be immaterial.

The following shows the summary of investment securities held by the Corporation:


  (In Thousands)            Carrying Value at December 31,
                 ________________________________________________
                            1997                     1996
                 _______________________    _____________________
                   Available    Held to     Available    Held to
                   for Sale     Maturity     for Sale    Maturity
                 ____________   ________    __________   ________
U. S. Treasury
 Securities         $  4,018    $    -0-     $  2,986    $   -0-
Obligations of
 Other U.S.
 Government Agencies  18,397         -0-        8,860        -0-
Obligations of State
 and Political
 Subdivisions             -0-    17,361            -0-   16,116
Corporate Securities      -0-     1,509            -0-    1,008
Mortgage-Backed
 Securities           20,808         -0-       24,398        -0-
Equity Securities      2,644         -0-        1,522        -0-
                 ____________   ________    __________   ________
 Total              $ 45,867    $18,870      $ 37,766   $17,124
                 ============   ========    ==========   ========


    (In Thousands)            Carrying Value at December 31,
                ________________________________________________
                            1995
                ________________________
                  Available     Held to
                   for Sale     Maturity
                ____________   _________
U. S. Treasury
 Securities          $ 4,011    $    -0-
Obligations of
 Other U.S.
 Government Agencies   7,663         -0-
Obligations of State
 and Political
 Subdivisions             -0-    13,384
Corporate Securities      -0-       500
Mortgage-Backed
 Securities           12,854         -0-
Equity Securities      1,025         -0-
                ____________   _________
  Total             $ 25,553    $13,884
                ============   =========


The following table illustrates the maturities of investment securities and the weighted average yields based upon amortized costs as of December 31, 1997. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                          Within     1 - 5     5 - 10     Over
    (In Thousands)         1 Year     Years      Years    10 Years
                         ________   _______   _______   _________
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 2,500   $ 1,518    $    -0-  $    -0-
  Amortized Cost            2,500     1,508         -0-       -0-
  Yield                      5.59%     6.11%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value    5,990     2,037     10,370        -0-
  Amortized Cost            5,993     2,027     10,287        -0-
  Yield                      5.87%     6.70%      6.78%

Mortgage-Backed Securities
 by contractual maturity (1):
  Estimated Market Value       -0-       -0-       125    20,683
  Amortized Cost               -0-       -0-       129    20,625
  Yield                                           5.84%     6.61%

Equity Securities:
  Estimated Market Value
  Amortized Cost
  Yield

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value       -0-    2,682      2,743    12,007
  Amortized Cost               -0-    2,632      2,701    12,028
  Yield                                7.65%      7.51%     8.21%

Corporate Securities:
  Estimated Market Value      500     1,011         -0-       -0-
  Amortized Cost              497     1,012         -0-       -0-
  Yield                      6.02%     6.17%

Total Securities:
  Estimated Market Value
  Amortized Cost
  Yield

(1) It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments.


    (In Thousands)            Total
                            ______
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 4,018
  Amortized Cost            4,008
  Yield                      5.79%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value   18,397
  Amortized Cost           18,307
  Yield                      6.47%

Mortgage-Backed Securities
 by contractual maturity (1):
  Estimated Market Value   20,808
  Amortized Cost           20,754
  Yield                      6.61%

Equity Securities:
  Estimated Market Value    2,644
  Amortized Cost            2,351
  Yield                      6.48%

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value   17,432
  Amortized Cost           17,361
  Yield                      8.02%

Corporate Securities:
  Estimated Market Value    1,511
  Amortized Cost            1,509
  Yield                      6.12%
                            ______
Total Securities:
  Estimated Market Value  $64,810
  Amortized Cost           64,290
  Yield                      6.88%
                            ======

(1) It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments.

Loans

The total investment in net loans was $152,699,000 at December 31, 1997, representing a $22,308,000, or 17.1%, increase over the investment of $130,391,000 at December 31, 1996. The increase in loans resulted primarily from continued demand for residential and commercial mortgage loans. The category of construction and land development loans increased to $9,630,000 from $4,035,000 at December 31, 1996. This increase resulted from new loan originations for land development, commercial and agricultural building construction, and residential construction mortgages. At December 31, 1997, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, mortgage loans constitute 86% of the Bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $43,717,000 and $36,175,000 as of December 31, 1997 and 1996, respectively. See section on Market Risk - Interest Rate Risk.

Other than as described herein, Management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material impact on future results of operations, liquidity, or capital resources. Further, based on known information, Management believes that the effects of current and past economic conditions and other unfavorable business conditions may result in the inability of loans amounting to $2,705,000 to comply with their respective repayment terms. This represents an increase over the amount of $1,860,000 at December 31, 1996. In aggregate, these loans are well secured, essentially with real estate, equipment and vehicles. Management currently believes that potential losses on these loans have already been provided for in the Allowance for Loan Losses. These loans are not considered impaired as defined by current generally accepted accounting principles. The borrowers are of special mention since they have shown a decline in financial strength and payment quality. Management has increased its monitoring of the borrowers' financial strength. In addition, Management expects that a portion of these loans will be classified as nonperforming in 1998. The nonperforming loans table, appearing in the section entitled Nonperforming Loans, does not include the aforementioned loans.

Loans are composed of the following:

                                           December 31,
                               __________________________________
      (In Thousands)             1997        1996       1995
                              __________   _________   __________
Real Estate-Mortgage:
  First and Second Residential $ 93,495    $ 82,169    $75,430
  Commercial and Industrial      23,777      21,948     21,098
  Construction and Land
   Development                    9,630       4,035      4,198
  Agricultural                    4,598       4,368      3,602
Commercial and Industrial         6,035       5,235      4,725
Consumer                          9,320       8,794      7,853
Agricultural                      2,213       1,609      1,609
Other                             3,720       2,299      2,003
                              __________   _________   __________
   Total Loans                  152,788     130,457    120,518
Less: Unearned Income               (89)        (66)      (101)
                              __________   _________   __________
   Net Loans                   $152,699    $130,391   $120,417
                              ==========   =========   ==========
                                           December 31,
                             ____________________________________
      (In Thousands)             1994        1993
                              __________   _________
Real Estate-Mortgage:
  First and Second Residential $ 67,760    $ 61,473
  Commercial and Industrial      17,099      18,591
  Construction and Land
   Development                    4,431       3,276
  Agricultural                    3,734       4,779
Commercial and Industrial         3,815       3,337
Consumer                          7,647       7,223
Agricultural                      2,252       2,362
Other                             1,778       1,611
                              __________   _________
   Total Loans                  108,516     102,652

Less: Unearned Income              (250)       (476)
                              __________   _________
   Net Loans                   $108,266    $102,176
                              ==========   =========

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages and consumer loans at December 31, 1997, are as follows:

                                      Years to Maturity (1)
                            ____________________________________
                            Within    1 - 5     Over
    (In Thousands)           1 Year    Years    5 Years   Total
                            _______ _________ ________ _________
Commercial,
  Agricultural and Other    $ 7,657  $ 8,251  $24,435  $40,343
Construction and Land
   Development                6,494    2,217      919    9,630
                            _______ _________ ________ _________
   Total                    $14,151  $10,468  $25,354  $49,973
                            ======= ========= ======== =========

Fixed Interest Rates        $ 5,394  $ 5,561  $ 8,090  $19,045
Floating or Adjustable
   Interest Rates             8,757    4,907   17,264   30,928
                            _______ _________ ________ _________
   Total                    $14,151  $10,468  $25,354  $49,973
                            ======= ========= ======== =========

(1) Due to interest rate levels, economic conditions, and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.


Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $47,000 and $17,000 would have been recorded on such loans for the years ended December 31, 1997 and 1996, respectively. Interest income recognized on such loans for the years ended December 31, 1997 and 1996, approximated $4,000 and $5,000, respectively. At December 31, 1997, total nonperforming loans amounted to $706,000, or .5% of total net loans, as compared to $843,000 at December 31, 1996. Historically, the percent of nonperforming loans to total net loans as of December 31, for the previous five-year period, was an average of .7%. The reduction is a result of increased review and supervision of the applicable loan credits. There are no troubled debt restructurings.

At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired under generally accepted accounting principles was $26,000 and $28,000, respectively. These amounts are included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounts to $2,000 and $2,000 as of December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $303,000 and $98,000 during the years ended December 31, 1997 and 1996, respectively.

The following shows the summary of nonperforming loans:
                                            December 31,
                                _________________________________
      (In Thousands)               1997        1996      1995
                               _________    ________   __________
Nonaccruing Loans               $    94     $    91     $   203
Accrual Loans - 90 days or
  more past due                     612         752       1,022
                               _________    ________   __________
  Total Nonperforming
    Loans                       $   706     $   843     $ 1,225
                               =========    ========   ==========
  Nonperforming Loans
    as a % of Net Loans              .5%         .6%        1.0%
                               =========    ========   ==========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             226%        163%        103%
                               =========    ========   ==========

                                            December 31,
                              ___________________________________
        (In Thousands)               1994        1993
                             _____________ _____________
Nonaccruing Loans               $    -0-    $    55
Accrual Loans - 90 days or
  more past due                     618         541
                             _____________ _____________
  Total Nonperforming
    Loans                       $   618     $   596
                               =========    ========
  Nonperforming Loans
    as a % of Net Loans              .6%         .6%
                               =========    ========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             191%        187%
                               =========    ========

Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or writedown of other real estate and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $-0- and $117,000 at December 31, 1997 and 1996, respectively. The other real estate expense, including cost writedowns to fair value, that impacted the results of operations amounted to $34,000 and $23,000 for the years ended December 31, 1997 and 1996, respectively.

Loan Quality/Allowance for Loan Losses

The loan portfolio is formally reviewed by an independent loan review officer on an ongoing basis. This loan review consists of an annual review of significant credit relationships exceeding $500,000, and a quarterly review of loans that are 90 days or more past due, nonaccruing loans, previously rated loans, and other specifically watched loans. In addition, the loan portfolio is reviewed annually by the external independent auditors. Senior Management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 1997, the percent of loans secured by real estate was 86% of the overall loan portfolio. Since 1995, the Corporation's policy generally requires that the borrower provides 20% equity for first mortgage real estate loans and 20% equity for other loans secured by real estate. Prior to 1995, 30% equity was required for first mortgage real estate loans.

The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses and is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. While Management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Bank's Allowance for Loan Losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination. No adjustment to the allowance for loan losses was necessary as a result of the Office of Comptroller's examination of the allowance as of June 30, 1997.

The allowance for loan losses increased by $222,000 from the prior year and the ratio of the allowance to net loans was 1.04% and 1.05% at December 31, 1997 and 1996, respectively. The increase in the allowance for loan losses over 1996 reflects an increase of $94,000 in net loan charge-offs over the average of the previous five-year period and a 17.1% increase in net loans. The allowance for loan losses as a percentage of nonperforming loans reflected an increase in coverage to 226% at December 31, 1997, as compared to 163% at December 31, 1996. Management believes the current allowance for loan losses of $1,593,000 to be adequate to meet potential loan losses. Management expects loan charge-offs, net of recoveries, to exceed the average level of net loan charge-offs for the previous five-year period as a result of the annual growth in net loans.

Analysis of Allowance for Loan Losses
                                      Years Ended December 31,
                                _________________________________
    (In Thousands)                    1997      1996      1995
                                __________   ________   _________
Average Total Loans
  Outstanding
    (Less Unearned Income)        $140,925  $124,483  $115,026
                                ==========   ========   =========
Allowance for Loan Losses,
  Beginning of Year               $  1,371   $ 1,265   $ 1,182
Loans Charged-Off During Year:
  Real Estate-Mortgage*                 -0-       -0-       -0-
  Installment Loans to
    Individuals                         83        47        57
 Commercial, Industrial
    and Agricultural                   117        18        50
                                __________   ________   _________
    Total Charge-Offs                  200        65       107
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*               -0-       -0-       -0-
    Installment Loans to
      Individuals                       13        11         7
    Commercial, Industrial
      and Agricultural                  19        10        24
                                __________   ________   _________
    Total Recoveries                    32        21        31
                                __________   ________   _________
    Net Loans Charged-Off              168        44        76
Provision for Loan Losses
  Charged to Operations                390       150       159
                                __________   ________   _________
Allowance for Loan Losses,
  End of Year                     $  1,593   $ 1,371   $ 1,265
                                ==========   ========   =========

Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .12%      .04%      .07%
                                ==========   ========   =========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.04%     1.05%     1.05%
                                ==========   ========   =========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


                                      Years Ended December 31,
                                _________________________________
    (In Thousands)                    1994      1993
                                __________   ________
Average Total Loans
  Outstanding
    (Less Unearned Income)        $105,427  $ 98,319
                                ==========   ========

Allowance for Loan Losses,
  Beginning of Year               $  1,114   $   952
Loans Charged-Off During Year:
  Real Estate-Mortgage*                 -0-       15
  Installment Loans to
    Individuals                         30        88
 Commercial, Industrial
    and Agricultural                    46        54
                                __________   ________
    Total Charge-Offs                   76       157
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*               -0-       -0-
    Installment Loans to
      Individuals                       19        44
    Commercial, Industrial
      and Agricultural                  12        51
                                __________   ________
    Total Recoveries                    31        95
                                __________   ________
    Net Loans Charged-Off               45        62
Provision for Loan Losses
  Charged to Operations                113       224
                                __________   ________
Allowance for Loan Losses,
  End of Year                     $  1,182   $ 1,114
                                ==========   ========

Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .04%      .06%
                                ==========   ========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.09%     1.09%
                                ==========   ========

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

                                     December 31, 1997
                         ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    532                 33%
Real Estate-
  Residential Mortgages           580                 61
Installment Loans to
  Individuals                     481                  6
                             ____________            _____
                             $  1,593                100%
                             ============            =====
                                     December 31, 1996
                         ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    436                 30%
Real Estate-
  Residential Mortgages           648                 63
Installment Loans to
  Individuals                     287                  7
                             ____________            _____
                             $  1,371                100%
                             ============            =====

Liquidity

The Corporation's objective is to maintain adequate liquidity to fund needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations. Sources of liquidity are as follows: maturing investment securities, which include overnight investments in federal funds sold; overnight correspondent bank borrowing on various credit lines; payments on loans and mortgage-backed securities; and a growing core deposit base, primarily certificates of deposit. Management believes that its core deposits are fairly stable even in periods of changing interest rates. Liquidity management is governed by policies and measured on a quarterly basis. These measurements indicate that liquidity generally remains stable and that liquidity consistently exceeds the Bank's minimum defined level. There are no known trends, or any known demands, commitments, events, or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

Membership in the FHLB provides the Bank with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. Available funding from the FHLB amounts to an overnight borrowing capacity of up to $7,829,000 and a maximum available funding capacity of up to $75,669,000. In order to provide funding for the Bank's loans and investments, the Bank has outstanding borrowing from the FHLB of $27,139,000 and $14,846,000 at December 31, 1997 and 1996, respectively. For 1997, additional liquidity was provided from the Trust Department's overnight cash deposits being invested with the Bank in a money market account. As of December 31, 1997, $4,590,000 was held in the Trust's money market account.

Market Risk - Interest Rate Risk

As a financial institution, the Corporation's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of the Bank's assets and liabilities. Virtually all of the Corporation's interest-sensitive assets and liabilities are held by the Bank, and therefore, interest rate risk management procedures are performed by the Bank. The nature of the Bank's current operations is such that the Bank is not subject to foreign currency exchange or commodity price risk. The Corporation does not own any trading assets. The Corporation has not entered into any hedging transactions such as interest rate floors, caps, and swaps.

The objectives of interest rate risk management are to maintain or increase net interest income over a broad range of market interest rate movements. The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by the Bank's Board of Directors. The Bank manages interest rate risk by changing the mix or repricing characteristics of its investment securities portfolio and borrowings from the FHLB and by the promotion or development of specific loan and deposit products. The Bank retains an outside consulting group to assist in monitoring its interest rate risk using income simulation models on a quarterly basis. The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.

In addition, the Bank utilizes an interest rate-sensitivity report called a "GAP" report, which measures the terms to cash flows or next repricing date of interest-earning assets and interest-bearing liabilities. The Bank's GAP reports reflect a consistent negative rate-sensitivity position, in that rate-sensitive liabilities exceed rate-sensitive assets. The following analysis reflects cumulative rate-sensitive assets of $86,834,000 as compared to cumulative rate-sensitive liabilities of $102,575,000 as of the one-year time frame. The Bank's cumulative interest-sensitivity gap for the one-year time frame is a negative 6.8% of total assets at December 31, 1997, as compared to a policy range of plus 15% to negative 15%, and as compared to a negative 8.4% at December 31, 1996. The interest rate-sensitivity analysis for the Bank with investment securities at amortized cost at December 31, 1997, is as follows:

Interest Rate Sensitivity
                          1 - 90    91 - 365    1 - 3    3 - 5
  (In Thousands)           Days       Days      Years    Years
                         ________   ________  ________  ________
   ASSETS
Earning Assets:
 Federal Funds Sold      $  2,835  $    -0-  $    -0-   $    -0-
 Mortgage-Backed Securities:
  Variable                  5,283   11,207        -0-        -0-
  Fixed                       140      413     1,052        975
 Investment Securities     10,195    4,303    15,903      7,934
 Net Loans:
  Variable                 20,347   12,433     8,245      2,692
  Fixed                     4,966   14,712    32,281     25,250
                         ________   ________  ________  ________
 TOTAL                   $ 43,766 $ 43,068  $ 57,481    $36,851
                         ========   ========  ========  ========


   LIABILITIES
Deposits:
 Interest-Bearing Demand $  9,234  $    -0- $     -0-   $    -0-
 Money Market              11,920       -0-       -0-        -0-
 Savings                    1,711   10,394        -0-        -0-
 Time                      17,879   39,834    34,765      1,730

FHLB Advances and
 Other Borrowings           5,715    5,888    14,975         -0-
                         ________   ________  ________  ________

 TOTAL                   $ 46,459 $ 56,116  $ 49,740   $  1,730

                         ========   ========  ========  =======

Cumulative Interest-
 Sensitivity Gap         $ (2,693)$(15,741) $ (8,000)  $ 27,121

                         ========   ========  ========  =======
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets             (1.2%)   (6.8%)    (3.5%)     11.7%

                         ========   ========  ========  =======

                          Over 5
  (In Thousands)           Years       Total
                         ________     ________
   ASSETS
Earning Assets:
 Federal Funds Sold      $     -0-     $ 2,835
 Mortgage-Backed Securities:
  Variable                     -0-      16,490
  Fixed                     1,682        4,262
 Investment Securities      5,097       43,432
 Net Loans:
  Variable                     -0-      43,717
  Fixed                    31,773      108,982
                         ________     ________
 TOTAL                   $ 38,552     $219,718
                         ========     ========
   LIABILITIES
Deposits:
 Interest-Bearing Demand $ 17,644      $26,878
 Money Market               4,543       16,463
 Savings                   12,131       24,236

 Time                          -0-      94,208


FHLB Advances and
 Other Borrowings           1,461       28,039

                         ________     ________
 TOTAL                   $ 35,779     $189,824
                         ========     ========

Cumulative Interest-
 Sensitivity Gap         $ 29,894
                         ========
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets             12.9%
                         ========

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of the term to repricing or the term to repayment of the asset or liability. Callable investment securities are reflected based on the security's anticipated call date, where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings. Interest-bearing demand, money market, and savings deposits have always been considered a stable source of funds and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates. Based on an historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest periods. In addition, a percentage of the deposits that remain constant is also considered sensitive to interest rate fluctuations in order to account for the interest rate fluctuations in these deposits as compared to the more sudden and significant fluctuations of interest rates on short-term loans and time deposits. Similar computations were made for savings deposits.

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features, like annual and lifetime rate caps or floors, that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 1997, would likely cause assumptions, such as estimated prepayment speeds, refinancings, imbedded options, and early withdrawals, to significantly change the GAP results above.

In an effort to assess market risk, the Bank utilizes a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income. The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction changes of market interest rates. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions as well as management strategies, among other factors. Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results.

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve month period. This is based on a review of historical changes in market interest rates and the level and curve of current interest rates. The simulated results represent the hypothetical effects to the Bank's net interest income and net income. Projections for loan and deposit growth were ignored in the simulation model. The simulation model includes all of the Bank's earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve month period. As a result of the simulation model, the following reflects the Bank's net interest income and net income sensitivity analysis as of December 31, 1997 and 1996:

Sensitivity Analysis             Percent Decrease in Categories
                              ___________________________________
                              2% Decline  Current Rates   2% Rise
                             __________ ______________ _________
Net Interest Income:
 Policy Limit                     <10%          -          <10%

 Hypothetical Percent Decrease
  from Base Scenario:
   As of December 31, 1997         <1%          -         Nominal
   As of December 31, 1996       Nominal        -           <1%


Net Income:
 Hypothetical Percent Decrease
  from Prior Year's Net Income:
   As of December 31, 1997         <2%          -         Nominal
   As of December 31, 1996       Nominal        -           <1%


The preceding schedule indicates that a hypothetical 2% rise or decline in prevailing market interest rates would cause the Bank's net interest income to decline less than 1% from the current base rate scenario. The current simulated net interest income impact is less than 2% of the prior year's net income. The computations do not contemplate any actions Management or the Asset Liability Management Committee could undertake in response to changes in market conditions or market interest rates.

The Bank managed its interest rate risk position in 1997 by the following: (1) paying higher rates on intermediate term certificates in order to extend the average remaining term on certificates of deposit below $100,000 (nearly one month was added to the weighted-average maturity for the year); (2) marketing its floating rate home equity line of credit (outstanding balances increased by $2,854,000 for the year); (3) additions to or by repositioning of its investment security portfolio into floating, short- or long-term securities; (4) utilization of seven- and ten-year balloon mortgages (outstanding balances increased by $2,745,000 for the year); (5) increasing its extensions of adjustable and floating rate loans for new or refinanced commercial and agricultural loans (these outstanding loans increased by $4,771,000 for the year); (6) investing the overnight cash deposits of the Bank's Trust Department into a money market account; (7) managing and expanding the Bank's core deposit base; and (8) additions to or restructuring of adjustable- and fixed-rate advances from the FHLB. The above strategies and actions impact interest rate risk and are all included in the Bank's quarterly simulation models in order to determine future asset and liability management strategies. See related discussions in the section on Net Interest Income.

Deposits
The average amounts of deposits are summarized below:
                                      Years Ended December 31,
                                 ________________________________
   (In Thousands)                   1997       1996       1995
                                __________   ________    _______
Demand Deposits                  $  16,504   $ 14,506    $13,336
Interest-Bearing Demand Deposits    38,134     33,924     33,195
Savings Deposits                    24,184     23,343     25,317
Time Deposits                       89,992     82,701     68,048
                                __________   ________    _______
   Total                         $ 168,814   $154,474   $139,896
                                ==========   ========    =======

    The following is a breakdown of maturities of time deposits of $100,000 or more:

                                              December 31,
                                   ______________________________
   (In Thousands)                      1997       1996       1995
                                   _________   ________   _______
Three months or less               $  8,261    $ 9,765    $ 5,250
Over three months through six months    942      1,411      1,532
Over six months through twelve months 4,030      4,312      2,528
Over twelve months                    3,124      2,399      3,269
                                   _________   ________   _______
   Total                           $ 16,357    $17,887    $12,579
                                   =========   ========   =======

Stockholders' Equity

The Corporation maintains capital ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. The average stockholders' equity to average assets ratio, which measures the adequacy of capital, decreased to 10.68% for 1997, as compared to 11.40% for 1996. The decrease in this capital ratio is a result of a 13.9% growth in average assets for the year, an increase in the dividend payout ratio, and open market treasury stock purchases in the amounts of $307,000 in 1997 and $119,000 in 1996. Average stockholders' equity grew by 6.8% from 1996 to 1997, as compared to 6.3% from 1995 to 1996. The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 37.7% for 1997, as compared to 34.7% for 1996.

There are no material commitments for capital expenditures as of December 31, 1997. There are no known trends or uncertainties, including regulatory items, that are expected to have a material impact on the capital resources of the Corporation for 1998, except as discussed below concerning the Corporation's common stock repurchase plan. In addition, see discussion on Regulatory Activity.

On February 5, 1998, the Corporation announced that the Board of Directors had authorized and approved a plan to purchase up to 100,000 shares of the Corporation's outstanding common stock in open market or privately negotiated transactions. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of the Corporation and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are to be held as treasury shares (issued, but not outstanding shares). As of February 6, 1998, a total of 75,616 shares of common stock were repurchased under this plan at a cost of $1,720,264. The amount repurchased thus far represents approximately 3% of the outstanding shares of the Corporation as of December 31, 1997. This amount was funded by a $1,725,000 dividend from the Corporation's wholly-owned subsidiary, Union National Community Bank. The Bank paid the dividend from its current cash flow and available retained earnings. The pro forma effect as of December 31, 1997, of the dividend to fund the repurchase would be to reduce the Bank's Tier I capital ratio from 10.51% to 9.70%. However, the Bank would remain well capitalized as defined below.

The Bank has risk-based capital ratios exceeding the regulatory requirement. The risk-based capital guidelines require banks to maintain a minimum risk-based capital ratio of 8.0% at December 31, 1997, as compared to the Bank's current risk-based capital ratio of 16.45%. The total risk-based capital ratio is computed by dividing stockholders' equity plus the allowance for loan losses by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.

Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1997 and 1996, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:

      (In Thousands)                 December 31,  December 31,
                                        1997          1996
                                     ____________   ___________
Tier I - Total Stockholders' Equity   $ 22,358      $ 21,186
Tier II - Allowance for Loan Losses      1,593         1,371
                                     ____________   ___________
   Total Qualifying Capital           $ 23,951      $ 22,557
                                     ============   ===========

Risk-adjusted On-balance-sheet Assets $137,256      $118,844
Risk-adjusted Off-balance-sheet Exposure 8,352         5,666
                                     ____________   ___________
   Total Risk-adjusted Assets         $145,608      $124,510
                                     ============   ===========

Actual Capital Ratio:
 Tier I Capital to Average Total Assets  10.51%        11.36%
 Minimum Required                         4.00          4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions            5.00          5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual           15.35%        17.02%
 Minimum Required                         4.00          4.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions            6.00          6.00

 Total Capital Ratio - Actual            16.45%        18.12%
 Minimum Required                         8.00          8.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions           10.00         10.00

Total Risk-Based Capital in Excess of the
  Minimum Regulatory Requirement      $ 12,302      $ 12,596
                                     ============   ===========


The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, or result in negative net worth, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1998 of approximately $4,306,000, plus an amount equal to the net profits of the Bank in 1998 up to the date of any such dividend declaration.

The Corporation maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. At December 31, 1997, the enrollment in the Plan is 18% of the shares outstanding. The Plan is currently estimated to increase capital in the amount of $250,000 in 1998.

No shares of common stock are reserved for issuance in the event of conversions or the exercise of warrants, options or other rights, except as follows: 246,000 shares which are reserved for issuance under the Corporation's 1988 and 1997 Stock Incentive Plans, 100,000 shares which are reserved for issuance under the Corporation's 1997 Employee Stock Purchase Plan, and 157,500 shares which are reserved for issuance under the Corporation's Dividend Reinvestment and Stock Purchase Plan. At December 31, 1997, options to purchase 4,830 shares have been granted under the Corporation's 1988 Stock Incentive Plan at an exercise price of $23.27. No options have been exercised as of December 31, 1997 under this plan. At December 31, 1997, options to purchase 15,000 shares have been granted under the Corporation's 1997 Employee Stock Purchase Plan. The current exercise price for such options is $19.73. At December 31, 1997, 726 options have been exercised under this plan.

Regulatory Activity

Recently, Pennsylvania enacted a law to permit State chartered financial institutions to sell insurance. This follows a United States Supreme Court decision in favor of nationwide insurance sales by banks and which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000. Consequently, banks are permitted to sell insurance in Pennsylvania. The Office of the Comptroller of the Currency has issued guidelines for national banks to sell insurance. The Bank is evaluating its options regarding the sale of insurance.

Congress is currently considering legislative reform centered on repealing the Glass-Steagall Act which prohibits commercial banks from engaging in the securities industry. The holding company structure, under such a proposal, would be regulated by the Federal Reserve Board, and its subsidiaries would be supervised by the applicable regulator based on their respective functions.

Since the Deposit Insurance Funds Act of 1996 was enacted, it is anticipated that changes in the FDIC assessment rate will immaterially impact the results of operations, net of income taxes, for 1998. However, future changes in deposit premiums may impact the results of operations.

From time to time,various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, Management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have a negative impact on the Corporation's results of operations.

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

As the Year 2000 approaches, regulation of the Corporation and the Bank with respect to completing Year 2000 modifications is likely to increase. A brief discussion of the most recent federal banking agency pronouncements that affect the Corporation and/or the Bank follows.

In December 1997, the Federal Financial Institutions Examination Council (FFIEC) issued an interagency statement. The statement indicates that senior management and the board of directors should be actively involved in managing the Corporation's and the Bank's Year 2000 compliance efforts. The statement also recommended that institutions obtain Year 2000 compliance certification from vendors followed by comprehensive internal testing. In addition, contingency plans should be developed for all vendors that service "mission critical" applications, which are applications vital to the successful continuance of a core business activity.

The OCC recently issued an advisory indicating that Year 2000 preparedness will be factored into reviews of de novo charters, conversions, business combinations and establishment of federal branches and agencies as well as hardware and software systems integrations issues related to business combinations.

The Bank is routinely examined by the OCC and no material adverse impact is anticipated on current or future operations and financial position. The last Community Reinvestment Act performance evaluation by the OCC resulted in a rating of "Outstanding Record of Meeting Community Credit Needs."