Form 10-K, Exhibit 13
period 1998-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 1999-03-29
CIK 874482

EXHIBIT 13

          Excerpts From Union National Financial Corporation's
                 1998 Annual Report to Shareholders

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

   The Corporation offers its stockholders a Dividend
Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the Corporation and may purchase additional shares within specified limits.

                                                      Dividends
Quarter                 High             Low          Per Share
_________________________________________________________________
First, 1998            $23.88           $22.50          $0.100
Second                  23.75            22.25           0.105
Third                   23.75            19.00           0.110
Fourth                  21.00            18.00           0.115

First, 1997            $24.05           $22.86          $0.086
Second                  24.29            22.25           0.086
Third                   24.00            22.25           0.090
Fourth                  24.00            22.50           0.090


FOR FURTHER INFORMATION, WE REFER YOU TO:

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
(717) 293-4100

                          FINANCIAL HIGHLIGHTS
                             December 31,  December 31,
                                  1998         1997    %Increase
_________________________________________________________________
For the Year
   Total Interest Income     $18,063,621     $16,205,692    11.5%
   Total Interest Expense      8,694,963       7,549,909    15.2%
   Net Interest Income         9,368,658       8,655,783     8.2%
   Net Income                  2,767,632       2,325,487    19.0%

Per Share
   Net Income (Basic and Assuming
     Dilution)                     $1.14            $.93    22.6%
   Cash Dividends Paid              .430            .351    22.5%
   Stockholders' Equity             9.83            9.55     2.9%

Average Balances

   Net Loans                $162,090,000    $140,925,000    15.0%
   Investments and Other
     Earning Assets           67,672,000      61,115,000    10.7%
   Total Assets              241,639,000     213,986,000    12.9%
   Total Deposits            188,179,000     168,814,000    11.5%
   Stockholders' Equity       22,971,000      22,859,000      .5%

Return on Average
   Assets                           1.15%           1.09%
   Stockholders' Equity            12.05%          10.17%

CONSOLIDATED BALANCE SHEETS
                                     December 31,    December 31,
                                        1998            1997
                                    ____________     ____________
ASSETS
Cash and Due from Banks            $  7,341,240     $  6,489,595
Federal Funds Sold                    7,795,000        2,835,000
Investment Securities Held
 to Maturity (Market Value:
 1998-$24,523,740;1997-$18,942,946)  24,079,161       18,869,847
Investment Securities Available
 for Sale                            51,676,350       45,866,774
Loans(Net of Unearned Income)       163,795,702      152,699,249
 Less: Allowance for Loan Losses     (1,742,620)      (1,592,763)
                                    ____________     ____________
    Total Net Loans                 162,053,082      151,106,486

Premises and Equipment - Net          5,247,349        5,414,864
Accrued Interest Receivable           1,560,703        1,445,767
Deferred Income Taxes                   218,708          153,982
Investments in Limited Partnerships     882,161          941,287
Other Assets                            513,759          119,404
                                    ____________     ____________
    TOTAL ASSETS                   $261,367,513     $233,243,006
                                    ============     ============
LIABILITIES
Deposits:
 Noninterest-Bearing               $ 20,606,222     $ 18,463,193
 Interest-Bearing                   184,937,546      161,671,680
                                    ____________     ____________
    Total Deposits                  205,543,768      180,134,873

Short-Term Borrowing                    186,691          900,000
Long-Term Debt                       30,623,660       27,329,060
Accrued Interest Payable              1,060,439        1,008,362
Other Liabilities                       256,218          114,861
                                    ____________     ____________
    TOTAL LIABILITIES               237,670,776      209,487,156

STOCKHOLDERS' EQUITY
Common Stock (Par Value $.25)           627,121          627,332
Shares: Authorized - 20,000,000; Issued -
  2,508,484 in 1998 (2,509,327 in 1997);
  Outstanding - 2,410,820 in 1998 (2,487,175
  in 1997)
Surplus                               4,793,416        4,814,975
Retained Earnings                    20,183,938       18,460,729
Accumulated Other Comprehensive Income -
  Unrealized Gain on Investment
   Securities Available for Sale,
    Net of Tax                          241,515          294,723
Less: Treasury Stock -
 97,664 shares in 1998
(22,152 in 1997), at cost            (2,149,253)        (441,909)
                                    ____________     ____________
  TOTAL STOCKHOLDERS' EQUITY         23,696,737       23,755,850
                                    ____________     ____________
  TOTAL LIABILITIES and
     STOCKHOLDERS' EQUITY          $261,367,513     $233,243,006
                                    ============     ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
                                      Years Ended December 31,
                                    _____________________________
                                          1998            1997
                                    _______________   ___________
INTEREST INCOME
Interest and Fees on Loans          $ 14,048,363    $ 12,483,471
Investment Securities:
 Taxable                               2,796,098       2,659,213
 Exempt from Federal Taxes               995,140         868,149
Deposits in Banks                          1,796           3,328
Federal Funds Sold                       222,224         191,531
                                    _______________   ___________
 Total Interest Income                18,063,621      16,205,692

INTEREST EXPENSE
Deposits                               7,051,458       6,354,343
Short-Term Borrowing                      22,806          87,259
Long-Term Debt                         1,620,699       1,108,307
                                    _______________   ___________
 Total Interest Expense                8,694,963       7,549,909
                                    _______________   ___________
 Net Interest Income                   9,368,658       8,655,783

PROVISION for LOAN LOSSES                325,350         390,250
                                    _______________   ___________
Net Interest Income after Provision
  for Loan Losses                      9,043,308       8,265,533

OTHER OPERATING INCOME
Trust Income                             119,600         134,645
Service Charges on Deposit Accounts      471,126         374,697
Other Service Charges, Commissions, Fees 488,882         405,007
Investment Securities Gains/(Losses)      (6,716)          2,063
Other Income                              84,526          69,692
                                    _______________    __________
  Total Other Operating Income         1,157,418         986,104

OTHER OPERATING EXPENSES
Salaries and Wages                     3,145,664       2,783,105
Retirement Plan and Other
  Employee Benefits                      633,011         857,410
Net Occupancy Expense                    556,608         562,661
Furniture and Equipment Expense          399,058         411,484
FDIC Insurance Assessment                 21,737          20,109
Other Operating Expenses               1,962,103       1,712,285
                                    _______________    __________
  Total Other Operating Expenses       6,718,181       6,347,054
                                    _______________    __________
  Income before Income Taxes           3,482,545       2,904,583

PROVISION for INCOME TAXES               714,913         579,096
                                    _______________    __________
  NET INCOME for YEAR                $ 2,767,632     $ 2,325,487
                                    ===============    ==========
PER SHARE INFORMATION
Net Income for Year (Basic and Assuming
   Dilution)                        $       1.14    $        .93
Cash Dividends                      $       .430    $       .351

See notes to consolidated financial statements.

                                      Years Ended December 31,
                                    _____________________________
                                          1996
                                    _______________
INTEREST INCOME
Interest and Fees on Loans          $ 11,175,845
Investment Securities:
 Taxable                               2,072,695
 Exempt from Federal Taxes               830,203
Deposits in Banks                          2,768
Federal Funds Sold                       136,238
                                    ______________
 Total Interest Income                14,217,749
INTEREST EXPENSE
Deposits                               5,778,953
Short-Term Borrowing                     115,372
Long-Term Debt                           485,232
                                    ______________
 Total Interest Expense                6,379,557
                                    ______________
 Net Interest Income                   7,838,192

PROVISION for LOAN LOSSES                150,000
                                    ______________
Net Interest Income after Provision
  for Loan Losses                      7,688,192

OTHER OPERATING INCOME
Trust Income                             120,495
Service Charges on Deposit Accounts      327,567
Other Service Charges, Commissions, Fees 298,355
Investment Securities Gains/(Losses)       2,308
Other Income                              62,574
                                    ______________
  Total Other Operating Income           811,299

OTHER OPERATING EXPENSES
Salaries and Wages                     2,637,584
Retirement Plan and Other
  Employee Benefits                      751,684
Net Occupancy Expense                    583,074
Furniture and Equipment Expense          373,133
FDIC Insurance Assessment                  2,000
Other Operating Expenses               1,603,742
                                    ______________
  Total Other Operating Expenses       5,951,217
                                    ______________
Income before Income Taxes             2,548,274

PROVISION for INCOME TAXES               356,462
                                    ______________
  NET INCOME for YEAR               $  2,191,812
                                    ==============
PER SHARE INFORMATION
Net Income for Year (Basic and Assuming
   Dilution)                        $        .88
Cash Dividends                      $       .305

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                   ______________________________
                                          1998            1997
                                   ______________     ___________
CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,767,632    $ 2,325,487
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Depreciation and Amortization          464,567        506,353
   Provision for Loan Losses              325,350        390,250
   Investment Securities (Gains)/Losses     6,716         (2,063)
   Provision for Deferred Income Taxes    (37,317)        (1,302)
   (Increase)/Decrease in Accrued
     Interest Receivable                 (114,936)      (133,324)
   (Increase)/Decrease in Other Assets   (356,821)       292,578
   Increase/(Decrease) in Other
     Liabilities                          193,434         52,625
                                       ____________   ___________
Net Cash Provided by
    Operating Activities                3,248,625      3,430,604

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                    (4,960,000)     1,955,000
Proceeds from Sales of
 Available for Sale Securities          4,935,869      5,548,285
Proceeds from Maturities of
 Available for Sale Securities         38,352,132     15,337,934
Proceeds from Maturities of
 Held to Maturity Securities            1,068,938      2,564,118
Purchases of Available for Sale
 Securities                           (49,184,910)   (28,694,305)
Purchases of Held to Maturity
 Securities                            (6,278,251)    (4,310,406)
Loans Made to Customers, Net of
 Principal Collected on Loans         (11,271,946)   (22,476,796)
Purchases of Property and Equipment      (275,461)      (139,226)
    Net Cash (Used in)Investing
       Activities                     (27,613,629)   (30,215,396)
                                       ____________   ___________
CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                  19,559,864      7,532,740
Net Increase in Certificates
 of Deposits                            5,849,031      8,088,803
Net Increase/(Decrease) in Short-Term
 Borrowing                               (713,309)    (2,089,414)
Proceeds from Issuance of Long-Term
 Debt                                  10,455,600     14,793,060
Payment of Long-Term Debt              (7,161,000)      (140,000)
Acquisition of Treasury Stock          (1,995,379)      (306,746)
Issuance of Common and Treasury Stock     266,265        198,827
Cash Dividends Paid                    (1,044,423)      (876,280)
                                       ____________   ___________
  Net Cash Provided by
   Financing Activities                25,216,649     27,200,990
                                       ____________   ___________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                     851,645        416,198

CASH and CASH EQUIVALENTS
Beginning of Year                       6,489,595      6,073,397
                                       ____________   ___________
CASH and CASH EQUIVALENTS
End of Year                           $ 7,341,240    $ 6,489,595
                                       ============   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositors           $ 7,016,409    $ 6,291,787
Interest Paid - Other                   1,626,477      1,132,613
Income Taxes                              726,748        616,710

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
Retirement of Treasury Stock (13,000 shares
  in 1998, 12,000 shares in 1997,
  and 10,000 shares in 1996)         $    288,035   $    227,542

See notes to consolidated financial statements.

                                       Years Ended December 31,
                                   ______________________________
                                           1996
                                     ______________

CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,191,812
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and Amortization           515,600
  Provision for Loan Losses               150,000
  Investment Securities (Gains)/Losses     (2,308)
  Provision for Deferred Income Taxes      34,598
  (Increase)/Decrease in Accrued
    Interest Receivable                   (95,220)
  (Increase)/Decrease in Other Assets      (6,488)
  Increase/(Decrease) in Other
    Liabilities                           218,395
                                     ______________
Net Cash Provided by
    Operating Activities                3,006,389

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                    (4,790,000)
Proceeds from Sales of
 Available for Sale Securities          8,994,369
Proceeds from Maturities of
 Available for Sale Securities         11,685,792
Proceeds from Maturities of
 Held to Maturity Securities            1,566,157
Purchases of Available for Sale
 Securities                           (32,875,864)
Purchases of Held to Maturity
 Securities                            (4,805,526)
Loans Made to Customers, Net of
 Principal Collected on Loans         (10,017,453)
Purchases of Property and Equipment      (298,385)
                                     _____________
     Net Cash (Used in)Investing
       Activities                     (30,540,910)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                   7,337,206
Net Increase in Certificates
 of Deposits                           13,808,609
Net Increase/(Decrease) in Short-Term
 Borrowing                               (409,203)
Proceeds from Issuance of Long-Term
 Debt                                   6,546,000
Payment of Long-Term Debt                (140,000)
Acquisition of Treasury Stock            (119,173)
Issuance of Common and Treasury Stock     130,866
Cash Dividends Paid                      (760,044)
                                   ______________
  Net Cash Provided by
   Financing Activities                26,394,261
                                   ______________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                  (1,140,260)

CASH and CASH EQUIVALENTS
Beginning of Year                       7,213,657
                                   ______________
CASH and CASH EQUIVALENTS
End of Year                           $ 6,073,397
                                   ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositor            $ 5,692,146
Interest Paid - Other                     567,181
Income Taxes                              370,000

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Retirement of Treasury Stock (13,000 shares
  in 1998, 12,000 shares in 1997,
  and 10,000 shares in 1996)          $   153,385

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               Common                  Retained
                               Stock       Surplus     Earnings
                             __________  __________   __________
BALANCE, December 31, 1995    $ 600,000  $2,018,898  $18,484,397
Comprehensive Income:
 Net Income                                            2,191,812
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $6,087
  Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $785
         Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common and Treasury
  Stock                           1,041      99,825
 Retirement of Treasury Stock
    (10,000 shares)              (2,500)   (150,885)
 Cash Dividends ($.305 per share)                       (760,044)
                             __________  __________   __________
BALANCE, December 31, 1996      598,541   1,967,838   19,916,165
Comprehensive Income:
 Net Income                                            2,325,487
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $99,451
 Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $701
         Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common Stock Under
   Dividend Reinvestment and Stock
   Purchase Plan                  1,970     182,652
 Issuance of Common Stock Under
   Employee Plans                   181      14,024
 Issuance of Common Stock Under
   5% Common Stock Dividend      29,640   2,875,003   (2,904,643)
 Retirement of Treasury Stock
    (12,000 shares)              (3,000)   (224,542)
 Cash Dividends ($.351 per share)                       (876,280)
                             __________  __________   __________
BALANCE, December 31, 1997      627,332   4,814,975   18,460,729
Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $29,694
 Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $2,283
         Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common Stock Under
   Dividend Reinvestment and Stock
   Purchase Plan                  2,925     254,892
 Issuance of Common Stock Under
   Employee Plans                   114       8,334
 Retirement of Treasury Stock
    (13,000 shares)              (3,250)   (284,785)
 Cash Dividends ($.430 per share)                     (1,044,423)
                             __________  __________   __________
BALANCE, December 31, 1998     $627,121  $4,793,416  $20,183,938
                             ==========  ==========   ==========
See notes to consolidated financial statements.

                         Accumulated Other
                          Comprehensive    Treasury
                              Income        Stock         Total
                          _____________   _________   ___________
BALANCE, December 31, 1995     $ 92,741  $ (426,917) $20,769,119
                                                     ____________
Comprehensive Income:
 Net Income                                            2,191,812
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $6,087                 11,815                   11,815
 Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $785               (1,523)                  (1,523)
                                                      ___________
         Total Comprehensive Income                    2,202,104
                                                      ___________
 Acquisition of Treasury Stock             (119,173)    (119,173)
 Issuance of Common and Treasury
  Stock                                      30,000      130,866
 Retirement of Treasury Stock
    (10,000 shares)                         153,385           -0-
 Cash Dividends ($.305 per share)                       (760,044)
                             __________  __________   __________
BALANCE, December 31, 1996      103,033    (362,705)  22,222,872
                                                      ___________
 Comprehensive Income:
 Net Income                                            2,325,487
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $99,451               193,052                  193,052
 Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $701               (1,362)                  (1,362)
                                                      ___________
         Total Comprehensive Income                    2,517,177
                                                      ___________
 Acquisition of Treasury Stock             (306,746)    (306,746)
 Issuance of Common Stock Under
   Dividend Reinvestment and Stock
   Purchase Plan                                         184,622
 Issuance of Common Stock Under
   Employee Plans                                         14,205
 Issuance of Common Stock Under
   5% Common Stock Dividend                                   -0-
 Retirement of Treasury Stock
    (12,000 shares)                         227,542           -0-
 Cash Dividends ($.351 per share)                       (876,280)
                              __________  __________   __________
BALANCE, December 31, 1997      294,723    (441,909)  23,755,850
                                                      __________
Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $29,694               (57,641)                 (57,641)
 Reclassification Adjustment for (Gains)/Losses
   included in Net Income,
   Net of Tax $2,283              4,433                    4,433
                                                      ___________
         Total Comprehensive Income                    2,714,424
                                                      ___________
 Acquisition of Treasury Stock           (1,995,379)  (1,995,379)
 Issuance of Common Stock Under
   Dividend Reinvestment and Stock
   Purchase Plan                                         257,817
 Issuance of Common Stock Under
   Employee Plans                                          8,448
 Retirement of Treasury Stock
    (13,000 shares)                         288,035           -0-
 Cash Dividends ($.430 per share)                     (1,044,423)
                             __________  __________   __________
BALANCE, December 31, 1998     $241,515 $(2,149,253) $23,696,737
                             ==========  ==========   ==========
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial
Corporation (the Corporation) and its subsidiary, Union National
Community Bank (the Bank), conform with generally accepted accounting principles and prevailing practices within the banking industry. The Corporation and the Bank provide banking and related services to residents and businesses primarily in northwestern Lancaster County, Pennsylvania.

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

Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by the interest method.

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

Specifically, the Corporation measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans or where foreclosure is probable. If the measure of the impaired loan is less than the recorded investment in the loan, the allowance for loan losses is credited and the provision for loan losses is charged. Subsequent measures in the impairment of the loan will increase or decrease the allowance for loan losses. However, the net carrying amount of the loan will not exceed the recorded investment in the loan.

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

Other Real Estate Owned - Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or write down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $379,150 and $0 at December 31, 1998 and 1997, respectively.

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

Advertising Costs
Advertising costs are charged to expense when incurred.
Advertising expense for the years ended December 31, 1998, 1997, and 1996 amounted to $76,122, $80,062, and $86,613, respectively.

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

Net Income per Share
In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128 (SFAS No. 128), "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share. SFAS No. 128 replaces the presentation of primary earnings per share with a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation restated all prior period earnings per share data upon adoption of this Statement effective December 31, 1997. See Note 13 - Stockholders' Equity for the computation of basic and diluted earnings per share.

All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the 5% common stock dividend effective on May 15, 1997.

Comprehensive Income
The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on investment securities available for sale, are reported as a separate component of the equity section of the balance sheet. Such items along with net income, are components of comprehensive income. The Corporation reports comprehensive income and the components of other comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. The Corporation's only component of other comprehensive income is changes in unrealized gains and losses on investment securities available for sale. Changes in the interest rate environment and other factors result in fluctuations in the value of investment securities available for sale. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity.

Segment Reporting
In June 1997, the Financial Accounting Standards Board issued Statement No. 131, (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Corporation has only one operating segment which comprises the Bank's banking and fiduciary activities.

Statements of Cash Flows
For purposes of the statements of cash flows, the Corporation considers cash and amounts due from banks to be cash equivalents.

Recent Accounting Standards Issued
In June 1998, the Financial Accounting Standards Board issued Statement No. 133, (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. In addition, the transition provisions of this Statement allow the Corporation to reclassify held to maturity securities to an available for sale classification. The Corporation does not expect the provisions of this Statement to have a material effect on the liquidity, results of operations, or capital resources of the Corporation when it becomes effective in the first quarter of 2000.

In October 1998, the Financial Accounting Standards Board issued Statement No. 134, (SFAS No. 134), "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." There is no incidence of coverage for the Corporation under this Statement.

NOTE 2 - INVESTMENT SECURITIES

The amortized costs and fair values of investment securities are as follows:
                                       At December 31, 1998
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  21,805,749       $    471,358
Corporate Securities                2,273,412             16,997
                                 _______________   ______________
  TOTAL                         $  24,079,161       $    488,355
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $   3,522,874       $     37,441
Obligations of Other U.S.
  Government Agencies              14,143,678             81,071
Mortgage-Backed Securities         29,019,819             68,220
Corporate Securities                1,956,885              2,451
Equity Securities                   2,667,162            288,579
                                 _______________   ______________
  TOTAL                         $  51,310,418       $    477,762
                                 ===============   ==============
                                       At December 31, 1998
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $     (42,980)     $  22,234,127
Corporate Securities                     (796)         2,289,613
                                 _______________   ______________
  TOTAL                         $     (43,776)     $  24,523,740
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $          -0-     $   3,560,315
Obligations of Other U.S.
  Government Agencies                  (4,096)        14,220,653
Mortgage-Backed Securities           (106,144)        28,981,895
Corporate Securities                   (1,590)         1,957,746
Equity Securities                          -0-         2,955,741
                                 _______________   ______________
  TOTAL                         $    (111,830)      $ 51,676,350
                                 ===============   ==============

                                       At December 31, 1997
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  17,360,686       $    382,639
Corporate Securities                1,509,161              5,209
                                 _______________   ______________
  TOTAL                         $  18,869,847       $    387,848
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $   4,008,381       $     11,016
Obligations of Other U.S.
  Government Agencies              18,306,612            102,521
Mortgage-Backed Securities         20,753,868            149,693
Equity Securities                   2,351,362            292,734
                                 _______________   ______________
  TOTAL                         $  45,420,223       $    555,964
                                 ===============   ==============
                                       At December 31, 1997
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $    (311,629)     $  17,431,696
Corporate Securities                   (3,120)         1,511,250
                                _______________    _____________
TOTAL                           $    (314,749)     $  18,942,946
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $      (1,892)      $  4,017,505
Obligations of Other U.S.
  Government Agencies                 (12,097)        18,397,036
Mortgage-Backed Securities            (95,424)        20,808,137
Equity Securities                          -0-         2,644,096
                                 _______________   ______________
  TOTAL                         $    (109,413)      $ 45,866,774
                                 ===============   ==============

There are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

Investment securities carried at $21,882,546 and $18,194,486 at December 31, 1998 and 1997, respectively, were pledged to secure public, trust, and government deposits.

The amortized cost and fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Debt Securities
                            _____________________________________
                                      Held to Maturity
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _________________
Due in one year or less      $  1,536,999      $   1,551,770
Due after one year through
 five years                     3,530,603          3,573,107
Due after five years through
 ten years                      3,301,296          3,356,931
Due after ten years            15,710,263         16,041,932
                            ______________      _________________
                               24,079,161         24,523,740

Mortgage-Backed Securities             -0-                -0-
                            ______________      _________________
                             $ 24,079,161      $ 24,523,740
                            ==============      =================

                                      Debt Securities
                            _____________________________________
                                     Available for Sale
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _______________
Due in one year or less      $  6,502,008      $   6,512,497
Due after one year through
 five years                     3,975,564          4,003,377
Due after five years through
 ten years                      9,145,865          9,222,840
Due after ten years                    -0-                -0-
                            ______________      _______________
                               19,623,437         19,738,714

Mortgage-Backed Securities     29,019,819         28,981,895
                            ______________      _______________
                             $ 48,643,256      $  48,720,609
                            ==============      ===============

Proceeds from sales of available for sale securities were $4,935,869 and $5,548,285 during 1998 and 1997, respectively.
Investment securities gains/losses include gross realized gains of $12,897 and gross realized losses of $19,613 during 1998 and gross realized gains of $4,838 and gross realized losses of $2,775 during 1997 as a result of sales of available for sale securities. The related income tax expense (benefit) for net investment securities gains/losses amounted to ($2,283) and $701 during 1998 and 1997, respectively.

Mortgage-backed securities, as disclosed in the two preceding tables, are issued by U.S. Government agencies or corporations.


NOTE 3 - LOANS

Loans, net of unamortized loan orgination fees of $1,429,650 and $1,429,885 at December 31, 1998 and 1997, respectively, are summarized as follows:

                                   December 31,     December 31,
                                      1998              1997
                                   ____________    ______________
Real Estate-Mortgage:
  First and Second Residential     $ 99,984,129   $ 93,495,375
  Commercial and Industrial          29,967,643     23,777,078
  Construction and Land Development   6,585,711      9,629,413
  Agricultural                        5,727,829      4,598,191
Commercial and Industrial             6,041,639      6,035,077
Consumer                              9,310,576      9,320,106
Agricultural                          2,549,598      2,212,888
Political Subdivisions                2,842,255      3,390,061
Other                                   856,241        329,639
                                    ____________   ______________
   Total Loans                      163,865,621    152,787,828
Less:  Unearned Income                  (69,919)       (88,579)
                                    ____________   ______________
   Net Loans                       $163,795,702   $152,699,249
                                    ============   ==============

The Corporation grants commercial, residential and consumer loans to customers primarily located in the northwestern Lancaster
County. Although the Corporation has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

The recorded investment in loans that is considered to be impaired was $70,099 and $25,772 at December 31, 1998 and 1997, respectively. This entire amount is included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounts to $22,124 and $1,546 at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans was $450,876 and $302,655 and $98,317 during the years ended December 31, 1998, 1997, and 1996, respectively. For the years ended December 31, 1998, 1997, and 1996, the Corporation did not recognize interest income on the impaired loans.

Nonperforming loans, which consist of loans 90 days or more past due and nonaccruing loans, amounted to $974,271, $706,046, and $842,949 at December 31, 1998, 1997, and 1996, respectively.

Loans to certain directors and principal officers of the Corporation, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $5,011,513 at December 31, 1998. Such loans were made in the ordinary course of business at the Corporation's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the years ended December 31 are as follows:

                                  1998         1997        1996
                             __________    __________  __________
Balance, Beginning of Year  $4,878,930    $3,380,461  $3,343,586
Additions                    2,327,784     4,336,242   2,682,659
Deductions                  (2,195,201)   (2,837,773) (2,645,784)
                             __________    __________  __________
Balance, End of Year        $5,011,513    $4,878,930  $3,380,461
                             ==========    ==========  ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses for the years ended December 31 is as follows:
                                 1998        1997         1996
                             __________    __________ ___________
Balance, Beginning of Year   $1,592,763   $1,371,245  $1,264,528
Provision Charged to
    Operating Expense           325,350      390,250     150,000
Recoveries of Charged-Off Loans  60,964       31,254      21,188
Charged-Off Loans              (236,457)    (199,986)    (64,471)
                             __________    __________ ___________
Balance, End of Year         $1,742,620   $1,592,763  $1,371,245
                             ==========    ========== ===========

NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:
                        Estimated     December 31,   December 31,
                      Useful Lives        1998            1997
                      _____________   ____________   ____________
Land                                  $  411,593     $  411,593
Land Improvements        20 years        499,927        495,390
Buildings and
  Improvements        15-50 years      5,115,889      5,086,515
Leasehold Improvements   20 years        266,120        266,120
Furniture, Fixtures and
   Equipment           5-20 years      3,333,247      3,147,989
                                      ____________   ____________
    Subtotal                           9,626,776      9,407,607
Less:  Accumulated Depreciation
        and Amortization              (4,379,427)    (3,992,743)
                                      ____________   ____________
Premises and Equipment - Net          $5,247,349     $5,414,864
                                      ============   ============

Depreciation and amortization expense amounted to $442,976 in 1998, $465,748 in 1997, and $461,458 in 1996.

Total rental expense amounted to $50,961, $43,461, and $43,461 for the years ended December 31, 1998, 1997, and 1996, respectively.

At December 31, 1998, the Corporation was obligated under noncancelable operating leases for real estate with the future minimum payments as follows:

                             1999            $ 57,861
                             2000              57,461
                             2001              54,660
                             2002              42,660
                             2003              42,660
                             Thereafter        63,990
                                             ________
                                             $319,292
                                             =========

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings consisted entirely of Treasury Tax and Loan Notes at December 31, 1998 and 1997. At December 31, 1998, outstanding borrowings amounted to $186,691 with a weighted average rate of 4.11% and at December 31, 1997, outstanding borrrowings amounted to $900,000 with a weighted average rate of 5.25%.

NOTE 7 - LONG-TERM DEBT

 A summary of long-term debt as of December 31 is as follows:

                              1998                   1997
                     ___________________   __________________
                     Amount       Rate      Amount      Rate
                     ________   ________   ________   _______
FHLB fixed-rate advances
 maturing:
  1998           $       -0-      - %  $ 4,671,000    5.92%
  1999            1,675,000     5.18     1,675,000    5.18
  2000            3,300,000     6.02     3,300,000    6.02
  2001              808,600     5.39            -0-      -
  2003            2,347,000     5.71            -0-      -
  2007            1,460,660     6.00     1,460,660    6.00
FHLB adjustable-rate advances maturing:
  2002            3,532,400     5.23     3,532,400    5.74
FHLB convertible fixed-rate advances maturing:
  2002           12,500,000     5.62    12,500,000    5.62
  2008            5,000,000     4.70            -0-      -
                 ___________   ______   ___________   _____
                 30,623,660     5.46    27,139,060    5.73
Limited Partnership Capital
 Notes, maturing
   1998 to 1999          -0-      -        190,000      -
                 ___________            ___________
  Total         $30,623,660            $27,329,060
                 ===========            ===========

The FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency, and mortgage0backed securities which at December 31, 1998 had a combined carrying value of $101,158,217. In addition, all FHLB advances are secured by the FHLB capital stock owned by the Corporation having fair value of $2,469,700 and $2,153,900 at December 31, 1998 and 1997, respectively. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.
The FHLB's covertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advances at the three month LIBOR plus .07% to .14%. Options amounting to $12,500,000 and $5,000,000 commence in 1999 and 2000, respectively. Upon FHLB's conversion,the Bank has the option to repay the respective advances in full. FHLB's adjustable-rate advances adjust annually at .06% to .07% above the interest rate on the one year treasury's constant maturity.

NOTE 8 - PROFIT-SHARING PLAN

The Corporation's subsidiary has a noncontributory profit-sharing plan covering substantially all full-time employees. Contributions are determined annually by the Board of Directors and costs are funded as accrued. On September 10, 1998, the Board of Directors authorized the replacement of the existing plan with the Union National Community Bank 401(k) Profit Sharing Plan. This plan is effective January 1, 1999 and allows employees to contribute a portion of their salaries and wages to the plan. The Bank may elect to make a discretionary contribution to the plan and may also match a portion of employee elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 1999, the Bank has elected to match 50% of employee elected salary deferrals which do not exceed 6% of their salaries and wages.

Contributions in the amount of $125,156, $374,283, and $330,873, for the years ended December 31, 1998, 1997, and 1996, respectively, were made to the profit-sharing plan.

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

Deferred income taxes consists of the following components as of December 31:

                                          1998            1997
                                      ___________      __________
Deferred Tax Assets(Liabilities)
  Deferred Net Loan Fees                 $ (7,284)      $ 21,997
  Provision for Loan Losses               485,346        434,395
  Depreciation                           (147,036)      (133,943)
  Investment in Limited Partnerships      (24,334)       (28,521)
  Unrealized loss/(gain) on investment
   securities available for sale         (124,417)      (151,826)
  Other                                    36,433         11,880
                                      ___________      __________
Net Deferred Tax Asset                   $218,708       $153,982
                                      ===========      ==========

The Corporation as of December 31, 1998, has not established any valuation allowance against deferred tax assets since these tax benefits are realizable through carryback availability against prior years taxable income or the reversal of existing deferred tax liabilities.

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

                              1998          1997           1996
                           _________    __________     __________
Taxes Currently Payable    $748,043       $580,399      $321,865
Deferred Income Taxes/(Benefit)
   Related to:
   Provision for
      Loan Losses           (50,951)       (68,430)      (43,170)
   Deferred Net Loan Fees    29,281         40,871        44,549
   Fixed Asset Depreciation  13,093         25,060        48,143
   Other - Net              (24,553)         1,196       (14,925)
                           _________    __________     __________
   Provision for Income
      Taxes                $714,913       $579,096      $356,462
                           =========    ==========     ==========

The reasons for the difference between the Corporation's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                                    1998              1997
                            __________________   ________________
                                Amount     %      Amount     %
                            ___________   ____   ________ _____
Tax at Statutory
   Federal Income Tax Rate   $1,184,065   34.0  $ 987,558  34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (361,366) (10.4)  (298,629)(10.3)
   Income Tax Credits          (118,229)  (3.4)  (113,672) (3.9)
   Other                         10,443     .3      3,839    .1
                            ___________   ____   ________ _____
Provision for Income Taxes    $ 714,913   20.5  $ 579,096  19.9
                            ===========   ====   ======== =====

                                    1996
                            __________________
                                Amount     %
                            ___________   ____
Tax at Statutory
   Federal Income Tax Rate    $ 866,413   34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (280,938) (11.0)
   Income Tax Credits          (231,277)  (9.1)
   Other                          2,264     .1
                            ___________   ____
Provision for Income Taxes    $ 356,462   14.0
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

                                   December 31,   December 31,
                                        1998          1997
                                  ______________   ____________
Financial Instruments whose
  Contract Amounts represent
  Credit Risk:
   Commitments to Extend Credit $ 7,933,093     $10,400,856
  Unused Portion of Home Equity and
  Overdraft Lines                 7,305,673       5,173,238
   Other Unused Commitments, Principally
  Commercial Lines of Credit     12,574,835      11,949,139
   Standby Letters of Credit and Financial
  Guarantees Written              1,990,759       3,279,348

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

With respect to derivative financial instruments, the Corporation does not currently engage in the use of futures, forward, swap, or option contracts that are typically defined as derivatives according to SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No.
119). SFAS No. 119 defines fixed-rate loan commitments, variable-rate loan commitments, and other variable-rate financial instruments as derivatives for purposes of this Statement. Those financial instruments shown in the previous table would represent the only derivatives as defined by SFAS No. 119 currently held by the Corporation. See Note 15 for the estimated fair value and related valuation assumptions of these financial instruments.

NOTE 11 - TIME DEPOSITS

At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:
                        [S]             [C]
                        1999       $57,647,406
                        2000        35,252,422
                        2001         3,983,087
                        2002         1,261,850
                        2003         1,912,251
                                  _____________
                                  $100,057,016
                                  =============
Certificates of deposit in denominations of $100,000 or more amounted to $16,349,539 and $16,357,336 at December 31, 1998 and
1997, respectively. Interest expense on certificates of deposit in denominations of $100,000 or more amounted to $890,193, $958,253, and $877,033 for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 12 - REGULATORY RESTRICTIONS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against their deposit liabilities. The average amount of required reserves during 1998 was approximately $1,196,000.

The Corporation's Bank subsidiary is subject to certain restrictions in connection with the payment of dividends. The National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank may declare dividends to its parent Corporation in 1999 of approximately $1,044,595 plus an amount equal to the net profits of the Bank in 1999 up to the date of any such dividend declaration.

Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1998 and 1997, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:

                                              December 31,
                                        _________________________
                                            1998            1997
                                        __________       ________
Actual Capital Ratio:
 Tier I Capital to Average Total Assets     8.84%           9.95%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions              5.00            5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual             13.51%          15.35%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions              6.00            6.00
 Total Capital Ratio - Actual              14.57%          16.45%
 Minimum Required                           8.00            8.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions             10.00           10.00


Additionally, banking regulations limit the amount of investments, loans, extensions of credit, and advances the Bank can make to the Corporation at any time to 10% of the Bank's capital stock and surplus. At December 31, 1998, this limitation amounted to approximately $2,397,000. These regulations also require that any such investment, loan, extension of credit, or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 13 - STOCKHOLDERS' EQUITY

On April 10, 1997, the Corporation's Board of Directors declared a 5% common stock dividend that was paid May 15, 1997. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the common stock dividend.

In addition, the Corporation maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the plan in the open market, the Corporation has reserved 157,500 shares of common stock to be issued under the Plan. At December 31, 1998, 24,019 shares have been issued under the Plan. The number of shares available for issuance under the Plan are adjusted for stock dividends and stock splits. Open market purchases are usually made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses which will be paid by the Corporation.

The earnings per share, net income and weighted average number of shares outstanding for the years ended December 31, 1998, 1997 and 1996 as computed under the basic and diluted earnings per share methods are as follows:

                             Net Income      Shares     Per Share
Year Ended December 31,     ______________ ___________   _________
  1998
Basic Earnings per Share:
 Income Available to
   Common Stockholders       $2,767,632    2,420,553      $1.14
Effect of Dilutive Securities:
 Employee Stock Incentive
   and Purchase Plans                -0-       3,403
                            ______________ ___________
 Diluted Earnings per Share:
 Income Available to Common Stockholders
  Plus Assumed Exercised
    Options                  $2,767,632    2,423,956      $1.14
                            ============== ===========   =========
Year Ended December 31, 1997
Basic Earnings per Share:
 Income Available to
   Common Stockholders       $2,325,487    2,489,403       $.93
Effect of Dilutive Securities:
 Employee Stock Incentive
   and Purchase Plans                -0-         700
                            ______________ ___________
Diluted Earnings Per Share:
 Income Available to Common Stockholders
 Plus Assumed Exercised
   Options                   $2,325,487   $2,490,103       $.93
                            ============== ===========  =========
Year Ended December 31, 1996
Basic and Diluted Earnings per Share:
 Income Available to
   Common Stockholders       $2,191,812    2,493,951       $.88
                            ============== ===========  =========

NOTE 14 - STOCK OPTION PLANS

On February 1, 1997, the Corporation established an Employee Stock Purchase Plan which allows eligible employees to purchase stock in the Corporation. Options granted in 1997 have a 5 year term and can be exercised at the lower of $19.84 or 85% of the fair market value of the stock on the date of exercise. Options granted in 1998 also have a term of 5 years and can be exercised at 85% of the fair market value of the stock on the date of exercise. During 1997, 726 shares were issued under the plan at prices ranging from $19.52 to $19.77 and during 1998, 455 shares were issued at prices ranging from $16.67 to $19.79.

Under the Corporation's Stock Incentive Plans, options have been granted to key personnel for terms up to 10 years at option prices equal to the fair value of the shares on the date of the grant. No shares have been issued under these plans.

Stock option transactions for the year ended December 31, 1998 and 1997 are summarized below:

                                   Stock       Weighted-Average
                                  Options       Exercise Price
                                  ________     _________________
Year Ended December 31, 1997:
Options Granted:
  Employee Stock Purchase Plan      15,000           $19.82
  Stock Incentive Plans              4,830            23.27

 Options Exercised                    (726)           19.57
                                  ________
Options Outstanding and Exercisable
  at December 31, 1997 (Prices range
  from $19.73 to $23.27)            19,104           $20.63

Year Ended December 31, 1998:
Options Granted:
  Employee Stock Purchase Plan      20,000           $19.04
  Stock Incentive Plans             12,000            19.75
  Options Exercised                   (455)           18.57
  Options Forfeited                 (4,723)           19.19
                                   ________
Options Outstanding and Exercisable
  at December 31, 1998 (Prices range
  from $16.53 to $23.27)            45,926           $18.08
                                   ========

The remaining average contractual life of options outstanding as of December 31, 1998 and 1997 is 6.1 and 5.8 years, respectively.

The per share weighted-average fair value of stock options granted for the year ended December 31, 1998 was $3.94 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions for 1998: expected dividend yield of 2.74%; risk-free interest rate of 4.89%;
expected life of 4.6 years; and an expected volatility over the expected life of the options was 25.4%. The per share weighted-average fair value of stock options granted for the year ended
December 31, 1997 was $5.73 on the date of grant using the Black
Scholes option-pricing model with the following weighted-average assumptions for 1997: expected dividend yield of 1.71%; risk-free interest rate of 6.13%; expected life of 3.8 years; and an expected volatility over the expected life of the options was 22.5%.

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

                                        Year Ended
                                    December 31, 1998
                                    _________________
Net Income
  As Reported                           $2,767,632
  Pro Forma                              2,641,592
Net Income per Share (Basic and
 Assuming Dilution)
  As Reported                                $1.14
  Pro Forma                                   1.09

                                        Year Ended
                                    December 31, 1997
                                    _________________
Net Income
  As Reported                           $2,325,487
  Pro Forma                              2,211,846
Net Income per Share (Basic and
 Assuming Dilution)
  As Reported                                 $.93
  Pro Forma                                    .89

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

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments:

Cash and cash equivalents - The carrying amounts reported in the consolidated balance sheets for cash and short-term investments approximate their fair values.

Investment securities - Fair values for investment securities are based on quoted prices, where available. If quoted prices are not available, fair values are based on quoted prices of comparable instruments.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Off-balance-sheet instruments - For the Corporation's off-balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is the same as the instrument's contract or notional values since they are generally short-term in nature or they are priced at market when funded.

Deposit liabilities - The fair values of deposits with no stated maturities, such as demand deposits, savings accounts, NOW and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings - The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

Long-term debt - The fair values of the Corporation's long-term debt are estimated using discounted cash flow analyses, based on the Corporation's incremental borrowing rates for similar types of borrowing arrangements.

At December 31, 1998 and 1997, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                                         December 31, 1998
                                 ______________________________
                                      Carrying
                                        Value       Fair Value
                                 _____________   _______________
Assets:
 Cash and Due from Banks          $  7,341,240    $  7,341,240
   Investment Securities
 Held to Maturity                   24,079,161      24,523,740
 Investment Securities
  Available for Sale                51,676,350      51,676,350
 Loans, net of Unearned Income
  and Allowance for Loan Losses    162,053,082     165,035,000
 Accrued Interest Receivable         1,560,703       1,560,703

Liabilities:
 Demand and Savings Deposits       105,486,752     105,486,752
 Time Deposits                     100,057,016     100,543,000
 Short-term Borrowing                  186,691         186,691
 Long-term Debt                     30,623,660      30,800,000

                                    Contract
                                     Amount         Fair Value
                                  ____________    _____________
Off-balance-sheet Items:
  Commitments to Extend Credit
   and Standby Letters of Credit  $ 29,804,360    $ 29,804,360

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

NOTE 16 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY)

                       CONDENSED BALANCE SHEETS
                                     December 31,   December 31,
                                          1998           1997
                                    ____________   _____________
ASSETS
   Cash in Subsidiary Bank          $    35,477    $    114,631
   Investment in Subsidiary          22,281,338      22,459,264
   Other Equity Investment Securities   395,541         399,696
  Investments in Limited
       Partnerships                     882,161         941,287
   Recoverable Federal Income Taxes     224,672         159,022
                                    ____________   _____________
       Total Assets                 $23,819,189    $ 24,073,900
                                    ============   =============
LIABILITIES
   Limited Partnership Capital Notes$        -0-   $    190,000
   Deferred Income Taxes                122,452         128,050
                                    ____________   _____________
       Total Liabilities                122,452         318,050

STOCKHOLDERS' EQUITY
   Common Stock                         627,121         627,332
   Surplus                            4,793,416       4,814,975
   Retained Earnings                 20,183,938      18,460,729
   Unrealized gain on investment
    securities available for sale,
    net of tax                          241,515         294,723
   Less: Treasury Stock              (2,149,253)       (441,909)
                                    ____________   _____________
       Total Stockholders' Equity    23,696,737      23,755,850
                                     ____________   _____________
       Total Liabilities and
          Stockholders' Equity     $ 23,819,189    $ 24,073,900
                                    ============   =============

                    CONDENSED STATEMENTS OF INCOME
                                   Years Ended December 31,
                                  __________________________
                                      1998          1997
                                  _____________   __________
INCOME
 Dividends from Subsidiary         $2,820,000    $1,100,000
 Dividends on Other Equity
   Investment Securities               10,270         8,882
 Interest on Deposits in Subsidiary     5,185         3,647
 Management Fees from Subsidiary       49,273        39,690
                                  _____________   __________
      Total Income                  2,884,728     1,152,219

EXPENSES                              127,722       140,660
                                  _____________   __________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                    2,757,006     1,011,559
 PROVISION FOR INCOME TAXES (BENEFIT)(138,087)     (141,872)
                                  _____________   __________
                                    2,895,093     1,153,431
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                      (127,461)     1,172,056
                                  _____________   _________
  NET INCOME                       $2,767,632    $2,325,487
                                  =============   ==========
                                   Years Ended December 31,
                                  _________________________
                                      1996
                                  _____________
INCOME
 Dividends from Subsidiary           $ 742,500
 Dividends on Other Equity
 Investment Securities                   9,358
 Interest on Deposits in Subsidiary      3,054
 Management Fees from Subsidiary        39,758
                                   _____________
      Total Income                     794,670

EXPENSES                               166,870
                                   _____________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                       627,800
 PROVISION FOR INCOME TAXES (BENEFIT) (272,244)
                                  _____________
                                       900,044
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                      1,291,768
                                  _____________
  NET INCOME                        $2,191,812

                                  =============

                 CONDENSED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                    _____________________________
                                          1998           1997
                                    ______________  _____________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $2,767,632    $2,325,487
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                       127,461    (1,172,056)
      Provision for Deferred Income Taxes (4,186)       (1,556)
      Decrease/(Increase) in Other Assets (6,524)       78,200
                                    ______________  _____________
     Net Cash Provided by Operating
        Activities                     2,884,383     1,230,075

CASH FLOWS from INVESTING ACTIVITIES
   Purchases of Available for Sale
    Securities                                -0-       (5,950)
                                    ______________  _____________
  Net Cash Provided by (Used in)
         Investing Activities                 -0-       (5,950)

CASH FLOWS from FINANCING ACTIVITIES
 Acquisition of Treasury Stock        (1,995,379)     (306,746)
 Payments on Long-Term Debt             (190,000)     (140,000)
 Issuance of Common and Treasury Stock   266,265       198,827
 Cash Dividends Paid                  (1,044,423)     (876,280)
                                    ______________  _____________
  Net Cash (Used in)
     Financing Activities             (2,963,537)   (1,124,199)
                                    ______________  _____________
      NET INCREASE/(DECREASE) in CASH    (79,154)       99,926
CASH - Beginning of Year                 114,631        14,705
                                    ______________  _____________
CASH - End of Year                    $   35,477    $  114,631
                                    ==============  =============
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (13,000
    shares in 1998,12,000
    shares in 1997, and 10,000
    shares in 1996)                  $ 288,035    $   227,542

                                       Years Ended December 31,
                                     ____________________________
                                          1996
                                    _______________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $2,191,812
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                    (1,291,768)
      Provision for Deferred Income Taxes(19,497)
      Decrease/(Increase) in Other Assets(20,249)
                                    ______________
     Net Cash Provided by Operating
        Activities                       860,298

CASH FLOWS from INVESTING ACTIVITIES
   Purchases of Available for Sale
    Securities                                -0-
                                    _______________
  Net Cash Provided by (Used in)
         Investing Activities                 -0-

CASH FLOWS from FINANCING ACTIVITIES
 Acquisition of Treasury Stock          (119,173)
 Payments on Long-Term Debt             (140,000)
 Issuance of Common and Treasury Stock   130,866
 Cash Dividends Paid                    (760,044)
                                    _______________
  Net Cash (Used in)
     Financing Activities               (888,351)
                                    _______________
      NET INCREASE/(DECREASE) in CASH    (28,053)

CASH - Beginning of Year                  42,758
                                    _______________
CASH - End of Year                    $   14,705
                                    ===============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (13,000
    shares in 1998,12,000
    shares in 1997,and 10,000 shares in
    1996)                               $153,385

NOTE 17 - SUBSEQUENT EVENT

On February 11, 1999, the Corporation announced that the Board of Directors had authorized and approved a plan to purchase up to 56,000 shares of the Corporation's outstanding common stock in open market or privately negotiated transactions. The announcement includes the 6,000 shares remaining from the 1998 common stock repurchase plan. The number of shares to be purchased under the plan represents approximately 2.3% of the outstanding shares of the Corporation. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of the Corporation and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are to be held as treasury shares (issued, but not outstanding shares).

                    INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Union National Financial Corporation and Subsidiary
Mount Joy, Pennsylvania

  We have audited the accompanying consolidated balance sheets of UNION NATIONAL FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and Subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

January 15, 1999, except for Note 17, as to which the date is
February 11, 1999
Lancaster, Pennsylvania
                              /s/ Trout, Ebersole & Groff, LLP
                             ____________________________________
                              Trout, Ebersole and Groff, LLP
                              Certified Public Accountants


            SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended
December 31, 1998 and 1997, are as follows:
                                             1998
                       __________________________________________
(Dollars in thousands,    March    June    September   December
  except per share data)   31       30        30          31
                         _______   ______   ________    ________
Interest Income          $4,356    $4,473    $4,541      $4,693
Interest Expense          2,096     2,150     2,228       2,220
                         _______   ______   ________    ________
 Net Interest Income      2,260     2,323     2,313       2,473
Provision for Loan Losses    99       130        53          43
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  2,161     2,193     2,260       2,430
Other Operating Income      286       266       295         310
Other Operating Expenses  1,626     1,604     1,663       1,825
                         _______   ______   ________    ________
Income before Income Taxes  821       855       892         915

Provision for Income Taxes  169       178       185         184
                         _______   ______   ________    ________
   Net Income              $652      $677      $707        $731
                         =======   ======   ========    ========
Net Income per Common Share
 (Basic and Assuming
   Dilution)             $  .27     $ .28     $ .29       $ .30
                         =======   ======   ========    ========

                                             1997
                       __________________________________________
(In Thousands)            March    June    September   December
                           31       30        30          31
                         _______   ______   ________    ________
Interest Income          $3,804    $3,995    $4,111      $4,296
Interest Expense          1,744     1,821     1,928       2,058
                         _______   ______   ________    ________
 Net Interest Income      2,060     2,174     2,183       2,238
Provision for Loan Losses    11       101        91         187
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  2,049     2,073     2,092       2,051
Other Operating Income      237       218       244         286
Other Operating Expenses  1,581     1,578     1,603       1,584
                         _______   ______   ________    ________
Income before Income Taxes  705       713       733         753

Provision for Income Taxes  139       144       147         149
                         _______   ______   ________    ________
   Net Income              $566      $569      $586        $604
                         =======   ======   ========    ========
Net Income per Common Share
 (Basic and Assuming
   Dilution)             $  .23     $ .23     $ .23       $ .24
                         =======   ======   ========    ========

                      CONSOLIDATED SUMMARY OF OPERATIONS

(Dollars in thousands, except per share data)
                                  Years Ended December 31,
                       __________________________________________

                                1998         1997        1996
                             __________   __________   __________
INCOME AND EXPENSE
Interest Income              $ 18,064     $ 16,205     $ 14,218
Interest Expense                8,695        7,550        6,380
                             __________   __________   __________
Net Interest Income             9,369        8,655        7,838
Provision for Loan Losses         325          390          150
                             __________   __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   9,044        8,265        7,688
Other Operating Income          1,157          986          811
Other Operating Expenses        6,718        6,347        5,951
                             __________   __________   __________
Income before Income Taxes      3,483        2,904        2,548
Provision for Income Taxes        715          579          356
                             __________   __________   __________
Net Income for Year          $  2,768     $  2,325     $  2,192
                             ==========   ==========   ==========
PER SHARE *

Net Income (Basic and
  Assuming Dilution)         $   1.14     $    .93     $    .88
Cash Dividends Paid              .430         .351         .305
Average Shares Outstanding
 (Basic)                    2,420,553    2,489,403    2,493,951

FINANCIAL RATIOS

Return on Average Assets         1.15%        1.09%        1.17%
Return on Average
  Stockholders' Equity          12.05        10.17        10.24
Dividend Payout Ratio           37.74        37.68        34.68
Average Stockholders' Equity
 to Average Assets               9.51        10.68        11.40

AVERAGE BALANCE SHEET

Net Loans                   $ 162,090    $ 140,925     $124,483
Investments                    63,461       57,551       48,707
Other Earning Assets            4,211        3,564        2,576
Total Assets                  241,639      213,986      187,814
Deposits                      188,179      168,814      154,474
Short-Term Borrowings             412        1,461        2,009
Long-Term Debt                 28,584       19,425        8,411
Stockholders' Equity           22,971       22,859       21,411

BALANCE SHEET AT YEAR-END

Net Loans                    $163,796     $152,699     $130,391
Investments                    75,756       64,737       54,890
Other Earning Assets            7,795        2,835        4,790
Total Assets                  261,368      233,243      203,472
Deposits                      205,544      180,135      164,513
Short-Term Borrowing              187          900        2,989
Long-Term Debt                 30,624       27,329       12,676
Stockholders' Equity           23,697       23,756       22,223

* Per Share information reflects two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995 and the 5% stock dividend efective on May 15, 1997.

                                  Years Ended December 31,
                       __________________________________________

                                1995         1994
                             __________   __________
INCOME AND EXPENSE
Interest Income              $ 12,773     $ 11,801
Interest Expense                5,175        4,131
                             __________   __________

Net Interest Income             7,598        7,670
Provision for Loan Losses         159          113
                             __________   __________

Net Interest Income
  after Provision for
  Loan Losses                   7,439        7,557
Other Operating Income            753          631
Other Operating Expenses        5,479        5,207
                             __________   __________
Income before Income Taxes      2,713        2,981
Provision for Income Taxes        614          733
                             __________   __________
Net Income for Year          $  2,099     $ 2,248
                             ==========   ==========
PER SHARE *

Net Income (Basic and
  Assuming Dilution)         $    .84     $    .89
Cash Dividends Paid              .224         .210
Average Shares Outstanding
 (Basic)                    2,501,548    2,515,080

FINANCIAL RATIOS

Return on Average Assets         1.28%        1.42%
Return on Average
  Stockholders' Equity          10.42        12.15
Dividend Payout Ratio           26.68        23.45
Average Stockholders' Equity
 to Average Assets              12.24        11.72

AVERAGE BALANCE SHEET

Net Loans                   $ 115,026     $105,427
Investments                    38,320       40,859
Other Earning Assets              880        3,313
Total Assets                  164,631      157,830
Deposits                      139,896      138,126
Short-Term Borrowings           1,197          383
Long-Term Debt                  2,320           -0-
Stockholders' Equity           20,149       18,499

BALANCE SHEET AT YEAR-END

Net Loans                    $120,417     $108,266
Investments                    39,437       38,652
Other Earning Assets               -0-       1,870
Total Assets                  174,657      159,160
Deposits                      143,368      139,208
Short-Term Borrowing            3,399          309
Long-Term Debt                  6,270           -0-
Stockholders' Equity           20,769       19,053

* Per Share information reflects two-for-one stock split of the Corporation's Common Stock effective on June 1, 1995 and the 5% stock dividend efective on May 15, 1997.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented in its accompanying consolidated financial statements for Union National Financial Corporation, a bank holding company (the Corporation), and its wholly-owned subsidiary, Union National Community Bank (the
Bank). The Corporation's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables/statistics, financial statements, and notes to financial statements appearing elsewhere in this annual report. Current performance does not guarantee, assure, or may be indicative of similar performance in the future.

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank, or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Union National Financial Corporation, Union National Community Bank, or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:
-  operating, legal, and regulatory risks;
- economic, political, and competitive forces affecting our banking, securities, asset management, and credit services businesses; and
- the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

RESULTS OF OPERATIONS
Overview

Consolidated net income for 1998 was $2,768,000, an increase of 19.1%, as compared to consolidated net income of $2,325,000 for 1997. Consolidated net income for 1997 increased by 6.1%, as compared to consolidated net income of $2,192,000 for 1996.

On a per share basis, net income for 1998 was $1.14, as compared to $.93 for 1997, and $.88 for 1996. The earnings per share information is the same under the basic and assuming dilution methods.

Results of operations for 1998 as compared to 1997 were impacted by the following items:
- Net income increased due to a 15.0% increase in average net loans, which were funded by growth in deposits and by additions to average borrowings. Loan growth was primarily a result of increases in residential and commercial mortgages.
- Net income increased due to a 17.4% increase in other operating income.
- Net income decreased due to the narrowing of the spread between the earnings rates on loans and investments as compared to the interest rates paid on certificates of deposit and long-term debt.
- Net income decreased due to a 5.8% increase in other operating expenses.
- Net income increased due to a decrease in the provision for loan losses.

The above items are quantified and discussed in further detail under their respective sections below.

Results of operations for 1997 as compared to 1996 were impacted by the following items:
- Net income increased due to a 13.2% increase in average net loans, primarily residential and commercial mortgages, which were funded by growth in deposits and by additions to average borrowings.
- Net income decreased due to the narrowing of the spread between the earnings rates on loans and investments as compared to the interest rates paid on certificates of deposit and long-term debt.
- Net income decreased due to a 6.7% increase in other operating expenses.
- Net income increased due to a 21.5% increase in other operating income.
- Net income decreased due to a reduction in income tax credits available in 1997 as compared to 1996.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 1.15% for 1998, compared to 1.09% for 1997, and 1.17% for 1996. Net income as a percent of average stockholders' equity, also known as return on average equity (ROE), was 12.05% for 1998, compared to 10.17% for 1997, and 10.24% for 1996. ROE was positively impacted by the repurchase of 88,513 shares of outstanding common stock in 1998. See the discussion under the section on Stockholders' Equity for further details.

Management currently expects the growth in deposits for 1999 to be comparable to its historic growth rates of deposits. Management has taken specific actions to enhance the Bank's competitive position for core deposits. These actions include increased emphasis on business development and continued sales training for staff to enhance the Bank's competitive position for loans, deposits, and other financial services in northwestern Lancaster County, Pennsylvania (the Bank's Market Area). Other actions include the strategic promotion of the Bank's retail offices in light of continued consolidation of financial institutions in the Bank's Market Area and the promotion of intermediate-term certificates of deposit. As a result of the above described efforts, the Bank's certificate of deposit portfolio under $100,000 increased by d5,856,000dand the Bank's checking and savings deposits increased by d19,560,000dduring 1998. The funding for the loan growth is further discussed under the section on Liquidity.

Management currently expects a moderation in loan growth for 1999 as compared to historic growth rates. However, the following items are currently expected to enhance loan growth during 1999:
- lending rates are at generally affordable rates for prospective borrowers;
- increased emphasis on business development and continued sales training for staff;
- further product development and promotion of the Bank's consumer and home equity lines of credit;
- economic stability of the Bank's Market Area as discussed later in this section; and
- continued population growth and business development in the Bank's Market Area.

It is anticipated that economic activity in the Bank's Market Area during 1999 appears favorable due to the availability of generally low lending rates and continued construction activity. The overall effects of current and past economic conditions, as well as other factors, can be seen by a mild lessening of certain borrowers' financial strength. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

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

For analytical and discussion purposes, net interest income and corresponding yields are presented on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34% for 1998, 1997, and 1996.

Net interest income for 1998 increased by $824,000, or 9.0%, over 1997. Net interest income for 1997 increased by $853,000, or 10.3%, over 1996. For 1998, commercial, residential, and consumer average loan growth of $21,165,000 and average investment security growth of $5,910,000 were funded by the growth in average deposits of $19,365,000 and by the growth in average long-term borrowings of $9,159,000. The additional borrowings represented fixed-rate and variable-rate advances from the Federal Home Loan Bank of Pittsburgh (FHLB). Average earning assets increased in the amount of $27,722,000 in the aggregate over 1997. The volume growth in earning assets and interest-bearing liabilities increased net interest income by the amount of $1,179,000 in 1998 over 1997, as compared to $1,002,000 in
1997 over 1996.

The overall interest rate on the average total earning assets decreased to 8.13% for 1998, as compared to 8.28% for 1997, due to an overall market decline in interest rates and the refinancing of higher interest rate loans with lower interest rates. Conversely, the overall interest rate on the average interest-bearing liabilities increased to 4.39% for 1998, as compared to 4.36% for 1997, due to the change in the mix of interest-bearing liabilities in the form of additional long-term debt and additional funds in higher paying money market accounts. The net effect of all interest rate fluctuations and funding changes was to decrease net interest income in the amount of $355,000 for 1998 from 1997, as compared to a decrease of $149,000 for 1997 from 1996. See Management's discussion below concerning the anticipated impact of these interest rate fluctuations to the results of operations for 1999.

In order to enhance the net interest income in future periods, Management has entered into transactions that increase earning assets funded by advances from the FHLB. The terms and amounts of the transactions, when combined with the Bank's overall balance sheet structure, maintain the Bank within its interest rate risk policies. As of December 31, 1998, the Bank has received long-term advances of $30,624,000 from its available credit of $81,189,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. The total advances have a current average effective rate of 5.46% with maturities ranging from January 1999 to September 2008.

Commencing October 1998, the Federal Reserve Bank began easing the monetary supply causing the prime interest rate to decrease from 8.50% to 7.75%. The immediate impact of the short-term interest rate decreases was to decrease interest rates on loans and deposits that adjust according to short-term rate indexes and to decrease reinvestment rates on

Distribution of Assets, Liabilities, and Stockholders' Equity;
Interest Rates and Interest Differential (Taxable Equivalent
Basis)
                                             Year Ended
                                          December 31, 1998
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      51       $      2      3.92%
Federal Funds Sold                4,160            222      5.34
Investment Securities:
 Taxable                         44,540          2,796      6.28
 Exempt from Federal Taxes       18,921          1,508      7.97
Loans-Net*                      162,090         14,163      8.74
                               _________      ________     ______
 Total Earning Assets           229,762       $ 18,691      8.13%
                                              ========     ======
Allowance for Loan Losses        (1,681)
Other Nonearning Assets          13,558
                               _________
 TOTAL ASSETS                 $ 241,639
                               =========

LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  44,528       $  1,015      2.28%
 Savings                         25,598            601      2.35
 Time                            98,842          5,435      5.50
Short-Term Borrowing                412             23      5.58
Long-Term Debt                   28,584          1,621      5.67
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    197,964        $ 8,695      4.39%
                                              ========     ======
Demand Deposits                  19,211
Other Liabilities                 1,493
                               _________
   TOTAL LIABILITIES            218,668
 Stockholders' Equity            22,971
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 241,639
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                      $ 9,996      4.35%
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

* Includes loan fees of $613,000 for the year ended December 31, 1998, $572,000 for 1997, and $515,000 for 1996.

                                             Year Ended
                                          December 31, 1997
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      84       $      3      3.57%
Federal Funds Sold                3,480            192      5.52
Investment Securities:
 Taxable                         41,262          2,659      6.44
 Exempt from Federal Taxes       16,289          1,315      8.07
Loans-Net*                      140,925         12,553      8.91
                               _________      ________     ______
 Total Earning Assets           202,040       $ 16,722      8.28%
                                              ========     ======
Allowance for Loan Losses        (1,456)
Other Nonearning Assets          13,402
                               _________
 TOTAL ASSETS                 $ 213,986
                               =========

LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  38,134       $   852      2.23%
 Savings                         24,184           590      2.44
 Time                            89,992         4,913      5.46
Short-Term Borrowing              1,461            87      5.95
Long-Term Debt                   19,425         1,108      5.70
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    173,196       $ 7,550      4.36%
                                              ========     ======
Demand Deposits                  16,504
Other Liabilities                 1,427
                               _________
   TOTAL LIABILITIES            191,127
 Stockholders' Equity            22,859
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 213,986
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                     $ 9,172      4.54%
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

* Includes loan fees of $613,000 for the year ended December 31, 1998, $572,000 for 1997, and $515,000 for 1996.

                                             Year Ended
                                          December 31, 1996
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      48       $      3      6.25%
Federal Funds Sold                2,528            136      5.38
Investment Securities:
 Taxable                         33,546          2,073      6.18
 Exempt from Federal Taxes       15,161          1,258      8.29
Loans-Net*                      124,483         11,229      9.02
                               _________      ________     ______
 Total Earning Assets           175,766       $ 14,699      8.36%
                                              ========     ======
Allowance for Loan Losses        (1,307)
Other Nonearning Assets          13,355
                               _________
 TOTAL ASSETS                 $ 187,814
                               =========
LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  33,924       $    699      2.06%
 Savings                         23,343            585      2.51
 Time                            82,701          4,495      5.44
Short-Term Borrowing              2,009            115      5.72
Long-Term Debt                    8,411            485      5.77
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                    150,388        $ 6,379      4.24%
                                              ========     ======
Demand Deposits                  14,506
Other Liabilities                 1,509
                               _________
   TOTAL LIABILITIES            166,403
 Stockholders' Equity            21,411
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 187,814
                               =========
 Net Interest Income/Yield on
   Average Earning Assets                      $ 8,320      4.73%
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

* Includes loan fees of $613,000 for the year ended December 31, 1998, $572,000 for 1997, and $515,000 for 1996.


investment securities and renewing certificates of deposit. In addition, the Bank's balances of liabilities in the form of long-term debt and funds in money market accounts that are paying higher interest rates have increased. For 1999, Management currently expects its net interest margin percentage to be comparable to 1998. In addition, the growth in the earning assets during 1998 is currently expected to increase the net interest margin for 1999 over 1998. The effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels. However, the yield curve during 1999, the options selected by customers, and the future mix of the loan, investment, and deposit products in the Bank's portfolios may significantly change the estimates used in the simulation models. Based on the Bank's current model and estimates as of December 31, 1998, the factors discussed above will have a net positive impact to the net interest margin for 1999,as compared to 1998. See further discussions under the sections on Liquidity and Market Risk - Interest Rate Risk.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on Management's analysis of the adequacy of the allowance for loan losses. Net charge-offs amounted to $175,000 for 1998, as compared to $168,000 for 1997, and $44,000 for 1996. Future adjustments to the allowance, and consequently, the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making Management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses was $325,000 in 1998, $390,000 in 1997, and $150,000 in 1996. The
decrease in the provision for loan losses from 1998 to 1997 is mainly a result of lower loan growth in 1998 as compared to 1997. See discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income

Other operating income for 1998 was $1,157,000, representing an increase of $171,000, or 17.3%, over 1997. Contributing to this increase were the following items:
-additional earnings in automatic teller machine (ATM) and card usage fees including ATM surcharges in the amount of $26,000; -additional earnings in insufficient funds charges in the amount of $81,000;
-additional earnings in debit card interchange fee income in the amount of $39,000; and
-additional earnings in mutual fund commissions from the Bank's continued relationship with T.H.E. Financial Group, Ltd. in the amount of $31,000.
The additional earnings in insufficient funds charges is mainly a result of an increase in the Bank's per item insufficient funds charge which was effective in June 1998. The Bank also currently assesses a surcharge at its ATMs; however, ATM surcharges, or the elimination thereof, may be subject to future legislation.

Other operating income for 1997 was $986,000, representing an increase of $175,000, or 21.5%, over 1996. Contributing to this increase were additional earnings resulting from the following items:
-an increase in ATM usage fees, card usage fees (surcharges) established in October 1997, and related revenues generated from new ATM locations established in 1997 and 1996 by an aggregate amount of $60,000;
-an increase in insufficient funds charges as volumes increased by an amount of $28,000;
-new revenue sources in the amount of $24,000 including debit card interchange and commercial account analysis fees; and -an increase in letter of credit fees and trust revenues.

Other Operating Expenses

The aggregate of noninterest expenses for 1998 increased by $371,000, or 5.8%, over 1997. This noninterest expense increase is discussed below as it pertains to the various expense categories.

Employee salaries and wages increased by $363,000, or 13.0%, over the same period in 1997. This increase was essentially due to annual merit and cost of living increases, early retirement payments, and planned new staff positions. New staff positions include a senior vice president to lead retail and commercial banking, a senior vice president to lead sales and marketing efforts, a community banking group manager, an accounting officer, a full-time business development officer, a quality service manager, and additional staff for our new telephone banking center and credit services division.

On January 1, 1999, Mark D. Gainer assumed the position of
President/CEO of the Corporation upon the retirement of William
E. Eby who retired as President/CEO on December 31, 1998 after 40 years with the Bank. Mr. Eby will, however, continue to serve as a

Rate/Volume Analysis of Changes in Net Interest Income (Taxable
Equivalent Basis)
                                          1998 Compared to 1997
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From Interest-
 Bearing Deposits in Other Banks    $    (1)     $    (1)  $  -0-
  Federal Funds Sold                     30           36      (6)
 Investment Securities:
    Taxable                             137          207     (70)
    Exempt from Federal Taxes           193          210     (17)
  Loans-Net                           1,610        1,853    (243)
                                    ________     ________   _____
    Total Earning Assets              1,969        2,305    (336)

Interest Exepense On
 Deposits:
  Interest-Bearing Demand               163          146      17
  Savings                                11           33     (22)
  Time                                  522          487      35
 Short-Term Borrowing                   (64)         (59)     (5)
 Long-Term Debt                         513          519      (6)
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                     1,145        1,126      19
                                    ________     ________   _____
   Net Interest Income              $   824      $ 1,179   $(355)
                                    ========     ========   =====



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

member of the Board of Directors. Mr. Gainer has worked at the Bank for the past 22 years, most recently as Senior Vice President/Chief Operating Officer. The Board of Directors also recently announced that Michael A. Frey and Nancy H. Draude have joined the Bank as Senior Vice Presidents and Clement M. Hoober, CPA has been promoted to the position of Senior Vice President. Mr. Frey, who comes to the Bank with 11 years of previous experience in the financial services industry will be responsible for retail and commercial banking. In addition, as of January 1, 1999, Mr. Frey was appointed to the position of Chief Operating Officer of the Bank. Ms. Draude, who comes to the Bank with 19 years of previous experience in the financial services industry will be responsible for the Bank's sales and marketing efforts. Mr. Hoober, who has been with the Bank for 10 years, will have direct responsibility for financial services, operations, and risk management.

The effect of staff changes, including retirements and new positions, are currently expected to reduce results of operations by approximately $55,000, net of income taxes, for 1999 as compared to 1998.

Related fringe benefits decreased by $224,000, or 26.1%, from 1997. The decrease is essentially due to a reduction in the Bank's discretionary contribution to the Bank's profit-sharing plan. On September 10, 1998, the Board of Directors authorized the replacement of the existing plan with the Union National Community Bank 401(k) Profit Sharing Plan. This plan is effective January 1, 1999 and allows employees to contribute a portion of their salaries and wages to the plan. The Bank may elect to make a discretionary contribution to the plan and may also match a portion of employee elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 1999, the Bank has elected to match 50% of employee elected salary deferrals which do not exceed 6% of their salaries and wages.
The Bank currently expects its total 1999 contribution to the new 401(k) profit-sharing plan to reduce results of operations by approximately $40,000, net of income taxes, for 1999 as compared to 1998.

Occupancy, furniture, and equipment expenses for 1998 decreased by $18,000, or 1.9%, from 1997.

Other operating expenses for 1998, increased by $250,000, or 14.6%, over the same period in 1997. Contributing factors to the increase in other operating expenses as compared to the same period in 1997 included the following:
-  an increase in supplies expenses of $57,000;
- an increase in professional and consulting fees in the amount of $47,000; and
- an increase in ATM transaction and clearing costs in the amount of $28,000.
The increase in professional and consulting fees included consulting fees for a sales training program for staff, consulting fees for an electronic data processing consultant to perform a comprehensive review of current system capabilities and alternatives, fees paid to an independent consultant for loan review services, and legal costs for certain loan collection services in connection with charge-offs and non-performing assets in 1998.

Total other operating expenses for 1997 increased by $396,000, or 6.7%, over 1996. Of this increase, employee salaries and wages and related fringe benefits increased by $251,000, or 7.4%, over 1996. This increase was essentially due to new staff additions and due to annual merit, cost of living, and incentive pay increases. Related profit-sharing expense, payroll taxes, and healthcare costs increased similarly. Staff additions included training and administrative support positions.

Occupancy, furniture, and equipment expenses in 1997 increased by $17,900, or 1.9%, from 1996. This increase was primarily due to increases in other real estate expenses and equipment service agreements offset by a decrease in snow removal costs.

The FDIC Insurance Assessment expense increased by $18,000 for
1997 as compared to 1996. The FDIC Insurance Assessment rate increased to $.0129 for every $100 in deposits as of January 1, 1997, from a charge of $500 per quarter in 1996.

Other operating expense items in 1997 increased by $109,000, or 6.8%, over 1996. Contributing factors to the increase in other operating expenses as compared to 1996 included the following:
- an increase in professional and consulting fees in the amount of $79,000; and
- an increase in ATM transaction and clearing costs in the amount of $36,000.
The increase in professional and consulting fees included implementation legal costs for employee stock option plans, consulting fees for a broadly based staff sales training program, additional legal fees with respect to certain loan collections, and fees for the audit of electronic data processing systems.
ATM transaction and clearing costs increased due to the addition of remote ATMs in 1997 and 1996, due to new debit card clearing costs, and due to an increase in customer transactions by 44% in 1997 over 1996 at the Bank's ATMs. As an offset to the increase in other operating expenses, net losses and charge-offs from the limited partnerships in the amount of $62,000 were recognized as other operating expenses for 1997, as compared to $107,000 for 1996.

Income Taxes

The Corporation's income tax expense for 1998 was $715,000 as compared to $579,000 for 1997 and $356,000 for 1996. The effective tax rate for 1998 was 20.5% as compared to 19.9% in 1997 and 14.0% in 1996. The increase in income tax expense from 1997 to 1998 was primarily due to the increase in corporate earnings before income taxes. The increase in the income tax expense and effective tax rate from 1996 to 1997 was due to the increase in corporate earnings before income taxes and the reduction of $117,000 from 1996 to 1997 in total available income tax credits from tax advantaged limited partnerships. In 1996, historic federal income tax credits in the amount of $185,000 resulted from the Corporation's $632,500, 49.5%, investment in Nissly Chocolate Factory Apartments Associates, which was formed to rehabilitate the former Nissly Chocolate Factory into 28 housing units to be marketed to seniors with low-to-moderate incomes. Currently, the effective tax rate of the Corporation for 1999 and the income tax credits from limited partnerships are expected to approximate the effective tax rate and tax credits in 1998.

Year 2000 Issues

The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on the Corporation of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

The "Year 2000 Problem" (Y2K) arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. This could cause entire system failures, miscalculations, and disruptions of normal business operations including, among other things, a temporary inability to process transactions, generate statements, or engage in similar day to day business activities. The extent of the potential impact of the Year 2000 Problem is not yet known, and if not timely corrected, it could affect the global economy.

The Bank is subject to the regulation and oversight of various banking regulators, whose oversight includes the provision of specific timetables, programs, and guidance regarding Year 2000 issues. Regulatory examinations of the Bank's Year 2000 programs are conducted on a quarterly basis and reports are regularly provided to the Corporation's Board of Directors.

Corporation's State of Readiness

Union National Financial Corporation is committed to ensuring that the Corporation's daily operations suffer little or no impact from the century date change. The Corporation has applied due diligence throughout the Y2K process, following the guidelines contained in the series of Federal Financial Institutions Examinations Council's Interagency Guidelines and the Securities and Exchange Commission's Release No. 33-7558. The guidelines identify the following phases: awareness, assessment, renovation or remediation, testing or validation, and implementation.

Based on an ongoing assessment, the Corporation has determined that it will be required to modify or replace portions of its software so that its computer systems will properly use dates beyond December 31, 1999. The Corporation presently believes that implementing modifications to existing software and hardware, the Year 2000 Problem can be mitigated. However, if such modifications are not made, or are not completed on a timely basis, the Year 2000 Problem could have a material adverse impact on the operations of the Corporation.

Management has initiated an enterprise-wide program to prepare the Corporation's computer systems and applications for the Year 2000. The Corporation has developed a comprehensive inventory of all mainframe and PC based applications, third-party relationships, environmental systems, proprietary programs, and non-computer related systems (such as postage meters and fax machines). This assessment identified eleven mission-critical or related systems which could have a significant impact on the Corporation due to the effect of the century date change. As of December 31, 1998, the Corporation has largely remedied its eleven identified mission-critical and related systems.

The Bank has communicated with and completed its Year 2000 credit risk assessment of nearly all of its material customers.
Material customers include significant commercial borrowers that could pose a credit risk to the Bank and significant commercial depositors that could pose a liquidity risk to the Bank, if they are not Year 2000 compliant and their businesses are disrupted. In addition, follow-up communication will be scheduled during the second and third quarters of 1999 for certain material customers according to the Bank's initial risk assessment.

The Corporation has initiated communications with all of its significant vendors, suppliers, and business partners to determine the extent to which the Corporation is vulnerable to those third-parties' failure to remedy their own Year 2000 Problems. These include external suppliers, such as, wire transfer systems, telephone systems, electric companies, and other utility companies for continuation of service. These vendors' Year 2000 readiness responses are being assessed as to their Year 2000 compliance status. In the event that any of the Corporation's significant vendors, suppliers and business partners do not successfully achieve Year 2000 compliance in a timely manner, the Corporation's business or operations could be adversely affected. Currently, these significant entities are indicating that they are on schedule to be Year 2000 ready. If significant entities fail to meet Year 2000 operating requirements, the Corporation intends to engage alternative suppliers or systems. Nevertheless, the Corporation does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions. The Corporation does not believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

Costs of Year 2000

The Corporation is utilizing both internal and external resources to correct or modify and test its systems for Year 2000 compliance. For 1999, the Corporation is currently expecting incremental costs related to the Year 2000 problem to reduce results of operations by $20,000, net of income taxes. The estimated Year 2000 project costs include the costs associated with the impact of third-parties' Year 2000 issues, and are based on presently available information. The total cost of the project is being funded through operating cash flows. The Corporation does not expect the amounts required to be expensed in 1999 to have a material effect on the financial position or results of operations. However, if compliance is not achieved in a timely manner by the Corporation or any of its significant third-parties, be it a supplier of services or a customer, the Y2K issue could possibly have a material adverse effect on the Corporation's operations and financial position.

The cost of the projects and the date on which the Corporation plans to complete both Year 2000 modifications and systems conversions are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

Risks of Year 2000

At present, Management believes its progress in remedying the Corporation's systems, programs, and applications and installing Year 2000 compliant upgrades is on target. The Year 2000 computer problem creates risk for the Corporation from unforseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC based computer applications. Presently, the Corporation is testing its own remediated mission-critical systems for Year 2000 compliance. Testing is expected to be largely completed by March 31, 1999. Failure of third-party systems relative to the Year 2000 issue could have a material impact on the Corporation's ability to conduct business.

Contingency Plans

The Corporation is currently developing a business resumption contingency plan. This plan is for the possibility of the failure of its systems at critical dates in the future. The business resumption plan has a target completion date of June 30, 1999.

Since the Corporation's mission-critical systems have been remediated and largely tested for Year 2000 compliance, the Corporation has not developed a remediation contingency plan at this time. It is the Corporation's intent to mitigate the risks associated with a failure to fully complete the implementation of its Year 2000 compliant mission-critical systems. The Corporation will continue to monitor the progress of remediation on the mission-critical systems and will develop a remediation contingency plan in the future if such a need should arise.

RECENT ACCOUNTING STANDARDS ISSUED

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. In addition, the transition provisions of this Statement allow the Corporation to reclassify held to maturity securities to an available for sale classification. The Corporation does not expect the provisions of this Statement to have a material effect on the liquidity, results of operations, or capital resources of the Corporation when it becomes effective in the first quarter of 2000.

In October 1998, the Financial Accounting Standards Board issued
Statement No. 134, (SFAS No. 134), "Accounting for Mortgage-Backed

Securities Retained after the Securitization of Mortgage Loans
Held for Sale by a Mortgage Banking Enterprise." There is no incidence of coverage for the Corporation under this Statement.

Financial Condition

Investment Securities

The Corporation has segregated its investment securities into two categories: those held to maturity and those available for sale. The Corporation possesses both the intent, subject to credit impairment, and ability to hold each security in its investment portfolio to maturity. The Corporation does recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, the Corporation has designated certain specific debt securities as being available for sale. The designation of these securities as available for sale gives the Corporation the ability to liquidate them without calling into question the Corporation's intent to hold the remaining portion of its portfolio to maturity. In addition, all marketable equity securities are classified as available for sale. Unrealized holding gains and losses for available for sale securities are reported under Accumulated Other Comprehensive Income as a separate component of stockholders' equity, net of tax, until realized. Securities classified as being held to maturity will continue to be carried in the financial statements at their amortized cost. Based on the current interest rate environment, Management expects to realize immaterial investment gains or losses in 1999.

The amortized cost of the investment securities increased by $11,100,000 from the prior year, representing a 17.3% increase. The increase primarily consisted of purchases of obligations of state and political subdivisions, corporate debt securities, and mortgage-backed securities, which amounted to an increase in amortized cost of $15,432,000 from the prior year. The net increase in the investment securities was funded by growth in average deposits and additional borrowing from the FHLB.

Fixed rate mortgage-backed securities, known as collateralized mortgage obligations (CMOs), had an amortized cost of $17,032,000 at December 31, 1998, compared to $-0- at December 31, 1997. These CMOs had a weighted-average yield of 6.23% at December 31, 1998. The currently expected weighted-average life of these CMOs is approximately four years. The weighted-average life represents expected cash flows of the investment weighted over time. The weighted-average life of the CMOs increases to approximately 6.7 years if there is an immediate increase in long-term market interest rates of 2% and decreases to approximately one year if there is an immediate decrease in long-term market interest rates of 2%. These factors are included in the Bank's internal management information when assessing liquidity and interest rate risks. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussions on these risks.

Due to the generally lower long-term mortgage rates during 1998 as compared to 1997, the prepayment speed on adjustable-rate mortgage securities significantly increased as homebuyers moved to lower cost fixed-rate mortgages. Higher prepayment speeds on investment securities purchased with a premium will depress the net interest margin as the premium is amortized more rapidly. Consequently, Management periodically assesses the strategy of selling adjustable-rate mortgage-backed securities, as well as other available for sale securities. Investment security purchases and sales are affected in order to enhance the Bank's net interest margin, while managing liquidity and interest rate risk within specified limits. The amortized cost of mortgage-backed securities with adjustable-rate caps of 2% per year amounted to $4,968,000 at December 31, 1998 and $6,418,000 at
December 31, 1997. The amortized cost of mortgage backed securities with adjustable-rate caps of 1% per year amounted to $3,775,000 at December 31, 1998 and $7,801,000 at December 31,
1997. The amortized cost of floating rate securities, including adjustable rate-mortgage-backed securities, decreased to
$10,758,000 at December 31, 1998, as compared to $16,991,000 at
December 31, 1997.

The expected cash flows from the investment securities, including estimated prepayments and expected call options, is currently estimated at an amount of $19,535,000 for 1999, which represents nearly 26% of the Bank's investment securities as compared to nearly 22% as estimated on December 31, 1997 for 1998. The Bank's mortgage-backed securities are issued by U.S. Government agencies or corporations.

The Corporation did not hold any subinvestment grade security or a security that had a market value decline below cost that is other than temporary at December 31, 1998. In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

At December 31, 1998, the total unrealized holding gain for securities classified as available for sale was $366,000 and the total unrealized holding gain for securities classified as held to maturity was $445,000. In comparison, at December 31, 1997, the total unrealized holding gain for securities classified as available for sale was $447,000 and the total unrealized holding gain for securities classified as held to maturity was $73,000. The unrealized holding gain on the available for sale securities, net of income tax effect, amounted to an increase in stockholders' equity of $242,000 at December 31, 1998 and $295,000 at December 31, 1997. Except as discussed under the Net Interest Income section with regards to the impact of interest rate changes on the results of operations, Management believes that the effects of any unrealized losses in the available for sale investment portfolio on future earnings, liquidity, and capital resources to be immaterial.

The following shows the summary of investment securities held by the Corporation:

  (In Thousands)            Carrying Value at December 31,
                 ________________________________________________
                            1998                     1997
                 _______________________    _____________________
                   Available    Held to     Available    Held to
                   for Sale     Maturity     for Sale    Maturity
                 ____________   ________    _________   ________
U. S. Treasury
 Securities         $ 3,560     $    -0-    $  4,018    $    -0-
Obligations of
 Other U.S.
 Government Agencies 14,220          -0-      18,397         -0-
Obligations of State
 and Political
 Subdivisions            -0-     21,806           -0-    17,361
Corporate Securities  1,958       2,273           -0-     1,509
Mortgage-Backed
 Securities          28,982          -0-      20,808         -0-
Equity Securities     2,956          -0-       2,644         -0-
                 ____________   ________   __________   ________
 Total              $51,676     $24,079     $ 45,867    $18,870
                 ============   ========   ==========   ========


    (In Thousands)            Carrying Value at December 31,

                ________________________________________________
                            1996
                ________________________
                  Available     Held to
                   for Sale     Maturity
                ____________   _________
U. S. Treasury
 Securities          $ 2,986    $    -0-
Obligations of
 Other U.S.
 Government Agencies   8,860         -0-
Obligations of State
 and Political
 Subdivisions             -0-    16,116
Corporate Securities      -0-     1,008
Mortgage-Backed
 Securities           24,398         -0-
Equity Securities      1,522         -0-
                ____________   _________
  Total             $ 37,766    $17,124
                ============   =========

The following table illustrates the maturities of investment securities and the weighted average yields based upon amortized costs as of December 31, 1998. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                          Within     1 - 5     5 - 10     Over
    (In Thousands)        1 Year     Years      Years   10 Years
                         ________   _______   _______   _________
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 1,515   $ 2,045    $    -0-  $    -0-
  Amortized Cost            1,504     2,019         -0-       -0-
  Yield                      6.11%     5.56%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value    4,998        -0-     9,222        -0-
  Amortized Cost            4,998        -0-     9,146        -0-
  Yield                      5.25%                6.26%

Mortgage-Backed Securities
 by contractual maturity (1):
  Estimated Market Value       -0-       -0-     1,708    27,274
  Amortized Cost               -0-       -0-     1,748    27,272
  Yield                                           5.68%     6.43%

Corporate Securities:
  Estimated Market Value       -0-    1,958         -0-       -0-
  Amortized Cost               -0-    1,957         -0-       -0-
  Yield                                5.78%
Equity Securities:
  Estimated Market Value
  Amortized Cost
  Yield

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value    1,048     1,787      3,357    16,042
  Amortized Cost            1,035     1,760      3,301    15,710
  Yield                      7.55%     7.59%      7.53%     7.90%

Corporate Securities:
  Estimated Market Value      504     1,786         -0-       -0-
  Amortized Cost              502     1,771         -0-       -0-
  Yield                      6.35%     6.17%

Total Securities:
  Estimated Market Value
  Amortized Cost
  Yield

(1) It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


    (In Thousands)            Total

                            ______
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 3,560
  Amortized Cost            3,523
  Yield                      5.79%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value   14,220
  Amortized Cost           14,144
  Yield                      5.90%

Mortgage-Backed Securities
 by contractual maturity (1):
  Estimated Market Value   28,982
  Amortized Cost           29,020
  Yield                      6.38%

Corporate Securities:
  Estimated Market Value    1,958
  Amortized Cost            1,957
  Yield                      5.78%

Equity Securities:
  Estimated Market Value    2,956
  Amortized Cost            2,667
  Yield                      6.54%

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value   22,234
  Amortized Cost           21,806
  Yield                      7.80%

Corporate Securities:
  Estimated Market Value    2,290
  Amortized Cost            2,273
  Yield                      6.21%
                            ______
Total Securities:
  Estimated Market Value  $76,200
  Amortized Cost           75,390
  Yield                      6.66%
                            ======

(1) It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.

Loans

Total net loans were $163,796,000 at December 31, 1998, representing an $11,097,000, or 7.3%, increase over net loans of $152,699,000 at December 31, 1997. The increase in loans resulted primarily from continued demand for residential and commercial mortgage loans including lines of credit secured by residential real estate. At December 31, 1998, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, mortgage loans constitute 87% of the Bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $50,853,000 and $43,717,000 as of December 31, 1998 and 1997,
respectively.  See section on Market Risk - Interest Rate Risk.

Other than as described herein, Management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity, or capital resources. Further, based on known information, Management believes that the effects of current and past economic conditions and other unfavorable business conditions may result in the inability of loans amounting to $2,526,000 to comply with their respective repayment terms. This represents a decrease from the amount of $2,705,000 at December 31, 1997. In aggregate, these loans are well secured, essentially with real estate, equipment, and vehicles. Management currently believes that potential losses on these loans have already been provided for in the Allowance for Loan Losses. These loans are not considered impaired as defined by current generally accepted accounting principles. The borrowers are of special mention since they have shown a decline in financial strength and payment quality. Management has increased its monitoring of the borrowers' financial strength. In addition, Management expects that a portion of these loans will be classified as nonperforming in 1999. The nonperforming loans table, appearing in the section entitled Nonperforming Loans, does not include the aforementioned loans.

Loans are composed of the following:
                                           December 31,
                              __________________________________
      (In Thousands)             1998        1997       1996
                              __________   _________   __________
Real Estate-Mortgage:
  First and Second Residential $ 99,984    $ 93,495   $ 82,169
  Commercial and Industrial      29,968      23,777     21,948
  Construction and Land
   Development                    6,586       9,630      4,035
  Agricultural                    5,727       4,598      4,368
Commercial and Industrial         6,042       6,035      5,235
Consumer                          9,311       9,320      8,794
Agricultural                      2,550       2,213      1,609
Other                             3,698       3,720      2,299
                              __________   _________   __________
   Total Loans                  163,866     152,788    130,457
Less: Unearned Income               (70)        (89)       (66)
                              __________   _________   __________
   Net Loans                   $163,796    $152,699   $130,391
                              ==========   =========   ==========
                                           December 31,
                             ____________________________________
      (In Thousands)             1995        1994
                              __________   _________
Real Estate-Mortgage:
  First and Second Residential $ 75,430    $ 67,760
  Commercial and Industrial      21,098      17,099
  Construction and Land
   Development                    4,198       4,431
  Agricultural                    3,602       3,734
Commercial and Industrial         4,725       3,815
Consumer                          7,853       7,647
Agricultural                      1,609       2,252
Other                             2,003       1,778
                              __________   _________
   Total Loans                  120,518     108,516
Less: Unearned Income              (101)       (250)
                              __________   _________
   Net Loans                   $120,417    $108,266
                              ==========   =========

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages and consumer loans at December 31, 1998, are as follows:

                                      Years to Maturity (1)
                            ____________________________________
                            Within    1 - 5     Over
    (In Thousands)          1 Year    Years    5 Years   Total
                            _______ _________ ________ _________
Commercial,
  Agricultural and Other    $ 8,273  $ 7,834  $31,878  $47,985
Construction and Land
   Development                4,558    1,323      705    6,586
                            _______ _________ ________ _________
   Total                    $12,831  $ 9,157  $32,583  $54,571
                            ======= ========= ======== =========
Fixed Interest Rates        $ 4,117  $ 4,788  $11,480  $20,385
Floating or Adjustable
   Interest Rates             8,714    4,369   21,103   34,186
                            _______ _________ ________ _________
   Total                    $12,831  $ 9,157  $32,583  $54,571
                            ======= ========= ======== =========
(1) Due to interest rate levels, economic conditions, and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.

Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $96,000 and $47,000 would have been recorded on such loans for the years ended December 31, 1998 and 1997, respectively. Interest income recognized on such loans approximated $27,000 for the year ended December 31, 1998 and $4,000 for the year ended December 31, 1997. At December 31, 1998, total nonperforming loans amounted to $974,000, or .6% of total net loans, as compared to $706,000 at December 31, 1997. Historically, the percent of nonperforming loans to total net loans as of December 31, for the previous five-year period, was an average of .7%. The reduction is a result of increased review and supervision of the applicable loans. There are no troubled debt restructurings.

At December 31, 1998, the recorded investment in loans that are considered to be impaired under generally accepted accounting principles was $70,000 as compared to $26,000 at December 31, 1997. These amounts are included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounted to $22,000 at December 31, 1998 and $2,000 at December 31, 1997. The average recorded investment in impaired loans was $451,000 during the year ended December 31, 1998 and $303,000 during the year ended December 31, 1997.


The following shows the summary of nonperforming loans:
                                            December 31,
                                _________________________________
      (In Thousands)               1998        1997      1996
                                _________    ________   _________
Nonaccruing Loans               $   131     $    94     $    91
Accrual Loans - 90 days or
  more past due                     843         612         752
                               _________    ________   __________
  Total Nonperforming
    Loans                       $   974     $   706     $   843
                               =========    ========   ==========
  Nonperforming Loans
    as a % of Net Loans              .6%         .5%         .6%
                               =========    ========   ==========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             179%        226%        163%
                               =========    ========   ==========
                                            December 31,
                              ___________________________________
        (In Thousands)               1995        1994
                             _____________ _____________
Nonaccruing Loans               $   203     $    -0-
Accrual Loans - 90 days or
  more past due                   1,022         618
                             _____________ _____________
  Total Nonperforming
    Loans                       $ 1,225     $   618
                               =========    ========
  Nonperforming Loans
    as a % of Net Loans             1.0%         .6%
                               =========    ========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             103%        191%
                               =========    ========

Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or writedown of other real estate and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $379,000 at December 31, 1998 and $-0- at December 31, 1997. The other real estate owned as of December 31, 1998 represents commercial and residential real estate that was foreclosed on after two unrelated borrowers defaulted on their small business loans. The other real estate expense, including cost writedowns to fair value, that impacted the results of operations amounted to $26,000 for the year ended December 31, 1998 and $34,000 for the year ended December 31, 1997.

Loan Quality/Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses and is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. While Management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Bank's Allowance for Loan Losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination. No adjustment to the allowance for loan losses was necessary as a result of the Office of Comptroller's most recent examination of the allowance as of June 30, 1997.

As of October 1998, a review of selected portions of the Bank's commercial loan portfolio was completed by an outside independent consultant. This review included an evaluation of credit relationships exceeding $400,000 and all loans on nonaccrual status, past due 90 days or more, or on the Bank's internal watchlist. At the conclusion of the review, the consultant did not recommend any increase in the allowance for loan losses. Through September 1998, the Bank had the loan portfolio formally reviewed by an independent loan review officer on an ongoing basis. This loan review consisted of an annual review of significant credit relationships exceeding $500,000, and a quarterly review of loans that are 90 days or more past due, nonaccruing loans, previously rated loans, and other specifically watched loans. It is anticipated that during 1999 there will be two semiannual reviews performed by an outside independent consultant. In addition, the loan portfolio is reviewed annually by the external independent auditors. Senior Management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 1998, the percent of loans secured by real estate was 87% of the overall loan portfolio. The Corporation's policy generally requires that the borrower provides 20% equity for first mortgage real estate loans and 20% equity for other loans secured by real estate.

The allowance for loan losses increased by $150,000 from the prior year and the ratio of the allowance for loan losses to net loans was 1.06% at December 31, 1998, as compared to 1.04% at December 31, 1997. The increase in the allowance for loan losses over 1997 is primarily a result of an increase in loans outstanding of 7.3%, including an 11.3% increase in nonresidential mortgages. Management believes based on information currently available that the current allowance for loan losses of $1,743,000 is adequate to meet potential loan losses. Management expects loan charge-offs, net of recoveries, to exceed the average level of net loan charge-offs for the previous five-year period as a result of the annual growth in net loans.

Analysis of Allowance for Loan Losses
                                      Years Ended December 31,
                                _________________________________
    (In Thousands)                  1998       1997      1996
                               __________   ________   _________
Average Total Loans
  Outstanding
    (Less Unearned Income)      $162,090    $ 140,925   $124,483
                                ==========   ========   =========
Allowance for Loan Losses,
  Beginning of Year             $  1,593    $   1,371   $  1,265
  Loans Charged-Off During Year:
  Real Estate-Mortgage*               16           -0-        -0-
  Installment Loans to
    Individuals                      186           83         47
 Commercial, Industrial
    and Agricultural                  34          117         18
                                __________   ________   _________
    Total Charge-Offs                236          200         65
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*             -0-          -0-        -0-
  Installment Loans to

    Individuals                       51           13         11

 Commercial, Industrial
      and Agricultural                10           19         10
                                __________   ________   _________
    Total Recoveries                  61           32         21
                                __________   ________   _________
    Net Loans Charged-Off            175          168         44
Provision for Loan Losses
  Charged to Operations              325          390        150
                                __________   ________   _________
Allowance for Loan Losses,
  End of Year                   $  1,743      $ 1,593    $ 1,371
                                ==========   ========   =========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                  .11%         .12%       .04%
                                ==========   ========   =========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                    1.06%        1.04%      1.05%
                                ==========   ========   =========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


                                      Years Ended December 31,
                                _________________________________

    (In Thousands)                    1995      1994
                                __________   ________
Average Total Loans
  Outstanding
    (Less Unearned Income)        $115,026  $105,427
                                ==========   ========
Allowance for Loan Losses,
  Beginning of Year                $ 1,182   $ 1,114
Loans Charged-Off During Year:
  Real Estate-Mortgage*                 -0-       -0-
  Installment Loans to
    Individuals                         57        30
 Commercial, Industrial
    and Agricultural                    50        46
                                __________   ________
    Total Charge-Offs                  107        76
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*               -0-       -0-
    Installment Loans to
      Individuals                        7        19
    Commercial, Industrial
      and Agricultural                  24        12
                                __________   ________
    Total Recoveries                    31        31
                                __________   ________
    Net Loans Charged-Off               76        45
Provision for Loan Losses
  Charged to Operations                159       113
                                __________   ________
Allowance for Loan Losses,
  End of Year                     $  1,265   $ 1,182
                                ==========   ========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .07%      .04%
                                ==========   ========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.05%     1.09%
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

                                     December 31, 1998
                       ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    705                 33%
Real Estate-
  Residential Mortgages           543                61
Installment Loans to
  Individuals                     495                 6
                             ____________            _____

                             $  1,743               100%
                             ============            =====
                                     December 31, 1997
                         ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    532                 33%
Real Estate-
  Residential Mortgages           580                  61
Installment Loans to
  Individuals                     481                  6
                             ____________            _____
                             $  1,593                100%
                             ============            =====

Liquidity

The Corporation's objective is to maintain adequate liquidity to fund needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding Corporate operations. Sources of liquidity are as follows:
-maturing investment securities, which include overnight investments in federal funds sold;
-overnight correspondent bank borrowing on various credit lines; -payments on loans and mortgage-backed securities; and -a growing core deposit base.
Management believes that its core deposits are fairly stable even in periods of changing interest rates. Liquidity management is governed by policies and measured on a quarterly basis. These measurements indicate that liquidity generally remains stable and that liquidity consistently exceeds the Bank's minimum defined level. There are no known trends, or any known demands, commitments, events, or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

Membership in the FHLB provides the Bank with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. Available funding from the FHLB amounts to a maximum available funding capacity of $81,189,000. In order to provide funding for the Bank's loans and investments, the Bank has outstanding borrowings from the FHLB of $30,624,000 with an average rate of 5.46% at December 31, 1998 and $27,139,000 with an average rate of 5.73% at December 31, 1997. As of December 31, 1998, advances of $1,675,000 are due in 1999 and advances of $12,500,000 are convertible in 1999. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable rate advance. Upon the FHLB's conversion, the Bank has the option to repay the respective advances in full. As of December 31, 1998, the FHLB would likely convert advances in the amount of $5,000,000 if market interest rates increase more than 1.25% and $7,500,000 if market interest rates increase by more than 2%.

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

In addition, the Bank utilizes an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities. The Bank's GAP reports reflect a consistent negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets. The following analysis reflects cumulative rate-sensitive assets of $96,911,000 as compared to cumulative rate-sensitive liabilities of $117,904,000 as of the one-year time frame. The Bank's cumulative interest-sensitivity gap for the one-year time frame is a negative 8.1% of total assets at December 31, 1998, as compared to a policy range of plus 15% to negative 15%, and as compared to a negative 6.8% at December 31, 1997. The interest rate-sensitivity analysis for the Bank with investment securities at amortized cost at December 31, 1998, is as follows:

Interest Rate Sensitivity
                          1 - 90    91 - 365    1 - 3    3 - 5
  (In Thousands)           Days       Days      Years    Years
                         ________   ________  ________  ________
   ASSETS
Earning Assets:
 Federal Funds Sold      $  7,795 $     -0- $     -0-  $     -0-
 Mortgage-Backed Securities:
  Variable                  3,977    6,765        -0-        -0-
  Fixed                       462    1,374     2,926      5,874
 Investment Securities      4,942    6,309    19,073      8,594
 Net Loans:
  Variable                 25,424   12,272    11,071        630
  Fixed                     7,330   20,261    39,865     24,300
                          ________  ________  ________  ________
 TOTAL                   $ 49,930 $ 46,981  $ 72,935   $ 39,398
                          ========  ========  ========  ========
  LIABILITIES
Deposits:
Interest-Bearing Demand  $  8,046 $     -0- $     -0-  $     -0-
Money Market               23,876       -0-       -0-        -0-
Savings                     9,349    1,084        -0-        -0-
Time                       21,068   36,587    39,234      3,168
FHLB Advances and
 Other Borrowings          11,677    6,217     9,109      2,347
                          ________  ________  ________  ________
TOTAL                    $ 74,016 $ 43,888  $ 48,343   $  5,515
                          ========  ========  ========  ========
Cumulative Interest-
 Sensitivity Gap         $(24,086)$(20,993) $  3,599   $ 37,482
                          ========  ========  ========  ========
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets             (9.3%)   (8.1%)     1.4%      14.4%
                          ========  ========  ========  ========
                          Over 5
  (In Thousands)           Years     Total
                         ________  ________
   ASSETS
Earning Assets:
 Federal Funds Sold      $     -0-$   7,795
 Mortgage-Backed Securities:
  Variable                     -0-   10,742
  Fixed                     7,642    18,278
 Investment Securities      7,345    46,263
 Net Loans:
  Variable                  1,432    50,829
  Fixed                    21,211   112,967
                          ________  ________
  TOTAL                  $ 37,630  $246,874
                          ========  ========
     LIABILITIES
Deposits:
Interest-Bearing Demand  $ 25,086  $ 33,132
Money Market                   -0-   23,876
Savings                    17,490    27,923
Time                           -0-  100,057
FHLB Advances and
 Other Borrowings           1,461    30,811
                          ________  ________
 TOTAL                   $ 44,037  $215,799
                          ========  ========
 Cumulative Interest-
 Sensitivity Gap         $ 31,075
                          ========
   Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets              11.9%
                           ========

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when it reprices or when it is to be repaid for each asset or liability. Callable investment securitiesare reflected based on the security's anticipated call date, where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates. Interest-bearing demand and savings deposits have always been considered a stable source of funds and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates. Based on an historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest periods. In addition, a percentage of the deposits that remain constant is also considered sensitive to interest rate fluctuations in order to account for the interest rate fluctuations in these deposits as compared to the more sudden and significant fluctuations of interest rates on short-term loans and time deposits. Similar computations were made for savings deposits.

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features, like annual and lifetime rate caps or floors, that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 1998, would likely cause assumptions, such as estimated prepayment speeds, refinancings, imbedded options, and early withdrawals, to significantly change the GAP results above.

In an effort to assess market risk, the Bank utilizes a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income. The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction changes of market interest rates. These assumptions are inherently uncertain due to the timing, magnitude, and frequency of rate changes and changes in market conditions, as well as management strategies, among other factors. Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results. While assumptions are developed based upon current economic and local market conditions, Management cannot make any assurances as to the predictive nature of these assumptions.

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve month period. This is based on a review of historical changes in market interest rates and the level and curve of current interest rates. The simulated results represent the hypothetical effects to the Bank's net interest income and net income. Projections for loan and deposit growth were ignored in the simulation model. The simulation model includes all of the Bank's earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve month period. The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year's net income. As a result of the simulation model, the following reflects the Bank's net interest income and net income sensitivity analysis as of December 31, 1998 and 1997:

Sensitivity Analysis             Percent Decrease in Categories
                              ___________________________________
                              Market      Current       Market
                              Interest     Market      Interest
                               Rate       Interest       Rate
                             Decline 2%     Rates     Increase 2%
                             __________   _________   ___________
Net Interest Income:
 Policy Limit                   <10%          -          <10%
Hypothetical Percent Decrease
  from Base Scenario:
   As of December 31, 1998       <3%          -            -
   As of December 31, 1997       <1%          -         Nominal
Net Income:
Hypothetical Percent Decrease
  from Prior Year's Net Income:
   As of December 31, 1998       <6%          -            -
   As of December 31, 1997       <2%          -         Nominal

The preceding schedule indicates that as of December 31, 1998, a hypothetical 2% decline in prevailing market interest rates would cause the Bank's net interest income to decline less than 3% from the current rate scenario and after adjusting for income taxes a 2% decline in rates would cause less than a 6% impact to the net income in comparison to the prior year. As of December 31, 1998, a 2% rise in prevailing market interest rates would have a positive impact on net interest income and net income. The computations do not contemplate any actions Management or the Asset Liability Management Committee could undertake in response to changes in market conditions or market interest rates.

The Bank managed its interest rate risk position in 1998 by the following:
-paying higher rates on intermediate term certificates in order to manage the average remaining term on certificates of deposit below $100,000;
-marketing its variable rate home equity line of credit (outstanding balances increased by $3,255,000 for the year); -additions to or by repositioning of its investment security portfolio into floating or fixed and short- or long-term securities;
-utilization of seven- and ten-year balloon mortgages (outstanding balances increased by $2,511,000 for the year); -increasing its extensions of adjustable and variable rate loans for new or refinanced commercial and agricultural loans (these outstanding loans increased by $4,268,000 for the year); -managing and expanding the Bank's core deposit base including deposits obtained in the Bank's commercial cash management programs; and
-additions to or restructuring of adjustable- and fixed-rate advances from the FHLB, including convertible advances.
The above strategies and actions impact interest rate risk and are all included in the Bank's quarterly simulation models in order to determine future asset and liability management strategies. See related discussions in the section on Net Interest Income.

Deposits

The average amounts of deposits are summarized below:

                                      Years Ended December 31,
                                  ________________________________
   (In Thousands)                   1998       1997        1996
                                  _________  _________  _________
Demand Deposits                   $ 19,211   $ 16,504    $14,506
Interest-Bearing Demand Deposits    44,528     38,134     33,924
Savings Deposits                    25,598     24,184     23,343
Time Deposits                       98,842     89,992     82,701
                                  _________  _________  _________
   Total                          $188,179   $168,814   $154,474
                                  =========  =========  =========

The following is a breakdown of maturities of time deposits of
$100,000 or more:
                                              December 31,
                                   ______________________________
   (In Thousands)                    1998       1997      1996
                                   ________   ________   _______
Three months or less               $ 8,388    $ 8,261    $ 9,765
Over three months through six months 1,570        942      1,411
Over six months through twelve months2,076      4,030      4,312
Over twelve months                   4,316      3,124      2,399
                                   _________  _________  ________
   Total                           $16,350    $16,357    $17,887
                                   =========  =========  ========

Stockholders' Equity

The Corporation maintains capital ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. The average stockholders' equity to average assets ratio, which measures the adequacy of capital, was 9.51% for 1998, as compared to 10.68% for 1997. The decrease in this capital ratio is a result of a 12.9% growth in average assets for the year and open market treasury stock purchases in the amounts of $1,995,000 in 1998 and $307,000 in 1997. Average stockholders' equity grew by 0.5% from 1997 to 1998, as compared to 6.8% from 1996 to 1997.
The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 37.7% for 1998 and 1997.

There are no material commitments for capital expenditures as of December 31, 1998. There are no known trends or uncertainties, including regulatory items, that are expected to have a material impact on the capital resources of the Corporation for 1999, except as discussed below concerning the Corporation's common stock repurchase plan. In addition, see discussion on Regulatory Activity.

On February 11, 1999, the Corporation announced that the Board of Directors had authorized and approved a plan to purchase up to 56,000 shares of the Corporation's outstanding common stock in open market or privately negotiated transactions. The announcement includes the 6,000 shares remaining from the 1998 common stock repurchase plan. The total number of shares to be purchased under the plan represents approximately 2.3% of the outstanding shares of the Corporation as of December 31, 1998. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of the Corporation and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are expected to be held as treasury shares (issued, but not outstanding shares).

The Bank has risk-based capital ratios exceeding the regulatory requirement. The risk-based capital guidelines require banks to maintain a minimum risk-based capital ratio of 8.0% at December 31, 1998, as compared to the Bank's current risk-based capital ratio of 14.57%. The total risk-based capital ratio is computed by dividing stockholders' equity plus the allowance for loan losses by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.

Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1998 and 1997, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:

      (In Thousands)                 December 31,  December 31,
                                        1998          1997
                                     ____________   ___________
Tier I - Total Stockholders' Equity   $ 22,231      $ 22,358
Tier II - Allowance for Loan Losses      1,743         1,593
                                     ____________   ___________
   Total Qualifying Capital           $ 23,974      $ 23,951
                                     ============   ===========
Risk-adjusted On-balance-sheet Assets $155,280      $137,256
Risk-adjusted Off-balance-sheet Exposure 9,276         8,352
                                     ____________   ___________
   Total Risk-adjusted Assets         $164,556      $145,608
                                     ============   ===========
Actual Capital Ratio:
 Tier I Capital to Average Total Assets   8.84%         9.95%
 Minimum Required                         4.00          4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions            5.00          5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual           13.51%        15.35%
 Minimum Required                         4.00          4.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions            6.00          6.00
 Total Capital Ratio - Actual            14.57%        16.45%
 Minimum Required                         8.00          8.00
 To Be Well Capitalized under Prompt
  Corrective Action Provisions           10.00         10.00
Total Risk-Based Capital in Excess of the
  Minimum Regulatory Requirement      $ 10,810      $ 12,302
                                     ============   ===========

The Corporation is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render the Corporation insolvent, or result in negative net worth, as defined. As a practical matter, the Corporation's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank.
Payment of dividends to the Corporation by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 1999 of approximately $1,045,000, plus an amount equal to the net profits of the Bank in 1999 up to the date of any such dividend declaration.

The Corporation maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. At December 31, 1998, the enrollment in the Plan is 19% of the shares outstanding. The Plan is currently estimated to increase capital in the amount of $280,000 in 1999, but this will be offset by the shares purchased under the Corporation's common stock repurchase plan.

No shares of common stock are reserved for issuance in the event of conversions or the exercise of warrants, options or other rights, except as follows: 124,830 shares which are reserved for issuance under the Corporation's 1988 and 1997 Stock Incentive Plans, 100,000 shares which are reserved for issuance under the Corporation's 1997 Employee Stock Purchase Plan, and 157,500 shares which are reserved for issuance under the Corporation's Dividend Reinvestment and Stock Purchase Plan. As of December 31, 1998, options to purchase 16,830 shares have been granted under the Corporation's Stock Incentive Plans. There were 4,830 options granted in 1997 with an exercise price of $23.27, and there were 12,000 options granted in 1998 with an exercise price of $19.75. No options have been exercised as of December 31, 1998 under these plans. As of December 31, 1998, options to purchase 35,000 shares have been granted under the Corporation's 1997 Employee Stock Purchase Plan. There were 15,000 options granted in 1997 and 20,000 options granted in 1998. The current exercise price for such options is $16.53. As of December 31, 1998, 1,181 options have been exercised under this plan. As of December 31, 1998, 24,019 shares have been issued under the Corporation's Dividend Reinvestment and Stock Purchase Plan.

REGULATORY ACTIVITY

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Bank. Congress has proposed "modernization" of the financial services industry. This proposed modernization will have the effect of deregulating and expanding the business activities of financial institutions. These additional activities may include broader insurance powers, securities underwriting activities, and the offering of equity investments by commercial banks. It cannot be predicted whether such legislation will be adopted or, if adopted, how such legislation would affect the business of the Corporation and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as specifically described above, Management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were adopted, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have a negative impact on the Corporation's results of operations.

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

In December 1997, the Federal Financial Institutions Examination Council (FFIEC) issued an interagency statement. The statement indicates that senior management and the board of directors should be actively involved in managing the Corporation's and the Bank's Year 2000 compliance efforts. The statement also recommended that institutions obtain Year 2000 compliance certification from vendors followed by comprehensive internal testing. In addition, contingency plans should be developed for all vendors that service mission critical applications, which are applications vital to the successful continuance of a core business activity.

The OCC issued an advisory indicating that Year 2000 preparedness will be factored into reviews of de novo charters, conversions, business combinations, and establishment of federal branches and agencies as well as hardware and software systems integration issues related to business combinations.

In addition, the OCC recently issued an advisory providing guidance in key milestones and testing methods for institutions to use to prepare their systems and applications for the Year 2000. Institutions should develop and implement written testing strategies and plan to test both internal and external systems. In May 1998, the FFIEC issued two interagency statements with regard to Year 2000 readiness. The first statement provided guidance for institutions to design its Year 2000 contingency plan to mitigate the risks associated with the institution's failure to become Year 2000 compliant or the failure of mission critical systems at specific dates. The second statement provided suggestions for developing a customer awareness program and identifies issues that financial institutions should be prepared to discuss with customers.

The Bank is routinely examined by the OCC and no material adverse impact is anticipated on current or future operations and financial position. The last Community Reinvestment Act performance evaluation by the OCC resulted in a rating of "Outstanding Record of Meeting Community Credit Needs."