Form 10-K, Exhibit 13
period 1999-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2000-03-30
CIK 874482

EXHIBIT 13

          Excerpts From Union National Financial Corporation's
                 1999 Annual Report to Shareholders

                  STOCK AND DIVIDEND INFORMATION

   Union National Financial Corporation has only one class of common stock authorized, issued and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Lancaster County, Pennsylvania. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock splits and stock dividends. Cash Dividends are payable on the 5th day of February, May, August and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings account.

   The Corporation offers its stockholders a Dividend
Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the Corporation and may purchase additional shares within specified limits.

                                                      Dividends
Quarter                 High             Low          Per Share
_________________________________________________________________
First, 1999            $20.00           $17.62          $0.129
Second                  25.75            19.29           0.138
Third                   23.50            21.25           0.150
Fourth                  22.25            16.25           0.150

First, 1998            $22.74           $21.43          $0.095
Second                  22.62            21.19           0.100
Third                   22.62            18.10           0.105
Fourth                  20.00            17.14           0.110


FOR FURTHER INFORMATION, WE REFER YOU TO:

Dean Witter Reynolds, Inc.    F.J. Morrissey & Company, Inc.
46 East King Street           1700 Market Street
P.O. Box 358                  Suite 1420
Lancaster, PA 17603           Philadelphia, PA 19103
(717) 293-4811                (800) 842-8928

Hazlett, Burt, & Watson, Inc. Tucker Anthony
100 East King Street          Formally Hopper Soliday & Co.,Inc.
P.O. Box 1267                 2101 Oregon Pike
Lancaster, PA 17608           Lancaster, PA 17601
(717) 397-5515                (800) 526-6371

Janney Montgomery Scott, Inc.
61 North Duke Street
Lancaster, PA 17602
(717) 293-4100

REGISTRAR AND TRANSFER AGENT

Trust Department
Union National Community Bank
P.O. Box 567
Mount Joy, PA 17552

                          FINANCIAL HIGHLIGHTS
                             December 31,  December 31,
                                  1999         1998    %Increase
_________________________________________________________________
For the Year
  Total Interest Income     $19,079,621     $18,063,621     5.6%
  Total Interest Expense      8,810,334       8,694,963     1.3%
  Net Interest Income        10,269,287       9,368,658     9.6%
  Net Income                  3,084,811       2,767,632    11.5%

Per Share*
  Net Income (Basic and Assuming
     Dilution)                    $1.23           $1.09    12.8%
  Cash Dividends Paid             0.567           0.410    38.3%
  Stockholders' Equity             9.29            9.36    (0.7%)

Average Balances
  Net Loans                $169,667,000    $162,090,000     4.7%
  Investments and Other
     Earning Assets          81,384,000      67,672,000    20.3%
  Total Assets              263,075,000     241,639,000     8.9%
  Total Deposits            206,470,000     188,179,000     9.7%
  Stockholders' Equity       23,218,000      22,971,000     1.1%

Return on Average
   Assets                          1.17%           1.15%
   Stockholders' Equity           13.29%          12.05%

*Per Share information reflects the 5% stock dividend effective on May 14, 1999.

                      CONSOLIDATED SUMMARY OF OPERATIONS

(Dollars in thousands, except per share data)
                                  Years Ended December 31,
                       __________________________________________

                                1999         1998        1997
                             __________   __________   __________
INCOME AND EXPENSE
Interest Income              $ 19,080     $ 18,064     $ 16,205
Interest Expense                8,811        8,695        7,550
                             __________   __________   __________
Net Interest Income            10,269        9,369        8,655
Provision for Loan Losses         214          325          390
                             __________   __________   __________
Net Interest Income
  after Provision for
  Loan Losses                  10,055        9,044        8,265
Other Operating Income          1,477        1,157          986
Other Operating Expenses        7,725        6,718        6,347
                             __________   __________   __________
Income before Income Taxes      3,807        3,483        2,904
Provision for Income Taxes        722          715          579
                             __________   __________   __________
Net Income for Year          $  3,085     $  2,768     $  2,325
                             ==========   ==========   ==========
PER SHARE *

Net Income (Basic and
  Assuming Dilution)         $   1.23     $   1.09     $   0.89
Cash Dividends Paid             0.567        0.410        0.335
Average Shares Outstanding
 (Basic)                    2,507,925    2,541,581    2,613,873

FINANCIAL RATIOS

Return on Average Assets         1.17%        1.15%        1.09%
Return on Average
  Stockholders' Equity          13.29        12.05        10.17
Dividend Payout Ratio           46.18        37.74        37.68
Average Stockholders' Equity
 to Average Assets               8.83         9.51        10.68

AVERAGE BALANCE SHEET

Net Loans                   $ 169,667    $ 162,090     $140,925
Investments                    79,078       63,461       57,551
Other Earning Assets            2,306        4,211        3,564
Total Assets                  263,075      241,639      213,986
Deposits                      206,470      188,179      168,814
Short-Term Borrowings           2,020          412        1,461
Long-Term Debt                 29,882       28,584       19,425
Stockholders' Equity           23,218       22,971       22,859

BALANCE SHEET AT YEAR-END

Net Loans                    $174,854     $163,796     $152,699
Investments                    80,826       75,756       64,737
Other Earning Assets                0        7,795        2,835
Total Assets                  269,579      261,368      233,243
Deposits                      209,181      205,544      180,135
Short-Term Borrowing            9,100          187          900
Long-Term Debt                 27,035       30,624       27,329
Stockholders' Equity           23,063       23,697       23,756

* Per Share information reflects two-for-one stock split of the Union National's common stock effective on June 1, 1995, the 5% stock dividend effective on May 15, 1997, and the 5% stock dividend effective on May 14, 1999.

                                  Years Ended December 31,
                       __________________________________________

                                1996         1995
                             __________   __________
INCOME AND EXPENSE
Interest Income              $ 14,218     $ 12,773
Interest Expense                6,380        5,175
                             __________   __________

Net Interest Income             7,838        7,598
Provision for Loan Losses         150          159
                             __________   __________

Net Interest Income
  after Provision for
  Loan Losses                   7,688        7,439
Other Operating Income            811          753
Other Operating Expenses        5,951        5,479
                             __________   __________
Income before Income Taxes      2,548        2,713
Provision for Income Taxes        356          614
                             __________   __________
Net Income for Year          $  2,192     $  2,099
                             ==========   ==========
PER SHARE *

Net Income (Basic and
  Assuming Dilution)         $   0.84     $   0.80
Cash Dividends Paid             0.290        0.213
Average Shares Outstanding
 (Basic)                    2,618,648    2,626,626

FINANCIAL RATIOS

Return on Average Assets         1.17%        1.28%
Return on Average
  Stockholders' Equity          10.24        10.42
Dividend Payout Ratio           34.68        26.68
Average Stockholders' Equity
 to Average Assets              11.40        12.24

AVERAGE BALANCE SHEET

Net Loans                   $ 124,483     $115,026
Investments                    48,707       38,320
Other Earning Assets            2,576          880
Total Assets                  187,814      164,631
Deposits                      154,474      139,896
Short-Term Borrowings           2,009        1,197
Long-Term Debt                  8,411        2,320
Stockholders' Equity           21,411       20,149

BALANCE SHEET AT YEAR-END

Net Loans                    $130,391     $120,417
Investments                    54,890       39,437
Other Earning Assets            4,790            0
Total Assets                  203,472      174,657
Deposits                      164,513      143,368
Short-Term Borrowing            2,989        3,399
Long-Term Debt                 12,676        6,270
Stockholders' Equity           22,223       20,769

* Per Share information reflects two-for-one stock split of Union
National's common stock effective on June 1, 1995, the 5% stock dividend effective on May 15, 1997, and the 5% stock dividend effective on May 14, 1999.

CONSOLIDATED BALANCE SHEETS
                                     December 31,    December 31,
                                        1999            1998
                                    ____________     ____________
ASSETS
Cash and Due from Banks            $  7,004,064    $   7,341,240
Federal Funds Sold                            0        7,795,000
Investment Securities Held
 to Maturity (Market Value:
 1999-$27,620,119;1998-$24,523,740)  28,712,219       24,079,161
Investment Securities Available
 for Sale                            52,114,270       51,676,350
Loans(Net of Unearned Income)       174,854,230      163,795,702
 Less: Allowance for Loan Losses     (1,782,747)      (1,742,620)
                                    ____________     ____________
    Total Net Loans                 173,071,483      162,053,082

Premises and Equipment - Net          5,190,860        5,247,349
Accrued Interest Receivable           1,715,645        1,560,703
Deferred Income Taxes                   812,781          218,708
Investments in Limited Partnerships     823,158          882,161
Other Assets                            134,936          513,759
                                    ____________     ____________
    TOTAL ASSETS                   $269,579,416     $261,367,513
                                    ============     ============
LIABILITIES
Deposits:
 Noninterest-Bearing               $ 21,889,233     $ 20,606,222
 Interest-Bearing                   187,291,986      184,937,546
                                    ____________     ____________
    Total Deposits                  209,181,219      205,543,768

Short-Term Borrowing                  9,100,000          186,691
Long-Term Debt                       27,035,360       30,623,660
Accrued Interest Payable                962,677        1,060,439
Other Liabilities                       236,706          256,218
                                    ____________     ____________
    TOTAL LIABILITIES               246,515,962      237,670,776

STOCKHOLDERS' EQUITY
Common Stock (Par Value $.25)           656,734          627,121
Shares: Authorized - 20,000,000; Issued -
  2,626,935 in 1999 (2,508,484 in 1998);
  Outstanding - 2,483,072 in 1999 (2,410,820
  in 1998)
Surplus                               7,249,699        4,793,416
Retained Earnings                    19,322,781       20,183,938
Accumulated Other Comprehensive
  Income -                           (1,037,597)         241,515
Less: Treasury Stock -
  143,863 shares in 1999
  (97,664 in 1998), at cost          (3,128,163)      (2,149,253)
                                    ____________     ____________
  TOTAL STOCKHOLDERS' EQUITY         23,063,454       23,696,737
                                    ____________     ____________
  TOTAL LIABILITIES and
     STOCKHOLDERS' EQUITY          $269,579,416     $261,367,513
                                    ============     ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
                                      Years Ended December 31,
                                    _____________________________
                                          1999            1998
                                    _______________   ___________
INTEREST INCOME
Interest and Fees on Loans          $ 14,365,563    $ 14,048,363
Investment Securities:
 Taxable                               3,336,797       2,796,098
 Exempt from Federal Taxes             1,267,659         995,140
Deposits in Banks                          1,750           1,796
Federal Funds Sold                       107,852         222,224
                                    _______________   ___________
 Total Interest Income                19,079,621      18,063,621

INTEREST EXPENSE
Deposits                               7,070,267       7,051,458
Short-Term Borrowing                     112,643          22,806
Long-Term Debt                         1,627,424       1,620,699
                                    _______________   ___________
 Total Interest Expense                8,810,334       8,694,963
                                    _______________   ___________
 Net Interest Income                  10,269,287       9,368,658

PROVISION for LOAN LOSSES                214,150         325,350
                                    _______________   ___________
Net Interest Income after Provision
  for Loan Losses                     10,055,137       9,043,308

OTHER OPERATING INCOME
Trust Income                             142,252         119,600
Service Charges on Deposit Accounts      601,337         471,126
Other Service Charges, Commissions, Fees 632,220         488,882
Investment Securities Gains/(Losses)           0          (6,716)
Other Income                             101,514          84,526
                                    _______________   ___________
  Total Other Operating Income         1,477,323       1,157,418

OTHER OPERATING EXPENSES
Salaries and Wages                     3,588,327       3,145,664
Retirement Plan and Other
  Employee Benefits                      798,967         633,011
Net Occupancy Expense                    600,119         556,608
Furniture and Equipment Expense          392,654         399,058
FDIC Insurance Assessment                 23,502          21,737
Other Operating Expenses               2,321,884       1,962,103
                                    _______________    __________
  Total Other Operating Expenses       7,725,453       6,718,181
                                    _______________    __________
  Income before Income Taxes           3,807,007       3,482,545

PROVISION for INCOME TAXES               722,196         714,913
                                    _______________    __________
  NET INCOME for YEAR                $ 3,084,811     $ 2,767,632
                                    ===============    ==========
PER SHARE INFORMATION*
Net Income for Year (Basic and Assuming
   Dilution)                        $       1.23    $       1.09
Cash Dividends                      $      0.567    $      0.410

*Per share information reflects the 5% stock dividend effective on May 14, 1999.
See notes to consolidated financial statements.

                                      Years Ended December 31,
                                    _____________________________
                                          1997
                                    _______________
INTEREST INCOME
Interest and Fees on Loans          $ 12,483,471
Investment Securities:
 Taxable                               2,659,213
 Exempt from Federal Taxes               868,149
Deposits in Banks                          3,328
Federal Funds Sold                       191,531
                                    ______________
 Total Interest Income                16,205,692
INTEREST EXPENSE
Deposits                               6,354,343
Short-Term Borrowing                      87,259
Long-Term Debt                         1,108,307
                                    ______________
 Total Interest Expense                7,549,909
                                    ______________
 Net Interest Income                   8,655,783

PROVISION for LOAN LOSSES                390,250
                                    _______________
Net Interest Income after Provision
  for Loan Losses                      8,265,533

OTHER OPERATING INCOME
Trust Income                             134,645
Service Charges on Deposit Accounts      374,697
Other Service Charges, Commissions, Fees 405,007
Investment Securities Gains/(Losses)       2,063
Other Income                              69,692
                                    _______________
  Total Other Operating Income           986,104

OTHER OPERATING EXPENSES
Salaries and Wages                     2,783,105
Retirement Plan and Other
  Employee Benefits                      857,410
Net Occupancy Expense                    562,661
Furniture and Equipment Expense          411,484
FDIC Insurance Assessment                 20,109
Other Operating Expenses               1,712,285
                                    _______________
  Total Other Operating Expenses       6,347,054
                                    _______________
Income before Income Taxes             2,904,583

PROVISION for INCOME TAXES               579,096
                                    _______________
  NET INCOME for YEAR               $  2,325,487
                                    ===============
PER SHARE INFORMATION*
Net Income for Year (Basic and Assuming
   Dilution)                        $       0.89
Cash Dividends                      $      0.335

*Per share information reflects the 5% stock dividend effective on May 14, 1000.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                   ______________________________
                                          1999            1998
                                   ______________     ___________
CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 3,084,811    $ 2,767,632
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Depreciation and Amortization          442,869        464,567
   Provision for Loan Losses              214,150        325,350
   Investment Securities (Gains)/Losses         0          6,716
   Provision for Deferred Income Taxes     64,864        (37,317)
   (Increase)/Decrease in Accrued
     Interest Receivable                 (154,942)      (114,936)
   (Increase)/Decrease in Other Assets    417,861       (356,821)
   Increase/(Decrease) in Other
     Liabilities                         (117,274)       193,434
                                       ____________   ___________
Net Cash Provided by
    Operating Activities                3,952,339      3,248,625

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                     7,795,000     (4,960,000)
Proceeds from Sales of
 Available for Sale Securities                  0      4,935,869
Proceeds from Maturities of
 Available for Sale Securities         18,911,344     38,352,132
Proceeds from Maturities of
 Held to Maturity Securities            2,800,317      1,068,938
Purchases of Available for Sale
 Securities                           (21,287,313)   (49,184,910)
Purchases of Held to Maturity
 Securities                            (7,433,375)    (6,278,251)
Loans Made to Customers, Net of
 Principal Collected on Loans         (11,232,551)   (11,271,946)
Purchases of Property and Equipment      (366,415)      (275,461)
                                       ____________   ___________
    Net Cash (Used in)Investing
       Activities                     (10,812,993)   (27,613,629)
CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                  (3,956,090)    19,559,864
Net Increase in Certificates
 of Deposits                            7,593,541      5,849,031
Net Increase/(Decrease) in Short-Term
 Borrowing                              8,913,309       (713,309)
Proceeds from Issuance of Long-Term
 Debt                                   2,586,700     10,455,600
Payment of Long-Term Debt              (6,175,000)    (7,161,000)
Acquisition of Treasury Stock          (1,352,675)    (1,995,379)
Issuance of Common and Treasury Stock     338,190        266,265
Cash Dividends Paid                    (1,424,497)    (1,044,423)
                                     ____________     ___________
  Net Cash Provided by
   Financing Activities                 6,523,478     25,216,649
                                     ____________     ___________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                    (337,176)       851,645

CASH and CASH EQUIVALENTS-
Beginning of Year                       7,341,240      6,489,595
                                     ___________     ____________
CASH and CASH EQUIVALENTS-
End of Year                           $ 7,004,064    $ 7,341,240
                                     ============   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositors           $ 7,072,155    $ 7,016,409
Interest Paid - Other                   1,835,941      1,626,477
Income Taxes                              761,231        726,748

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
Retirement of Treasury Stock (17,000 shares
  in 1999, 13,000 shares in 1998,
  and 12,000 shares in 1997)         $    373,765   $    288,035

See notes to consolidated financial statements.

                                       Years Ended December 31,
                                   ______________________________
                                           1997
                                     ______________

CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,325,487
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and Amortization           506,353
  Provision for Loan Losses               390,250
  Investment Securities (Gains)/Losses     (2,063)
  Provision for Deferred Income Taxes      (1,302)
  (Increase)/Decrease in Accrued
    Interest Receivable                  (133,324)
  (Increase)/Decrease in Other Assets     292,578
  Increase/(Decrease) in Other
    Liabilities                            52,625
                                     ______________
Net Cash Provided by
    Operating Activities                3,430,604

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                     1,955,000
Proceeds from Sales of
 Available for Sale Securities          5,548,285
Proceeds from Maturities of
 Available for Sale Securities         15,337,934
Proceeds from Maturities of
 Held to Maturity Securities            2,564,118
Purchases of Available for Sale
 Securities                           (28,694,305)
Purchases of Held to Maturity
 Securities                            (4,310,406)
Loans Made to Customers, Net of
 Principal Collected on Loans         (22,476,796)
Purchases of Property and Equipment      (139,226)
                                     _____________
    Net Cash (Used in)Investing
       Activities                     (30,215,396)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                   7,532,740
Net Increase in Certificates
 of Deposits                            8,088,803
Net Increase/(Decrease) in Short-Term
 Borrowing                             (2,089,414)
Proceeds from Issuance of Long-Term
 Debt                                  14,793,060
Payment of Long-Term Debt                (140,000)
Acquisition of Treasury Stock            (306,746)
Issuance of Common and Treasury Stock     198,827
Cash Dividends Paid                      (876,280)
                                   ______________
  Net Cash Provided by
   Financing Activities                27,200,990
                                   ______________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                     416,198

CASH and CASH EQUIVALENTS-
Beginning of Year                       6,073,397
                                   ______________
CASH and CASH EQUIVALENTS-
End of Year                           $ 6,489,595
                                   ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest Paid to Depositors           $ 6,291,787
Interest Paid - Other                   1,132,613
Income Taxes                              616,710

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Retirement of Treasury Stock (17,000 shares
  in 1999, 13,000 shares in 1998,
  and 12,000 shares in 1997)          $   227,542

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               Common                  Retained
                               Stock       Surplus     Earnings
                             __________  __________   __________
BALANCE, December 31, 1996    $ 598,541  $1,967,838  $19,916,165
Comprehensive Income:
 Net Income                                            2,325,487
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $99,451.
  Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax $701
         Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common Stock under
  Dividend Reinvestment and
  Stock Purchase Plan             1,970     182,652
 Issuance of Common Stock under
  Employee Plans                    181      14,024
 Issuance of Common Stock under
  5% Common
    Stock Dividend               29,640   2,875,003   (2,904,643)
 Retirement of Treasury Stock
    (12,000 shares)              (3,000)   (224,542)
 Cash Dividends ($.335 per share)                       (876,280)
                             __________  __________   __________
BALANCE, December 31, 1997      672,332   4,814,975   18,460,729
Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax Benefit of $29,694
 Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax Benefit of $2,283
         Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common Stock Under
   Dividend Reinvestment and Stock
   Purchase Plan                  2,925     254,892
 Issuance of Common Stock under
   Employee Plans                   114       8,334
 Retirement of Treasury Stock
   (13,000 shares)               (3,250)   (284,785)
 Cash Dividends ($.410 per share)                     (1,044,423)
                                                     ____________
 Balance, December 31, 1998     627,121   4,793,416   20,183,938

  Comprehensive Income:
 Net Income                                            3,084,811
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax Benefit of $658,936
     Total Comprehensive Income
 Acquisition of Treasury Stock
 Issuance of Common Stock under
   Dividend Reinvestment and Stock
   Purchase Plan                  3,735     320,682
 Issuance of Common Stock under
   Employee Plans                   200      13,573
 Issuance of Common Stock under
   5% Common Stock Dividend      29,928   2,491,543   (2,521,471)
 Retirement of Treasury Stock
    (17,000 shares)              (4,250)   (369,515)
 Cash Dividends ($.567 per share)                     (1,424,497)
                             __________  __________   __________
BALANCE, December 31, 1999     $656,734  $7,249,699  $19,322,781
                             ==========  ==========   ==========
See notes to consolidated financial statements.

                         Accumulated Other
                          Comprehensive    Treasury
                              Income        Stock         Total
                          _____________   _________   ___________
BALANCE, December 31, 1996     $103,033  $ (362,705) $22,222,872
                                                     ____________
Comprehensive Income:
 Net Income                                            2,325,487
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax of $99,451               193,052                  193,052
 Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax $701               (1,362)                  (1,362)
                                                      ___________
         Total Comprehensive Income                    2,517,177
                                                      ___________
 Acquisition of Treasury Stock             (306,746)    (306,746)
 Issuance of Common Stock under
  Dividend Reinvestment and Stock
  Purchase Plan                                          184,622
 Issuance of Common Stock under
  Employee Plans                                          14,205
 Issuance of Common Stock under
  5% Common Stock Dividend                                     0
 Retirement of Treasury Stock
    (12,000 shares)                         227,542            0
 Cash Dividends ($.335 per share)                       (876,280)
                             __________  __________   __________
BALANCE, December 31, 1997      294,723    (441,909)  23,755,850
                                                      ___________
 Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax Benefit of $29,694       (57,641)                 (57,641)
  Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax Benefit of $2,283   4,433                    4,433
                                                      ___________
         Total Comprehensive Income                    2,714,424
                                                      ___________
 Acquisition of Treasury Stock           (1,995,379)  (1,995,379)
 Issuance of Common Stock under
   Dividend Reinvestment and Stock
   Purchase Plan                                         257,817
 Issuance of Common Stock under
   Employee Plans                                          8,448
 Retirement of Treasury Stock
  (13,000 shares)                           288,035            0
 Cash Dividends ($.410 per share)                     (1,044,423)
                              __________  __________  ___________
BALANCE, December 31, 1998      241,515  (2,149,253)  23,696,737
                                                      ___________
Comprehensive Income:
 Net Income                                            3,084,811
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available for
   Sale Arising During the Year, Net of
   Tax Benefit of $658,936   (1,279,112)              (1,279,112)
                                                      ___________
         Total Comprehensive Income                    1,805,699
                                                      ___________
 Acquisition of Treasury Stock           (1,352,675)  (1,352,675)
 Issuance of Common Stock under
   Dividend Reinvestment and Stock
   Purchase Plan                                         324,417
 Issuance of Common Stock under
   Employee Plans                                         13,773
 Issuance of Common Stock under
   5% Common Stock Dividend                                    0
 Retirement of Treasury Stock
    (17,000 shares)                         373,765            0
 Cash Dividends ($.567 per share)                     (1,424,497)
                            ___________   _________   __________
BALANCE, December 31, 1998 $(1,037,597) $(3,128,163) $23,063,454
                            ==========    =========   ==========
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
  The accounting and reporting policies of Union National Financial Corporation (Union National) and its subsidiary, Union National Community Bank (the Bank), conform with generally accepted accounting principles and prevailing practices within the banking industry. Union National and the Bank provide banking and related services to residents and businesses primarily in northwestern Lancaster County, Pennsylvania.

Basis of Presentation
  The consolidated financial statements include the accounts of Union National and the Bank. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates
  The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts.

Investment Securities
  Investment securities include both debt securities and equity securities. Union National has segregated its investment securities into two categories: those "held to maturity" and those "available for sale."
  Securities classified as held to maturity are those debt securities Union National has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by the interest method.
  Securities classified as available for sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and all equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses for available for sale securities, net of taxes, are recorded as other comprehensive income, a component of stockholders' equity.
  When a determination is made that a market value decline below cost on a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the market value. The amount of the write-down is charged to expense. Realized security gains and losses are computed using the specific identification method.

Loans
  Loans generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

  Impaired Loans   Union National determines a loan impaired
when, based on current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan agreement will not be collected. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment.
  An insignificant delay or shortfall in the amounts of payments would not cause a loan to be rendered impaired. Union National determines a "delay" and "shortfall" insignificant when the loan is generally under 90 days past due or when the loan is sufficiently secured so that all amounts due including late charges and costs of collection would be expected to be collected.
  Interest income is recognized on impaired loans, excluding loans that are classified as nonaccrual, as the increase in the net carrying amount attributable to the passage of time.

  Allowance for Loan Losses   The allowance for loan losses is
established through provisions for loan losses charged against income. Loans, including impaired loans, deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
  The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Union National's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.
  Specifically, Union National measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans where foreclosure is probable. If the measure of the impaired loan is less than the recorded investment in the loan, the allowance for loan losses is credited and the provision for loan losses is charged. Subsequent measures in the impairment of the loan will increase or decrease the allowance for loan losses. However, the net carrying amount of the loan will not exceed the recorded investment in the loan.

  Nonaccrual Loans   Generally, a loan (including an impaired
loan as discussed above) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest previously credited to interest income, that is now deemed uncollectible, is reversed. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to Management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when both principal and interest are brought current, the loan has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
  Impaired loans that are classified as nonaccrual will have a net carrying amount that will not exceed the individual loan's measure of impairment as noted under the Section on Allowance for Loan Losses.

  Other Real Estate Owned   Other real estate owned includes
assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or write-down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $20,000 at December 31, 1999, and $379,150 at December 31, 1998.

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

Investments in Limited Partnerships
  Union National has investments in two limited partnerships providing low to moderate income housing in the community of Mount Joy. Union National's 18.8% investment of $478,000 is carried on the cost method, which is being reduced to the investment's currently estimated residual value over the remaining period that tax credits are being realized, and Union National's 49.995% investment of $632,500 is carried on the equity method.

Advertising Costs
  Advertising costs are charged to expense when incurred.
Advertising expense for the years ended December 31, 1999, 1998 and 1997 amounted to $157,173, $76,122 and $80,062, respectively.

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

Net Income per Share
  In February 1997, the Financial Accounting Standards Board
(FASB) issued Statement No. 128 (SFAS No. 128), "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share. SFAS No. 128 replaces the presentation of primary earnings per share with a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. See Note 13 - Stockholders' Equity for the computation of basic and diluted earnings per share.
  All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the 5% stock dividend effective on May 15, 1997, and the 5% stock dividend effective on May 14, 1999.

Comprehensive Income
  Union National adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on investment securities available for sale, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Union National reports comprehensive income and the components of other comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Union National's only component of other comprehensive income is changes in unrealized gains and losses on investment securities available for sale. Changes in the interest rate environment and other factors result in fluctuations in the value of investment securities available for sale. The adoption of SFAS No. 130 had no effect on Union National's net income or stockholders' equity.

Segment Reporting
  In June 1997, the Financial Accounting Standards Board issued Statement No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Union National has only one operating segment which comprises the Bank's banking and fiduciary activities.

Statements of Cash Flows
  For purposes of the statements of cash flows, Union National considers cash and amounts due from banks to be cash equivalents.

Recent Accounting Standards Issued
  In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. In addition, the transition provisions of this Statement allow Union National to reclassify held to maturity securities to an available for sale classification. Union National does not expect the provisions of this Statement to have a material effect on the liquidity, results of operations or capital resources of Union National. The effective date of this pronouncement was delayed until the first quarter of 2001 through the issuance of SFAS No. 137, how-ever, earlier application is encouraged.

NOTE 2 - INVESTMENT SECURITIES
The amortized costs and fair values of investment securities are as follows:
                                       At December 31, 1999
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  25,451,771       $     98,984
Corporate Securities                3,260,448                  0
                                 _______________   ______________
  TOTAL                         $  28,712,219       $     98,984
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $   2,005,614       $          0
Obligations of Other U.S.
  Government Agencies              11,512,191                  0
Mortgage-Backed Securities         31,248,868             57,373
Corporate Securities                5,698,743                  0
Equity Securities                   3,220,971            179,366
                                 _______________   ______________
  TOTAL                         $  53,686,387       $    236,739
                                 ===============   ==============
                                       At December 31, 1999
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $  (1,113,797)     $  24,436,958
Corporate Securities                  (77,287)         3,183,161
                                 _______________   ______________
  TOTAL                         $  (1,191,084)      $ 27,620,119
                                 ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $      (5,115)     $   2,000,499
Obligations of Other U.S.
  Government Agencies                (498,825)        11,013,366
Mortgage-Backed Securities         (1,196,009)        30,110,232
Corporate Securities                 (106,460)         5,592,283
Equity Securities                      (2,447)         3,397,890
                                 _______________   ______________
  TOTAL                         $  (1,808,856)      $ 52,114,270
                                 ===============   ==============

                                       At December 31, 1998
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $ 21,805,749       $    471,358
Corporate Securities               2,273,412             16,997
                                _______________   ______________
 TOTAL                         $  24,079,161       $    488,355
                                ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $  3,522,874       $     37,441
Obligations of Other U.S.
  Government Agencies             14,143,678             81,071
Mortgage-Backed Securities        29,019,819             68,220
Corporate Securities               1,956,885              2,451
Equity Securities                  2,667,162            288,579
                                _______________   ______________
 TOTAL                         $  51,310,418       $    477,762
                                ===============   ==============
                                       At December 31, 1998
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Values
                                 _______________   ______________
SECURITIES HELD to MATURITY:
Obligations of State and
  Political Subdivisions        $     (42,980)     $ 22,234,127
Corporate Securities                     (796)        2,289,613
                                _______________    _____________
TOTAL                           $     (43,776)     $ 24,523,740
                                ===============   ==============
SECURITIES AVAILABLE for SALE:
U.S. Treasury Securities        $           0      $  3,560,315
Obligations of Other U.S.
  Government Agencies                  (4,096)       14,220,653
Mortgage-Backed Securities           (106,144)       28,981,895
Corporate Securities                   (1,590)        1,957,746
Equity Securities                           0         2,955,741
                                _______________   ______________
 TOTAL                         $     (111,830)     $ 51,676,350
                                ===============   ==============

  There are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.
   Investment securities carried at $24,162,164 and $21,882,546 at December 31, 1999 and 1998, respectively, were pledged to secure public, trust and government deposits.
  The amortized cost and fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Debt Securities
                            _____________________________________
                                      Held to Maturity
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _________________
Due in One Year or Less      $    501,280      $     498,537
Due After One Year Through
 Five Years                     1,227,580          1,218,119
Due After Five Years Through
 Ten Years                      3,009,384          2,963,198
Due After Ten Years            23,973,975         22,940,265
                            ______________      _________________
                               28,712,219         27,620,119

Mortgage-Backed Securities              0                  0
                            ______________      _________________
                             $ 28,712,219      $  27,620,119

                            ==============      =================
                                      Debt Securities
                            _____________________________________
                                     Available for Sale
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _______________
Due in One Year or Less      $  2,005,614      $   2,000,499
Due After One Year Through
 Five Years                     7,916,068          7,801,012
Due After Five Years Through
 Ten Years                      7,295,552          6,862,117
Due After Ten Years             1,999,314          1,942,520
                            ______________      _______________
                               19,216,548         18,606,148

Mortgage-Backed Securities     31,248,868         30,110,232
                            ______________      _______________
                             $ 50,465,416      $  48,716,380
                            ==============      ================

  There were no sales of available for sale securities during 1999. During 1998, proceeds from the sale of available for sale securities were $4,935,869. During 1998, investment securities gains/losses from these sales of securities include gross realized gains of $12,897 and gross realized losses of $19,613. The related income tax expense (benefit) for net investment securities gains/losses amounted to $(2,283) during 1998. During 1997, proceeds for the sale of available for sale securities were $5,548,285. Investment securities gains/losses from these sales in 1997 included gross realized gains of $4,838 and gross realized losses of $2,775. The related income tax expense for net investment securities gains/losses for 1997 amounted to $701.
  Mortgage-backed securities, as disclosed in the two preceding tables, are issued by U. S. Government agencies or corporations.

NOTE 3 - LOANS

  Loans, net of unamortized loan origination fees of $1,287,104 and $1,429,650 at December 31, 1999 and 1998, respectively, are summarized as follows:

                                   December 31,     December 31,
                                      1999              1998
                                   ____________    ______________
Real Estate-Mortgage:
  First and Second Residential     $103,263,624   $ 99,984,129
  Commercial and Industrial          34,332,379     29,967,643
  Construction and Land Development   5,942,944      6,585,711
  Agricultural                        6,355,519      5,727,829
Commercial and Industrial             7,570,523      6,041,639
Consumer                              8,724,764      9,310,576
Agricultural                          2,073,173      2,549,598
Political Subdivisions                5,388,317      2,842,255
Other                                 1,264,441        856,241
                                    ____________   ______________
   Total Loans                      174,915,684    163,865,621
Less:  Unearned Income                  (61,454)       (69,919)
                                    ____________   ______________
   Net Loans                       $174,854,230   $163,795,702
                                    ============   ==============

  Union National grants commercial, residential and consumer loans to customers primarily located in northwestern Lancaster County. Although Union National has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.
  The recorded investment in loans that is considered to be impaired was $1,040,719 and $70,099 at December 31, 1999 and 1998, respectively. This entire amount is included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounted to $82,230 and $22,124 at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans was $366,615, $450,876 and $302,655 during the years ended December 31, 1999, 1998 and 1997, respectively. For the year ended December 31, 1999, Union National recognized interest income of $3,838 on impaired loans. For the years ended December 31, 1998 and 1997, Union National did not recognize interest income on impaired loans.
  Nonperforming loans, which consist of loans 90 days or more past due and nonaccruing loans, amounted to $1,474,569, $974,271 and $706,046 at December 31, 1999, 1998 and 1997, respectively.
  Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $5,754,565 at December 31, 1999. Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the years ended December 31 are as follows:

                                1999          1998        1997
                             __________    __________  __________
Balance, Beginning of Year  $5,011,513    $4,878,930  $3,380,461
Additions                    5,898,611     2,327,784   4,336,242
Deductions                  (5,155,559)   (2,195,201) (2,837,773)
                             __________    __________  __________
Balance, End of Year        $5,754,565    $5,011,513  $4,878,930
                             ==========    ==========  ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses for the years ended December 31 is as follows:

                                 1999        1998         1997
                             __________    __________ ___________
Balance, Beginning of Year   $1,742,620   $1,592,763  $1,371,245
Provision Charged to
    Operating Expense           214,150      325,350     390,250
Recoveries of Charged-Off Loans  48,915       60,964      31,254
Charged-Off Loans              (222,938)    (236,457)   (199,986)
                             __________    __________ ___________
Balance, End of Year         $1,782,747   $1,742,620  $1,592,763
                             ==========    ========== ===========

NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

                        Estimated     December 31,   December 31,
                      Useful Lives        1999            1998
                      _____________   ____________   ____________
Land                                  $  437,519     $  411,593
Construction in Progress                 143,811              0
Land Improvements        20 years        495,390        499,927
Buildings and
  Improvements        15-50 years      5,110,764      5,115,889
Leasehold Improvements   20 years        278,207        266,120
Furniture, Fixtures and
   Equipment           5-20 years      3,526,058      3,333,247
                                      ____________   ____________
    Subtotal                           9,991,749      9,626,776
Less:  Accumulated Depreciation
        and Amortization              (4,800,889)    (4,379,427)
                                      ____________   ____________
Premises and Equipment - Net          $5,190,860     $5,247,349
                                      ============   ============

Depreciation and amortization expense amounted to $422,904 in 1999, $442,976 in 1998, and $465,748 in 1997.

Total rental expense amounted to $61,951, $50,961, and $43,461 for the years ended December 31, 1999, 1998, and 1997, respectively.

At December 31, 1999, the Corporation was obligated under noncancelable operating leases for real estate with the future minimum payments as follows:

                             2000            $ 81,044
                             2001              79,656
                             2002              63,636
                             2003              59,616
                             2004              59,616
                             Thereafter        21,330
                                             ________
                                             $364,898
                                             ========

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings and weighted average interest rates at December 31, were as follows:

[CAPTION]

                              1999                   1998
                     ___________________   __________________
                     Amount       Rate      Amount      Rate
                     ________   ________   ________   _______
Treasury Tax and
 Loan Notes          $   900,000   4.54%    $ 186,691   4.11%
FHLB Fixed-Rate
 Advances              8,200,000   5.11             0      -
                     ___________            __________
Total                $ 9,100,000            $ 186,691
                     ===========           ===========

  Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), Union National has a line of credit available in the amount of $15,000,000. As of December 31, 1999 and 1998, no balance was outstanding on this line of credit. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 1999, had a combined carrying value of $108,226,721. In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National having a fair value of $3,011,500 and $2,469,700 at December 31, 1999 and 1998, respectively. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

NOTE 7 - LONG-TERM DEBT
A summary of long-term debt as of December 31 is as follows:
[CAPTION]

                              1999                   1998
                     ___________________   __________________
                     Amount       Rate      Amount      Rate
                     ________   ________   ________   _______
FHLB Fixed-Rate Advances
 Maturing:
  1999           $        0       - %  $ 1,675,000    5.18%
  2000            1,300,000     5.89     3,300,000    6.02
  2001              808,600     5.39       808,600    5.39
  2003            2,347,000     5.71     2,347,000    5.71
  2004            1,000,000     6.65             0       -
  2007            1,460,660     6.00     1,460,660    6.00
FHLB Adjustable-Rate Advances Maturing:
  2002            3,532,400     4.99     3,532,400    5.23
FHLB Floating-Rate Advance Maturing:
  2004            1,586,700     5.61             0       -
FHLB Convertible Fixed-Rate Advances Maturing:
  2002           10,000,000     5.65    12,500,000    5.62
  2008            5,000,000     4.70     5,000,000    4.70
                 ___________    ____    ___________   ____
  Total         $27,035,360     5.45%  $30,623,660    5.46%
                 ===========    ====    ===========   ====

  The FHLB advances are collateralized by the security agreement and FHLB capital stock described in Note 6. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus .07% to .14%. Options to convert all of the $15,000,000 in outstanding convertible advances commence in 2000. Upon the FHLB's conversion, the Bank has the option to repay the respective advances in full. The FHLB's adjustable-rate advances adjust annually at .06% to .07% above the interest rate on the one-year treasury's constant maturity. The FHLB's floating-rate advance reprices at 2.89% below prime.

NOTE 8 - PROFIT-SHARING PLAN

 Union National's subsidiary implemented a new 401(k) profit-sharing plan effective January 1, 1999, covering substantially all full-time employees. This plan allows employees to contribute a portion of their salaries and wages to the plan. The Bank may elect to make a discretionary contribution to the plan and may also match a portion of employee-elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 1999, the Bank elected to make a discretionary contribution of 5% of eligible salaries and to match 50% of employee-elected salary deferrals that do not exceed 6% of their salaries and wages. Prior to the implementation of the new plan, the Bank maintained a noncontributory profit-sharing plan with contributions determined annually by the Board of Directors and costs funded as accrued.
  The Bank's expense relative to its profit-sharing plans amounted to $178,524 for the year ended December 31, 1999, $125,156 for 1998 and $374,283 for 1997.

NOTE 9 - INCOME TAXES

  Union National accounts for income taxes under the asset/liability method. Under this method, the deferred tax asset is recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The deferred tax asset is measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income taxes consists of the following components as of December 31:

                                          1999            1998
                                      ___________      __________
Deferred Tax Assets(Liabilities)
  Deferred Net Loan Fees                 $(92,220)      $ (7,284)
  Provision for Loan Losses               498,989        485,346
  Depreciation                           (154,234)      (147,036)
  Investment in Limited Partnerships      (20,000)       (24,334)
  Unrealized Loss/(Gain) on Investment
   Securities Available for Sale          534,520       (124,417)
  Amortization on Securities               55,740         52,020
  Other                                   (10,014)       (15,587)
                                      ___________      __________
Net Deferred Tax Asset                   $812,781       $218,708
                                      ===========      ==========

Union National, as of December 31, 1999, has not established any valuation allowance against deferred tax assets since these tax benefits are realizable through carryback availability against prior years' taxable income or the reversal of existing deferred tax liabilities.

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

                              1999          1998           1997
                           _________    __________     __________
Taxes Currently Payable    $667,550       $748,043      $580,399
Deferred Income Taxes/(Benefit)
   Related to:
   Provision for
      Loan Losses           (13,643)       (50,951)      (68,430)
   Deferred Net Loan Fees    84,936         29,281        40,871
   Fixed Asset Depreciation   7,198         13,093        25,060
   Other - Net              (23,845)       (24,553)        1,196
                           _________    __________     __________
   Provision for Income
      Taxes                $722,196       $714,913      $579,096
                           =========    ==========     ==========

The reasons for the difference between the Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                                    1999              1998
                            __________________   ________________
                                Amount     %      Amount     %
                            ___________   ____   ________ _____
Tax at Statutory
   Federal Income Tax Rate   $1,294,382   34.0  $1,184,065 34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (444,792) (11.7)  (361,366)(10.4)
   Income Tax Credits          (118,229)  (3.1)  (118,229) (3.4)
   Other                         (9,165)   (.2)    10,443    .3
                            ___________   ____   ________ _____
Provision for Income Taxes    $ 722,196   19.0  $ 714,913  20.5
                            ===========   ====   ======== =====

                                    1997
                            __________________
                                Amount     %
                            ___________   ____
Tax at Statutory
   Federal Income Tax Rate    $ 987,558   34.0
(Reduction)/Increase in Tax
   Resulting From:
   Tax-Exempt Income           (298,629) (10.3)
   Income Tax Credits          (113,672)  (3.9)
   Other                          3,839     .1
                            ___________   ____
Provision for Income Taxes    $ 579,096   19.9
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

                                   December 31,   December 31,
                                        1999          1998
                                  ______________   ____________
Financial Instruments whose
  Contract Amounts Represent
  Credit Risk:
   Commitments to Extend Credit $ 7,892,090     $ 7,933,093
  Unused Portion of Home Equity and
  Overdraft Lines                 9,838,149       7,305,673
   Other Unused Commitments, Principally
  Commercial Lines of Credit      9,481,749      12,574,835
   Standby Letters of Credit and Financial
  Guarantees Written              2,018,184       1,990,759

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain commitments may expire without being drawn upon and, therefore, future cash may not be required. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The Bank generally requires collateral or other security to support financial instruments with credit risk.
  Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees are less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers.
  With respect to derivative financial instruments, Union National does not currently engage in the use of futures, forward, swap or option contracts that are typically defined as derivatives according to SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119). SFAS No. 119 defines fixed-rate loan commitments, variable-rate loan commitments and other variable-rate financial instruments as derivatives for purposes of this Statement. Those financial instruments shown in the previous table would represent the only derivatives as defined by SFAS No. 119 currently held by Union National. See Note 15 for the estimated fair value and related valuation assumptions of these financial instruments.

NOTE 11 - TIME DEPOSITS

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                        2000       $81,816,191
                        2001        18,194,153
                        2002         3,976,890
                        2003         2,838,444
                        2004           824,879
                                  _____________
                                  $107,650,557
                                  =============

  Certificates of deposit in denominations of $100,000 or more amounted to $23,885,233 and $16,349,539 at December 31, 1999 and
1998, respectively. Interest expense on certificates of deposit in denominations of $100,000 or more amounted to $1,061,767, $890,193 and $958,253 for the years ended December 31, 1999, 1998 and 1997, respectively.
NOTE 12 - REGULATORY RESTRICTIONS
  The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against their deposit liabilities. The average amount of required reserves during 1999 was approximately $1,785,000.
  Union National's Bank subsidiary is subject to certain restrictions in connection with the payment of dividends. The National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Bank may declare dividends to its parent Corporation in 2000 of approximately $818,514 plus an amount equal to the net profits of the Bank in 2000 up to the date of any such dividend declaration.
  Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1999 and 1998, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year end that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:

                                              December 31,
                                        _________________________
                                            1999            1998
                                        __________       ________
Actual Capital Ratio:
 Tier I Capital to Average Total Assets     8.70%           8.84%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions              5.00            5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual             12.89%          13.51%
 Minimum Required                           4.00            4.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions              6.00            6.00
 Total Capital Ratio - Actual              13.88%          14.57%
 Minimum Required                           8.00            8.00
 To Be Well Capitalized Under Prompt
  Corrective Action Provisions             10.00           10.00


  Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the Bank can make to Union National at any time to 10% of the Bank's capital stock and surplus. At December 31, 1999, this limitation amounted to approximately $2,496,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 13 - STOCKHOLDERS' EQUITY

  On April 8, 1999, Union National's Board of Directors declared a 5% common stock dividend that was paid on May 14, 1999. On April 10, 1997, Union National's Board of Directors declared a 5% common stock dividend that was paid May 15, 1997. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to these common stock dividends.
  In addition, Union National maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the Plan in the open market, Union National has reserved 165,375 shares of common stock to be issued under the Plan. At December 31, 1999, 40,344 shares have been issued under the Plan. The number of shares available for issuance under the Plan are adjusted for stock dividends and stock splits. Open market purchases are usually made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses that will be paid by Union National.

The earnings per share, net income and weighted average number of shares outstanding for the years ended December 31, 1999, 1998 and 1997 as computed under the basic and diluted earnings per share methods are as follows:

                             Net Income      Shares     Per Share
                            ______________ ___________
_________
Year Ended December 31, 1999
Basic Earnings per Share:
 Income Available to
   Common Stockholders       $3,084,811    2,507,925      $1.23
Effect of Dilutive Securities:
 Independent Directors' Stock Option,
   Employee Stock Incentive and
   Employee Stock Purchase Plans      0        7,628
                             ____________ ____________ __________
Diluted Earnings per Share:
 Income Available to Common Stockholders
   Plus Assumed Exercised
   Options                   $3,084,811    2,515,553 $     1.23
                             =========== ============ ===========

Year Ended December 31, 1998
Basic Earnings per Share:
 Income Available to
   Common Stockholders       $2,767,632    2,541,581      $1.09
Effect of Dilutive Securities:
 Employee Stock Incentive
   and Purchase Plans                 0        3,573
                            _____________  __________  __________
Diluted Earnings Per Share:
 Income Available to Common Stockholders
 Plus Assumed Exercised
   Options                   $2,767,632   $2,545,154      $1.09
                            ============== ===========
=========
Year Ended December 31, 1997
Basic Earnings per Share:
 Income Available to
   Common Stockholders       $2,325,487    2,613,873       $.89
Effect of Dilutive Securities:
 Employee Stock Incentive
    and Purchase Plans                0          735
                             ___________ ______________ _________
Diluted Earnings per Share:
 Income Available to
   Common Stockholders       $2,325,487    2,614,608    $   .89
                           ============== ===========   =========

NOTE 14 - STOCK OPTION PLANS

  Union National currently has three separate stock option plans in place. First, there is the Employee Stock Purchase Plan, which allows eligible employees to purchase stock in Union National. Options granted under this plan have a five-year term and can be exercised at 85% of the fair market value of the stock on the date of exercise. The other two plans are the Stock Incentive Plan, where options are granted to key personnel, and the Independent Directors' Stock Option Plan, which was implemented in 1999. Options granted under these two plans have terms up to 10 years and have option prices equal to the fair value of the shares on the date of the grant. No shares have been issued under either of these plans.
  Stock option transactions for the years ended December 31, 1999, 1998 and 1997 are summarized below:

                                   Stock       Weighted-Average
                                  Options       Exercise Price
                                  ________     _________________
Year Ended December 31, 1997:
Options Granted:
  Employee Stock Purchase Plan      15,750           $18.87
  Stock Incentive Plans              5,071            22.16

 Options Exercised
  (at $18.59 to $18.83)               (762)           18.63
                                  ________
Options Outstanding and Exercisable
  at December 31, 1997 (Prices range
  from $18.79 to $22.16)            20,059           $19.64

Year Ended December 31, 1998:
Options Granted:
  Employee Stock Purchase Plan      21,000           $18.13
  Stock Incentive Plans             12,600            18.81
  Options Exercised
   (at $15.88 to $18.85)              (478)           17.68
  Options Forfeited                 (4,959)           18.28
                                   ________
Options Outstanding and Exercisable
  at December 31, 1998 (Prices range
  from $15.74 to $22.16)            48,222           $17.22
Year Ended December 31, 1999:
Options Granted:
  Employee Stock Purchase Plan      21,000           $18.58
  Stock Incentive Plans             26,100           20.39
 Independent Directors'Stock
   Option Plan                      10,500           22.75
Options Exercised
   (at $15.12 to $19.58)              (803)          17.14
Options Forfeited                   (4,573)          19.38
                                      _________
Options Outstanding and Exercisable at
 December 31, 1999 (Prices range from
 $15.12 to $22.75)                 100,446          $18.03
                                   =========

  The remaining average contractual life of options outstanding as of December 31, 1999, is 6.7 years.
  The Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." This Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Under this method, compensation cost is measured at the grant date, or other measurement date, based on the calculated fair value of the stock options granted. The accounting requirements of SFAS No. 123 were adopted as of January 1, 1996. As permitted by SFAS No. 123, Union National has chosen to apply APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the Stock Option Plans. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had Union National determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Union National's net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                        Years Ended
                                    December 31, 1999
                                    _________________
Net Income
  As Reported                           $3,084,811
  Pro Forma                              2,826,499
Net Income per Share (Basic and
 Assuming Dilution)
  As Reported                                $1.23
  Pro Forma (Basic)                           1.13
  Pro Forma (Assuming Dilution)               1.12

                                        Years Ended
                                    December 31, 1998
                                    _________________
Net Income
  As Reported                           $2,767,632
  Pro Forma                              2,641,592
Net Income per Share (Basic and
 Assuming Dilution)
  As Reported                                $1.09
  Pro Forma (Basic)                           1.04
  Pro Forma (Assuming Dilution)               1.04


                                        Years Ended
                                    December 31, 1997
                                    _________________
Net Income
  As Reported                           $2,325,487
  Pro Forma                              2,211,846
Net Income per Share As Reported
 (Basic and
  Assuming Dilution)                          $.89
  Pro Forma (Basic)                            .85
  Pro Forma (Assuming Dilution)                .85

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The per share weighted-average fair value of stock options granted is as follows with the weighted-average assumptions also noted for the year:

                                       Years Ended
                                    December 31, 1999
                                    _________________
Weighted-Average Fair
 Value of Options Granted               $ 4.48
Weighted-Average Assumptions:
Expected Dividend Yield                   3.01%
Risk-Free Interest Rate                   5.84%
Expected Life (Years)                     6.0
Expected Volatility Over the
 Expected Life                           35.1%

                                       Years Ended
                                    December 31, 1998
                                    _________________
Weighted-Average Fair
 Value of Options Granted               $ 3.75
Weighted-Average Assumptions:
Expected Dividend Yield                   2.74%
Risk-Free Interest Rate                   4.89%
Expected Life (Years)                     4.6
Expected Volatility Over the
 Expected Life                           25.4%

                                       Years Ended
                                    December 31, 1997
                                    _________________
Weighted-Average Fair
 Value of Options Granted               $ 5.46
Weighted-Average Assumptions:
Expected Dividend Yield                   1.71%
Risk-Free Interest Rate                   6.13%
Expected Life (Years)                     3.8
Expected Volatility Over the
 Expected Life                           22.5%

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS
  As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), Union National has presented estimated fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value or other valuation techniques. These fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. As a result, Union National's ability to realize these derived values cannot be assured. Further, certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of Union National.
  The following methods and assumptions were used by Union National in estimating the fair value of its financial instruments:
  Cash and cash equivalents   The carrying amounts reported in
the consolidated balance sheets for cash and short-term investments approximate their fair values.
  Investment securities   Fair values for investment securities
are based on quoted prices, where available. If quoted prices are not available, fair values are based on quoted prices of comparable instruments.
  Loans   For variable-rate loans that reprice frequently and
with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.
  Off-balance-sheet instruments   For Union National's off-
balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is the same as the instrument's contract or notional values since they are generally short-term in nature or they are priced at market when funded.
  Deposit liabilities   The fair values of deposits with no
stated maturities, such as demand deposits, savings accounts, NOW and money market deposits, equal their carrying amounts, which represent the amount payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
  Short-term borrowings   The carrying amounts of federal funds
purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.
  Long-term debt   The fair values of Union National's long-term
debt are estimated using discounted cash flow analyses, based on Union National's incremental borrowing rates for similar types of borrowing arrangements.

At December 31, 1999 and 1998, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                                         December 31, 1999
                                 ______________________________
                                      Carrying
                                        Value       Fair Value
                                 _____________   _______________
Assets:
 Cash and Due from Banks          $  7,004,064    $  7,004,064
   Investment Securities
 Held to Maturity                   28,712,219      27,620,119
 Investment Securities
  Available for Sale                52,114,270      52,114,270
 Loans, Net of Unearned Income
  and Allowance for Loan Losses    173,071,483     172,299,000
 Accrued Interest Receivable         1,715,645       1,715,645

Liabilities:
 Demand and Savings Deposits       101,530,662     101,530,662
 Time Deposits                     107,650,557     107,671,000
 Short-term Borrowing                9,100,000       9,100,000
 Long-term Debt                     27,035,360      26,768,000

                                    Contract
                                     Amount         Fair Value
                                  ____________    _____________
Off-balance-sheet Items:
  Commitments to Extend Credit
   and Standby Letters of Credit  $ 29,230,172    $ 29,230,172

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

NOTE 16 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY)

                       CONDENSED BALANCE SHEETS
                                     December 31,   December 31,
                                          1999           1998
                                    ____________   _____________
ASSETS
   Cash in Subsidiary Bank          $     8,108    $     35,477
   Investment in Subsidiary          22,021,896      22,281,338
   Other Equity Investment Securities   295,890         395,541
     Investments in Limited
       Partnerships                     823,158         882,161
   Recoverable Federal Income Taxes           0         224,672
                                    ____________   _____________
       Total Assets                 $23,149,052    $ 23,819,189
                                    ============   =============
LIABILITIES
   Limited Partnership Capital Notes$     5,446    $          0
   Deferred Income Taxes                 80,152         122,452
                                    ____________   _____________
       Total Liabilities                 85,598         122,452

STOCKHOLDERS' EQUITY
   Common Stock                         656,734         627,121
   Surplus                            7,249,699       4,793,416
   Retained Earnings                 19,322,781      20,183,938
   Accumulated Other Comprehensive
    Income                           (1,037,597)        241,515
   Less: Treasury Stock              (3,128,163)     (2,149,253)
                                    ____________   _____________
       Total Stockholders' Equity    23,063,454      23,696,737
                                    ____________   _____________
       Total Liabilities and
          Stockholders' Equity     $ 23,149,052    $ 23,819,189
                                    ============   =============

                    CONDENSED STATEMENTS OF INCOME
                                   Years Ended December 31,
                                  __________________________
                                      1999          1998
                                  _____________   __________
INCOME
 Dividends from Subsidiary         $2,075,000    $2,820,000
 Dividends on Other Equity
   Investment Securities               12,118        10,270
 Interest on Deposits in Subsidiary     5,421         5,185
 Management Fees from Subsidiary       40,973        49,273
                                  _____________   __________
      Total Income                  2,133,512     2,884,728

EXPENSES                              151,038       127,722
                                  _____________   __________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                    1,982,474     2,757,006
 PROVISION FOR INCOME TAXES (BENEFIT)(156,363)     (138,087)
                                  _____________   __________
                                    2,138,837     2,895,093
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                       945,974      (127,461)
                                  _____________   __________
  NET INCOME                       $3,084,811    $2,767,632
                                  =============   ==========
                                   Years Ended December 31,
                                  _________________________
                                      1997
                                  _____________
INCOME
 Dividends from Subsidiary          $1,100,000
 Dividends on Other Equity
 Investment Securities                   8,882
 Interest on Deposits in Subsidiary      3,647
 Management Fees from Subsidiary        39,690
                                   _____________
      Total Income                   1,152,219

EXPENSES                               140,660
                                   _____________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                     1,011,559
 PROVISION FOR INCOME TAXES (BENEFIT) (141,872)
                                  _____________
                                     1,153,431
EQUITY in UNDISTRIBUTED INCOME
  of SUBSIDIARY                      1,172,056
                                  _____________
  NET INCOME                        $2,325,487
                                  =============

                 CONDENSED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                    _____________________________
                                          1999           1998
                                    ______________  _____________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $3,084,811    $2,767,632
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                      (945,974)      127,461
      Provision for Deferred Income Taxes (4,336)       (4,186)
      Decrease/(Increase) in Other
          Assets                         283,675        (6,524)
      (Decrease)/Increase in Other
          Liabilities                      5,446             0
                                    ______________  _____________
     Net Cash Provided by Operating
        Activities                     2,423,622     2,884,383

CASH FLOWS from INVESTING ACTIVITIES
   Purchases of Available for Sale
    Securities                           (12,009)            0
                                    ______________  _____________
  Net Cash Provided by (Used in)
         Investing Activities            (12,009)            0

CASH FLOWS from FINANCING ACTIVITIES
 Acquisition of Treasury Stock        (1,352,675)   (1,995,379)
 Payments on Long-Term Debt                    0      (190,000)
 Issuance of Common and Treasury Stock   338,190       266,265
 Cash Dividends Paid                  (1,424,497)   (1,044,423)
                                    ______________  _____________
  Net Cash (Used in)
     Financing Activities             (2,438,982)   (2,963,537)
                                    ______________  _____________
      NET INCREASE/(DECREASE) in CASH    (27,369)      (79,154)

CASH - Beginning of Year                  35,477       114,631
                                    ______________  _____________
CASH - End of Year                    $    8,108    $   35,477
                                    ==============  =============
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (17,000
    shares in 1999,13,000
    shares in 1998, and 12,000
    shares in 1997)                  $ 373,765    $   288,035

                                       Years Ended December 31,
                                     ____________________________
                                          1997
                                     ______________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $2,325,487
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                    (1,172,056)
      Provision for Deferred Income Taxes (1,556)
      Decrease/(Increase) in Other Assets 78,200
      (Decrease)/Increase in Other Liabilities 0
                                    ______________
     Net Cash Provided by Operating
        Activities                     1,230,075

CASH FLOWS from INVESTING ACTIVITIES
   Purchases of Available for Sale
    Securities                            (5,950)
                                    _______________
  Net Cash Provided by (Used in)
         Investing Activities             (5,950)

CASH FLOWS from FINANCING ACTIVITIES
 Acquisition of Treasury Stock          (306,746)
 Payments on Long-Term Debt             (140,000)
 Issuance of Common and Treasury Stock   198,827
 Cash Dividends Paid                    (876,280)
                                    _______________
  Net Cash (Used in)
     Financing Activities             (1,124,199)
                                    _______________
      NET INCREASE/(DECREASE) in CASH     99,926

CASH - Beginning of Year                  14,705
                                    _______________
CASH - End of Year                    $  114,631
                                    ===============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES:
   Retirement of Treasury Stock (17,000
    shares in 1999,13,000
    shares in 1998,and 12,000 shares in
    1997)                               $227,542

NOTE 17 - SUBSEQUENT EVENT

  On January 13, 2000, the Board of Directors of Union National authorized and approved a plan to purchase up to 50,000 shares of its outstanding common stock in open market or privately negotiated transactions. The number of shares to be purchased under the plan represents approximately 2.0% of the outstanding shares of Union National. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of Union National and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are to be held as treasury shares (issued, but not outstanding shares).

                    INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Union National Financial Corporation and Subsidiary
Mount Joy, Pennsylvania

  We have audited the accompanying consolidated balance sheets of UNION NATIONAL FINANCIAL CORPORATION and SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and Subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

January 13, 2000
Lancaster, Pennsylvania
                              /s/ Trout, Ebersole & Groff, LLP
                             ____________________________________

                              Trout, Ebersole and Groff, LLP
                              Certified Public Accountants


            SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended
December 31, 1999 and 1998, are as follows:
                                             1999
                       __________________________________________
(Dollars in thousands,    March    June    September   December
  except per share data)   31       30        30          31
                         _______   ______   ________    ________
Interest Income          $4,660    $4,749    $4,839      $4,831
Interest Expense          2,139     2,148     2,237       2,287
                         _______   ______   ________    ________
 Net Interest Income      2,521     2,601     2,602       2,544
Provision for Loan Losses    41        57        94          21
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  2,480     2,544     2,508       2,523
Other Operating Income      335       353       375         415
Other Operating Expenses  1,858     1,905     1,983       1,980
                         _______   ______   ________    ________
Income before Income Taxes  957       992       900         958

Provision for Income Taxes  199       201       127         195
                         _______   ______   ________    ________
   Net Income              $758      $791      $773        $763
                         =======   ======   ========    ========
Net Income per Common Share
 (Basic and Assuming
   Dilution)             $ 0.30    $ 0.31    $ 0.31      $ 0.31
                         =======   ======   ========    ========

                                             1998
                       __________________________________________
(In Thousands)            March    June    September   December
                           31       30        30          31
                         _______   ______   ________    ________
Interest Income          $4,356    $4,473    $4,541      $4,693
Interest Expense          2,096     2,150     2,228       2,220
                         _______   ______   ________    ________
 Net Interest Income      2,260     2,323     2,313       2,473
Provision for Loan Losses    99       130        53          43
                         _______   ______   ________    ________
 Net Interest Income after
 Provision for Loan
  Losses                  2,161     2,193     2,260       2,430
Other Operating Income      286       266       295         310
Other Operating Expenses  1,626     1,604     1,663       1,825
                         _______   ______   ________    ________
Income before Income Taxes  821       855       892         915

Provision for Income Taxes  169       178       185         184
                         _______   ______   ________    ________
   Net Income              $652      $677      $707        $731
                         =======   ======   ========    ========
Net Income per Common Share
 (Basic and Assuming
   Dilution)             $ 0.25    $ 0.27    $ 0.28      $ 0.29
                         =======   ======   ========    ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
   The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for Union National Financial Corporation (Union National), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank (the
Bank). Union National's consolidated financial condition and results of operations consist almost entirely of the Bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.
    We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.
 Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Union National Financial Corporation, Union National Community Bank or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:
- operating, legal and regulatory risks;
- economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and
- the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.
    Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that Union National periodically files with the Securities and Exchange Commission.

Results of Operations

Overview
   Consolidated net income for 1999 was $3,085,000, an increase of 11.5%, as compared to consolidated net income of $2,768,000 for 1998. Consolidated net income for 1998 increased by 19.1%, as compared to consolidated net income of $2,325,000 for 1997.
   On a per share basis, net income for 1999 was $1.23, as compared to $1.09 for 1998 and $.89 for 1997. The earnings per share information is the same under the basic and assuming dilution methods.
   Results of operations for 1999 as compared to 1998 were impacted by the following items:
- Net income increased due to growth of 4.7% in average net loans and growth of 24.6% in average investment securities, which were funded primarily by growth in average deposits and by additions to average borrowings.
- Net income increased due to a 27.6% increase in other operating income.
- Net income increased due to a slight widening of the spread between the earnings rates on loans and investments as compared to the interest rates paid on deposits and long-term debt.
- Net income increased due to a decrease in the provision for loan losses.
- Net income decreased due to a 15.0% increase in other operating expenses.
The above items are quantified and discussed in further detail under their respective sections below.
   Results of operations for 1998 as compared to 1997 were impacted by the following items:
- Net income increased due to a 15.0% increase in average net loans, which were funded by growth in deposits and by additions to average borrowings.
- Net income increased due to a 17.4% increase in other operating income.
- Net income decreased due to the narrowing of the spread between the earnings rates on loans and investments as compared to the interest rates paid on certificates of deposit and long-term debt.
- Net income decreased due to a 5.8% increase in other operating expenses.
- Net income increased due to a decrease in the provision for loan losses.
The above items are quantified and discussed in further detail under their respective sections below.
   Net income as a percent of total average assets, also known as return on average assets (ROA), was 1.17% for 1999, compared to 1.15% for 1998 and 1.09% for 1997. Net income as a percent of average stockholders' equity, also known as return on average equity (ROE), was 13.29% for 1999, compared to 12.05% for 1998 and 10.17% for 1997. ROE was positively impacted by the repurchase of 63,198 shares of outstanding common stock in 1999 and 88,513 shares in 1998. See the discussion under the section on Stockholders' Equity for further details.
   Management currently expects the growth in loans and deposits for 2000 to be comparable to its historic growth rates. Growth should be comparable due to specific actions that management has taken to enhance the Bank's competitive position for loans, deposits and other financial services in northwestern Lancaster County, Pennsylvania (the Bank's Market Area). These actions include the following:
- increased emphasis on business development and continued sales training for staff;
- further development of both loan and deposit products;
- further development of the Bank's cash management program for commercial customers;
- promotion of the Bank's consumer and home equity lines of credit;
- the strategic promotion of the Bank's retail offices in light of continued consolidation of financial institutions in the Bank's Market Area;
- economic stability of the Bank's Market Area as discussed below; and
- continued population and business growth in the Bank's Market
Area.
The funding for loan growth is further discussed under the section on Liquidity.
   It is anticipated that economic activity in the Bank's Market Area during 2000 appears favorable due to continued economic growth and construction activity. The overall effects of past economic conditions, as well as other factors, can be seen by a mild lessening of certain borrowers' financial strength. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

Net Interest Income
   Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and other interest-bearing liabilities. Net interest income is Union National's primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.
   Net interest income and corresponding yields are presented in the tables and related discussion on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes that would have been paid if the income received on these assets was taxable at the statutory rate of 34% for 1999, 1998 and 1997.
   Net interest income for 1999 increased by $1,044,000, or 10.4%, over 1998. Net interest income for 1998 increased by $824,000, or 9.0%, over 1997. For 1999, average loan growth of $7,577,000 and average investment security growth of $15,617,000 were funded primarily by the growth in average deposits of $18,291,000 and by growth in average borrowings of $2,906,000. Average earning assets increased in the amount of $21,289,000 in the aggregate over 1998. The volume growth in earning assets and interest-bearing liabilities increased net interest income by the amount of $943,000 in 1999 over 1998, as compared to $1,179,000 in 1998 over 1997.
   The overall interest rate on the average total earning assets decreased to 7.91% for 1999, as compared to 8.13% for 1998, due to an overall market decline in interest rates and the refinancing of higher interest rate loans with lower interest rates. The overall interest rate on the average interest-bearing liabilities decreased to 4.07% for 1999, as compared to 4.39% for 1998. This is due to decreases in rates paid on interest-bearing demand deposits, savings deposits and time deposits of less than $100,000 and the repricing of adjustable-rate advances from the Federal Home Loan Bank of Pittsburgh (FHLB) to current market rates. The net effect of all interest rate fluctuations and funding changes was to increase net interest income in the amount of $101,000 for 1999 over 1998, as compared to a decrease of $355,000 for 1998 from 1997. See Management's discussion below concerning the anticipated impact of these interest rate fluctuations to the results of operations for 2000.
   As referenced above, in order to enhance the net interest income in future periods, Management has entered into transactions that increase earning assets funded by advances from the FHLB. The terms and amounts of the transactions, when combined with the Bank's overall balance sheet structure, maintain the Bank within its interest rate risk policies. As of December 31, 1999, the Bank

Distribution of Assets, Liabilities, and Stockholders' Equity;
Interest Rates and Interest Differential (Taxable Equivalent
Basis)
                                             Year Ended
                                          December 31, 1999
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      53       $      2      3.77%
Federal Funds Sold                2,253            108      4.79
Investment Securities:
 Taxable                         54,306          3,337      6.14
 Exempt from Federal Taxes       24,772          1,921      7.75
Loans-Net*                      169,667         14,482      8.54
                               _________      ________     ______
 Total Earning Assets           251,051       $ 19,850      7.91%
                                              ========     ======
Allowance for Loan Losses        (1,791)
Other Nonearning Assets          13,815
                               _________
 TOTAL ASSETS                 $ 263,075
                               =========

LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $ 52,084       $   1,127      2.16%
 Savings                        28,258             589      2.08
 Time                          104,224           5,355      5.14
Short-Term Borrowing             2,020             112      5.54
 Long-Term Debt                 29,882           1,627      5.44
                               _________      ________     ______
Total Interest-Bearing
 Liabilities                   216,468         $ 8,810      4.07%
                                              ========     ======
Demand Deposits                 21,904
Other Liabilities                1,485
                              _________
  TOTAL LIABILITIES            239,857
Stockholders' Equity            23,218
                              _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY      $ 263,075
                              =========
 Net Interest Income/Yield on
   Average Earning Assets                      $11,040      4.40%
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

* Includes loan fees of $589,000 for the year ended December 31, 1999, $613,000 for 1998, and $572,000 for 1997.

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

* Includes loan fees of $589,000 for the year ended December 31, 1999, $613,000 for 1998, and $572,000 for 1997.

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

* Includes loan fees of $589,000 for the year ended December 31, 1999, $613,000 for 1998, and $572,000 for 1997.

had received long-term advances of $27,035,000 and short-term advances of $8,200,000 from its available credit of $73,689,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. The total advances have a current average effective rate of 5.37% with maturities ranging from January 2000 to September 2008.
     Commencing October 1998, the Federal Reserve Bank began loosening the monetary supply, causing the prime interest rate to decrease from 8.50% to 7.75%. The immediate impact of these short-term interest rate decreases was to decrease interest rates on loans and deposits that adjust according to short-term rate indexes and to decrease reinvestment rates on investment securities and renewing certificates of deposit. However, in June 1999, the Federal Reserve Bank began tightening the monetary supply and the prime interest rate was increased from 7.75% to 8.50% by November 1999. In addition, subsequent to year-end the Federal Reserve again increased interest rates, causing the prime interest rate to increase to 8.75%. With these increases in interest rates, there also has been an increase in the rates the Bank must pay to attract and retain deposits and must pay on maturing or repricing advances from the FHLB.
    As a result of the general increase in interest rates, it is currently anticipated that for 2000, the Bank's net interest margin percentage will narrow in comparison to the net interest margin percentage for 1999. As an offset to the narrowing of the net interest margin percentage, income from growth in earning assets during 1999, net of costs of growth in deposits and borrowings, will increase the net interest margin in 2000. The netting of these two factors, as reflected in the Bank's current model and estimates as of December 31, 1999, may result in a net interest margin for 2000 that is currently expected to range from comparable to a moderate increase in the net interest margin over 1999. However, currently expected growth in earning assets during the year 2000 should increase the Bank's net interest margin. This growth is not reflected in the Bank's model at December 31, 1999. Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the yield curve during 2000, the options selected by customers and the future mix of the loan, investment and deposit products in the Bank's portfolios may significantly change the estimates used in the simulation models. See discussions on Liquidity and Market
Risk   Interest Rate Risk.

Provision for Loan Losses
    The loan loss provision is an estimated expense charged to earnings in anticipation of losses attributable to uncollectible loans. The provision is based on Management's analysis of the adequacy of the allowance for loan losses. Net charge-offs amounted to $174,000 for 1999, as compared to $175,000 for 1998 and $168,000 for 1997. Future adjustments to the allowance, and consequently the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making Management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses was $214,000 in 1999, $325,000 in 1998 and $390,000 in 1997. The
decrease in the provision for loan losses from 1999 to 1998 is mainly a result of a decline in the required level of the allowance for loan losses. See discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income
    Other operating income for 1999 was $1,477,000, representing an increase of $320,000, or 27.6%, over 1998. Contributing to this

Rate/Volume Analysis of Changes in Net Interest Income (Taxable
Equivalent Basis)
                                          1999 Compared to 1998
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From Interest-
 Bearing Deposits in Other Banks    $     0      $     0   $   0
  Federal Funds Sold                   (114)         (93)    (21)
 Investment Securities:
    Taxable                             541          601     (60)
    Exempt from Federal Taxes           413          455     (42)
  Loans-Net                             319          652    (333)
                                    ________     ________   _____
    Total Earning Assets              1,159        1,615    (456)

Interest Expense On
 Deposits:
  Interest-Bearing Demand               112          165     (53)
  Savings                               (12)          59     (71)
  Time                                  (80)         287    (367)
 Short-Term Borrowing                    89           89       0
 Long-Term Debt                           6           72     (66)
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                       115          672    (557)
                                    ________     ________   _____
   Net Interest Income              $ 1,044      $   943   $ 101
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

                                         1998 Compared to 1997
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From Interest-
 Bearing Deposits in Other Banks    $    (1)     $    (1)  $   0
 Federal Funds Sold                      30           36      (6)
 Investment Securities:
    Taxable                             137          207     (70)
    Exempt from Federal Taxes           193          210     (17)
  Loans-Net                           1,610        1,853    (243)
                                    ________     ________   _____
    Total Earning Assets              1,969        2,305    (336)

Interest Expense On
 Deposits:
  Interest-Bearing Demand               163          146      17
  Savings                                11           33     (22)
  Time                                  522          487      35
 Short-Term Borrowing                   (64)         (59)     (5)
 Long-Term Debt                         513          519      (6)
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                     1,145        1,126      19
                                   ________     ________   _____
   Net Interest Income              $   824      $ 1,179   $(355)
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

increase were the following items:
- additional earnings in insufficient funds charges in the amount of $60,000, which were partially a result of an increase in the Bank's per-item insufficient funds charge effective in June 1998;
- additional earnings in monthly service charges in the amount of $59,000, which were primarily a result of increases in monthly service charges on non-interest bearing accounts effective May 1, 1999;
- additional earnings on commissions from the sale of loan insurance in the amount of $52,000, which was primarily a result of an increased sales focus and an increase in the Bank's commission rates;
- increased usage of the Bank's debit cards, resulting in additional earnings in interchange fee income in the amount of $45,000;
- additional commission earnings in the amount of $36,000 from the sales of alternative investment products through the Bank's continued relationship with T.H.E. Financial Group, Ltd.;
- additional earnings from check sales in the amount of $15,000;
- an increase in income from trust services in the amount of $23,000; and
- an increase in safe deposit box revenue in the amount of $11,000 as a result of an increase in fees effective January 1, 1999.
The Bank also currently assesses a surcharge at its automatic teller machines (ATMs); however, ATM surcharges, or the elimination thereof, may be subject to future legislation.
     Other operating income for 1998 was $1,157,000, representing an increase of $171,000, or 17.3%, over 1997. Contributing to this increase were the following items:
- additional earnings in ATM and card usage fees including ATM surcharges in the amount of $26,000;
- additional earnings in insufficient funds charges in the amount of $81,000;
- additional earnings in debit card interchange fee income in the amount of $39,000; and
- additional commission earnings in the amount of $31,000 from the sales of alternative investment products through T.H.E. Financial Group, Ltd.

Other Operating Expenses
    The aggregate of non-interest expenses for 1999 increased by $1,007,000, or 15.0%, over 1998. This non-interest expense increase is discussed below as it pertains to the various expense categories.
    Employee salaries and wages increased by $443,000, or 14.1%, over 1998. This increase was essentially due to annual merit and cost-of-living increases, planned staff additions and an incentive compensation plan based on the Bank's 1999 financial performance. New staff positions include a senior vice president to lead retail and commercial banking, a senior vice president to lead sales and marketing efforts, a community banking group manager, an accounting officer, a full-time business development officer, a quality service manager and additional staff for our new Telephone Banking Center, for the Credit Services Division and for retail banking, training and support. The majority of these staff positions were added during the third and fourth quarters of 1998 and their costs were partially offset by savings as a result of staff retirements in 1998.
    Related fringe benefits increased by $166,000, or 26.2%, from the same period in 1998. The increased expense is primarily a result of increased employee benefit costs as a result of staff additions. Benefit costs were also increased by $52,000 as a result of the implementation of the Union National Community Bank 401(k) Profit Sharing Plan, which replaced the previous profit-sharing plan. This plan was effective January 1, 1999, and allows employees to contribute a portion of their salaries and wages to the plan. The Bank may elect to make a discretionary contribution to the plan and may also match a portion of employee-elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 1999, the Bank elected to match 50% of employee-elected salary deferrals, which do not exceed 6% of their salaries and wages, and elected to contribute 5% of eligible salaries as its discretionary contribution.
    Occupancy, furniture and equipment expenses for 1999 increased by $37,000, or 3.9%, over 1998. This was due to an increase in lease expense, repairs and maintenance costs and due to minor increases in various other expense categories. The increase in lease expense is a result of our new Credit Services Division, which was leased as of September 1, 1998.
    Other operating expenses for 1999 increased by $360,000, or 18.3%, over 1998. Contributing factors to the increase in other operating expenses as compared to 1998 included the following:
- an increase in advertising expenses in the amount of $81,000 as a result of expenditures for the development and promotion of the Bank's new logo, advertising efforts to increase Union National's brand awareness and increased expenditures for various sales campaigns;
- an increase in professional and consulting fees of $84,000;
- an increase in MAC fees of $39,000 due to higher transaction volumes;
- an increase in staff training costs of $27,000;
- an increase in director fees of $25,000; and
- minor increases in various other expense categories. Expenditures in 1999 for professional fees included fees paid to an electronic data processing consultant to assist in the assessment of current system capabilities and alternatives, fees paid to an independent consultant for loan review services, fees paid to an independent company to perform internal audit services and fees paid to a consultant for a review and analysis of current and potential market areas.
    The aggregate of non-interest expenses for 1998 increased by $371,000, or 5.8%, over 1997. This non-interest expense increase is discussed below as it pertains to the various expense categories.
    Employee salaries and wages increased by $363,000, or 13.0%, for 1998 over 1997. This increase was essentially due to annual merit and cost-of-living increases, early retirement payments and planned new staff positions as discussed above.
    Related fringe benefits decreased by $224,000, or 26.1%, in 1998 from 1997. The decrease is essentially due to a reduction in the Bank's discretionary contribution to the Bank's profit-sharing plan.
    Occupancy, furniture and equipment expenses for 1998 decreased by $18,000, or 1.9%, from 1997.
    Other operating expenses for 1998 increased by $250,000, or 14.6%, over the same period in 1997. Contributing factors to the increase in other operating expenses as compared to the same period in 1997 included the following:
- an increase in supplies expenses of $57,000;
- an increase in professional and consulting fees in the amount of $47,000; and
- an increase in ATM transaction and clearing costs in the amount of $28,000.
The increase in professional and consulting fees included consulting fees for a sales training program for staff, consulting fees for an electronic data processing consultant to perform a comprehensive review of current system capabilities and alternatives, fees paid to an independent consultant for loan review services and legal costs for certain loan collection services in connection with charge-offs and non-performing assets in 1998.

Income Taxes
    Union National's income tax expense for 1999 was $722,000, as compared to $715,000 for 1998 and $579,000 for 1997. The effective tax rate for 1999 was 19.0% as compared to 20.5% in 1998 and 19.9% in 1997. The increase in income tax expense over the past three years was primarily due to the increase in corporate earnings before income taxes. The slight decline in the effective tax rate from 1998 to 1999 is a result of an increase in earnings on tax-exempt investments and loans. Currently, the effective tax rate of Union National for 2000 is expected to approximate the effective tax rate in 1999.

Initiatives for 2000

    During 2000, the Bank is implementing various initiatives that should impact the results of operations of Union National. In January 2000, the Bank added two key staff positions. First, the Bank added a chief lending officer who will lead our lending efforts and assist in the overall management of credit quality in the Bank's loan portfolio. Management believes the addition of this position should enhance the credit review process for new loans and should further allow our loan and business development officers to focus on their sales efforts. The Bank also added a manager to lead our newly developed Wealth Management Group. The addition of this position will allow Union National to diversify and grow our Trust Services with additional investment and asset management services. These additions to staff are currently expected to reduce results of operations in 2000 by an estimated amount of $100,000, net of tax, for salary and related benefit costs. However, these additions to staff will also enable Union National to enhance both interest income and fee income in 2000 and beyond.
    The Bank also received regulatory approval to open a community banking office at 401 Locust Street in Columbia. Management currently anticipates an opening date in April 2000. The Bank has entered into an agreement to lease the facilities for a five-year period with four renewal options that have terms of five years each. Staffing costs, office costs and other general expenses are expected to impact results of operations for the start-up and operation of the office. These operating costs are currently expected to reduce results of operations for 2000 by an estimated amount of $125,000, net of tax. Management anticipates that a significant part of these expenses will be offset by interest and fee income generated from new customer relationships at this location. The facility will require some renovations, furnishings and equipment, which are currently estimated at a cost of $130,000 to be incurred in 2000.
    In an effort to increase brand awareness for Union National during 2000 there will be sign and other changes at our community offices. The costs of sign changes are currently estimated at $139,000, and the addition of these signs is expected to decrease results of operations by $22,000 in 2000, net of tax, including the write-off of existing sign assets.
    Union National has been evaluating its technology resources and alternatives during 1999. A technology plan has been developed and is expected to be implemented over the next two years. These plans include a voice-response unit, a marketing central information file (MCIF) database system, a bank-wide network and a change in our core data processing system. These system enhancements will allow Union National to provide additional services to customers, more effectively market our existing products and significantly increase operational efficiencies. The systems implemented during 2000 are currently expected to have an immaterial impact on the results of operations. Future systems changes may materially impact the results of operations in future years.
    Union National also will be developing and promoting several new products in 2000. These products include a small business checking account, an unsecured consumer line of credit, a relationship package account and other additions to our current product line. Management believes that these new products will enhance results of operations for 2000.
    See Stockholders' Equity section for further discussion on the impact of the above items on the capital resources of Union National in 2000.

Year 2000 Date Change

    The Year 2000 Problem resulted because many computer programs were written using two digits rather than four to define the applicable year. In 1997, Union National initiated a company-wide program to ensure that our date-sensitive information, telephone and business systems and other certain equipment would properly recognize the Year 2000 as a result of the century date change on January 1, 2000 and other identified dates. The program focused on the hardware, software, embedded chips, third-party vendors and suppliers, as well as third-party networks that were associated with the identified systems. The program was substantially completed during the third quarter of 1999 and our systems did not experience any significant disruptions as a result of the century date change. Total nonrecurring Year 2000 related costs for 1999 and 1998, net of income taxes, were immaterial. Management does not currently expect to incur any significant additional costs related to Year 2000 compliance. While there can be no assurance that no legal claims will arise due to perceived or real Year 2000 issues, Union National does not expect a material impact on its liquidity, financial position or results of operations caused by internal Year 2000 issues or by possible claims asserted by third parties.

Changes in Accounting Standards

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. In addition, the transition provisions of this Statement allow Union National to reclassify held to maturity securities to an available for sale classification. Union National does not expect the provisions of this Statement to have a material effect on the liquidity, results of operations or capital resources of Union National when it becomes effective. The effective date of this pronouncement was delayed until the first quarter of 2001 through the issuance of SFAS No. 137, however earlier application is encouraged.
Current Accounting Developments

    During the fourth quarter of 1999, the Financial Accounting Standards Board issued an Exposure Draft on Business Combinations and Intangible Assets. Under the proposed Draft, companies would account for all business combinations using the purchase method; amortize goodwill over its useful economic life, but in no event over a period longer than 20 years; present goodwill charges on a net-of-tax basis as the last component of continuing operations on the income statement; recognize negative goodwill as an extraordinary gain; and recognize all reliably measureable identifiable intangible assets at their fair value, among other recommendations. The FASB expects to issue a final statement in the fourth quarter of 2000, applicable to business combinations and to intangible assets acquired in transactions initiated after the issuance date of the final statement.

Financial Condition

Investment Securities
    Union National has segregated its investment securities into two categories: those held to maturity and those available for sale. Union National possesses both the intent, subject to credit impairment, and ability to hold each security in its investment portfolio to maturity. Union National does recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, Union National has designated certain specific debt securities as being available for sale. The designation of these securities as available for sale gives Union National the ability to liquidate them without calling into question Union National's intent to hold the remaining portion of its portfolio to maturity. In addition, all marketable equity securities are classified as available for sale. Unrealized holding gains and losses for available for sale securities are reported as Accumulated Other Comprehensive Income as a separate component of stockholders' equity, net of tax, until realized. Securities classified as being held to maturity will continue to be carried in the financial statements at their amortized cost. The Bank's mortgage-backed securities are issued by U.S. Government agencies or corporations.
    The amortized cost of the investment securities increased by $7,009,000 from the prior year, representing a 9.3% increase. The increase primarily consisted of purchases of obligations of state and political subdivisions, corporate debt securities and mortgage-backed securities, which amounted to an increase in amortized cost of $10,604,000 from the prior year. The net increase in the investment securities was funded primarily by growth in average deposits and average borrowings.
    Fixed-rate mortgage-backed securities, known as collateralized mortgage obligations (CMOs), had an amortized cost of $19,593,000 at December 31, 1999, compared to $17,032,000 at
December 31, 1998. These CMOs had a weighted-average yield of 6.42% at December 31, 1999. As of December 31, 1999, the expected weighted-average life of these CMOs was approximately 7.4 years, as compared to 4.0 years at December 31, 1998. The weighted-average life represents expected cash flows of the investment weighted over time. The increase in the weighted-average life from 1998 to 1999 resulted from the significant rise in market interest rates during the second half of 1999. These increased rates decreased the payment speeds on the underlying mortgage loans resulting in the reduction of overall investment cash flows. The weighted-average life of the CMOs at December 31, 1999, increases to approximately 9.5 years if there is an immediate increase in long-term market interest rates of 2% and decreases to approximately 2.3 years if there is an immediate decrease in long-term market interest rates of 2%.
    Due to the generally lower long-term mortgage rates during the first half of 1999 as compared to 1998, the prepayment speed on adjustable-rate mortgage securities significantly increased as homebuyers moved to lower-cost fixed-rate mortgages. Higher prepayment speeds on investment securities purchased with a premium will depress the net interest margin as the premium is amortized more rapidly. The amortized cost of mortgage-backed securities with adjustable-rate caps of 2% per year amounted to $6,282,000 at December 31, 1999, and $4,968,000 at December 31,
1998. The amortized cost of mortgage-backed securities with adjustable-rate caps of 1% per year amounted to $2,817,000 at December 31, 1999, and $3,775,000 at December 31, 1998. The
amortized cost of floating-rate securities, including adjustable-rate mortgage-backed securities, amounted to $10,742,000 at December 31, 1999, and $10,758,000 at December 31, 1998.
     The expected cash flows from the investment securities, including estimated prepayments and expected call options, is currently estimated at $11,772,000 for 2000, which represents approximately 15% of the Bank's investment securities as compared to nearly 26% as estimated on December 31, 1998, for 1999. This decline in expected cash flows is mainly a result of the slowdown in expected cash flows from CMOs. These factors affecting the Bank's investment securities, as previously discussed, are included in the Bank's internal management information when assessing liquidity and interest rate risks. See sections on
Liquidity and Market Risk   Interest Rate Risk for further
discussions on these risks.
    Management periodically assesses the strategy of selling adjustable-rate mortgage-backed securities, CMOs and other available for sale securities. Investment security purchases and sales are affected in order to enhance the Bank's net interest margin, while managing liquidity and interest rate risk within specified limits. Based on the current interest rate environment, Management will be evaluating its available for sale portfolio for possible opportunities to increase its earnings for year 2000 and future years through potential investment security sales. Management currently expects that net investment gains or losses realized in 2000 will be immaterial.
    Union National did not hold any subinvestment grade security or a security that had a market value decline below cost that is other than temporary at December 31, 1999. In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.
    At December 31, 1999, the total unrealized holding loss for securities classified as available for sale was $1,572,000, and the total unrealized holding loss for securities classified as held to maturity was $1,092,000. In comparison, at December 31, 1998, the total unrealized holding gain for securities classified as available for sale was $366,000 and the total unrealized holding gain for securities classified as held to maturity was $445,000. The unrealized holding gain (loss) on the available for sale securities, net of income tax effect, amounted to a decrease in stockholders' equity of $1,038,000 at December 31, 1999, and an increase of $242,000 at December 31, 1998. Except as discussed under the Net Interest Income section with regards to the impact of interest rate changes on the results of operations, Management believes that the effects of any unrealized losses in the available for sale investment portfolio on future earnings, liquidity and capital resources to be immaterial.

The following shows the summary of investment securities held by Union National:

  (In Thousands)            Carrying Value at December 31,
                 ________________________________________________
                            1999                     1998
                 _______________________    _____________________
                   Available    Held to     Available    Held to
                   for Sale     Maturity     for Sale    Maturity
                 ____________   ________    __________   ________
U. S. Treasury
 Securities         $ 2,001    $     0      $  3,560    $      0
Obligations of
 Other U.S.
 Government Agencies 11,013          0        14,220           0
Obligations of State
 and Political
 Subdivisions             0     25,452             0      21,806
Corporate Securities  5,592      3,260         1,958       2,273
Mortgage-Backed
 Securities          30,110          0        28,982           0
Equity Securities     3,398          0         2,956           0
                 ____________   ________    __________   ________
 Total              $52,114    $28,712      $ 51,676     $24,079
                 ============   ========    ==========   ========


    (In Thousands)            Carrying Value at December 31,

                ________________________________________________
                            1997
                ________________________
                  Available     Held to
                   for Sale     Maturity
                ____________   _________
U. S. Treasury
 Securities          $ 4,018    $     0
Obligations of
 Other U.S.
 Government Agencies  18,397          0
Obligations of State
 and Political
 Subdivisions              0     17,361
Corporate Securities       0      1,509
Mortgage-Backed
 Securities           20,808          0
Equity Securities      2,644          0
                ____________   _________
  Total             $ 45,867    $18,870
                ============   =========

The following table illustrates the maturities of investment securities and the weighted-average yields based upon amortized costs as of December 31, 1999. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                          Within     1 - 5     5 - 10     Over
    (In Thousands)        1 Year     Years      Years   10 Years
                         ________   _______   _______   _________
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 2,001   $     0    $     0   $     0
  Amortized Cost            2,006         0          0         0
  Yield                      5.57%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value        0     4,151      6,862         0
  Amortized Cost                0     4,217      7,295         0
  Yield                                5.63%      5.78%
Mortgage-Backed Securities
 by Contractual Maturity:*
  Estimated Market Value        0         0      1,443    28,667
  Amortized Cost                0         0      1,499    29,750
  Yield                                           5.42%     6.49%

Corporate Securities:
  Estimated Market Value        0     3,650          0     1,942
 Amortized Cost                 0     3,700          0     1,999
  Yield                                6.43%                6.02%
Equity Securities:
  Estimated Market Value
  Amortized Cost
  Yield

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value        0       972      2,963    20,502
  Amortized Cost                0       974      3,010    21,468
  Yield                                7.00%      7.17%     7.71%

Corporate Securities:
  Estimated Market Value      499       246        938     1,500
 Amortized Cost               501       253      1,006     1,500
 Yield                       6.03%     5.36%      6.46%     9.25%
Total Securities:
  Estimated Market Value
  Amortized Cost
  Yield

*It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


    (In Thousands)           Total
                            ______
Available for Sale Securities:
U.S. Treasury Securities:
  Estimated Market Value  $ 2,001
  Amortized Cost            2,006
  Yield                      5.57%

Obligations of Other U.S.
 Government Agencies:
  Estimated Market Value   11,013
  Amortized Cost           11,512
  Yield                      5.73%

Mortgage-Backed Securities
 by Contractual Maturity:*
  Estimated Market Value   30,110
  Amortized Cost           31,249
  Yield                      6.44%

Corporate Securities:
  Estimated Market Value    5,592
  Amortized Cost            5,699
  Yield                      6.29%

Equity Securities:
  Estimated Market Value    3,398
  Amortized Cost            3,221
  Yield                      6.78%

Held to Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Estimated Market Value   24,437
  Amortized Cost           25,452
  Yield                      7.62%

Corporate Securities:
  Estimated Market Value    3,183
  Amortized Cost            3,260
  Yield                      7.59%
                            ______
Total Securities:
  Estimated Market Value  $79,734
  Amortized Cost           82,399
  Yield                      6.73%
                            ======

*It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


Loans
    Total net loans were $174,854,000 at December 31, 1999, representing an $11,058,000, or 6.8%, increase over net loans of $163,796,000 at December 31, 1998. As shown in the following table, the increase in loans resulted primarily from continued demand for residential and commercial mortgage loans. The growth in residential mortgage loans included growth in lines of credit secured by residential real estate. At December 31, 1999, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, loans secured by real estate constitute 86% of the Bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $53,743,000 at December 31, 1999, and $50,853,000 at
December 31, 1998. See section on Market Risk   Interest Rate
Risk.
    Other than as described herein, Management does not believe there are any trends, events or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity or capital resources. Further, based on known information, Management believes that the effects of current and past economic conditions and other unfavorable business conditions may result in the inability of loans amounting to $2,092,000 to comply with their respective repayment terms. This represents a decrease from the amount of $2,526,000 at December 31, 1998. The decrease is primarily a result of several loans that were transferred to nonaccrual status during 1999. In aggregate, these loans are well-secured, essentially with real estate, equipment and vehicles. Management currently believes that potential losses on these loans have already been provided for in the Allowance for Loan Losses. These loans are not considered impaired as defined by current generally accepted accounting principles. The borrowers are of special mention since they have shown a decline in financial strength and payment quality. Management has increased its monitoring of the borrowers' financial strength. In addition, Management expects that a portion of these loans will be classified as nonperforming in 2000. The nonperforming loans table, appearing in the section entitled Nonperforming Assets, does not include the aforementioned loans.

Loans are composed of the following:
                                           December 31,
                              __________________________________
      (In Thousands)             1999        1998       1997
                              __________   _________   __________
Real Estate-Mortgage:
  First and Second Residential $103,264    $ 99,984   $ 93,495
  Commercial and Industrial      34,332      29,968     23,777
  Construction and Land
   Development                    5,943       6,586      9,630
  Agricultural                    6,355       5,727      4,598
Commercial and Industrial         7,571       6,042      6,035
Consumer                          8,725       9,311      9,320
Agricultural                      2,073       2,550      2,213
Other                             6,653       3,698      3,720
                              __________   _________   __________
   Total Loans                  174,916     163,866    152,788
Less: Unearned Income               (62)        (70)       (89)
                              __________   _________   __________
   Net Loans                   $174,854    $163,796   $152,699
                              ==========   =========   ==========
                                           December 31,
                             ____________________________________
      (In Thousands)             1996        1995
                              __________   _________
Real Estate-Mortgage:
  First and Second Residential $ 82,169    $ 75,430
  Commercial and Industrial      21,948      21,098
  Construction and Land
   Development                    4,035       4,198
  Agricultural                    4,368       3,602
Commercial and Industrial         5,235       4,725
Consumer                          8,794       7,853
Agricultural                      1,609       1,609
Other                             2,299       2,003
                              __________   _________
   Total Loans                  130,457     120,518
Less: Unearned Income               (66)       (101)
                              __________   _________
   Net Loans                   $130,391    $120,417
                              ==========   =========

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages and consumer loans at December 31, 1998, are as follows:

                                      Years to Maturity*
                            ____________________________________
                            Within    1 - 5     Over
    (In Thousands)          1 Year    Years    5 Years   Total
                            _______ _________ ________ _________
Commercial,
  Agricultural and Other    $ 9,168  $ 7,397  $40,419  $56,984
Construction and Land
   Development                4,493      660      790    5,943
                            _______ _________ ________ _________
   Total                    $13,661  $ 8,057  $41,209  $62,927
                            ======= ========= ======== =========
Fixed Interest Rates        $ 4,054  $ 6,283  $15,846  $26,183
Floating or Adjustable
   Interest Rates             9,607    1,774   25,363   36,744
                            _______ _________ ________ _________
   Total                    $13,661  $ 8,057  $41,209  $62,927
                            ======= ========= ======== =========
*Due to interest rate levels, economic conditions, and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.

Nonperforming Assets
     Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $125,000 and $96,000 would have been recorded on such loans for the years ended December 31, 1999, and 1998, respectively. Interest income recognized on such loans approximated $70,000 for the year ended December 31, 1999, and $27,000 for the year ended December 31, 1998. At December 31, 1999, total nonperforming loans amounted to $1,475,000, or .8% of total net loans, as compared to $974,000 at December 31, 1998. The increase in nonperforming loans is primarily a result of two commercial loans that are in nonaccrual status at December 31, 1999. These loans are both mostly secured by real estate. Historically, the percent of nonperforming loans to total net loans as of December 31, for the previous five-year period, was an average of .7%. There are no troubled debt restructurings.
     At December 31, 1999, the recorded investment in loans that are considered to be impaired under generally accepted accounting principles was $1,041,000 as compared to $70,000 at December 31, 1998. These amounts are included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounted to $82,000 at December 31, 1999, and $22,000 at December 31, 1998. The average recorded investment in impaired loans was $367,000 during the year ended December 31, 1999, and $451,000 during the year ended December 31, 1998.


The following shows the summary of nonperforming loans:
                                            December 31,
                                _________________________________
      (In Thousands)               1999        1998      1997
                                _________    ________   _________
Nonaccruing Loans               $ 1,343     $   131     $    94
Accrual Loans - 90 days or
  more past due                     132         843         612
                               _________    ________   __________
  Total Nonperforming
    Loans                       $ 1,475     $   974     $   706
                               =========    ========   ==========
  Nonperforming Loans
    as a % of Net Loans              .8%         .6%         .5%
                               =========    ========   ==========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             121%        179%        226%
                               =========    ========   ==========
                                            December 31,
                              ___________________________________
        (In Thousands)               1996        1995
                             _____________ _____________
Nonaccruing Loans               $    91     $   203
Accrual Loans - 90 days or
  more past due                     752       1,022
                             _____________ _____________
  Total Nonperforming
    Loans                       $   843     $ 1,225
                               =========    ========
  Nonperforming Loans
    as a % of Net Loans              .6%        1.0%
                               =========    ========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             163%        103%
                               =========    ========

   Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at the lower of the loan balance at the time of foreclosure or estimated fair market value, net of selling costs, and is included in other assets. Gains and losses resulting from the sale or write-down of other real estate and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $20,000 at December 31, 1999, and $379,000 at December 31, 1998. The other real estate owned as of December 31, 1999, represents residential real estate that was foreclosed on after a borrower defaulted on their residential mortgage loan. The other real estate expense, including cost write-downs to fair value, which impacted the results of operations amounted to $17,000 for the year ended December 31, 1999, and $26,000 for the year ended December 31, 1998.

Loan Quality/Allowance for Loan Losses
    The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses. Management is responsible for the adequacy of the allowance for loan losses, which is formally reviewed by Management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's periodic evaluation of the adequacy of the allowance is based on Union National's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While Management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination. After Management's assessment, no adjustment to the allowance for loan losses was necessary as a result of the Office of Comptroller's most recent examination as of June 30, 1999.
    As of October 1999, a review of selected portions of the Bank's loan portfolio was completed by an independent consultant. This review included an evaluation of credit relationships exceeding $400,000 and all loans on nonaccrual status, past due 90 days or more or on the Bank's internal watchlist. At the conclusion of the review, the consultant did not recommend that Management increase the allowance for loan losses. Over the past year and a half loan reviews have been performed semiannually by an independent consultant. Prior to that, the Bank had the loan portfolio formally reviewed by an independent loan review officer on an ongoing basis. For 2000, it is anticipated that an ongoing loan review will be performed on selected portions of the loan portfolio by an independent consultant. In addition, the loan portfolio is reviewed annually by the external independent auditors. Senior Management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 1999, the percent of loans secured by real estate was 86% of the overall loan portfolio. Union National's policy generally requires that the borrower provides 20% equity for first mortgage real estate loans and 20% equity for other loans secured by real estate.
     The allowance for loan losses increased by $40,000 from the prior year, which was primarily a result of an increase in loans outstanding of 6.8%. The ratio of the allowance for loan losses to net loans was 1.02% at December 31, 1999, as compared to 1.06% at December 31, 1998. Management believes, based on information currently available, that the current allowance for loan losses of $1,783,000 is adequate to meet potential loan losses. Management expects loan charge-offs, net of recoveries, to be comparable to the average level of net loan charge-offs for the previous five-year period.

Analysis of Allowance for Loan Losses
                                      Years Ended December 31,
                                _________________________________
    (In Thousands)                  1999        1998      1997
                                __________   ________   _________
Average Total Loans
  Outstanding
    (Less Unearned Income)      $169,667    $ 162,090   $140,925
                                ==========   ========   =========
Allowance for Loan Losses,
  Beginning of Year             $  1,743    $   1,593   $  1,371
  Loans Charged-Off During Year:
  Real Estate-Mortgage*               72           16          0
  Installment Loans to
    Individuals                       74          186         83
 Commercial, Industrial
    and Agricultural                  77           34        117
                                __________   ________   _________
    Total Charge-Offs                223          236        200
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*              0            0          0
  Installment Loans to
    Individuals                       35           51         13

 Commercial, Industrial
      and Agricultural                14           10         19
                                __________   ________   _________
    Total Recoveries                  49           61         32
                                __________   ________   _________
    Net Loans Charged-Off            174          175        168
Provision for Loan Losses
  Charged to Operations              214          325        390
                                __________   ________   _________
Allowance for Loan Losses,
  End of Year                   $  1,783      $ 1,743    $ 1,593
                                ==========   ========   =========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                  .10%         .11%       .12%
                                ==========   ========   =========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                    1.02%        1.06%      1.04%
                                ==========   ========   =========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


                                      Years Ended December 31,
                                _________________________________

    (In Thousands)                    1996      1995
                                __________   ________
Average Total Loans
  Outstanding
    (Less Unearned Income)        $124,483  $115,026
                                ==========   ========
Allowance for Loan Losses,
  Beginning of Year                $ 1,265   $ 1,182
Loans Charged-Off During Year:
  Real Estate-Mortgage*                  0         0
  Installment Loans to
    Individuals                         47        57
 Commercial, Industrial
    and Agricultural                    18        50
                                __________   ________
    Total Charge-Offs                   65       107
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-Mortgage*                0         0
    Installment Loans to
      Individuals                       11         7
    Commercial, Industrial
      and Agricultural                  10        24
                                __________   ________
    Total Recoveries                    21        31
                                __________   ________
    Net Loans Charged-Off               44        76
Provision for Loan Losses
  Charged to Operations                150       159
                                __________   ________
Allowance for Loan Losses,
  End of Year                     $  1,371   $ 1,265
                                ==========   ========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .04%      .07%
                                ==========   ========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.05%     1.05%
                                ==========   ========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


    With the services of the independent loan review consultant and other consultants in 1999, Management has reassessed its allocation of the allowance for loan losses. The allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio. This assessment results in an allowance consisting of two components, allocated and unallocated. The allocated component of the allowance for loan losses reflects expected losses resulting from the analysis of individual loans, developed through specific credit allocations for individual loans and historical loss experience for each loan category. The determination of the unallocated portion of the allowance inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet manifested themselves in Union National's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete.
    The following sets forth an allocation of the allowance for loan losses by category. As discussed above, 1999 shows an unallocated portion of the allowance for loan losses. The specific allocation in any particular category may be reallocated in the future to reflect current conditions. Accordingly, Management considers the entire allowance to be available to absorb losses in any category.

                                     December 31, 1999
                       ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    857                 36%
Real Estate-
  Residential Mortgages           460                 59
Installment Loans to
  Individuals                     142                  5
Unallocated                       324
                             ____________            _____

                             $  1,783                100%
                             ============            =====
                                     December 31, 1998
                         ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     ___________________
Commercial, Industrial
  and Agricultural           $    705                 33%
Real Estate-
  Residential Mortgages           543                 61
Installment Loans to
  Individuals                     495                  6
Unallocated                         0
                             ____________            _____
                             $  1,743                100%
                             ============            =====

Liquidity
    Union National's objective is to maintain adequate liquidity to fund needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding Corporate operations. Sources of liquidity are as follows:
- maturing investment securities, which include overnight investments in federal funds sold;
- overnight correspondent bank borrowing on various credit lines;
- payments on loans and mortgage-backed securities; and
- a growing core deposit base.
Management believes that its core deposits are fairly stable even in periods of changing interest rates. Liquidity management is governed by policies and measured on a quarterly basis. These measurements indicate that liquidity generally remains stable and that liquidity consistently exceeds the Bank's minimum defined level. There are no known trends, or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.
    Membership in the FHLB provides the Bank with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. As of December 31, 1999, the Bank had received long-term advances of $27,035,000 and short-term advances of $8,200,000 from its available credit of $73,689,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. Total outstanding borrowings of $35,235,000 at December 31, 1999, had a weighted-average rate of 5.37% and total borrowings of $30,624,000 at December 31, 1998, had a weighted-average rate of 5.46%. As of December 31, 1999, advances of $9,500,000 are due in 2000 and advances of $15,000,000 are convertible in 2000. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance. Upon the FHLB's conversion, the Bank has the option to repay the respective advances in full. Subsequent to December 31, 1999, the FHLB converted $10,000,000 of advances at a weighted-average rate of 5.65%. These advances were replaced with new convertible advances at a weighted-average rate of 5.85%. Based on current market interest rates, the remaining convertible advance of $5,000,000, which has a current rate of 4.70%, is expected to convert in September 2000. See
section on Market Risk   Interest Rate Risk for further analysis
of these advances.

Market Risk   Interest Rate Risk
    As a financial institution, Union National's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of the Bank's assets and liabilities. Virtually all of Union National's interest-sensitive assets and liabilities are held by the Bank, and therefore, interest rate risk management procedures are performed by the Bank. The nature of the Bank's current operations is such that the Bank is not subject to foreign currency exchange or commodity price risk. Union National does not own any trading assets. Union National has not entered into any hedging transactions such as interest rate floors, caps and swaps.
    The objectives of interest rate risk management are to maintain or increase net interest income over a broad range of market interest rate movements. The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by the Bank's Board of Directors. The Bank manages interest rate risk by changing the mix or repricing characteristics of its investment securities portfolio and borrowings from the FHLB and by the promotion or development of specific loan and deposit products. The Bank retains an outside consulting group to assist in monitoring its interest rate risk using income simulation models on a quarterly basis. The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.
    In addition, the Bank utilizes an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities. The Bank's GAP reports reflect a consistent negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets. The following analysis reflects cumulative rate-sensitive assets of $90,752,000 as compared to cumulative rate-sensitive liabilities of $124,354,000 as of the one-year time frame. The Bank's cumulative interest-sensitivity gap for the one-year time frame is a negative 12.5% of total assets at December 31, 1999, as compared to a policy range of plus 15% to negative 15%, and as compared to a negative 2.8% at December 31, 1998 (adjusted to be comparable for revised assumptions at December 31, 1999). The interest rate-sensitivity analysis for the Bank with investment securities at amortized cost at December 31, 1999, is as follows:

Interest Rate Sensitivity
                          1 - 90    91 - 365    1 - 3    3 - 5
  (In Thousands)           Days       Days      Years    Years
                         ________   ________  ________  ________
   ASSETS
Earning Assets:
 Mortgage-Backed Securities:
  Variable                $ 2,397 $  7,743    $  602   $      0
  Fixed                       773    1,342     1,285      4,798
 Investment Securities      4,110    5,721    13,353      4,109
 Net Loans:
  Variable                 24,552   12,334    10,472      6,385
  Fixed                     8,833   22,947    37,259     22,041
                          ________  ________  ________  ________
 TOTAL                   $ 40,665 $ 50,087  $ 62,971    $37,333
                          ========  ========  ========  ========
  LIABILITIES
Deposits:
Interest-Bearing Demand  $    666  $     0  $      0    $     0
Money Market               20,506        0         0          0
Savings                       101      743         0          0
Time                       27,437   54,382    22,170      3,662
FHLB Advances and
 Other Borrowings          13,002    7,517       809      3,347
                          ________  ________  ________  ________
TOTAL                    $ 61,712 $ 62,642  $ 22,979   $  7,009
                          ========  ========  ========  =======
Cumulative Interest-
 Sensitivity Gap         $(21,047)$(33,602) $  6,390  $  36,714
                          ========  ========  ========  =======
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets             (7.8%)  (12.5%)     2.4%      13.7%
                          ========  ========  ========  =======
                          Over 5
  (In Thousands)           Years     Total
                         ________  ________
   ASSETS
Earning Assets:
 Mortgage-Backed Securities:
  Variable                $     0   $10,742
  Fixed                    12,309    20,507
 Investment Securities     23,738    51,031
 Net Loans:
  Variable                      0    53,743
  Fixed                    30,031   121,111
                          ________  ________
  TOTAL                   $66,078  $257,134
                          ========  ========
     LIABILITIES
Deposits:
Interest-Bearing Demand  $ 31,429  $ 32,095
Money Market                    0    20,506
Savings                    26,204    27,048
Time                            0   107,651
FHLB Advances and
 Other Borrowings          11,460    36,135
                          ________  ________
 TOTAL                   $ 69,093  $223,435
                          ========  ========
 Cumulative Interest-
 Sensitivity Gap         $ 33,699
                          ========
   Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets              12.5%
                           ========

  The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when it reprices or when it is to be repaid for each asset or liability. Callable investment securities are reflected based on the security's anticipated call date, where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates. Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates. Based on a historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest periods. Management believes that the remaining balances of these deposits are not repriceable based on current industry practice. Management currently does not expect to fluctuate the interest rates on these deposit balances in any significant amount that would materially affect its GAP or income simulation models.
    Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features, like annual and lifetime rate caps or floors, that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 1999, would likely cause assumptions, such as estimated prepayment speeds, refinancings, imbedded options and early withdrawals, to significantly change the GAP results above.
    In an effort to assess market risk, the Bank utilizes a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income. The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction changes of market interest rates. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions, as well as management strategies, among other factors. Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results. While assumptions are developed based upon current economic and local market conditions, Management cannot make any assurances as to the predictive nature of these assumptions.
    The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve-month period. This is based on a review of historical changes in market interest rates and the level and curve of current interest rates. The simulated results represent the hypothetical effects to the Bank's net interest income and net income. Projections for loan and deposit growth were ignored in the simulation model. The simulation model includes all of the Bank's earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve-month period. The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year's net income. As a result of the simulation model, the following reflects the Bank's net interest income and net income sensitivity analysis as of December 31, 1999 and 1998:

Sensitivity Analysis             Percent Decrease in Categories
                              ___________________________________
                              Market      Current       Market
                              Interest     Market      Interest
                               Rate       Interest       Rate
                             Decline 2%     Rates     Increase 2%
                             __________   _________   ___________
Net Interest Income:
 Policy Limit                   <10%          -          <10%
Hypothetical Percent Decrease
  from Current Rate Scenario:
   As of December 31, 1999       <1%          -           <3%
   As of December 31, 1998       <3%          -            -
Net Income:
Hypothetical Percent Decrease
  from Prior Year's Net Income:
   As of December 31, 1999       <1%          -            <5%
   As of December 31, 1998       <6%          -            -

   The preceding schedule indicates that as of December 31, 1999, a hypothetical 2% decline in prevailing market interest rates would cause the Bank's net interest income to decline less than 1% from the current rate scenario and after adjusting for income taxes a 2% decline in rates would cause less than a 1% impact to the net income in comparison to the prior year. As of December 31, 1999, a 2% rise in prevailing market interest rates would cause the Bank's net interest income to decline less than 3% from the current rate scenario and after adjusting for income taxes a 2% decline in rates would cause less than a 5% impact to the net income in comparison to the prior year. The computations do not contemplate any actions Management or the Asset Liability Management Committee could undertake in response to changes in market conditions or market interest rates.
    The Bank managed its interest rate risk position in 1999 by the following:
- paying higher rates on various term certificates in order to manage the average remaining term on certificates of deposit;
- marketing its variable-rate home equity line of credit (these outstanding loans increased by $1,036,000 for the period);
- additions to or by repositioning of its investment security portfolio into floating-rate, short- or long-term securities;
- increasing its extensions of adjustable- and floating-rate loans for new or refinanced commercial and agricultural loans (these outstanding loans increased by $2,944,000 for the period);
- managing and expanding the Bank's core deposit base including deposits obtained in the Bank's commercial cash management programs; and
- additions to or restructuring of adjustable- and fixed-rate advances from the FHLB, including convertible advances.
The above strategies and actions impact interest rate risk and are all included in the Bank's quarterly simulation models in order to determine future asset and liability management strategies. See related discussions in the section on Net Interest Income.

Deposits

The average amounts of deposits are summarized below:

                                      Years Ended December 31,
                                 ________________________________
   (In Thousands)                   1999       1998        1997
                                 __________   ________    _______
Demand Deposits                  $  21,904   $ 19,211    $16,504
Interest-Bearing Demand Deposits    52,084     44,528     38,134
Savings Deposits                    28,258     25,598     24,184
Time Deposits                      104,224     98,842     89,992
                                 __________   ________    _______
   Total                         $ 206,470   $188,179   $168,814
                                 ==========   ========    =======

The following is a breakdown of maturities of time deposits of
$100,000 or more:
                                              December 31,
                                   ______________________________
   (In Thousands)                      1999       1998      1997
                                  _________   ________   _______
Three months or less               $12,463    $ 8,388    $ 8,261
Over three months through six months 2,626      1,570        942
Over six months through twelve months5,530      2,076      4,030
Over twelve months                   3,266      4,316      3,124
                                   _________   ________   _______
   Total                           $23,885    $16,350    $16,357
                                   =========   ========   =======

Stockholders' Equity
    Union National maintains capital ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. The average stockholders' equity to average assets ratio, which measures the adequacy of capital, was 8.83% for 1999, as compared to 9.51% for 1998. The decrease in this capital ratio is primarily a result of 8.9% growth in average assets for the year, a decline in the market value of available for sale securities and open market treasury stock purchases in the amounts of $1,353,000 in 1999 and $1,995,000 in 1998. Average stockholders'
equity grew by 1.1% from 1998 to 1999, as compared to 0.5% from 1997 to 1998. The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 46.1% for 1999 and 37.7% for 1998.
    Items that could have a material impact on capital resources of Union National for 2000 include plans to open a community banking office at 401 Locust Street in Columbia, plans to change signs at our community banking offices and a contract in the amount of $200,000 for the purchase of real estate. The contract for the purchase of real estate is for land that is expected to be used for the expansion of an existing community banking office. The contract is subject to certain contingencies that Management currently expects to be met. There are no other material commitments for capital expenditures as of December 31, 1999. There are no known trends or uncertainties, including regulatory matters, that are expected to have a material impact on the capital resources of Union National for 2000, except as discussed below concerning Union National's common stock repurchase plan. In addition, see discussion on Regulatory Activity.
    On January 13, 2000, the Board of Directors of Union National authorized and approved a plan to purchase up to 50,000 shares of its outstanding common stock in open market or privately negotiated transactions. The total number of shares to be purchased under the plan represents approximately 2.0% of the outstanding shares of Union National as of December 31, 1999. The Board of Directors believes that a redemption or repurchase of this type is in the best interests of Union National and its stockholders as a method to enhance long-term shareholder value. Currently, the shares are to be held as treasury shares (issued, but not outstanding shares).
    The Bank has risk-based capital ratios exceeding the regulatory requirement. The risk-based capital guidelines require banks to maintain a minimum risk-based capital ratio of 8.0% at December 31, 1999, as compared to the Bank's current risk-based capital ratio of 13.88%. The total risk-based capital ratio is computed by dividing stockholders' equity plus the allowance for loan losses by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.
    Banking regulations also require the Bank to maintain certain minimum capital levels in relation to Bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 1999 and 1998, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that year end that Management believes have changed the Bank's category. The Bank maintains the following leverage and risk-based capital ratios:
    Union National is subject to restrictions on the payment of divi-

      (In Thousands)                 December 31,  December 31,
                                        1999          1998
                                     ____________   ___________
Tier I - Total Stockholders' Equity   $ 23,176      $ 22,231
Tier II - Allowance for Loan Losses      1,783         1,743
                                     ____________   ___________
   Total Qualifying Capital           $ 24,959      $ 23,974
                                     ============   ===========
Risk-adjusted On-balance-sheet Assets $168,830      $155,280
Risk-adjusted Off-balance-sheet Exposure10,958         9,276
                                     ____________   ___________
   Total Risk-adjusted Assets         $179,788      $164,556
                                     ============   ===========
Actual Capital Ratio:
 Tier I Capital to Average Total Assets   8.70%         8.84%
 Minimum Required                         4.00          4.00
 To Be Well-Capitalized Under Prompt
  Corrective Action Provisions            5.00          5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual           12.89%        13.51%
 Minimum Required                         4.00          4.00
 To Be Well-Capitalized under Prompt
  Corrective Action Provisions            6.00          6.00
 Total Capital Ratio - Actual            13.88%        14.57%
 Minimum Required                         8.00          8.00
 To Be Well-Capitalized under Prompt
  Corrective Action Provisions           10.00         10.00
Total Risk-Based Capital in Excess of the
  Minimum Regulatory Requirement      $ 10,576      $ 10,810
                                     ============   ===========

dends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render Union National insolvent, or result in negative net worth, as defined. As a practical matter, Union National's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the Bank. Payment of dividends to Union National by the Bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the Bank to declare dividends in 2000 of approximately $819,000, plus an amount equal to the net profits of the Bank in 2000 up to the date of any such dividend declaration.
    Union National maintains a Dividend Reinvestment and Stock Purchase Plan (the Plan). Stockholders of common stock may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. At December 31, 1999, the enrollment in the Plan was 18% of the shares outstanding. The Plan is currently estimated to increase capital in the amount of $340,000 in 2000, but this will be offset by the shares purchased under Union National's common stock repurchase plan.
     No shares of common stock are reserved for issuance in the event of conversions or the exercise of warrants, options or other rights, except as follows:
- 131,072 shares which are reserved for issuance under Union National's 1988 and 1997 Stock Incentive Plans;
- 105,000 shares which are reserved for issuance under Union National's 1997 Employee Stock Purchase Plan;
- 63,000 shares which are reserved for issuance under Union National's 1999 Independent Directors' Stock Option Plan; and
- 165,375 shares which are reserved for issuance under Union National's Dividend Reinvestment and Stock Purchase Plan.
As of December 31, 1999, options to purchase 43,771 shares have been granted under Union National's Stock Incentive Plans. There were 5,071 options granted in 1997 with an exercise price of $22.16, there were 12,600 options granted in 1998 with an exercise price of $18.81 and there were 26,100 options granted in 1999 with an exercise price of $20.39. No options have been exercised as of December 31, 1999, under these plans. As of December 31, 1999, options to purchase 57,750 shares have been granted under Union National's 1997 Employee Stock Purchase Plan. There were 15,750 options granted in 1997 and 21,000 options granted in 1998 and 1999. The exercise price for such options as of December 31, 1999, was $15.12. As of December 31, 1999, 2,043
options have been
exercised under this plan. As of December 31, 1999, 40,344 shares have been issued under Union National's Dividend Reinvestment and Stock Purchase Plan.

Regulatory Activity

    From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the Bank. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, which is also known as the Financial Services Modernization Act. The act repeals some Depression-era banking laws and will permit banks, insurance companies and securities firms to engage in each others' businesses after complying with certain conditions and regulations which are yet to be finalized. The act grants to community banks the power to enter new financial markets as a matter of right that larger institutions have managed to do on an ad hoc basis. At this time, Union National is continuing to assess the impact of and opportunities available in the Act, but has no immediate plans to pursue these additional business activities.
    Union National does not believe that the Financial Services Modernization Act will have an immediate positive or negative material effect on its operations. However, the act may have the result of increasing the amount of competition that Union National faces from larger financial service companies, many of whom have substantially more financial resources, which may now offer banking services in addition to insurance and brokerage services.
    As a consequence of the extensive regulation of commercial banking activities in the United States, Union National's and the Bank's business is particularly susceptible to being affected by federal legislation and regulations that may increase the cost of doing business. Except as discussed above, Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources or results of operations. However, the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on Union National's results of operations.
    Further, the business of Union National is affected by the state of the financial services industry in general. As a result of legal and industry changes, Management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management believes that such consolidations and mergers may enhance its competitive position as a community bank.
    The Bank is routinely examined by the OCC and no material adverse impact is anticipated on current or future operations and financial position as a result of this process. The last Community Reinvestment Act performance evaluation by the OCC resulted in a "satisfactory" rating of the Bank's record of meeting the credit needs of its entire community.