Form 10-K, Exhibit 13
period 2000-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2001-04-02
CIK 874482

EXHIBIT 13

                Excerpts From Union National Financial
     Corporation's 2000 Annual Report to Shareholders

             STOCK, BROKER AND DIVIDEND INFORMATION

   Union National Financial Corporation has only one class of common stock authorized, issued and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Lancaster County, Pennsylvania, under the symbol UNNF. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock splits and stock dividends. Cash dividends are payable on the 5th day of February, May, August and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings account. The Corporation offers its stockholders a Dividend Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the corporation and may purchase additional shares within specified limits.

                                                      Dividends
Quarter                 High             Low          Per Share
_________________________________________________________________
First, 2000            $16.90           $14.76          $0.143
Second                  18.00            13.75           0.143
Third                   14.25            12.25           0.145
Fourth                  13.00            11.75           0.145

First, 1999            $19.05           $16.78          $0.122
Second                  24.52            18.37           0.132
Third                   22.38            20.24           0.143
Fourth                  21.19            15.48           0.143


              REGARDING FORWARD-LOOKING INFORMATION

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank or the combined company. When we use words such as "believes,""expects," "anticipates" or similar expressions, we are making forward-looking statements.

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

Hazlett, Burt, & Watson, Inc. Tucker Anthony
100 East King Street          2101 Oregon Pike
P.O. Box 1267                 Lancaster, PA 17601
Lancaster, PA 17608           (800) 526-6371
(717) 397-5515

Janney Montgomery Scott, Inc.
61 North Duke Street
Lancaster, PA 17602
(717) 293-4100

                   REGISTRAR AND TRANSFER AGENT
Wealth Management Group
Union National Community Bank
150 North Queen Street
5th Floor, Suite 500
Lancaster, PA 17604

                          FINANCIAL HIGHLIGHTS
                             December 31,  December 31,%Increase
                                  2000         1999    (Decrease)
_________________________________________________________________
For the Year
  Total Interest Income     $20,583,163     $19,079,621     7.9%
  Total Interest Expense     10,351,863       8,810,334    17.5%
  Net Interest Income        10,231,300      10,269,287    (0.4%)
  Net Income                  1,667,087       3,084,811   (46.0%)

Per Share*
  Net Income (Basic)              $0.65           $1.17   (44.4%)
  Net Income (Assuming Dilution)   0.64            1.17   (45.3%)
  Cash Dividends Paid             0.576           0.540     6.7%
  Stockholders' Equity             9.15            8.85     3.4%

Average Balances
  Net Loans                $182,728,000    $169,667,000     7.7%
  Investments and Other
     Earning Assets          82,263,000      81,384,000     1.1%
  Total Assets              278,416,000     263,075,000     5.8%
  Total Deposits            214,464,000     206,470,000     3.9%
  Stockholders' Equity       23,110,000      23,218,000    (0.5%)

Return on Average
   Assets                          0.60%           1.17%
   Stockholders' Equity            7.21%          13.29%

*Per Share information reflects the 5% stock dividend effective on May 19, 2000.

CONSOLIDATED BALANCE SHEETS
                                     December 31,    December 31,
                                        2000            1999
                                    ____________     ____________
ASSETS
Cash and Due from Banks            $ 7,715,421    $   7,004,064
Investment Securities Held-
 to-Maturity (Market Value:
 2000-$13,960,230;1999-$27,620,119) 14,138,943       28,712,219
Investment Securities Available-
 for-Sale                           63,429,330       52,114,270
Loans(Net of Unearned Income)      185,980,743      174,854,230
Less: Allowance for Loan Losses     (1,787,186)      (1,782,747)
                                   ____________     ____________
         Net Loans                 184,193,557      173,071,483

Premises and Equipment - Net         5,974,676        5,190,860
Other Assets                         7,228,455        3,486,520
                                   ____________     ____________
   TOTAL ASSETS                   $282,680,382     $269,579,416
                                   ============     ============
LIABILITIES
Deposits:
 Noninterest-Bearing              $ 24,941,442     $ 21,889,233
 Interest-Bearing                  187,603,617      187,291,986
                                   ____________     ____________
   Total Deposits                  212,545,059      209,181,219

Short-Term Borrowings               13,495,235        9,100,000
Long-Term Debt                      30,735,360       27,035,360
Other Liabilities                    2,342,750        1,199,383
                                   ____________     ____________
   TOTAL LIABILITIES               259,118,404      246,515,962

STOCKHOLDERS' EQUITY
Common Stock (Par Value $.25)          687,017          656,734
Shares: Authorized - 20,000,000; Issued -
  2,748,068 in 2000 (2,626,935 in 1999);
  Outstanding - 2,575,218 in 2000
  (2,483,072 in 1999)
Surplus                              9,078,213        7,249,699
Retained Earnings                   17,486,555       19,322,781
Accumulated Other Comprehensive
  Income/(Loss)                       (200,825)      (1,037,597)
Less: Treasury Stock -
  172,850 shares in 2000
  (143,863 in 1999), at cost        (3,488,982)      (3,128,163)
                                   ____________     ____________
 TOTAL STOCKHOLDERS' EQUITY         23,561,978       23,063,454
                                   ____________     ____________
 TOTAL LIABILITIES and
     STOCKHOLDERS' EQUITY         $282,680,382     $269,579,416
                                   ============     ============
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
                                      Years Ended December 31,
                                    _____________________________
                                          2000            1999
                                    _______________   ___________
INTEREST INCOME
Interest and Fees on Loans          $ 15,523,883    $ 14,365,563
Investment Securities:
 Taxable Interest                      3,596,391       3,146,039
 Tax Exempt Interest                   1,214,146       1,267,659
 Dividends                               231,656         190,758
Other                                     17,087         109,602
                                    _______________   ___________
 Total Interest Income                20,583,163      19,079,621

INTEREST EXPENSE
Deposits                               7,955,617       7,070,267
Short-Term Borrowings                    752,638         112,643
Long-Term Debt                         1,643,608       1,627,424
                                    _______________   ___________
 Total Interest Expense               10,351,863       8,810,334
                                    _______________   ___________
 Net Interest Income                  10,231,300      10,269,287

PROVISION for LOAN LOSSES                397,300         214,150
                                    _______________   ___________
Net Interest Income after Provision
  for Loan Losses                      9,834,000      10,055,137

OTHER OPERATING INCOME
Trust Income                             110,701         142,252
Service Charges on Deposit Accounts      746,570         601,337
Other Service Charges, Commissions, Fees 674,959         632,220
Investment Securities Gains/(Losses)      27,261               0
Other Income                             172,481         101,514
                                    _______________   ___________
  Total Other Operating Income         1,731,972       1,477,323

OTHER OPERATING EXPENSES
Salaries and Wages                     4,575,140       3,588,327
Retirement Plan and Other
  Employee Benefits                    1,072,478         798,967
Net Occupancy Expense                    653,489         600,119
Furniture and Equipment Expense          540,949         392,654
Professional Fees                        604,287         353,282
Other Operating Expenses               2,502,972       1,992,104
                                    _______________    __________
  Total Other Operating Expenses       9,949,315       7,725,453
                                    _______________    __________
  Income before Income Taxes           1,616,657       3,807,007

PROVISION for INCOME TAXES (BENEFIT)     (50,430)        722,196
                                    _______________    __________
  NET INCOME for YEAR                $ 1,667,087     $ 3,084,811
                                    ===============    ==========
PER SHARE INFORMATION
Net Income for Year (Basic)          $        .65    $      1.17
Net Income for Year (Assuming
   Dilution)                         $        .64    $      1.17
Cash Dividends                       $      0.576    $     0.540

See notes to consolidated financial statements.

                                      Years Ended December 31,
                                    _____________________________
                                          1998
                                    _______________
INTEREST INCOME
Interest and Fees on Loans          $ 14,048,363
Investment Securities:
 Taxable Interest                      2,632,069
 Tax Exempt Interest                     995,140
 Dividends                               164,029
Other                                    224,020
                                    ______________
 Total Interest Income                18,063,621

INTEREST EXPENSE
Deposits                               7,051,458
Short-Term Borrowings                     22,806
Long-Term Debt                         1,620,699
                                    ______________
 Total Interest Expense                8,694,963
                                    ______________
 Net Interest Income                   9,368,658

PROVISION for LOAN LOSSES                325,350
                                    _______________
Net Interest Income after Provision
  for Loan Losses                      9,043,308

OTHER OPERATING INCOME
Trust Income                             119,600
Service Charges on Deposit Accounts      471,126
Other Service Charges, Commissions, Fees 488,882
Investment Securities Gains/(Losses)      (6,716)
Other Income                              84,526
                                    _______________
  Total Other Operating Income         1,157,418

OTHER OPERATING EXPENSES
Salaries and Wages                     3,145,664
Retirement Plan and Other
  Employee Benefits                      633,011
Net Occupancy Expense                    556,608
Furniture and Equipment Expense          399,058
Professional Fees                        252,569
Other Operating Expenses               1,731,271
                                    _______________
  Total Other Operating Expenses       6,718,181
                                    _______________
Income before Income Taxes             3,482,545

PROVISION for INCOME TAXES (BENEFIT)     714,913
                                    _______________
  NET INCOME for YEAR               $  2,767,632
                                    ===============
PER SHARE INFORMATION
Net Income for Year (Basic)         $       1.04
Net Income for Year (Assuming
 Dilution)                          $       1.04
Cash Dividends                      $      0.390

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                   ______________________________
                                          2000            1999
                                   ______________     ___________
CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 1,667,087    $ 3,084,811
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Depreciation and Amortization          544,922        442,869
   Provision for Loan Losses              397,300        214,150
   Investment Securities (Gains)/Losses   (27,261)             0
   Provision for Deferred Income Taxes   (394,464)        64,864
   Increase in Cash-Surrender Value
      of Bank-Owned Life Insurance       (104,960)             0
   (Increase)/Decrease in Accrued
     Interest Receivable                  (79,655)      (154,942)
   (Increase)/Decrease in Other Assets   (633,986)       417,861
   Increase/(Decrease) in Other
     Liabilities                        1,143,368       (117,274)
                                       ____________   ___________
Net Cash Provided by
    Operating Activities                2,512,351      3,952,339

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                             0      7,795,000
Proceeds from Sales of
 Available-for-Sale Securities         14,255,864              0
Proceeds from Maturities of
 Available-for-Sale Securities          8,839,390     18,911,344
Proceeds from Maturities of
 Held-to-Maturity Securities            1,651,464      2,800,317
Purchases of Available-for-Sale
 Securities                           (18,475,563)   (21,287,313)
Purchases of Held-to-Maturity
 Securities                            (1,717,842)    (7,433,375)
Loans Made to Customers, Net of
 Principal Collected on Loans         (11,519,374)   (11,232,551)
Purchases of Property and Equipment    (1,288,673)      (366,415)
Purchase of Bank-Owned Life Insurance  (3,000,000)             0
                                      ____________   ____________
    Net Cash (Used in)Investing
       Activities                     (11,254,734)   (10,812,993)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                  (2,524,960)    (3,956,090)
Net Increase in Certificates
 of Deposits                            5,888,800      7,593,541
Net Increase/(Decrease) in Short-Term
 Borrowings                             4,395,235      8,913,309
Proceeds from Issuance of Long-Term
 Debt                                  20,000,000      2,586,700
Payment on Long-Term Debt             (16,300,000)    (6,175,000)
Acquisition of Treasury Stock            (853,495)    (1,352,675)
Issuance of Common Stock                  334,570        338,190
Cash Dividends Paid                    (1,486,410)    (1,424,497)
                                     ____________     ___________
  Net Cash Provided by
   Financing Activities                 9,453,740      6,523,478
                                     ____________     ___________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                     711,357       (337,176)

CASH and CASH EQUIVALENTS-
Beginning of Year                       7,004,064      7,341,240
                                     ____________    ____________
CASH and CASH EQUIVALENTS-
End of Year                           $ 7,715,421    $ 7,004,064
                                     ============   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest                              $ 9,996,453    $ 8,908,096
Income Taxes                              280,000        761,231

See notes to consolidated financial statements.

                                       Years Ended December 31,
                                   ______________________________
                                           1998
                                     ______________

CASH FLOWS from OPERATING ACTIVITIES
Net Income                            $ 2,767,632
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and Amortization           464,567
  Provision for Loan Losses               325,350
  Investment Securities (Gains)/Losses      6,716
  Provision for Deferred Income Taxes     (37,317)
  Increase in Cash-Surrender Value of
     Bank-Owned Life Insurance                  0
  (Increase)/Decrease in Accrued
    Interest Receivable                  (114,936)
  (Increase)/Decrease in Other Assets    (356,821)
  Increase/(Decrease) in Other
    Liabilities                           193,434
                                     ______________
Net Cash Provided by
    Operating Activities                3,248,625

CASH FLOWS from INVESTING ACTIVITIES
Net(Increase)/Decrease in
 Federal Funds Sold                    (4,960,000)
Proceeds from Sales of
 Available-for-Sale Securities          4,935,869
Proceeds from Maturities of
 Available-for-Sale Securities         38,352,132
Proceeds from Maturities of
 Held-to-Maturity Securities            1,068,938
Purchases of Available-for-Sale
 Securities                           (49,184,910)
Purchases of Held-to-Maturity
 Securities                            (6,278,251)
Loans Made to Customers, Net of
 Principal Collected on Loans         (11,271,946)
Purchases of Property and Equipment      (275,461)
Purchase of Bank-Owned Life Insurance           0
                                       _____________
      Net Cash (Used in)Investing
       Activities                     (27,613,629)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase/(Decrease)in Demand Deposits
 and Savings Accounts                  19,559,864
Net Increase in Certificates
 of Deposits                            5,849,031
Net Increase/(Decrease) in Short-Term
 Borrowings                              (713,309)
Proceeds from Issuance of Long-Term
 Debt                                  10,455,600
Payment on Long-Term Debt              (7,161,000)
Acquisition of Treasury Stock          (1,995,379)
Issuance of Common Stock                  266,265
Cash Dividends Paid                    (1,044,423)
                                   ______________
  Net Cash Provided by
   Financing Activities                25,216,649
                                   ______________
Net Increase/(Decrease) in Cash
 and Cash Equivalents                     851,645

CASH and CASH EQUIVALENTS-
Beginning of Year                       6,489,595
                                   ______________
CASH and CASH EQUIVALENTS-
End of Year                           $ 7,341,240
                                   ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest                              $ 8,642,886
Income Taxes                              726,748

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               Common                  Retained
                               Stock       Surplus     Earnings
                             __________  __________   __________
BALANCE, December 31, 1997    $ 627,332  $4,814,975  $18,460,729
Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax of $29,694.
 Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax Benefit of $2,283
         Total Comprehensive Income
Acquisition of Treasury Stock
Issuance of Common Stock under
 Dividend Reinvestment and
  Stock Purchase Plan             2,925     254,892
Issuance of Common Stock under
  Employee Plans                    114       8,334
Retirement of Treasury Stock
  (13,000 shares)                (3,250)   (284,785)
Cash Dividends ($.390 per share)                      (1,044,423)
                             __________  __________   __________
BALANCE, December 31, 1998      627,121   4,793,416   20,183,938
Comprehensive Income:
 Net Income                                            3,084,811
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax Benefit of $658,936.
      Total Comprehensive Income
Acquisition of Treasury Stock
Issuance of Common Stock Under
  Dividend Reinvestment and Stock
   Purchase Plan                  3,735     320,682
Issuance of Common Stock under
   Employee Plans                   200      13,573
Issuance of Common Stock under
   5% Common Stock Dividend      29,928   2,491,543   (2,521,471)
Retirement of Treasury Stock
   (17,000 shares)               (4,250)   (369,515)
Cash Dividends ($.540 per share)                      (1,424,497)
                                ________  __________ ____________
Balance, December 31, 1999      656,734   7,249,699   19,322,781

Comprehensive Income:
 Net Income                                            1,667,087
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax of $422,902
 Unrealized Holding Gains on Investment
     Securities Transferred to
     Available-for-Sale During
     the Year, Net of Tax of $17,431
 Reclassification Adjustment for
     (Gains)/Losses Included in
     Net Income, Net of Tax of $9,269
     Total Comprehensive Income
Acquisition of Treasury Stock
Issuance of Common Stock under
  Dividend Reinvestment and Stock
   Purchase Plan                  5,505     317,868
Issuance of Common Stock under
   Employee Plans                   219      10,978
Issuance of Common Stock under
   5% Common Stock Dividend      30,559   1,986,344   (2,016,903)
Retirement of Treasury Stock
    (24,000 shares)              (6,000)   (486,676)
Cash Dividends ($.576 per share)                      (1,486,410)
                             __________  __________   __________
BALANCE, December 31, 2000     $687,017  $9,078,213  $17,486,555
                             ==========  ==========   ==========
See notes to consolidated financial statements.

                         Accumulated Other
                          Comprehensive    Treasury
                          Income (Loss)     Stock         Total
                          _____________   _________   ___________
BALANCE, December 31, 1997     $294,723  $ (441,909) $23,755,850
                                                     ____________
Comprehensive Income:
 Net Income                                            2,767,632
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax of $29,694               (57,641)                 (57,641)
 Reclassification Adjustment for (Gains)/Losses
   Included in Net Income,
   Net of Tax Benefit of $2,283   4,433                    4,433
                                                      ___________
         Total Comprehensive Income                    2,714,424
                                                      ___________
Acquisition of Treasury Stock             (1,995,379) (1,995,379)
Issuance of Common Stock under
 Dividend Reinvestment and Stock
  Purchase Plan                                          257,817
Issuance of Common Stock under
  Employee Plans                                           8,448
Retirement of Treasury Stock
  (13,000 shares)                           288,035            0
Cash Dividends ($.390 per share)                      (1,044,423)
                             __________  __________   __________
BALANCE, December 31, 1998      241,515  (2,149,253)  23,696,737
                                                     ___________
Comprehensive Income:
 Net Income                                            3,084,811
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax Benefit of $658,936   (1,279,112)              (1,279,112)
                                                      ___________
         Total Comprehensive Income                    1,805,699
                                                      ___________
Acquisition of Treasury Stock            (1,352,675)  (1,352,675)
Issuance of Common Stock under
  Dividend Reinvestment and Stock
   Purchase Plan                                         324,417
Issuance of Common Stock under
   Employee Plans                                         13,773
Issuance of Common Stock under
   5% Common Stock Dividend                                    0
Retirement of Treasury Stock
  (17,000 shares)                           373,765            0
Cash Dividends ($.540 per share)                      (1,424,497)
                              __________  __________  ___________
BALANCE, December 31, 1999   (1,037,597) (3,128,163)  23,063,454
                                                      ___________
Comprehensive Income:
 Net Income                                            1,667,087
 Unrealized Holding Gains/(Losses) on
   Investment Securities Available-for-
   Sale Arising During the Year, Net of
   Tax of $422,902             820,927                   820,927
 Unrealized Holding Gains on
   Investment Securities Transferred
   To Available-for-Sale
   During Period, Net of Tax
   of $17,431                   33,837                    33,837
 Reclassification Adjustment for
   (Gains)/Losses Included in
    Net Income, Net of Tax
    of $9,269                  (17,992)                  (17,992)
                                                      ___________
     Total Comprehensive Income                        2,503,859
                                                      ___________
Acquisition of Treasury Stock              (853,495)    (853,495)
Issuance of Common Stock under
   Dividend Reinvestment and Stock
   Purchase Plan                                         323,373
Issuance of Common Stock under
   Employee Plans                                         11,197
Issuance of Common Stock under
   5% Common Stock Dividend                                    0
Retirement of Treasury Stock
    (24,000 shares)                         492,676            0
Cash Dividends ($.576 per share)                      (1,486,410)
                            ___________   _________   __________
BALANCE, December 31, 2000  $ (200,825) $(3,488,982) $23,561,978
                            ===========   =========   ==========
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial
Corporation and its subsidiary, Union National Community Bank, conform with generally accepted accounting principles and prevailing practices within the banking industry.

Union National Community Bank operates seven retail office locations in Lancaster County, Pennsylvania. The bank is a full-service commercial bank, providing a wide range of services to individuals and businesses. The bank accepts time, demand and savings deposits and offers secured and unsecured commercial, real estate and consumer loans. The bank also introduced its new Wealth Management Group in 2000. The Wealth Management Group, with offices in Lancaster, offers investment, custodial, estate planning and trust services. The bank is subject to government regulation and undergoes periodic examinations by its federal regulator, the Office of the Comptroller of the Currency.

Basis of Presentation
_____________________
The consolidated financial statements include the accounts of Union National and the bank. All material intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates
________________
The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts.

Investment Securities
_____________________
Investment securities include both debt securities and equity securities. Union National has segregated its investment securities into two categories: those "held-to-maturity" and those "available-for-sale."

Securities classified as held-to-maturity are those debt securities Union National has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or general economic conditions. These securities are carried at cost adjusted for amortization of premiums or accretion of discounts, computed by the interest method.

Securities classified as available-for-sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and all equity securities. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Available-for-sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses for available-for-sale securities, net of taxes, are recorded as other comprehensive income, a component of stockholders' equity.

When a determination is made that a market value decline below cost on a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the market value. The amount of the write-down is charged to expense. Realized security gains and losses are computed using the specific identification method.

Union National adopted Financial Accounting Standards Board Statement No. 133 (SFAS No. 133), as amended by SFAS No. 137 and SFAS No. 138, effective April 1, 2000. In connection with the adoption of this statement, Union National reclassified a portion of its municipal and corporate investment securities portfolio from held-to-maturity to available-for-sale. The reclassified securities had a book value of $14,639,000 and unrealized gains of approximately $51,000 on April 1, 2000.

In accordance with SFAS No. 133, Union National recognizes derivatives on the balance sheet at fair value. To date, the use of derivatives has consisted of one interest rate cap with a notional value of $10,000,000 and a fair value of $32,249, which was included in other assets at December 31, 2000. The interest rate cap, which was entered into to minimize the impact of potential interest rate increases on variable-rate borrowings, will mature on October 23, 2003. Since the transaction did not meet the criteria for a hedge under SFAS No. 133, a loss of $37,751, which represented the difference between the cost to enter into the cap and the fair value at December 31, 2000, was reflected as an increase in interest expense.

Loans
_____
Loans generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

IMPAIRED LOANS - Union National considers a loan to be impaired when, based on current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan agreement will not be collected.
An insignificant delay or shortfall in the amounts of payments would not cause a loan to be rendered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment. Union National measures impairment of commercial loans on a loan-by-loan basis based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

NONACCRUAL LOANS - Generally, a loan (including an impaired loan as discussed above) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on nonaccrual status, unpaid interest previously credited to interest income, that is now deemed uncollectible, is reversed. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when both principal and interest are brought current, the loan has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

OTHER REAL ESTATE OWNED - Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at its estimated fair market value, net of selling costs, at the time of foreclosure and is included in other assets. Gains and losses resulting from the sale or write-down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $158,863 at December 31, 2000, and $20,000 at December 31, 1999.

Premises and Equipment
______________________
Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets' estimated useful lives on both the accelerated and the straight-line methods. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease, including renewal options, on the straight-line method. Gains and losses on premises and equipment are recognized upon disposal of the asset. Charges for maintenance and repairs are charged to expense as incurred.

Trust Assets
____________
Assets held in a fiduciary capacity are not assets of Union
National and are therefore not included in the consolidated financial statements.

Advertising Costs
_________________
Advertising costs are charged to expense when incurred.
Advertising expense for the years ended December 31, 2000, 1999 and 1998 amounted to $201,451, $157,173 and $76,122, respectively.

Stock-Based Compensation
________________________
Stock options and shares issued under Union National's Employee Stock Purchase Plan, Stock Incentive Plan and the Independent Directors' Stock Option Plan are accounted for under Accounting Principles Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized related to these plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized based on the estimated fair value of the options on the date of the grant is disclosed in the notes to the consolidated financial statements.

Income Taxes
____________
The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Accounting for income taxes is under the liability method. Under this method, a deferred tax asset or liability is recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The deferred tax assets and liabilities are adjusted for the impact of tax-rate changes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Net Income per Share
____________________
Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to the 5% stock dividend effective on May 14, 1999, and the 5% stock dividend effective on May 19, 2000.

Comprehensive Income
____________________
Union National reports comprehensive income and the components of other comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Union National's comprehensive income consists of net income and unrealized gains and losses on available-for-sale investment securities arising during the period.

Treasury Stock
______________
The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Segment Reporting
_________________
Based on the way management monitors financial results, Union
National has only one operating segment consisting of its banking and fiduciary activities. Discreet financial information is not available for its newly formed Wealth Management Group.

Statements of Cash Flows
________________________
For purposes of the statements of cash flows, Union National considers cash and amounts due from banks to be cash equivalents.

Recent Accounting Standards Issued
__________________________________
In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement replaces SFAS No. 125 of the same name. It revises the standards of securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. This statement is to be applied prospectively with certain exceptions. Other than these exceptions, earlier or retroactive application of its accounting provision is not permitted. The adoption of the statement did not have a significant impact on Union National.
Reclassifications
_________________
Certain prior period amounts have been reclassified to conform with the 2000 presentation. Such reclassifications did not impact net income.

NOTE 2 - INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are as follows:

                                       At December 31, 2000
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD-TO-MATURITY:
Obligations of State and
  Political Subdivisions        $ 11,638,943        $     76,202
Corporate Securities               2,500,000                   0
                                 _______________   ______________
  TOTAL                         $ 14,138,943        $     76,202
                                 ===============   ==============
SECURITIES AVAILABLE-FOR-SALE:
Obligations of State and
 Political Subdivisions         $   9,354,267       $    226,088
Obligations of U.S.
  Government Agencies               9,941,241              8,769
Mortgage-Backed Securities         34,044,831            198,937
Corporate Securities                7,141,246              6,792
Equity Securities                   3,252,025             94,865
                                 _______________   ______________
  TOTAL                          $ 63,733,610       $    535,451
                                 ===============   ==============
                                       At December 31, 2000
                                 ________________________________
                                     Gross
                                  Unrealized           Fair
                                    Losses             Value
                                 _______________   ______________
SECURITIES HELD-TO-MATURITY:
Obligations of State and
  Political Subdivisions        $    (218,108)      $ 11,497,037
Corporate Securities                  (36,807)         2,463,193
                                 _______________   ______________
  TOTAL                         $    (254,915)      $ 13,960,230
                                 ===============   ==============
SECURITIES AVAILABLE-FOR-SALE:
Obligations of Sate and Political
 Political Subdivisions                     0       $  9,580,355
Obligations of U.S.
  Government Agencies                 (96,096)         9,853,914
Mortgage-Backed Securities           (351,934)        33,891,834
Corporate Securities                 (391,349)         6,756,689
Equity Securities                        (352)         3,346,538
                                 _______________   ______________
  TOTAL                         $    (839,731)      $ 63,429,330
                                 ===============   ==============

                                       At December 31, 1999
                                 ________________________________
                                                         Gross
                                   Amortized           Unrealized
                                      Cost               Gains
                                 _______________   ______________
SECURITIES HELD-TO-MATURITY:
Obligations of State and
  Political Subdivisions        $ 25,451,771       $     98,984
Corporate Securities               3,260,448                  0
                                _______________   ______________
 TOTAL                         $  28,712,219       $     98,984
                                ===============   ==============
SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury Securities       $   2,005,614       $          0
Obligations of Other U.S.
  Government Agencies             11,512,191                  0
Mortgage-Backed Securities        31,248,868             57,373
Corporate Securities               5,698,743                  0
Equity Securities                  3,220,971            179,366
                                _______________   ______________
 TOTAL                         $  53,686,387       $    236,739
                                ===============   ==============
                                       At December 31, 1999
                                 ________________________________
                                     Gross
                                  Unrealized             Fair
                                     Losses             Value
                                 _______________   ______________
SECURITIES HELD-TO-MATURITY:
Obligations of State and
  Political Subdivisions        $ (1,113,797)      $ 24,436,958
Corporate Securities                 (77,287)         3,183,161
                                _______________    _____________
TOTAL                           $ (1,191,084)      $ 27,620,119
                                ===============   ==============
SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury Securities        $      (5,115)     $  2,000,499
Obligations of Other U.S.
  Government Agencies                (498,825)       11,013,366
Mortgage-Backed Securities         (1,196,009)       30,110,232
Corporate Securities                 (106,460)        5,592,283
Equity Securities                      (2,447)        3,397,890
                                _______________   ______________
 TOTAL                         $   (1,808,856)     $ 52,114,270
                                ===============   ==============

  Investment securities carried at $27,121,266 and $24,162,164 at December 31, 2000 and 1999, respectively, were pledged to secure public, trust and government deposits.

  The amortized cost and fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                      Debt Securities
                            _____________________________________
                                      Held-to-Maturity
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _________________
Due in One Year or Less      $          0      $           0
Due After One Year Through
 Five Years                             0                  0
Due After Five Years Through
 Ten Years                      2,327,860          2,309,302
Due After Ten Years            11,811,083         11,650,928
                            ______________      _________________
                               14,138,943         13,960,230

Mortgage-Backed Securities              0                  0
                            ______________      _________________
                             $ 14,138,943      $  13,960,230
                            ==============      =================

                                      Debt Securities
                            _____________________________________
                                     Available-for-Sale
                            _____________________________________
                              Amortized               Fair
                                Cost                 Values
                            ______________      _______________
Due in One Year or Less      $  1,703,368      $   1,700,511
Due After One Year Through
 Five Years                     4,973,655          4,628,216
Due After Five Years Through
 Ten Years                      7,766,307          7,717,006
Due After Ten Years            11,993,424         12,145,225
                            ______________      _______________
                               26,436,754         26,190,958

Mortgage-Backed Securities     34,044,831         33,891,834
                            ______________      _______________
                             $ 60,481,585      $ 60,082,792

                            ==============      ===============

Following is information related to the sales of available-for-sale securities:

                     Realized     Realized        Income Tax
                      Gains        Losses       Expense(Benefit)
                     ________    ____________   _________________
The year ended
  December 31,2000   $141,205      $ (113,944)    $   9,269
The year ended
 December 31, 1999          0               0             0
The year ended
 December 31, 1998     12,897         (19,613)       (2,283)

NOTE 3 - LOANS

Loans, net of unamortized loan origination fees of $1,226,076 and $1,287,104 at December 31, 2000 and 1999, respectively, are summarized as follows:

                                   December 31,   December 31,
                                       2000           1999
                                   ____________   ____________
Real Estate-Mortgages:
  First and Second Residential     $105,903,000  $ 103,263,624
  Commercial and Industrial          39,126,109     34,332,379
  Construction and Land Development   4,868,434      5,942,944
  Agricultural                        8,762,616      6,355,519
Commercial and Industrial             9,445,464      7,570,523
Consumer                              8,853,932      8,724,764
Agricultural                            986,995      2,073,173
Political Subdivisions                7,191,350      5,388,317
Other                                   888,658      1,264,441
                                   ____________    ___________
   Total Loans                      186,026,558    174,915,684

Less:  Unearned Income                  (45,815)       (61,454)
                                   ____________    ___________
   Net Loans                       $185,980,743   $174,854,230
                                   ============   ============

Union National grants commercial, residential and consumer loans to customers primarily located in northwestern Lancaster County. Although Union National has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

The recorded investment in loans that are considered to be impaired was $1,084,607 and $1,040,719 at December 31, 2000 and 1999, respectively. This entire amount is included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounted to $177,581 and $82,230 at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans was $1,086,547, $366,615 and $450,876 during the years ended December 31, 2000, 1999 and 1998, respectively. Union National recognized interest income on impaired loans of $12,997 for the year ended December 31, 2000, $3,838 for 1999 and no income was recognized on impaired loans for 1998.

Nonperforming loans, which consist of loans 90 days or more past due and nonaccruing loans, amounted to $1,788,777, $1,474,569 and $974,271 at December 31, 2000, 1999 and 1998, respectively.

Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $5,471,587 at December 31, 2000. Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the year ended December 31, 2000 are as follows:

        Balance, Beginning of Year      $5,754,565
        Additions                        5,407,813
        Deductions                      (5,690,791)
                                        __________
        Balance, End of Year            $5,471,587
                                        ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses for the years ended December 31 is as follows:

                                2000         1999        1998
                             __________   __________  __________
Balance, Beginning of Year   $1,782,747   $1,742,620  $1,592,763
Provision Charged to
   Operating Expense            397,300      214,150     325,350
Recoveries of Charged-Off Loans  30,100       48,915      60,964
Charged-Off Loans              (422,961)   (222,938)    (236,457)
                             __________   __________  __________
Balance, End of Year         $1,787,186   $1,782,747  $1,742,620

                             ==========   ==========  ==========

NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

                      Estimated     December 31,   December 31,
                      Useful Lives      2000           1999
                      ____________  ____________   ____________
Land                                 $  437,519     $  437,519
Construction in Progress                286,431        143,811
Land Improvements       20 years        495,390        495,390
Buildings and
Improvements         15-50 years      5,197,888      5,110,764
Leasehold Improvements  20 years        307,854        278,207
Furniture, Fixtures and
   Equipment          5-20 years      4,552,988      3,526,058
                                    ____________   ____________

    Subtotal                         11,278,070      9,991,749

Less:  Accumulated Depreciation
        and Amortization             (5,303,394)    (4,800,889)
                                    ____________   ____________
Premises and Equipment - Net         $5,974,676     $5,190,860
                                    ============   ============

Depreciation and amortization expense amounted to $504,857 in 2000, $422,904 in 1999 and $442,976 in 1998.

Total rental expense amounted to $117,338, $61,951 and $50,961 for the years ended December 31, 2000, 1999 and 1998, respectively.

At December 31, 2000, Union National was obligated under noncancelable operating leases for real estate with future minimum payments as follows:

                     2001            $136,436
                     2002             121,136
                     2003             114,236
                     2004             110,996
                     2005              47,020
                                     ________
                                     $529,824
                                     ========
</TABLE
NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings and weighted-average interest rates at December 31 are as follows:

                                      2000              1999
                           ____________________ _________________
                                Amount    Rate     Amount   Rate
                           ___________    _____ __________ ______
Treasury Tax and Loan Notes   $431,426    5.74%  $900,000   4.54%
Federal Funds Purchased        640,000    6.56          0    -
Securities Sold Under
 Repurchase Agreements       1,853,809    6.06          0    -
FHLB Short-Term Advances    10,570,000    6.39   8,200,000  5.11
                           ___________    _____ __________ ______
Total                      $13,495,235    6.33% $9,100,000  5.05%
                           ===========    ===== ========== ======

Short-term advances from the Federal Home Loan Bank of Pittsburgh
(FHLB) had an average outstanding balance of $9,564,413 during 2000 at a weighted-average interest rate of 6.67%. The highest balance outstanding at a month-end during 2000 was $24,700,000. During 1999, FHLB short-term advances had an average outstanding balance of $1,148,959 at a weighted-average interest rate of 5.68%. The highest balance outstanding at a month-end during 1999 was $8,200,000.

Under an agreement with the FHLB, Union National has a line of credit available in the amount of $15,000,000 of which $70,000 was outstanding and included in short-term advances above at December 31, 2000. All FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2000, had a combined carrying value of approximately $199,310,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National having a par value of $3,011,500 at December 31, 2000 and December 31, 1999. Under the bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

During 2000, Union National established a short-term investment program for corporate customers for secured investing. This program consists of overnight and short-term repurchase agreements that are secured by designated investment securities of the bank.

NOTE 7 - LONG-TERM DEBT

A summary of long-term debt as of December 31 is as follows:

                                 2000                1999
                       ____________________   ___________________
                         Amount      Rate       Amount      Rate
                       __________   _______   __________   ______
FHLB fixed-rate advances maturing:
   2000                $        0       - %   $1,300,000    5.89%
   2001                   808,600     5.39       808,600    5.39
   2003                 2,347,000     5.71     2,347,000    5.71
   2004                 1,000,000     6.65     1,000,000    6.65
   2007                 1,460,660     6.00     1,460,660    6.00

FHLB adjustable-rate advances maturing:
   2002                 3,532,400     6.25     3,532,400    4.99
FHLB floating-rate advance maturing:
   2004                 1,586,700     6.61     1,586,700    5.61
FHLB convertible fixed-rate advances maturing:
   2002                         0       -     10,000,000    5.65
   2008                         0       -      5,000,000    4.70
   2010                20,000,000     5.70             0      -
                      ___________     _____  ___________   ______
Total                 $30,735,360     5.85%  $27,035,360    5.45%
                      ===========     =====  ===========   ======

The FHLB advances are collateralized by the security agreement and FHLB capital stock described in Note 6. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance at the three-month LIBOR plus .08% to .19%. Options to convert all of the $20,000,000 in outstanding convertible advances commence in 2001. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full. The FHLB's adjustable-rate advances adjust annually at .06% to .07% above the interest rate on the one-year treasury's constant maturity. The FHLB's floating-rate advance reprices at 2.89% below prime.

NOTE 8   PROFIT-SHARING PLAN AND TERMINATION BENEFITS

The bank implemented a 401(k) profit-sharing plan effective January 1, 1999, covering substantially all full-time employees. This plan allows employees to contribute a portion of their salaries and wages to the plan. The bank may elect to make a discretionary contribution to the plan and may also match a portion of employee-elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 2000, the bank elected to make a discretionary contribution of 5% of eligible salaries and to match 50% of employee-elected salary deferrals that do not exceed 6% of their salaries and wages. Prior to the implementation of the new plan, the bank maintained a profit-sharing plan with contributions determined annually by the Board of Directors. The plan did not permit employee contributions.

The bank's expense relative to its profit-sharing plans amounted to $228,157 for the year ended December 31, 2000, $178,524 for 1999 and $125,156 for 1998.

During 2000, a total of $368,267 was accrued for the expense associated with a voluntary early retirement package that was accepted by a group of ten employees who met certain age and years-of-service requirements. The $368,267 consisted of salary costs of $292,162 and payroll tax and health insurance benefit costs of $76,105. The salary amounts accrued were be paid out in the first quarter of 2001 and the health insurance benefits will be paid over the next three years.

NOTE 9 - INCOME TAXES

The net deferred tax asset consists of the following components as of December 31:

                                          2000             1999
                                        ________        _________
Deferred Tax Assets:
  Allowance for Loan Losses             $500,498        $498,989
  Unrealized Loss/(Gain) on Investment
    Securities Available-for-Sale        103,455         534,520
  Amortization on Securities              36,966          55,740
  Early Retirement Plan                  125,211               0
  Recoverable Alternative Minimum Taxes  146,698               0
  Income Tax Credit Carryforward         118,229               0
                                       _________       __________
Total Deferred Tax Assets              1,031,057       1,089,249
Deferred Tax Liabilities:
  Deferred Net Loan Fees                 (39,346)        (92,220)
  Depreciation                          (179,377)       (154,234)
  Investment in Limited Partnerships     (14,634)        (20,000)
  Other                                  (21,520)        (10,014)
                                       __________      __________
Total Deferred Tax Liabilities          (254,877)       (276,468)
                                       __________      __________
Net Deferred Tax Asset                  $776,180        $812,781
                                       ==========      ==========

An analysis of the income tax expense (benefit) included in the consolidated statements of income for the years ended December 31 is as follows:

                          2000           1999           1998
                     _____________   _____________   ____________
Taxes Currently Payable   $344,034        $667,550       $748,043
Deferred Income Taxes/
  (Benefit)               (394,464)         54,646       (33,130)
                     _____________   _____________   ____________
Provision for Income
  Taxes (Benefit)         $(50,430)       $722,196      $714,913
                     =============   =============   ============

The reasons for the difference between Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                       2000          1999            1998
                   ___________    ___________     ___________
                   Amount    %    Amount    %     Amount      %
                 _________ ____ __________ ____ ___________ _____
Tax at Statutory
  Federal Income
    Tax Rate    $549,663  34.0 $1,294,382  34.0 $1,184,065  34.0
Tax-Exempt Income,
    Net of Disallowed
    Interest
    Expense     (488,807)(30.2)  (444,792)(11.7)  (361,366)(10.4)
Income Tax
    Credits     (118,229) (7.3)  (118,229) (3.1)  (118,229) (3.4)
Other              6,943    .4     (9,165)  (.2)    10,443    .3
                _________ ____ ___________ _____ __________ _____
Provision for Income
  Taxes(Benefit)$(50,430) (3.1) $ 722,196  19.0  $ 714,913  20.5
                ========= ==== =========== ===== ========== =====

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance by the other party to the financial instrument.

                                 December 31,   December 31,
                                     2000           1999
                                 ____________   ____________
Financial Instruments Whose Contract Amounts
Represent Credit Risk:
   Commitments to Extend Credit   $7,616,508     $ 7,892,090
   Unused Portion of Home Equity
      and Overdraft Lines          8,527,070       9,838,149
   Other Unused Commitments, Principally
      Commercial Lines of Credit  15,219,889       9,481,749
   Standby Letters of Credit and Financial
      Guarantees Written           2,688,312       2,018,184

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees have terms of less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers.

NOTE 11 - TIME DEPOSITS

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

             2001                            $74,807,831
             2002                             28,146,930
             2003                              5,832,622
             2004                              3,200,902
             2005                              1,471,553
                                            ____________
                                            $113,459,838
                                            ============

Certificates of deposit in denominations of $100,000 or more amounted to $25,029,176 and $23,885,233 at December 31, 2000 and
1999, respectively. Interest expense on certificates of deposit in denominations of $100,000 or more amounted to $1,353,296, $1,061,767 and $890,193 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 12 - REGULATORY RESTRICTIONS

The bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The average amount of required reserves during 2000 was approximately $2,111,000 and during 1999 it was approximately $1,785,000.

The bank is also subject to certain restrictions in connection with the payment of dividends. National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the bank may declare dividends to its parent corporation in 2001 of approximately $381,305 plus an amount equal to the net profits of the bank in 2001 up to the date of any such dividend declaration.

Banking regulations also require the bank to maintain certain minimum capital levels in relation to bank assets. Failure to meet minimum capital requirements could result in prompt corrective action by the federal banking agencies. As of December 31, 2000 and 1999, the bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since year-end that management believes have changed the bank's category. The bank maintained the following capital levels and leverage and risk-based capital ratios:

                         December 31, 2000    December 31, 1999
                         _________________    _________________

                           Amount      %        Amount      %
                         ___________ _____    ___________ _____
 Leverage Ratio:
 Tier I Capital to
  Average Total Assets  $22,611,589  8.00%   $23,176,259  8.70%
 Minimum Required        11,298,480  4.00     10,655,000  4.00
 To Be Well-Capitalized
  Under Prompt Corrective
  Action Provisions      14,123,100  5.00     13,318,750  5.00

Risk-based Capital Ratios:
 Tier I Capital Ratio
   - Actual              22,611,589 11.26     23,176,259 12.89
 Minimum Required         8,031,960  4.00      7,191,520  4.00
 To Be Well-Capitalized
  Under Prompt Corrective
  Action Provisions      12,047,940  6.00     10,787,280  6.00

 Total Capital Ratio
  - Actual               24,398,775 12.15     24,959,006 13.88
 Minimum Required        16,063,920  8.00     14,383,040  8.00
 To Be Well-Capitalized
  Under Prompt Corrective
  Action Provisions      20,079,900 10.00     17,978,800 10.00

Consolidated leverage and risk-based capital ratios are not materially different from the ratios for the bank shown above.

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the bank can make to Union National at any time to 10% of the bank's capital stock and surplus. At December 31, 2000, this limitation amounted to approximately $2,440,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 13 - STOCKHOLDERS' EQUITY

On April 13, 2000, Union National's Board of Directors declared a 5% common stock dividend that was paid on May 19, 2000. On April 8, 1999, Union National's Board of Directors declared a 5% common stock dividend that was paid on May 14, 1999. All per share amounts and average shares outstanding reflected in the accompanying statements were adjusted to give retroactive effect to these common stock dividends.

In addition, Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Stockholders may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the plan in the open market, Union National has reserved 173,644 shares of common stock to be issued under the plan. At December 31, 2000, 64,629 shares have been issued under the plan. The number of shares available for issuance are adjusted for stock dividends and stock splits. Open-market purchases are usually made by an independent purchasing agent retained to act as agent for plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses that will be paid by Union National.

Earnings per share, net income and weighted-average number of shares outstanding for the years ended December 31, 2000, 1999 and 1998, as computed under the basic and diluted earnings per share methods are as follows:

                               Net Income    Shares   Per Share
                              ____________ __________ ___________
Year Ended December 31, 2000:
 Basic Earnings per Share:
  Income Available to
  Common Stockholders         $1,667,087    2,576,310     $ .65
 Effect of Dilutive Options            0        9,783
                              ____________ ___________ __________
 Diluted Earnings per Share:
  Income Available to Common Stockholders
    Plus Assumed Exercised
    Options                   $1,667,087    2,586,093     $ .64
                              ============ =========== ==========

Year Ended December 31, 1999:
 Basic Earnings per Share:
  Income Available to Common
   Stockholders               $3,084,811    2,633,321     $1.17
 Effect of Dilutive Options            0        8,009
                              ____________ ___________ __________
 Diluted Earnings per Share:
  Income Available to Common Stockholders
  Plus Assumed Exercised
    Options                   $3,084,811    2,641,330     $1.17
                              =========== ============ ==========

Year Ended December 31, 1998:
 Basic Earnings per Share:
  Income Available to Common
    Stockholders              $2,767,632    2,668,660     $1.04
 Effect of Dilutive Options            0        3,752
                              ___________ ____________ __________
 Diluted Earnings per Share:
  Income Available to Common Stockholders
  Plus Assumed Exercised
    Options                   $2,767,632    2,672,412     $1.04
                              =========== ============ ==========

NOTE 14 - STOCK OPTION PLANS

Union National currently has three separate stock option plans in place. First, there is the Employee Stock Purchase Plan, which allows eligible employees to purchase stock in Union National. There are 110,250 shares reserved for issuance under this plan. Options granted under this plan have a five-year term and can be exercised at 85% of the fair market value of the stock on the date of exercise. The other two plans are the Employee Stock Incentive Plan and the Independent Directors' Stock Option Plan. There are 137,625 shares reserved for issuance under the Employee Stock Incentive Plan and 66,150 shares reserved for issuance under the Independent Directors' Stock Option Plan. Options granted under these two plans have terms up to 10 years, have option prices equal to the fair value of the shares on the date of the grant and are exercisable six months after their grant date. No options have been exercised under the Employee Stock Incentive Plan or the Independent Directors' Stock Option Plan.

Stock option transactions for the years ended December 31, 2000, 1999 and 1998, are summarized below:

                                   Stock       Weighted-Average
                                  Options       Exercise Price
                                  ________     _________________
Options Outstanding at December 31, 1997
   (Prices range from $17.90
   to $21.11)                       21,062        $   18.71
Year Ended December 31, 1998:
Options Granted                     35,280            17.51
Options Exercised (at $15.12
    to $17.95)                        (502)           16.84
Options Forfeited                   (5,207)           17.41
                                  _________     ________________
Options Outstanding at December
   31, 1998 (Prices range from
   $14.99 to $21.11)                50,633        $   16.40

Year Ended December 31, 1999:
Options Granted                     60,480        $   19.20
Options Exercised (at $15.12
   to $19.58)                         (844)           16.32
Options Forfeited                   (4,801)           18.46
                                 __________     ________________
Options Outstanding at December
   31, 1999 (Prices range from
   $14.40 to $21.67)               105,468        $   17.17

Year Ended December 31, 2000:
Options Granted                     57,325        $   12.95
Options Exercised (at $15.12
   to $19.58)                         (893)           12.54
Options Forfeited                  (14,796)           12.16
                                 __________     ________________
Options Outstanding at December
   31, 2000 (Prices range from
   $10.29 to $21.67)               147,104        $   14.46
                                 ==========     ================

Options outstanding and exercisable at December 31, 2000, consisted of the following:

                       Options Outstanding
  _____________________________________________________________

   Range of          Options        Average         Average
   Exercise        Outstanding      Exercise      Contractual
    Prices                           Price            Life
________________  _____________   ____________    ____________
$10.29 to $12.25      82,352         $10.85         5.3 years
$16.19 to $17.91      24,255         $17.13         8.6 years
$19.42 to $21.67      40,497         $20.21         8.5 years
________________  _____________   ____________    ____________
$10.29 to $21.67     147,104         $14.46         6.8 years
================  =============   ============    ============

                    Options Exercisable
__________________________________________________________
   Range of               Options            Average
   Exercise             Exercisable       Exercise Price
    Prices
________________      _____________   ____________________
$10.29 to $12.25          57,052              $10.29
$16.19 to $17.91          24,255              $17.13
$19.42 to $21.67          40,497              $20.21
________________      _____________   _____________________
$10.29 to $21.67         121,804              $14.95
================      =============   =====================

Had Union National determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Union National's net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                Years Ended December 31,
                              2000        1999        1998
                           __________   _________   _________
Net Income
 As Reported               $1,667,087   $3,084,811 $2,767,632
 Pro Forma                  1,549,557    2,826,499  2,641,592
Net Income Per Share
 As Reported (Basic)       $      .65   $     1.17 $     1.04
 As Reported
    (Assuming Dilution)           .64         1.17       1.04
 Pro Forma (Basic)                .60         1.07        .99
 Pro Forma
    (Assuming Dilution)           .60         1.07        .99

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. The per share weighted-average fair value of stock options granted is as follows with the weighted-average assumptions also noted for the year:

                                       Year Ended
                                    December 31, 2000
                                    _________________
Employee Stock Purchase Plan:
Weighted-Average Fair
 Value of Options Granted               $ 3.18
Weighted-Average Assumptions:
Expected Dividend Yield                   3.09%
Risk-Free Interest Rate                   6.19%
Expected Life (Years)                     2.5
Expected Volatility Over the
 Expected Life                           27.0%

Stock Incentive Plan and the
 Independent Directors' Stock
 Option Plan:
Weighted-Average Fair Value
 of Options Granted                     $ 2.81
Weighted-Average Assumptions:
Expected Dividend Yield                   3.36%
Risk-Free Interest Rate                   5.54%
Expected Life (Years)                     8.0
Expected Volatility Over the
 Expected Life                           49.1%

                                       Year Ended
                                    December 31, 1999
                                    _________________
Employee Stock Purchase Plan:
Weighted-Average Fair
 Value of Options Granted               $ 4.28
Weighted-Average Assumptions:
Expected Dividend Yield                   2.95%
Risk-Free Interest Rate                   5.67%
Expected Life (Years)                     2.5
Expected Volatility Over the
 Expected Life                           22.4%

Stock Incentive Plan and the
 Independent Directors' Stock
 Option Plan:
Weighted-Average Fair Value
 of Options Granted                     $ 4.27
Weighted-Average Assumptions:
Expected Dividend Yield                   3.05%
Risk-Free Interest Rate                   5.93%
Expected Life (Years)                     8.0
Expected Volatility Over the
 Expected Life                           42.4%


                                       Year Ended
                                    December 31, 1998
                                    _________________
Employee Stock Purchase Plan:
Weighted-Average Fair
 Value of Options Granted               $ 3.96
Weighted-Average Assumptions:
Expected Dividend Yield                   2.63%
Risk-Free Interest Rate                   5.09%
Expected Life (Years)                     2.5
Expected Volatility Over the
 Expected Life                           19.4%

Stock Incentive Plan and the
 Independent Directors' Stock
 Option Plan:
Weighted-Average Fair Value
 of Options Granted                     $ 2.92
Weighted-Average Assumptions:
Expected Dividend Yield                   2.92%
Risk-Free Interest Rate                   4.56%
Expected Life (Years)                     8.0
Expected Volatility Over the
 Expected Life                           35.5%

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," Union National has presented estimated fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value or other valuation techniques. These fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. As a result, Union National's ability to realize these derived values cannot be assured. Further, certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Union National.

The following methods and assumptions were used by Union National in estimating the fair value of its financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets for cash and short-term investments approximate their fair values.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted prices, where available. If quoted prices are not available, fair values are based on quoted prices of comparable instruments.

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

INTEREST RATE CAP: The estimated fair value of the interest rate cap is based on dealer quotes. The fair value represents the amount that Union National would receive to terminate the contract, taking into account current interest rates.

OFF-BALANCE-SHEET INSTRUMENTS: For Union National's off-balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

DEPOSIT LIABILITIES: The fair values of deposits with no stated maturities, such as demand deposits, savings accounts, NOW and money market deposits, equal their carrying amounts, which represent the amount payable on demand. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: The fair values of Union National's long-term debt are estimated using discounted cash flow analyses, based on Union National's incremental borrowing rates for similar types of borrowing arrangements.

At December 31, 2000 and 1999, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                                        December 31, 2000
                                ______________________________
                                   Carrying
                                    Value          Fair Value
                                ______________   _____________
Assets:
 Cash and Due from Banks          $  7,715,421    $  7,715,421
 Investment Securities
  Held-to-Maturity                  14,138,943      13,960,230
 Investment Securities
  Available-for-Sale                63,429,330      63,429,330
 Loans, Net of Unearned Income
  and Allowance for Loan Losses    184,193,557     184,884,000
 Accrued Interest Receivable         1,795,300       1,795,300
 Interest Rate Cap                      32,249          32,249

Liabilities:
 Demand and Savings Deposits        99,085,221      99,085,221
 Time Deposits                     113,459,838     113,766,000
 Short-term Borrowings              13,495,235      13,495,235
 Long-term Debt                     30,735,360      31,972,000
 Accrued Interest Payable            1,318,087       1,318,087

Off-balance-sheet Items:
 Commitments to Extend Credit
   and Standby Letters of Credit             0               0

                                         December 31, 1999
                                 ______________________________
                                    Carrying
                                     Value         Fair Value
                                 _____________   ______________
Assets:
 Cash and Due from Banks          $  7,004,064    $ 7,004,064
 Investment Securities
  Held-to-Maturity                  28,712,219     27,620,119
 Investment Securities
  Available-for-Sale                52,114,270     52,114,270
 Loans, Net of Unearned Income
  and Allowance for Loan Losses    173,071,483    172,299,000
 Accrued Interest Receivable         1,715,645      1,715,645
 Interest Rate Cap                           0              0

Liabilities:
 Demand and Savings Deposits       101,530,662    101,530,662
 Time Deposits                     107,650,557    107,671,000
 Short-term Borrowings               9,100,000      9,100,000
 Long-term Debt                     27,035,360     26,768,000
 Accrued Interest Payable              962,677        962,677

Off-balance-sheet Items:
 Commitments to Extend Credit
   and Standby Letters of Credit             0              0

NOTE 16 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY)

                       CONDENSED BALANCE SHEETS
                                     December 31,   December 31,
                                        2000           1999
                                    ____________   _____________
ASSETS
   Cash in Subsidiary Bank          $   169,005    $      8,108
   Interest-Bearing Deposits
       in Other Banks                    74,967               0
   Investment in Subsidiary          22,348,385      22,021,896
   Other Equity Investment Securities   244,538         295,890
   Investments in Limited
       Partnerships                     761,132         823,158
   Recoverable Federal Income Taxes      10,719               0
                                    ____________   _____________
       Total Assets                 $23,608,746    $ 23,149,052
                                    ============   =============
LIABILITIES
   Income Taxes Payable             $         0    $      5,446
   Deferred Income Taxes                 46,768          80,152
                                    ____________   _____________
       Total Liabilities                 46,768          85,598

STOCKHOLDERS' EQUITY
   Total Stockholders' Equity        23,561,978      23,063,454
                                    ____________   _____________
   Total Liabilities and
          Stockholders' Equity     $ 23,608,746    $ 23,149,052
                                    ============   =============

                    CONDENSED STATEMENTS OF INCOME
                                   Years Ended December 31,
                                  __________________________
                                      2000          1999
                                  _____________  ___________
INCOME
 Dividends from Subsidiary         $2,117,500    $2,075,000
 Dividends on Other Equity
   Investment Securities               13,971        12,118
 Interest on Deposits in Subsidiary     5,835         5,421
 Gain on Sale of Securities            74,476             0
 Management Fees from Subsidiary       42,128        40,973
                                  _____________  ___________
      Total Income                  2,253,910     2,133,512

EXPENSES                              143,683       151,038
                                  _____________  ___________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                    2,110,227     1,982,474
Provision for income taxes (benefit) (121,530)     (156,363)
                                  _____________  ___________
                                    2,231,757     2,138,837
EQUITY in (EXCESS of) UNDISTRIBUTED INCOME
  of SUBSIDIARY                      (564,670)      945,974
                                  _____________  ___________
  NET INCOME                       $1,667,087    $3,084,811
                                  =============  ===========
                                   Year Ended December 31,
                                  _________________________
                                       1998
                                   _____________
INCOME
 Dividends from Subsidiary          $2,820,000
 Dividends on Other Equity
   Investment Securities                10,270
 Interest on Deposits in Subsidiary      5,185
 Gain on Sale of Securities                  0
 Management Fees from Subsidiary        49,273
                                   _____________
      Total Income                   2,884,728

EXPENSES                               127,722
                                   _____________
 Income before Income Taxes and
   Equity in Undistributed Income
   of Subsidiary                     2,757,006
Provision for income taxes (benefit)  (138,087)
                                   _____________
                                     2,895,093
EQUITY in (EXCESS of) UNDISTRIBUTED INCOME
  of SUBSIDIARY                       (127,461)
                                   _____________
  NET INCOME                        $2,767,632
                                   =============


NOTE 16 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY) (continued)

                 CONDENSED STATEMENTS OF CASH FLOWS
                                       Years Ended December 31,
                                    _____________________________
                                          2000           1999
                                    ______________  _____________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                         $1,667,087    $3,084,811
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                       564,670      (945,974)
      Investment Securities
        (Gains)/Losses                   (74,476)            0
      Provision for Deferred Income Taxes (5,366)       (4,336)
      Decrease/(Increase) in Other
          Assets                          51,308       283,675
      (Decrease)/Increase in Other
          Liabilities                     (5,446)        5,446
                                    ______________  _____________
     Net Cash Provided by Operating
        Activities                     2,197,777     2,423,622

CASH FLOWS from INVESTING ACTIVITIES
   Proceeds from Sales of Available-
    for-Sale Securities                  119,275             0
   Purchases of Available-for-Sale
    Securities                           (75,853)      (12,009)
                                    ______________  _____________
   Net Cash Provided by (Used in)
         Investing Activities             43,422       (12,009)

CASH FLOWS from FINANCING ACTIVITIES
   Acquisition of Treasury Stock        (853,495)   (1,352,675)
   Payments on Long-Term Debt                  0             0
   Issuance of Common and Treasury Stock 334,570       338,190
   Cash Dividends Paid                (1,486,410)   (1,424,497)
                                    ______________  _____________
     Net Cash (Used in)
     Financing Activities             (2,005,335)   (2,438,982)
                                    ______________  _____________
     NET INCREASE/(DECREASE) in CASH     235,864       (27,369)

     CASH - Beginning of Year              8,108        35,477
                                    ______________  _____________
     CASH - End of Year                $ 243,972    $    8,108
                                    ==============  =============

                                       Year Ended December 31,
                                    ____________________________
                                         1998
                                    ______________
CASH FLOWS from OPERATING ACTIVITIES
   Net Income                          $2,767,632
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Undistributed Income of
        Subsidiary                        127,461
      Investment Securities
        (Gains)/Losses                          0
      Provision for Deferred Income Taxes  (4,186)
      Decrease/(Increase) in Other Assets  (6,524)
      (Decrease)/Increase in Other Liabilities  0
                                    _______________
     Net Cash Provided by Operating
        Activities                      2,884,383

CASH FLOWS from INVESTING ACTIVITIES
   Proceeds from Sales of Available-
    for-Sale Securities                         0
   Purchases of Available-for-Sale
    Securities                                  0
                                    _______________
   Net Cash Provided by (Used in)
         Investing Activities                   0

CASH FLOWS from FINANCING ACTIVITIES
   Acquisition of Treasury Stock       (1,995,379)
   Payments on Long-Term Debt            (190,000)
   Issuance of Common and Treasury Stock  266,265
   Cash Dividends Paid                 (1,044,423)
                                    _______________
     Net Cash (Used in)
     Financing Activities              (2,963,537)
                                    _______________
      NET INCREASE/(DECREASE) in CASH     (79,154)

     CASH - Beginning of Year             114,631
                                    _______________
     CASH - End of Year                $   35,477

                                    ===============


                    INDEPENDENT AUDITOR'S REPORT

Beard Miller Company, LLP, Certified Public Accountants and
Consultants
Stockholders and Board of Directors
Union National Financial Corporation and Subsidiary
Mount Joy, Pennsylvania

  We have audited the accompanying consolidated balance sheet of Union National Financial Corporation and Subsidiary as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Union National Financial Corporation and Subsidiary for the years ended December 31, 1999 and 1998 were audited by other auditors whose report, dated January 13, 2000, expressed an unqualified opinion on those statements.
  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
  In our opinion, the 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union National Financial Corporation and Subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                              /s/ Beard Miller Company, LLP
                             ____________________________________

                              Beard Miller Company, LLP

Harrisburg, Pennsylvania
January 23, 2001



            SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended
December 31, 2000 and 1999, are as follows: (Dollars in thousands, except per share data)

                                         2000
                       __________________________________________
(Dollars in thousands,    March    June    September   December
except per share data)     31       30        30*         31*
                         _______   ______   ________    ________
Interest Income          $4,931    $5,082    $5,295      $5,275
Interest Expense          2,355     2,434     2,757       2,806
                         _______   ______   ________    ________
 Net Interest Income      2,576     2,648     2,538       2,469
Provision for Loan Losses    51        77       112         157
                         _______   ______   ________    ________
 Net Interest Income after
   Provision for Loan
   Losses                 2,525     2,571     2,426       2,312
Other Operating Income      383       428       423         498
Other Operating Expenses  2,094     2,286     2,406       3,163
                         _______   ______   ________    ________
 Income before Income Taxes 814       713       443        (353)

Provision for Income Taxes
   (Benefit)                139       100       (11)       (278)
                         _______   ______   ________    ________
 Net Income                $675      $613      $454        $(75)
                         =======   ======   ========    ========
 Net Income (Loss) per Common Share
   (Basic and Assuming
   Dilution)             $ 0.26    $ 0.24    $ 0.18      $(0.03)
                         =======   ======   ========    ========

* The results of operations for the third and fourth quarters of 2000 were impacted by various initiatives as reviewed in Management's Discussion and Analysis. The third quarter of 2000 included non-recurring costs related to various technology initiatives of approximately $113,000, net of tax. The fourth quarter of 2000 included non-recurring costs related to the technology initiatives and an early retirement plan of approximately $430,000, net of tax.

NOTE: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.

                                         1999
                       __________________________________________
(Dollars in thousands,    March    June    September   December
except per share data)      31       30       30          31
                         _______   ______   ________    ________
Interest Income          $4,660    $4,749    $4,839      $4,831
Interest Expense          2,139     2,148     2,237       2,287
                         _______   ______   ________    ________
 Net Interest Income      2,521     2,601     2,602       2,544
Provision for Loan Losses    41        57        94          21
                         _______   ______   ________    ________
 Net Interest Income after
   Provision for Loan
   Losses                 2,480     2,544     2,508       2,523
Other Operating Income      335       353       375         415
Other Operating Expenses  1,858     1,905     1,983       1,980
                         _______   ______   ________    ________
Income before Income Taxes  957       992       900         958

Provision for Income Taxes
 (Benefit)                  199       201       127         195
                         _______   ______   ________    ________
   Net Income              $758      $791      $773        $763
                         =======   ======   ========    ========
Net Income (Loss) per Common Share
 (Basic and Assuming
   Dilution)             $ 0.29    $ 0.30    $ 0.29      $ 0.29
                         =======   ======   ========    ========

NOTE: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.


                CONSOLIDATED SUMMARY OF OPERATIONS

(Dollars in thousands, except per share data)
                                  Years Ended December 31,
                             ____________________________________

                                2000         1999        1998
                             __________   __________   __________
INCOME AND EXPENSE
Interest Income              $ 20,583     $ 19,080     $ 18,064
Interest Expense               10,352        8,811        8,695
                             __________   __________   __________
Net Interest Income            10,231       10,269        9,369
Provision for Loan Losses         397          214          325
                             __________   __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   9,834       10,055        9,044
Other Operating Income          1,732        1,477        1,157
Other Operating Expenses        9,949        7,725        6,718
                             __________   __________   __________
Income before Income Taxes      1,617        3,807        3,483
Provision for Income Taxes
 (Benefit)                        (50)         722          715
                             __________   __________   __________
Net Income for Year           $ 1,667      $ 3,085     $  2,768
                             ==========   ==========   ==========
PER SHARE*

Net Income (Basic)           $    .65     $   1.17     $   1.04
Cash Dividends Paid             0.576        0.540        0.390
Average Shares Outstanding
 (Basic)                    2,576,310    2,633,321    2,668,660

FINANCIAL RATIOS

Return on Average Assets          .60%        1.17%        1.15%
Return on Average
  Stockholders' Equity           7.21%       13.29%       12.05%
Dividend Payout Ratio           89.16%       46.18%       37.74%
Average Stockholders' Equity
 to Average Assets               8.30%        8.83%        9.51%

AVERAGE BALANCE SHEET

Net Loans                   $ 182,728    $ 169,667     $162,090
Investments                    81,970       79,078       63,461
Other Earning Assets              293        2,306        4,211
Total Assets                  278,416      263,075      241,639
Deposits                      214,464      206,470      188,179
Short-Term Borrowings          11,314        2,020          412
Long-Term Debt                 27,920       29,882       28,584
Stockholders' Equity           23,110       23,218       22,971

BALANCE SHEET AT YEAR-END

Net Loans                    $185,981     $174,854     $163,796
Investments                    77,568       80,826       75,756
Total Earning Assets          263,549      255,680      247,347
Total Assets                  282,680      269,579      261,368
Deposits                      212,545      209,181      205,544
Short-Term Borrowings          13,495        9,100          187
Long-Term Debt                 30,735       27,035       30,624
Stockholders' Equity           23,562       23,063       23,697

* Per Share information reflects 5% stock dividends of Union
National's common stock effective on May 15, 1997, May 14, 1999, and May 19, 2000.

                             Years Ended December 31,
                             _______________________

                                1997         1996
                             __________   __________
INCOME AND EXPENSE
Interest Income              $ 16,205     $ 14,218
Interest Expense                7,550        6,380
                             __________   __________
Net Interest Income             8,655        7,838
Provision for Loan Losses         390          150
                             __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   8,265        7,688
Other Operating Income            986          811
Other Operating Expenses        6,347        5,951
                             __________   __________
Income before Income Taxes      2,904        2,548
Provision for Income Taxes
 (Benefit)                        579          356
                             __________   __________
Net Income for Year          $  2,325     $  2,192
                             ==========   ==========
PER SHARE*

Net Income (Basic)           $   0.85     $   0.80
Cash Dividends Paid             0.319        0.276
Average Shares Outstanding
 (Basic)                    2,744,567    2,749,580

FINANCIAL RATIOS

Return on Average Assets         1.09%        1.17%
Return on Average
  Stockholders' Equity          10.17%       10.24%
Dividend Payout Ratio           37.68%       34.68%
AverageCRIPTION>             Consent of Beard Miller Company,
                              LLP,Independent Auditors
[TEXT]
                                                   EXHIBIT 23.1

     Consent of Beard Miller Company, LLP, Independent Auditors

   CONSENT OF BEARD MILLER & COMPANY, LLP INDEPENDENT AUDITORS


Regarding: Registration Statements, File No. 33-80093, 333-80739
and No. 333-27837

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated January 23, 2001, with respect to the consolidated financial statements of Union National Financial Corporation included in this Annual
Report (Form 10-K) for the year ended December 31, 2000.

                                   /s/ Beard Miller Company, LLP
                                   Beard Miller Company, LLP

Harrisburg, Pennsylvania
March 26, 2001
