Form 10-K/A, Exhibit 13
period 2000-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2001-04-02
CIK 874482

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

* Per Share information reflects 5% stock dividends of Union
National's common stock effective on May 15, 1997, May 14, 1999, and May 19, 2000.

                             Years Ended December 31,
                             _______________________

                                1997         1996
                             __________   __________
INCOME AND EXPENSE
Interest Income              $ 16,205     $ 14,218
Interest Expense                7,550        6,380
                             __________   __________
Net Interest Income             8,655        7,838
Provision for Loan Losses         390          150
                             __________   __________
Net Interest Income
  after Provision for
  Loan Losses                   8,265        7,688
Other Operating Income            986          811
Other Operating Expenses        6,347        5,951
                             __________   __________
Income before Income Taxes      2,904        2,548
Provision for Income Taxes
 (Benefit)                        579          356
                             __________   __________
Net Income for Year          $  2,325     $  2,192
                             ==========   ==========
PER SHARE*

Net Income (Basic)           $   0.85     $   0.80
Cash Dividends Paid             0.319        0.276
Average Shares Outstanding
 (Basic)                    2,744,567    2,749,580

FINANCIAL RATIOS

Return on Average Assets         1.09%        1.17%
Return on Average
  Stockholders' Equity          10.17%       10.24%
Dividend Payout Ratio           37.68%       34.68%
Average Stockholders' Equity
 to Average Assets              10.68%       11.40%

AVERAGE BALANCE SHEET

Net Loans                   $ 140,925     $124,483
Investments                    57,551       48,707
Other Earning Assets            3,564        2,576
Total Assets                  213,986      187,814
Deposits                      168,814      154,474
Short-Term Borrowings           1,461        2,009
Long-Term Debt                 19,425        8,411
Stockholders' Equity           22,859       21,411

BALANCE SHEET AT YEAR-END

Net Loans                    $152,699     $130,391
Investments                    64,737       54,890
Total Earning Assets          220,271      190,071
Total Assets                  233,243      203,472
Deposits                      180,135      164,513
Short-Term Borrowings             900        2,989
Long-Term Debt                 27,329       12,676
Stockholders' Equity           23,756       22,223

* Per Share information reflects the 5% stock dividends of Union
National's common stock effective on May 15, 1997, May 14, 1999, and May 19, 2000.


 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements for Union National Financial Corporation, a bank holding company, and its wholly-owned subsidiary, Union National Community Bank. Union National's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report. Current performance does not guarantee, assure or indicate similar performance in the future.

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

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Union National Financial Corporation, Union National Community Bank or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:
     *   operating, legal and regulatory risks;
     *   economic, political and competitive forces; and
     * the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that Union National periodically files with the Securities and Exchange Commission.

Results of Operations
_____________________

Overview

Consolidated net income for 2000 was $1,667,000, a decrease of 46.0%, as compared to consolidated net income of $3,085,000 for 1999. Consolidated net income for 1999 increased by 11.5%, as compared to consolidated net income of $2,768,000 for 1998.

Basic earnings per share for 2000 amounted to 65 cents and diluted earnings per share amounted to 64 cents, as compared to basic and diluted earnings per share of $1.17 for 1999 and $1.04 for 1998.

The following items impacted results of operations for 2000 as compared to 1999:
     * Net income decreased due to a narrowing of the spread between the interest rates earned on loans and investments as compared to the interest rates paid on deposits and short- and long-term borrowings.
     * Net income increased due to growth of 7.7% in average net loans, which was funded by growth in average deposits and additional borrowings.
     * Net income decreased due to an increase in the provision for loan losses of $183,000.
     * Net income increased due to an increase in other operating income of $255,000 or 17.2%.
     * Net income decreased due to an increase in other operating expenses of $2,224,000 or 28.8%.
The above items are quantified and discussed in further detail under their respective sections below.

The following items impacted results of operations for 1999 as compared to 1998:
     * Net income increased due to growth of 4.7% in average net loans and growth of 24.6% in average investment securities, which were funded primarily by growth in average deposits and by additions to average borrowings.
     * Net income increased due to a slight widening of the spread between the earnings rates on loans and investments as compared to the interest rates paid on deposits and long-term debt.
     * Net income increased due to a decrease in the provision for loan losses of $111,000.
     * Net income increased due to an increase in other operating income of $320,000 or 27.6%.
     * Net income decreased due to an increase in other operating expenses of $1,007,000 or 15.0%.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 0.60% for 2000, 1.17% for 1999 and 1.15% for 1998. Net income as a percent of average stockholders' equity, also known as return on average equity
(ROE), was 7.21% for 2000, 13.29% for 1999 and 12.05% for 1998.
ROE was negatively impacted by the decline in earnings as discussed above. In contrast, ROE was positively impacted by the treasury stock repurchase plan and by an increase in average unrealized losses on available-for-sale securities. See the discussion under the section on Stockholders' Equity for further details.

Management currently expects a moderation in the growth of loans and deposits for 2001 as compared to its historic growth rates. Moderation in loan and deposit growth is expected due to increased competition in Union National's market area. However, management has taken specific actions to enhance the bank's competitive position for loans, deposits and other financial services in Lancaster County, Pennsylvania (the bank's market area). These actions include the following:
     * increased emphasis on business development and continued sales training for staff;
     *   the development of formalized sales incentive programs;
     *   further development of both loan and deposit products;
     * further development of the bank's cash management program for commercial customers; and
     * the strategic promotion of the bank's retail offices in light of continued consolidation in the banking and financial services industry.
In addition, there is general economic stability in the bank's market area along with continued population and business growth. The funding for loan growth is further discussed under the section on Liquidity.

It is anticipated that economic activity in the bank's market area during 2001 appears favorable due to continued economic growth and construction activity. The overall effects of past economic conditions, as well as other factors, can be seen by a mild lessening of certain borrowers' financial strength. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

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

Net interest income and corresponding yields are presented in the tables and related discussion on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34% for 2000, 1999 and 1998.

Net interest income for 2000 decreased by $10,000 over 1999. Net interest income for 1999 increased by $1,044,000 or 10.4%, over 1998. For 2000, average loan growth of $13,061,000 was funded primarily by the growth in average deposits of $7,994,000 and by growth in average borrowings of $7,332,000. Average earning assets increased in the amount of $13,940,000 in the aggregate over 1999. The volume growth in earning assets and interest-bearing liabilities increased net interest income by the amount of $266,000 in 2000 over 1999, as compared to $943,000 in 1999 over 1998.

The overall interest rate on the average total earning assets increased to 8.07% for 2000, as compared to 7.91% for 1999. However, the overall interest rate on the average interest-bearing liabilities increased to 4.49% for 2000, as compared to 4.07% for 1999. This was due to rising short- and intermediate-term interest rates, which are reflected in higher rates on high-yield money market accounts, certificates of deposit and short-term borrowings. In addition, due to rising interest rates and the higher cost of long-term, fixed-rate advances from the Federal Home Loan Bank of Pittsburgh, the bank utilized additional short-term borrowings during 2000. The net effect of all interest rate fluctuations and funding changes was to decrease net interest income in the amount of $276,000 for 2000 from 1999, as compared to an increase of $101,000 for 1999 over 1998. See management's discussion below concerning the anticipated impact of these interest rate fluctuations on the results of operations for 2001.

As referenced above, in order to enhance the net interest income in future periods, management has entered into transactions that increase earning assets funded by advances from the FHLB. The terms and amounts of the transactions, when combined with the bank's overall balance sheet structure, maintain the bank within its interest rate risk policies. As of December 31, 2000, the bank had received long-term advances of $30,735,000 and short-term advances of $10,570,000 from its available credit of $123,293,000 at the FHLB for purposes of funding loan demand and security purchases. The total advances have maturities that range from overnight borrowings to October 2010. The total advances outstanding at December 31, 2000, represent an increase of $6,070,000 from the prior year and with rising interest rates during 2000, the average interest rate on these borrowings has increased to 5.98% from 5.37%.

In June 1999, the Federal Reserve Bank began tightening the monetary supply and the prime interest rate was increased from

Distribution of Assets, Liabilities and Stockholders' Equity;
Interest Rates and Interest Differential (Taxable Equivalent
Basis)
                                             Year Ended
                                          December 31, 2000
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      50       $      2      4.00%
Federal Funds Sold                  243             15      6.17%
Investment Securities:
 Taxable                         58,014          3,828      6.60%
 Tax Exempt                      23,956          1,840      7.68%
Loans-Net*                      182,728         15,697      8.59%
                               _________      ________     ______
 Total Earning Assets           264,991       $ 21,382      8.07%
                                              ========     ======
Allowance for Loan Losses        (1,807)
Other Nonearning Assets          15,232
                               _________
 TOTAL ASSETS                 $ 278,416
                               =========

LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  52,392       $  1,243      2.37%
 Savings                         26,525            497      1.87%
 Time                           112,372          6,215      5.53%
Short-Term Borrowings            11,314            753      6.66%
Long-Term Debt                   27,920          1,644      5.89%
                               _________      ________     ______
 Total Interest-Bearing
  Liabilities                   230,523       $ 10,352      4.49%
                                              ========     ======
Demand Deposits                  23,175
Other Liabilities                 1,608
                               _________
 TOTAL LIABILITIES              255,306
Stockholders' Equity             23,110
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 278,416
                               =========
 Net Interest Income/
   Interest Rate Spread                       $ 11,030      3.58%
                                              ========     ======
 Net Interest Margin                                        4.16%
                                                           ======

Balances of nonaccrual loans and related income recognized have been included for computational purposes. Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets. Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

* Includes loan fees of $516,000 for the year ended December 31, 2000, $589,000 for year ended December 31, 1999, and $613,000 for year ended December 31, 1998.


                                            Year Ended
                                        December 31, 1999
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      53       $      2      3.77%
Federal Funds Sold                2,253            108      4.79%
Investment Securities:
 Taxable                         54,306          3,337      6.14%
 Tax Exempt                      24,772          1,921      7.75%
Loans-Net*                      169,667         14,482      8.54%
                               _________      ________     ______
 Total Earning Assets           251,051       $ 19,850      7.91%
                                              ========     ======
Allowance for Loan Losses        (1,791)
Other Nonearning Assets          13,815
                               _________
 TOTAL ASSETS                 $ 263,075
                               =========

LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  52,084       $  1,127      2.16%
 Savings                         28,258            589      2.08%
 Time                           104,224          5,355      5.14%
Short-Term Borrowings             2,020            112      5.54%
Long-Term Debt                   29,882          1,627      5.44%
                               _________      ________     ______
 Total Interest-Bearing
  Liabilities                   216,468       $  8,810      4.07%
                                              ========     ======
Demand Deposits                  21,904
Other Liabilities                 1,485
                               _________
 TOTAL LIABILITIES              239,857
Stockholders' Equity             23,218
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 263,075
                               =========
 Net Interest Income/
   Interest Rate Spread                       $ 11,040      3.84%
                                              ========     ======
 Net Interest Margin                                        4.40%
                                                           ======
Balances of nonaccrual loans and related income recognized have been included for computational purposes.  Balances reflect
amortized historical cost for available-for-sale securities.  The related average unrealized holding gain or loss on securities is included in other nonearning assets.  Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

* Includes loan fees of $516,000 for the year ended December 31, 2000, $589,000 for year ended December 31, 1999, and $613,000 for year ended December 31, 1998.

                                             Year Ended
                                          December 31, 1998
                                _________________________________
(In Thousands)                  Average
                                Balance       Interest      Rate
                               _________      ________     ______
ASSETS
Interest-Bearing Deposits
 in Other Banks               $      51       $      2      3.92%
Federal Funds Sold                4,160            222      5.34%
Investment Securities:
 Taxable                         44,540          2,796      6.28%
 Tax Exempt                      18,921          1,508      7.97%
Loans-Net*                      162,090         14,163      8.74%
                               _________      ________     ______
 Total Earning Assets           229,762       $ 18,691      8.13%
                                              ========     ======
Allowance for Loan Losses        (1,681)
Other Nonearning Assets          13,558
                               _________
 TOTAL ASSETS                 $ 241,639
                               =========
LIABILITIES and STOCKHOLDERS' EQUITY
Deposits:
 Interest-Bearing Demand      $  44,528       $  1,015      2.28%
 Savings                         25,598            601      2.35%
 Time                            98,842          5,435      5.50%
Short-Term Borrowings               412             23      5.58%
Long-Term Debt                   28,584          1,621      5.67%
                               _________      ________     ______
 Total Interest-Bearing
  Liabilities                   197,964       $  8,695      4.39%
                                              ========     ======
Demand Deposits                  19,211
Other Liabilities                 1,493
                               _________
 TOTAL LIABILITIES              218,668
Stockholders' Equity             22,971
                               _________
 TOTAL LIABILITIES and
   STOCKHOLDERS' EQUITY       $ 241,639
                               =========
 Net Interest Income/
   Interest Rate Spread                       $  9,996      3.74%
                                              ========     ======
 Net Interest Margin                                        4.35%
                                                           ======
Balances of nonaccrual loans and related income recognized have been included for computational purposes.  Balances reflect
amortized historical cost for available-for-sale securities.  The related average unrealized holding gain or loss on securities is included in other nonearning assets.  Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

* Includes loan fees of $516,000 for the year ended December 31, 2000, $589,000 for year ended December 31, 1999, and $613,000 for year ended December 31, 1998.


7.75% to 9.50% by May 2000. With these increases in interest rates, there also was an increase in the rates the bank needed to pay to attract and retain deposits and needed to pay on maturing or repricing advances from the Federal Home Loan Bank. However, subsequent to year-end the Federal Reserve Bank began lowering interest rates and the prime interest rate fell to 8.00% in March 2001.

It is currently anticipated that for 2001, the bank's net interest margin percentage will continue to narrow in comparison to the net interest margin percentage for 2000. As an offset to the narrowing of the net interest margin percentage, income from growth in earning assets during 2000, net of costs of growth in deposits and borrowings, should increase the net interest margin in 2001. The netting of these two factors, as reflected in the bank's current model and estimates as of December 31, 2000, may result in a net interest margin for 2001 that is currently expected to be comparable to the net interest margin earned in 2000. However, currently expected growth in earning assets during the year 2001 should increase the bank's net interest margin. This expected growth was not reflected in the bank's model at December 31, 2000.

The bank's current model includes a $3,000,000 purchase of bank-owned life insurance made in June 2000. This is a financial transaction reflected in the net interest margin of the model, but for financial reporting purposes the increase in the cash surrender value of the life insurance is recorded as other noninterest income. The model also includes an interest rate cap purchased in October 2000. The interest rate cap was purchased to mitigate interest rate risk in a rising-rate environment. The bank purchased, for $70,000, a three-year interest rate cap with a notional amount of $10,000,000 and a strike price of 7%. If the three-month LIBOR rate exceeds the 7% strike price, the cap is "in the money" and pays the bank the difference in interest cost between the current three-month LIBOR rate and 7% on the notional amount of $10,000,000. The cap, which had a market value of $32,249 at year-end, was accounted for on a marked-to-market basis in accordance with SFAS No. 133. Since the cap did not meet the criteria for a hedge under SFAS No. 133, the loss of $37,751 was reflected as an increase in interest expense at December 31, 2000. Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the yield curve during 2001, the options selected by customers and the future mix of the loan, investment and deposit products in the bank's portfolios may significantly change the estimates used in the simulation models. See discussions on Liquidity and Market Risk - Interest Rate Risk.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings to address losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. Net charge-offs amounted to $393,000 for 2000, as compared to $174,000 for 1999 and $175,000 for 1998. Future adjustments to the allowance, and consequently the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses was $397,000 in 2000, $214,000 in 1999 and $325,000 in 1998. The increase in the provision for loan losses from 1999 to 2000 is primarily a result of the increase in net charge-offs. See discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income

Other operating income for 2000 was $1,732,000, representing an increase of $255,000, or 17.2%, over 1999. Contributing to this increase were the following items:
     * additional earnings in monthly service charges in the amount of $75,000, which were partially attributable to a higher fee structure on noninterest-bearing accounts which was effective May 1, 1999;
     * additional earnings in insufficient funds charges in the amount of $55,000, which were partially a result of an increase in the bank's per-item charge effective June 1, 2000;

Rate/Volume Analysis of Changes in Net Interest Income (Taxable
Equivalent Basis)
                                        2000 Compared to 1999
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From:
 Interest- Bearing Deposits
  in Other Banks                    $     0      $     0   $   0
 Federal Funds Sold                     (93)        (117)     24
 Investment Securities:
    Taxable                             491          236     255
    Tax Exempt                          (81)         (63)    (18)
 Loans-Net                            1,215        1,121      94
                                    ________     ________   _____
    Total Earning Assets              1,532        1,177     355

Interest Expense On:
 Deposits:
  Interest-Bearing Demand               116            7     109
  Savings                               (92)         (35)    (57)
  Time                                  860          435     425
 Short-Term Borrowings                  641          615      26
 Long-Term Debt                          17         (111)    128
                                    ________     ________   _____
   Total Interest-Bearing
      Liabilities                     1,542          911     631
                                    ________     ________   _____
   Net Interest Income              $   (10)     $   266   $(276)
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

                                         1999 Compared to 1998
                                    _____________________________
                                     Total
(In Thousands)                       Change      Volume     Rate
                                    ________     ________   _____
Interest Income From:
 Interest-Bearing Deposits
  in Other Banks                    $     0      $     0   $   0
 Federal Funds Sold                    (114)         (93)    (21)
 Investment Securities:
    Taxable                             541          601     (60)
    Tax Exempt                          413          455     (42)
 Loans-Net                              319          652    (333)
                                    ________     ________   _____
    Total Earning Assets              1,159        1,615    (456)

Interest Expense On:
 Deposits:
  Interest-Bearing Demand               112          165     (53)
  Savings                               (12)          59     (71)
  Time                                  (80)         287    (367)
 Short-Term Borrowings                   89           89       0
 Long-Term Debt                           6           72     (66)
                                    ________     ________   _____
    Total Interest-Bearing
      Liabilities                       115          672    (557)
                                    ________     ________   _____

    Net Interest Income             $ 1,044      $   943   $ 101
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

     * increased usage of the bank's debit cards, resulting in additional earnings in interchange fee income in the amount of $48,000; and
     * earnings of $105,000 on the bank's investment during 2000 in bank-owned life insurance.
The bank also currently assesses a surcharge at its automatic teller machines (ATMs); however, ATM surcharges, or the elimination thereof, may be subject to future legislation.

Other operating income for 1999 was $1,477,000, representing an increase of $320,000, or 27.6%, over 1998. Contributing to this increase were the following items:
     * additional earnings in insufficient funds charges in the amount of $60,000, which were partially a result of an increase in the bank's per-item charge effective in June 1998;
     * additional earnings in monthly service charges in the amount of $59,000, which was primarily a result of a higher fee structure on noninterest-bearing accounts which was effective May 1, 1999;
     * additional earnings on commissions from the sale of loan insurance in the amount of $52,000, which was primarily a result of an increased sales focus and an increase in the bank's commission rates;
     * increased usage of the bank's debit cards, resulting in additional earnings in interchange fee income in the amount of $45,000;
     * additional commission earnings in the amount of $36,000 from the sales of alternative investment products through the bank's continued relationship with T.H.E. Financial Group, Ltd.;
     * additional earnings from check sales in the amount of $15,000;
     * an increase in income from trust services in the amount of $23,000; and
     * an increase in safe deposit box revenue in the amount of $11,000 as a result of an increase in fees effective January 1, 1999.

Other Operating Expenses

The aggregate of noninterest expenses for 2000 increased by $2,224,000, or 28.8%, over 1999. This noninterest expense increase is discussed below as it pertains to the various expense categories.

Employee salaries and wages increased by $987,000, or 27.5%, over 1999. These increases were essentially due to annual merit and cost-of-living increases, the cost of an early retirement package, planned staff additions and the compensation impact of our new paid-time-off program. The new paid-time-off program required an accrual of $62,000 for the cost of time-off earned, but not taken in 2000. The early retirement package was offered in October 2000 to certain employees who met age and years-of-service requirements. Ten employees took advantage of the early retirement offer at a total salary cost of $292,000. In addition to the salary cost, eligible employees were also able to continue health insurance coverage for three years. The one-time cost of the early retirement plan is expected to be largely offset by salary and employee benefit cost savings in 2001. Planned staff additions in 2000 included staff for our recently developed Wealth Management Group, key senior management positions and staff for a new community banking office.

Related fringe benefits increased by $274,000, or 34.2%, over 1999. The increased expense is primarily a result of the cost of health insurance and payroll taxes under the early retirement program which amounted to $76,000, the cost of a new short-term disability benefit plan and increased employee benefit costs as a result of staff additions.

Occupancy, furniture and equipment expenses for 2000 increased by $202,000, or 20.3%, over 1999. This was due to an increase in lease expense, other occupancy related expenses, equipment depreciation and other equipment related costs. The increase in lease and other occupancy related expenses relates primarily to the opening of a new community banking office at 401 Locust St., Columbia, in April 2000, and the Wealth Management Group, which opened its offices located at 150 N. Queen St., Lancaster, in August 2000. The increase in equipment depreciation and other equipment related costs is primarily a result of equipment installed with the bank's technology initiatives undertaken during 2000. The technology initiatives included the implementation of a voice-response unit, a marketing customer information file (MCIF) database system, a bank-wide network and new core and trust data processing systems. The bank's former internal core-processing system was converted to an externally based, state-of-the-art system provided by Metavante Corporation of Milwaukee, Wisconsin, in November 2000. These system enhancements will allow Union National to provide additional services to customers, more effectively market our existing products, significantly increase operational efficiencies and position the bank to remain on the cutting edge with technology.

Professional fees for 2000 increased by $251,000, or 71.0%, over 1999. Consulting fees incurred in 2000 included amounts paid to the consulting division of Metavante Corporation to provide services in connection with the implementation of the new core data processing and related systems. With their assistance, we are evaluating our internal processes, products and procedures in order to identify efficiencies, cost savings and additional fee income opportunities. Other professional fees incurred in 2000 included amounts paid to an independent company to perform internal audit and loan review services. The fees paid for internal audit services replace the cost of maintaining our own internal audit department that had two employees. The former internal audit manager assumed a position with oversight of risk management and compliance for the bank.

Other operating expenses for 2000 increased by $511,000, or 25.6%, over 1999. Contributing factors to the increase in other operating expenses as compared to 1999 included the following:
     * an increase in outside computer services in the amount of $153,000;
     * an increase in travel and meals costs in the amount of $116,000;
     * an increase in advertising and marketing related expenses in the amount of $44,000;
     *   an increase in check losses in the amount of $30,000;
     *   an increase in MAC fees of $23,000;
     * an increase in software amortization costs in the amount of $20,000;
     *   an increase in staff training costs of $15,000; and
     * minor increases in various other expense categories. Increased computer services, travel and meals costs, software amortization and staff training costs primarily relate to the implementation of the new data processing system and related technology initiatives. The bank's contract with Metavante Corporation has a term of eight years, under which there will be continued payments for data processing and related services. However, a portion of the above costs relates to the initial implementation of the new core and trust data processing systems and are not expected to recur in the future.

During 2000, with the implementation of the technology initiatives discussed above, Union National incurred total non-recurring costs of approximately $330,000, net of tax. These costs include travel and meals costs, consulting fees, training and additional salary and wage costs. The technology initiatives will result in additional annual recurring costs in 2001 and beyond for data processing services, equipment and software maintenance costs, equipment depreciation and software amortization that exceed recurring costs incurred in 2000 by a currently expected amount of $460,000, net of tax. However, through the implementation of a new core processing system and related systems and initiatives, Union National has identified efficiencies, cost savings and fee income opportunities that are currently expected to offset these increased costs.

Total non-recurring costs incurred in 2000 for technology-related initiatives and the early retirement package discussed above amounted to approximately $575,000, net of tax.
Without considering these non-recurring costs net income would have amounted to $2,242,000, a decrease of $843,000 or 27.3%, from total net income for 1999.

The aggregate of non-interest expenses for 1999 increased by $1,007,000, or 15.0%, over 1998. This non-interest expense increase is discussed below as it pertains to the various expense categories.

Employee salaries and wages increased by $443,000, or 14.1%, over 1998. This increase was essentially due to annual merit and cost-of-living increases, planned staff additions and an incentive compensation plan based on the bank's 1999 financial performance. New staff positions included a senior vice president to lead retail and commercial banking, a senior vice president to lead sales and marketing efforts, a community banking group manager, an accounting officer, a full-time business development officer, a quality service manager and additional staff for our new Telephone Banking Center, for the Credit Services Division and for retail banking, training and support. The majority of these staff positions were added during the third and fourth quarters of 1998 and their costs were partially offset by savings as a result of staff retirements in 1998.

Related fringe benefits increased by $166,000, or 26.2%, over 1998. The increased expense is primarily a result of increased employee benefit costs as a result of staff additions. Benefit costs were also increased by $52,000 as a result of the implementation of the Union National Community Bank 401(k) Profit-Sharing Plan, which replaced the previous profit-sharing plan. This plan was effective January 1, 1999, and allows employees to contribute a portion of their salaries and wages to the plan. The bank may elect to make a discretionary contribution to the plan and may also match a portion of employee-elected salary deferrals, subject to a 6% maximum of their salaries and wages. For 1999, the bank elected to match 50% of employee-elected salary deferrals, which do not exceed 6% of their salaries and wages, and elected to contribute 5% of eligible salaries as its discretionary contribution.

Occupancy, furniture and equipment expenses for 1999 increased by $37,000, or 3.9%, over 1998. This was due to an increase in lease expense, repairs and maintenance costs and due to minor increases in various other expense categories. The increase in lease expense is a result of our new Credit Services Division, which was leased as of September 1, 1998.

Professional fees for 1999 increased by $101,000, or 39.9%, over 1998. Expenditures in 1999 for professional fees included fees paid to an electronic data processing consultant to assist in the assessment of current system capabilities and alternatives, fees paid to an independent consultant for loan review services, fees paid to an independent company to perform internal audit services and fees paid to a consultant for a review and analysis of current and potential market areas.

Other operating expenses for 1999 increased by $261,000, or 15.1%, over 1998. Contributing factors to the increase in other operating expenses as compared to 1998 included the following:
     * an increase in advertising expenses in the amount of $81,000 as a result of expenditures for the development and promotion of the bank's new logo, advertising efforts to increase Union National's brand awareness and increased expenditures for various sales campaigns;
     * an increase in MAC fees of $39,000 due to higher transaction volumes;
     *   an increase in staff training costs of $27,000;
     *   an increase in director fees of $25,000; and
     *   minor increases in various other expense categories.

Income Taxes

For 2000, Union National ended the year with an income tax benefit of $50,000 as compared to income tax expense of $722,000 for 1999 and $715,000 for 1998. The effective tax rate for 2000 was 3.1%, as compared to 19.0% in 1999 and 20.5% in 1998. The decrease in income tax expense in 2000 is due to a decrease in corporate earnings before income taxes and an increase in tax-exempt earnings on investments, loans and bank-owned life insurance. Currently, the effective tax rate of Union National for 2001 is expected to be significantly higher than the effective tax rate in 2000.

Changes in Accounting Standards
_______________________________

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

Financial Condition
___________________

Investment Securities

Union National has segregated its investment securities into two categories: those held-to-maturity and those available-for-sale. Union National possesses both the intent, subject to credit impairment, and ability to hold each security in its investment portfolio to maturity. Union National does recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, Union National has designated certain specific debt securities as being available-for-sale. The designation of these securities as available-for-sale gives Union National the ability to liquidate them without calling into question Union National's intent to hold the remaining portion of its portfolio to maturity. In addition, all marketable equity securities are classified as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are reported net of tax as accumulated other comprehensive income, which is a separate component of stockholders' equity. Securities classified as being held-to-maturity are carried in the financial statements at their amortized cost.

The amortized cost of the investment securities decreased by $4,526,000 from the prior year. This decrease was primarily a factor of changes in available funding and the amount of funding that was needed to invest in loan growth at Union National.

Fixed-rate mortgage-backed securities, known as collateralized mortgage obligations (CMOs), had an amortized cost of $17,922,000 at December 31, 2000, compared to $19,593,000 at December 31, 1999. These CMOs had a weighted-average yield of 6.46% at December 31, 2000. As of December 31, 2000, the expected weighted-average life of these CMOs was approximately 4.8 years, as compared to 7.4 years at December 31, 1999. The weighted-average life represents expected cash flows of the investment weighted over time. The decrease in the weighted-average life from 1999 to 2000 resulted from normal amortization and a decline in long-term mortgage interest rates during 2000. These decreased rates increased the payment speeds on the underlying mortgage loans resulting in an increase of overall investment cash flows. Cash flows from these securities and changes in market interest rates are considered in the bank's net interest income simulation model. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussion.

With changes in interest rates, the prepayment speed on adjustable-rate mortgage securities changes as homebuyers either move to lower-cost fixed-rate mortgages or stay with cheaper adjustable-rate mortgages as market rates increase. Higher prepayment speeds on investment securities purchased with a premium will depress the net interest margin as the premium is amortized more rapidly. The amortized cost of mortgage-backed securities with adjustable-rate caps of 2% per year amounted to $5,363,000 at December 31, 2000, and $6,282,000 at

December 31, 1999. The amortized cost of mortgage-backed securities with adjustable-rate caps of 1% per year amounted to $3,236,000 at December 31, 2000, and $2,817,000 at December 31,
1999. The amortized cost of floating-rate securities, including adjustable-rate mortgage-backed securities, amounted to $12,477,000 at December 31, 2000, and $10,742,000 at December 31,
1999.

The expected cash flows from the investment securities, including estimated prepayments and expected call options, is currently estimated at $14,200,000 for 2001, which represents approximately 18% of the bank's investment securities as compared to 15% as estimated at December 31, 1999, for 2000. These factors affecting the bank's investment securities, as previously discussed, are included in the bank's internal management information when assessing liquidity and interest rate risks.
See sections on Liquidity and Market Risk - Interest Rate Risk for further discussions on these risks.

The following shows the summary of investment securities held by Union National:

  (In Thousands)            Carrying Value at December 31,
                 ________________________________________________
                            2000                     1999
                 _______________________    _____________________
                   Available-   Held-to-    Available-   Held-to-
                   for-Sale     Maturity     for-Sale    Maturity
                 ____________   ________    __________   ________
U. S. Treasury
 Securities         $     0    $     0       $ 2,001    $      0
Obligations of
 Other U.S.
 Government Agencies  9,854          0        11,013           0
Obligations of State
 and Political
 Subdivisions         9,580     11,639             0      25,452
Corporate Securities  6,757      2,500         5,592       3,260
Mortgage-Backed
 Securities          33,892          0        30,110           0
Equity Securities     3,346          0         3,398           0
                 ____________   ________    __________   ________
 Total              $63,429    $14,139      $ 52,114     $28,712
                 ============   ========    ==========   ========


    (In Thousands)            Carrying Value at December 31,

                ________________________________________________
                            1998
                ________________________
                  Available-    Held-to-
                   for-Sale     Maturity
                ____________   _________
U. S. Treasury
 Securities          $ 3,560    $     0
Obligations of
 Other U.S.
 Government Agencies  14,220          0
Obligations of State
 and Political
 Subdivisions              0     21,806
Corporate Securities   1,958      2,273
Mortgage-Backed
 Securities           28,982          0
Equity Securities      2,956          0
                ____________   _________
  Total             $ 51,676    $24,079
                ============   =========


The following table illustrates the maturities of investment securities and the weighted-average yields based upon amortized costs as of December 31, 2000. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

                          Within     1 - 5     5 - 10     Over
    (In Thousands)        1 Year     Years      Years   10 Years
                         ________   _______   _______   _________
Available-for-Sale Securities:
Obligations of State and Political Subdivisions:
  Fair Value              $     0   $   200    $ 2,064   $ 7,316
  Amortized Cost                0       199      2,045     7,110
  Yield                                8.26%      8.21%     8.51%
Obligations of U.S.
 Government Agencies:
  Fair Value                1,198     3,003      5,653         0
  Amortized Cost            1,200     3,020      5,721         0
  Yield                      5.20%     6.09%      5.86%
Mortgage-Backed Securities
 by Contractual Maturity:*
  Fair Value                    0         0      2,834    31,058
  Amortized Cost                0         0      2,844    31,201
  Yield                                           6.81%     6.88%

Corporate Securities:
  Fair Value                  503     1,425          0     4,829
  Amortized Cost              504     1,754          0     4,883
  Yield                      5.64%     6.67%                7.23%
Equity Securities:
  Fair Value
  Amortized Cost
  Yield

Held-to-Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Fair Value                    0         0      1,326    10,171
  Amortized Cost                0         0      1,328    10,311
  Yield                                           6.79%     7.30%

Corporate Securities:
  Fair Value                    0         0        984     1,479
  Amortized Cost                0         0      1,000     1,500
  Yield                                           6.84%     9.25%
Total Securities:
  Fair Value
Amortized Cost
Yield

*It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


    (In Thousands)           Total
                            ______
Available-for-Sale Securities:
Obligations of Sate and Political Subdivisions:
  Fair Value              $ 9,580
  Amortized Cost            9,354
  Yield                      8.44%

Obligations of U.S.
 Government Agencies:
  Fair Value                9,854
  Amortized Cost            9,941
  Yield                      5.85%

Mortgage-Backed Securities
 by Contractual Maturity:*
  Fair Value               33,892
  Amortized Cost           34,045
  Yield                      6.88%

Corporate Securities:
  Fair Value                6,757
  Amortized Cost            7,141
  Yield                      6.98%

Equity Securities:
  Fair Value                3,346
  Amortized Cost            3,252
  Yield                      7.19%

Held-to-Maturity Securities:
Obligations of State and
 Political Subdivisions:
  Fair Value               11,497
  Amortized Cost           11,639
  Yield                      7.24%

Corporate Securities:
  Fair Value                2,463
  Amortized Cost            2,500
  Yield                      8.29%
                            ______
Total Securities:
  Fair Value              $77,389
  Amortized Cost           77,872
  Yield                      7.05%
                            ======

*It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates. The weighted-average yield for mortgage-backed securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


Management periodically assesses the strategy of selling adjustable-rate mortgage-backed securities, CMOs and other available-for-sale securities. Investment security purchases and sales are affected in order to enhance the bank's net interest margin, while managing liquidity and interest rate risk within specified limits. Based on the current interest rate environment, management will be evaluating its available-for-sale portfolio for possible opportunities to increase its earnings for year 2001 and future years through potential investment security sales. Management currently expects that net investment gains or losses realized in 2001 will be immaterial.

Union National did not hold any subinvestment grade security or a security that had a market value decline below cost that is other than temporary at December 31, 2000. In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

At December 31, 2000, net unrealized losses for securities classified as available-for-sale were $304,000, and the net unrealized losses for securities classified as held-to-maturity were $179,000. In comparison, at December 31, 1999, the net unrealized losses for securities classified as available-for-sale were $1,572,000 and the total unrealized losses for securities classified as held-to-maturity were $1,092,000. The unrealized losses on the available-for-sale securities, net of income tax effect, amounted to a decrease in stockholders' equity of $201,000 at December 31, 2000, and a decrease of $1,038,000 at December 31, 1999. Except as discussed under the Net Interest Income section with regards to the impact of interest rate changes on the results of operations, management believes that the effects of any unrealized losses in the available-for-sale investment portfolio on future earnings, liquidity and capital resources to be immaterial.

Loans

Total net loans were $185,981,000 at December 31, 2000, representing an $11,127,000, or 6.4%, increase over net loans of $174,854,000 at December 31, 1999. As shown in the following table, the increase in loans resulted primarily from growth in numerous loan categories, including commercial and agricultural mortgages, residential mortgages, other commercial loans and municipal loans. At December 31, 2000, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, loans secured by real estate constitute 85% of the bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $59,132,000 at December 31, 2000, and $53,743,000 at December 31,
1999.  See section on Market Risk - Interest Rate Risk.

Other than as described herein, management does not believe there are any trends, events, or uncertainties which are reasonably expected to have a material adverse impact on future results of operations, liquidity or capital resources. Further, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may result in the inability of loans amounting to $3,061,000 to comply with their respective repayment terms. This represents an increase from the amount of $2,092,000 at December 31, 1999. These loans are secured with real estate, equipment, inventory and vehicles. The overall increase is primarily a result of two commercial loan relationships that management has increased its monitoring of during the fourth quarter of 2000. Management currently believes that potential losses on these loans have already been provided for in the Allowance for Loan Losses. These loans are not considered impaired as defined by current generally accepted accounting principles. The borrowers are of special mention since they have shown a decline in financial strength and payment quality. Management has increased its monitoring of the borrowers' financial strength. In addition, management expects that a portion of these loans will be classified as nonperforming in 2001. The nonperforming loans table, appearing in the section entitled Nonperforming Assets, does not include the aforementioned loans.

Loans are composed of the following:

                                           December 31,
                              __________________________________
      (In Thousands)             2000        1999       1998
                              __________   _________   __________
Real Estate-Mortgages:
  First and Second Residential $105,903    $103,264    $ 99,984
  Commercial and Industrial      39,126      34,332      29,968
  Construction and Land
   Development                    4,868       5,943       6,586
  Agricultural                    8,763       6,355       5,727
Commercial and Industrial         9,446       7,571       6,042
Consumer                          8,854       8,725       9,311
Agricultural                        987       2,073       2,550
Other                             8,080       6,653       3,698
                              __________   _________   __________
   Total Loans                  186,027     174,916     163,866
Less: Unearned Income               (46)        (62)        (70)
                              __________   _________   __________
   Net Loans                   $185,981    $174,854    $163,796
                              ==========   =========   ==========
                                           December 31,
                             ____________________________________
      (In Thousands)             1997        1996
                              __________   _________
Real Estate-Mortgages:
  First and Second Residential $ 93,495    $ 82,169
  Commercial and Industrial      23,777      21,948
  Construction and Land
   Development                    9,630       4,035
  Agricultural                    4,598       4,368
Commercial and Industrial         6,035       5,235
Consumer                          9,320       8,794
Agricultural                      2,213       1,609
Other                             3,720       2,299
                              __________   _________
   Total Loans                  152,788     130,457
Less: Unearned Income               (89)        (66)
                              __________   _________
   Net Loans                   $152,699    $130,391
                              ==========   =========

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages and consumer loans at December 31, 2000, are as follows:

                                      Years to Maturity*
                            ____________________________________
                            Within    1 - 5     Over
    (In Thousands)          1 Year    Years    5 Years   Total
                            _______ _________ ________ _________
Commercial,
  Agricultural and Other    $12,754  $ 8,749  $44,899  $66,402
Construction and Land
   Development                2,895        0    1,973    4,868
                            _______ _________ ________ _________
   Total                    $15,649  $ 8,749  $46,872  $71,270
                            ======= ========= ======== =========
Fixed Interest Rates        $ 3,153  $ 7,707  $21,646  $32,506
Floating or Adjustable
   Interest Rates            12,496    1,042   25,226   38,764
                            _______ _________ ________ _________
   Total                    $15,649  $ 8,749  $46,872  $71,270
                            ======= ========= ======== =========
*Due to interest rate levels, economic conditions, and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.


Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $199,000 would have been recorded on such loans for the year ended December 31, 2000, and $125,000 for the year ended December 31, 1999. Interest income recognized on such loans approximated $60,000 for the year ended December 31, 2000, and $70,000 for the year ended December 31, 1999. At December 31, 2000, total nonperforming loans amounted to $1,789,000, or 1.0% of total net loans, as compared to $1,475,000, or 0.8% of total net loans, at December 31, 1999. Historically, the percent of nonperforming loans to total net loans as of December 31, for the previous five-year period, was an average of 0.7%. There are no troubled debt restructurings.

At December 31, 2000, the recorded investment in loans that are considered to be impaired under generally accepted accounting principles was $1,085,000 as compared to $1,041,000 at December 31, 1999. These amounts are included in the nonaccrual loans reflected below. The measure of impairment is based on the fair value of the collateral, since foreclosure is probable. The related allowance for loan losses amounted to $178,000 at December 31, 2000, and $82,000 at December 31, 1999. The average recorded investment in impaired loans was $1,087,000 during the year ended December 31, 2000, and $367,000 during the year ended December 31, 1999.

The following shows the summary of nonperforming loans:

                                            December 31,
                                _________________________________
      (In Thousands)               2000        1999      1998
                                _________    ________   _________
Nonaccruing Loans               $ 1,625     $ 1,343     $   131
Accruing Loans - 90 days or
  more past due                     164         132         843
                               _________    ________   __________
  Total Nonperforming
    Loans                       $ 1,789     $ 1,475     $   974
                               =========    ========   ==========
  Nonperforming Loans
    as a % of Net Loans             1.0%         .8%         .6%
                               =========    ========   ==========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             100%        121%        179%
                               =========    ========   ==========
                                     December 31,
                              ___________________________
      (In Thousands)               1997        1996
                              _____________ _____________
Nonaccruing Loans               $    94     $    91
Accruing Loans - 90 days or
  more past due                     612         752
                             _____________ _____________
  Total Nonperforming
    Loans                       $   706     $   843
                               =========    ========
  Nonperforming Loans
    as a % of Net Loans              .5%         .6%
                               =========    ========
  Allowance for Loan
    Losses as a % of
    Nonperforming Loans             226%        163%
                               =========    ========

Other real estate owned includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is valued at fair market value, net of selling costs, at the time of foreclosure and is included in other assets. Gains and losses resulting from the sale or write-down of other real estate owned and income and expenses related to the operation of other real estate owned are recorded in other expenses. Other real estate owned amounted to $159,000 at December 31, 2000, and $20,000 at December 31, 1999. The other real estate owned as of December 31, 2000, consists of residential real estate that was foreclosed on after borrowers defaulted on their mortgage loans. The other real estate expense, including cost write-downs to fair value, which impacted the results of operations amounted to $19,000 for the year ended December 31, 2000, and $17,000 for the year ended December 31, 1999.

Loan Quality/Allowance for Loan Losses
______________________________________

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

Analysis of Allowance for Loan Losses

                                      Years Ended December 31,
                                _________________________________
    (In Thousands)                 2000        1999       1998
                                __________   ________   _________
Average Total Loans
  Outstanding
    (Less Unearned Income)      $182,728    $ 169,667   $162,090
                                ==========   ========   =========
Allowance for Loan Losses,
  Beginning of Year             $  1,783     $  1,743   $  1,593
  Loans Charged-Off During Year:
  Real Estate-
   Residential Mortgages*            162           72         16
  Consumer                            92           74        186
  Commercial, Industrial
   and Agricultural                  169           77         34
                                __________   ________   _________
    Total Charge-Offs                423          223        236
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-
     Residential Mortgages*            1            0          0
    Consumer                          22           35         51
    Commercial, Industrial
      and Agricultural                 7           14         10
                                __________   ________   _________
    Total Recoveries                  30           49         61
                                __________   ________   _________
    Net Loans Charged-Off            393          174        175
Provision for Loan Losses
  Charged to Operations              397          214        325
                                __________   ________   _________
Allowance for Loan Losses,
  End of Year                   $  1,787     $  1,783   $  1,743
                                ==========   ========   =========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                  .22%         .10%       .11%
                                ==========   ========   =========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                     .96%        1.02%      1.06%
                                ==========   ========   =========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


                                Years Ended December 31,
                                 _____________________
    (In Thousands)                 1997         1996
                                 __________   ________
Average Total Loans
  Outstanding
    (Less Unearned Income)        $140,925    $124,483
                                 ==========   ========
Allowance for Loan Losses,
  Beginning of Year               $  1,371    $  1,265
Loans Charged-Off During Year:
  Real Estate-
    Residential Mortgages*               0           0
  Consumer                              83          47
  Commercial, Industrial
    and Agricultural                   117          18
                                __________    ________
    Total Charge-Offs                  200          65
Recoveries of Loans
  Previously Charged-Off:
    Real Estate-
     Residential Mortgages*              0           0
    Consumer                            13          11
    Commercial, Industrial
      and Agricultural                  19          10
                                __________    ________
    Total Recoveries                    32          21
                                __________    ________
    Net Loans Charged-Off              168          44

Provision for Loan Losses
  Charged to Operations                390         150
                                __________    ________
Allowance for Loan Losses,
  End of Year                     $  1,593    $  1,371

                                ==========    ========
Ratio of Net Loans
  Charged-Off to Average
  Loans Outstanding                    .12%      .04%
                                ==========   ========
Ratio of Allowance for
  Loan Losses to Net Loans
  at End of Year                      1.04%     1.05%
                                ==========   ========

* During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


other relevant factors. While management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the bank's allowance for loan losses. Such agencies may require the bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. After management's assessment, no adjustment to the allowance for loan losses was necessary as a result of the Office of Comptroller's most recent examination as of June 30, 2000.

During 2000, an ongoing loan review was performed on selected portions of the loan portfolio by an independent consultant. Senior management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 2000, the percent of loans secured by real estate was 85% of the overall loan portfolio. Union National's current policy generally requires that the borrower provide 20% equity for real estate loans.

The allowance for loan losses increased by the nominal amount of $4,000 from the prior year. The ratio of the allowance for loan losses to net loans was 0.96% at December 31, 2000, as compared to 1.02% at December 31, 1999. Management believes, based on information currently available, that the current allowance for loan losses of $1,787,000 is adequate to meet potential loan losses. Management expects loan charge-offs, net of recoveries, to be comparable to the average level of net loan charge-offs for the previous five-year period.

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


                        ________________________________________
                              Amount          Percent of Loans
                          (In Thousands)      in each Category
                        _________________     __________________
Year Ended December 31, 2000:
 Commercial, Industrial
  and Agricultural           $    971                 38%
 Real Estate-
  Residential Mortgages           430                 57
 Consumer                         129                  5
 Unallocated                      257                  0
                             __________              _____

                             $  1,787                100%
                             ==========              =====
Year Ended December 31, 1999:
 Commercial, Industrial
  and Agricultural           $    857                 36%
 Real Estate-
  Residential Mortgages           460                 59
 Consumer                         142                  5
 Unallocated                      324                  0
                             __________              _____
                             $  1,783                100%
                             ==========              =====
Year Ended December 31, 1998:
 Commercial, Industrial
   and Agricultural          $    705                 33%
 Real Estate-
   Residential Mortgages          543                 61
 Consumer                         495                  6
                             __________              _____
                             $  1,743                100%
                             ==========              =====


Year Ended December 31, 1997:
 Commercial, Industrial
   and Agricultural          $    532                 33%
 Real Estate-
   Residential Mortgages          580                 61
 Consumer                         481                  6
                             __________              _____
                             $  1,593                100%
                             ==========              =====
Year Ended December 31, 1996:
 Commercial, Industrial
   and Agricultural          $    436                 30%
 Real Estate-
   Residential Mortgages          648                 63
 Consumer                         287                  7
                             __________              _____
                             $  1,371                100%
                             ==========              =====


Liquidity

Union National's objective is to maintain adequate liquidity to fund needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:
     * maturing investment securities and the sale of available-for-sale investment securities;
     * overnight correspondent bank borrowings on various credit lines;
     *   payments on loans and mortgage-backed securities; and
     *   a growing core deposit base.

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

Membership in the FHLB provides the bank with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. As of December 31, 2000, the bank had received long-term advances of $30,735,000 and short-term advances of $10,570,000 from its available credit of $123,293,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. Total outstanding borrowings of $41,305,000 at December 31, 2000, had a weighted-average rate of 5.99% and total borrowings of $35,235,000 at December 31, 1999, had a weighted-average rate of 5.37%. As of December 31, 2000, advances of $11,379,000 are due in 2001 and advances of $20,000,000 are convertible in 2001. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full. Based on current market interest rates the convertible advances will not convert during 2001. See section on Market Risk - Interest Rate Risk for further analysis of these advances.

Market Risk - Interest Rate Risk

As a financial institution, Union National's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of the bank's assets and liabilities. Virtually all of Union National's interest-sensitive assets and liabilities are held by the bank, and therefore, interest rate risk management procedures are performed by the bank. As mentioned earlier, the bank purchased an interest rate cap to mitigate interest rate risk in a rising-rate environment. The interest rate cap, which was purchased for $70,000, has a three-year life with a notional amount of $10,000,000 and a strike price of 7%. If the three-month LIBOR rate exceeds the 7% strike price, the cap is "in the money" and pays the bank the difference in interest cost between the current three-month LIBOR rate and 7% on the notional amount of $10,000,000. The cap, which had a fair value of $32,249 at year-end, was accounted for on a marked-to-market basis in accordance with SFAS No. 133. Since the cap did not meet the criteria for a hedge under SFAS No. 133, a loss of $37,751, which represented the difference between the carrying value and the fair value at December 31, 2000, was reflected as an increase in interest expense in 2000. The nature of the bank's current operations is such that the bank is not subject to foreign currency exchange or commodity price risk. Union National does not own any trading assets.

The objectives of interest rate risk management are to maintain or increase net interest income over a broad range of market interest rate movements. The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by the bank's Board of Directors. The bank manages interest rate risk by changing the mix or repricing characteristics of its investment securities portfolio and borrowings from the FHLB and by the promotion or development of specific loan and deposit products. The bank retains an outside consulting firm to assist in monitoring its interest rate risk using income simulation models on a quarterly basis. The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.

In addition, the bank utilizes an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities. The bank's GAP reports reflect a consistent negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets. The following analysis reflects cumulative rate-sensitive assets of $96,140,000 as compared to cumulative rate-sensitive liabilities of $114,620,000 as of the one-year time frame. The bank's cumulative interest-sensitivity gap for the one-year time frame is a negative 6.6% of total assets at December 31, 2000, as compared to a negative 12.5% at December 31, 1999. The bank manages the interest-sensitivity gap for the one-year time frame within a range of plus 15% to negative 15% of total assets. The interest rate-sensitivity analysis for the bank with investment securities at amortized cost at December 31, 2000, is as follows:

Interest Rate Sensitivity

                          1 - 90   91 - 365    1 - 3     3 - 5
  (In Thousands)           Days      Days      Years     Years
                         ________  ________  ________  ________
   ASSETS
 Earning Assets:
 Mortgage-Backed Securities:
  Variable               $  2,639 $  9,549  $    289   $      0
  Fixed                     1,149    1,918     9,380      4,444
 Investment Securities     10,024    5,483     9,542      3,663
 Net Loans:
  Variable                 26,157   10,930    10,565     11,480
  Fixed                     7,845   20,446    36,247     22,651
                         ________  ________  ________  ________
TOTAL                   $ 47,814  $ 48,326  $ 66,023   $ 42,238
                         ========  ========  ========  ========
 LIABILITIES
Deposits:
 Interest-Bearing Demand $  1,025 $      0  $      0   $      0
 Money Market              18,010        0         0          0
 Savings                      198    1,156         0          0
 Time                      31,950   42,859    33,979      4,672
FHLB Advances and
 Other Borrowings          12,705    6,717     2,347      1,000
                         ________  ________  ________  ________
TOTAL                    $ 63,888 $ 50,732  $ 36,326   $  5,672
                         ========  ========  ========  ========
Cumulative Interest-
 Sensitivity Gap         $(16,074)$(18,480) $ 11,217   $ 47,783
                         ========  ========  ========  ========
Cumulative Interest-
 Sensitivity Gap as a Percent
 of Total Assets             (5.7%)   (6.6%)    4.0%      17.0%
                         ========  ========  ========  ========
                          Over 5
  (In Thousands)           Years     Total
                         ________  ________
   ASSETS
 Earning Assets:
 Mortgage-Backed Securities:
  Variable                $     0   $12,477
  Fixed                     4,677    21,568
 Investment Securities     14,966    43,678
 Net Loans:
  Variable                      0    59,132
  Fixed                    39,660   126,849
                          ________  ________
  TOTAL                   $59,303  $263,704
                          ========  ========
     LIABILITIES
Deposits:
 Interest-Bearing Demand $ 30,881  $ 31,906
 Money Market                   0    18,010
 Savings                   23,043    24,397
 Time                           0   113,460
FHLB Advances and
 Other Borrowings          21,461    44,230
                          ________  ________
 TOTAL                   $ 75,385  $232,003
                          ========  ========
 Cumulative Interest-
 Sensitivity Gap         $ 31,701
                          ========
 Cumulative Interest-
  Sensitivity Gap as a Percent
  of Total Assets            11.3%
                          ========

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when it reprices or when it is to be repaid for each asset or liability. Callable investment securities are reflected based on the security's anticipated call date, where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates. Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates. Based on a historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest periods. Management believes that the remaining balances of these deposits are not repriceable based on current industry experience. Management currently does not expect to fluctuate the interest rates on these deposit balances in any significant amount that would materially affect its GAP or income simulation models.

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features, like annual and lifetime rate caps or floors, that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2000, would likely cause assumptions, such as estimated prepayment speeds, refinancings, imbedded options and early withdrawals, to significantly change the GAP results above.

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

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve-month period. This is based on a review of historical changes in market interest rates and the level and curve of current interest rates. The simulated results represent the hypothetical effects to the bank's net interest income and net income. Projections for loan and deposit growth were ignored in the simulation model. The simulation model includes all of the bank's earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve-month period. The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year's net income. As a result of the simulation model, the following reflects the bank's net interest income and net income sensitivity analysis as of December 31, 2000 and 1999:

Sensitivity Analysis

                                 Percent Decrease in Categories
                              ___________________________________
                               Market     Current       Market
                              Interest     Market      Interest
                                Rate      Interest       Rate
                              Decline      Rates       Increase
                               of 2%                     of 2%
                             __________   _________   ___________
Net Interest Income:
 Policy Limit                   <10%          -          <10%
Hypothetical Percent Decrease
  from Current Rate Scenario:
   As of December 31, 2000       <2%          -           <1%
   As of December 31, 1999       <1%          -           <3%
Net Income:
Hypothetical Percent Decrease
  from Prior Year's Net Income:
   As of December 31, 2000       <9%          -           <5%
   As of December 31, 1999       <1%          -           <5%

The preceding schedule indicates that as of December 31, 2000, a hypothetical 2% decline in prevailing market interest rates would cause the bank's net interest income to decline less than 2% from the current rate scenario and after adjusting for income taxes a 2% decline in rates would cause less than a 9% impact to the net income in comparison to the net income earned in 2000. As of December 31, 2000, a 2% rise in prevailing market interest rates would cause the bank's net interest income to decline less than 1% from the current rate scenario and after adjusting for income taxes a 2% rise in rates would cause less than a 5% impact to net income in comparison to the net income earned in 2000. The computations do not contemplate any actions management or the Asset Liability Management Committee could undertake in response to changes in market conditions or market interest rates.

Deposits

The average amounts of deposits are summarized below:

                                      Years Ended December 31,
                                 ________________________________
   (In Thousands)                   2000        1999       1998
                                 __________   ________    _______
Demand Deposits                  $  23,175   $ 21,904   $ 19,211
Interest-Bearing Demand Deposits    52,392     52,084     44,528
Savings Deposits                    26,525     28,258     25,598
Time Deposits                      112,372    104,224     98,842
                                 __________  _________  _________
   Total                         $ 214,464   $206,470   $188,179
                                 ==========  =========  =========

The following is a breakdown of maturities of time deposits of
$100,000 or more:
                                              December 31,
                                   ______________________________
   (In Thousands)                     2000       1999      1998
                                   _________   ________   _______
Three months or less                $12,826    $12,463    $ 8,388
Over three months through six months  5,505      2,626      1,570
Over six months through twelve months 2,789      5,530      2,076
Over twelve months                    3,909      3,266      4,316
                                    ________   ________   _______
   Total                            $25,029    $23,885    $16,350
                                    ========   ========   =======

The bank managed its interest rate risk position in 2000 by the following:
     * marketing its variable-rate home equity line of credit and its variable-rate unsecured consumer line of credit;
     * increasing its extensions of adjustable- and floating-rate loans for new or refinanced commercial and agricultural loans;
     * additions to or by repositioning of its investment security portfolio into floating-rate, short- or long-term securities;
     * managing and expanding the bank's core deposit base including deposits obtained in the bank's commercial cash management programs;
     * additions to or restructuring of adjustable- and fixed-rate advances from the Federal Home Loan Bank, including convertible advances; and
     * the purchase of an interest rate cap with a notional amount of $10,000,000 as discussed earlier.
The above strategies and actions impact interest rate risk and are all included in the bank's quarterly simulation models in order to determine future asset and liability management strategies. See related discussions in the section on Net Interest Income.

Stockholders' Equity

Union National maintains capital ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. The average stockholders' equity to average assets ratio, which measures the adequacy of capital, was 8.30% for 2000, as compared to 8.83% for 1999. The decrease in this capital ratio is primarily a result of 5.8% growth in average assets, a decrease in total net income and open market treasury stock purchases in the amounts of $853,000 in 2000 and $1,353,000 in 1999. The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 89.2% for 2000 and 46.1% for 1999.

Items which could have a material impact on capital resources of Union National for 2001 include plans to expand and complete renovations at an existing community banking office. This expansion and renovation is currently expected to require a total investment of approximately $850,000 in 2001. There are no other material commitments for capital expenditures as of December 31, 2000. There are no known trends or uncertainties, including regulatory matters, that are expected to have a material impact on the capital resources of Union National for 2001. In addition, see discussion on Regulatory Activity.

The bank has risk-based capital ratios exceeding the regulatory requirement. The risk-based capital guidelines require banks to maintain a minimum risk-based capital ratio of 8.0% at December 31, 2000, as compared to the bank's current risk-based capital ratio of 12.15%. The total risk-based capital ratio is computed by dividing adjusted stockholders' equity plus the allowance for loan losses by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.

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

      (In Thousands)                 December 31,  December 31,
                                        2000          1999
                                     ____________  ____________
Tier I - Total Stockholders' Equity   $ 22,611      $ 23,176
Tier II - Allowance for Loan Losses      1,787         1,783
                                     ____________  ____________
   Total Qualifying Capital           $ 24,398      $ 24,959
                                     ============  ============
Risk-adjusted On-balance-sheet Assets $184,273      $168,830
Risk-adjusted Off-balance-sheet
   Exposure                             16,526        10,958
                                     ____________  ____________
   Total Risk-adjusted Assets         $200,799      $179,788
                                     ============  ============
Actual Capital Ratio:
 Tier I Capital to Average Total Assets   8.00%         8.70%
 Minimum Required                         4.00          4.00
 To Be Well-Capitalized Under Prompt
  Corrective Action Provisions            5.00          5.00
Risk-based Capital Ratios:
 Tier I Capital Ratio - Actual           11.26%        12.89%
 Minimum Required                         4.00          4.00
 To Be Well-Capitalized under Prompt
  Corrective Action Provisions            6.00          6.00

 Total Capital Ratio - Actual            12.15%        13.88%
 Minimum Required                         8.00          8.00
 To Be Well-Capitalized under Prompt
  Corrective Action Provisions           10.00         10.00

Total Risk-Based Capital in Excess of the
  Minimum Regulatory Requirement      $  8,334      $ 10,576
                                     ============  ============

Union National is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). The BCL operates generally to preclude dividend payments if the effect thereof would render Union National insolvent, or result in negative net worth, as defined. As a practical matter, Union National's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the bank. Payment of dividends to Union National by the bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the bank to declare dividends in 2001 of approximately $381,000, plus an amount equal to the net profits of the bank in 2001 up to the date of any such dividend declaration.

Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Stockholders of common stock may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. At December 31, 2000, the enrollment in the plan was 18% of the shares outstanding. The plan is currently estimated to increase capital in the amount of $240,000 in 2001.

No shares of common stock are reserved for issuance in the event of conversions or the exercise of warrants, options or other rights, except as shown in the following table and 173,644 shares which are reserved for issuance under Union National's Dividend Reinvestment and Stock Purchase Plan. As of December 31, 2000, 64,629 shares have been issued under Union National's Dividend Reinvestment and Stock Purchase Plan.

The following table sets forth a summary of Union National's stock options at December 31, 2000:

                             Shares                   Weighted-
                            Reserved      Options      Options
                          For Issuance    Granted     Exercised
                          ____________   __________   __________
1988 & 1997 Stock
  Incentive Plans           137,625        71,260           0
1997 Employee Stock
  Purchase Plan             110,250        81,638       3,039
1999 Independent
  Directors' Stock
  Option Plan                66,150        22,050           0
                          ____________   __________   __________
TOTAL                       314,025       174,948       3,039
                          ============   ==========   ==========

                            Options      Average
                          Outstanding    Exercise
                                          Price
                         ____________   __________
1988 & 1997 Stock
  Incentive Plans            68,002      $ 16.51
1997 Employee Stock
  Purchase Plan              57,052      $ 10.29
1999 Independent
  Directors' Stock
  Option Plan                22,050      $ 18.93
                          ____________   __________
TOTAL                       147,104      $ 14.46
                          ============   ==========


Regulatory Activity

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the bank. In November 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act) became law. The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and established the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. Union National currently believes it meets the requirements for the broader range of activities that will be permitted by the Modernization Act.

The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including Union National, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

Union National does not believe that the Financial Services Modernization Act will have an immediate positive or negative material effect on its operations. However, the act may have the result of increasing the amount of competition that Union National faces from other financial service companies, many of whom have substantially more financial resources, which may now offer banking services in addition to insurance and brokerage services.

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