Form 10-K, Exhibit 13
period 2005-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2006-03-31
CIK 874482

EXHIBIT 13
                          __________


           Excerpts From Union National Financial Corporation's
                  2005 Annual Report to Shareholders

                       ANNUAL REPORT 2005
                 The Face of Banking is Changing...
              UNION NATIONAL FINANCIAL CORPORATION

REGISTRAR AND TRANSFER AGENT

Union National Community Bank
Attn: Stock Transfer Department
P.O. Box 567
Mount Joy, PA 17552-0567

FOR FURTHER INFORMATION ON PURCHASING OUR STOCK, WE REFER YOU TO:

Ferris Baker Watts
3100 Market Street
Camp Hill, PA 17011
(877) 519-5953

Janney Montgomery Scott, LLC
61 North Duke Street
Lancaster, PA 17602
(717) 293-4100

F. J. Morrissey & Company, Inc.
4 Tower Bridge, Suite 300
200 Barr Harbor Drive
West Conshohocken, PA 19428
(800) 842-8928

Ryan Beck & Co., Inc.
220 South Orange Avenue
Livingston, NJ 07039
(973) 597-6000

Hazlett, Burt & Watson, Inc.
100 East King Street
P. O. Box 1267
Lancaster, PA 17608
(717) 397-5515

FORM 10-K REQUEST

The Annual Report on Form 10-K filed with the Securities &
Exchange Commission may be obtained, without charge, by writing to:
     Clement M. Hoober, CPA
     Treasurer/CFO
     Union National Financial Corporation
     P.O. Box 567
     Mount Joy, PA 17552-0567

The annual report and other company reports are also filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) which performs automated collection, validation, indexing, acceptance and forwarding of submissions to the Securities and Exchange Commission (SEC) and is accessible by the public using the internet at http://www.sec.gov/edgar.shtml.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders will be held on Wednesday, April 26, 2006, at 10:00 a.m. at:
Eden Resort Inn and Conference Center
222 Eden Road
Lancaster, PA 17601

TABLE OF CONTENTS

Financial Highlights........................................ 1

To Our Stockholders....................................... 2-3

Consolidated Balance Sheets................................. 4

Consolidated Statements of Income........................... 5

Consolidated Statements of Changes in Stockholders' Equity.. 6

Consolidated Statements of Cash Flows....................... 7

Notes to Consolidated Financial Statements............... 8-22

Report of Independent Registered Public Accounting Firm.... 23

Summary of Quarterly Financial Data........................ 23

Selected Financial Data.................................... 24

Management's Discussion and Analysis.................... 25-38

Board of Directors......................................... 39


STOCK, BROKER AND DIVIDEND INFORMATION

Union National Financial Corporation has only one class of common stock authorized, issued and outstanding. The outstanding common stock is traded on the OTC Bulletin Board (OTCBB), primarily in Lancaster County, Pennsylvania, under the symbol UNNF. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock dividends. Cash dividends, when declared by the Board of Directors, are payable on the 20th day of February, May, August, and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings account. Union National offers its stockholders a Dividend Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the corporation and may purchase additional shares within specified limits.

Union National had approximately 1,386 stockholders (including stockholders of record and individual participants in security position listings) at December 31, 2005, and approximately 1,381 stockholders at December 31, 2004.


                            Stock Price       Dividends
                        ___________________
Quarter                   High        Low     Per Share
                        ________   ________   _________
   First, 2005......... $  26.29   $  23.38   $  0.152
   Second..............    23.81      20.30      0.152
   Third...............    22.50      21.00      0.160
   Fourth..............    22.50      21.10      0.160

   First, 2004......... $  21.38   $  20.71   $  0.152
   Second..............    22.86      20.95      0.152
   Third...............    23.81      21.76      0.152
   Fourth..............    26.67      21.81      0.152


CORPORATE INTRODUCTION

Union National Financial Corporation, headquartered in Lancaster, Pennsylvania, is the holding company of Union National Community Bank. The bank provides a full range of financial services for both retail and business customers in Lancaster County, Pennsylvania. Also, Union National Community Bank, through its mortgage subsidiary, Home Team Financial, LLC, offers residential mortgage loan products in multiple states through internet banking marketing programs. In addition to traditional banking services, Union National also offers insurance, retirement plan services and wealth management services through its UnionNationalAdvisors Group. Union National Community Bank has seven full-service offices in Columbia, Elizabethtown, Hempfield, Manheim, Manheim Township, Maytown and Mount Joy. The deposits of Union National Community Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent provided by law.

CORPORATE OFFICERS

Mark D. Gainer, Chairman of the Board/President/CEO; Carl R.
Hallgren, Esq., Vice Chairman/Secretary
Michael A. Frey, Vice President; Clement M. Hoober, CPA,
Treasurer/CFO

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

                  FINANCIAL HIGHLIGHTS


(Dollars in thousands, except per share data)
                            December 31, December 31, % Increase
                                2005         2004     (Decrease)
                            ___________  ___________  __________
For the Year
   Total Interest Income....$  23,978    $  19,638       22.1%
   Total Interest Expense...    9,662        6,621       45.9%
   Net Interest Income......   14,316       13,017       10.0%
   Net Income...............    3,353        3,223        4.0%

Per Share*
   Net Income (Basic).......$    1.33    $    1.28        3.9%
   Net Income (Assuming
     Dilution)..............     1.31         1.25        4.8%
   Cash Dividends Paid......    0.625        0.610        2.5%
   Stockholders' Equity.....    10.84        10.65        1.8%

Average Balances
   Loans....................$ 280,245    $ 244,752       14.5%
   Investments and Other
     Earning Assets.........  116,422      100,234       16.2%
   Total Assets.............  425,611      372,207       14.3%
   Total Deposits...........  282,934      246,445       14.8%
   Stockholders' Equity.....   26,621       26,250        1.4%

Return on Average
   Assets...................     0.79%        0.87%
   Stockholders' Equity.....    12.59%       12.28%
   Realized Stockholders'
     Equity (1).............    12.64%       12.62%

(1) Excludes the impact of accumulated other comprehensive income on total stockholders' equity.
* Per Share information reflects the 5% stock dividend effective on May 20, 2005.


                  TO OUR STOCKHOLDERS

VISION

Vision - the power of imagination. Imagine a bank with a rich history, firmly built on a rock solid foundation. Also imagine a bank with the courage to re-invent itself in order to meet the future head-on and thrive in an increasingly competitive market place. Imagine a bank willing to put forth the energy and effort necessary to execute on its vision - to deliver a remarkable experience for its shareholders.

At Union National, we are passionate about our story and excited about our future. We continue to look for opportunities to grow profitably and create long-term value for our shareholders. During 2005, we utilized the momentum we have built in recent years to continue our progress and move forward with our strategies. Some highlights from the year are outlined below:

  * Our Commercial & Business Banking team continued on its path of aggressive, quality growth, increasing loans outstanding by 28% for the year. Our product offering was augmented by the addition of a leasing department.

  * In order to expand on our retail mortgage options available to our customers, we acquired a majority interest in a mortgage banking operation. Home Team Financial, LLC is able to provide customers with many types of residential mortgage products to suit a variety of needs. We fully expect that Home Team Financial will contribute to the success of our organization in the future.

  * UNIONNATIONALAdvisors also continued to contribute significantly, increasing revenues by 23%. During the year, we established a partnership with SEI Wealth Network to introduce a new wealth management program that goes beyond investments to offer a whole new level of life-focused services for our affluent clients.

  * In addition to Cash Back checking, our Product Team developed several new offerings including an additional free checking account that can provide ATM fee refunds. Gold Interest Checking and Gold Money Market were also introduced as competitive, new interest-bearing options for our customers.

The expansion of our footprint throughout Lancaster County has also been a strategic focus for our organization. The Union National Professional Center, our new corporate facility located at 570 Lausch Lane in Manheim Township, was constructed during 2005. This new facility, which provides a creative, open working environment for our team members, is accessible, visible, and centrally located in our marketplace.

Construction also continued on our retail site located at the entrance to Harrisburg Area Community College, along Old Philadelphia Pike. We are enthusiastic about the potential this site presents us with, and look forward to its opening in the spring of 2006. Its concept and design is expected to set us apart in the marketplace, as we introduce a remarkably different banking experience for customers.

In addition, we are in the developmental stages of a new retail site on Centerville Road in Lancaster. This busy corridor provides us with great potential for growth, and the visibility we seek for our brand. The site is expected to be based on our new concept and design, and construction could begin during 2006 as well.

We are pleased with the progress our organization continues to make as we expand into new markets and implement new strategies. We are also pleased to report that Union National once again achieved record earnings in 2005. Even with that accomplishment, we are not driven by what happens the next quarter; rather, we are focused upon ideas that will have a greater impact in the future. Our continued investment in new locations, new solutions, and new strategies is designed to create long-term value - for shareholders, customers, and team members.

Our team members are passionate, energetic and focused. We are confident in their abilities as we pursue the delivery of a truly remarkable experience for our customers. At Union National, we understand the challenges posed by today's ever-changing business climate, and also believe that this same climate presents tremendous opportunity for those with the vision to adapt, the courage to embark on innovative strategies, and the energy to execute and get the job done.

STAY TUNED!


/s/ Mark D. Gainer
Mark D. Gainer
Chairman, President  & CEO
Union National Financial Corporation

/s/ Michael A. Frey
Michael A. Frey
President  & COO
Union National Community Bank

ENERGY


               CONSOLIDATED BALANCE SHEETS


(Dollars in thousands, except per share data)

                                     December 31,   December 31,
                                         2005           2004
                                    _____________  _____________
ASSETS
Cash and Due from Banks............ $     14,317   $      9,803
Interest-Bearing Deposits in Other
 Banks.............................          184             40
                                    _____________  _____________
     Total Cash and Cash
       Equivalents.................       14,501          9,843
Investment Securities
 Available-for-Sale................      119,702        103,490
Loans Held for Sale................        2,147            232
Loans and Leases, Net of
 Unearned Income...................      300,213        263,001
   Less: Allowance for Loan
    and Lease Losses...............       (2,675)        (2,288)
                                    _____________  _____________
     Net Loans and Leases..........      297,538        260,713
Premises and Equipment - Net.......        7,059          6,517
Restricted Investment in Bank
 Stocks............................        5,736          4,961
Bank-Owned Life Insurance..........        9,860          9,487
Other Assets.......................        5,635          4,047
                                    _____________  _____________
     TOTAL ASSETS.................. $    462,178   $    399,290
                                    =============  =============

LIABILITIES
Deposits:
   Noninterest-Bearing............. $     43,643   $     37,590
   Interest-Bearing................      252,967        228,380
                                    _____________  _____________
     Total Deposits................      296,610        265,970
Short-Term Borrowings..............       18,305          4,524
Long-Term Debt.....................      105,815         88,630
Junior Subordinated Debentures.....       11,341         11,341
Other Liabilities..................        2,882          1,972
                                    _____________  _____________
     TOTAL LIABILITIES.............      434,953        372,437

STOCKHOLDERS' EQUITY
Common Stock (Par Value $.25
 per share)........................          734            698
   Shares: Authorized - 20,000,000;
    Issued - 2,936,798 - 2005
    (2,792,046 - 2004)
   Outstanding - 2,510,682 - 2005
    (2,402,206 - 2004)
Surplus............................       12,855          9,570
Retained Earnings..................       22,576         23,644
Accumulated Other Comprehensive
 Income (Loss).....................         (447)           581
Treasury Stock - 426,116
 shares - 2005 (389,840 - 2004),
 at cost...........................       (8,493)        (7,640)
                                    _____________  _____________
     TOTAL STOCKHOLDERS' EQUITY....       27,225         26,853
                                    _____________  _____________
     TOTAL LIABILITIES and
      STOCKHOLDERS' EQUITY......... $     462,178  $     399,290
                                    =============  =============
See notes to consolidated financial statements.



             CONSOLIDATED STATEMENTS OF INCOME


(Dollars in thousands, except per share data)
                                      Years Ended December 31,
                                    _____________________________
                                      2005      2004      2003
                                    _________ _________ _________
INTEREST INCOME
Interest and Fees on Loans and
 Leases.............................$ 18,894  $ 15,467  $ 13,948
Investment Securities:
   Taxable Interest.................   3,552     2,933     2,706
   Tax-Exempt Interest..............   1,293     1,131     1,232
   Dividends........................     199        99       100
Other...............................      40         8        48
                                    _________ _________ _________
   Total Interest Income............  23,978    19,638    18,034

INTEREST EXPENSE
Deposits............................   4,962     3,032     3,362
Short-Term Borrowings...............     234       108        28
Long-Term Debt......................   3,785     3,082     3,301
Junior Subordinated Debentures......     681       399        12
                                    _________ _________ _________
   Total Interest Expense...........   9,662     6,621     6,703
                                    _________ _________ _________
   Net Interest Income..............  14,316    13,017    11,331

PROVISION for LOAN and LEASE LOSSES.     681       404       274
                                    _________ _________ _________
Net Interest Income after Provision
 for Loan and Lease Losses..........  13,635    12,613    11,057

OTHER OPERATING INCOME
Income from Fiduciary Activities....     301       225       161
Service Charges on Deposit Accounts.   1,600     1,569     1,078
Other Service Charges, Commissions,
 Fees...............................     813       691       542
Alternative Investment Sales
 Commissions........................     783       647       678
Investment Securities Gains.........     104       194       446
Mortgage Banking/Brokerage
 Activities.........................   1,431       230       853
Title Insurance/Settlement Income...     332        25         -
Earnings from Bank-Owned Life
 Insurance..........................     373       383       282
Other Income........................     274       131       125
                                    _________ _________ _________
   Total Other Operating Income.....   6,011     4,095     4,165

OTHER OPERATING EXPENSES
Salaries and Wages..................   6,790     5,539     5,055
Retirement Plan and Other Employee
 Benefits...........................   1,835     1,521     1,189
Net Occupancy Expense...............     944       801       702
Furniture and Equipment Expense.....     697       702       606
Professional Fees...................     702       641       476
Data Processing Services............     746       701       672
Pennsylvania Shares Tax.............     271       268       259
Advertising and Marketing Expenses..     635       336       288
ATM Processing Expenses.............     354       300       273
Minority Interest in Earnings of
 Subsidiaries.......................     155         5         -
Other Operating Expenses............   2,498     1,995     1,805
                                    _________ _________ _________
   Total Other Operating Expenses...  15,627    12,809    11,325
                                    _________ _________ _________
   Income before Income Taxes.......   4,019     3,899     3,897
PROVISION for INCOME TAXES..........     666       676       681
                                    _________ _________ _________
   NET INCOME.......................$  3,353  $  3,223  $  3,216
                                    ========= ========= =========

PER SHARE INFORMATION
   Net Income for Year - Basic......$   1.33  $   1.28  $   1.23
   Net Income for Year - Assuming
    Dilution........................    1.31      1.25      1.21
   Cash Dividends...................   0.625     0.610     0.600

See notes to consolidated financial statements.



   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands, except share data)


                                      Shares of
                                    Common Stock    Common
                                     Outstanding     Stock
                                    _____________   _______
BALANCE, December 31, 2002..........   2,517,469    $  688
Comprehensive Income:
  Net Income........................
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   of $108..........................
  Reclassification Adjustment for
   (Gains)/Losses Included in Net
   Income, Net of Tax of $152.......
       Total Comprehensive Income...
Acquisition of Treasury Stock.......     (83,577)
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan......................      16,118         4
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $12.......       8,738         2
Retirement of Treasury Stock
 (16,000 shares)....................                    (4)
Cash Dividends......................
                                    _____________   _______
BALANCE, December 31, 2003..........   2,458,748       690
Comprehensive Income:
  Net Income........................
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   Benefit of $169..................
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $66....
       Total Comprehensive Income...
Acquisition of Treasury Stock.......    (100,489)
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan......................      14,572         4
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $13.......      29,375         7
Retirement of Treasury Stock
 (14,000 shares)....................                    (3)
Cash Dividends......................
                                    _____________   _______
BALANCE, December 31, 2004..........   2,402,206       698

Comprehensive Income:
  Net Income........................
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   Benefit of $479..................
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $36....
  Unrealized Gains/(Losses) on
   Cash Flow Hedges.................
       Total Comprehensive Income...
Acquisition of Treasury Stock.......     (53,276)
Issuance of Common Stock under
 Dividend Reinvestment and
 Stock Purchase Plan................      15,889         4
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $40.......      26,605         6
Issuance of Common Stock under 5%
 Common Stock Dividend..............     119,258        30
Retirement of Treasury Stock
 (17,000 shares)....................                    (4)
Cash Dividends......................
                                    _____________   _______
BALANCE, December 31, 2005..........   2,510,682    $  734
                                    =============   =======

See notes to consolidated financial statements.

(Dollars in thousands, except share data)
                                                     Accumulated
                                                        Other
                                           Retained Comprehensive
                                   Surplus Earnings Income (Loss)
                                   _______ ________ _____________
BALANCE, December 31, 2002.........$8,939  $20,319  $      1,120
Comprehensive Income:
  Net Income.......................          3,216
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   of $108.........................                          209
  Reclassification Adjustment for
   (Gains)/Losses Included in Net
   Income, Net of Tax of $152......                         (294)
       Total Comprehensive Income..
Acquisition of Treasury Stock......
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan.....................   306
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $12......   139
Retirement of Treasury Stock
 (16,000 shares)...................  (294)
Cash Dividends.....................         (1,572)
                                   _______ ________ _____________
BALANCE, December 31, 2003......... 9,090   21,963         1,035
Comprehensive Income:
  Net Income.......................          3,223
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net ofTax
   Benefit of $169.................                         (326)
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $66...                         (128)
       Total Comprehensive Income..
Acquisition of Treasury Stock......
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan.....................   328
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $13......   423
Retirement of Treasury Stock
 (14,000 shares)...................  (271)
Cash Dividends.....................         (1,542)
                                   _______ ________ _____________
BALANCE, December 31, 2004......... 9,570   23,644           581

Comprehensive Income:
  Net Income.......................          3,353
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   Benefit of $479.................                         (930)
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $36...                          (69)
  Unrealized Gains/(Losses) on
   Cash Flow Hedges................                          (29)
       Total Comprehensive Income..
Acquisition of Treasury Stock......
Issuance of Common Stock under
 Dividend Reinvestment and
 Stock Purchase Plan...............   354
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $40......   451
Issuance of Common Stock under 5%
 Common Stock Dividend............. 2,815   (2,845)
Retirement of Treasury Stock
 (17,000 shares)...................  (335)
Cash Dividends.....................         (1,576)
                                   _______ ________ _____________
BALANCE, December 31, 2005.........$12,855 $ 22,576 $       (447)
                                   ======= ======== =============

See notes to consolidated financial statements.



(Dollars in thousands, except share data)

                                    Treasury
                                      Stock      Total
                                    _________  _________
BALANCE, December 31, 2002          $ (4,331)  $ 26,735
Comprehensive Income:
  Net Income........................              3,216
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   of $108..........................                209
  Reclassification Adjustment for
   (Gains)/Losses Included in Net
   Income, Net of Tax of $152.......               (294)
                                               _________
       Total Comprehensive Income...              3,131
                                               _________
Acquisition of Treasury Stock.......  (1,621)    (1,621)
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan......................                310
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $12.......                141
Retirement of Treasury Stock
 (16,000 shares)....................     298          -
Cash Dividends......................             (1,572)
                                    _________  __________
BALANCE, December 31, 2003..........  (5,654)    27,124

Comprehensive Income:
  Net Income........................              3,223
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   Benefit of $169..................               (326)
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $66....               (128)
                                               _________
       Total Comprehensive Income...              2,769
                                               _________
Acquisition of Treasury Stock.......  (2,260)    (2,260)
Issuance of Common Stock under
 Dividend Reinvestment and Stock
 Purchase Plan......................                332
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $13.......                430
Retirement of Treasury Stock
 (14,000 shares)....................     274          -
Cash Dividends......................             (1,542)
                                    _________  _________
BALANCE, December 31, 2004..........  (7,640)    26,853

Comprehensive Income:
  Net Income........................              3,353
  Unrealized Holding Gains/(Losses)
   on Investment Securities
   Available-for-Sale Arising
   During the Year, Net of Tax
   Benefit of $479..................               (930)
  Reclassification Adjustment for
   (Gains)/Losses Included in
   Net Income, Net of Tax of $36....                (69)
  Unrealized Gains/(Losses) on
   Cash Flow Hedges.................                (29)
                                               _________
       Total Comprehensive Income...              2,325
                                               _________
Acquisition of Treasury Stock.......  (1,192)    (1,192)
Issuance of Common Stock under
 Dividend Reinvestment and
 Stock Purchase Plan................                358
Issuance of Common Stock under
 Employee & Director Plans,
 Including Tax Benefit of $40.......                457
Issuance of Common Stock under 5%
 Common Stock Dividend..............                  -
Retirement of Treasury Stock
 (17,000 shares)....................     339          -
Cash Dividends......................             (1,576)
                                    _________  _________
BALANCE, December 31, 2005..........$ (8,493)  $ 27,225
                                    =========  =========

See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS


(In thousands)
                                       Years Ended December 31,
                                    _____________________________
                                       2005      2004      2003
                                    _________ _________ _________
CASH FLOWS from OPERATING ACTIVITIES
Net Income..........................$  3,353  $  3,223  $  3,216
Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
Depreciation and Amortization.......     915       931       831
Provision for Loan and Lease Losses.     681       404       274
Net Amortization of Investment
 Securities' Premiums...............     916     1,160     1,609
Investment Securities Gains.........    (104)     (194)     (446)
Deferred Income Tax Expense
 (Benefit)                              (156)      (92)      100
Earnings from Bank-Owned Life
 Insurance..........................    (373)     (382)     (282)
Gains on Loans Sold.................    (541)     (130)     (647)
Proceeds from Sales of Loans........  19,324     5,265    26,300
Loans Originated for Sale........... (20,698)   (5,170)  (24,958)
Increase in Accrued Interest
 Receivable.........................    (327)      (27)      (46)
(Increase)/Decrease in Other Assets.    (786)      186      (592)
Increase/(Decrease) in Other
 Liabilities........................     910       381      (135)
                                    _________ _________ _________
   Net Cash Provided by Operating
    Activities......................   3,114     5,555     5,224

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of
 Available-for-Sale Securities......   8,256    20,862    29,234
Proceeds from Maturities of
 Available-for-Sale Securities......  16,739    18,777    35,441
Purchases of Available-for-Sale
 Securities......................... (43,532)  (47,717)  (72,354)
Net Purchases of Restricted
 Investments in Bank Stocks.........    (775)     (869)     (320)
Net Loans and Leases Made to
 Customers.......................... (37,506)  (37,721)  (14,219)
Purchase of Consumer and
 Residential Mortgage Loans.........       -         -   (12,198)
Purchases of Premises and Equipment.  (1,251)     (598)     (901)
Purchase of Bank-Owned Life
 Insurance..........................       -    (1,300)   (4,000)
                                    _________ _________ _________
   Net Cash Used in Investing
    Activities                       (58,069)  (48,566)  (39,317)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase in Demand Deposits
 and Savings Accounts...............  15,518    21,483    13,060
Increase/(Decrease) in Time
 Deposits...........................  15,122    13,413    (5,336)
Net Increase/(Decrease) in
 Short-Term Borrowings..............  13,781    (5,457)    6,594
Proceeds from Issuance of
 Long-Term Debt.....................  35,091    26,593    19,183
Payments on Long-Term Debt.......... (17,906)  (11,837)  (10,608)
Proceeds from Issuance of Junior
 Subordinated Debentures............       -     3,093     8,248
Issuance Costs of Junior
 Subordinated Debentures............       -       (60)     (160)
Acquisition of Treasury Stock.......  (1,192)   (2,260)   (1,621)
Issuance of Common Stock............     775       749       439
Cash Dividends Paid.................  (1,576)   (1,542)   (1,572)
                                    _________ _________ _________
   Net Cash Provided by Financing
    Activities......................  59,613    44,175    28,227
                                    _________ _________ _________
Net Increase/(Decrease) in Cash
 and Cash Equivalents...............   4,658     1,164    (5,866)
CASH and CASH EQUIVALENTS -
 Beginning of Year..................   9,843     8,679    14,545
                                    _________ _________ _________
CASH and CASH EQUIVALENTS -
 End of Year                        $ 14,501  $  9,843  $  8,679
                                    ========= ========= =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
   Interest.........................$  9,161  $  6,506  $  6,862
   Income Taxes.....................     831       570       752
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Retirement of Treasury Stock
 (17,000 shares - 2005, 14,000
 shares - 2004, and 16,000
 shares - 2003).....................$    339  $    274  $    298

See notes to consolidated financial statements.


          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation ("Union National") and its subsidiary, Union National Community Bank ("the bank"), conform with generally accepted accounting principles and prevailing practices within the banking industry. Union National's trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004 (for additional information, see Note 10).

Union National Community Bank operates seven retail office locations in Lancaster County, Pennsylvania. The bank is a full-service commercial bank, providing a wide range of services to individuals and businesses. The bank accepts time, demand and savings deposits and offers secured and unsecured commercial, real estate and consumer loans and leases. The bank also offers investment, custodial, estate planning and trust services. The bank is subject to government regulation and undergoes periodic examinations by its federal regulator, the Office of the Comptroller of the Currency.

Home Team Financial, LLC, a subsidiary of Union National Community Bank, began operations in July 2005. Union National Community Bank's ownership interest in Home Team Financial, LLC is 98% with an initial interest in net profits of 30%. Home Team Financial, LLC generates a majority of its business through direct marketing and operates in multiple states. Home Team Financial, LLC has mortgage banking operations and also offers mortgage brokerage services. It also offers title insurance and settlement services through its subsidiary, TA of Lancaster, LLC. (For additional information see Note 15.)

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Union National, the bank, the mortgage company, and the settlement company. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
The process of preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses and the assessment of other-than-temporary impairment of investment securities.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
Most of Union National's activities are with customers primarily located in Lancaster County, PA. Note 2 discusses the types of securities that Union National invests in. Note 3 discusses the types of lending that Union National engages in. Union National does not have any significant concentrations to any one industry or customer.

INTEREST-BEARING DEPOSITS IN BANKS
Interest-bearing deposits in banks consist of demand deposits and are carried at cost.

INVESTMENT SECURITIES
Investment securities include both debt securities and equity securities. As of December 31, 2005 and 2004, all of Union
National's investment securities have been classified as "available-for-sale."

Securities classified as available-for-sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Available-for-sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded as other comprehensive income (loss), a component of stockholders' equity.

When a determination is made that a fair value decline below cost on a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the fair value and the impact is reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of Union National to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

LOANS HELD FOR SALE
Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

MORTGAGE SERVICING RIGHTS
Union National retains the servicing on the loans sold to the Federal Home Loan Bank ("FHLB") and receives a fee based upon the principal balance outstanding. Following is a summary of information related to servicing assets:

                                    Servicing Assets Amortization
(In thousands)                         Capitalized      Expense
                                    ________________ ____________
Years Ended:
     December 31, 2005..............$            41  $        56
     December 31, 2004..............             35           53
     December 31, 2003..............            193           39

                                       Book Value    Fair Value
                                    ________________ ____________
Servicing Assets as of:
     December 31, 2005..............$           196  $       324
     December 31, 2004..............            212          327


Servicing rights are recognized as assets upon the sale of the loan. A portion of the cost of the loan is allocated to the servicing right based on relative fair value. The fair value of servicing assets is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing assets include assumptions about prepayment speeds on mortgages and the cost to service loans. Servicing assets are reported in other assets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans. Amortization expense is netted against loan servicing fee income and is reflected on the consolidated statements of income with income from mortgage banking activities. Servicing assets are evaluated for impairment based on the estimated fair value as compared to the unamortized book value. Total loans serviced for others amounted to $38,239,000, $37,034,000, and $36,003,000 at December 31, 2005, 2004, and
2003, respectively, and are not included in the consolidated balance sheets.

LOANS AND LEASES
Loans that management has the intent and ability to hold generally are stated at their outstanding unpaid principal balances adjusted for charge-offs, plus any unamortized premiums on purchased loans, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

Loans include leases that meet the criteria for direct financing leases under Statement of Financial Accounting Standards ("SFAS") No. 13. Such leases are recorded as an asset at the minimum lease payments and residual value to be received, less unearned interest income. Unearned interest income and initial direct costs are amortized to interest income over the lease term using the interest method.

Loans and lease financing receivables are, throughout the remainder of the Notes to Consolidated Financial Statements, together referred to as "loans."

Impaired Loans - Union National considers a loan to be impaired when, based on current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan agreement will not be collected. An insignificant delay or shortfall in the amounts of payments would not cause a loan to be rendered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

shortfall in relation to the principal and interest owed. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment. Accordingly, Union National does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement. Union National measures impairment of commercial loans on a loan-by-loan basis based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral for certain collateral-dependent loans.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to occur. Loans, including impaired loans, deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Nonaccrual Loans - Generally, a loan (including an impaired loan as discussed above) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on nonaccrual status, unpaid interest previously credited to interest income that is now deemed uncollectible, is reversed. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when both principal and interest are brought current, the loan has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

TRANSFERS OF FINANCIAL ASSETS
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Union National, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Union National does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

RATE LOCK COMMITMENTS
Union National enters into commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

INTEREST RATE COLLAR AGREEMENT
For asset/liability management purposes, Union National uses interest rate collar agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged both at inception and throughout the hedge period.

As required by SFAS 133, Union National records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. Union National assesses the effectiveness of each hedging relationship by using the hypothetical derivative method. This method compares the actual option with a hypothetically perfect option, where the cumulative change in fair value of the actual collar will be compared to the cumulative change in fair value of a hypothetically perfect collar with critical terms that exactly match the critical terms of the hedged transactions, including the notional/principal amount and the actual and expected resets for the prime lending rate as published in The Wall Street Journal.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

As of December 31, 2005 and 2004, no derivatives were designated as fair value hedges. Additionally, Union National does not currently use derivatives for trading or speculative purposes and does not currently have any derivatives that are not designated as hedges.

FORECLOSED REAL ESTATE
Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is recorded at the lower of its carrying value or estimated fair market value, net of selling costs, at the time of foreclosure and is included in other assets. Gains and losses resulting from the sale or write-down of foreclosed real estate and income and expenses related to the operation of foreclosed real estate are recorded in other expenses. Union National had no foreclosed real estate at December 31, 2005 or 2004.

PREMISES AND EQUIPMENT
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets' estimated useful lives on both the accelerated and the straight-line methods. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease, including renewal options if reasonable assured, on the straight-line method. Gains and losses on premises and equipment are recognized upon disposal of the asset. Charges for maintenance and repairs are charged to expense as incurred.

RESTRICTED INVESTMENT IN BANK STOCKS
Union National owns several restricted investments in bank stocks including stock in the FHLB, the Federal Reserve Bank of Philadelphia and the Atlantic Central Bankers Bank. These stocks are reflected on the balance sheet at historical cost. Under the bank's membership agreement with the FHLB, required stock purchases are based on a percentage of outstanding borrowings, a percentage of unused borrowing capacity and may also include a percentage of assets sold to the FHLB.

BANK-OWNED LIFE INSURANCE
Union National invests in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the bank on a chosen group of employees. The bank is the owner and is a joint or sole beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income on the income statement.

TRUST ASSETS
Assets held in a fiduciary capacity are not assets of Union National and are therefore not included in the consolidated financial statements. The market value of trust assets amounted to $66,621,000 at December 31, 2005, and $79,723,000 at December
31, 2004.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS
In the ordinary course of business, Union National has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

ADVERTISING COSTS
Advertising costs are charged to expense when incurred.

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

STOCK-BASED COMPENSATION
Stock options and shares issued under Union National's Employee Stock Purchase Plan, Stock Incentive Plan and the Independent Directors' Stock Option Plan are accounted for under SFAS
No. 123. As permitted by this statement through 2005, Union National has chosen to apply Accounting Principles Board Opinion ("APB") No. 25. Under APB No. 25, no compensation expense is recognized related to these plans. Beginning January 1, 2006, Union National adopted the provisions of SFAS No. 123R to expense stock-based compensation.

Had Union National determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 in 2003 to 2005, Union National's net income and earnings per share would have been reduced to the pro forma amounts as follows:


                                       Years Ended December 31,
                                      __________________________
(In thousands, except per share data)   2005     2004     2003
                                      ________ ________ ________
Net Income - As Reported..............$ 3,353  $ 3,223  $ 3,216
  Less: Stock-Based Compensation Cost.    (96)    (213)     (80)
                                      ________ ________ ________
  Net Income - Pro Forma..............$ 3,257  $ 3,010  $ 3,136
                                      ======== ======== ========

Net Income per Share
  As Reported (Basic).................$  1.33  $  1.28  $  1.23
  As Reported (Assuming Dilution).....   1.31     1.25     1.21
  Pro Forma (Basic)...................   1.29     1.19     1.20
  Pro Forma (Assuming Dilution).......   1.27     1.17     1.18


NET INCOME PER SHARE
Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Potential common shares that may be issued relate solely to outstanding stock options and are determined using the treasury stock method. Per share information is restated to reflect the effect of stock dividends.

Earnings per share, net income and weighted-average number of shares outstanding for the years ended December 31, 2005, 2004, and 2003, as computed under the basic and diluted earnings per share methods are as follows:


(In thousands, except per share data)
                                    Year Ended December 31, 2005
                                    _____________________________
                                    Net Income  Shares  Per Share
                                    __________ ________ _________
Basic Earnings per Share:
   Net Income.......................$   3,353    2,517  $   1.33
Effect of Dilutive Options..........        -       39
                                    __________ ________
Diluted Earnings per Share..........$   3,353    2,556  $   1.31
                                    ========== ========

                                    Year Ended December 31, 2004
                                    _____________________________
                                    Net Income  Shares  Per Share
                                    __________ ________ _________
Basic Earnings per Share:
   Net Income.......................$   3,223    2,526  $   1.28
Effect of Dilutive Options..........        -       54
                                    __________ ________
Diluted Earnings per Share..........$   3,223    2,580  $   1.25
                                    ========== ========

                                    Year Ended December 31, 2003
                                    _____________________________
                                    Net Income  Shares  Per Share
                                    __________ ________ _________
Basic Earnings per Share:
   Net Income.......................$   3,216    2,623  $   1.23
Effect of Dilutive Options..........        -       39
                                    __________ ________
Diluted Earnings per Share..........$   3,216    2,662  $   1.21
                                    ========== ========


The following options to purchase shares of common stock were outstanding at year-end, but were not included in the computation of diluted earnings per share for the year because the options' exercise price was greater than the average market price of the common shares:


                                      Options       Average
                                    Outstanding  Exercise Price
                                    ___________  ______________
December 31, 2005...................   27,825        $22.14
December 31, 2004...................        -             -
December 31, 2003...................   11,264         20.49


       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

COMPREHENSIVE INCOME
Union National reports comprehensive income and the components of other comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Union National's comprehensive income consists of net income and unrealized gains and losses on available-for-sale investment securities and cash flow hedges arising during the period. The components of accumulated other comprehensive income (loss), included in stockholders' equity, are as follows:

                                               December 31,
                                              ______________
(In thousands)                                 2005    2004
                                              ______  ______
Unrealized Holding Gains (Losses) on
 Investment Securities Available for Sale.....$(634)  $ 879
Tax Effect....................................  216    (298)
                                              ______  ______
   Net-of-Tax Amount.......................... (418)    581
Net Unrealized Losses on Derivatives
 Used for Cash Flow Hedges....................  (29)      -
                                              ______  ______
Accumulated Other Comprehesive Income (Loss)..$(447)  $ 581
                                              ======  ======


TREASURY STOCK
The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

SEGMENT REPORTING
Based on the way management monitors financial results, Union
National has only one operating segment consisting primarily of its banking and fiduciary activities.

STATEMENTS OF CASH FLOWS
For purposes of the consolidated statements of cash flows, Union
National considers cash, amounts due from banks and short-term investments with maturities less than 90 days at the time of purchase to be cash equivalents.

RECENT ACCOUNTING STANDARDS ISSUED
In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections". Statement No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. Statement No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 replaces APB Opinion 20, "Accounting Changes", and Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements". Statement No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It is currently anticipated that the adoption of the provisions of Statement No. 154 will not have a material impact on Union National's consolidated financial statements.

In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees," which was permitted under Statement No. 123, as originally issued. The revised statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

Union National will adopt Statement No. 123(R) using the modified prospective method with no restatement. Any additional impact that the adoption of this statement will have on our financial position and results of operations will be determined by share based payments granted in future periods and the assumptions on which the value of those share based payments is based.

In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment", providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in Management's Discussion and Analysis subsequent to the adoption. Union National will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R).

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position ("FSP") FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005, with earlier application permitted. For Union National, the effective date will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

In June 2005, the EITF released Issue No. 04-5 "Determining Whether a General Partner, or the General Partner as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF 04-5"). EITF 04-5 provides guidance in determining whether a general partner controls a limited partnership and therefore should consolidate the limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership and that the presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without cause, or (2) substantive participating rights. The effective date for applying the guidance in EITF 04-5 was (1) June 29, 2005 for all new limited partnerships and existing limited partnerships for which the partnership agreement was modified after that date, and (2) no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005, for all other limited partnerships. Implementation of EITF 04-5 did not have a material impact on Union National's financial position in fiscal 2005.

In October 2005, the FASB issued FASB Staff Position FAS 13-1 ("FSP FAS 13-1"), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. FSP FAS 13-1 is effective for Union National as of the first quarter of fiscal 2006. We evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on Union National's financial condition or results of operations.

RECLASSIFICATIONS
Certain prior period amounts have been reclassified to conform with the 2005 presentation. Such reclassifications did not impact net income.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 2 - INVESTMENT SECURITIES AVAILABLE-FOR-SALE
The amortized cost and fair value of investment securities are as follows:

                                           At December 31, 2005
(In thousands)                             _____________________
                                                        Gross
                                           Amortized Unrealized
                                              Cost      Gains
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$  35,483  $     741
Obligations of U.S. Government Agencies....    5,009          -
Mortgage-Backed Securities.................   63,569        269
Asset-Backed Securities....................    1,477          -
Corporate Securities.......................   14,441        205
Equity Securities..........................      357        193
                                           __________ __________
   Total...................................$ 120,336  $   1,408
                                           ========== ==========

(In thousands)                             At December 31, 2005
                                           _____________________
                                              Gross
                                           Unrealized    Fair
                                              Losses    Value
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$    (330) $  35,894
Obligations of U.S. Government Agencies....     (136)     4,873
Mortgage-Backed Securities.................   (1,046)    62,792
Asset-Backed Securities....................      (18)     1,459
Corporate Securities.......................     (504)    14,142
Equity Securities..........................       (8)       542
                                           __________ __________
   Total...................................$  (2,042) $ 119,702
                                           ========== ==========


(In thousands)                             At December 31, 2004
                                           _____________________
                                                        Gross
                                           Amortized Unrealized
                                              Cost      Gains
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$  27,343  $     839
Obligations of U.S. Government Agencies....    5,265          2
Mortgage-Backed Securities.................   51,880        330
Asset-Backed Securities....................    1,643         16
Corporate Securities.......................   16,110        305
Equity Securities..........................      370        216
                                           __________ __________
   Total...................................$ 102,611  $   1,708
                                           ========== ==========

(In thousands)                             At December 31, 2004
                                           _____________________
                                              Gross
                                           Unrealized    Fair
                                              Losses    Value
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$    (133) $  28,049
Obligations of U.S. Government Agencies....      (14)     5,253
Mortgage-Backed Securities.................     (513)    51,697
Asset-Backed Securities....................        -      1,659
Corporate Securities.......................     (162)    16,253
Equity Securities..........................       (7)       579
                                           __________ __________
   Total...................................$    (829) $ 103,490
                                           ========== ==========

The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005:

(In thousands)
                                           Less than 12 Months
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$  12,505  $    (239)
Obligations of U.S. Government Agencies....    4,873       (136)
Mortgage-Backed Securities.................   29,289       (335)
Asset-Backed Securities....................    1,459        (18)
Corporate Securities.......................    3,674       (102)
Equity Securities..........................       30         (2)
                                           __________ __________
   Total Temporarily Impaired Securities...$  51,830  $    (832)
                                           ========== ==========
(In thousands)
                                             12 Months or More
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$   2,803  $     (91)
Obligations of U.S. Government Agencies....        -          -
Mortgage-Backed Securities.................   22,961       (711)
Asset-Backed Securities....................        -          -
Corporate Securities.......................    5,763       (402)
Equity Securities..........................       55         (6)
                                           __________ __________
   Total Temporarily Impaired Securities...$  31,582  $  (1,210)
                                           ========== ==========

(In thousands)
                                                   Total
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$  15,308  $    (330)
Obligations of U.S. Government Agencies....    4,873       (136)
Mortgage-Backed Securities.................   52,250     (1,046)
Asset-Backed Securities....................    1,459        (18)
Corporate Securities.......................    9,437       (504)
Equity Securities..........................       85         (8)
                                           __________ __________
   Total Temporarily Impaired Securities...$  83,412  $  (2,042)
                                           ========== ==========


The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2004:

(In thousands)
                                           Less than 12 Months
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$   2,749  $     (70)
Obligations of U.S. Government Agencies....    2,400        (14)
Mortgage-Backed Securities.................   21,893       (308)
Corporate Securities.......................    4,799        (89)
Equity Securities..........................       60         (2)
                                           __________ __________
   Total Temporarily Impaired Securities...$  31,901  $    (483)
                                           ========== ==========

(In thousands)
                                             12 Months or More
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$   2,477  $     (63)
Obligations of U.S. Government Agencies....        -          -
Mortgage-Backed Securities.................    9,438       (205)
Corporate Securities.......................    2,697        (73)
Equity Securities..........................       20         (5)
                                           __________ __________
   Total Temporarily Impaired Securities...$  14,632  $    (346)
                                           ========== ==========

(In thousands)
                                                    Total
                                           _____________________
                                              Fair    Unrealized
                                             Value      Losses
                                           __________ __________
Obligations of State and Political
 Subdivisions..............................$   5,226  $    (133)
Obligations of U.S. Government Agencies....    2,400        (14)
Mortgage-Backed Securities.................   31,331       (513)
Corporate Securities.......................    7,496       (162)
Equity Securities..........................       80         (7)
                                           __________ __________
   Total Temporarily Impaired Securities...$  46,533  $    (829)
                                           ========== ==========


At December 31, 2005, there were a total of 102 debt securities that had unrealized losses of $2,042,000 that amounted to 2.4% of the amortized cost basis of these securities. Except for losses on corporate securities pertaining to major corporations in the auto industry, management believes that the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. With respect to major auto industry corporate debt securities, amortized cost totals $2,047,000 and fair value totals $1,770,000 on four securities with unrealized losses amounting to $277,000. These losses primarily represent a decline in credit strength of these corporations. However, with consideration given to independent analyst reports, management believes that these corporations have the ability to service the debt for the foreseeable future and that we expect to collect all amounts when these debt securities mature. The debt securities mature from February 2007 to January 2009.

Consequently, management believes that all unrealized losses represent temporary impairment of the securities. In addition, management has the ability to hold these debt securities for the foreseeable future.

Investment securities carried at $48,301,000 at December 31, 2005, and at $43,391,000 at December 31, 2004, were pledged to secure public, trust and government deposits and for other purposes. In addition, securities carried at $1,546,000 at December 31, 2005 and $2,732,000 at December 31, 2004, were pledged for repurchase agreements.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The amortized cost and fair value of debt securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized    Fair
(In thousands)                                  Cost     Value
                                             _________ _________
Due in One Year or Less......................$   1,013 $     999
Due After One Year Through Five Years........   10,848    10,287
Due After Five Years Through Ten Years.......    5,366     5,404
Due After Ten Years..........................   39,183    39,678
                                             _________ _________
                                                56,410    56,368
Mortgage-Backed Securities...................   63,569    62,792
                                             _________ _________
                                             $ 119,979 $ 119,160
                                             ========= =========


Following is information related to the sales of available-for-sale securities:

                                  Realized   Realized  Income Tax
(In thousands)                      Gains     Losses     Expense
                                 __________ __________ __________
The year ended December 31, 2005.$     124  $     (20) $      36
The year ended December 31, 2004.      235        (41)        66
The year ended December 31, 2003.      783       (337)       152


NOTE 3 - LOANS and leases
Loans and leases, net of unamortized loan origination fees of $712,000 at December 31, 2005, and $765,000 at December 31, 2004,
are summarized as follows:

                                                  December 31,
                                               _________________
(In thousands)                                   2005     2004
                                               ________ ________
Real Estate Mortgages:
  First and Second Residential.................$124,259 $121,799
  Commercial and Industrial....................  94,016   79,711
  Construction and Land Development............  10,618    9,396
  Agricultural.................................  23,488   17,423
Commercial and Industrial......................  20,291   12,674
Consumer, Net of Unearned Income...............   8,159    9,678
Agricultural...................................   3,300    4,614
Political Subdivisions.........................  11,029    6,166
Lease Financing Receivables, Net of Unearned
 Income........................................   3,721        -
Other..........................................   1,247    1,349
                                               ________ ________
TOTAL LOANS AND LEASES                          300,128  262,810
Add: Unamortized Premium on Purchased Loans....      85      191
                                               ________ ________
   LOANS AND LEASES, NET OF UNEARNED INCOME....$300,213 $263,001
                                               ======== ========

Union National grants commercial, residential and consumer loans and leases to customers primarily located in Lancaster County, Pennsylvania. Although Union National has a diversified loan and lease portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.
The following information concerns Union National's net investment in direct financing leases, included in loans and leases:

                                                  December 31,
                                               _________________
(In thousands)                                   2005     2004
                                               ________ ________
Minimum Lease Payments Receivable..............$ 4,209  $     -
Residual Values................................    296        -
Unearned Income................................   (784)       -
                                                ________ ________
               ................................$ 3,721  $     -
                                               ======== ========

The allowance for uncollectible lease payments, included in the allowance for loan and lease losses, was $25,000 and $0 at December 31, 2005 and 2004, respectively.

Minimum future rentals on noncancelable financing leases as of December 31, 2005 are as follows:

(In thousands)
     2006.................................. $  895
     2007..................................    902
     2008..................................    845
     2009..................................    707
     2010..................................    523
     Thereafter............................    337
                                            ______
                                            $4,209
                                            ======


Union National's nonperforming loans consisted of the following:

                                                December 31,
                                             _________________
(In thousands)                                 2005     2004
                                             ________ ________
Nonaccruing Loans............................$ 1,814  $ 1,192
Accruing Loans - 90 Days or More Past Due....    298      761
                                             ________ ________
Total Nonperforming Loans....................$ 2,112  $ 1,953
                                             ======== ========


       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Following is a summary of information related to impaired loans:

                                                December 31,
                                             ____________________
(In thousands)                                2005   2004   2003
                                             ______ ______ ______
Impaired Loans with a Related Allowance for
 Loan Losses.................................$2,061 $2,446 $2,192
Impaired Loans without a Related Allowance
 for Loan Losses............................. 1,209  1,668    226
                                             ______ ______ ______
Total Outstanding Balance at Year End........$3,270 $4,114 $2,418
                                             ====== ====== ======

Related Allowance for Loan Losses............$  251 $  442 $  373
Average Outstanding Balance for the Year..... 3,642  2,939  2,022
Recognized Interest Income...................   167    134    107
Cash Basis Interest Income...................   165    122     90


Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $8,521,000 at December 31, 2005. Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the year ended December 31, 2005, are as follows (in thousands):


Balance, Beginning of Year................................$4,521
Additions................................................. 4,789
Deductions................................................  (789)
                                                          _______
Balance, End of Year......................................$8,521
                                                          =======


NOTE 4 - ALLOWANCE FOR LOAN AND LEASE LOSSES
An analysis of changes in the allowance for loan and lease losses for the years ended December 31 is as follows:


(In thousands)                             2005    2004    2003
                                          _______ _______ _______
Balance, Beginning of Year................$2,288  $1,985  $1,812
Provision Charged to Operating Expense....   681     404     274
Recoveries of Charged-Off Loans...........    33      60      21
Charged-Off Loans.........................  (327)   (161)   (122)
                                          _______ _______ _______
Balance, End of Year......................$2,675  $2,288  $1,985
                                          ======= ======= =======


NOTE 5 - PREMISES AND EQUIPMENT
A summary of premises and equipment is as follows:

                            Estimated   December 31, December 31,
(In thousands)             Useful Lives     2005         2004
                           ____________ ____________ ____________
Construction & Development.             $       566  $        55
Land.......................                     644          644
Land Improvements..........    20 years       1,055        1,055
Buildings and Improvements. 15-50 years       5,756        5,689
Leasehold Improvements.....    20 years         639          639
Furniture, Fixtures and
 Equipment.................  5-20 years       6,709        6,036
                                        ____________ ____________
     SUBTOTAL..............                  15,369       14,118
Less: Accumulated
 Depreciation..............                  (8,310)      (7,601)
                                        ____________ ____________
PREMISES AND EQUIPMENT -
 NET.......................             $     7,059  $     6,517
                                        ============ ============


Depreciation expense amounted to $709,000 in 2005, $706,000 in 2004 and $596,000 in 2003.

Total rental expense amounted to $273,000 in 2005, $172,000 in 2004 and $119,000 in 2003.

At December 31, 2005, Union National was obligated under noncancelable operating leases for real estate with future minimum payments, including certain amounts which are payable to a related party, as follows:

                                                         Related
  (In thousands)                                 Total    Party
                                                ________ ________
  2006..........................................$   592  $   407
  2007..........................................    628      483
  2008..........................................    629      483
  2009..........................................    631      483
  2010..........................................    613      483
  Thereafter....................................  5,942    5,626
                                                ________ ________
                                                $ 9,035  $ 7,965
                                                ======== ========

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 6 - TIME DEPOSITS
At December 31, 2005, the scheduled maturities of certificates of deposit are as follows (in thousands):


   2006........................................$ 61,184
   2007........................................  23,508
   2008........................................   8,182
   2009........................................   5,034
   2010........................................  16,149
   2011........................................       8
   2012........................................   2,065
                                               ________
                                               $116,130
                                               ========

Certificates of deposit in denominations of $100,000 or more amounted to $33,820,000 at December 31, 2005, and $27,510,000 at
December 31, 2004. The maturities of these certificates of deposit of $100,000 or more at December 31, 2005, are as follows (in thousands):


   Three months or less........................$  8,598
   Over three months through six months........   5,655
   Over six months through twelve months.......   6,927
   Over twelve months..........................  12,640

                                               ________
   TOTAL.......................................$ 33,820
                                               ========

NOTE 7 - SHORT-TERM BORROWINGS
Short-term borrowings and weighted-average interest rates at December 31 are as follows:

                                       2005            2004
(Dollars in thousands)            _______________ _______________
                                   Amount   Rate   Amount   Rate
                                  ________ ______ ________ ______
Treasury Tax and Loan Notes.......$   900   4.00% $   713   2.03%
Federal Funds Purchased...........  3,560   4.38      300   2.78
Securities Sold Under Repurchase
 Agreements.......................    845   3.63    2,011   1.63
FHLB Short-Term Advances.......... 13,000   4.22    1,500   2.33
                                  ________ ______ ________ ______
   TOTAL..........................$18,305   4.21% $ 4,524   2.00%
                                  ======== ====== ======== ======


Short-term borrowings had an average outstanding balance of $7,584,000 during 2005 at a weighted-average interest rate of 3.08%. The highest balance outstanding at a month-end during 2005 was $18,305,000. During 2004, short-term borrowings had an average outstanding balance of $7,602,000 at a weighted-average interest rate of 1.42%. The highest balance outstanding at a month-end during 2004 was $11,921,000. During 2003, short-term borrowings had an average outstanding balance of $3,415,000 at a weighted-average interest rate of 0.82%. The highest balance at a month-end during 2003 was $9,981,000.

Under an agreement with the FHLB, Union National has a line of credit available in the amount of $15,000,000 of which $3,000,000 was outstanding at December 31, 2005. A short-term advance in the amount of $10,000,000 was also outstanding at December 31, 2005. All FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities. In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National with a carrying amount of $5,406,000 at December 31, 2005, and $4,661,000 at December 31, 2004. In addition, Union National has lines of credit that total $23,000,000 with correspondent banks for overnight fed funds borrowings.

Union National offers a short-term investment program for corporate customers for secured investing. This program consists of overnight and short-term repurchase agreements that are secured by designated investment securities of the bank.


NOTE 8 - LONG-TERM DEBT
A summary of long-term debt as of December 31 is as follows:

                                       2005            2004
                                  _______________ _______________
(Dollars in thousands)             Amount   Rate   Amount   Rate
                                  ________ ______ ________ ______
FHLB fixed-rate advances maturing:
   2005...........................$     -      -% $17,450   2.00%
   2006........................... 17,587   2.81   17,587   2.81
   2008...........................  1,550   3.36    1,550   3.36
   2009...........................  6,707   3.82    1,550   3.60
   2012........................... 13,054   4.26    1,640   4.19
   2013...........................  1,000   4.39    1,000   4.39
FHLB floating-rate advances maturing:
   2005...........................      -      -      456   2.30
   2006........................... 15,143   4.17   15,143   2.28
   2007...........................  8,877   4.32    2,254   2.29
   2008........................... 11,897   4.17        -      -
FHLB convertible fixed-rate advances maturing:
   2010........................... 20,000   5.70   20,000   5.70
   2011........................... 10,000   5.23   10,000   5.23
                                  ________ ______ ________ ______
   Total..........................$105,815  4.33% $88,630  3.54%
                                  ======== ====== ======== ======

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The FHLB advances are collateralized by the security agreement and FHLB capital stock described in Note 7. Union National can borrow a maximum of $161,962,000 from the FHLB, of which $42,347,000 was available at December 31, 2005. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a London Interbank Offered Rate ("LIBOR") adjustable-rate advance at the three-month LIBOR plus .08% to ..20%. The FHLB currently has the option to convert all $30,000,000 of the outstanding convertible advances on a quarterly basis. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full.


NOTE 9 - DERIVATIVE FINANCIAL INSTRUMENTS

RATE LOCK COMMITMENTS
Union National enters into commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements and for fixed rate commitments also considers the difference between current levels of interest rates and the committed rates.

Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose Union National to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases. The notional amount of interest rate lock commitments was insignificant at December 31, 2005 and 2004.

INTEREST RATE COLLAR AGREEMENT
Union National has derivative financial instruments in the form of interest rate collar agreements which derive their value from underlying interest rates. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. Such difference, which represents the fair value of the derivative instruments, is reflected on Union National's balance sheet as derivative assets and derivative liabilities.

Union National's objective in using derivatives is to add stability to interest income and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, Union National entered into a $10 million notional amount interest rate collar agreement during the fourth quarter of 2005, which consists of a purchased interest rate floor with a strike price of 6.75% and a sold interest rate cap with a strike price of 9.0%. The collar is designated as a cash flow hedge. The terms of the collar result in Union National receiving payments when the Prime interest rate is below 6.75% and making payments when the Prime interest rate is above 9.00%. At December 31, 2005, the Prime rate was 7.00% and Union National was neither entitled to receive nor obligated to make a payment under the terms of the collar. The collar was used to hedge the variable cash flows associated with $10 million of Union National's existing variable-rate assets over a five-year term.

Union National is exposed to credit-related losses, in the event of nonperformance by the counterparties to these agreements. Union National controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures, and does not expect any counterparties to fail their obligations. Union National deals only with primary dealers.

At December 31, 2005, the interest rate collar derivative with a fair value of $26,000 was included in other assets. The change in net unrealized losses of $29,000 in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders' equity and comprehensive income. No hedge ineffectiveness on cash flow hedges was recognized during 2005.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income as interest payments are received on Union National's variable-rate assets. The change in net unrealized gains on cash flow hedges reflects a reclassification of $297 of net unrealized gains from accumulated other comprehensive income to interest income during 2005. During 2006, Union National estimates that an additional $4,000 will be reclassified.


NOTE 10 - JUNIOR SUBORDINATED DEBENTURES
On December 19, 2003, Union National issued $8,248,000 in junior subordinated debentures due January 23, 2034, to Union National Capital Trust I. Union National owns all of the $248,000 in common equity of the trust and the debentures are the sole asset of the trust. The trust issued $8,000,000 of floating-rate trust capital securities in a non-public offering in reliance on
Section 4(2) of the Securities Act of 1933. The floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.85%. The coupon rate was 7.09% at December 31, 2005, and 5.01% at December 31, 2004. The securities are callable by Union National, subject to any required regulatory approval, at par, after five years. Union National unconditionally guarantees the trust capital securities. The terms of the junior subordinated debentures and the common equity of the trust mirror the terms of the trust capital securities issued by the trust. In December 2003, Union National used the net proceeds from this offering to fund an additional $4,000,000 capital investment in Union National Community Bank to fund its operations and future growth. Union National plans to use the balance of the funding for the repurchase of common stock and general corporate purposes. During 2005 and 2004, Union National repurchased 53,276 and 100,489 shares of common stock at a cost of $1,192,000 and $2,260,000 respectively.

On October 14, 2004, Union National issued $3,093,000 in junior subordinated debentures due November 23, 2034, to Union National Capital Trust II. Union National owns all of the $93,000 in common equity of the trust and the debentures are the sole asset of the trust. The trust issued $3,000,000 of floating-rate trust capital securities in a non-public offering in reliance on
Section 4(2) of the Securities Act of 1933. The floating-rate capital securities provide for quarterly distributions at a fixed annual coupon rate of 5.28% until November 2007, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.00%. The securities are callable by Union National, subject to any required regulatory approval, at par, after five years. Union National unconditionally guarantees the trust capital securities. The terms of the junior subordinated debentures and the common equity of the trust mirror the terms of the trust capital securities issued by the trust. In October 2004, Union National used the net proceeds from this offering to fund an additional $3,000,000 capital investment in Union National Community Bank to fund its operations and future growth.

In accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," the accounts of Union National Capital Trust I and Union National Capital Trust II are not included in the consolidated financial statements of Union National. However, for regulatory purposes, the trust capital securities qualify as Tier I capital of Union National subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% of capital limitation qualifies as Tier II capital. At December 31, 2005, $8,926,000 of Union National's $11,000,0000 in
trust capital securities qualified as Tier I capital.

       NOTES TO CONSOLIDATED FINANANCIAL STATEMENTS continued

NOTE 11 - EMPLOYEE BENEFITS
The bank has 401(k) profit-sharing plans that cover substantially all full-time employees. These plans allow employees to contribute a portion of their salaries and wages to the plan. The bank may elect to make discretionary contributions to the plans. The plans provide for the bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages.

Union National's expense relative to its profit-sharing plans amounted to $324,000 for the year ended December 31, 2005, $344,000 for 2004, and $289,000 for 2003.

Union National entered into a salary continuation agreement with its President/CEO on December 31, 2003. This is an unfunded plan that provides for target retirement benefits beginning at age 62. The agreement also provides for benefits in the event of the disability or death of the participant, the termination of employment of the participant or a change in control of Union National. At December 31, 2005 and 2004, Union National's liability under this agreement was $103,000 and $48,000, respectively. Total expenses related to this liability and related insurance costs as provided for in the agreement amounted to $56,000, $49,000, and $0 for the years ended December 31, 2005, 2004, and 2003, respectively.

Union National entered into executive incentive retirement agreements with two senior executive officers during 2004. These are unfunded arrangements with incentives that are declared based on Union National meeting certain earnings and profitability goals established by the Board of Directors on an annual basis. The rate of return credited to participants' accounts each year, the vesting provisions and other provisions are set forth in the agreements. There was no expense relative to these agreements for the years ended December 31, 2005, 2004, and 2003.


NOTE 12 - INCOME TAXES
The net deferred tax asset consisted of the following components as of December 31:

(In thousands)                                    2005     2004
                                                ________ ________
Deferred Tax Assets:
  Allowance for Loan and Lease Losses...........$   802  $   671
  Recoverable Alternative Minimum Taxes.........    360      360
  Income Tax Credit Carryforward................    285      277
  Unrealized Losses on Investment Securities
   Available-for-Sale...........................    216        -
  Other.........................................     89       59
                                                ________ ________
Total Deferred Tax Assets.......................  1,752    1,367

Deferred Tax Liabilities:
  Unrealized Gains on Investment Securities
   Available-for-Sale...........................      -     (299)
  Deferred Net Loan Fees........................    (55)     (62)
  Depreciation..................................   (350)    (374)
  Prepaid Expenses..............................    (80)     (81)
  Mortgage Servicing Assets and Credit
   Enhancement Fees Receivable..................    (95)    (103)
  Leasing.......................................    (80)       -
  Other.........................................    (18)     (45)
                                                ________ ________
Total Deferred Tax Liabilities..................   (678)    (964)
                                                ________ ________
Net Deferred Tax Asset..........................$ 1,074  $   403
                                                ======== ========


An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

(In thousands)                               2005   2004   2003
                                            ______ ______ ______
Taxes Currently Payable.....................$ 822  $ 768  $ 581
Deferred Income Taxes/(Benefit)............. (156)   (92)   100
                                            ______ ______ ______
Provision for Income Taxes..................$ 666  $ 676  $ 681
                                            ====== ====== ======

The reasons for the difference between Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

                                       2005            2004
                                  _______________ _______________
(Dollars in thousands)            Amount     %    Amount    %
                                  _______ _______ _______ _______
Tax at Statutory Federal Income
 Tax Rate.........................$1,366    34.0% $1,326    34.0%
Tax-Exempt Income, Net of
 Disallowed Interest Expense......  (520)  (12.9)   (461)  (11.8)
Earnings from Bank-Owned Life
 Insurance........................  (127)   (3.2)   (130)   (3.3)
Income Tax Credits................   (72)   (1.8)    (72)   (1.9)
Other.............................    19      .5      13      .3
                                  _______ _______ _______ _______
Provision for Income Taxes........$  666    16.6% $  676    17.3%
                                  ======= ======= ======= =======
                                       2003
                                  _______________
(Dollars in thousands)            Amount     %
                                  _______ _______
Tax at Statutory Federal Income
 Tax Rate.........................$1,325    34.0%
Tax-Exempt Income, Net of
 Disallowed Interest Expense......  (489)  (12.5)
Earnings from Bank-Owned Life
 Insurance........................   (96)   (2.5)
Income Tax Credits................   (72)   (1.8)
Other.............................    13      .3
                                  _______ _______
Provision for Income Taxes........$  681    17.5%
                                  ======= =======


Income tax credit carryforwards begin to expire in 2020. Income tax credits are recognized as earned. Credits earned were $72,000 in each of 2005, 2004, and 2003. Projected tax credits are $72,000 for 2006 and $38,000 for 2007.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES
The bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance by the other party to the financial instrument.

                                        December 31, December 31,
(In thousands)                            2005         2004
                                        ____________ ____________
Financial Instruments Whose Contract
 Amounts Represent Credit Risk:
  Commitments to Extend Credit..........$    60,525  $    26,041
  Unused Portion of Home Equity,
   Personal and Overdraft Lines.........     36,329       31,839
  Other Unused Commitments, Principally
   Commercial Lines of Credit...........     39,605       25,047
  Standby Letters of Credit.............      4,950        4,503


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain commitments may expire without being drawn upon and, therefore, future cash may not be required. The bank evaluates each customer's creditworthiness on a case-by-case basis. The bank generally requires collateral or other security to support financial instruments with credit risk. Collateral held varies but may include residential or commercial real estate, equipment, inventory and accounts receivable.

Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements and have terms of less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers. The bank requires collateral supporting these letters of credit as deemed necessary. Based on the creditworthiness of the borrowers, Union National had unsecured letters of credit outstanding that totaled $983,000 at December 31, 2005. Management believes that the proceeds obtained through a liquidation of collateral on secured letters of credit would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2005 and 2004, for guarantees under standby letters of credit issued is not material.

In addition to other investors, Union National sells residential mortgage loans to the FHLB of Pittsburgh. The agreement with the FHLB includes a maximum credit enhancement liability of $929,000, which Union National may be required to pay if realized losses on any of the sold mortgages exceed the amount held in the FHLB's spread account. The FHLB is funding the spread account annually at 0.04% of the outstanding balance of loans sold. Union National's historical losses on residential mortgages have been lower than the amount being funded to the spread account. As such, Union National does not anticipate recognizing any losses and accordingly, has not recorded a liability for the credit enhancement. As compensation for the credit enhancement, the FHLB is paying Union National 0.10% of the outstanding loan balance in the portfolio on a monthly basis. Union National records credit enhancement fees receivable based upon the present value of estimated future cash flows as loans are sold. The credit enhancement fees receivable amounted to $84,000 at December 31, 2005, and $91,000 at December 31, 2004, and are amortized as principal is received on loans sold.


NOTE 14 - REGULATORY RESTRICTIONS
The bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The average amount of required reserves during 2005 was approximately $4,467,000 and during 2004 it was approximately $4,027,000.

The bank is also subject to certain restrictions in connection with the payment of dividends. National banking laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the bank may declare dividends to its parent corporation in 2006 of approximately $3,389,000 plus an amount equal to the net profits of the bank in 2006 up to the date of any such dividend declaration.

Union National and the bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Union National's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union National and the bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Union National and the bank to maintain minimum amounts and ratios (set forth below) of Tier I capital to average assets and of Tier I and total capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 2005 and 2004, that Union National and the bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the regulators categorized the bank as "well-capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the bank's category.

Union National and the bank maintained the following regulatory capital levels and leverage and risk-based capital ratios:

                              December 31, 2005 December 31, 2004
                              _________________ _________________
(Dollars in thousands)         Amount     %      Amount     %
                              ________ ________ ________ ________
Union National Financial Corporation
____________________________________
  Tier I Capital to Average
   Total Assets...............$ 36,457    8.09% $ 34,999    8.96%
  Minimum Required for Capital
   Adequacy Purposes..........  18,021    4.00    15,626    4.00

Risk-based Capital Ratios:
  Tier I Capital Ratio -
   Actual.....................  36,457    9.70    34,999   10.67
  Minimum Required for Capital
   Adequacy Purposes..........  15,032    4.00    13,123    4.00

  Total Capital Ratio - Actual  41,289   10.99    39,624   12.08
  Minimum Required for Capital
   Adequacy Purposes..........  30,064    8.00    26,245    8.00

                              18

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Union National Community Bank
_____________________________
Leverage Ratio:
  Tier I Capital to Average
   Total Assets...............$ 36,398    8.10% $ 33,878    8.70%
  Minimum Required for Capital
   Adequacy Purposes..........  17,965    4.00    15,571    4.00
  To Be Well-Capitalized Under
   Prompt Corrective Action
   Provisions.................  22,456    5.00    19,463    5.00

Risk-based Capital Ratios:
  Tier I Capital Ratio -
   Actual.....................  36,398    9.71    33,878   10.36
  Minimum Required for Capital
   Adequacy Purposes..........  14,992    4.00    13,080    4.00
  To Be Well-Capitalized Under
   Prompt Corrective Action
   Provisions.................  22,488    6.00    19,621    6.00

  Total Capital Ratio - Actual  39,073   10.43    36,166   11.06
  Minimum Required for Capital
   Adequacy Purposes..........  29,984    8.00    26,161    8.00
  To Be Well-Capitalized Under
   Prompt Corrective Action
   Provisions.................  37,480   10.00    32,701   10.00



Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the bank can make to Union National at any time to 10% of the bank's total regulatory capital. At December 31, 2005, this limitation amounted to approximately $3,907,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.


NOTE 15 - NEW BUSINESS VENTURE
Union National Community Bank formed a new mortgage subsidiary, Home Team Financial, LLC that began operations in July 2005. Union National Community Bank has a 98% ownership interest and a 30% initial interest in net profits. Home Team Financial, LLC acquired certain net assets totaling $155,000 from Home Team Mortgage, Inc. and the employees of Home Team Mortgage, Inc. became employees of Home Team Financial, LLC. The principals of Home Team Mortgage, Inc. serve as executive officers and they have the authority to manage the day-to-day operations of the new company. The principals who previously owned and operated Home Team Mortgage, Inc. will initially receive a greater proportion than Union National Community Bank of the net profits of the new company. In addition, in accordance with various agreements, Union National will begin to buy the principals' interests in the company in 2011 and will complete this purchase over a total five-year period of time. Their ownership interests and net profit distributions will be gradually reduced over the buyout period. The acquisition of their interests will be at amounts based on the future earnings of the company. This contingent consideration is not expected to be significant to Union National's financial condition and will be considered as part of the purchase price as the contingencies lapse.

The results of Home Team Financial are included in Union National's consolidated results beginning with the quarter ended September 30, 2005. While pro forma results as though Home Team Mortgage, Inc. had been included in the consolidation for all periods presented are not determinable, management does not believe such results would differ significantly from the results reported within. Home Team Mortgage, Inc. did not compute or report earnings on a quarterly basis.


NOTE 16 - STOCKHOLDERS' EQUITY
Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Stockholders may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the plan in the open market, Union National has reserved 182,326 shares of common stock to be issued under the plan. At December 31, 2005, 153,010 shares have been issued under the plan. Open-market purchases are usually made by an independent purchasing agent retained to act as agent for plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses that will be paid by Union National.


NOTE 17 - STOCK OPTION PLANS
Union National currently has three separate stock option plans in place. First, there is the Employee Stock Purchase Plan, which allows eligible employees to purchase stock in Union National. There are 115,762 shares reserved for issuance under this plan. Options granted under this plan have a five-year term and can be exercised at 85% of the fair market value of the stock on the date of exercise. The other two plans are the Employee Stock Incentive Plan and the Independent Directors' Stock Option Plan. There are 249,506 shares reserved for issuance under the Employee Stock Incentive Plan and 69,457 shares reserved for issuance under the Independent Directors' Stock Option Plan. Options granted under these two plans have terms up to 10 years, have option prices equal to the fair value of the shares on the date of the grant and are exercisable six months after their grant date.

Stock option transactions for the years ended December 31, 2005, 2004, and 2003, are summarized below:


                                        Stock   Weighted-Average
                                       Options   Exercise Price
                                       ________ ________________
Options Outstanding at
 December 31, 2002 (Prices range
 from $11.52 to $20.64)............... 218,132  $     14.58

Year Ended December 31, 2003:
Options Granted.......................  32,535        18.08
Options Exercised.....................  (9,175)       14.00
Options Forfeited.....................  (2,915)       13.81
Options Expired....................... (11,290)       17.38
                                       ________ ________________

Options Outstanding at
 December 31, 2003 (Prices range
 from $11.52 to $20.64)............... 227,287  $     16.11

                              19

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Year Ended December 31, 2004:
Options Granted.......................  41,389        22.03
Options Exercised..................... (30,843)       13.53
Options Forfeited.....................  (5,051)       18.19
Options Expired....................... (13,464)       17.95
                                       ________ ________________

Options Outstanding at
 December 31, 2004 (Prices range
 from $11.52 to $22.14)............... 219,318  $     18.10

Year Ended December 31, 2005:
Options Granted.......................  27,000        21.19
Options Exercised..................... (26,606)       15.78
Options Forfeited.....................  (6,223)       19.21
Options Expired....................... (10,490)       20.44
                                       ________ ________________

Options Outstanding at
 December 31, 2005 (Prices range
 from $11.52 to $22.14)............... 202,999  $     18.22
                                       ======== ================


Options outstanding at December 31, 2005, consisted of the following:


    Range of         Options   Weighted-Average Average Remaining
 Exercise Prices   Outstanding  Exercise Price   Contractual Life
 ________________  ___________  ______________  _________________
 $11.52 to $14.15      37,881    $     12.66         5.7 years
 $14.16 to $16.80      19,823          15.76         6.3 years
 $16.81 to $19.45      59,963          18.17         3.1 years
 $19.46 to $22.14      85,332          21.23         8.2 years
 ________________  ___________  ______________  _________________
 $11.52 to $22.14     202,999    $     18.22         6.1 years
 ================  ===========  ==============  =================


All options outstanding at December 31, 2005 were exercisable.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. The per share weighted-average fair value of stock options granted is as follows with the weighted-average assumptions also noted for the year:


                                        Years Ended December 31,
                                       __________________________
                                         2005     2004     2003
                                       ________ ________ ________
Weighted-Average Fair Value of Options
 Granted:
   Employee Stock Purchase Plan
    (granted at 85% of fair value on
    the date of grant).................$     -  $      - $  2.63
   Stock Incentive Plan and Independent
    Directors' Stock Option Plan
    (granted at fair value on the date
    of grant)..........................$  3.56  $   3.87 $  3.00
Weighted-Average Assumptions:
Expected Dividend Yield................   3.02%     2.85%   3.24%
Risk-Free Interest Rate................   4.00%     4.26%   3.29%
Expected Life (Years)..................   8.0       8.0     6.6
Expected Volatility Over the Expected
 Life..................................  45.9%     44.8%    40.9%


NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS
As required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," Union National has presented estimated fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. Fair value is best determined by values quoted through active trading markets. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value or other valuation techniques. These fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. As a result, Union National's ability to realize these derived values cannot be assured. Further, certain financial instruments and all non-financial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Union National.

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

Loans held for sale - Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Restricted investment in bank stocks - The carrying amounts reported in the consolidated balance sheets for restricted investment in bank stocks approximate their fair values.

Accrued interest receivable - The carrying amount of accrued interest receivable approximates its fair value.

Mortgage servicing assets and credit enhancement fees receivable
- The fair value of servicing assets and credit enhancement fees receivable is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date.

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

       NOTES TO CONSOLIDATED FINANICAL STATEMENTS continued

Short-term borrowings - The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

Long-term debt - The fair values of Union National's long-term debt are estimated using discounted cash flow analyses, based on Union National's incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures - For floating-rate debentures, fair value is based on the difference between current interest rates for similar types of borrowing arrangements and the current coupon rate. For junior subordinated debentures that are at a fixed rate for a period of time, the fair value is determined using discounted cash flow analyses, based on current interest rates for similar types of borrowing arrangements.

Accrued interest payable - The carrying amount of accrued interest payable approximates its fair value.

Derivative financial instruments - Fair value for interest rate agreements are based upon the amounts required to settle the contracts. Fair values for on-balance-sheet commitments to originate loans held for sale are based on fees currently charged to enter into similar agreements and for fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Off-balance-sheet instruments - For Union National's off-balance-sheet instruments, consisting of commitments to extend credit and financial and performance standby letters of credit, the estimated fair value is based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

At December 31, 2005 and 2004, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

                           December 31, 2005   December 31, 2004
                          ___________________ ___________________
                          Carrying            Carrying
(In thousands)             Amount  Fair Value  Amount  Fair Value
                          ________ __________ ________ __________
Assets:
 Cash and Cash
  Equivalents.............$ 14,501 $ 14,501   $  9,843 $  9,843
 Investment Securities
  Available-for-Sale...... 119,702  119,702    103,490  103,490
 Loans Held for Sale......   2,147    2,147        232      237
 Loans (excluding Leases),
  Net of Unearned Income
  and Allowance for Loan
  Losses.................. 293,842  294,633    260,713  263,718
 Restricted Investment in
  Bank Stocks.............   5,736    5,736      4,961    4,961
 Accrued Interest
  Receivable..............   2,172    2,172      1,845    1,845
 Mortgage Servicing Assets
  and Credit Enhancement
  Fees Receivable.........     280      456        303      460

Liabilities:
 Demand and Savings
  Deposits................ 180,480  180,480    164,962  164,962
 Time Deposits............ 116,130  115,026    101,008  100,916
 Short-term Borrowings....  18,305   18,305      4,524    4,524
 Long-term Debt........... 105,815  105,693     88,630   90,827
 Junior Subordinated
  Debentures..............  11,341   11,376     11,341   11,239
 Accrued Interest Payable.   1,359    1,359        858      858

Derivative Financial Instruments:
 Rate Lock Commitments -
  Liabilities.............       -        -          -        -
 Interest Rate Collar
  Agreement Asset.........      26       26          -        -

Off-balance-sheet Items:
 Commitments to Extend
  Credit and Standby
  Letters of Credit.......       -        -          -        -



NOTE 19 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY
ONLY)
CONDENSED BALANCE SHEETS

                                       December 31,  December 31,
 (In thousands)                            2005          2004
                                       ____________  ____________
ASSETS
 Cash in Bank Subsidiary...............$       495   $     2,041
 Interest-Bearing Deposits in Other
  Banks................................        119            20
 Investment in Subsidiaries............     36,318        34,692
 Other Equity Investment Securities....        542           579
 Investments in Limited Partnerships...        426           495
 Recoverable Federal Income Taxes......        716           346
 Other Assets..........................        144           187
                                       ____________  ____________
     Total Assets......................$    38,760   $    38,360
                                       ============  ============

LIABILITIES
 Junior Subordinated Debentures........$    11,341   $    11,341
 Other Liabilities.....................        194           166

STOCKHOLDERS' EQUITY...................     27,225        26,853
                                       ____________  ____________
Total Liabilities and Stockholders'
 Equity................................$    38,760   $    38,360
                                       ============  ============


       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


              CONDENSED STATEMENTS OF INCOME
                                        Years Ended December 31,
                                       __________________________
(In thousands)                           2005     2004     2003
                                       ________ ________ ________
INCOME
 Dividends from Subsidiaries...........$ 2,166  $ 1,715  $ 2,648
 Dividends on Other Equity Investment
  Securities...........................     16       14       11
 Interest on Deposits in Bank
  Subsidiary...........................     10       14        2
 Gain on Sale of Securities............     34       39       49
 Management Fees from Bank Subsidiary..     42       42       42
                                       ________ ________ ________
     Total Income......................  2,268    1,824    2,752


EXPENSES
 Interest Expense on Junior
  Subordinated Debentures..............    681      399       12
 Other Expenses........................    206      187      138
                                       ________ ________ ________
     Total Expenses....................    887      586      150
                                       ________ ________ ________

     Income before Income Taxes and
      Equity in Undistributed Income
      of Subsidiary....................  1,381    1,238    2,602

Provision for Income Taxes/(Benefit)...   (334)    (235)     (90)
                                       ________ ________ ________
                                         1,715    1,473    2,692

EQUITY in UNDISTRIBUTED INCOME
 of BANK SUBSIDIARY....................  1,638    1,750      524
                                       ________ ________ ________
  NET INCOME...........................$ 3,353  $ 3,223  $ 3,216
                                       ======== ======== ========



           CONDENSED STATEMENTS of CASH FLOWS
                                        Years Ended December 31,
                                       __________________________
(In thousands)                           2005     2004     2003
                                       ________ ________ ________
CASH FLOWS from OPERATING ACTIVITIES
Net Income.............................$ 3,353  $ 3,223  $ 3,216
Adjustments to Reconcile Net Income to
 Net Cash Provided by Operating
 Activities:
  Equity In Undistributed Income of
   Bank Subsidiary..................... (1,638)  (1,750)    (524)
  Investment Securities Gains..........    (34)     (39)     (49)
  Provision for Deferred Income Taxes..     (4)      (5)      (4)
  Decrease/(Increase) in Other Assets..   (218)    (119)      82
  Increase in Other Liabilities........     40       74       22
                                       ________ ________ ________
Net Cash Provided by Operating
 Activities............................  1,499    1,384    2,743

CASH FLOWS from INVESTING ACTIVITIES
  Proceeds from Sales of
   Available-for-Sale Securities.......     87       49       59
  Purchases of Available-for-Sale
   Securities..........................    (40)    (196)     (24)
  Investment in Subsidiaries........... (1,000)  (3,093)  (4,248)
                                       ________ ________ ________
Net Cash Used in Investing Activities..   (953)  (3,240)  (4,213)

CASH FLOWS from FINANCING ACTIVITIES
  Proceeds from Issuance of Junior
   Subordinated Debentures.............      -    3,093    8,248
  Issuance Costs of Junior Subordinated
   Debentures..........................      -      (60)    (160)
  Acquisition of Treasury Stock........ (1,192)  (2,260)  (1,621)
  Issuance of Common Stock.............    775      749      439
  Cash Dividends Paid.................. (1,576)  (1,542)  (1,572)
                                       ________ ________ ________
  Net Cash Provided By/(Used in)
   Financing Activities................ (1,993)     (20)   5,334
                                       ________ ________ ________
     NET INCREASE/(DECREASE) in CASH... (1,447)  (1,876)   3,864
CASH - Beginning of Year...............  2,061    3,937       73
                                       ________ ________ ________

CASH - End of Year.....................$   614  $ 2,061  $ 3,937
                                       ======== ======== ========

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

bmc

To the Board of Directors and Stockholders
Union National Financial Corporation
Lancaster, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Union National Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 1, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and subsidiaries as of December 1, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



                                /s/ Beard Miller Company LLP
Beard Miller Company LLP
Harrisburg, Pennsylvania
January 25, 2006


              SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended
December 31, 2005 and 2004, are as follows:




(Dollars in thousands, except per share data)
                                             2005
                             ____________________________________
                              March     June   September December
                               31        30        30       31
                             ________ ________ _________ ________
Interest Income..............$ 5,513  $ 5,763  $ 6,143   $ 6,559
Interest Expense.............  1,934    2,246    2,559     2,923
                             ________ ________ _________ ________
  Net Interest Income........  3,579    3,517    3,584     3,636
Provision for Loan and Lease
 Losses......................    124      144      135       278
                             ________ ________ _________ ________
Net Interest Income after
 Provision for Loan and Lease
 Losses......................  3,455    3,373    3,449     3,358
Other Operating Income.......    988    1,130    1,895     1,894
Investment Securities Gains..     21       14       11        58
Other Operating Expenses.....  3,470    3,473    4,306     4,378
                             ________ ________ _________ ________
  Income before Income Taxes.    994    1,044    1,049       932
Provision for Income Taxes...    172      185      179       130
                             ________ ________ _________ ________
  Net Income.................$   822  $   859  $   870   $   802
                             ======== ======== ========= ========
PER SHARE INFORMATION
Net Income for Period -
 Basic.......................$  0.33  $  0.34  $  0.35   $  0.32
Net Income for Period -
 Assuming Dilution...........   0.32     0.34     0.34      0.32

Note: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.


(Dollars in thousands, except per share data)
                                             2004
                             ____________________________________
                              March     June   September December
                               31        30        30       31
                             ________ ________ _________ ________
Interest Income..............$ 4,715  $ 4,759  $ 4,977   $ 5,187
Interest Expense.............  1,602    1,586    1,648     1,785
                             ________ ________ _________ ________
  Net Interest Income........  3,113    3,173    3,329     3,402
Provision for Loan and Lease
 Losses......................     57       99       95       153
                             ________ ________ _________ ________
Net Interest Income after
 Provision for Loan and Lease
 Losses......................  3,056    3,074    3,234     3,249
Other Operating Income.......    904      947    1,017     1,033
Investment Securities Gains..     87       77       10        20
Other Operating Expenses.....  3,130    3,134    3,289     3,256
                             ________ ________ _________ ________
  Income before Income Taxes.    917      964      972     1,046
Provision for Income Taxes...    144      172      166       194
                             ________ ________ _________ ________
  Net Income.................$   773  $   792  $   806   $   852
                             ======== ======== ========= ========
PER SHARE INFORMATION
Net Income for Period -
 Basic.......................$  0.30  $  0.31  $  0.32   $  0.34
Net Income for Period -
 Assuming Dilution............  0.30     0.30     0.31      0.33

Note: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.


                   SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)
                                       Years Ended December 31,
                                      __________________________
                                        2005     2004     2003
                                      ________ ________ ________
INCOME STATEMENT
Interest Income.......................$ 23,978 $ 19,638 $ 18,034
Interest Expense......................   9,662    6,621    6,703
                                      ________ ________ ________
Net Interest Income...................  14,316   13,017   11,331
Provision for Loan and Lease Losses...     681      404      274
                                      ________ ________ ________
Net Interest Income after Provision
 for Loan and Lease Losses............  13,635   12,613   11,057
Other Operating Income................   6,011    4,095    4,165
Other Operating Expenses..............  15,627   12,809   11,325
                                      ________ ________ ________
Income before Income Taxes............   4,019    3,899    3,897
Provision for Income Taxes............     666      676      681
                                      ________ ________ ________
Net Income for Year...................$  3,353 $  3,223 $  3,216
                                      ======== ======== ========

SHARE INFORMATION
Net Income Per Share (Basic)..........$   1.33 $   1.28 $   1.23
Cash Dividends Per Share..............   0.625    0.610    0.600
Average Shares Outstanding (Basic)....   2,517    2,526    2,623

FINANCIAL RATIOS
Return on Average Assets..............    0.79%    0.87%    0.98%
Return on Average Stockholders' Equity   12.59%   12.28%   11.89%
Return on Average Realized
 Stockholders' Equity (1).............   12.64%   12.62%   12.38%
Dividend Payout Ratio.................   47.00%   47.84%   48.90%
Average Stockholders' Equity to
 Average Assets.......................    6.25%    7.05%    8.25%

AVERAGE BALANCE SHEET
Loans and Leases......................$280,245 $244,752 $200,808
Investment Securities................. 110,440   95,033   96,650
Other Earning Assets..................   5,982    5,201    8,386
Total Assets.......................... 425,611  372,207  327,644
Deposits.............................. 282,934  246,445  226,781
Short-Term Borrowings.................   7,584    7,602    3,415
Long-Term Debt........................  94,474   81,442   68,623
Junior Subordinated Debentures........  11,341    8,916      294
Stockholders' Equity..................  26,621   26,250   27,046

BALANCE SHEET AT YEAR-END
Loans and Leases......................$300,213 $263,001 $225,381
Investment Securities................. 119,702  103,490   97,066
Total Earning Assets.................. 427,982  371,724  326,989
Total Assets.......................... 462,178  399,290  351,892
Deposits.............................. 296,610  265,970  231,074
Short-Term Borrowings.................  18,305    4,524    9,981
Long-Term Debt........................ 105,815   88,630   73,874
Junior Subordinated Debentures........  11,341   11,341    8,248
Stockholders' Equity..................  27,225   26,853   27,124

Excludes the impact of accumulated other comprehensive income on total stockholders' equity.


(Dollars in thousands, except per share data)
                                       Years Ended December 31,
                                      __________________________
                                        2002     2001
                                      ________ ________
INCOME STATEMENT
Interest Income.......................$ 19,561 $ 21,085
Interest Expense......................   8,107   10,190
                                      ________ ________
Net Interest Income...................  11,454   10,895
Provision for Loan and Lease Losses...     184      576
                                      ________ ________
Net Interest Income after Provision
 for Loan and Lease Losses............  11,270   10,319
Other Operating Income................   3,164    2,356
Other Operating Expenses..............  10,538   10,202
                                      ________ ________
Income before Income Taxes............   3,896    2,473
Provision for Income Taxes............     736      231
                                      ________ ________
Net Income for Year...................$  3,160 $  2,242
                                      ======== ========

SHARE INFORMATION
Net Income Per Share (Basic)..........$   1.18 $   0.83
Cash Dividends Per Share..............   0.548    0.405
Average Shares Outstanding (Basic)....   2,685    2,713

FINANCIAL RATIOS
Return on Average Assets..............    1.02%    0.76%
Return on Average Stockholders' Equity   12.20%    9.07%
Return on Average Realized
 Stockholders' Equity (1).............   12.51%    9.21%
Dividend Payout Ratio.................   46.58%   48.95%
Average Stockholders' Equity to
 Average Assets.......................    8.39%    8.40%

AVERAGE BALANCE SHEET
Loans and Leases......................$201,976 $186,877
Investment Securities.................  80,558   81,644
Other Earning Assets..................   7,381    8,677
Total Assets.......................... 308,584  294,401
Deposits.............................. 215,242  214,297
Short-Term Borrowings.................   3,501    6,672
Long-Term Debt........................  62,322   46,907
Junior Subordinated Debentures........       -        -
Stockholders' Equity..................  25,900   24,730

BALANCE SHEET AT YEAR-END
Loans and Leases......................$199,065 $203,581
Investment Securities.................  90,679   75,215
Total Earning Assets.................. 301,738  287,522
Total Assets.......................... 320,509  307,673
Deposits.............................. 223,350  215,544
Short-Term Borrowings.................   3,387    3,400
Long-Term Debt........................  65,299   61,252
Junior Subordinated Debentures........       -        -
Stockholders' Equity..................  26,735   25,545

Excludes the impact of accumulated other comprehensive income on total stockholders' equity.


 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements for Union National Financial Corporation ("Union National"), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank ("the bank"). Union National's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Union National's trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004. Home Team Financial, LLC, a subsidiary of Union National Community Bank, and its subsidiary, TA of Lancaster, LLC (together, "Home Team Financial") began operations in July 2005. Home Team Financial operates a mortgage banking and brokerage business and also offers title insurance and settlement services. Union National Community Bank's ownership interest in Home Team Financial is 98% with an initial interest in net profits of 30%, which increases over succeeding years. This discussion should be read in conjunction with the financial tables/statistics, financial statements and notes to financial statements appearing elsewhere in this annual report. Current performance does not guarantee, assure or indicate similar performance in the future.

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Union National Financial Corporation, Union National Community Bank or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

  * operating, legal and regulatory risks;
  * economic, political and competitive forces;
  * rapidly changing technology; and
  * the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that Union National periodically files with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2005.

CRITICAL ACCOUNTING POLICIES
The reporting of Union National's financial condition and results of operations is impacted by the application of accounting policies by management. Certain accounting policies are particularly sensitive and require significant judgments, estimates and assumptions to be made by management in matters that are inherently uncertain.

Union National's provision for loan** losses and the level of the allowance for loan losses involve significant estimates by management in evaluating the adequacy of the allowance for loan losses. The allowance for loan losses is increased by a charge to the provision for loan losses. Management's evaluation is based on Union National's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While management uses available information to make such evaluations, future adjustments to the allowance and the provision for loan losses may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making the evaluation.

Union National carries all of its investments at fair value with any unrealized gains, as well as losses that are considered to be temporary, reported net of tax as an adjustment to stockholders' equity. If management determines that impairment in the value of an investment security is "other than temporary," the related loss is recorded in the income statement. In order to determine whether such unrealized losses are other than temporary, management must regularly review investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value has been less than cost, and independent analysts' opinions about circumstances that could affect the performance of the investment. After considering such factors, it is a matter of judgment on the part of management to make the determination of whether or not the decline in market value is other than temporary.

As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Union National accounted for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," through December 31, 2005. Under APB No. 25, no compensation expense was recognized in the income statement related to any options granted under Union National's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements. In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment," which requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement, and eliminates the intrinsic value method of accounting in APB No. 25. Beginning January 1, 2006, Union National will adopt the provisions of Statement No. 123(R) using the modified prospective method with no restatement. Any additional impact that the adoption of this statement will have on our financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments is based. Union National does not expect the adoption of Statement No. 123(R) to have a material impact on its financial condition or results of operation.

RESULTS OF OPERATIONS

OVERVIEW
Consolidated net income for 2005 was $3,353,000 as compared to $3,223,000 for 2004 and $3,216,000 for 2003.

Basic earnings per share for 2005 amounted to $1.33 and diluted earnings per share amounted to $1.31, as compared to basic earnings per share of $1.28 and diluted earnings per share of $1.25 for 2004 and basic earnings per share of $1.23 and diluted earnings per share of $1.21 for 2003.

The following items impacted results of operations for 2005 as compared to 2004:

  * Net income increased due to an increase in net interest income of $1,419,000 (on a taxable equivalent basis), or 10.3%. This was primarily a result of growth of 15.0% in average earning assets, which was funded by increased deposits and borrowings, partially offset by a decrease in the net interest margin percentage to 3.83% for 2005 as compared to 3.99% for 2004.

  * Net income decreased due to an increase in the provision for loan losses of $277,000.

  * Net income increased due to an increase in other operating income of $1,916,000, or 46.8%, which was primarily attributable to Home Team Financial's income from mortgage banking/brokerage and title insurance/settlement activities of $1,237,000 and $300,000, respectively. The remainder of the increase resulted from higher revenues from deposit and other service charges, commissions and fees, alternative investment sales commissions, and fiduciary income, net of a decline in gains from sales of investment securities.

  * Net income decreased by $1,457,000 due to other operating expenses attributable to Home Team Financial.

  * Net income decreased due to an increase in other operating expenses (excluding the impact of Home Team Financial) of $1,348,000, or 10.6% primarily related to key strateic initiatives which included preparation and staffing for new branch office locations and key additions to our sales team and support staff.

The above items are quantified and discussed in further detail under their respective sections below.

The following items impacted results of operations for 2004 as compared to 2003:

  * Net income increased due to an increase in net interest income of $1,625,000 (on a taxable equivalent basis), or 13.4%. This was primarily a result of growth of 12.8% in average earning assets, which was funded by increased deposits and borrowings.

  * Net income decreased due to an increase in the provision for loan losses of $130,000.

** Loans include leases that meet the criteria for direct financing leases under SFAS No.13. Loans and lease financing receivables are, throughout the remainder of Management's Discussion and Analysis, together referred to as "loans."

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

  * Net income decreased due to a decrease of $252,000 in realized gains on the sale of investment securities.

  * Net income increased due to an increase in other operating income (excluding investment securities gains) of $182,000, or 4.9%, which was primarily a result of increased revenues from deposit account service charges, net of a decline in income from mortgage banking activities.

  * Net income decreased due to an increase in other operating expenses of $1,484,000, or 13.1%.

The above items are quantified and discussed in further detail under their respective sections below.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 0.79% for 2005, 0.87% for 2004, and 0.98% for 2003. Net income as a percent of average stockholders' equity, also known as return on average equity
(ROE), was 12.59% for 2005, 12.28% for 2004, and 11.89% for 2003.
Net income as a percent of average realized stockholders' equity, which excludes the impact of accumulated other comprehensive income (loss), was 12.64% for 2005, 12.62% for 2004, and 12.38%
for 2003. For Union National, accumulated other comprehensive income (loss) is the amount of unrealized gains or losses on available-for-sale investment securities, net of tax, and the net unrealized gains or losses on derivatives used for cash flow hedges.

During 2005 and 2004, overall loan balances increased by $37,212,000 or 14.1% and $37,620,000 or 16.7%, respectively, over loans outstanding at the preceding year-end. Union National experienced strong commercial and agricultural loan demand, primarily resulting from continued strategic focus on expansion of the commercial and agricultural banking business, and nominal growth in residential real estate loans, primarily due to an increase in home equity loans. Offsetting these increases were a decrease in consumer loans and a decline in the balance of purchased loans (residential mortgages and manufactured housing loans).

OUTLOOK
The economy in the bank's market may be positively or negatively impacted by national events and may be subject to overall national economic trends. The overall effects of past economic conditions, as well as other factors, can be seen by a mild lessening of certain borrowers' financial strength and higher interest rates. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans.

Management currently expects relatively strong growth in loans, leases, and deposits for 2006, driven largely by the development of new commercial and agricultural business relationships and the planned opening of two branch offices that will feature a new concept in retail banking in 2006. Within these two branch offices, Union National will implement a new banking promotional initiative.

The expansion of our commercial and agricultural banking business continues to be a strategic focus for Union National. During 2005 Union National established a leasing department to augment the other commercial products and services that are currently offered. As of December 31, 2005, net leases outstanding totaled $3,721,000. Also, management continues to develop and promote additional loan and deposit products, to implement various sales strategies and to offer incentives to employees to generate loan and deposit growth. Increased lending volume from these activities is expected to have a positive impact on net interest income and other operating income in 2006 and future periods.

As mentioned above, Union National is planning to open two new branch offices in 2006. The first branch is under construction and is currently expected to be located in a leased facility and open in the spring of 2006. The second facility is in its planning stages and is currently expected to also occupy leased premises with construction beginning in 2006. The actual timing is subject to regulatory and local municipality approvals. The lease agreements are currently under negotiation. The two branches will require capital expenditures of a currently estimated combined amount of approximately $750,000 for furniture and equipment. The impact to the results of operations for 2006 as compared to the costs expensed for these offices in 2005 is currently estimated to be an increase in operating expenses of $825,000 ($545,000 after tax). Based upon projected incremental loan generation, fee and commission income, and deposit growth resulting from the additional branches, each branch is expected to begin operating at breakeven in approximately its third year of operation.

Home Team Financial contributed increases in net interest income and other income related to mortgage origination, brokerage, title insurance, and settlement fees during 2005 as described under the section Other Operating Income. With the inclusion of a full year of Home Team Financial's operations in 2006, as compared with only six months in 2005, such income generation is expected to increase accordingly. Operating expenses of Home Team Financial will also be generally higher in 2006, due to the inclusion of a full year of activity, additions to loan origination staff currently planned for 2006, and an increase in lease expense due to the relocation of Home Team Financial to expanded facilities in mid 2006. Home Team Financial contributed $80,000 ($53,000 after tax) to the results of operations for 2005, which included nonrecurring costs to transition from a mortgage broker to a mortgage banking company.

In addition to the expansion plans discussed above, during 2005 Union National also announced the construction of a new corporate facility at 570 Lausch Lane in Manheim Township. Union National will lease this space over a term of 15 years and will occupy two floors of this three-story building and sublease the remaining floor of office space. The total capital expenditures for this facility are a currently estimated amount of $980,000 for leasehold improvements, furniture, and equipment. The lease transaction will be classified as an operating lease and will require initial annual lease payments of $483,000 plus reimbursement of the landlord's operating costs. Offsetting these costs, including the sublease payments, are various consolidations of Union National's current facilities that will be completed during 2006. Union National's commercial lending and sales, credit administration and loan operations currently occupy facilities under leases which will be terminated in 2006. The new corporate office will allow Union National to better serve our growing Lancaster County market and build efficiencies. Union National will begin to occupy the building in February 2006 and lease payments for this property will begin upon occupancy. In addition, during 2006 Home Team Financial is currently expected to lease the corporate office portion of the bank's main office in Mount Joy that became available due to the relocation of some of Union National's administrative functions to the new corporate facility. The combined impact of all the changes in leases and premises to the results of operations for 2006 is currently estimated to be a net cost of approximately $315,000 ($208,000 after tax).

The expected future asset growth resulting from the implementation of Union National's strategic initiatives, including the currently expected opening of two new branch facilities and the new corporate center in 2006, may require additional capital resources in 2006 or future years. One potential capital strategy would be the issuance of additional junior subordinated debentures to be invested in the bank to maintain its well-capitalized level for its risk-based capital ratios. Secondly, Union National is analyzing other capital enhancing options; however, no option has been chosen as of this report.

The impact of the planned expansion initiatives discussed above on the bank's liquidity is represented by total capital expenditures currently estimated at $1,620,000 for 2006, excluding amounts expended prior to 2006.

NET INTEREST INCOME/FUNDING SOURCES
Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and borrowings. Net interest income is Union National's primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.

Net interest income and corresponding yields are presented in the tables and related discussion on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%.

Union National experienced growth in assets that outpaced growth in deposits in both 2005 and 2004, requiring the additional use of alternative sources of funding. In addition, there has been a gradual shift in the bank's funding sources towards relatively higher-cost financing sources including borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB"), brokered certificates of deposit ("brokered CDs"), and issuance of junior subordinated debentures.

As one source of funding for asset growth, management utilized outstanding long-term advances of $105,815,000 and short-term advances of $10,000,000, as well as $3,000,000 outstanding under a $15,000,000 line of credit as of December 31, 2005. In comparison, total outstanding FHLB advances were $90,130,000 and $74,874,000 at December 31, 2004 and 2003, respectively. The long-term advances have maturities that range from March 2006 to December 2013. The average interest rate on total FHLB borrowings increased to 4.31% at December 31, 2005, as compared to 3.52% at December 31, 2004, and 3.86% at December 31, 2003.

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued


  Distribution of Assets, Liabilities and Stockholders' Equity;
  Interest Rates and Interest Differential (Taxable Equivalent
                              Basis)

(In thousands)                       Year Ended December 31, 2005
                                     ____________________________
                                      Average
                                      Balance   Interest    Rate
                                     _________  _________  ______
ASSETS
 Interest-Bearing Deposits in Other
  Banks..............................$    149   $     12    8.05%
 Federal Funds Sold..................     792         28    3.54
 Short-Term Investments..............       -          -       -
 Investment Securities:
   Taxable...........................  81,975      3,588    4.38
   Tax Exempt........................  28,465      1,959    6.88
 Loans and Leases - Net*............. 280,245     19,102    6.82
 Restricted Invest. - Bank Stock.....   5,041        162    3.21
                                     _________  _________  ______
 Total Earning Assets................ 396,667     24,851    6.26
 Allowance for Loan Losses...........  (2,509)
 Other Nonearning Assets.............  31,453
                                     _________
   TOTAL ASSETS......................$425,611
                                     =========

LIABILITIES and STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand...........$ 99,278   $  1,310    1.32%
   Savings...........................  32,348         82    0.25
   Time.............................. 112,025      3,570    3.19
 Short-Term Borrowings...............   7,584        234    3.09
 Long-Term Debt**....................  94,474      3,785    4.01
 Junior Subordinated Debentures......  11,341        681    6.00
                                     _________  _________  ______
   Total Interest-Bearing Liabilities 357,050      9,662    2.71
 Demand Deposits.....................  39,283   _________  ______

 Other Liabilities...................   2,657
                                     _________
   TOTAL LIABILITIES................. 398,990
 Stockholders' Equity................  26,621
                                     _________
   TOTAL LIABILITIES And
    STOCKHOLDERS' EQUITY.............$425,611
                                     =========
   Net Interest Income/Interest
    Rate Spread......................           $ 15,189    3.56%
                                                =========  ======
   Net Interest Margin...............                       3.83%
                                                           ======

Balances of nonaccrual loans and related income recognized have been included for computational purposes.
Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets.
Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.
*Includes loan fees of $759,000 for the year ended December 31, 2005, $728,000 for the year ended December 31, 2004, and $920,000 for the year ended December 31, 2003.
**Includes early payoff costs on FHLB Borrowings of $9,000 for the year ended December 31, 2005, $4,000 for the year ended
December 31, 2004, and $359,000 for the year ended December 31,
2003. Rates excluding these payoff costs are as follows:


Long-Term Debt.......................                       4.00%
Total Interest-Bearing Liabilities...                       2.70%
Interest Rate Spread.................                       3.56%
Net Interest Margin..................                       3.83%

(In thousands)                       Year Ended December 31, 2004
                                     ____________________________
                                      Average
                                      Balance   Interest    Rate
                                     _________  _________  ______
ASSETS
 Interest-Bearing Deposits in Other
  Banks..............................$    127   $      1    0.79%
 Federal Funds Sold..................     517          7    1.35
 Short-Term Investments..............       -          -       -
 Investment Securities:
   Taxable...........................  70,997      2,959    4.17
   Tax Exempt........................  24,036      1,714    7.13
 Loans and Leases - Net*............. 244,752     15,637    6.39
 Restricted Invest. - Bank Stock.....   4,557         73    1.60
                                     _________  _________  ______
 Total Earning Assets................ 344,986     20,391    5.91
 Allowance for Loan Losses...........  (2,116)
 Other Nonearning Assets.............  29,337
                                     _________
   TOTAL ASSETS......................$372,207
                                     =========
LIABILITIES and STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand...........$ 87,300   $    515    0.59%
   Savings...........................  32,532         88    0.27
   Time..............................  91,522      2,428    2.65
 Short-Term Borrowings...............   7,602        108    1.42
 Long-Term Debt**....................  81,442      3,082    3.78
 Junior Subordinated Debentures......   8,916        400    4.49
                                     _________  _________  ______
   Total Interest-Bearing Liabilities 309,314      6,621    2.14
 Demand Deposits.....................  35,091   _________  ______
 Other Liabilities...................   1,552
                                     _________
   TOTAL LIABILITIES................. 345,957
 Stockholders' Equity................  26,250
                                     _________
   TOTAL LIABILITIES And
    STOCKHOLDERS' EQUITY.............$372,207
                                     =========
   Net Interest Income/Interest
    Rate Spread......................           $ 13,770    3.77%
                                                =========  ======
   Net Interest Margin...............                       3.99%
                                                           ======

Balances of nonaccrual loans and related income recognized have been included for computational purposes.
Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets.
Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.
*Includes loan fees of $759,000 for the year ended December 31, 2005, $728,000 for the year ended December 31, 2004, and $920,000 for the year ended December 31, 2003.
**Includes early payoff costs on FHLB Borrowings of $9,000 for the year ended December 31, 2005, $4,000 for the year ended
December 31, 2004, and $359,000 for the year ended December 31,
2003. Rates excluding these payoff costs are as follows:


Long-Term Debt.......................                       3.78%
Total Interest-Bearing Liabilities...                       2.14%
Interest Rate Spread.................                       3.77%
Net Interest Margin..................                       3.99%

(In thousands)                       Year Ended December 31, 2003
                                     ____________________________
                                      Average
                                      Balance   Interest    Rate
                                     _________  _________  ______
ASSETS
 Interest-Bearing Deposits in Other
  Banks..............................$    316   $      3    0.95%
 Federal Funds Sold..................   4,015         45    1.12
 Short-Term Investments..............      27          -       -
 Investment Securities:
   Taxable...........................  71,260      2,717    3.81
   Tax Exempt........................  25,390      1,867    7.35
 Loans and Leases - Net*............. 200,808     14,127    7.04
 Restricted Invest. - Bank Stock.....   4,028         89    2.21
                                     _________  _________  ______
 Total Earning Assets................ 305,844     18,848    6.16
 Allowance for Loan Losses...........  (1,858)
 Other Nonearning Assets.............  23,658
                                     _________
   TOTAL ASSETS......................$327,644
                                     =========

LIABILITIES and STOCKHOLDERS' EQUITY
 Deposits:
   Interest-Bearing Demand...........$ 78,758   $    424    0.54%
   Savings...........................  30,614        138    0.45
   Time..............................  88,984      2,800    3.15
 Short-Term Borrowing................   3,415         28    0.82
 Long-Term Debt**....................  68,623      3,301    4.81
 Junior Subordinated Debentures......     294         12    4.08
                                     _________  _________  ______
   Total Interest-Bearing Liabilities 270,688      6,703    2.48
                                                _________  ______
 Demand Deposits.....................  28,425
 Other Liabilities...................   1,485
                                     _________
   TOTAL LIABILITIES................. 300,598
 Stockholders' Equity................  27,046
                                     _________
   TOTAL LIABILITIES And
    STOCKHOLDERS' EQUITY.............$327,644
                                     =========
   Net Interest Income/Interest
    Rate Spread......................           $ 12,145    3.69%
                                                =========  ======
   Net Interest Margin...............                       3.97%
                                                           ======

Balances of nonaccrual loans and related income recognized have been included for computational purposes.
Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets.
Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.
*Includes loan fees of $759,000 for the year ended December 31, 2005, $728,000 for the year ended December 31, 2004, and $920,000 for the year ended December 31, 2003.
**Includes early payoff costs on FHLB Borrowings of $9,000 for the year ended December 31, 2005, $4,000 for the year ended
December 31, 2004, and $359,000 for the year ended December 31,
2003. Rates excluding these payoff costs are as follows:


Long-Term Debt.......................                       4.29%
Total Interest-Bearing Liabilities...                       2.34%
Interest Rate Spread.................                       3.82%
Net Interest Margin..................                       4.09%


 Rate/Volume Analysis of Changes in Net Interest Income (Taxable
                      Equivalent Basis)


                                      2005 compared to 2004
                                   ______________________________
(In thousands)                     Total Change  Volume    Rate
                                   ____________ ________ ________
Interest Income From Interest-
 Bearing Deposits in Other Banks...$        11  $     -  $    11
Federal Funds Sold.................         21        6       15
Short-Term Investments.............          -        -        -
Investment Securities:
   Taxable.........................        629      475      154
   Tax Exempt......................        245      307      (62)
Loans and Leases - Net.............      3,465    2,371    1,094
Restricted Invest. - Bank Stocks...         89        9       80
                                   ____________ ________ ________
Total Earning Assets...............      4,460    3,168    1,292
Interest Expense On Deposits:
   Interest-Bearing Demand.........        795       80      715
   Savings.........................         (6)       -       (6)
   Time............................      1,142      601      541
Short-Term Borrowings..............        126        -      126
Long-Term Debt.....................        703      514      189
Junior Subordinated Debentures.....        281      126      155
                                   ____________ ________ ________
   Total Interest-Bearing
    Liabilities....................      3,041    1,321    1,720
                                   ____________ ________ ________
   Net Interest Income.............$     1,419  $ 1,847  $  (428)
                                   ============ ======== ========
Balances of nonaccrual loans and related income recognized have been included for computational purposes.
The change in interest due to both volume and rate has been
allocated individually to the change in volume and rate on a proportional basis.
Tax-exempt income included in loans and securities has been
adjusted to a taxable equivalent basis using an incremental rate of 34%.


                                       2004 compared to 2003
                                   ______________________________
(In thousands)                     Total Change  Volume    Rate
                                   ____________ ________ ________
Interest Income From Interest-
 Bearing Deposits in Other Banks...$        (2) $    (2) $     -
Federal Funds Sold.................        (38)     (46)       8
Short-Term Investments.............          -        -        -
Investment Securities:
   Taxable.........................        242      (10)     252
   Tax Exempt......................       (153)     (98)     (55)
Loans and Leases - Net.............      1,510    2,892   (1,382)
Restricted Invest. - Bank Stocks...        (16)      11      (27)
                                   ____________ ________ ________
Total Earning Assets...............      1,543    2,747   (1,204)
Interest Expense On Deposits:
   Interest-Bearing Demand.........         91       48       43
   Savings.........................        (50)       8      (58)
   Time............................       (372)      78     (450)
Short-Term Borrowings..............         80       56       24
Long-Term Debt.....................       (219)     555     (774)
Junior Subordinated Debentures.....        388      387        1
                                   ____________ ________ ________
   Total Interest-Bearing
    Liabilities....................        (82)   1,132   (1,214)
                                   ____________ ________ ________
   Net Interest Income.............$     1,625  $ 1,615  $    10
                                   ============ ======== ========

Balances of nonaccrual loans and related income recognized have been included for computational purposes.
The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis.
Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.


       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Union National also obtains funding through the use of brokered CDs, which are included in time deposits in the Distribution of Assets, Liabilities and Stockholders' Equity table above. Brokered CDs are obtained through various sources where Union National bids for these funds. As of December 31, 2005, 2004, and 2003, Union National had $26,123,000, $14,743,000, and
$1,997,000, respectively, in brokered CDs outstanding.

During 2004 and 2003, Union National obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities. In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years. In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month London Interbank Offered Rate ("LIBOR") plus 2.85%. The coupon rate was 7.09% at December 31, 2005, 5.01% at December 31, 2004, and 4.02% at December 31, 2003.

The terms and amounts of the FHLB borrowings, brokered CDs, and the issuance of the junior subordinated debentures, when combined with Union National's overall balance sheet structure, maintain
Union National within its interest rate risk policies.

The change in mix of funding sources together with changes in the related cost of those funding sources impacted net interest income as described below.

2005 Compared to 2004
Net interest income for 2005 increased by $1,419,000, or 10.3%, over 2004. For 2005, average earning asset growth of $51,681,000 was funded by increased deposits and borrowings. The volume growth in earning assets and interest-bearing liabilities increased net interest income by $1,847,000 in 2005 over 2004.

The overall interest rate on average total earning assets increased to 6.26% for 2005, from 5.91% for 2004. However, the overall interest rate on average interest-bearing liabilities also increased to 2.71% for 2005 from 2.14% for 2004. The net effect of all interest rate fluctuations and changes in the mix of funding sources was to decrease net interest income by $428,000 for 2005 as compared to 2004. The net interest margin percentage was 3.83% for 2005 as compared to 3.99% for 2004. See management's discussion below concerning the anticipated impact of these interest rate fluctuations on the results of operations for 2006.

Overall, market interest rates increased by 3.25% from June 30, 2004 to the target fed funds rate of 4.25% at December 31, 2005 as the Federal Reserve tightened money supply. This positively impacted the yield on Union National's earning assets, but was more than offset by increased funding costs due to higher rates Union National must pay to attract and retain deposits and must pay on maturing or repricing advances from the FHLB and brokered CDs. Additionally, there was a shift toward higher-cost sources in the mix of Union National's total sources of funds. However, the resulting decrease in the net interest margin percentage was more than offset by growth in average earning assets during the year.

2004 Compared to 2003
Impacting net interest income, primarily in 2003, were additional costs incurred on the early payoff of FHLB borrowings. These additional costs were reflected as increased interest expense on the related long-term borrowings and amounted to $359,000 in 2003, when Union National restructured $7,261,000 in long-term borrowings with the FHLB. Paid-off borrowings were primarily replaced with lower current-rate borrowings. Gains on the sale of investment securities largely offset the costs associated with these payoffs. The restructuring of these borrowings benefited Union National with lower funding costs in 2004. In the following discussion, the interest rate on average interest-bearing liabilities and the net interest margin percentage is shown both with and without the impact of the one-time early payoff costs during 2003 to provide a better comparison between periods.

Net interest income for 2004 increased by $1,625,000, or 13.4%, over 2003. For 2004, average earning asset growth of $39,142,000 was funded by increased deposits and borrowings. The volume growth in earning assets and interest-bearing liabilities increased net interest income by $1,615,000 in 2004 over 2003.

The overall interest rate on average total earning assets decreased to 5.91% for 2004, as compared to 6.16% for 2003. However, the overall interest rate on average interest-bearing liabilities also decreased to 2.14% for 2004, as compared to 2.48% for 2003 (2.34% without the impact of payoff costs on FHLB borrowings). The net effect of all interest rate fluctuations and funding changes was to increase net interest income by $10,000 for 2004 over 2003. The net interest margin percentage was 3.99% for 2004 as compared to 3.97% for 2003 (4.09% without the impact of payoff costs).

Until June 2004, there had been an overall decline in market interest rates over a period of several years. As is reflected in the rates discussed above, this decline in interest rates negatively impacted the yield on Union National's earning assets, but also reduced Union National's funding costs due to a decrease in rates Union National must pay to attract and retain deposits and must pay on maturing or repricing advances from the FHLB and brokered CDs.

Outlook - 2006 Net Interest Income
For 2006, it is currently anticipated that Union National's net interest margin percentage will be slightly lower than current levels. However, income from growth in earning assets which occurred during 2005, net of costs resulting from growth in deposits and borrowings, should increase net interest income for 2006. The netting of these two factors, as reflected in Union National's current simulation model and estimates as of December 31, 2005, may result in net interest income for 2006 that is comparable to the net interest income earned during 2005. Expected growth in earning assets during 2006 should also increase Union National's net interest income. This expected growth was not reflected in the model at December 31, 2005. However, Union National's net interest income may be impacted by future actions of the Federal Reserve Bank.

Union National's current net interest income simulation model includes an investment in bank-owned life insurance ("BOLI") that had a value of $9,860,000 at December 31, 2005. This is a financial transaction reflected in the net interest margin of the model, but for financial reporting purposes the increase in the cash surrender value of the life insurance is recorded as other noninterest income. Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the yield curve during 2006, the options selected by customers and the future mix of the loan, investment and deposit products in the bank's portfolios may significantly change the estimates used in the simulation models. See discussions on Liquidity and Market Risk - Interest Rate Risk.

PROVISION FOR LOAN LOSSES
The loan loss provision is an estimated expense charged to earnings to provide for losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $681,000 in 2005, $404,000 in 2004, and $274,000 in
2003. Net charge-offs amounted to $294,000 for 2005, as compared to $101,000 for 2004, and $101,000 for 2003. The increased provision for loan losses in 2005 can be primarily attributed to growth in outstanding loan balances (specifically, commercial loan balances) and an increase in net charge-offs. The increased provision for loan losses in 2004 and 2003 can be primarily attributed to increased outstanding loan balances. Future adjustments to the allowance, and consequently the provision for loan losses, may be necessary if economic conditions or loan credit quality differ substantially from the assumptions used in making management's evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. See discussion on Loan Quality/Allowance for Loan Losses.

OTHER OPERATING INCOME

2005 Compared to 2004
Other operating income for 2005 was $6,011,000 as compared to $4,095,000 for 2004, an increase of $1,916,000 or 46.8%. Major factors impacting other operating income in 2005 included the following increases (decreases) as compared with the year ended December 31, 2004:


  Mortgage banking and brokerage activities         $1,201,000
  Title insurance and settlement income                307,000
  Alternative investment sales commissions             136,000
  Investment securities gains                          (90,000)
  Debit card interchange income                         99,000
  ATM cash services fees                                83,000
  Income from fiduciary activities                      76,000


The increases in revenue from mortgage banking activities and title insurance and settlement income primarily reflect the activities of Home Team Financial, which began operating in these businesses in July 2005. Overall, Home Team Financial contributed $1,537,000 in other operating income to Union National during the second half of 2005. The increase in income from ATM cash services relates to fees received under an arrangement with a local ATM company where Union National provides cash for its ATM machines. The increase in income from debit cards, alternative investment sales commission, and fiduciary activities reflects Union National's ongoing strategic and sales focus on these areas.

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

2004 Compared to 2003
Other operating income for 2004 was $4,095,000, as compared to $4,165,000 for 2003. Impacting other operating income were increases (decreases) in the following items:


  Mortgage banking activities                    $(623,000)
  Investment securities gains                     (252,000)
  Service charges on deposit accounts              491,000
  Earnings on BOLI                                 101,000
  Merchant credit card fees                         64,000
  Income from fiduciary activities                  64,000
  Debit card interchange income                     52,000


The decrease in revenue from mortgage banking activities is primarily a result of a decline in refinancing activity during 2004. The increased income from service charges on deposit accounts is primarily from increased insufficient funds charges related to a new product called "Overdraft Privilege" introduced to customers in November 2003. With Overdraft Privilege customers are permitted to overdraw their accounts subject to certain limits. This service can help customers avoid merchant costs and the embarrassment of having checks returned. Higher earnings on BOLI resulted from additional BOLI purchases during 2003 and 2004. The increase in income from merchant credit card fees, debit card interchange income, and fiduciary activities is a result of an increased strategic and sales focus on these areas.


OTHER OPERATING EXPENSES

2005 Compared to 2004
Other operating expense for 2005 was $15,627,000 as compared to $12,809,000 for 2004, an increase of $2,818,000 or 22.0%. Major factors impacting other operating expense in 2005 included the following increases as compared with the year ended December 31, 2004:


  Salaries and wages                            $1,251,000
  Employee benefit costs                           314,000
                                                __________
  Employee-related costs                         1,565,000
  Advertising and marketing                        299,000
  Minority interest in earnings of subsidiaries    150,000
  Occupancy, furniture & equipment                 138,000
  Professional fees                                 61,000

Employee-related costs increased by $1,565,000, or 22.2%, over 2004. Home Team Financial contributed a $527,000 increase in salaries and wages, $55,000 resulted from additional staffing in anticipation of the opening of a new retail branch office, and $285,000 was due to the addition of staff in the commercial and business banking group. The balance was primarily due to annual merit and cost-of-living increases. Home Team Financial increased employee benefit costs by $77,000, and the remainder of the increase resulted from the higher staff and salary levels noted above, as well as increased health insurance premiums.

Advertising and marketing expenses increased by $299,000 for 2005 in comparison to 2004. This increase primarily related to marketing and lead generation costs for Home Team Financial of $241,000 in 2005.

Minority interests in earnings of subsidiaries as reflected on Union National's consolidated statement of income relates to the earnings attributable to the holders of the minority interests of Home Team Financial.

Occupancy, furniture and equipment expenses increased by $138,000 for 2005 in comparison to 2004. These increases related to a new commercial banking office that was opened in March 2004 and additional office space that was leased to accommodate our growing commercial and business banking group and their support staff. Home Team Financial contributed an increase in these operating costs of $62,000 during 2005. There was also expense in 2005 amounting to $44,000 related to land lease payments for a property that will be utilized for a future retail branch expansion.

Professional fees for 2005 increased by $61,000 as compared to 2004. Home Team Financial contributed $48,000 of the increase. The remainder primarily related to strategic consulting projects for key business initiatives, partially offset by non-recurrence of 2004 fees related to the implementation of our Overdraft Privilege product.

Various other cost increases resulted primarily from overall growth in banking operations.

2004 Compared to 2003
The aggregate of other operating expenses for 2004 increased by $1,484,000, or 13.1%, over 2003. This increase in other operating expenses is discussed below as it pertains to the various expense categories.

Salaries and wages increased by $484,000, or 9.6%, over 2003. This increase was essentially due to staff additions and annual merit and cost-of-living increases. Staff additions included staff for a new retail office location at 38 E. Roseville Road in Manheim Township which opened in November 2003, an agricultural lender, an experienced business banker, a salesperson for corporate services, a retirement plan salesperson, a salesperson for trust and investment management products and services, business and credit specialists and other support staff and sales positions.

Employee benefit costs increased by $332,000, or 27.9%, over 2003. Increased employee benefit costs related to increased staff and salary levels, increased health insurance premiums, increased profit-sharing plan expense and costs related to a supplemental executive retirement plan. The increase in profit-sharing costs related primarily to an increased contribution level of 5% of eligible salaries in 2004 as compared to a profit-sharing contribution of 4.25% in 2003.

Other changes in operating expenses for 2004 included the following increases (decreases) as compared with the year ended
December 31, 2003:


  Occupancy expense                          $  99,000
  Furniture and equipment expense               96,000
  Professional fees                            165,000
  Advertising and marketing expenses            48,000
  Foreclosed real estate expenses              (53,000)


The increase in occupancy and furniture and equipment expense related primarily to the opening of our new Manheim Township office in November 2003 and the opening of our new commercial banking office in Manheim Township in March 2004. The increase in professional fees is primarily attributable to professional fees related to the implementation of our Overdraft Privilege product. The increase in advertising and marketing expense was primarily a result of the opening of a new office as well as several advertising campaigns undertaken in 2004. The decrease in foreclosed real estate expense related to a recovery on the sale of foreclosed real estate.

Various other cost increases resulted primarily from overall growth in banking operations.

INCOME TAXES
Union National had income tax expense of $666,000 for 2005, $676,000 for 2004, and $681,000 for 2003. The effective tax rate for 2005 decreased to 16.6%, as compared to 17.3% for 2004 and 17.5% for 2003, primarily as a result of higher tax-exempt loan and investment income in 2005. The realization of net deferred tax assets, which amounted to $1,074,000 and $403,000 at December 31, 2005 and 2004, respectively, is dependent on future earnings of Union National. Management currently anticipates future earnings will be adequate to utilize these deferred tax assets. The increase in deferred tax assets resulted primarily from a change in Union National's net unrealized position on investment securities available for sale from net unrealized gains in 2004 to net unrealized losses in 2005.

RECENT ACCOUNTING STANDARDS ISSUED
In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections". Statement No. 154 requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. Statement No. 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 replaces APB Opinion 20, "Accounting Changes", and Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements". Statement No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It is currently anticipated that the adoption of the provisions of Statement No. 154 will not have a material impact on Union National's consolidated financial statements.

In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees" that was used by Union National through December 31, 2005 as permitted under Statement No. 123, as originally issued. The revised statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Effective January 1, 2006, Union National will adopt Statement No. 123(R) using the modified prospective method with no restatement. Any additional impact that the adoption of this statement will have on our financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments is based. Union National does not expect the adoption of Statement No. 123(R) to have a material impact on its financial condition or results of operation.

In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment" , providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in MD&A subsequent to the adoption. Union National will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R).

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue
No. 03-1, " The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For Union National, the effective date will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

In June 2005, the EITF released Issue No. 04-5 "Determining Whether a General Partner, or the General Partner as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" ("EITF 04-5"). EITF 04-5 provides guidance in determining whether a general partner controls a limited partnership and therefore should consolidate the limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership and that the presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without cause, or (2) substantive participating rights. The effective date for applying the guidance in EITF 04-5 was (1) June 29, 2005 for all new limited partnerships and existing limited partnerships for which the partnership agreement was modified after that date, and (2) no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005, for all other limited partnerships. Implementation of EITF 04-5 did not have a material impact on Union National's financial position in fiscal 2005.

In October 2005, the FASB issued FASB Staff Position FAS 13-1 ("FSP FAS 13-1"), which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period. FSP FAS 13-1 is effective for Union National as of the first quarter of fiscal 2006. We evaluated the provisions of FSP FAS 13-1 and do not believe that its adoption will have a material impact on Union National's financial condition or results of operations.

FINANCIAL CONDITION

INVESTMENT SECURITIES
As of December 31, 2005 and 2004, all of Union National's investment securities have been classified as available-for-sale. Securities classified as available-for-sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. Union National possesses the ability and intent to hold securities with impairment to maturity or recovery. However, Union National recognizes that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, Union National has designated its investment securities as being available-for-sale. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations, changes in the creditworthiness of the issuing entity, and other similar factors. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded as other comprehensive income (loss), a component of stockholders' equity.

Union National purchases certain types of mortgage-backed and asset-backed securities to better position its investment portfolio for a subsequent increase or decrease in interest rates, as aligned with its interest rate risk position. These securities may be purchased at premiums or discounts, with short- , mid-, or long-term average expected lives or maturities. Overall yields on these securities will increase or decrease based on changes in prepayment speeds and subsequent cash flow reinvestments. The weighted-average yield on mortgage-backed and asset-backed securities was 4.13% at December 31, 2005, as compared to 3.82% at December 31, 2004, and 3.57% at December 31, 2003. Cash flows from these securities and changes in market interest rates are considered in the bank's net interest income simulation model. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussion.

Total expected cash flows from investment securities, including estimated prepayments and expected call options, is currently estimated at $18,211,000 for 2006, which represents approximately 15% of the bank's investment securities as compared to $17,870,000 or approximately 17% as estimated at December 31, 2004, for 2005. The estimated amount of expected cash flows from investment securities will vary significantly with changes in assumed interest rates. For example, an increase in interest rates will decrease the level of prepayments received on mortgage-backed securities. These factors affecting the bank's investment securities are included in the bank's net interest income simulation model. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussions on these risks.

Management periodically assesses the strategy of selling mortgage-backed securities and other available-for-sale securities. Investment security purchases and sales are effected in order to enhance the bank's net interest margin, while managing liquidity and interest rate risk within specified limits. Based on the current interest rate environment, management will be evaluating its available-for-sale portfolio for possible opportunities to increase its earnings for the year 2006 and future years through potential investment security sales.

In addition to the credit risk present in the loan portfolio, Union National also has credit risk associated with its investment security holdings. Based on recent national economic trends and other factors, Union National has increased its monitoring of its corporate debt securities and changes in their credit ratings as published by national statistical rating organizations. As of December 31, 2005, Union National had a total of 102 debt securities of various types that had aggregated unrealized losses of $2,042,000 that amounted to 2.4% of the amortized cost basis of these securities. Except for losses on corporate securities pertaining to major corporations in the auto industry, management believes that the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. With respect to major auto industry corporate debt securities, amortized costs total $2,047,000 and fair value totals $1,770,000 on four securities with unrealized losses amounting to $277,000. These losses primarily represent a decline in credit strength of the corporations; however, with consideration given to independent analyst reports, management believes that these corporations have the ability to service the debt for the foreseeable future and that all amounts will be collected at maturity. Based on management's assessment of the total investment portfolio at December 31, 2005, Union National did not hold any security that had a fair value decline that is currently expected to be other than temporary. Consequently, any declines in a specific security's fair value below amortized cost have been provided for in other comprehensive income (loss). In addition, there are no significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer.

       MANAGMENT'S DISCUSSION AND ANALYSIS continued

The following shows the summary of investment securities held by Union National:

                                  Carrying Value at December 31,
                                 ________________________________
                                    2005       2004       2003
                                 __________ __________ __________
                                 Available- Available- Available-
(In thousands)                    for-Sale   for-Sale   for-Sale
                                 __________ __________ __________
Obligations of State and
 Political Subdivisions..........$  35,894  $  28,049  $  26,621
Obligations of U.S. Government
 Agencies........................    4,873      5,253          -
Mortgage-Backed Securities.......   62,792     51,697     47,220
Asset-Backed Securities..........    1,459      1,659      2,228
Corporate Securities.............   14,142     16,253     20,603
Equity Securities................      542        579        394
                                 __________ __________ __________
Total............................$ 119,702  $ 103,490  $  97,066
                                 ========== ========== ==========


The following table illustrates the maturities of investment securities and the weighted-average yields based upon amortized cost as of December 31, 2005. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.


(In thousands)             Within 1 Year 1 - 5 Years 5 - 10 Years
                           _____________ ___________ ____________
Available-for-Sale:
 Securities:
Obligations of State and
 Political Subdivisions:
   Fair Value..............$          -  $      367  $     2,024
   Amortized Cost..........           -         364        1,983
   Yield...................                    7.49%        6.99%
Obligations of U.S.
 Government Agencies by
 Contractual Maturity:*
   Fair Value..............           -       3,991          882
   Amortized Cost..........           -       4,113          896
   Yield...................                    3.97%        4.33%
Mortgage-Backed Securities
 by Contractual Maturity:*
   Fair Value..............           -         129       15,913
   Amortized Cost..........           -         129       16,395
   Yield...................                    3.88%        3.70%
Asset-Backed Securities by
 Contractual Maturity:*
   Fair Value..............           -           -        1,459
   Amortized Cost..........           -           -        1,477
   Yield...................                                 6.86%
Corporate Securities:
   Fair Value..............         999       5,929        1,039
   Amortized Cost..........       1,013       6,371        1,010
   Yield...................        5.76%       4.56%        9.01%
Equity Securities:
   Fair Value..............
   Amortized Cost..........
   Yield...................
                           _____________ ___________ ____________
Total Securities:
   Fair Value..............$        999  $   10,416  $    21,317
   Amortized Cost..........       1,013      10,977       21,761
   Yield...................        5.76%       4.43%        4.49%
                           ============= =========== ============

*It is anticipated that these mortgage-backed securities, asset-backed securities and structured agency securities will be repaid prior to their contractual maturity dates. The weighted-average yield for these securities is impacted for normal amortization and estimated prepayments based on current market interest rates.

(In thousands)             Over 10 Years     Total

                           _____________ _____________
Available-for-Sale
 Securities:
Obligations of State and
 Political Subdivisions:
   Fair Value..............$     33,503  $     35,894
   Amortized Cost..........      33,136        35,483
   Yield...................        6.59%         6.62%
Obligations of U.S.
 Government Agencies by
 Contractual Maturity:*
   Fair Value..............           -         4,873
   Amortized Cost..........           -         5,009
   Yield...................                      4.03%
Mortgage-Backed Securities
 by Contractual Maturity:*
   Fair Value..............      46,750        62,792
   Amortized Cost..........      47,045        63,569
   Yield...................        4.20%         4.07%
Asset-Backed Securities
 by Contractual Maturity:*
   Fair Value..............           -         1,459
   Amortized Cost..........           -         1,477
   Yield...................                      6.86%
Corporate Securities:
   Fair Value..............       6,175        14,142
   Amortized Cost..........       6,047        14,441
   Yield...................        7.37%         6.13%
Equity Securities:
   Fair Value..............                       542
   Amortized Cost..........                       357
   Yield...................                      4.49%
                           _____________ _____________
Total Securities:
   Fair Value..............$     86,428  $    119,702
   Amortized Cost..........      86,228       120,336
   Yield...................        5.34%         5.10%
                           ============= =============
*It is anticipated that these mortgage-backed securities, asset-
backed securities and structured agency securities will be repaid prior to their contractual maturity dates. The weighted-average yield for these securities is impacted for normal amortization and estimated prepayments based on current market interest rates.


LOANS
Net loans were $300,213,000 at December 31, 2005, representing a 14.1% increase over net loans of $263,001,000 at December 31, 2004. As shown in the following table, the increase in loans was primarily due to an increase in commercial and agricultural loans. There was also nominal growth in residential real estate loans which was primarily a result of an increase in home equity lines of credit. In addition, there has been a decline in the balance of purchased loans (residential mortgages and manufactured housing loans) from 2004 to 2005. Purchased loans decreased by $3,377,000 during 2005 to a balance of $13,193,000 at December 31, 2005.

At December 31, 2005, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, loans secured by real estate constitute 84% of the bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $203,534,000 at December 31, 2005, and $169,157,000 at December 31, 2004. See section on
Market Risk - Interest Rate Risk.

Other than as described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources. Further, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers' abilities to comply with their repayment terms. For certain commercial loans, management has determined that it is probable that all interest and principal payments due according to the contractual terms of the loan agreements will not be collected. These loans are considered to be impaired as defined by current accounting principles generally accepted in the United States of America ("GAAP"). At December 31, 2005, the recorded investment in loans that are considered to be impaired under GAAP was $3,270,000 as compared to $4,114,000 at December 31, 2004. The decrease in impaired loans is primarily a result of certain commercial loans that were previously identified as impaired loans but which were paid in full by the borrowers or fully recovered through the sale of foreclosed assets during 2005. The measure of impairment is primarily based on the fair value of collateral securing these loans, which is primarily real estate and equipment. The related allowance for loan losses on these impaired commercial loans amounted to $251,000 at December 31, 2005, and $442,000 at December 31, 2004. Management currently believes that probable losses on these loans have already been provided for in the allowance for loan and lease

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

losses. As of December 31, 2005, impaired loans with balances of $745,000 were included with total nonperforming loans detailed below and at December 31, 2004, impaired loans with balances of $973,000 were nonperforming. Nonperforming loans below include consumer and residential mortgage loans which are evaluated collectively for impairment and other commercial loans that are not considered impaired. In addition, under Union National's current internal risk rating system loans with a rating of "substandard" that were not nonperforming or impaired amounted to $0 at December 31, 2005, and $394,000 at December 31, 2004.
Management considers impaired and substandard loans to be potential problem loans and currently expects that an additional amount of these loans may be classified as nonperforming during 2006. Management has increased its monitoring of these borrowers' financial strength.

Loans are composed of the following:


                                         December 31,
                     ____________________________________________
(In thousands)         2005     2004     2003     2002     2001
                     ________ ________ ________ ________ ________
Real Estate Mortgages:
  First and Second
   Residential.......$124,259 $121,799 $116,173 $114,441 $127,547
  Commercial and
   Industrial........  94,016   79,711   64,589   48,411   35,842
  Construction and
   Land Development..  10,618    9,396    5,337    5,405    8,388
  Agricultural.......  23,488   17,423    8,400    7,147    7,752
Commercial and
 Industrial..........  20,291   12,674   10,075    9,109    9,141
Consumer (Net of
 Unearned Income)....   8,159    9,678   11,029    5,363    7,612
Agricultural.........   3,300    4,614      478      516      569
Lease Financing
 Receivables (Net of
 Unearned Income)....   3,721        -        -        -        -
Other................  12,276    7,515    8,929    8,315    6,172
                     ________ ________ ________ ________ ________
  Total Loans........ 300,128  262,810  225,010  198,707  203,023
Add: Unamortized
 Premium on Purchased
 Loans...............      85      191      371      358      558
                     ________ ________ ________ ________ ________
  Loans (Net of
   Unearned Income)..$300,213 $263,001 $225,381 $199,065 $203,581
                     ======== ======== ======== ======== ========


The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages, leases, and consumer loans at December 31, 2005, are as follows:


                                     Years to Maturity*
                              ___________________________________
                              Within 1   1-5    Over 5
(In thousands)                  Year    Years    Years    Total
                              ________ ________ ________ ________
Commercial, Agricultural and
 Other........................$ 27,268 $ 11,459 $114,644 $153,371
Construction and Land
 Development..................   9,861      379      378   10,618
                              ________ ________ ________ ________
   Total......................$ 37,129 $ 11,838 $115,022 $163,989
                              ======== ======== ======== ========

Fixed Interest Rates..........$  2,646 $  5,630 $ 11,223 $ 19,499
Floating or Adjustable
 Interest Rates...............  34,483    6,208  103,799  144,490
                              ________ ________ ________ ________
   Total......................$ 37,129 $ 11,838 $115,022 $163,989
                              ======== ======== ======== ========

*Due to interest rate levels, economic conditions and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.


NONPERFORMING ASSETS
Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans that are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after the past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $83,000 and $118,000 would have been recorded on such loans for the years ended December 31, 2005 and 2004, respectively. No interest income was recognized on such loans for the years ended December 31, 2005 and 2004. At December 31, 2005, total nonperforming loans amounted to $2,112,000, or 0.7%, of net loans, as compared to $1,953,000, or 0.7% of net loans, at December 31, 2004. The increase in non-performing loans primarily related to numerous additions to nonaccrual loans during 2005. Historically, the percent of nonperforming loans to net loans as of December 31, for the previous five-year period, was an average of 0.8%. There are no troubled debt restructurings.

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures.
There was no foreclosed real estate at December 31, 2005 or 2004.

The following shows the summary of nonperforming loans:

                                      December 31,
                     ____________________________________________
(In thousands)         2005     2004     2003     2002     2001
                     ________ ________ ________ ________ ________
Nonaccruing Loans....$ 1,814  $ 1,192  $ 1,334  $ 1,310  $ 1,589
Accruing Loans - 90
 days or more past
 due.................    298      761        8      364      615
                     ________ ________ ________ ________ ________
  Total Nonperforming
   Loans.............$ 2,112  $ 1,953  $ 1,342  $ 1,674  $ 2,204
                     ======== ======== ======== ======== ========
  Nonperforming Loans
   as a % of Net
   Loans.............     .7%      .7%      .6%      .8%     1.1%
                     ======== ======== ======== ======== ========
  Allowance for Loan
   Losses as a % of
   Nonperforming
   Loans.............    127%     117%     148%     108%     86%
                     ======== ======== ======== ======== ========


       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

LOAN QUALITY/ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses. Management is responsible for the adequacy of the allowance for loan losses, which is formally reviewed by management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Management's evaluation of the adequacy of the allowance is based on Union National's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While management uses available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, review the bank's allowance for loan losses. Such agencies may require the bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination. Management determined that no adjustment to the allowance for loan losses was necessary as a result of the Office of the Comptroller of the Currency's (OCC's) most recent examination.

During 2005, an ongoing loan review was performed on selected portions of the loan portfolio by an independent consultant. Senior management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate. At December 31, 2005, the percent of loans secured by real estate was 84% of the overall loan portfolio. Union National's current policy requires that the borrower generally provides at least 20% equity for commercial real estate loans. Residential mortgage loans require 20% equity or the purchase of private mortgage insurance. Certain home equity loans are made with less than 20% equity, but the interest rate on the loan is adjusted to reflect this increased risk.

The allowance for loan losses at December 31, 2005, increased by $387,000 over the prior year. This increase was primarily a result of increased loan balances. The ratio of the allowance for loan losses to net loans was 0.89% at December 31, 2005, as compared to 0.87% at December 31, 2004. The overall level of the allowance for loan losses has increased over the previous five-year period primarily as a result of loan growth. During the same period, the allowance for loan losses to total loans has declined from 0.93% to 0.89% as a result of an improved net charge-off history, stable overall credit quality, and improved credit approval and credit management processes. Management believes, based on information currently available, that the current allowance for loan losses of $2,675,000 is adequate to meet potential loan losses. For 2006, management expects loan charge-offs, net of recoveries, to be comparable to or below the level of net loan charge-offs for 2005.

The allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio. This assessment results in an allowance that consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.


          Analysis of Allowance for Loan Losses

                              Years Ended December 31,
                    ____________________________________________
(In thousands)        2005     2004     2003     2002     2001
                    ________ ________ ________ ________ ________
Average Loans
 Outstanding........$280,245 $244,752 $200,808 $201,976 $186,877
                    ======== ======== ======== ======== ========

Allowance for Loan
 Losses, Beginning of
 Year...............$  2,288 $  1,985 $  1,812 $  1,893 $  1,787
Loans Charged-Off
 During Year:
   Real Estate*.....     150      112       98      112      133
   Consumer.........      77       25       23       86      167
   Commercial,
    Industrial and
    Agricultural....     100       24        1      177      240
                    ________ ________ ________ ________ ________
      Total
       Charge-Offs..     327      161      122      375      540
Recoveries of Loans
 Previously
 Charged-Off:
   Real Estate*.....       5       24        -       53        5
  Consumer..........       9       35       21       52       54
   Commercial,
    Industrial and
    Agricultural....      19        1        -        5       11
                    ________ ________ ________ ________ ________
      Total
       Recoveries...      33       60       21      110       70
                    ________ ________ ________ ________ ________
      Net Loans
       Charged-Off..     294      101      101      265      470
Provision for Loan
 Losses Charged to
 Operations.........     381      404      274      184      576
                    ________ ________ ________ ________ ________
Allowance for Loan
 Losses, End of Year$  2,675 $  2,288 $  1,985 $  1,812 $  1,893
                    ======== ======== ======== ======== ========
Ratio of Net Loans
 Charged-Off to
 Average Loans
 Outstanding........     .10%     .04%     .05%     .13%     .25%
                    ======== ======== ======== ======== ========
Ratio of Allowance
 for Loan Losses to
 Net Loans at End of
 Year...............     .89%     .87%     .88%     .91%     .93%
                    ======== ======== ======== ======== ========

*During this five-year period, there were no charge-offs or recoveries of real estate construction loans.


       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

The following sets forth an allocation of the allowance for loan losses by category. The specific allocation in any particular category may be reallocated in the future to reflect current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.


                                      Amount     Percent of Loans
                                  (In thousands) in each Category
                                  ______________ ________________
December 31, 2005:
 Commercial, Industrial and
  Agricultural....................$       1,778               55%
 Lease Financing Receivables......           25                1
 Real Estate - Residential
  Mortgages.......................          379               41
 Consumer.........................          135                3
 Unallocated......................          358                -
                                  ______________ ________________
 Total Allowance for Loan Losses..$       2,675              100%
                                  ============== ================

December 31, 2004:
 Commercial, Industrial and
  Agricultural....................$       1,293               50%
 Real Estate - Residential
  Mortgages.......................          514               46
 Consumer.........................          147                4
 Unallocated......................          334                -
                                  ______________ ________________
 Total Allowance for Loan Losses..$       2,288              100%
                                  ============== ================

December 31, 2003:
 Commercial, Industrial and
  Agricultural....................$       1,091               43%
 Real Estate - Residential
  Mortgages.......................          450               52
 Consumer.........................          152                5
 Unallocated......................          292                -
                                  ______________ ________________
 Total Allowance for Loan Losses..$       1,985             100%

                                  ============== ================

December 31, 2002:
 Commercial, Industrial and
  Agricultural....................$       1,078               39%
 Real Estate - Residential
  Mortgages.......................          231               58
 Consumer.........................          184                3
 Unallocated......................          319                _
                                  ______________ ________________
 Total Allowance for Loan Losses..$       1,812              100%
                                  ============== ================

December 31, 2001:
 Commercial, Industrial and
  Agricultural....................$       1,131               33%
 Real Estate - Residential
  Mortgages.......................          250               63
 Consumer.........................          266                4
 Unallocated......................          246                _
                                  ______________ ________________
 Total Allowance for Loan Losses..$       1,893              100%
                                  ============== ================


       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

LIQUIDITY
Union National's objective is to maintain adequate liquidity to fund needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

  * proceeds from the sale or maturity of investment securities;

  * overnight correspondent bank borrowings on various credit lines and borrowing capacity available from the FHLB;

  * acquisition of CDs and brokered CDs through the CDARS program as discussed below;

  * payments on loans and mortgage-backed securities; and

  * a growing core deposit base.

Management believes that its core deposits are fairly stable even in periods of changing interest rates. Liquidity management is governed by policies and measured on a monthly basis. These measurements indicate that liquidity generally remains stable and exceeds the bank's minimum defined level. Union National's policy limit for FHLB advances and certain brokered CDs is 40% of total assets. As of December 31, 2005 and 2004, the ratio of aggregated FHLB advances and brokered CDs to total assets was 31% and 26%, respectively. The increase in the ratio was driven by the strong growth in commercial loans during 2005. The impact to liquidity of the planned expansion initiatives discussed in the Outlook section reflects total capital expenditures currently estimated at $1,620,000 for 2006, excluding amounts expended prior to 2006. Except for the items noted above, there are no known trends, other than the trend of continued competitive pressures, or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

Membership in the FHLB provides the bank with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. As of December 31, 2005, the bank had received long-term advances of $105,815,000, short-term advances of $10,000,000, and $3,000,000 drawn on a line of credit from its available credit of $161,962,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases. At December 31, 2004, total long-term borrowings were $88,630,000. As of December 31, 2005, advances of $45,730,000 are due in 2006 and advances of $30,000,000 are currently convertible by the FHLB on a quarterly basis. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to a LIBOR adjustable-rate advance. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full. See section on Market Risk - Interest Rate Risk for further analysis of these advances.

In January 2004, Union National became the first bank in Lancaster County to offer our customers FDIC insurance coverage beyond $100,000 through a unique program called the Certificate of Deposit Account Registry Service ("CDARS"). Through this program customers may be able to invest up to $10 million with Union National and maintain full FDIC insurance coverage. Union National is also able to bid for and obtain additional brokered CDs through this program as an additional source of liquidity. As of December 31, 2005 and 2004, Union National had $30,075,000 and $21,332,000, respectively, outstanding in brokered CDs and in CDs acquired through the CDARS program.

During 2004 and 2003, Union National obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities. In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years. In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.85%. The coupon rate was 7.09% at December 31, 2005, 5.01% at December 31, 2004, and 4.02% at
December 31, 2003. The debentures have a
30-year maturity, but are callable by Union National, at par, after 5 years from date of issuance. Union National used the net proceeds from these offerings to fund an additional $7,000,000 capital investment in Union National Community Bank to fund its operations and future growth. Union National used the balance of the funding for the repurchase of common stock and general corporate purposes. During 2005 and 2004, Union National repurchased 53,276 shares and 100,489 shares of common stock, respectively, at a total cost of $1,192,000 and $2,260,000, respectively.

In addition, Union National, in the conduct of business operations, routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts. Union National has contracted with its core data processor for the provision of certain services including transaction processing, branch automation and communication services, trust processing, ATM processing and various other services. Payments under these contracts amounted to $835,000 for the year ended December 31, 2005. Future payments under these contracts will vary based on transaction and account volumes and may also reflect inflationary cost adjustments. The majority of this contract expires in November 2008 and any early termination will require the payment of a substantial penalty. Management is not aware of any other commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of Union National.

Union National is also a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit (See Note 13 for additional details).

    OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL
                          OBLIGATIONS

The following table represents Union National's on- and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2005:

                    Less Than  1 - 3    4 - 5    Over 5
(In thousands)       1 Year    Years    Years    Years    Total
                     ________ ________ ________ ________ ________
Time Deposits........$ 61,184 $ 31,690 $ 21,183 $  2,073 $116,130
Long-Term Debt.......  32,730   22,324   26,707   24,054  105,815
Junior Subordinated
Debentures...........       -        -        -   11,341   11,341
Operating Leases.....     592    1,257    1,244    5,942    9,035
                     ________ ________ ________ ________ ________
Total................$ 94,506 $ 55,271 $ 49,134 $ 43,410 $242,321
                     ======== ======== ======== ======== ========


       MANAGEMENT's DISCUSSION AND ANALYSIS continued

INFLATION
Inflation has some impact on Union National's operating costs, but unlike many other companies, substantially all of Union National's assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Union National's performance than the general level of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The effects of changes in interest rates are discussed in the following section on Market Risk - Interest Rate Risk.

MARKET RISK - INTEREST RATE RISK
As a financial institution, Union National's primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of Union National's assets and liabilities. The nature of Union National's current operations is such that Union National is not subject to foreign currency exchange or commodity price risk. Union National does not own any trading assets.

The objectives of interest rate risk management are to maintain or increase net interest income over a broad range of market interest rate movements. The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by Union National's Board of Directors. Union National manages interest rate risk by changing the mix or repricing characteristics of its investment securities portfolio and borrowings from the FHLB and by the promotion or development of specific loan and deposit products. Union National retains an outside consulting group to assist in monitoring its interest rate risk using a net interest income simulation model on a quarterly basis. The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.

In addition, Union National utilizes an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities. Union National's GAP report at December 31, 2005, reflects a negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets. The following analysis reflects cumulative rate-sensitive assets of $185,983,000, as compared to cumulative rate-sensitive liabilities of $210,476,000 as of the one-year time frame. Union National's cumulative interest-sensitivity gap for the one-year time frame is a negative 5.3% of total assets at December 31, 2005, as compared to a positive 4.4% at December 31, 2004. The shift in the interest-sensitivity gap from positive to negative is primarily the result of reflecting $30,000,000 of convertible FHLB advances in the earliest time frame at December 31, 2005, as compared to the latest time frame at December 31, 2004. This is due to the rise in short-term interest rates of 3.25% since June 2004 to the target funds rate of 4.25% at December 31, 2005. Union National manages the interest-sensitivity gap for the one-year time frame with a guideline of plus 15% to negative 15% of total assets.

The interest rate sensitivity analysis for Union National with investment securities at amortized cost at December 31, 2005, is as follows:

                INTEREST RATE SENSITIVITY

                                     1 - 90   91 - 365    1 - 3
(In thousands)                        Days      Days      Years
                                    _________ _________ _________
ASSETS
Earning Assets:
  Mortgage-Backed and Asset-Backed
   Securities:
  Variable..........................$    386  $  1,177  $  1,275
  Fixed.............................   3,542    11,180    30,738
  Other Investment Securities and
   Other Earning Assets.............   7,519     2,693    10,311
Net Loans:
  Variable..........................  95,024    38,109    33,023
  Fixed.............................   7,648    18,705    31,786
                                    _________ _________ _________
  TOTAL.............................$114,119  $ 71,864  $107,133
                                    ========= ========= =========

LIABILITIES
Deposits:
  Interest-Bearing Demand...........$    958  $      -  $      -
  Money Market......................  66,521         -         -
  Savings...........................     375     1,270         -
  Time..............................  22,150    39,145    31,693

FHLB Advances and Other Borrowings..  64,470    15,587     4,643
                                    _________ _________ _________
  TOTAL.............................$154,474  $ 56,002  $ 36,336
                                    ========= ========= =========
Cumulative Interest- Sensitivity
 Gap................................$(40,355) $(24,493) $ 46,304
                                    ========= ========= =========

Cumulative Interest- Sensitivity
 Gap as a Percent of Total Assets...    (8.7)%    (5.3)%    10.0%
                                    ========= ========= =========

                                      3 - 5    Over 5
(In thousands)                        Years     Years     Total
                                    _________ _________ _________
ASSETS
Earning Assets:
  Mortgage-Backed and Asset-Backed
   Securities:
  Variable..........................$      5  $      -  $  2,843
  Fixed.............................  13,241     3,502    62,203
  Other Investment Securities and
   Other Earning Assets.............   7,947    32,740    61,210
Net Loans:
  Variable..........................  33,079     4,299   203,534
  Fixed.............................  17,808    22,879    98,826
                                    _________ _________ _________
  TOTAL.............................$ 72,080  $ 63,420  $428,616
                                    ========= ========= =========

LIABILITIES
Deposits:
  Interest-Bearing Demand...........$      -  $ 38,300  $ 39,258
  Money Market......................       -         -    66,521
  Savings...........................       -    29,413    31,058
  Time..............................  21,347     1,795   116,130

FHLB Advances and Other Borrowings..  26,707    24,054   135,461
                                    _________ _________ _________
  TOTAL.............................$ 48,054  $ 93,562  $388,428
                                    ========= ========= =========

Cumulative Interest- Sensitivity
 Gap................................$ 70,330  $ 40,188
                                    ========= =========

Cumulative Interest- Sensitivity
 Gap as a Percent of Total Assets...    15.2%      8.7%
                                    ========= =========


The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when it reprices or when it is to be repaid for each asset or liability. Callable investment securities are reflected based on the security's anticipated call date where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates. Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates. Based on an historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments. This portion is determined to be sensitive to interest rate fluctuations in the earliest periods. Management believes that the remaining balances of these deposits are not repriceable based on current industry experience. Management currently does not expect to adjust the interest rates on these deposit balances in any significant amount that would materially affect its GAP or income simulation models.

       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates. Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features like annual and lifetime rate caps or floors that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2005, would likely cause assumptions, such as estimated prepayment speeds, refinancings, embedded options, early withdrawals and FHLB advance conversion clauses to significantly change the GAP results above. Based on current market interest rates, the $30,000,000 in FHLB convertible advances that are currently convertible on a quarterly basis are shown in the GAP report above in the earliest time frame. These may convert with an additional mild increase in market interest rates from 0.75% to 1.25% and are reflected accordingly in the bank's simulation model.

In an effort to assess market risk, Union National utilizes a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income. The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction of changes in market interest rates. These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions, as well as management strategies, among other factors. Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results. While assumptions are developed based upon current economic and local market conditions, management cannot make any assurances as to the predictive nature of these assumptions.

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve-month period. This is based on a review of historical changes in market interest rates and the level and curve of current interest rates. The simulated results represent the hypothetical effects to Union National's net interest income and net income. Projections for loan and deposit growth were ignored in the simulation model. The simulation model includes all of Union National's earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve-month period. The results of the simulation model could change significantly if there was not a parallel shift in interest rates, therefore reflecting a change in the assumed shape of the interest rate yield curve. The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year's net income.

Based on management's assessment of potential future interest rate levels, a two-percent decline in interest rates was modeled as of December 31, 2005, as compared to a one-percent decline in interest rates as of December 31, 2004. The preceding schedule indicates that as of December 31, 2005, a hypothetical 2% decline in prevailing market interest rates would cause Union National's net interest income to decline less than 4% from the current rate scenario. After adjusting for income taxes, a 2% decline in rates would cause less than a 10% impact to Union National's net income in comparison to the net income earned for 2005. A 2% increase in interest rates as of December 31, 2005 and 2004 would have a negligible positive impact on Union National's net interest income and net income. These computations do not contemplate any actions management or the Asset Liability Management Committee could undertake in response to changes in market conditions or market interest rates.

Union National managed its interest rate risk position in 2005 by the following:

  * increasing its use of adjustable- and floating-rate loans for new or refinanced commercial and agricultural loans;

  * repositioning of its investment security portfolio into certain types of mortgage-backed and asset-backed securities to better prepare for any future increase in interest rates;

  * managing and expanding the bank's core deposit base including deposits obtained in the bank's commercial cash management programs and premium money market accounts;

  * adding to or restructuring of fixed-rate, floating-rate, or callable positions in advances from the FHLB or brokered CDs;
    and

  * use of derivatives in a collar transaction to mitigate impact in the falling rates scenario.

The above strategies and actions impact interest rate risk and are all included in Union National's quarterly simulation models in order to determine future asset and liability management strategies. See the related discussions in the section on Net Interest Income.

As a result of the simulation model, the following reflects Union
National's net interest income and net income sensitivity analysis as of December 31, 2005 and 2004:


                 SENSITIVITY ANALYSIS

                                Percent Decrease in Categories
                            _____________________________________
                              Market Interest    Market Interest
                            Rate Decline of 2% Rate Decline of 1%
                            __________________ __________________
Net Interest Income:
  Policy Limit..............      <10%                 -
Hypothetical Percent Decrease
 in Net Interest Income from
 Current Rate Scenario:
  As of December 31, 2005...      <4%             Not Modeled
  As of December 31, 2004...  Not Modeled             <2%

Net Income:
Hypothetical Percent Decrease
 from Prior Year's Net Income:
  As of December 31, 2005...      <10%            Not Modeled
  As of December 31, 2004...  Not Modeled             <4%


       MANAGEMENT'S DISCUSSION AND ANALYSIS continued

STOCKHOLDERS' EQUITY
Union National and the bank maintain capital ratios that are above the minimum total capital levels required by federal regulatory authorities. See Note 14 to the Consolidated Financial
Statements for additional details.

Union National's average stockholders' equity to average assets ratio, which measures the adequacy of capital, was 6.25% for 2005, as compared to 7.05% for 2004. The decline in this ratio is primarily a result of growth in average assets and repurchases of common stock during 2005. The repurchases of common stock, which totaled 53,276 shares at a cost of $1,192,000, were funded by the issuance of junior subordinated debentures as discussed earlier in the section on Net Interest Income. The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 47.0% for 2005 and 47.8% for 2004.

As discussed above under "Results of Operations", items which could impact future capital resources of Union National include two new branch office locations which are currently expected to open in 2006. In addition, a new corporate office center is being phased into operation during the first and second quarters of 2006. Since these are all leased facilities, the capital requirements are expected to be limited to investments in furniture and equipment and the lease payments, additional staff and operating costs associated with the offices. The expected future asset growth resulting from the implementation of Union National's strategic initiatives, including the currently expected opening of two new branch facilities and the new corporate center in 2006, may require additional capital resources in 2006 or future years.

One potential capital strategy would be the issuance of additional junior subordinated debentures to be invested in the bank to maintain its well-capitalized level for its risk-based capital ratios. Secondly, Union National is analyzing other capital enhancing options; however, no option has been chosen as of this report.

There are no other known trends or uncertainties, including regulatory matters that are expected to have a material adverse impact on the capital resources of Union National for 2006.

Union National is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the BCL). The BCL operates generally to preclude dividend payments if the effect thereof would render Union National insolvent. Union National's payment of dividends is contingent upon its ability to obtain funding in the form of dividends from the bank. Payment of dividends to Union National by the bank is subject to the restrictions set forth in the National Bank Act. Generally, the National Bank Act would permit the bank to declare dividends in 2006 of approximately $3,389,000, plus an amount equal to the net profits of the bank in 2006 up to the date of any such dividend declaration.

Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Holders of common stock may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. At December 31, 2005, the enrollment in the plan was approximately 20% of the shares outstanding. As of December 31, 2005, 153,010 shares have been issued under Union National's Dividend Reinvestment and Stock Purchase Plan.


REGULATORY ACTIVITY
From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the bank. As a consequence of the extensive regulation of commercial banking activities in the United States, Union National's and the bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business. Specifically, Union National is susceptible to changes in tax law that may increase the cost of doing business or impact Union National's ability to realize the value of deferred tax assets.

The Sarbanes-Oxley Act, enacted in July 2002, represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. Many of the provisions of this act have already been implemented by Union National and Union National may need to comply with the provisions of Section 404 of the Sarbanes-Oxley Act during 2007. In accordance with Section 404, Union National will be required to report on its internal control over financial reporting as of December 31, 2007. To allow for proper reporting on the internal control over financial reporting, Union National will need to identify, document and test key controls over the financial reporting process. There will be significant external and internal costs associated with complying with the provisions of
Section 404. The full impact of the Sarbanes-Oxley Act and the increased costs related to Union National's compliance are still uncertain and evolving.

We cannot predict what other legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on our operations. Other than the cost of the compliance with the Sarbanes-Oxley Act described above, management is not aware of any current specific recommendations by regulatory authorities or proposed legislation, which if implemented, would have a material adverse effect upon the liquidity, capital resources or results of operations. However, the general cost of compliance with numerous federal and state laws and regulations does have, and in the future may have, a negative impact on Union National's results of operations.

Further, the business of Union National is affected by the state of the financial services industry in general. The bank is routinely examined by the Office of the Comptroller of the Currency (OCC) and no material adverse impact is anticipated on current or future operations and financial position as a result of this process. The last Community Reinvestment Act performance evaluation by the OCC resulted in a "satisfactory" rating of the bank's record of meeting the credit needs of its entire community.

                       BOARD OF DIRECTORS


Nancy Shaub Colarik
Retired Senior Officer from Banking

Kevin Dolan
Partner, Gingrich, Smith, Klingensmith & Dolan

William E. Eby
Retired Bank President/CEO

Michael L. Frey
Vice President, Union National Financial Corporation and
President/COO, Union National Community Bank

Mark D. Gainer
Chairman/President/CEO, Union National Financial Corporation and
Chairman/CEO, Union National Community Bank

James R. Godfrey
Executive Vice President, Teachers Protective Mutual Life
Insurance Company

Carl R. Hallgren, Esq.
Attorney-Treasurer, Morgan, Hallgren, Croswell and Kane P.C.

William M. Nies
Real Estate Developer/Sales, L.M.S. Commercial Real Estate

Darwin A. Nissley
Partner, Nissley Brothers

Lloyd C. Pickell
Lloyd C. Pickell, PA

Benjamin W. Piersol, Jr., R.PH.
Vice President and Co-Owner, Sloan's Pharmacy, Inc.


RETIRED DIRECTORS

Donald H. Wolgemuth
Partner, Donegal Producers

Don retired as Chairman of the Board of both Union National Financial Corporation and Union National Community Bank on December 31, 2005, after serving for more than 38 years as a director. Don's loyal service spanned the terms of four different presidents at Union National. His presence and leadership will surely be missed. Don will continue to chop and sell firewood to benefit Water Street Rescue Mission's Teen Haven ministry. More importantly, he will spend even more time with his wife, Kathryn.

UNION NATIONAL FINANCIAL CORPORATION

                       Office Locations

                          COLUMBIA
            921 Lancaster Avenue, Columbia, PA 17512

                        ELIZABETHTOWN
         1275 South Market Street, Elizabethtown, PA 17022

                          HEMPFIELD
           190 Stony Battery Road, Landisville, PA 17538

                           MANHEIM
              701 Lancaster Road, Manheim, PA 17545

                       MANHEIM TOWNSHIP
           38 East Roseville Road, Lancaster, PA 17601

                           MAYTOWN
              100 West High Street, Maytown, PA 17550

                          MOUNT JOY
             101 East Main Street, Mount Joy, PA 17552

                      CORPORATE OFFICE
              570 Lausch Lane, Lancaster, PA 17601

                       COMING IN 2006

                   EAST LAMPETER TOWNSHIP
                   Old Philadelphia Pike

                   EAST HEMPFIELD TOWNSHIP
                      Centerville Road