Form 10-K, Exhibit 13
period 2006-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2007-03-28
CIK 874482

EXHIBIT 13
Excerpts From Union National Financial Corporation’s
2006 Annual Report to Stockholders

ANNUAL REPORT
2006

UnionNational
FINANCIAL CORPORATION

TABLE OF CONTENTS

Financial Highlights	F-1

To Our Stockholders	2-3

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Changes in Stockholders' Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-27

Report of Independent Registered Public Accounting Firm	28

Summary of Quarterly Financial Data	29

Selected Financial Data	30

Management's Discussion and Analysis of Financial Condition and
Results of Operations	31-48

Board of Directors	49

STOCK, BROKER, AND DIVIDEND INFORMATION

Union National Financial Corporation has only one class of common stock authorized, issued, and outstanding. The outstanding common stock is traded on the OTC Bulletin Board (OTCBB), primarily in Lancaster County, Pennsylvania, under the symbol UNNF. Prices presented in the table below reflect actual transactions known to management. Prices and dividends per share are adjusted for stock dividends. Cash dividends, when declared by the Board of Directors, are payable on or about the 20th day of February, May, August, and November. Stockholders of record may elect to have cash dividends deposited directly to their checking or savings accounts. Union National offers its stockholders a Dividend Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the corporation and may purchase additional shares within specified limits.

	Stock Price		Dividends
Quarter	High	Low	Per Share
First, 2006	$21.85	$18.36	$0.160
Second	20.50	18.75	0.160
Third	20.25	18.65	0.160
Fourth	19.50	17.90	0.140

First, 2005	$26.29	$23.38	$0.152
Second	23.81	20.30	0.152
Third	22.50	21.00	0.160
Fourth	22.50	21.10	0.160

Union National had approximately 1,353 stockholders (including stockholders of record and individual participants in security position listings) at December 31, 2006, and approximately 1,386 stockholders at December 31, 2005.

REGARDING FORWARD-LOOKING INFORMATION

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank or the combined company. When we use words such as “believes,” “expects,” "anticipates", or similar expressions, we are making forward-looking statements.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

REGISTRAR AND TRANSFER AGENT

Union National Community Bank
Attn: Stock Transfer Department
P.O. Box 567
Mount Joy, PA 17552-0567

FOR FURTHER INFORMATION ON PURCHASING OUR STOCK, WE REFER YOU TO:

Ferris Baker Watts
Renaissance Place, 2nd Floor
635 North 12th Street
Lemoyne, PA 17043
(800) 480-7497

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
Lancaster, PA 17608
(717) 397-5515

FORM 10-K REQUEST

The Annual Report on Form 10-K filed with the Securities & Exchange Commission may be obtained, without charge, by writing to:

Clement M. Hoober, CPA
Treasurer/CFO
Union National Financial Corporation
P.O. Box 567
Mount Joy, PA 17552-0567

The annual report and other company reports are also filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) which performs automated collection, validation, indexing, acceptance and forwarding of submissions to the Securities & Exchange Commission (SEC) and is accessible by the public using the internet at http://www.sec.gov/edgar.shtml.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held
on Wednesday, May 2, 2007, at 10:00 a.m. at:
Eden Resort Inn and Conference Center
222 Eden Road
Lancaster, PA 17601

FINANCIAL HIGHLIGHTS

	December 31,	December 31,	% Increase
(Dollars in thousands, except per share data)	2006	2005	(Decrease)

For the Year

Total Interest Income	$30,290	$23,978	26.3%

Total Interest Expense	15,626	9,662	61.7%

Net Interest Income	14,664	14,316	2.4%

Net Income	2,444	3,353	(27.1%)

Per Share*

Net Income (Basic)	$0.97	$1.33	(27.1%)

Net Income (Assuming Dilution)	0.96	1.31	(26.7%)

Cash Dividends Paid	0.620	0.625	(0.8%)

Stockholders' Equity	11.31	10.84	4.3%

Average Balances

Loans	$318,251	$280,245	13.6%

Investments and Other Earning Assets	135,895	116,422	16.7%

Total Assets	489,884	425,611	15.1%

Total Deposits	316,402	282,934	11.8%

Stockholders' Equity	27,754	26,621	4.3%

Return on Average

Assets	0.50%	0.79%

Stockholders' Equity	8.81%	12.59%

Realized Stockholders' Equity (1)	8.55%	12.64%

(1) Excludes the impact of accumulated other comprehensive income on total stockholders' equity.

* Per Share information reflects the 5% stock dividend effective on May 20, 2005.

CORPORATE INTRODUCTION

Union National Financial Corporation, headquartered in Lancaster, Pennsylvania, is the holding company of Union National Community Bank. The bank provides a full range of financial services for both retail and business customers primarily in Lancaster County, Pennsylvania. Also, Union National Community Bank, through its mortgage subsidiary, Home Team Financial, LLC, offers residential mortgage loan products in multiple states through internet banking marketing programs. In addition to traditional banking services, Union National also offers insurance, retirement plan services and wealth management services through its UnionNationalAdvisors Group. Union National Community Bank has seven full-service traditional offices in Columbia, Elizabethtown, Hempfield, Manheim, Manheim Township, Maytown and Mount Joy; and two full-service offices featuring the Gold Café experience in Lancaster and Centerville. The deposits of Union National Community Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent provided by law.

CORPORATE OFFICERS

Mark D. Gainer, Chairman of the Board/President/CEO	Carl R. Hallgren, Esq., Vice Chariman /Secretary

Michael A. Frey, Vice President	Clement M. Hoober, CPA, Treasurer/CFO

It’s time to begin.

During 2006, we embarked on a new, exciting chapter in the Union National story. We put into motion initiatives to increase our presence in Lancaster County, and strategies that would allow our organization to clearly stand out in a crowded market place.

2006 was by all accounts, the most active year in our history.

The pace was swift, the attitude was enthusiastic, and our initiatives were filled with energy. Yet, even with the moves, new efforts, and heightened activity, our objectives remain grounded in a very simple premise: to proactively manage change instead of reacting to it.

During the year, we launched our innovative Gold Cafe brand by opening two new and unique offices. Gold Cafe is part of our commitment to the delivery of a remarkable customer experience. Gold Cafe is a destination point that completely redefines what the banking experience should be for customers. In an industry saturated with parity, the concept has provided an extremely clear differentiation from our local competitors. People have noticed, and customer feedback has been positive. Gold Cafe has already been featured in The Wall Street Journal, The Baltimore Sun, American Banker Magazine, and numerous local publications.

Union National also established its new corporate headquarters in Lancaster during 2006, providing us with a facility that is accessible, visible and centrally located in our Lancaster County marketplace. It is important to note that we also expanded our Administrative Services Center and relocated the entire Home Team Financial operations center to Mount Joy. We now have established a larger presence in Lancaster and in our hometown.

The momentum that was established in previous years continued in 2006. Our Commercial and Business Banking Group once again posted strong results by increasing both loan and deposit outstandings while maintaining strong credit quality. Our Preferred Client Group increased its presence in the market by acquiring numerous new relationships. Overall the organization realized net loan growth of 13.6% and deposit growth of 14.7%.

A year that was not without challenges.

This past year has been a very challenging one for our industry in general and certainly also for Union National. It was fully anticipated that the expansion of our footprint and the launch of a new brand would require additional resources and would negatively impact our short-term earnings. However, a flat and inverted treasury yield curve along with a shift in the mix of customer deposits significantly compressed the net interest margin to further impact 2006 earnings.

Proactively managing change.

In order to strengthen its equity position and facilitate its future core banking growth strategies for loans and deposits, Union National undertook a de-leveraging strategy in January of 2007. This strategy significantly decreased the bank’s portfolio of available-for-sale investment securities and its long-term debt. Proceeds of approximately $66 million from the sale of investment securities were utilized to pay off a commensurate amount of borrowings primarily from the Federal Home Loan Bank of Pittsburgh. These transactions have better positioned Union National for future core growth. The transactions were completed before the end of January and resulted in realized losses and FHLB prepayment penalties totaling a pre-tax amount of $551,000.

Additionally, during January 2007, we engaged the consulting firm S.R. Snodgrass, A.C. (“Snodgrass”) to undertake a profit enhancement project that will assist management in developing and implementing strategies for achieving higher profitability. Snodgrass utilizes a unique diagnostic methodology that aggressively locates profit improvement opportunities, coupled with a detailed implementation plan and change management techniques to build an ongoing process for innovation and efficiency with sustainable results. We expect that each specific profit project that is identified will result in measurable targets for increases to pre-tax income.

We have taken significant steps on the journey to be the most remarkable bank in our market and we have committed ourselves to creating positive, engaging experiences for our customers that are unmatched by any other financial services company. We recognize that this journey will be a difficult one, but we intend to meet the challenges head on, as we proactively manage change and position ourselves to compete effectively in an increasingly competitive environment.

The Board of Directors and Senior Management are fully engaged and committed to making the necessary changes to improve the financial results achieved by Union National. Our story is still a work in process, and will require an intense effort in 2007 to achieve our goal of profitable growth.

Your continued support and confidence are greatly appreciated.

It’s time to begin thinking differently about Union National Financial Corporation.

Mark D. Gainer
Chairman, President & Chief Executive Officer Union National Financial Corporation

Michael A. Frey
President & Chief Operating Officer Union National Community Bank

Consolidated Balance Sheets

	December 31	December 31,
(Dollars in thousands, except share data)	2006	2005
ASSETS

Cash and Due from Banks	$15,129	$14,317
Interest-Bearing Deposits in Other Banks	333	184
Total Cash and Cash Equivalents	15,462	14,501
Investment Securities Available for Sale	129,810	119,702
Loans Held for Sale	1,662	2,147

Loans and Leases, Net of Unearned Income	341,113	300,213
Less: Allowance for Loan and Lease Losses	(3,070)	(2,675)
Net Loans and Leases	338,043	297,538

Premises and Equipment, Net	9,580	7,059
Restricted Investment in Bank Stocks	5,994	5,736
Bank-Owned Life Insurance	10,243	9,860
Other Assets	6,803	5,635

TOTAL ASSETS	$517,597	$462,178

LIABILITIES

Deposits:
Noninterest-Bearing	$48,311	$43,643
Interest-Bearing	291,764	252,967

Total Deposits	340,075	296,610

Short-Term Borrowings	10,544	18,305
Long-Term Debt	117,571	105,815
Junior Subordinated Debentures	17,341	11,341
Other Liabilities	3,443	2,817

TOTAL LIABILITIES	488,974	434,888

Minority Interest in Consolidated Subsidiaries	75	65

STOCKHOLDERS' EQUITY

Common Stock (Par Value $.25 per share)	735	734
Shares Authorized - 20,000,000; Issued - 2,941,808 (2,936,798 in 2005)
Outstanding - 2,523,983 (2,510,682 in 2005)
Surplus	12,918	12,855
Retained Earnings	23,460	22,576
Accumulated Other Comprehensive Loss	(242)	(447)
Treasury Stock, at cost - 417,825 shares in 2006
(426,116 shares in 2005)	(8,323)	(8,493)

TOTAL STOCKHOLDERS' EQUITY	28,548	27,225

TOTAL LIABILITIES and
STOCKHOLDERS' EQUITY	$517,597	$462,178

See notes to consolidated financial statements.

Consolidated Statements of Income

	Years Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2004

INTEREST INCOME
Interest and Fees on Loans and Leases	$23,613	$18,894	$15,467
Investment Securities:
Taxable Interest	4,875	3,552	2,933
Tax-Exempt Interest	1,365	1,293	1,131
Dividends	402	199	99
Other	35	40	8

Total Interest Income	30,290	23,978	19,638

INTEREST EXPENSE
Deposits	8,392	4,962	3,032
Short-Term Borrowings	489	234	108
Long-Term Debt	5,729	3,785	3,082
Junior Subordinated Debentures	1,016	681	399

Total Interest Expense	15,626	9,662	6,621

Net Interest Income	14,664	14,316	13,017

PROVISION for LOAN and LEASE LOSSES	672	681	404
Net Interest Income after Provision for
Loan and Lease Losses	13,992	13,635	12,613

OTHER OPERATING INCOME
Income from Fiduciary Activities	274	301	225
Service Charges on Deposit Accounts	1,671	1,600	1,569
Other Service Charges, Commissions, and Fees	954	813	691
Alternative Investment Sales Commissions	673	783	647
Investment Securities Gains	209	104	194
Mortgage Banking/Brokerage Activities	3,129	1,431	230
Title Insurance/Settlement Income	585	332	25
Earnings from Bank-Owned Life Insurance	383	373	383
Other Income	384	274	131

Total Other Operating Income	8,262	6,011	4,095

OTHER OPERATING EXPENSES
Salaries and Wages	8,270	6,790	5,539
Retirement Plan and Other Employee Benefits	2,156	1,835	1,521
Net Occupancy	1,507	944	801
Furniture and Equipment	886	697	702
Professional Fees	804	702	641
Data Processing Services	844	746	701
Pennsylvania Shares Tax	216	271	268
Advertising and Marketing	1,308	635	336
ATM Processing	419	354	300
Minority Interests in Earnings of Subsidiaries	130	155	5
Other Expenses	3,171	2,498	1,995

Total Other Operating Expenses	19,711	15,627	12,809

Income before Income Taxes	2,543	4,019	3,899

PROVISION for INCOME TAXES	99	666	676

NET INCOME	$2,444	$3,353	$3,223

PER SHARE INFORMATION
Net Income for Year - Basic	$0.97	$1.33	$1.28
Net Income for Year - Assuming Dilution	0.96	1.31	1.25
Cash Dividends	0.620	0.625	0.610

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
	Shares of				Other
	Common Stock	Common		Retained	Comprehensive	Treasury
(Dollars in thousands, except share data)	Outstanding	Stock	Surplus	Earnings	Income (Loss)	Stock	Total

Balance, December 31, 2003	2,458,748	$690	$9,090	$21,963	$1,035	$(5,654)	$27,124

Comprehensive Income:
Net Income				3,223			3,223
Unrealized Holding Losses on Available-for-Sale Investment Securities Arising During the Year, Net of Tax Benefit of $169					(326)		(326)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax of $66					(128)		(128)
Total Comprehensive Income							2,769
Acquisition of Treasury Stock	(100,489)					(2,260)	(2,260)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	14,572	4	328				332
Issuance of Common Stock under Employee and Director Plans, Including Tax Benefit of $13	29,375	7	423				430
Retirement of Treasury Stock (14,000 shares)		(3)	(271)			274	-
Cash Dividends				(1,542)			(1,542)

Balance, December 31, 2004	2,402,206	698	9,570	23,644	581	(7,640)	26,853

Comprehensive Income:
Net Income				3,353			3,353
Unrealized Holding Losses on Available-for-Sale Investment Securities Arising During the Year, Net of Tax Benefit of $479					(930)		(930)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax of $36					(69)		(69)
Unrealized Losses on Cash Flow Hedges, net
of Tax Benefit of $0					(29)		(29)
Total Comprehensive Income							2,325
Acquisition of Treasury Stock	(53,276)					(1,192)	(1,192)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	15,889	4	354				358
Issuance of Common Stock under Employee and Director Plans, Including Tax Benefit of $40	26,605	6	451				457
Issuance of Common Stock under
5% Common Stock Dividend	119,258	30	2,815	(2,845)			-
Retirement of Treasury Stock (17,000 shares)		(4)	(335)			339	-
Cash Dividends				(1,576)			(1,576)

Balance, December 31, 2005	2,510,682	734	12,855	22,576	(447)	(8,493)	27,225

Comprehensive Income:
Net Income				2,444			2,444
Unrealized Holding Gains on Available-for-Sale Investment Securities Arising During the Year, Net of Tax of $191					370		370
Reclassification Adjustment for Gains
Included in Net Income, Net of Tax of $70					(139)		(139)
Unrealized Losses on Cash Flow Hedges,
Net of Tax Benefit of $11					(26)		(26)
Total Comprehensive Income							2,649
Acquisition of Treasury Stock	(8,709)					(168)	(168)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	18,404	4	349				353
Issuance of Common Stock under
Employee Plans	3,606	1	48				49
Retirement of Treasury Stock (17,000 shares)	-	(4)	(334)			338	-
Cash Dividends				(1,560)			(1,560)

Balance, December 31, 2006	2,523,983	$735	$12,918	$23,460	$(242)	$(8,323)	$28,548

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004

CASH FLOWS from OPERATING ACTIVITIES
Net Income	$2,444	$3,353	$3,223
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation and Amortization	1,104	915	931
Provision for Loan and Lease Losses	672	681	404
Net Amortization of Investment Securities' Premiums	429	916	1,160
Investment Securities Gains	(209)	(104)	(194)
Benefit From Deferred Income Taxes	(344)	(156)	(92)
Increase in Minority Interest in Consolidated Subsidiaries	10	63	1
Earnings from Bank-Owned Life Insurance	(383)	(373)	(383)
Gains on Loans Sold	(2,149)	(541)	(130)
Proceeds from Sales of Loans	80,315	19,324	5,265
Loans Originated for Sale	(77,681)	(20,698)	(5,170)
Increase in Accrued Interest Receivable	(371)	(327)	(27)
(Increase) Decrease in Other Assets	(661)	(786)	187
Increase in Other Liabilities	630	847	380

Net Cash Provided by Operating Activities	3,806	3,114	5,555

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available-for-Sale Securities	19,549	8,256	20,862
Proceeds from Maturities of Available-for-Sale Securities	17,491	16,739	18,777
Purchases of Available-for-Sale Securities	(47,015)	(43,532)	(47,717)
Net Purchases of Restricted Investments in Bank Stocks	(258)	(775)	(869)
Net Loans and Leases Made to Customers	(41,177)	(37,506)	(37,721)
Purchases of Premises, Equipment, and Computer Software	(3,569)	(1,251)	(598)
Purchase of Bank-Owned Life Insurance	-	-	(1,300)

Net Cash Used in Investing Activities	(54,979)	(58,069)	(48,566)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	10,856	15,518	21,483
Net Increase in Time Deposits	32,609	15,122	13,413
Net (Decrease) Increase in Short-Term Borrowings	(7,761)	13,781	(5,457)
Proceeds from Issuance of Long-Term Debt	44,486	35,091	26,593
Payments on Long-Term Debt	(32,730)	(17,906)	(11,837)
Proceeds from Issuance of Junior Subordinated Debentures, net	6,000	-	3,033
Acquisition of Treasury Stock	(168)	(1,192)	(2,260)
Issuance of Common Stock	402	775	749
Cash Dividends Paid	(1,560)	(1,576)	(1,542)

Net Cash Provided by Financing Activities	52,134	59,613	44,175

Net Increase in Cash and Cash Equivalents	961	4,658	1,164

CASH and CASH EQUIVALENTS - Beginning of Period	14,501	9,843	8,679

CASH and CASH EQUIVALENTS--End of Period	$15,462	$14,501	$9,843

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest	$15,011	$9,161	$6,506
Income Taxes	800	831	570

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Retirement of Treasury Stock (17,000 shares in 2006 and 2005,
14,000 shares in 2004)	$338	$339	$274

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation (“Union National”) and its subsidiary, Union National Community Bank (“the bank”), are in conformance with accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry. Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004 (for additional information, see Note 11).

Union National Community Bank is a full-service commercial bank which operates nine retail office locations in Lancaster County, Pennsylvania, providing a wide range of services to individuals and businesses. The bank accepts time, demand and savings deposits and offers secured and unsecured commercial, real estate and consumer loans, and leases. The bank also offers investment, custodial, estate planning and trust services. The bank is subject to government regulation and undergoes periodic examinations by its federal regulator, the Office of the Comptroller of the Currency.

Home Team Financial, LLC, a subsidiary of Union National Community Bank that began operations in July 2005, has mortgage banking operations and offers mortgage brokerage services. It also offers title insurance and settlement services through its subsidiary, TA of Lancaster, LLC. The bank’s ownership interest in Home Team Financial, LLC is 98% with an initial interest in net profits of 30%. Home Team Financial, LLC generates the majority of its business through direct marketing and operates in multiple states. (For additional information see Note 16.)

Basis of Presentation

The consolidated financial statements include the accounts of Union National, the bank, Home Team Financial, LLC, and its subsidiary, TA of Lancaster, LLC. All material intercompany accounts and transactions have been eliminated. Union National’s two trust subsidiaries are not consolidated.

Use of Estimates

The process of preparing consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses and the assessment of other than temporary impairment of investment securities.

Significant Group Concentrations of Credit Risk

Most of Union National’s activities are with customers primarily located in Lancaster County, PA. The types of securities in which Union National invests are discussed in Note 3, while the types of lending that are engaged in by Union National are described in Note 4. Union National does not have any significant concentrations of risk in any one industry or customer. A large portion of the loan portfolio consists of commercial and agricultural loans, primarily secured by real estate.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, Union National considers cash, amounts due from banks and short-term investments with maturities less than 90 days at the time of purchase to be cash equivalents.

Interest-bearing Deposits in Banks

Interest-bearing deposits in banks consist of demand deposits and are carried at cost.

Investment Securities

Investment securities include both debt securities and equity securities. As of December 31, 2006 and 2005, all of Union National’s investment securities are classified as available for sale.

Securities classified as available for sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. Any decision to sell a security would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Available-for-sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded in other comprehensive income (loss), a component of stockholders' equity.

When a determination is made that a decline in fair value below the cost of a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the fair value and the impact is reflected in earnings as a realized loss. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of Union National to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. Loans held for sale arise primarily in connection with the mortgage banking activities of Home Team Financial, LLC, and to a lesser extent from the operations of the bank.

Loans and Leases

Loans that management has the intent and ability to hold are generally stated at their outstanding unpaid principal balances adjusted for charge-offs, plus any unamortized premiums on purchased loans, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

Loans include leases that meet the criteria for direct financing leases under Statement of Financial Accounting Standards (“SFAS”) No. 13. Such leases are recorded as assets at the total minimum lease payments and residual value to be received, less unearned interest income. Unearned interest income and initial direct costs are amortized to interest income over the lease term using the interest method.

Impaired Loans and Leases – Union National considers a loan or lease to be impaired when, based upon current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan or lease agreement will not be collected. An insignificant delay or shortfall in the amounts of payments would not cause a loan or lease to be considered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan or lease and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment. Accordingly, Union National does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement. Union National measures impairment of commercial loans and leases on a loan-by-loan basis based upon the present value of expected future cash flows discounted at the loan or lease's effective interest rate, or the fair value of the collateral for certain collateral-dependent loans.

Allowance for Loan and Lease Losses– The allowance for loan and lease losses is established through provisions for loan and lease losses charged against income as losses are estimated to occur. Loans and leases, including impaired loans and leases, deemed to be uncollectible are charged against the allowance for loan and lease losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan and lease losses is maintained at a level believed by management to be adequate to absorb estimated probable loan and lease losses. Management's periodic evaluation of the adequacy of the allowance is based on Union National's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans and leases that may be susceptible to significant change.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan or lease is lower than the carrying value of that loan or lease. The general component covers non-classified loans and leases and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Nonaccrual Loans and Leases - Generally, a loan or lease (including an impaired loan or lease as discussed above) is classified as nonaccrual and the accrual of interest on such loan or lease is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest. A loan or lease may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan or lease is placed on nonaccrual status, uncollected interest previously credited to interest income that is deemed uncollectible, is reversed. Interest received on nonaccrual loans and leases is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans and leases are restored to accrual status when both principal and interest are brought current, the loan or lease has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets' estimated useful lives on both the accelerated and the straight-line methods. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease, including renewal options if reasonably assured, on the straight-line method. Gains and losses on premises and equipment are recognized upon disposal of the asset. Charges for maintenance and repairs are charged to expense as incurred.

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

Bank-Owned Life Insurance

Union National invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchase of life insurance by the bank on a chosen group of employees. The bank is the owner and is a joint or sole beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is reflected in Other Income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets is deemed to be surrendered, specifically when (1) the assets have been isolated from Union National; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) Union National does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Mortgage Servicing Rights

Union National retains the servicing on the loans sold to the Federal Home Loan Bank (“FHLB”) and receives a fee based upon the principal balance outstanding. The following is a summary of information related to servicing assets:
(Dollars in thousands)	Servicing Assets Capitalized	Amortization Expense
Years Ended:
December 31, 2006	$3	$50
December 31, 2005	41	56
December 31, 2004	35	53

	Book Value	Fair Value
Servicing Assets as of:
December 31, 2006	$149	299
December 31, 2005	196	324

Servicing rights are recognized as assets upon the sale of a loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. The fair value of servicing assets is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing assets include assumptions about prepayment speeds on mortgages and the cost to service loans. Servicing assets are reported in Other Assets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans. Amortization expense is netted against loan servicing fee income and is reflected in the consolidated statements of income in Mortgage Banking/Brokerage Activities. Servicing assets are evaluated for impairment based upon estimated fair value as compared to unamortized book value. Total loans serviced for others amounted to $35,225,000, $38,239,000, and $37,034,000 at December 31, 2006, 2005, and 2004, respectively, and are not reflected in the consolidated balance sheets.

Derivative Instruments

For asset/liability management purposes, Union National uses interest rate cap and collar agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged both at inception and throughout the hedge period.

In accordance with SFAS No. 133, as amended, Union National records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge Union National’s exposure to variability in expected future cash flows, or other types of forecasted transactions, are designated as cash flow hedges.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss) and subsequently reclassified to earnings when the underlying hedged transaction affects earnings. The ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. Union National assesses the effectiveness of each hedging relationship by using the hypothetical derivative method. This method compares the actual hedge with a hypothetically perfect hedge, where the cumulative change in fair value of the actual hedge will be compared to the cumulative change in fair value of a hypothetically perfect hedge with critical terms that exactly match the critical terms of the hedged transactions.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the underlying hedged items.

As of December 31, 2006 and 2005, no derivatives were designated as fair value hedges. Additionally, Union National does not currently use derivatives for trading or speculative purposes and does not currently have any derivatives that are not designated as hedges.

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets, included in Other Expenses. Union National had foreclosed real estate with a carrying value of $186,000 at December 31, 2006 and had no foreclosed real estate at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust Assets

Assets held in a fiduciary capacity are not assets of Union National and are therefore not included in the consolidated financial statements. The market value of trust assets amounted to $90,260,000 at December 31, 2006, and $83,178,000 at December 31, 2005.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, Union National has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Rate Lock Commitments

Union National enters into rate lock commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Net Income per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if options to issue common stock were exercised. Potential common shares that may be issued relate solely to outstanding stock options and are determined using the treasury stock method. Per share information is restated to reflect the effect of stock dividends.

The computation of basic and diluted earnings per share, net income and weighted-average number of shares outstanding for the years ended December 31, 2006, 2005 and 2004, are as follows:

(In thousands, except per share data)	Net Income	Shares	Per Share
Year Ended December 31, 2006:
Basic Earnings per Share:
Net Income	$2,444	2,518	$0.97
Effect of Dilutive Options	-	19
Diluted Earnings per Share	$2,444	2,537	$0.96

Year Ended December 31, 2005:
Basic Earnings per Share:
Net Income	$3,353	2,517	$1.33
Effect of Dilutive Options	-	39
Diluted Earnings per Share	$3,353	2,556	$1.31

Year Ended December 31, 2004:
Basic Earnings per Share:
Net Income	$3,223	2,526	$1.28
Effect of Dilutive Options	-	54
Diluted Earnings per Share	$3,223	2,580	$1.25

The following options to purchase shares of common stock were outstanding at year-end, but were not included in the computation of diluted earnings per share for the year because their effect would have been anti-dilutive:

	Options Outstanding	Average Exercise Price
December 31, 2006	88,532	$21.31
December 31, 2005	27,825	22.14
December 31, 2004	-	-

Advertising Costs

Advertising costs are charged to expense as incurred.

Income Taxes

The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Accounting for income taxes is under the liability method, whereby a deferred tax asset or liability is recorded based upon the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. The deferred tax assets and liabilities are adjusted for the impact of tax-rate changes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Comprehensive Income (Loss)

Union National reports comprehensive income (loss) and the components of other comprehensive income (loss) in the Consolidated Statements of Changes in Stockholders’ Equity. Union National’s comprehensive income (loss) consists of net income, unrealized gains and losses on available-for-sale investment securities, and changes in the fair value of cash flow hedges arising during the period. The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	December 31,
(In thousands)	2006	2005
Unrealized Holding Losses on Investment
Securities Available for Sale, Net of Tax Benefit
of $96 and $216, respectively	$(186)	$(418)
Net Unrealized Losses on Derivatives Used as
Cash Flow Hedges, Net of Tax Benefit of $28 and
$0, Respectively	(56)	(29)
Accumulated Other Comprehensive Loss	$(242)	$(447)

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Segment Reporting

Based on the way management monitors financial results, Union National has only one operating segment consisting primarily of its banking and fiduciary activities.

Share-Based Compensation

On January 1, 2006, Union National adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value. Union National is using the modified prospective method of adoption, which permits application of SFAS No. 123(R) on a going-forward basis rather than restating prior periods. No shared-based awards were granted or vested during the year ended December 31, 2006; accordingly, no compensation expense related to such awards was recorded in 2006. Stock compensation expense for future share-based awards will be recognized on a straight-line basis over the vesting period of the award. Prior to 2006, Union National used the intrinsic value based method of accounting for share-based compensation, in accordance with Accounting Principles Board Opinion No. 25; thus, no compensation expense was recognized at the grant date. See additional information regarding share-based compensation at Note 2.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”).  SFAS 155 amends FASB Statement Nos. 133 and 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.  Union National is required to adopt the provisions of SFAS 155, as applicable, beginning January 1, 2007.  Management does not believe the adoption of SFAS 155 will have a material impact on Union National's consolidated financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for Union National will be as of January 1, 2007. Management does not believe that the adoption of SFAS 156 will have a material effect on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Management does not believe that the adoption of FIN 48 will have a material effect on its consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. Management is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on Union National’s consolidated financial condition, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported consolidated results of operations or financial condition.

Reclassifications

Certain prior period amounts have been reclassified to conform to the 2006 presentation. Such reclassifications did not impact net income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SHARE-BASED COMPENSATION

On January 1, 2006, Union National adopted SFAS No. 123(R) which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value. Union National is using the modified prospective method of adoption, which permits application of SFAS No. 123(R) on a going-forward basis rather than restating prior periods. No shared-based awards were granted or vested during the year ended December 31, 2006; accordingly, no compensation expense related to such awards was recorded in 2006. Stock compensation expense for future share-based awards will be recognized on a straight-line basis over the vesting period of the award.

Prior to 2006, Union National used the intrinsic value based method of accounting for share-based compensation, in accordance with Accounting Principles Board Opinion No. 25; thus, no compensation expense was recognized at the grant date. If compensation expense had been recognized in 2005 and 2004, based on the estimated fair value of the options on the date of the grant, net income and earnings per share would have been reduced to the following pro forma amounts:

(Dollars in thousands, except per share data)	2005	2004
Net Income - As Reported	$3,353	$3,223
Less: Share-Based Compensation Cost	(96)	(213)
Net Income - Pro-Forma	$3,257	$3,010

Net Income Per Share:
As Reported - Basic	$1.33	$1.28
As Reported - Assuming Dilution	1.31	1.25
Pro-Forma - Basic	1.29	1.19
Pro-Forma - Assuming Dilution	1.27	1.17

SFAS No. 123(R) also requires that the tax benefit from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options and shares purchased under the Employee Stock Purchase Plan (“ESPP”) in excess of the tax benefit from the compensation expense recorded for those options be included in the cash flow statement as a cash inflow from financing activities. Prior to the adoption of SFAS No. 123(R), these tax benefits had been reflected as a cash inflow from operations. The prior years’ cash flow statements have not been restated. No tax benefit was recorded during the year ended December 31, 2006, as there were no such exercises or dispositions during the year. Union National recorded a tax benefit $40,000 and $13,000 in 2005 and 2004, respectively, for exercises and dispositions.

Union National has three stock option plans: the ESPP; the Employee Stock Incentive Plan (“SIP”); and the Independent Directors’ Stock Option Plan (“IDSOP”). Options granted under the ESPP have a five-year term and can be exercised at 85% of the fair market value of the stock on the date of exercise. Of the 115,762 shares reserved for issuance under this plan, options to purchase 64,658 shares were available for grant at December 31, 2006. All of these remaining available options lapsed in February 2007, and no further options can be granted under the plan. ESPP options lapse immediately upon termination of employment. Options granted under the SIP are incentive stock options with terms up to 10 years and option prices equal to the fair value of the shares on the date of the grant. SIP options vest over six months, become exercisable six months after the grant date, and generally lapse 90 days after termination of employment. Of the 249,506 shares reserved for issuance under the SIP, options to purchase 31,920 shares are available for grant. No further options can be granted under the IDSOP, which consists of non-qualified stock options with terms up to 10 years. These options have exercise prices equal to the fair value of the shares on the date of the grant and expire one year after departure from the board of directors. It is Union National’s policy to issue new shares upon the exercise of stock options.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. No options were granted during 2006. The per share weighted-average fair value of stock options granted was $3.56, and $3.87 in 2005 and 2004, respectively. These fair values were computed using the following weighted-average assumptions for the years ended December 31:

	2005	2004
Expected Dividend Yield	3.02%	2.85%
Risk-Free Interest Rate	4.00%	4.26%
Expected Life (Years)	8.0	8.0
Expected Volatility	45.90%	44.80%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity for the years ended December 31, 2006, 2005 and 2004, is summarized below:

	Stock	Weighted-Average
	Options	Exercise Price
Options Outstanding at December 31, 2003
(Prices range from $11.52 to $20.64)	227,287	$16.11

Year Ended December 31, 2004:
Granted	41,389	22.03
Exercised	(30,843)	13.53
Forfeited	(5,051)	18.19
Expired	(13,464)	17.95

Options Outstanding at December 31, 2004
(Prices range from $11.52 to $20.64)	219,318	$18.10

Year Ended December 31, 2005:
Granted	27,000	21.19
Exercised	(26,606)	15.78
Forfeited	(6,223)	19.21
Expired	(10,490)	20.44

Options Outstanding at December 31, 2005
(Prices range from $11.52 to $22.14)	202,999	$18.22

Year Ended December 31, 2006:
Granted	-	-
Exercised	(3,619)	13.67
Forfeited	(11,634)	19.90
Expired	(10,416)	16.78

Options Outstanding at December 31, 2006
(Prices range from $11.52 to $22.14)	177,330	$18.14

All options outstanding at December 31, 2006, 2005, and 2004 were fully vested and exercisable.

As of December 31, 2006, the total intrinsic value (the difference between the market price and the exercise price) of all options outstanding was $285,000. The total intrinsic value of all options exercised during the year ended December 31, 2006 was $20,000.

Options outstanding at December 31, 2006, consisted of the following:

		Weighted-Average	Average Remaining
Range of Exercise Price	Options Outstanding	Exercise Price	Contractual Life
$11.52 to $13.08	33,617	$12.68	4.7 years
$13.09 to $16.78	24,489	15.91	4.4 years
$16.79 to $18.49	41,093	17.98	3.1 years
$18.50 to $20.81	20,200	20.10	5.3 years
$20.82 to $22.14	57,931	21.69	7.7 years
$11.52 to $22.14	177,330	18.14	5.3 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment securities are as follows:

	At December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
(Dollars in thousands)
Obligations of State and
Political Subdivisions	$25,885	$1,080	$(26)	$26,939
Obligations of U.S. Government Agencies	4,253	-	(102)	4,151
Mortgage-Backed Securities	86,353	272	(979)	85,646
Corporate Securities	13,232	134	(839)	12,527
Equity Securities	369	182	(4)	547

Total	$130,092	$1,668	$(1,950)	$129,810

	At December 31, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
Obligations of State and
Political Subdivisions	$35,483	$741	$(330)	$35,894
Obligations of U.S. Government Agencies	5,009	-	(136)	4,873
Mortgage-Backed Securities	63,569	269	(1,046)	62,792
Asset-Backed Securities	1,477	-	(18)	1,459
Corporate Securities	14,441	205	(504)	14,142
Equity Securities	357	193	(8)	542

Total	$120,336	$1,408	$(2,042)	$119,702

The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Obligations of State and
Political Subdivisions	$353	$-	$1,666	$(26)	$2,019	$(26)
Obligations of U.S. Government Agencies	-	-	4,151	(102)	4,151	(102)
Mortgage-Backed Securities	37,892	(307)	21,582	(672)	59,474	(979)
Corporate Securities	1,886	(665)	6,077	(174)	7,963	(839)
Equity Securities	-	-	41	(4)	41	(4)

Total Temporarily Impaired Securities	$40,131	$(972)	$33,517	$(978)	$73,648	$(1,950)

The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2005:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
(Dollars in thousands)
Obligations of State and
Political Subdivisions	$12,505	$(239)	$2,803	$(91)	$15,308	$(330)
Obligations of U.S. Government Agencies	4,873	(136)	-	-	4,873	(136)
Mortgage-Backed Securities	29,289	(335)	22,961	(711)	52,250	(1,046)
Asset-Backed Securities	1,459	(18)	-	-	1,459	(18)
Corporate Securities	3,674	(102)	5,763	(402)	9,437	(504)
Equity Securities	30	(2)	55	(6)	85	(8)

Total Temporarily Impaired Securities	$51,830	$(832)	$31,582	$(1,210)	$83,412	$(2,042)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, there were a total of 77 debt securities with unrealized losses of $1,946,000 that amounted to 2.6% of their amortized cost. Except for losses on corporate debt securities pertaining to major corporations in the automotive industry, management believes that the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. With respect to the automotive debt securities, amortized cost totaled $2,026,000 and fair value totaled $1,987,000 on four securities with unrealized losses amounting to $39,000, primarily representing a decline in credit strength of these corporations. At December 31, 2006, with consideration given to independent analyst reports, management believed that these corporations had the ability to service the debt for the foreseeable future and that all amounts due upon maturity of these debt securities would be collected; thus, all unrealized losses represented temporary impairment of the value of the securities. These four securities were later sold in connection with the transaction described under “Subsequent Event”, below, with realized losses totaling $39,000.

Investment securities carried at $52,813,000 at December 31, 2006, and $48,301,000 at December 31, 2005 were pledged to secure public, trust, and government deposits and for other purposes. In addition, securities carried at $3,984,000 at December 31, 2006 and $1,546,000 at December 31, 2005 were pledged for repurchase agreements.

The amortized cost and fair value of debt securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
(Dollars in thousands)	Cost	Value
Due in One Year or Less	$2,179	$2,185
Due After One Year Through Five Years	14,139	13,950
Due After Five Years Through Ten Years	7,337	7,662
Due After Ten Years	19,715	19,820
	43,370	43,617
Mortgage-Backed Securities	86,353	85,646

	$129,723	$129,263

The following information is related to the sales of available-for-sale securities:

	Realized	Realized	Income Tax
(Dollars in thousands)	Gains	Losses	Expense
The year ended December 31, 2006	273	(64)	71
The year ended December 31, 2005	124	(20)	36
The year ended December 31, 2004	235	(41)	66

Subsequent Event

In January 2007, Union National decided to de-leverage its Balance Sheet. The de-leveraging strategy will strengthen Union National’s equity position, enhance its income tax effectiveness, and facilitate its future core banking growth strategies for loans and deposits. Consequently, Union National reduced the size of its securities portfolio by $66,000,000 while paying down Federal Home Loan Bank debt and other short-term borrowings, thereby reducing its overall capital needs and its interest rate risk profile. Union National realized losses on the sale of securities of approximately $520,000 on a pre-tax basis and incurred prepayment penalties of approximately $31,000 on a pre-tax basis. In the aggregate, 2007 first quarter earnings are expected to be adversely impacted by approximately $364,000 after tax, or approximately $0.14 per share

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS AND LEASES

Loans and leases, net of unamortized loan origination fees of $623,000 at December 31, 2006, and $712,000 at December 31, 2005, are summarized as follows:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Real Estate Mortgages:
First and Second Residential	$130,363	$124,259
Commercial and Industrial	105,158	94,016
Construction and Land Development	23,634	10,618
Agricultural	24,133	23,488
Commercial and Industrial	27,226	20,291
Consumer, Net of Unearned Income	7,893	8,159
Agricultural	3,733	3,300
Political Subdivisions	9,803	11,029
Lease Financing Receivables,
Net of Unearned Income	8,339	3,707
Other	799	1,261
Total Loans and Leases	341,081	300,128
Add: Unamortized Premium on Purchased Loans	32	85
Loans and Leases, Net of Unearned Income	$341,113	$300,213

Union National grants commercial, agricultural, residential, and consumer loans and leases to customers primarily located in Lancaster County, Pennsylvania. Although Union National has a diversified loan and lease portfolio, its debtors’ ability to honor their contracts is influenced by the region's economy.

The following information concerns Union National’s net investment in direct financing leases, included in loans and leases:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Minimum Lease Payments Receivable	$9,538	$4,195
Residual Values	467	296
Unearned Income	(1,666)	(784)
	$8,339	$3,707

The allowance for uncollectible lease payments, included in the allowance for loan and lease losses, was $63,000 and $25,000 at December 31, 2006 and 2005, respectively.

Minimum future rentals on noncancelable financing leases as of December 31, 2006 are as follows:

2007	$4,753
2008	2,056
2009	1,529
2010	807
2011	255
Thereafter	138
$9,538

Union National’s nonperforming assets consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2006	2005
Nonaccruing Loans	$2,280	$1,814
Accruing Loans - 90 Days or More Past Due	253	298
Total Nonperforming Loans	$2,533	$2,112
Foreclosed Real Estate	186	-
Foreclosed Purchased Loans	134	-
Total Nonperforming Assets	$2,853	$2,112

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of information related to impaired loans and leases:

	December 31,
(Dollars in thousands)	2006	2005	2004
Impaired Loans and Leases with a Related
Allowance for Loan and Lease Losses	$1,798	$2,061	$2,446
Impaired Loans and Leases without a Related
Allowance for Loan and Lease Losses	4,786	1,209	1,668
Total Outstanding Balance at Year End	$6,584	$3,270	$4,114

Related Allowance for Loan and Lease Losses	$146	$254	$442
Average Outstanding Balance for the Year	4,645	3,642	2,939
Recognized Interest Income	239	167	134
Cash Basis Interest Income	216	165	122

Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $5,708,000 at December 31, 2006. Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the year ended December 31, 2006, are as follows:

(Dollars in thousands):
Balance, Beginning of Year	$8,521
Additions	2,001
Deductions	(4,814)
Balance, End of Year	$5,708

NOTE 5 - ALLOWANCE FOR LOAN AND LEASE LOSSES

An analysis of changes in the allowance for loan and lease losses for the years ended December 31 is as follows:

(Dollars in thousands)	2006	2005	2004
Balance, Beginning of Year	$2,675	$2,288	$1,985
Provision Charged to Operating Expense	672	681	404
Recoveries of Charged-Off Loans	62	33	60
Charged-Off Loans	(339)	(327)	(161)
Balance, End of Year	$3,070	$2,675	$2,288

NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment owned is as follows:

	Estimated	December 31,	December 31,
	Useful Lives	2006	2005
(Dollars in thousands)
Construction & Development		$26	$566
Land		644	644
Land Improvements	20 years	1,055	1,055
Buildings and Improvements	15-50 years	7,455	5,756
Leasehold Improvements	3-40 years	1,125	639
Furniture, Fixtures and
Equipment	5-20 years	8,464	6,709
Subtotal		18,769	15,369
Less: Accumulated Depreciation		(9,189)	(8,310)
Premises and Equipment - Net		$9,580	$7,059

Depreciation expense amounted to $879,000 in 2006, $709,000 in 2005 and $706,000 in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, Union National was obligated under noncancelable operating leases for real estate with future minimum payments, including certain amounts which are payable to a related party, as follows:
		Related
(Dollars in thousands)	Total	Party
2007	$886	$483
2008	898	483
2009	893	483
2010	873	483
2011	893	528
Thereafter	8,177	5,097
	$12,620	$7,557

Total rental expense amounted to $667,000 in 2006, $273,000 in 2005 and $172,000 in 2004, including rents paid to a related party of $412,000, $0 and $0 for 2006, 2005, and 2004, respectively.

NOTE 7 - TIME DEPOSITS

At December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2007	$94,795
2008	17,494
2009	6,424
2010	16,530
2011	11,420
2012	2,076
$148,739

At December 31, 2006, the above total included $31,975,000 of brokered CDs outstanding.

Certificates of deposit in denominations of $100,000 or more amounted to $41,372,000 at December 31, 2006, and $33,820,000 at December 31, 2005. The maturities of these certificates of deposit of $100,000 or more at December 31, 2006, are as follows:

(Dollars in thousands)
Three months or less	$15,751
Over three months through six months	6,354
Over six months through twelve months	8,788
Over twelve months	10,479
Total	$41,372

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings and weighted-average interest rates at December 31 are as follows:

	2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate

Treasury Tax and Loan Notes	$900	5.00%	$900	4.00%
Federal Funds Purchased	6,550	5.25	3,560	4.38
Securities Sold Under
Repurchase Agreements	3,094	4.79	845	3.63
FHLB Short-Term Advances	-	-	13,000	4.22
Total	$10,544	5.09%	$18,305	4.21%

Short-term borrowings had an average outstanding balance of $9,790,000 during 2006 at a weighted-average interest rate of 4.99%. The highest balance outstanding at a month-end during 2006 was $17,307,000. During 2005, short-term borrowings had an average outstanding balance of $7,584,000 at a weighted-average interest rate of 3.09%. The highest balance outstanding at a month-end during 2005 was $18,305,000. During 2004, short-term borrowings had an average outstanding balance of $7,602,000 at a weighted-average interest rate of 1.42%. The highest balance at a month-end during 2004 was $11,921,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under an agreement with the FHLB, Union National has a line of credit available in the amount of $15,000,000, none of which was outstanding at December 31, 2006. No short-term advances were outstanding at December 31, 2006. All FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities. In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National with a carrying amount of $5,655,000 at December 31, 2006, and $5,406,000 at December 31, 2005. In addition, Union National has unsecured lines of credit with correspondent banks amounting to $33,000,000 for overnight fed funds borrowings, of which $6,550,000 was utilized at December 31, 2006.

Union National offers a short-term investment program for corporate customers for secured investing. This program consists of overnight and short-term repurchase agreements that are secured by designated investment securities of the bank.

NOTE 9 - LONG-TERM DEBT

A summary of long-term debt as of December 31 is as follows:

	2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate
FHLB fixed-rate advances maturing:
2006	$-	-%	$17,587	2.81%
2007	2,000	5.19	-	-
2008	1,550	3.36	1,550	3.36
2009	18,891	4.62	6,707	3.82
2010	10,117	4.72	-	-
2011	2,006	5.27	-	-
2012	13,054	4.26	13,054	4.26
2013	1,000	4.39	1,000	4.39
FHLB floating-rate advances maturing:
2006	-	-	15,143	4.17
2007	8,877	5.28	8,877	4.32
2008	11,897	5.22	11,897	4.17
2009	13,305	5.19	-	-
2010	2,000	5.23	-	-
2011	2,874	5.23	-	-
FHLB convertible fixed-rate advances maturing:
2010	20,000	5.70	20,000	5.70
2011	10,000	5.23	10,000	5.23
Total	$117,571	5.03%	$105,815	4.33%

The FHLB advances are collateralized by the security agreement and FHLB capital stock described in Note 8. Union National can borrow a maximum of $163,506,000 from the FHLB, of which $45,935,000 was available at December 31, 2006. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to London Interbank Offered Rate (“LIBOR”) adjustable-rate advances at the three-month LIBOR plus 0.08% to 0.20%. The FHLB currently has the option to convert all $30,000,000 of the outstanding convertible advances on a quarterly basis. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full.

Subsequent Event

A total of $48,755,000 of the above advances was paid off in connection with the de-leveraging transaction described in Note 3 in January 2007, reducing total FHLB borrowings to $68,816,000 with an average interest rate of 4.91%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - DERIVATIVE FINANCIAL INSTRUMENTS

Rate Lock Commitments

Union National enters into commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding (“rate lock commitments”). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements and for fixed rate commitments also considers the difference between current levels of interest rates and the committed rates.

Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose Union National to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases. The notional amount of interest rate lock commitments was insignificant at December 31, 2006 and 2005.

Interest Rate Derivatives

Union National has derivative financial instruments in the form of an interest rate collar agreement and an interest rate cap agreement which derive their value from underlying interest rates, both of which have been designated as cash flow hedges. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. Such difference, which represents the fair value of the derivative instruments, is reflected on Union National’s balance sheet as derivative assets and derivative liabilities, with changes in such fair values reflected in accumulated other comprehensive income (loss). Union National’s objective in using derivatives is to add stability to its net interest income by managing its exposure to interest rate movements or other identified risks.

The $10 million notional amount interest rate collar agreement, which was entered into in the fourth quarter of 2005, consists of a purchased interest rate floor with a strike price of 6.75% and a sold interest rate cap with a strike price of 9.0%. The terms of the collar result in Union National receiving payments when the Prime interest rate is below 6.75% and making payments when the Prime interest rate is above 9.00%. At December 31, 2006, the Prime rate was 8.25% and Union National was neither entitled to receive nor obligated to make a payment under the terms of the collar. The collar was used to hedge the variable cash flows associated with $10 million of Union National’s existing variable-rate assets over a five-year term ending in October 2010.

The $10 million notional amount interest rate cap agreement, which was entered into in the third quarter of 2006, has a strike price of 5.50%. The terms of the cap result in Union National receiving payments when the 3-month USD LIBOR interest rate is above 5.5%. At December 31, 2006, the 3-month USD LIBOR rate was 5.36% and Union National was not entitled to receive a payment under the terms of the cap. The cap was used to hedge the variable cash flows associated with $10 million of Union National’s existing variable-rate FHLB borrowings over a three-year term ending in July 2009.

Union National is exposed to credit-related losses, in the event of nonperformance by the counterparties to these agreements. Union National controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures, and does not expect any counterparties to fail their obligations. Union National deals only with primary dealers.

At December 31, 2006, the interest rate collar and cap derivatives with fair values of $17,000 and $28,000, respectively, were included in other assets. The change in net unrealized after-tax losses of $26,000 in 2006 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in stockholders’ equity and comprehensive income (loss). Hedge ineffectiveness on cash flow hedges recognized during 2006 was not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest income as interest payments are received on Union National’s variable-rate assets or to interest expense as payments are made on Union National’s debt. No such net unrealized amounts were reclassified from accumulated other comprehensive income (loss) to interest income or expense during 2006.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On July 28, 2006, the bank issued $6,000,000 of subordinated debentures due September 15, 2021, with a five-year initial fixed rate of 7.17%, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%. The debentures were issued in order to fund growth and to raise the bank’s risk-based capital ratio above the 10% well-capitalized level. These securities are redeemable at the bank’s option beginning after five years.

On December 19, 2003, Union National issued $8,248,000 in junior subordinated debentures due January 23, 2034, to Union National Capital Trust I (“UNCT I”). On October 14, 2004, Union National issued $3,093,000 in junior subordinated debentures due November 23, 2034, to Union National Capital Trust II (“UNCT II”). Union National owns all of the common equity of $248,000 and $93,000 in UNCT I and UNCT II, respectively, and the debentures are the sole asset of the trusts. UNCT I issued $8,000,000 and UNCT II issued $3,000,000 of floating-rate trust capital securities in non-public offerings in reliance on Section 4(2) of the Securities Act of 1933.

The UNCT I floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.85%; the coupon rate was 8.23% at December 31, 2006, and 7.09% at December 31, 2005. The UNCT II floating-rate capital securities provide for quarterly distributions at a fixed annual coupon rate of 5.28% until November 2007, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.00%. The securities in both trusts are callable by Union National, subject to any required regulatory approval, at par, after 5 years. Union National unconditionally guarantees the trust capital securities. The terms of the junior subordinated debentures and the common equity of the trusts mirror the terms of the trust capital securities issued by the trusts.

In December 2003, Union National used $4,000,000 of the net proceeds from the UNCT I offering to fund an additional capital investment in Union National Community Bank to fund its operations and future growth. In October 2005, Union National used the net proceeds from the UNCT II offering to fund an additional $3,000,000 capital investment in Union National Community Bank to fund its operations and future growth. Union National plans to use the balance of the funding for the repurchase of common stock and general corporate purposes. During 2006, 2005, and 2004, Union National repurchased 8,709, 53,276, and 100,489 shares of common stock at a cost of $168,000, $1,192,000, and $2,260,000 respectively.

In accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” the accounts of Union National Capital Trust I and Union National Capital Trust II are not included in the consolidated financial statements of Union National. However, for regulatory purposes, the trust capital securities qualify as Tier I capital of Union National subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve. The portion that exceeds the 25% of capital limitation qualifies as Tier II capital. Included in Tier I regulatory capital of Union National Financial Corporation detailed above is $9,435,000 of junior subordinated debentures issued through Union National Capital Trust I and Union National Capital Trust II (together, “the Capital Trusts”), wholly-owned subsidiaries of Union National. The balance of the junior subordinated debentures issued through the Capital Trusts, $1,565,000, is included in Tier II regulatory capital of Union National Financial Corporation above. Additionally, included in Tier II regulatory capital of the bank and Union National Financial Corporation is $6,000,000 of junior subordinated debentures issued by the bank. These securities would become callable if the Federal Reserve makes a determination that junior subordinated debt can no longer be considered in regulatory capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFITS

Union National has 401(k) profit-sharing plans that cover substantially all full-time employees. These plans allow employees to contribute a portion of their salaries and wages to the plan. The bank may elect to make discretionary contributions to the plans. The plans provide for the bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages.

Union National’s expense relative to its profit-sharing plans amounted to $329,000 for the year ended December 31, 2006, $324,000 for 2005 and $344,000 for 2004.

Union National entered into a salary continuation agreement with its Chairman/ President/CEO on December 31, 2003. This is an unfunded plan that provides for target retirement benefits beginning at age 62. The agreement also provides for benefits in the event of the disability or death of the participant, the termination of employment of the participant or a change in control of Union National. At December 31, 2006 and 2005, Union National’s total accrued liability under this agreement was $164,000 and $103,000, respectively. Total expenses related to this liability and related insurance costs as provided for in the agreement amounted to $62,000, $56,000, and $49,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Union National entered into executive incentive retirement agreements with two senior executive officers during 2004. These are unfunded arrangements with incentives that are declared based on Union National meeting certain earnings and profitability goals established by the Board of Directors on an annual basis. The rate of return credited to participants’ accounts each year, the vesting provisions and other provisions are set forth in the agreements. There was no expense relative to these agreements for the years ended December 31, 2006, 2005, and 2004.

NOTE 13 - INCOME TAXES

The net deferred tax asset consisted of the following components as of December 31:

(Dollars in thousands)	2006	2005
Deferred Tax Assets:
Allowance for Loan and Lease Losses	$937	$802
Recoverable Alternative Minimum Taxes	788	360
Income Tax Credit Carryforward	278	285
Unrealized Losses on Investment
Securities Available for Sale	125	216
Other	224	89
Total Deferred Tax Assets	2,352	1,752
Deferred Tax Liabilities:
Deferred Net Loan Fees	(50)	(55)
Depreciation	(383)	(350)
Prepaid Expenses	(82)	(80)
Mortgage Servicing Assets and Credit
Enhancement Fees Receivable	(72)	(95)
Leasing	(421)	(80)
Other	(23)	(18)
Total Deferred Tax Liabilities	(1,031)	(678)
Net Deferred Tax Asset	$1,321	$1,074

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

(Dollars in thousands)	2006	2005	2004
Taxes Currently Payable	$443	$822	$768
Deferred Income Taxes (Benefit)	(344)	(156)	(92)
Provision for Income Taxes	$99	$666	$676

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reasons for the difference between Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

	2006		2005		2004
(Dollars in thousands)	Amount	%	Amount	%	Amount	%
Tax at Statutory
Federal Income Tax Rate	$865	34.0%	$1,366	34.0%	$1,326	34.0%
Tax-Exempt Income, Net of
Disallowed Interest Expense	(583)	(22.9)	(520)	(12.9)	(461)	(11.8)
Earnings from Bank-Owned
Life Insurance	(130)	(5.1)	(127)	(3.2)	(130)	(3.3)
Income Tax Credits	(72)	(2.8)	(72)	(1.8)	(72)	(1.9)
Other	19	0.7	19.5		13.3
Provision for Income
Taxes	$99	3.9%	$666	16.6%	$676	17.3%

Income tax credit carryforwards begin to expire in 2020. Income tax credits are recognized as earned. Credits earned were $72,000 in 2006, $72,000 in 2005 and $72,000 in 2004. Projected tax credits are $38,000 for 2007 and $0 for 2008.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

The bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance.

	December 31,	December 31,
(Dollars in thousands)	2006	2005

Financial Instruments Whose Contract Amounts
Represent Credit Risk:
Commitments to Extend Credit	$42,694	$60,525
Unused Portion of Home Equity,
Personal and Overdraft Lines	36,958	36,329
Other Unused Commitments, Principally
Commercial Lines of Credit	53,325	39,605
Standby Letters of Credit	8,694	4,950

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain commitments may expire without being drawn upon and, therefore, future cash may not be required. The bank evaluates each customer's creditworthiness on a case-by-case basis. The bank generally requires collateral or other security to support financial instruments with credit risk. Collateral held varies but may include residential or commercial real estate, equipment, inventory, and accounts receivable.

Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements and have terms of less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance. The bank requires collateral supporting these letters of credit as deemed necessary. Based on the creditworthiness of the borrowers, Union National had unsecured letters of credit outstanding that totaled $1,338,000 at December 31, 2006. Management believes that the proceeds obtained through a liquidation of collateral on secured letters of credit would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2006 and 2005, for guarantees under standby letters of credit issued is not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to other investors, Union National sells residential mortgage loans to the FHLB of Pittsburgh. The agreement with the FHLB includes a maximum credit enhancement liability of $802,000, which Union National may be required to pay if realized losses on any of the sold mortgages exceed the amount held in the FHLB’s spread account. The FHLB is funding the spread account annually at 0.04% of the outstanding balance of loans sold. Union National’s historical losses on residential mortgages have been lower than the amount being funded to the spread account. As such, Union National does not anticipate recognizing any losses and accordingly, has not recorded a liability for the credit enhancement. As compensation for the credit enhancement, the FHLB is paying Union National 0.10% of the outstanding loan balance in the portfolio on a monthly basis. Union National records credit enhancement fees receivable based upon the present value of estimated future cash flows as loans are sold. The credit enhancement fees receivable amounted to $64,000 at December 31, 2006, and $84,000 at December 31, 2005, and are amortized as principal is received on loans sold.

NOTE 15 - REGULATORY RESTRICTIONS

The bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The average amount of required reserves during 2006 was approximately $4,976,000 and during 2005 it was approximately $4,467,000.

The bank is also subject to certain restrictions in connection with the payment of dividends. National banking laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the bank may declare dividends to its parent corporation in 2007 of approximately $2,522,000 plus an amount equal to the net profits of the bank in 2007 up to the date of any such dividend declaration.

Union National and the bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Union National’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union National and the bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Union National and the bank to maintain minimum amounts and ratios (set forth below) of Tier I capital to average assets and of Tier I and total capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 2006 and 2005, that Union National and the bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the regulators categorized the bank as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the bank’s category.

Union National and the bank maintained the following regulatory capital levels and leverage and risk-based capital ratios:

	December 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Union National Financial Corporation
Leverage Ratio:
Tier I Capital to Average Total Assets	$38,091	7.39%	$36,457	8.09%
Minimum Required for Capital
Adequacy Purposes	20,611	4.00	18,021	4.00

Risk-based Capital Ratios:
Tier I Capital Ratio - Actual	38,091	8.97	36,457	9.70
Minimum Required for Capital
Adequacy Purposes	16,991	4.00	15,032	4.00

Total Capital Ratio - Actual	54,786	12.90	41,289	10.99
Minimum Required for Capital
Adequacy Purposes	33,983	8.00	30,064	8.00

Union National Community Bank
Leverage Ratio:
Tier I Capital to Average Total Assets	$38,048	7.45%	$36,398	8.10%
Minimum Required for Capital
Adequacy Purposes	20,611	4.00	17,965	4.00
To Be Well-Capitalized Under Prompt
Corrective Action Provisions	25,764	5.00	22,456	5.00

Risk-based Capital Ratios:
Tier I Capital Ratio - Actual	38,048	9.08	36,398	9.71
Minimum Required for Capital
Adequacy Purposes	16,925	4.00	14,992	4.00
To Be Well-Capitalized Under Prompt
Corrective Action Provisions	25,387	6.00	22,488	6.00

Total Capital Ratio - Actual	47,473	11.22	39,073	10.43
Minimum Required for Capital
Adequacy Purposes	33,849	8.00	29,984	8.00
To Be Well-Capitalized Under Prompt
Corrective Action Provisions	42,312	10.00	37,480	10.00

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the bank can make to Union National at any time to 10% of the bank's total regulatory capital. At December 31, 2006, this limitation amounted to approximately $4,747,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 16 - NEW BUSINESS VENTURE

Union National Community Bank formed a new mortgage subsidiary, Home Team Financial, LLC that began operations in July 2005. Union National Community Bank has a 98% ownership interest and a 30% initial interest in net profits. Home Team Financial, LLC acquired certain net assets totaling $155,000 from Home Team Mortgage, Inc. and the employees of Home Team Mortgage, Inc. became employees of Home Team Financial, LLC. The principals of Home Team Mortgage, Inc. serve as executive officers and they have the authority to manage the day-to-day operations of the new company. The principals, who previously owned and operated Home Team Mortgage, Inc., will initially receive a greater proportion than Union National Community Bank of the net profits of the new company. In addition, in accordance with various agreements, Union National will begin to buy the principal’s interests in the company in 2011 and will complete this purchase over a total five-year period of time. Their ownership interests and net profit distributions will be gradually reduced over the buyout period. The acquisition of their interests will be at amounts based on the future earnings of the company. This contingent consideration is not expected to be significant to Union National’s financial condition and will be considered as part of the purchase price as the contingencies lapse.

The results of Home Team Financial, LLC are included in Union National’s consolidated results beginning with the quarter ended September 30, 2005. While pro forma results as though Home Team Mortgage, Inc. had been included in the consolidation for all periods presented are not determinable, management does not believe such results would differ significantly from the results reported within. Home Team Mortgage, Inc. did not compute or report earnings on a quarterly basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Stockholders may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. To the extent that shares are not available for purchase by the plan in the open market, Union National has reserved 182,326 shares of common stock to be issued under the plan. At December 31, 2006, 160,589 shares have been issued under the plan. Open-market purchases are usually made by an independent purchasing agent retained to act as agent for plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses that will be paid by Union National.

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

Loans held for sale: Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are determined using estimated future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Restricted investment in bank stocks: The carrying amounts reported in the consolidated balance sheets for restricted investment in bank stocks approximate their fair values.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Mortgage servicing assets and credit enhancement fees receivable: The fair value of servicing assets and credit enhancement fees receivable is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-term borrowings: The carrying amounts of federal funds purchased, advances from the Federal Home Loan Bank and other short-term borrowings approximate their fair values.

Long-term debt: The fair values of Union National's long-term debt are estimated using discounted cash flow analyses, based on Union National's incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures: For floating-rate debentures, fair value is based on the difference between current interest rates for similar types of borrowing arrangements and the current coupon rate. For junior subordinated debentures that are at a fixed rate for a period of time, the fair value is determined using discounted cash flow analyses, based on current interest rates for similar types of borrowing arrangements.

Accrued interest payable: The carrying amount of accrued interest payable approximates its fair value.

Derivative financial instruments:
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

At December 31, 2006 and 2005, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

	December 31, 2006		December 31, 2005
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets:
Cash and Cash Equivalents	$15,462	$15,462	$14,501	$14,501
Investment Securities
Available for Sale	129,810	129,810	119,702	119,702
Loans Held for Sale	1,662	1,662	2,147	2,147
Loans (excluding leases), Net of
Unearned Income and Allowance
For Loan Losses	329,767	324,119	293,842	294,633
Restricted Investment in Bank Stocks	5,994	5,994	5,736	5,736
Accrued Interest Receivable	2,559	2,559	2,172	2,172
Mortgage Servicing Assets and
Credit Enhancement Fees Receivable	213	421	280	456

Liabilities:
Demand and Savings Deposits	191,336	191,336	180,480	180,480
Time Deposits	148,739	147,993	116,130	115,026
Short-term Borrowings	10,544	10,544	18,305	18,305
Long-term Debt	117,571	116,987	105,815	105,693
Junior Subordinated Debentures	17,341	17,690	11,341	11,376
Accrued Interest Payable	1,974	1,974	1,359	1,359

Derivative Financial Instruments:
Rate Lock Commitments - Liabilities	-	-	-	-
Interest Rate Collar Agreement Asset	17	17	26	26
Interest Rate Cap Agreement Asset	28	28	-	-

Off-balance-sheet Items:
Commitments to Extend Credit
and Standby Letters of Credit	-	-	-	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 19 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2006	2005
ASSETS
Cash in Bank Subsidiary	$399	$495
Interest-Bearing Deposits in Other Banks	60	119
Investment in Subsidiaries	38,523	36,318
Other Equity Investment Securities	547	542
Investments in Limited Partnerships	343	426
Recoverable Federal Income Taxes	361	716
Other Assets	100	144

Total Assets	$40,333	$38,760

LIABILITIES
Junior Subordinated Debentures	$11,341	$11,341
Other Liabilities	444	194

STOCKHOLDERS' EQUITY	28,548	27,225

Total Liabilities and
Stockholders' Equity	$40,333	$38,760

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004

INCOME
Dividends from Subsidiaries	$1,895	$2,166	$1,715
Dividends on Other Equity Investment Securities	13	16	14
Interest on Deposits in Bank Subsidiary	3	10	14
Gain on Sale of Securities	47	34	39
Management Fees from Bank Subsidiary	42	42	42

Total Income	2,000	2,268	1,824

EXPENSES
Interest Expense on Junior
Subordinated Debentures	828	681	399
Other Expenses	207	206	187

Total Expenses	1,035	887	586

Income before Income Taxes and Equity
in Undistributed Income of Subsidiary	965	1,381	1,238

Provision for Income Taxes(Benefit)	(383)	(334)	(235)
	1,348	1,715	1,473
EQUITY in UNDISTRIBUTED
INCOME of BANK SUBSIDIARY	1,096	1,638	1,750

NET INCOME	$2,444	$3,353	$3,223

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004

CASH FLOWS from OPERATING ACTIVITIES
Net Income	$2,444	$3,353	$3,223
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Equity In Undistributed Income
of Bank Subsidiary	(1,096)	(1,638)	(1,750)
Investment Securities Gains	(47)	(34)	(39)
Provision for (Benefit from) Deferred
Income Taxes	26	(4)	(5)
Decrease(Increase) in Other Assets	481	(218)	(119)
Increase in Other Liabilities	236	40	74

Net Cash Provided by Operating Activities	2,044	1,499	1,384

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available-for-Sale
Securities	100	87	49
Purchases of Available-for-Sale Securities	(73)	(40)	(196)
Investment in Subsidiaries	(900)	(1,000)	(3,093)

Net Cash Used in Investing Activities	(873)	(953)	(3,240)

CASH FLOWS from FINANCING ACTIVITIES
Proceeds from Issuance of Junior
Subordinated Debentures	-	-	3,093
Issuance Costs of Junior Subordinated
Debentures	-	-	(60)
Acquisition of Treasury Stock	(168)	(1,192)	(2,260)
Issuance of Common Stock	402	775	749
Cash Dividends Paid	(1,560)	(1,576)	(1,542)

Net Cash Used in Financing Activities	(1,326)	(1,993)	(20)

NET DECREASE in CASH	(155)	(1,447)	(1,876)

CASH - Beginning of Year	614	2,061	3,937

CASH - End of Year	$459	$614	$2,061

NOTE 20 - SUBSEQUENT EVENT

In January 2007, Union National decided to de-leverage its Balance Sheet. The de-leveraging strategy will strengthen Union National’s equity position, enhance its income tax effectiveness, and facilitate its future core banking growth strategies for loans and deposits. Consequently, Union National reduced the size of its securities portfolio by $66,000,000 while paying down FHLB debt totaling $48,755,000, as well as other short-term borrowings, thereby reducing its overall capital needs and its interest rate risk profile. Union National realized losses on the sale of securities of approximately $520,000 on a pre-tax basis, and incurred prepayment penalties of approximately $31,000 on a pre-tax basis. In the aggregate, 2007 first quarter earnings are expected to be adversely impacted by approximately $364,000 after tax, or approximately $0.14 per share.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Stockholders
Union National Financial Corporation
Lancaster, Pennsylvania

We have audited the accompanying consolidated balance sheets of Union National Financial Corporation and subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 15, 2007

Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended December 31, 2006 and 2005, are as follows:
(Dollars in thousands, except per share data)

	2006				2005
	March	June	September	December	March	June	September	December
	31	30	30	31	31	30	30	31

Interest Income	$6,792	$7,351	$7,937	$8,210	$5,513	$5,763	$6,143	$6,559

Interest Expense	3,204	3,649	4,275	4,498	1,934	2,246	2,559	2,923

Net Interest Income	3,588	3,702	3,662	3,712	3,579	3,517	3,584	3,636

Provision for
Loan Losses	30	307	104	231	124	144	135	278

Net Interest Income after
Provision for
Loan Losses	3,558	3,395	3,558	3,481	3,455	3,373	3,449	3,358

Other Operating Income	1,854	2,095	1,938	2,166	988	1,130	1,895	1,894

Investment Securities Gains	22	19	24	144	21	14	11	58

Other Operating Expenses	4,571	5,092	4,834	5,214	3,470	3,473	4,306	4,378

Income before
Income Taxes	863	417	686	577	994	1,044	1,049	932

Provision for Income Taxes	93	(55)	46	15	172	185	179	130

Net Income	$770	$472	$640	$562	$822	$859	$870	$802

Per Share Information
Net Income for Period - Basic	$0.31	$0.19	$0.25	$0.22	$0.33	$0.34	$0.35	$0.32
Net Income for Period - Assuming Dilution	0.30	0.19	0.25	0.22	0.32	0.34	0.34	0.32

Note: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.

Selected Financial Data

(Dollars in thousands, except per share data)	Years Ended December 31,
	2006	2005	2004	2003	2002
INCOME STATEMENT
Interest Income	$30,290	$23,978	$19,638	$18,034	$19,561
Interest Expense	15,626	9,662	6,621	6,703	8,107

Net Interest Income	14,664	14,316	13,017	11,331	11,454

Provision for Loan and Lease Losses	672	681	404	274	184

Net Interest Income after Provision
for Loan and Lease Losses	13,992	13,635	12,613	11,057	11,270

Other Operating Income	8,262	6,011	4,095	4,165	3,164
Other Operating Expenses	19,711	15,627	12,809	11,325	10,538

Income before Income Taxes	2,543	4,019	3,899	3,897	3,896

Provision for Income Taxes	99	666	676	681	736

Net Income for Year	$2,444	$3,353	$3,223	$3,216	$3,160

SHARE INFORMATION
Net Income Per Share (Basic)	$0.97	$1.33	$1.28	$1.23	$1.18
Cash Dividends Per Share	0.620	0.625	0.610	0.600	0.548
Average Shares Outstanding (Basic) (000's)	2,518	2,517	2,526	2,623	2,685

FINANCIAL RATIOS
Return on Average Assets	0.50%	0.79%	0.87%	0.98%	1.02%
Return on Average Stockholders' Equity	8.81%	12.59%	12.28%	11.89%	12.20%
Return on Average Realized Stockholders' Equity (1)	8.55%	12.64%	12.62%	12.38%	12.51%
Dividend Payout Ratio	63.83%	47.00%	47.84%	48.90%	46.58%
Average Stockholders' Equity to
Average Assets	5.67%	6.25%	7.05%	8.25%	8.39%

AVERAGE BALANCE SHEET
Loans and Leases	$318,251	$280,245	$244,752	$200,808	$201,976
Investment Securities	129,413	110,440	95,033	96,650	80,558
Other Earning Assets	6,482	5,982	5,201	8,386	7,381
Total Assets	489,884	425,611	372,207	327,644	308,584
Deposits	316,402	282,934	246,445	226,781	215,242
Short-Term Borrowings	9,790	7,584	7,602	3,415	3,501
Long-Term Debt	119,326	94,474	81,442	68,623	62,322
Junior Subordinated Debentures	13,922	11,341	8,916	294	-
Stockholders' Equity	27,754	26,621	26,250	27,046	25,900

BALANCE SHEET AT YEAR-END
Loans and Leases	$341,113	$300,213	$263,001	$225,381	$199,065
Investment Securities	129,810	119,702	103,490	97,066	90,679
Total Earning Assets	478,912	427,982	371,724	326,989	301,738
Total Assets	517,597	462,178	399,290	351,892	320,509
Deposits	340,075	296,610	265,970	231,074	223,350
Short-Term Borrowings	10,544	18,305	4,524	9,981	3,387
Long-Term Debt	117,571	105,815	88,630	73,874	65,299
Junior Subordinated Debentures	17,341	11,341	11,341	8,248	-
Stockholders' Equity	28,548	27,225	26,853	27,124	26,735

(1)	Excludes the impact of accumulated other comprehensive income (loss) on total stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following is management's discussion and analysis of the significant factors impacting the results of operations, capital resources and liquidity presented in the accompanying consolidated financial statements for Union National Financial Corporation (“Union National”), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank (“the bank”). Union National's consolidated financial condition and results of operations consist almost entirely of the bank's financial condition and results of operations. Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004. Home Team Financial, LLC, a subsidiary of the bank, and its subsidiary, TA of Lancaster, LLC (together, “Home Team”) began operations in July 2005. Home Team operates a mortgage banking and brokerage business and also offers title insurance and settlement services. The bank’s ownership interest in Home Team is 98% with an initial interest in net profits of 30%, which increases over succeeding years. This discussion should be read in conjunction with the financial tables, statistics, financial statements, and notes to financial statements appearing elsewhere in this annual report. Current performance does not guarantee, assure or indicate similar performance in the future.

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Union National Financial Corporation, Union National Community Bank or the combined company. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements.

Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Union National Financial Corporation, Union National Community Bank or the combined company, and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include but are not limited to the following:

•	operating, legal and regulatory risks;

•	economic, political and competitive forces;

•	rapidly changing technology; and

•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in the Annual Report on Form 10-K that we periodically file with the Securities and Exchange Commission.

CRITICAL ACCOUNTING POLICIES

The reporting of our financial condition and results of operations is impacted by the application of accounting policies by management, some of which are particularly sensitive and require significant judgments, estimates and assumptions to be made in matters that are inherently uncertain.

The provision for loan*  losses and the level of the allowance for loan losses involve significant estimates by management in evaluating the adequacy of the allowance for loan losses, based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. While we use available information to make such evaluations, future adjustments to the allowance and the provision for loan losses may be necessary if economic conditions or loan credit quality differ substantially from the assumptions we used in making the evaluation.

All of our investments are carried at fair value with any unrealized gains, as well as losses that we consider to be temporary, reported net of tax as an adjustment to stockholders’ equity. If we determine that impairment in the value of an investment security is “other than temporary,” the related loss is recorded in the income statement. In order to determine whether such unrealized losses are other than temporary, we must regularly review investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value has been less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment. After considering such factors, it is a matter of judgment on the part of management to make the determination of whether or not the decline in market value is other than temporary.

* Loans include leases that meet the criteria for direct financing leases under SFAS No.13. Loans and lease financing receivables are, throughout the remainder of Management’s Discussion and Analysis, together referred to as “loans.”

In December 2004, the FASB issued Statement No. 123(R), "Share-Based Payment," which requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement, and eliminates the intrinsic value method of accounting in APB No. 25. Beginning January 1, 2006, we adopted the provisions of Statement No. 123(R) using the modified prospective method with no restatement of prior periods. Any impact that the adoption of this statement will have on our financial position and results of operations will be determined by future grants of share-based payments and the assumptions upon which the value of those share-based payments is based. We did not grant any share-based payments during 2006, and all outstanding options as of December 31, 2005 were fully vested; accordingly, the adoption of Statement No. 123(R) did not have an impact on our financial condition or results of operations.

RESULTS OF OPERATIONS

Overview

2006 Compared to 2005

2006 was a year of investment and positioning ourselves for future growth. Consolidated net income for 2006 was $2,444,000 as compared to record earnings of $3,353,000 for 2005 and $3,223,000 for 2004. Basic and diluted earnings per share for 2006 amounted to $0.97 and $0.96, respectively, as compared to basic earnings per share of $1.33 and diluted earnings per share of $1.31 for 2005 and basic earnings per share of $1.28 and diluted earnings per share of $1.25 for 2004. We continued to implement our strategic growth initiatives during 2006, which included the relocation of our Corporate Headquarters to Lancaster, Pennsylvania in order to more effectively serve communities throughout Lancaster County, and the opening of two innovative retail offices utilizing our new Gold Cafe brand and concept. The first Gold Cafe was opened in April along the Old Philadelphia Pike near the Harrisburg Area Community College and the second opened in November, 2006 along Centerville Road.

Higher income resulting from strong growth in commercial loans ($36.8 million or 18.6%) and customer deposits ($29.6 million or 10.9%) helped us to achieve an increase in net interest income of 2.4% over the prior year; however, the income benefit of this growth was largely offset by constriction of our net interest margin by the inversion of the treasury yield curve in 2006, a shift in the mix of customer deposits, and continued utilization of higher-cost alternative funding sources. The opening of two Gold Cafe retail office locations during 2006, bringing our total number of branches to nine, resulted in increased operating expenses over the prior year, primarily due to salaries, wages, and benefits for Gold Cafe staff and occupancy costs. Further cost increases resulted from other staff and salary additions, and higher costs associated with the relocation of our corporate headquarters. These higher costs were expected and will continue as our strategic growth initiatives are implemented, due to the anticipated timeline of approximately two to three years for a new branch to begin operating at breakeven.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 0.50% for 2006, 0.79% for 2005 and 0.87% for 2004. Net income as a percent of average stockholders' equity, also known as return on average equity (ROE), was 8.81% for 2006, 12.59% for 2005 and 12.28% for 2004. Net income as a percent of average realized stockholders’ equity, which excludes the impact of accumulated other comprehensive income (loss), was 8.55% for 2006, 12.64% for 2005 and 12.62% for 2004. For Union National, accumulated other comprehensive income (loss) consists of unrealized gains or losses on available-for-sale investment securities, net of tax, and the net unrealized gains or losses, net of tax, on derivatives designated as cash flow hedges.

The above items are quantified and discussed in further detail under their respective sections below.

2005 Compared to 2004

The following items impacted results of operations for 2005 as compared to 2004:

•
Net income increased due to an increase in net interest income of $1,419,000 (on a taxable equivalent basis), or 10.3%. This was primarily a result of growth of 15.0% in average earning assets, which was funded by increased deposits and borrowings, partially offset by a decrease in the net interest margin percentage to 3.83% for 2005 as compared to 3.99% for 2004. During 2005, overall loan balances increased by $37,212,000 or 14.1% over loans outstanding at the preceding year-end. We experienced strong commercial and agricultural loan demand, primarily resulting from continued strategic focus on expansion of the commercial and agricultural banking business, and nominal growth in residential real estate loans, primarily due to an increase in home equity loans. Offsetting these increases were a decrease in consumer loans and a decline in the balance of purchased loans (residential mortgages and manufactured housing loans).

•	Net income decreased due to an increase in the provision for loan losses of $277,000.

•
Net income increased due to an increase in other operating income of $1,916,000, or 46.8%, which was primarily attributable to Home Team’s income from mortgage banking/brokerage and title insurance/settlement activities of $1,237,000 and $300,000, respectively. The remainder of the increase resulted from higher revenues from deposit and other service charges, commissions and fees, alternative investment sales commissions, and fiduciary income, net of a decline in gains from sales of investment securities.

•	Net income decreased by $1,457,000 due to other operating expenses attributable to Home Team.

•
Net income decreased due to an increase in other operating expenses (excluding the impact of Home Team) of $1,348,000, or 10.6% primarily related to key strategic initiatives which included preparation and staffing for new branch office locations and key additions to our sales team and support staff.

The above items are quantified and discussed in further detail under their respective sections below.

Outlook

The economy in our market may be positively or negatively impacted by national events and may be subject to overall national economic trends. The overall effects of past economic conditions, as well as other factors, can be seen by a mild lessening of certain borrowers' financial strength and higher interest rates. Management is monitoring these general and specific trends closely. Their various effects are discussed later under the section on Loans. We currently expect continued strong growth in loans and deposits for 2007, driven largely by the development of new commercial business relationships and the planned opening of a new full-service branch office that will focus on commercial banking.

The expansion of our commercial banking business continues to be a strategic focus for Union National. We continue to develop and promote additional loan and deposit products, to implement various sales strategies and to offer incentives to employees to generate loan and deposit growth. Increased lending volume from these activities is expected to have a positive impact on net interest income and other operating income in 2007 and future periods.

As mentioned above, we are planning to open a new branch office in the spring of 2007. This branch will focus on commercial banking, with a small staff devoted primarily to commercial lending and business banking services. It will require minimal capital expenditures for leasehold improvements and furniture and equipment. The impact to the results of operations for 2007 as compared to 2006 for this office is currently estimated to be an increase in operating expenses of approximately $73,000 ($48,000 after tax). Based upon projected incremental loan generation, fee and commission income, and deposit growth, we expect the branch to begin operating at breakeven in its second year of operation.

During January 2007, we engaged the consulting firm of S.R. Snodgrass, A.C. (“Snodgrass”) to undertake a profit enhancement project that will assist management in developing and implementing strategies for achieving higher profitability. Snodgrass utilizes a unique diagnostic methodology that aggressively locates profit improvement opportunities, coupled with a detailed implementation plan and change management techniques to build an ongoing process for innovation and efficiency with sustainable results. We expect that each specific profit project that is identified will result in measurable targets for increases to pre-tax income.

In January 2007 in conjunction with Snodgrass’ engagement, we decided to de-leverage our Balance Sheet. The de-leveraging strategy will strengthen our equity position, enhance our income tax effectiveness, and facilitate our future core banking growth strategies for loans and deposits. Consequently, we reduced the size of our securities portfolio by $66,000,000 while paying down Federal Home Loan Bank debt and other short-term borrowings, thereby reducing our overall capital needs and our interest rate risk profile. We realized losses on the sale of securities of approximately $520,000 on a pre-tax basis and incurred prepayment penalties of approximately $31,000 on a pre-tax basis. In the aggregate, 2007 first quarter earnings are expected to be adversely impacted by approximately $364,000 after tax, or approximately $0.14 per share.

Net Interest Income/Funding Sources

Net interest income is the amount by which interest income on loans and investments exceeds interest incurred on deposits and borrowings. Net interest income is our primary source of revenue. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the tables and related discussion on a taxable equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%.

We experienced growth in assets that outpaced growth in deposits in both 2006 and 2005, requiring us to use additional alternative sources of funding. In addition, there has been a gradual shift in the our funding sources towards relatively higher-cost financing sources including borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”), brokered certificates of deposit (“brokered CDs”), and issuance of junior subordinated debentures.

As one source of funding for asset growth, we utilized outstanding long-term advances of $117,571,000 with an average interest rate of 5.03% at December 31, 2006. A total of $48,755,000 of these advances was paid off in connection with the de-leveraging transaction in January 2007, reducing our total FHLB borrowings to $68,816,000 with an average interest rate of 4.91%. At December 31, 2005, we had outstanding long-term advances of $105,815,000 and short-term advances of $10,000,000, as well as $3,000,000 outstanding under a $15,000,000 line of credit as of December 31, 2005, as compared to total outstanding FHLB advances of $90,130,000 at December 31, 2004. The long-term advances had maturities that ranged from January 2007 to December 2013. The average interest rate on total FHLB borrowings was 4.31% at December 31, 2005 and 3.52% at December 31, 2004.

We also obtain funding through the use of brokered CDs, which are included in time deposits in the Distribution of Assets, Liabilities and Stockholders’ Equity table above. Brokered CDs are obtained through various sources where we bid for these funds. As of December 31, 2006, 2005 and 2004, we had $31,975,000, $26,223,000, and $14,743,000, respectively, in brokered CDs outstanding.

During 2004 and 2003, we obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities. In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years. In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month London Interbank Offered Rate (“LIBOR”) plus 2.85%. The coupon rate was 8.23% at December 31, 2006, 7.09% at December 31, 2005, and 5.01% at December 31, 2004. On July 28, 2006, the bank issued $6,000,000 of subordinated debentures with a five-year initial fixed rate of 7.17%, and then an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%. All of the above debentures are callable at our option five years after issuance.

The terms and amounts of the FHLB borrowings, brokered CDs, and the issuance of the junior subordinated debentures, when combined with Union National’s overall balance sheet structure, maintain Union National within its interest rate risk policies.

Distribution of Assets, Liabilities and Stockholders' Equity
Interest Rates and Interest Differential (Taxable Equivalent Basis)

	Year Ended			Year Ended			Year Ended
	December 31, 2006			December 31, 2005			December 31, 2004
	Average			Average			Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-Bearing Deposits
in Other Banks	$196	$16	8.16%	$149	$12	8.05%	$127	$1	0.79%
Federal Funds Sold	358	19	5.31%	792	28	3.54%	517	7	1.35%
Investment Securities (a):
Taxable	98,956	4,913	4.96%	81,975	3,588	4.38%	70,997	2,959	4.17%
Tax Exempt ( c)	30,457	2,068	6.79%	28,465	1,959	6.88%	24,036	1,714	7.13%
Loans and Leases - Net (b,c,d)	318,251	23,933	7.52%	280,245	19,102	6.82%	244,752	15,637	6.39%
Restricted Invest. - Bank Stocks	5,928	364	6.14%	5,041	162	3.21%	4,557	73	1.60%
Total Earning Assets	454,146	31,313	6.89%	396,667	24,851	6.26%	344,986	20,391	5.91%

Allowance for Loan Losses	(2,818)			(2,509)			(2,116)
Other Nonearning Assets	38,556			31,453			29,337
TOTAL ASSETS	$489,884			$425,611			$372,207

LIABILITIES and
STOCKHOLDERS' EQUITY
Deposits:
Interest-Bearing Demand	$114,938	2,881	2.51%	$99,278	1,310	1.32%	$87,300	515	0.59%
Savings	28,771	77	0.27%	32,348	82	0.25%	32,532	88	0.27%
Time	130,113	5,434	4.18%	112,025	3,570	3.19%	91,522	2,428	2.65%
Short-Term Borrowings	9,790	489	4.99%	7,584	234	3.09%	7,602	108	1.42%
Long-Term Debt	119,326	5,729	4.80%	94,474	3,785	4.01%	81,442	3,082	3.78%
Junior Subordinated Debentures	13,922	1,016	7.30%	11,341	681	6.00%	8,916	400	4.49%
Total Interest-Bearing
Liabilities	416,860	15,626	3.75%	357,050	9,662	2.71%	309,314	6,621	2.14%

Demand Deposits	42,580			39,283			35,091
Other Liabilities	2,690			2,657			1,552

TOTAL LIABILITIES	462,130			398,990			345,957

Stockholders' Equity	27,754			26,621			26,250

TOTAL LIABILITIES and
STOCKHOLDERS' EQUITY	$489,884			$425,611			$372,207

Net Interest Income/Interest
Rate Spread		$15,687	3.14%		$15,189	3.55%		$13,770	3.77%

Net Interest Margin			3.45%			3.83%			3.99%

(a)	Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets.
(b)	Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.
(d)	Includes loan fees of $813,000 for the year ended December 31, 2006, $759,000 for the year ended December 31, 2005, and $728,000 for the year ended December 31, 2004.

Rate/Volume Analysis of Changes in Net Interest Income
(Taxable Equivalent Basis)

	2006 vs. 2005			2005 vs. 2004
	Total			Total
(Dollars in thousands)	Change	Volume (a)	Rate (a)	Change	Volume (a)	Rate (a)
Interest Income From
Interest-Bearing Deposits
in Other Banks	$4	$4	$-	$11	$-	$11
Federal Funds Sold	(9)	(19)	10	21	6	15
Investment Securities:
Taxable	1,325	806	519	629	475	154
Tax Exempt ( c)	109	135	(26)	245	307	(62)
Loans and Leases - Net (b,c)	4,831	2,750	2,081	3,465	2,371	1,094
Restricted Invest. - Bank Stocks	202	33	169	89	9	80
Total Earning Assets	6,462	3,709	2,753	4,460	3,168	1,292

Interest Expense On
Deposits:
Interest-Bearing Demand	1,571	234	1,337	795	80	715
Savings	(5)	(10)	5	(6)	-	(6)
Time	1,864	636	1,228	1,142	601	541
Short-Term Borrowings	255	82	173	126	-	126
Long-Term Debt	1,944	1,112	832	703	514	189
Junior Subordinated Debentures	335	172	163	281	126	155
Total Interest-Bearing
Liabilities	5,964	2,226	3,738	3,041	1,321	1,720

Net Interest Income	$498	$1,483	$(985)	$1,419	$1,847	$(428)

(a)	The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis.
(b)	Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

The change in mix of funding sources together with changes in the related cost of those funding sources impacted net interest income as described below.

2006 Compared to 2005

Net interest income for 2006 increased by $498,000, or 3.3%, over 2005. For 2006, average earning asset growth of $57,479,000 was funded by increased deposits and borrowings. The volume growth in earning assets and interest-bearing liabilities increased net interest income by $1,483,000 in 2006 over 2005. However, the net effect of all interest rate fluctuations and changes in the mix of funding sources was to decrease net interest income by $985,000 for 2006 as compared to 2005, partially offsetting the positive impact of volume growth. The overall interest rate on average total earning assets increased to 6.89% for 2006, from 6.26% for 2005, while the overall interest rate on average interest-bearing liabilities also increased to 3.75% for 2006 from 2.71% for 2005. The net interest margin percentage was 3.45% for 2006 as compared to 3.83% for 2005.

Overall, market interest rates increased by 1.00% during 2006 from the target fed funds rate of 4.25% at December 31, 2005 to 5.25% as the Federal Reserve continued to keep a close watch on inflation and the economy. While this positively impacted the yield on our earning assets, it was more than offset by increased funding costs due to higher rates we must pay to attract and retain deposits, and on maturing or repricing advances from the FHLB and brokered CDs, thus constricting our interest rate margin. Also, the shift toward higher-cost sources in the mix of our funding sources continued during 2006.

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

Overall, market interest rates increased by 3.25% from June 30, 2004 to the target fed funds rate of 4.25% at December 31, 2005 as the Federal Reserve tightened money supply. This positively impacted the yield on our earning assets, but was more than offset by increased funding costs due to higher rates we must pay to attract and retain deposits and must pay on maturing or repricing advances from the FHLB and brokered CDs. Additionally, there was a shift toward higher-cost sources in the mix of our total sources of funds. However, the resulting decrease in the net interest margin percentage was more than offset by growth in average earning assets during the year.

Outlook - 2007 Net Interest Income

Net interest income is expected to increase in 2007 as compared to 2006.  This is due to income from growth in earning assets which occurred during 2006, net of costs resulting from growth in deposits and borrowings.  The combination of these two factors, as reflected in our current simulation model and estimates as of December 31, 2006, may result in net interest income for 2007 that is comparable to the net interest income earned during 2006.  The simulation model for 2007 includes the effects of our de-leveraging transaction in January, 2007.  The de-leveraging transaction will initially widen our net interest margin percentage, but overall the transaction will have an insignificant impact on net interest income for 2007.  Expected growth in earning assets during 2007 should also increase our net interest income.  This expected growth was not reflected in the simulation model at December 31, 2006.

Although the effective interest rate impact of expected cash flows on investments and of renewing certificates of deposit can be reasonably estimated at current interest rate levels, the yield curve during 2007, the options selected by customers, and the future mix of the loan, investment and deposit products in the bank's portfolios may significantly change the estimates used in the simulation models. In addition, our net interest income may be impacted by future actions of the Federal Reserve Bank. See discussions on Liquidity and Market Risk - Interest Rate Risk.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings to provide for losses attributable to uncollectible loans. The provision is based on our analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $672,000 in 2006, $681,000 in 2005 and $404,000 in 2004. Net charge-offs amounted to $277,000 for 2006, as compared to $294,000 for 2005 and $101,000 for 2004. The increased provision for loan losses from 2004 to 2005 can be primarily attributed to growth in outstanding loan balances (specifically, commercial loan balances) and an increase in net charge-offs. We may need to make future adjustments to the allowance, and consequently the provision for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. See the discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income

2006 Compared to 2005

Other Operating Income increased by $2,251,000 or 37.4% in 2006 to $8,262,000, as compared to $6,011,000 for 2005. The increase was primarily a result of increases (decreases) in the following items:

Mortgage Banking/Brokerage Activities	$1,698,000
Title Insurance/Settlement Income	253,000
ATM Cash Services Fees	128,000
Investment Securities Gains	105,000
Debit Card Interchange Income	90,000
Service Charges on Deposit Accounts	71,000
Alternative Investment Sales Commissions	(110,000)
Other, net	16,000
Total Increase in Other Operating Income	$2,251,000

The increases in revenue from Mortgage Banking/Brokerage Activities and Title Insurance/Settlement Income reflect the activities of Home Team, which began operating in these businesses in July 2005. Overall, Home Team contributed $3,620,000 to Other Operating Income during 2006, as compared to $1,537,000 during the second half of 2005. The increase in income from ATM cash services (included in Other Income) relates to fees received under an arrangement with a local ATM company where we provide cash for its ATM machines. These service fees fluctuate with interest rates and the amount of cash on hand at the ATM company. Investment securities gains increased due to sales of primarily municipal securities during the fourth quarter of 2006 to increase our tax effectiveness. The increase in debit card interchange income (included in Other Service Charges, Commissions, and Fees) reflects our sales focus promoting debit card usage. Service Charges on Deposit Accounts have increased as a result of our “Overdraft Privilege” product, which permits customers to overdraw their accounts subject to certain limits. This increase has been partially offset by a decrease in other service charges on deposit accounts primarily as a result of the our “Three for Free” promotion, whereby a customer may select from any one of three types of accounts which are not subject to service charges. Alternative investment sales commissions decreased due to lower mutual fund and annuity sales in 2006.

2005 Compared to 2004

Other operating income for 2005 was $6,011,000 as compared to $4,095,000 for 2004, an increase of $1,916,000 or 46.8%. The increase was primarily a result of increases (decreases) in the following items:
Mortgage Banking/Brokerage Activities	$1,201,000
Title Insurance/Settlement Income	307,000
Alternative Investment Sales Commissions	136,000
Investment Securities Gains	(90,000)
Debit Card Interchange Income	99,000
ATM Cash Services Fees	83,000
Income from Fiduciary Activities	76,000
Other, net	104,000
Total Increase in Other Operating Income	$1,916,000

The increases in revenue from Mortgage Banking/Brokerage Activities and Title Insurance/Settlement Income primarily reflect the activities of Home Team, which began operating in these businesses in July 2005. Overall, Home Team contributed $1,537,000 to Other Operating Income during the second half of 2005. The increase in income from ATM cash services relates to fees received under an arrangement with a local ATM company where we provide cash for its ATM machines. The increase in income from debit cards, Alternative Investment Sales Commissions, and Fiduciary Activities reflects our strategic and sales focus on these areas.

Other Operating Expenses

2006 Compared to 2005

Other Operating Expenses for 2006 increased to $19,711,000 as compared to $15,627,000 for 2005, an increase of $4,084,000 or 26.1%. The increase was primarily a result of increases (decreases) in the following items:
Salaries and Wages	$1,480,000
Employee Benefit Costs	321,000
Employee-Related Costs	1,801,000
Net Occupancy and Furniture & Equipment	752,000
Advertising and Marketing	673,000
Charitable Contributions	108,000
Pennsylvania Shares Tax	(55,000)
Professional Fees	102,000
Data Processing Services	98,000
ATM Processing Expenses	65,000
Other, Net	540,000
Total Increase in Other Operating Expenses	$4,084,000

The inclusion of a full year of Home Team’s results in 2006 as compared to a partial year in 2005 contributed to many of the increases in Other Operating Expenses, as noted below. The increase in Salaries and Wages resulted from Gold Cafe staff additions, annual salary increases, additional commercial and business banking staff positions and other staff additions, as well as the inclusion of a full year of Home Team’s results. Employee Benefit Cost increases commensurate with the higher salaries and wages described above were partially offset by a decrease in per-employee health insurance costs resulting from the addition of Home Team’s employees to our health insurance plan. Home Team contributed a net increase of $860,000 to employee-related costs.

Net Occupancy Expense increased primarily due to occupancy of the Lausch Lane office facility, the Gold Cafe retail branch offices, and an addition to the administrative services center (“ASC”) in Mount Joy, PA. These costs were partially offset by the termination of an office lease enabled by the move of bank employees into the Lausch Lane office, and the relocation of Home Team operations into a portion of our Mount Joy office formerly occupied by our corporate headquarters. Furniture and Equipment Expense increased primarily due to depreciation of the furniture and equipment at Lausch Lane, the Gold Cafes, and the ASC addition.

Advertising and Marketing Expenses rose primarily due to the inclusion of a full year of Home Team results, representing $482,000 of the increase over the prior year. We also incurred incremental advertising and marketing costs during 2006 related to the opening of our two Gold Cafe branch locations, promotion of the Gold Cafe brand, and we retained a marketing firm to assist in implementing a deposit acquisition program. Pennsylvania Shares Tax reflects an increase in charitable contributions made under the state’s EITC program during 2006, resulting in a decrease in shares tax expense and an increase in contributions expense. Professional Fees increased primarily due to legal fees associated with regulatory approval for the Gold Cafes and various consulting projects. Home Team accounted for $57,000 of the increase in Data Processing Services. Increased usage due to growth of the bank and higher fees charged for data processing accounted for the remainder of the increase. The increase in ATM Processing resulted from higher usage of debit cards and ATMs by bank customers. Home Team contributed an increase of $208,000 in Other Expense. There were also numerous smaller increases in Other Expense that were not individually significant.

2005 Compared to 2004

Other Operating Expenses for 2005 amounted to $15,627,000 as compared to $12,809,000 for 2004, an increase of $2,818,000 or 22.0%. The increase was primarily a result of increases (decreases) in the following items:
Salaries and Wages	$1,251,000
Employee Benefit Costs	314,000
Employee-Related Costs	1,565,000
Advertising and Marketing	299,000
Minority Interest in Earnings Of Subsidiaries	150,000
Net Occupancy, Furniture & Equipment	138,000
Professional Fees	61,000
Other, Net	605,000
Total Increase in Other Operating Expenses	$2,818,000

Home Team began operation in the third quarter of 2005 and the inclusion of their partial year results contributed to many of the increases in Other Operating Expense, as noted below. Employee-related costs increased by 22.2%, over 2004. Home Team contributed a $527,000 increase in Salaries and Wages, while the remainder resulted from additional staffing in anticipation of the opening of a new Gold Cafe retail branch office, the addition of staff in the commercial and business banking group, and annual merit and cost-of-living increases. Home Team increased Employee Benefit Costs by $77,000, and the remainder of the increase resulted from the higher staff and salary levels noted above, as well as increased health insurance premiums. Advertising and Marketing expenses increased primarily due to marketing and lead generation costs for Home Team. Minority Interest in Earnings of Subsidiaries relates primarily to the earnings attributable to the holders of the minority interests of Home Team. Net Occupancy, Furniture & Equipment increases were related to a new commercial banking office that was opened in March 2004 and additional office space that was leased to accommodate our growing commercial and business banking group and their support staff. Home Team contributed an increase in these operating costs of $62,000 during 2005. There was also expense in 2005 amounting to $44,000 related to land lease payments for a property that was later utilized for a Gold Cafe retail branch. Home Team contributed $48,000 of the increase in Professional Fees. The remainder primarily related to strategic consulting projects for key business initiatives, partially offset by non-recurrence of 2004 fees related to the implementation of our Overdraft Privilege product. Various other cost increases resulted primarily from overall growth in banking operations.

Income Taxes

The Provision for Income Taxes was $99,000 for 2006, $666,000 for 2005 and $676,000 for 2004. The effective tax rate for 2006 decreased to 3.9%, as compared to 16.6% for 2005 and 17.3% for 2004, primarily as a result of a higher percentage of pre-tax income derived from interest on tax-exempt investment securities and loans and due to lower earnings overall. The realization of net deferred tax assets, which amounted to $1,321,000 and $1,074,000 at December 31, 2006 and 2005, respectively, is dependent on our future earnings. We currently anticipate that future earnings will be adequate to utilize these deferred tax assets. The increase in deferred tax assets resulted primarily from an increase in recoverable Alternative Minimum Tax, partially offset by timing differences related to our portfolio of financing leases.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”).  SFAS 155 amends FASB Statement Nos. 133 and 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.  We are required to adopt the provisions of SFAS 155, as applicable, beginning January 1, 2007.  We do not believe the adoption of SFAS 155 will have a material impact on our consolidated financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for us will be as of January 1, 2007. We do not believe that the adoption of SFAS 156 will have a material effect on our consolidated financial condition and results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not believe that the adoption of FIN 48 will have a material effect on our consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial condition, results of operations and cash flows.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We have analyzed SAB 108 and determined that upon adoption it will have no impact on our reported consolidated results of operations or financial condition.

FINANCIAL CONDITION

Investment Securities

As of December 31, 2006 and 2005, all of our investment securities are classified as available for sale. Securities classified as available for sale are those debt securities that we intend to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. We possess the ability and intent to hold securities with impairment to maturity or recovery; however, we recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, we have designated our investment securities as being available for sale. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of our assets and liabilities, liquidity needs, regulatory capital considerations, changes in the creditworthiness of the issuing entity, and other similar factors. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded as Other Comprehensive Income (Loss), a component of Stockholders' Equity.

We purchase certain types of mortgage-backed and asset-backed securities to better position our investment portfolio for a subsequent increase or decrease in interest rates, as aligned with our interest rate risk position. These securities may be purchased at premiums or discounts, with short-, mid-, or long-term average expected lives or maturities. Overall yields on these securities will increase or decrease based on changes in prepayment speeds and subsequent cash flow reinvestments. The weighted-average yield on mortgage-backed securities was 5.07% at December 31, 2006, as compared to the weighted-average yield on mortgage-backed and asset-backed securities of 4.13% at December 31, 2005, and 3.82% at December 31, 2004. We held no asset-backed securities at December 31, 2006. Cash flows from these securities and changes in market interest rates are considered in our net interest income simulation model. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussion.

Total expected cash flows from investment securities, including the de-leveraging transaction, estimated prepayments and expected call options, is currently estimated at $79,834,000 for 2007, which represents approximately 61% of our investment securities as compared to $18,211,000 or approximately 15% as estimated at December 31, 2005, for 2006.  Due to the de-leveraging transaction, 100% of these investment security cash flows will be in 2007.  The estimated amount of expected cash flows from other investment securities will vary significantly with changes in assumed interest rates.  For example, an increase in interest rates will decrease the level of prepayments received on mortgage-backed securities.  These factors affecting our investment securities are included in our net interest income simulation model.  See sections on Liquidity and Market Risk - Interest Rate Risk for further discussions on these risks.

We periodically assess the strategy of selling mortgage-backed securities and other available-for-sale securities. Investment security purchases and sales are effected in order to enhance our net interest margin, while managing liquidity and interest rate risk within specified limits. Based on the current interest rate environment, we will be evaluating our available-for-sale portfolio for possible opportunities to increase earnings for the year 2007 and future years through potential investment security sales.

In addition to the credit risk present in the loan portfolio, we also have credit risk associated with our investment security holdings. Based on recent national economic trends and other factors, we have increased our monitoring of our corporate debt securities and changes in their credit ratings as published by national statistical rating organizations. As of December 31, 2006, we had a total of 77 debt securities of various types that had aggregated unrealized losses of $1,946,000 that amounted to 2.6% of their amortized cost basis. Except for losses on corporate securities pertaining to major corporations in the auto industry, we believe that the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. With respect to major auto industry corporate debt securities, amortized cost totaled $2,026,000 and fair value totaled $1,987,000 on four securities with unrealized losses amounting to $39,000, primarily representing a decline in credit strength of these corporations. At December 31, 2006, with consideration given to independent analyst reports, we believed that these corporations had the ability to service the debt for the foreseeable future and that all amounts due upon maturity would be collected at maturity. These four securities were sold in connection with the de-leveraging transaction in January 2007, with realized losses totaling $39,000. Based on our assessment of the total investment portfolio at December 31, 2006, we did not hold any security that had a fair value decline that was other than temporary. Consequently, all declines in any specific security’s fair value below amortized cost have been provided for in Other Comprehensive Income (Loss). In addition, there are no significant concentrations of investments (greater than 10% of stockholders’ equity) in any individual security issuer.

The following is a summary of our available-for-sale investment securities:

	Carrying Value at December 31,
(Dollars in thousands)	2006	2005	2004
Obligations of State and
Political Subdivisions	$26,939	$35,894	$28,049
Obligations of U.S.
Government Agencies	4,151	4,873	5,253
Mortgage-Backed Securities	85,646	62,792	51,697
Asset-Backed Securities	-	1,459	1,659
Corporate Securities	12,527	14,142	16,253
Equity Securities	547	542	579
Total	$129,810	$119,702	$103,490

The following table illustrates the stated maturities of available-for-sale investment securities and the weighted-average yields based upon amortized cost as of December 31, 2006. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

	Within	1 - 5	5 - 10	Over
(Dollars in thousands)	1 Year	Years	Years	10 Years	Total
Obligations of State and
Political Subdivisions:
Fair Value	$120	$2,096	$6,559	$18,164	$26,939
Amortized Cost	120	2,079	6,283	17,403	25,885
Yield	6.25%	6.68%	7.36%	6.96%	7.03%

Obligations of U.S. Government Agencies by Contractual Maturity:*
Fair Value	$-	$4,151	$-	$-	$4,151
Amortized Cost	-	4,253	-	4,253
Yield		3.03%			3.03%
Mortgage-Backed Securities by Contractual Maturity:*
Fair Value	$4,797	$62,581	$16,621	$1,647	$85,646
Amortized Cost	4,817	63,390	16,493	1,653	86,353
Yield	4.65%	4.84%	5.99%	6.13%	5.07%

Corporate Securities:
Fair Value	$2,065	$7,703	$1,103	$1,656	$12,527
Amortized Cost	2,060	7,807	1,054	2,311	13,232
Yield	7.45%	5.61%	8.74%	6.84%	6.36%

Equity Securities:
Fair Value	$-	$-	$-	$-	$547
Amortized Cost	-	-	-	-	369
Yield					2.3%

Total Securities:
Fair Value	$6,982	$76,531	$24,283	$21,467	$129,810
Amortized Cost	6,997	77,529	23,830	21,367	130,092
Yield	5.50%	4.87%	6.47%	6.88%	5.53%

* It is anticipated that these mortgage-backed securities and structured agency securities will be repaid prior to their contractual maturity dates. The weighted-average yield for these securities is impacted for normal amortization and estimated prepayments based on current market interest rates.

Loans

Net loans were $341,113,000 at December 31, 2006, representing a 13.6% increase over net loans of $300,213,000 at December 31, 2005. As shown in the following table, the increase in loans was primarily due to an increase in construction and commercial loans. There was also nominal growth in residential real estate loans which was primarily a result of an increase in home equity lines of credit. In addition, there has been a decline in the balance of purchased loans (residential mortgages and manufactured housing loans) from 2005 to 2006. Purchased loans decreased by $1,579,000 during 2006 to a balance of $11,614,000 at December 31, 2006.

At December 31, 2006, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, loans secured by real estate constitute 83% of the bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $222,165,000 at December 31, 2006, and $203,534,000 at December 31, 2005. See section on Market Risk - Interest Rate Risk.

Other than as described herein, we do not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on future results of operations, liquidity or capital resources. Further, based on known information, we believe that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers’ abilities to comply with their repayment terms. For certain commercial loans, we have determined that it is probable that all interest and principal payments due according to the contractual terms of the loan agreements will not be collected. These loans are considered to be impaired as defined by current accounting principles generally accepted in the United States of America (“GAAP”). At December 31, 2006, the recorded investment in loans that are considered to be impaired under GAAP was $6,584,000 as compared to $3,270,000 at December 31, 2005. The increase in impaired loans is primarily a result of the identification of six seasoned, well-secured loan relationships that meet the definition of impairment due to poor payment and/or financial performance of the business. The measure of impairment is primarily based on the fair value of collateral securing these loans, which is primarily real estate and equipment. The related allowance for loan losses on these impaired commercial loans amounted to $146,200 at December 31, 2006, and $251,000 at December 31, 2005. The reduction in the related allowance for loan losses despite the increased impaired loan total is reflective of the underlying collateral securing the impaired loans. The aforementioned six new impaired relationships have related allowance for loan losses of $21,000. We currently believe that probable losses on these loans have already been provided for in the allowance for loan and lease losses. As of December 31, 2006 and 2005, impaired loans with balances of $1,602,000 and $745,000, respectively, were included with total nonperforming loans detailed below. Nonperforming loans below include consumer and residential mortgage loans which are evaluated collectively for impairment and other commercial loans that are not considered impaired. In addition, under our current internal risk rating system, loans with a rating of “substandard” that were not nonperforming or impaired amounted to $2,106,000 at December 31, 2006, and $0 at December 31, 2005. We consider impaired and substandard loans to be potential problem loans and currently expect that an additional amount of these loans may be classified as nonperforming during 2006. We have increased our monitoring of these borrowers' financial strength.

Loans are composed of the following:

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Real Estate Mortgages:
First and Second Residential	$130,363	$124,259	$121,799	$116,173	$114,441
Commercial and Industrial	105,158	94,016	79,711	64,589	48,411
Construction and Land Development	23,634	10,618	9,396	5,337	5,405
Agricultural	24,133	23,488	17,423	8,400	7,147
Commercial and Industrial	27,226	20,291	12,674	10,075	9,109
Consumer (Net of Unearned Income)	7,893	8,159	9,678	11,029	5,363
Agricultural	3,733	3,300	4,614	478	516
Lease Financing Receivables
(Net of Unearned Income)	8,339	3,707	-	-	-
Other	10,602	12,290	7,515	8,929	8,315
Total Loans	341,081	300,128	262,810	225,010	198,707
Add: Unamortized Premium
on Purchased Loans	32	85	191	371	358
Loans (Net of Unearned Income)	$341,113	$300,213	$263,001	$225,381	$199,065

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages, leases, and consumer loans at December 31, 2006, are as follows:

	Years to Maturity *
	Within	1 - 5	Over
(Dollars in thousands)	1 Year	Years	5 Years	Total
Commercial, Agricultural and Other	$39,467	$13,253	$118,082	$170,802
Construction and Land Development	13,597	5,513	4,524	23,634
Total	$53,064	$18,766	$122,606	$194,436

Fixed Interest Rates	$6,435	$13,618	$9,130	$29,183
Floating or Adjustable Interest Rates	46,629	5,148	113,476	165,253
Total	$53,064	$18,766	$122,606	$194,436

* Due to interest rate levels, economic conditions and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.

Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans for which we are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after the past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $201,000 and $83,000 would have been recorded on such loans for the years ended December 31, 2006 and 2005, respectively. Interest income of $4,000, $0, and $0 was recognized on such loans for the years ended December 31, 2006, 2005, and 2004, respectively. At December 31, 2006, total nonperforming loans amounted to $2,533,000, or 0.7%, of net loans, as compared to $2,112,000, or 0.7% of net loans, at December 31, 2005. The increase in non-performing loans primarily related to numerous additions to nonaccrual loans during 2006. Historically, the percent of nonperforming loans to net loans as of December 31, for the previous five-year period, was an average of 0.7%. There are no troubled debt restructurings.

The following is a summary of our nonperforming loans:

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Nonaccruing Loans	$2,280	$1,814	$1,192	$1,334	$1,310
Accruing Loans - 90 days or more past due	253	298	761	8	364
Total Nonperforming Loans	$2,533	$2,112	$1,953	$1,342	$1,674
Nonperforming Loans as a % of Net Loans	0.7%	0.7%	0.7%	0.6%	0.8%
Allowance for Loan Losses as a % of
Nonperforming Loans	121%	127%	117%	148%	108%

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets, included in other expenses. Union National had foreclosed real estate with a carrying value of $186,000 at December 31, 2006 and had no foreclosed real estate at December 31, 2005.

LOAN QUALITY/ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses.  Management is responsible for the adequacy of the allowance for loan losses, which is formally reviewed on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.  Our evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While we use available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation.  In addition, various regulatory agencies, as an integral part of their examination process, review our allowance for loan losses.  Such agencies may require us to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.  We determined that no adjustment to the allowance for loan losses was necessary as a result of the Office of the Comptroller of the Currency’s (OCC’s) most recent examination.

During 2006, an ongoing loan review was performed on selected portions of the loan portfolio by an independent consultant.  Senior management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate.  At December 31, 2006, the percent of loans secured by real estate was 83% of the overall loan portfolio.  Our current policy requires that the borrower generally provides at least 20% equity for commercial real estate loans.  Residential mortgage loans require 20% equity or the purchase of private mortgage insurance.  Certain home equity loans are made with less than 20% equity, but the interest rate on the loan is adjusted to reflect this increased risk.

The allowance for loan losses at December 31, 2006 increased by $395,000 over the prior year.  This increase was primarily a result of increased loan balances.  The ratio of the allowance for loan losses to net loans was 0.90% at December 31, 2006, as compared to 0.89% at December 31, 2005.  The overall level of the allowance for loan losses has increased over the previous five-year period primarily as a result of loan growth.  We believe, based on information currently available, that the current allowance for loan losses of $3,070,000 is adequate to meet potential loan losses.  For 2007, we expect loan charge-offs, net of recoveries, to be comparable to or below the level of net loan charge-offs for 2006.

The allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio.  This assessment results in an allowance that consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Analysis of Allowance for Loan* Losses
	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Average Loans Outstanding	$318,251	$280,245	$244,752	$200,808	$201,976
Allowance for Loan Losses,
Beginning of Year	$2,675	$2,288	$1,985	$1,812	$1,893
Loans Charged Off During Year:
Real Estate**	11	150	112	98	112
Consumer	43	77	25	23	86
Commercial, Industrial and Agricultural	285	100	24	1	177
Total Charge-Offs	339	327	161	122	375
Recoveries of Loans Previously
Charged Off:
Real Estate**	5	5	24	-	53
Consumer	14	9	35	21	52
Commercial, Industrial and Agricultural	43	19	1	-	5
Total Recoveries	62	33	60	21	110
Net Loans Charged Off	277	294	101	101	265
Provision for Loan Losses
Charged to Operations	672	681	404	274	184
Allowance for Loan Losses,
End of Year	$3,070	$2,675	$2,288	$1,985	$1,812
Ratio of Net Loans
Charged Off to Average
Loans Outstanding	0.09%	0.10%	0.04%	0.05%	0.13%
Ratio of Allowance for
Loan Losses to Net Loans
at End of Year	0.90%	0.89%	0.87%	0.88%	0.91%

* Loans include financing leases in 2006 and 2005. There were no charge-offs or recoveries of financing leases.
** During this five-year period, there were no charge-offs or recoveries of real estate construction loans.

The following sets forth an allocation of the allowance for loan losses by category. The specific allocation in any particular category may be reallocated in the future to reflect current conditions. Accordingly, we consider the entire allowance to be available to absorb losses in any category.

		Percent of loans
(Dollars in thousands)	Amount	in each Category
December 31, 2006:
Commercial, Industrial and Agricultural	$2,228	58%
Lease Financing Receivables	63	2
Real Estate - Residential Mortgages	469	38
Consumer	92	2
Unallocated	218	-
Total Allowance for Loan Losses	$3,070	100%

December 31, 2005:
Commercial, Industrial and Agricultural	$1,778	55%
Lease Financing Receivables	25	1
Real Estate - Residential Mortgages	379	41
Consumer	135	3
Unallocated	358	-
Total Allowance for Loan Losses	$2,675	100%

December 31, 2004:
Commercial, Industrial and Agricultural	$1,293	50%
Real Estate - Residential Mortgages	514	46
Consumer	147	4
Unallocated	334	-
Total Allowance for Loan Losses	$2,288	100%

December 31, 2003:
Commercial, Industrial and Agricultural	$1,091	43%
Real Estate - Residential Mortgages	450	52
Consumer	152	5
Unallocated	292	-
Total Allowance for Loan Losses	$1,985	100%

December 31, 2002:
Commercial, Industrial and Agricultural	$1,078	39%
Real Estate - Residential Mortgages	231	58
Consumer	184	3
Unallocated	319	-
Total Allowance for Loan Losses	$1,812	100%

LIQUIDITY

Our objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

•	a growing core deposit base;

•	proceeds from the sale or maturity of investment securities;

•	overnight correspondent bank borrowings on various credit lines and borrowing capacity available from the FHLB;

•	acquisition of CDs and brokered CDs through the CDARS program as discussed below; and

•	payments on loans and mortgage-backed securities.

We believe that our core deposits are fairly stable even in periods of changing interest rates. Liquidity management is governed by policies and measured on a monthly basis. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined level. As of December 31, 2006 and 2005, the ratio of aggregated FHLB advances and brokered CDs to total assets was 29% and 31%, respectively. In January 2007, we decided to de-leverage our Balance Sheet.  We reduced the size of our securities portfolio by approximately $66,000,000 while paying down FHLB advances and other short-term borrowings. Except for the item noted above, there are no known trends, other than the trend of continued competitive pressures, or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

Membership in the FHLB provides us with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. As of December 31, 2006, we had received total long-term advances of $117,571,000 from our available credit of $163,506,000 at the FHLB for purposes of funding loan demand and mortgage-backed security purchases.  As of December 31, 2005, we had received long-term advances of $105,815,000, short-term advances of $10,000,000, and $3,000,000 drawn on a line of credit.  As of December 31, 2006, advances of $10,877,000, all of which were paid off in the de-leveraging transaction, were due in 2007 and advances of $30,000,000 are currently convertible by the FHLB on a quarterly basis.  The FHLB’s convertible fixed-rate advances allow the FHLB the periodic option to convert to LIBOR adjustable-rate advances. Upon the FHLB’s conversion, we have the option to repay the respective advances in full.  See section on Market Risk - Interest Rate Risk for further analysis of these advances.

In January 2004, we became the first bank in Lancaster County to offer our customers FDIC insurance coverage beyond $100,000 through a unique program called the Certificate of Deposit Account Registry Service (“CDARS”).  Through this program, customers may be able to invest up to $10 million with us and maintain full FDIC insurance coverage.  We are also able to bid for and obtain additional brokered CDs through this program as an additional source of liquidity.  As of December 31, 2006 and 2005, we had $42,287,000 and $30,075,000, respectively, outstanding in brokered CDs and in CDs acquired through the CDARS program.

On July 28, 2006, we issued $6,000,000 of subordinated debentures due September 15, 2021, with a five-year initial fixed rate of 7.17%, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%.  The debentures were issued in order to fund growth and to raise our risk-based capital ratio above the 10% well-capitalized level.  These securities are redeemable at our option beginning after five years.

During 2004 and 2003, we obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities.  In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years, at which point the coupon rate will be reset quarterly based on three-month LIBOR plus 2.00%.  In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.85%.  The coupon rate was 8.23% at December 31, 2006, 7.09% at December 31, 2005, and 5.01% at December 31, 2004.  The securities in both trusts have a 30-year maturity, but are callable at our option, at par, after 5 years from date of issuance. Union National used the net proceeds from these offerings to fund an additional $7,000,000 capital investment in Union National Community Bank to fund its operations and future growth.  We used the balance of the funding for the repurchase of common stock and general corporate purposes. During 2006, 2005, and 2004, we repurchased 8,709, 53,276, and 100,489 shares of common stock, respectively, at a total cost of $168,000, $1,192,000, and $2,260,000 respectively.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table represents Union National’s on- and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2006:

(Dollars in thousands)	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years	Total
Time Deposits	$94,795	$23,918	$27,950	$2,076	$148,739
Long-Term Debt	10,877	45,643	46,997	14,054	117,571
Junior Subordinated Debentures	-	-	-	17,341	17,341
Operating Leases	886	1,791	1,766	8,177	12,620
Total	$106,558	$71,352	$76,713	$41,648	$296,271

In addition, in the conduct of business operations, we routinely enter into contracts for services.  These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts.  We have contracted with our core data processor for certain services including transaction processing, branch automation and communication services, trust processing, ATM processing and various other services.  Payments under these contracts amounted to $927,000 for the year ended December 31, 2006.  Future payments under these contracts will vary based on transaction and account volumes and may also reflect inflationary cost adjustments.  Formerly, the majority of this contract expired in November 2008; however, the contract was renegotiated in January 2007 and resulted in a new maturity date of November 2013.  Any early termination will require the payment of a substantial penalty.  The renegotiation and extension of this contract will result in a substantial savings in data processing and ATM processing expenses for 2007. We are not aware of any other commitments or contingent liabilities which may have a material adverse impact on our liquidity or capital resources.

We are also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit and standby letters of credit (See Note 14 to the Consolidated Financial Statements for additional details).

Inflation

Inflation has some impact on our operating costs, but unlike many other companies, substantially all of our assets and liabilities are monetary in nature.  As a result, interest rates have a more significant impact on our performance than the general level of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services.  The effects of changes in interest rates are discussed in the following section on Market Risk - Interest Rate Risk.

MARKET RISK - INTEREST RATE RISK

As a financial institution, our primary component of market risk is interest rate volatility.  Fluctuations in interest rates will ultimately impact the level of income and expense recorded on a large portion of our assets and liabilities. The nature of our current operations is such that we are not subject to foreign currency exchange or commodity price risk.  We do not own any trading assets.

The objective of interest rate risk management is to maintain or increase net interest income over a broad range of market interest rate movements.  The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by Union National’s Board of Directors.  We manage interest rate risk by changing the mix or repricing characteristics of our investment securities portfolio and borrowings from the FHLB and by the promotion or development of specific loan and deposit products.  We retain an outside consulting group to assist in monitoring our interest rate risk using a net interest income simulation model on a quarterly basis.  The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.

In addition, we utilize an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities.  Our GAP report at December 31, 2006 reflects a negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets.  The following analysis reflects cumulative rate-sensitive assets of $236,212,000 as compared to cumulative rate-sensitive liabilities of $256,225,000 as of the one-year time frame.  Our cumulative interest-sensitivity gap for the one-year time frame is a negative 3.9% of total assets at December 31, 2006, as compared to a negative 5.3% at December 31, 2005.  We manage the interest-sensitivity gap for the one-year time frame with a guideline of plus 15% to negative 15% of total assets.

The interest rate sensitivity analysis at December 31, 2006, with investment securities presented at amortized cost, is as follows:

Interest Rate Sensitivity

(Dollars in thousands)	1 - 90 Days	91 - 365 Days	1 - 3 Years	3 - 5 Years	Over 5 Years	Total
ASSETS
Earning Assets:
Mortgage-Backed and
Asset-Backed Securities:
Variable	$228	$866	$952	$-	$-	$2,046
Fixed	55,060	7,240	12,479	6,789	6,994	88,562
Other Investment Securities
and Other Earning Assets	21,344	1,824	5,281	4,558	12,804	45,811
Net Loans:
Variable	101,431	13,262	44,446	52,095	10,934	222,168
Fixed	13,773	21,184	36,022	25,102	22,864	118,945

TOTAL	$191,836	$44,376	$99,180	$88,544	$53,596	$477,532

LIABILITIES
Deposits:
Interest-Bearing Demand	$1,083	$375	$-	$-	$37,747	$39,205
Money Market	77,694	-	-	-	-	77,694
Savings	750	974	-	-	24,401	26,125
Time	29,829	66,216	22,876	27,722	2,097	148,740
FHLB Advances and
Other Borrowings	76,304	3,000	8,257	43,500	14,054	145,115

TOTAL	$185,660	$70,565	$31,133	$71,222	$78,299	$436,879

Cumulative Interest-
Sensitivity Gap	$6,176	$(20,013)	$48,034	$48,034	$40,653
Cumulative Interest-
Sensitivity Gap as a Percent
of Total Assets	1.2%	(3.9)%	9.3%	12.6%	7.9%

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when each asset or liability reprices or when it is to be repaid.  Callable investment securities are reflected based on the security's anticipated call date where the call on the security is likely when compared to the current interest rate yield curve.  Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates.  Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates.  Based on an historical analysis during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments.  This portion is deemed to be sensitive to interest rate fluctuations in the earliest periods.  We believe that the remaining balances of these deposits are not repriceable based on current industry experience.  We currently do not expect to adjust the interest rates on these deposit balances in any significant amount that would materially affect our GAP or income simulation models.

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates.  Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features like annual and lifetime rate caps or floors that restrict changes in interest rates both on a short-term basis and over the life of the asset.  Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2006 would likely cause assumptions, such as estimated prepayment speeds, refinancings, embedded options, early withdrawals, and FHLB advance conversion clauses to significantly change the GAP results above.  Based on current market interest rates, the $30,000,000 in FHLB convertible advances that are currently convertible on a quarterly basis are presented in the GAP report above in the earliest time frame.  These may convert with an additional mild increase in market interest rates and are reflected accordingly in the bank’s simulation model.

In an effort to assess market risk, we utilize a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income.  The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction of changes in market interest rates.  These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions, as well as management strategies, among other factors.  Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results.  While assumptions are developed based upon current economic and local market conditions, management cannot make any assurances as to the predictive nature of these assumptions.

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve-month period.  This is based on a review of historical changes in market interest rates and the level and curve of current interest rates.  The simulated results represent the hypothetical effects to our net interest income and net income.  Projections for loan and deposit growth were ignored in the simulation model.  The simulation model includes all of our earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve-month period.  The results of the simulation model could change significantly if there was not a parallel shift in interest rates, therefore causing a change in the assumed shape of the interest rate yield curve.  The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year’s net income.

The Sensitivity Analysis schedule indicates that as of December 31, 2006, a hypothetical 2% decline in prevailing market interest rates would cause our net interest income to decline less than 3% from the current rate scenario.  After adjusting for income taxes, a 2% decline in rates would cause less than a 10% impact to our net income in comparison to the net income earned for 2006.  A 2% increase in interest rates as of December 31, 2006 and 2005 would have an insignificant impact on our net interest income and net income.  These computations do not contemplate any actions management or the Asset and Liability Management Committee could undertake in response to changes in market conditions or market interest rates.

We managed our interest rate risk position in 2006 by the following:

•	managing the use of adjustable- and floating-rate loans in comparison to fixed-rate loans for new or refinanced commercial and agricultural loans;

•	repositioning of our investment security portfolio mix by using certain types of mortgage-backed and municipal securities to better prepare for any future changes in interest rates;

•	managing and expanding the bank's core deposit base including deposits obtained in our commercial cash management programs and premium money market accounts;

•	adding to or restructuring of fixed-rate, floating-rate, or callable positions in advances from the FHLB or brokered CDs; and

•	use of derivatives in a cap transaction to mitigate impact in the rising rates scenario.

The above strategies and actions impact interest rate risk and are all included in our quarterly simulation models in order to determine future asset and liability management strategies.  The Sensitivity Analysis includes our de-leveraging transaction, reflected as cash flows in January, 2007.  The effect of the de-leveraging transaction reduced our interest rate risk exposure to rising rates.  See the related discussions in the section on Net Interest Income.

Based upon the simulation model, the following reflects our net interest income and net income sensitivity analysis as of December 31, 2006 and 2005:

Sensitivity Analysis
Percent Decrease in Categories
	Market Interest	Market Interest
	Rate Increase	Rate Decline
	of 2%	of 2%
Net Interest Income:
Policy Limit	<10%	<10%
Hypothetical Percent Decrease in Net Interest Income
from Current Rate Scenario:
As of December 31, 2006	–	<3%
As of December 31, 2005	–	<4%

Net Income:
Hypothetical Percent Decrease from Prior
Year's Net Income:
As of December 31, 2006	–	<10%
As of December 31, 2005	–	<10%

Stockholders' Equity

Union National and the bank maintain capital ratios that are above the minimum total capital levels required by federal regulatory authorities.  See Note 15 to the Consolidated Financial Statements for additional details.

Our average stockholders’ equity to average assets ratio, which measures the adequacy of capital, was 5.67% for 2006, as compared to 6.25% for 2005.  The decline in this ratio is primarily a result of growth in average assets and repurchases of common stock during 2005.  The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 63.8% for 2006 and 47.0% for 2005.

On July 28, 2006, we issued $6,000,000 of subordinated debentures due September 15, 2021, with a five-year initial fixed rate of 7.17%, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%.  The debentures were issued in order to fund growth and to raise our risk-based capital ratio above the 10% well-capitalized level.  These securities are redeemable at our option beginning after five years.

In January 2007, we decided to de-leverage our Balance Sheet. The de-leveraging strategy will strengthen our equity position, enhance our income tax effectiveness, and facilitate our future core banking growth strategies for loans and deposits.  Consequently, we reduced the size of our securities portfolio by $66,000,000 while paying down Federal Home Loan Bank debt and other short-term borrowings, thereby reducing our overall capital needs.  The results of the transaction will significantly increase the Corporation and Bank’s capital ratios.

Except as discussed above, there are no other known trends or uncertainties, including regulatory matters that are expected to have a material adverse impact on our capital resources for 2007.

We are subject to restrictions on the payment of dividends to our stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the BCL).  The BCL operates generally to preclude dividend payments if the effect thereof would render us insolvent.  Our payment of dividends is contingent upon our ability to obtain funding in the form of dividends from the bank.  Payment of dividends to Union National by the bank is subject to the restrictions set forth in the National Bank Act.  Generally, the National Bank Act would permit the bank to declare dividends in 2007 of approximately $2,522,000, plus an amount equal to the net profits of the bank in 2007 up to the date of any such dividend declaration.

We maintain a Dividend Reinvestment and Stock Purchase Plan.  Holders of common stock may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices.  At December 31, 2006, the enrollment in the plan was approximately 19% of the shares outstanding.  As of December 31, 2006, 160,589 shares have been issued under the Dividend Reinvestment and Stock Purchase Plan.

REGULATORY ACTIVITY

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the bank.  As a consequence of the extensive regulation of commercial banking activities in the United States, Union National's and the bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.  Specifically, Union National is susceptible to changes in tax law that may increase the cost of doing business or impact our ability to realize the value of deferred tax assets.

The Sarbanes-Oxley Act, enacted in July 2002, represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting.  Many of the provisions of this act have already been implemented by Union National and Union National will need to comply with the provisions of Section 404 of the Sarbanes-Oxley Act during 2007.  In accordance with Section 404, we will be required to report on our internal control over financial reporting as of December 31, 2007.  To allow for proper reporting on the internal control over financial reporting, we will need to identify, document and test key controls over the financial reporting process.  There will be significant external and internal costs associated with complying with the provisions of Section 404.  The full impact of the Sarbanes-Oxley Act Section 404 and the increased costs related to our compliance are still uncertain and evolving.  The currently expected increase in outside professional fees is estimated to be approximately $125,000 pre-tax for complying with the Act’s Section 404 in 2007.

The Federal Deposit Insurance Reform Act of 2005 (“ACT”) allows eligible insured depository institutions to share in a one-time assessment credit.  The currently estimated credit amount available to the bank is $228,000.  In addition, the ACT amends its regulations to create a new risk differentiation system, to establish a new base assessment rate schedule, and to set assessment rates effective January 1, 2007.  Based on the new ACT’s regulations and the resulting available credit amount, we currently expect an immaterial impact on our results of operations for 2007 as compared to 2006.

We cannot predict what other legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on our operations.  Other than the cost of the compliance with the Sarbanes-Oxley Act described above, management is not aware of any current specific proposed regulations or legislation, which if implemented, would have a material adverse effect upon the liquidity, capital resources or results of operations.  However, the general cost of compliance with numerous federal and state laws and regulations does have, and in the future may have, a negative impact on our results of operations.

Further, the business of Union National is affected by the state of the financial services industry in general. The last Community Reinvestment Act performance evaluation by the OCC resulted in a “satisfactory” rating of the bank’s record of meeting the credit needs of its entire community.

BOARD OF DIRECTORS

DONALD CARGAS, JR. President/CEO, Cargas Systems, Inc.	NANCY SHAUB COLARIK Retired Senior Officer from Banking	KEVIN DOLAN Partner, Gingrich, Smith, Klingensmith & Dolan	MICHAEL A. FREY Vice President, Union National Financial Corporation and President/COO, Union National Community Bank

MARK D. GAINER Chairman/President/CEO, Union National Financial Corporation and Chairman/CEO, Union National Community Bank	JAMES R. GODFREY Executive Vice President, Teachers Protective Mutual Life Insurance Company	CARL R. HALLGREN, ESQ. Attorney-Treasurer, Morgan, Hallgren, Crosswell and Kane P.C.	BARRY C. HUBER, CPA Managing partner, Trout, Ebersole and Groff, LLP

THOMAS J. MCGRATH, DVM President and Owner of Donegal Animal Hospital, P.C.	WILLIAM M. NIES Real Estate Developer/Sales, L.M.S. Commercial Real Estate	DARWIN A. NISSLEY Partner, Nissley Brothers	LLOYD C. PICKELL Lloyd C. Pickell, P.A.
RETIRED DIRECTORS

WILLIAM H. EBY
Retired Bank President/CEO
Bill retired from the Financial Corporation in August
2006 and from the Bank’s Board of Directors on
December 31, 2006, after serving more than 48
years in the financial industry, beginning his career
in 1958. He started at Union National as a bookkeeper
and progressed on through the ranks to
become its President/CEO in 1984 and retiring in
1998. Bill’s leadership and dedication will surely be
missed. Bill will continue to assist various community
non-profit organizations with his financial expertise.
More importantly, he looks forward to spending
more time with his wife Janet, family and fishing the
trout streams of Perry County.

BENJAMIN W. PIERSOL, JR., R.P.H.
Retired from Sloan’s Pharmacy, Inc.
Ben retired from the Financial Corporation
and the Bank’s Board of Directors on December 31,
2006, after serving 10 years at Union National.
For 30 years, Ben was an active co-owner of
Sloan’s Pharmacy, Inc. Ben’s dedication and loyalty
has been a great asset to Union National. Being an
avid sportsman, Ben and his wife Judy will retire to
their ranch in Montana fulfilling their enjoyment of
raising and training horses.

UnionNational
FINANCIAL CORPORATION

CORPORATE OFFICE

570 Lausch Lane
Lancaster, PA 17601

OFFICE LOCATIONS

Business Banking Center
108 North Reading Road
Ephrata, PA 17522

Columbia
921 Lancaster Avenue
Columbia, PA 17512

Elizabethtown
1275 South Market Street
Elizabethtown, PA 17022

Hempfield
190 Stony Battery Road
Landisville, PA 17538

Lancaster
38 East Roseville Road
Lancaster, PA 17601

Manheim
701 Lancaster Road
Manheim, PA 17545

Maytown
100 West High Street
Maytown, PA 17550

Mount Joy
101 East Main Street
Mount Joy, PA 17552

GOLD CAFE LOCATIONS

Centerville
301 Centerville Road
Lancaster, PA 17601

Lancaster
1625 Old Philadelphia Pike
Lancaster, PA 17602

CONTACT

877-653-1441
717-492-2222

www.uncb.com
www.goldcafes.com