Form 10-K, Exhibit 13
period 2007-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2008-04-01
CIK 874482

EXHIBIT 13

Excerpts From Union National Financial Corporation’s 2007 Annual Report to Shareholders

ANNUAL REPORT 2007

REGISTRAR AND TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

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
Michael D. Peduzzi, CPA
Treasurer/CFO
Union National Financial Corporation
570 Lausch Lane
Suite 300
Lancaster, PA 17601

The annual report and other company reports are
also filed electronically through the Electronic Data
Gathering, Analysis and Retrieval System (EDGAR)
which performs automated collection, validation,
indexing, acceptance and forwarding of submissions
to the Securities & Exchange Commission (SEC) and
is accessible by the public using the internet at
http://www.sec.gov/edgar.shtml.

NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders will be held
on Wednesday, April 30, 2008, at 10:00 a.m. at:
Eden Resort Inn and Conference Center
222 Eden Road
Lancaster, PA 17601

TABLE OF CONTENTS

Financial Highlights	01

To Our Shareholders	02-03

Consolidated Balance Sheets	04

Consolidated Statements of Income	05

Consolidated Statements of Changes in Stockholders' Equity	06

Consolidated Statements of Cash Flows	07

Notes to Consolidated Financial Statements	08-30

Report of Independent Registered Public Accounting Firm	31

Summary of Quarterly Financial Data	33

Selected Financial Data	34

Management's Discussion and Analysis of Financial Condition and
Results of Operations	35-53

Board of Directors	54

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

	Stock Price		Dividends
Quarter	High	Low	Per Share
First, 2007	$19.00	$16.00	$0.10
Second	17.35	14.25	$0.06
Third	14.95	12.20	$0.06
Fourth	14.65	10.15	$0.06

First, 2006	$21.85	$18.36	$0.16
Second	20.50	18.75	$0.16
Third	20.25	18.65	$0.16
Fourth	19.50	17.90	$0.14

Union National had approximately 1,363 stockholders (including stockholders of record and individual participants in security position listings) at December 31, 2007, and approximately 1,353 stockholders at December 31, 2006.

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

FINANCIAL HIGHLIGHTS

	December 31,	December 31,	% Increase
(Dollars in thousands, except per share data)	2007	2006	(Decrease)

For the Year

Total Interest Income	$31,373	$30,290	3.6%
Total Interest Expense	16,009	15,626	2.5%
Net Interest Income	15,364	14,664	4.8%
Net Income	312	2,444	(87.2%)

Per Share
Net Income (Basic)	$0.12	$0.97	(87.6%)
Net Income (Assuming Dilution)	0.12	0.96	(87.5%)
Cash Dividends Paid	0.28	0.62	(54.8%)
Stockholders' Equity	11.31	11.31	0.0%

Average Balances
Loans	$357,795	$318,251	12.4%
Investments and Other Earning Assets	87,099	135,895	(35.9%)
Total Assets	480,401	489,884	(1.9%)
Total Deposits	351,750	316,402	11.2%
Stockholders' Equity	29,065	27,754	4.7%

Return on Average

Assets	0.06%	0.50%
Stockholders' Equity	1.07%	8.81%
Realized Stockholders' Equity (1)	1.08%	8.55%

(1) Excludes the impact of accumulated other comprehensive income on total stockholders' equity.

CORPORATE INTRODUCTION

Union National Financial Corporation, headquartered in Lancaster, Pennsylvania, is the holding company of Union National Community Bank. The bank provides a full range of financial services for both retail and business customers primarily in Lancaster County, Pennsylvania. Also, Union National Community Bank offers insurance, retirement plan services and wealth management services through its UnionNationalAdvisors Group. Union National Community Bank has nine full-service offices in Centerville, Columbia, East Lampeter, Elizabethtown, Hempfield, Manheim, Manheim Township, Maytown and Mount Joy. In addition, there is a Business Banking office in Ephrata, Pennsylvania. The deposits of Union National Community Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent provided by law.

CORPORATE OFFICERS

Mark D. Gainer, Chairman of the Board/CEO/President
James R. Godfrey, Vice Chairman
Stephen D. Staman, Vice President
Darwin A. Nissley, Secretary
Michael D. Peduzzi, Treasurer/CFO

TO OUR SHAREHOLDERS

Keeping Our Commitment

In our message in last year’s annual report, we stated that, “The Board of Directors and Senior Management are fully engaged and committed to making the necessary changes to improve the financial results achieved by Union National.” In keeping this commitment during 2007, we completed significant restructuring and de-leveraging activities which refocused Union National’s operations and finances on our core banking strength, which we believe is the foundation for improving our profitability and enhancing our shareholders’ value over the long-term.

Strategy in a Challenging Environment

Last year presented a challenging environment for our industry, and Union National was not immune to the adverse financial impact created by a tenuous economy. We have taken a “Back to Basics” approach and refocused ourselves on delivering core banking products and services from a community banking perspective. While we believe that our strategy is sound, we made adjustments to it to address the changing economic and market conditions.

Core Banking Success

During 2007, we achieved success in several key areas that reflects the soundness of our “Back to Basics” core banking strategy. Loans grew nearly 7% for the year, and deposits grew over 10%.

Despite the challenges of a declining interest rate environment, we realized a higher net interest margin in 2007 of 3.56% as compared to 3.45% for 2006. Our top-line revenue, interest and fees on loans, grew by over 13%. Our overall cost of funds was lower as we shifted our deposit emphasis to our local market instead of relying on higher-cost wholesale funding sources. Our de-leveraging activities reduced our wholesale borrowings by over $52 million for the year.

Our potential in growing other operating income was evidenced by the continued solid performance of our Union National Advisors group, which realized annual growth of over 25% in revenues from the sale of annuities, mutual funds, and other alternative investment products.

Expected Changes and Economy-Driven Adjustments

Union National’s goal to be more efficient was driven by our staff restructuring, as we repositioned our management and staffing levels to deliver our traditionally high quality of financial products and services with a lower organizational cost structure. In implementing our staff restructuring changes in the first half of 2007, we expended non-recurring costs of $717,000 for severance and related benefits.

We also recognized the need for more efficient and effective performance from our asset and liability management strategy, and made the decision to de-leverage our balance sheet during the first quarter of 2007. We sold a substantial portion of our investment portfolio to pay down over $55 million in debt that was overburdening our cost structure. We incurred combined costs of $550,000 in sales losses and debt prepayment penalties to execute the de-leveraging transaction. We believe that this strategy was prudent given our view of the financial services sector.

Additionally, we delayed the planned construction of a new office, incurring a net occupancy expense charge of $259,000 for the commitment on the parcel of real estate for the future site.

We also incurred planned additional professional fees for 2007 related to several special areas including the implementation of Sarbanes Oxley requirements, regulatory matters including the previously disclosed Memorandum of Understanding, legal services regarding staff restructuring and regulatory support, and consulting fees related to a profit enhancement project.

Our mortgage brokerage subsidiary, Home Team Financial, LLC, was negatively impacted from the rapid weakening of the housing market and reduced mortgage loan volume experienced in 2007, and we made the difficult decision to close Home Team to avoid further losses. Union National incurred combined operating losses and costs of $652,000 in 2007 related to Home Team, including $268,000 of severance, closure, and goodwill impairment expenses.

Three corporate debt securities in our investment portfolio experienced significant market value declines, primarily due to market illiquidity and credit concerns with this type of collateralized debt obligations. Management determined the market declines to be other-than-temporary impairments, and recorded $800,000 of impairment charges.

The combined after-tax impact of these planned and unexpected 2007 nonrecurring costs totaled $2,327,820 or $0.92 per diluted share. These more than account for the $2,132,000 or $0.85 per diluted share decrease in net income from 2006 to 2007.

Looking Forward

We recognize that 2008 will be another challenging year for our economy generally, and specifically for the financial services industry. The economy may not grow at the rate it did in 2007. Consumer spending may not be as robust, market and interest rate volatility is expected, and the current credit cycle could generate higher loan losses. Those factors are beyond our control.

However, we remain committed to growing profitably by serving our market. Our focus in 2008 will be on controlling what is within our reach, which means that we will execute our strategies to grow revenue faster than expenses.

Union National has proudly served Lancaster County since 1853. We are as committed today to our shareholders, customers, employees, and community, as our founding fathers were 155 years ago. Our Mission Statement is very simple, “Through our team members, we will deliver the most remarkable banking experience in Lancaster County.”

Thank you for your continued support.

/s/ Mark D. Gainer

Mark D. Gainer
Chairman, CEO & President
Union National Financial Corporation

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands, except share data)	2007	2006

ASSETS

Cash and Due from Banks	$16,700	$15,129
Interest-Bearing Deposits in Other Banks	227	333
Federal Funds Sold	20,955	-
Total Cash and Cash Equivalents	37,882	15,462
Investment Securities Available for Sale	74,176	129,810
Loans Held for Sale	-	1,662
Loans and Leases, Net of Unearned Income	364,337	341,113
Less: Allowance for Loan and Lease Losses	(3,675)	(3,070)
Net Loans and Leases	360,662	338,043
Premises and Equipment, Net	9,038	9,580
Restricted Investment in Bank Stocks	3,652	5,994
Bank-Owned Life Insurance	10,669	10,243
Other Assets	5,697	6,803
TOTAL ASSETS	$501,776	$517,597

LIABILITIES

Deposits:
Noninterest-Bearing	$46,624	$48,311
Interest-Bearing	329,687	291,764
Total Deposits	376,311	340,075
Short-Term Borrowings	6,629	10,544
Long-Term Debt	68,816	117,571
Junior Subordinated Debentures	17,341	17,341
Other Liabilities	3,879	3,443
TOTAL LIABILITIES	472,975	488,974

Minority Interest in Consolidated Subsidiaries	-	75

STOCKHOLDERS' EQUITY

Common Stock (Par Value $.25 per share)	741	735
Shares Authorized - 20,000,000; Issued - 2,964,738 (2,941,808 in 2006)
Outstanding - 2,546,549 (2,523,983 in 2006)
Surplus	13,313	12,918
Retained Earnings	23,063	23,460
Accumulated Other Comprehensive Income (Loss)	12	(242)
Treasury Stock, at cost - 418,189 shares (417,825 shares in 2006)	(8,329)	(8,323)
TOTAL STOCKHOLDERS' EQUITY	28,800	28,548
TOTAL LIABILITIES and STOCKHOLDERS' EQUITY	$501,776	$517,597

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005

INTEREST INCOME
Interest and Fees on Loans and Leases	$26,834	$23,613	$18,894
Investment Securities:
Taxable Interest	3,358	4,875	3,552
Tax-Exempt Interest	403	1,365	1,293
Dividends	290	402	199
Other	488	35	40

Total Interest Income	31,373	30,290	23,978

INTEREST EXPENSE
Deposits	10,790	8,392	4,962
Short-Term Borrowings	299	489	234
Long-Term Debt	3,652	5,729	3,785
Junior Subordinated Debentures	1,268	1,016	681

Total Interest Expense	16,009	15,626	9,662

Net Interest Income	15,364	14,664	14,316

PROVISION for LOAN and LEASE LOSSES	1,237	672	681
Net Interest Income after Provision for Loan and Lease Losses	14,127	13,992	13,635

OTHER OPERATING INCOME
Income from Fiduciary Activities	347	274	301
Service Charges on Deposit Accounts	1,864	1,671	1,600
Other Service Charges, Commissions, Fees	1,059	954	813
Alternative Investment Sales Commissions	845	673	783
Net Investment Securities Gains	89	209	104
Impairment Charges on Investment Securities	(800)	-	-
Mortgage Banking/Brokerage Activities	2,000	3,129	1,431
Title Insurance/Settlement Income	317	585	332
Earnings from Bank-Owned Life Insurance	426	383	373
Other Income	362	384	274

Total Other Operating Income	6,509	8,262	6,011

OTHER OPERATING EXPENSES
Salaries and Wages	7,881	8,270	6,790
Retirement Plan and Other Employee Benefits	1,842	2,156	1,835
Net Occupancy	2,214	1,507	944
Furniture and Equipment	1,081	886	697
Professional Fees	1,353	804	702
Data Processing Services	877	844	746
Pennsylvania Shares Tax	243	216	271
Advertising and Marketing	653	1,308	635
ATM Processing	337	419	354
Minority Interests in (Losses) Earnings of Subsidiaries	(41)	130	155
Restructuring Charges	717	-	-
Other Expenses	3,588	3,171	2,498

Total Other Operating Expenses	20,745	19,711	15,627

Income (Loss) Before Income Taxes (Benefit)	(109)	2,543	4,019

PROVISION for (BENEFIT from) INCOME TAXES	(421)	99	666

NET INCOME	$312	$2,444	$3,353

PER SHARE INFORMATION
Net Income for Year - Basic	$0.12	$0.97	$1.33
Net Income for Year - Assuming Dilution	0.12	0.96	1.31
Cash Dividends	0.280	0.620	0.625

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Shares of				Accumulated
	Common Stock	Common		Retained	Other Comprehensive	Treasury
(Dollars in thousands, except share data)	Outstanding	Stock	Surplus	Earnings	Income (Loss)	Stock	Total

Balance, December 31, 2004	2,402,206	$698	$9,570	$23,644	$581	($7,640)	$26,853
Comprehensive Income:
Net Income				3,353			3,353
Unrealized Holding Losses on Available-for-Sale
Investment Securities Arising During the Year,
Net of Tax Benefit of $479					(930)		(930)
Reclassification Adjustment for Gains Included
in Net Income, Net of Tax of $36					(69)		(69)
Unrealized Losses on Cash Flow Hedges, net
of Tax Benefit of $0					(29)		(29)
Total Comprehensive Income							2,325
Acquisition of Treasury Stock	(53,276)					(1,192)	(1,192)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	15,889	4	354				358
Issuance of Common Stock under Employee and
Director Plans, Including Tax Benefit of $40	26,605	6	451				457
Issuance of Common Stock under
5% Common Stock Dividend	119,258	30	2,815	(2,845)			-
Retirement of Treasury Stock (17,000 shares)		(4)	(335)			339	-
Cash Dividends				(1,576)			(1,576)

Balance, December 31, 2005	2,510,682	734	12,855	22,576	(447)	(8,493)	27,225
Comprehensive Income:
Net Income				2,444			2,444
Unrealized Holding Gains on Available-for-Sale
Investment Securities Arising During the Year,
Net of Tax of $191					370		370
Reclassification Adjustment for Gains Included in
Net Income, Net of Tax of $70					(139)		(139)
Unrealized Losses on Cash Flow Hedges,
Net of Tax Benefit of $11					(26)		(26)
Total Comprehensive Income							2,649
Acquisition of Treasury Stock	(8,709)					(168)	(168)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	18,404	4	349				353
Issuance of Common Stock under Employee Plans	3,606	1	48				49
Retirement of Treasury Stock (17,000 shares)	-	(4)	(334)			338	-
Cash Dividends				(1,560)			(1,560)

Balance, December 31, 2006	2,523,983	735	12,918	23,460	(242)	(8,323)	28,548
Comprehensive Income:
Net Income				312			312
Unrealized Holding Losses on Available-for-Sale
Investment Securities Arising During the Year,
Net of Tax Benefit of $141					(272)		(272)
Reclassification Adjustment for Net Gains Included in
Net Income, Net of Tax of $31					(58)		(58)
Reclassification Adjustment for Impairment Charges
on Investment Securities, Net of Tax of $272					528		528
Reclassification Adjustment for Hedging Losses
Included in Net Income, Net of Tax Benefit of $29					56		56
Total Comprehensive Income							566
Acquisition of Treasury Stock	(364)					(6)	(6)
Issuance of Common Stock under Dividend
Reinvestment and Stock Purchase Plan	9,634	3	145				148
Issuance of Common Stock under Employee Plans	13,296	3	168				171
Stock-Based Compensation Expense			82				82
Cash Dividends				(709)			(709)

Balance, December 31, 2007	2,546,549	$741	13,313	$23,063	$12	($8,329)	$28,800

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	December 31,
	2007	2006	2005
CASH FLOWS from OPERATING ACTIVITIES
Net Income	$312	$2,444	$3,353
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and Amortization	1,429	1,104	915
Provision for Loan and Lease Losses	1,237	672	681
Restructuring Charge, Net of Cash Payments	223	-	-
Goodwill Impairment	157	-	-
Impairment Charges on Investment Securities	800	-	-
Stock Based Compensation Expense	82	-	-
Net (Accretion) Amortization of Investment Securities (Discounts) Premiums	(245)	429	916
Net Investment Securities Gains	(89)	(209)	(104)
Benefit from Deferred Income Taxes	(8)	(344)	(156)
Increase (Decrease) in Minority Interest in Consolidated Subsidiaries	(75)	10	63
Earnings from Bank-Owned Life Insurance	(426)	(383)	(373)
Net Gain on Sale of Foreclosed Real Estate	(128)	-	-
Gains on Loans Sold	(1,428)	(2,149)	(541)
Proceeds from Sales of Loans	60,586	80,315	19,324
Loans Originated for Sale	(57,496)	(77,681)	(20,698)
Decrease (Increase) in Accrued Interest Receivable	485	(371)	(327)
Decrease (Increase) in Other	254	(31)	61

Net Cash Provided by Operating Activities	5,670	3,806	3,114

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available-for-Sale Securities	95,514	19,549	8,256
Proceeds from Maturities of Available-for-Sale Securities	13,028	17,491	16,739
Purchases of Available-for-Sale Securities	(53,074)	(47,015)	(43,532)
Net Sales (Purchases) of Restricted Investments in Bank Stock	2,342	(258)	(775)
Proceeds from Sale of Foreclosed Real Estate	314	-	-
Net Loans and Leases made to Customers	(23,856)	(41,177)	(37,506)
Purchases of Premises and Equipment	(688)	(3,569)	(1,251)

Net Cash (Used In) Provided by Investing Activities	33,580	(54,979)	(58,069)

CASH FLOWS from FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	9,485	10,856	15,518
Net Increase in Time Deposits	26,751	32,609	15,122
Net (Decrease) Increase in Short-Term Debt	(3,915)	(7,761)	13,781
Proceeds from Issuance of Long-Term Debt	4,254	44,486	35,091
Payments on Long-Term Debt	(53,009)	(32,730)	(17,906)
Proceeds from Issuance of Junior Subordinated Debentures	-	6,000	-
Acquisition of Treasury Stock	(6)	(168)	(1,192)
Issuance of Common Stock	319	402	775
Cash Dividends Paid	(709)	(1,560)	(1,576)

Net Cash (Used In) Provided by Financing Activities	(16,830)	52,134	59,613

Net Increase in Cash and Cash Equivalents	22,420	961	4,658

CASH and CASH EQUIVALENTS - Beginning of Period	15,462	14,501	9,843

CASH and CASH EQUIVALENTS—End of Period	$37,882	$15,462	$14,501

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Payments for:
Interest	$15,893	$15,011	$9,161
Income Taxes	231	800	831

SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS
Retirement of Treasury Stock (17,000 shares in 2006 and 2005)	$-	$338	$339

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

Union National Community Bank is a full-service commercial bank which operates ten retail office locations in Lancaster County, Pennsylvania, providing a wide range of services to individuals and businesses. The bank accepts time, demand and savings deposits and offers secured and unsecured commercial, real estate and consumer loans, and leases. The bank also offers investment, custodial, estate planning and trust services. The bank is subject to government regulation and undergoes periodic examinations by its federal regulator, the Office of the Comptroller of the Currency.

Home Team Financial, LLC, a subsidiary of Union National Community Bank that began operations in July 2005, had mortgage banking operations and also offered mortgage brokerage services. It also offered title insurance and settlement services through its subsidiary, TA of Lancaster, LLC. The bank’s ownership interest in Home Team Financial, LLC was 98%. Home Team Financial, LLC ceased operations effective October 31, 2007. (For additional information see Note 16.)

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

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, Union National considers cash, amounts due from banks, short-term investments (those with maturities less than 90 days at the time of purchase), Federal funds sold, and interest-bearing deposits in banks to be cash equivalents.

Interest-bearing Deposits in Banks

Interest-bearing deposits in banks consist of demand deposits and are carried at cost.

Federal Funds Sold

Federal funds sold are the overnight loan of Union National’s excess cash held at the Federal Reserve to other banks, and are carried at cost.

Investment Securities

Investment securities include both debt securities and equity securities. As of December 31, 2007 and 2006, all of Union National’s investment securities are classified as available for sale. Securities classified as available for sale are those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. Any decision to sell a security would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Available-for-sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded in other comprehensive income (loss), a component of stockholders' equity.

When a determination is made that a decline in fair value below the cost of a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the fair value and the impact is reflected in earnings as a realized loss. In estimating these other-than-temporary impairment charges, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and the ability of Union National to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses on the actual sale of investment securities are determined on the basis of the cost of specific securities sold and are included in earnings.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. Loans held for sale arose primarily in connection with the mortgage banking activities of Home Team Financial, LLC, and to a lesser extent from the operations of the bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

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

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is a valuation allowance for estimated probable credit losses and is established through provisions for loan and lease losses charged against income as losses are estimated to occur. Loans and leases, including impaired loans and leases, deemed to be uncollectible are charged against the allowance for loan and lease losses, and subsequent recoveries, if any, are credited to the allowance.

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

Impaired Loans and Leases - Union National considers a loan or lease to be impaired when, based upon current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan or lease agreement will not be collected. An insignificant delay or shortfall in the amounts of payments would not cause a loan or lease to be considered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan or lease and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment. Accordingly, Union National does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement. Union National measures impairment of commercial loans and leases on a loan-by-loan basis based upon the present value of expected future cash flows discounted at the loan or lease's effective interest rate, or the fair value of the collateral for certain collateral-dependent loans.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets' estimated useful lives on both the accelerated and the straight-line methods. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease, including renewal options, if reasonably assured, on the straight-line method. Gains and losses on premises and equipment are recognized upon disposal of the asset. Charges for maintenance and repairs are charged to expense as incurred.

Restricted Investment in Bank Stocks

Union National owns several restricted investments in bank stocks including stock in the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank of Philadelphia and the Atlantic Central Bankers Bank. These stocks are reflected on the balance sheet at historical cost. Under the bank's membership agreement with the FHLB, required stock purchases are based on a percentage of outstanding borrowings, a percentage of unused borrowing capacity and may also include a percentage of assets sold to the FHLB.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

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

Mortgage Servicing Rights

Union National retains the servicing on the loans sold to the FHLB and receives a fee based upon the principal balance outstanding. The following is a summary of information related to servicing assets:

(In thousands)	Servicing Assets Capitalized	Amortization Expense
Years Ended:
December 31, 2007	$1	$46
December 31, 2006	3	50
December 31, 2005	41	56

	Book Value	Fair Value
Servicing Assets as of:
December 31, 2007	$104	$286
December 31, 2006	149	299

Servicing rights are recognized as assets upon the sale of a loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. The fair value of servicing assets is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing assets include assumptions about prepayment speeds on mortgages and the cost to service loans. Servicing assets are reported in Other Assets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans. Amortization expense is netted against loan servicing fee income and is reflected in the consolidated statements of income in Mortgage Banking/Brokerage Activities. Servicing assets are evaluated for impairment based upon estimated fair value as compared to unamortized book value. Total loans serviced for others amounted to $32,332,000, $35,225,000, and $38,239,000 at December 31, 2007, 2006, and 2005, respectively, and are not reflected in the consolidated balance sheets.

Derivative Instruments

For asset/liability management purposes, Union National occasionally uses interest rate cap and collar agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged both at inception and throughout the hedge period.

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

As of December 31, 2007 and 2006, no derivatives were designated as fair value hedges. Additionally, Union National does not currently use derivatives for trading or speculative purposes and does not currently have any derivatives that are not designated as hedges.

Foreclosed Real Estate

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets, included in Other Expenses. Union National had no foreclosed real estate at December 31, 2007 and had foreclosed real estate with a carrying value of $186,000 at December 31, 2006, which are included in other assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Trust Assets

Assets held in a fiduciary capacity are not assets of Union National and are therefore not included in the consolidated financial statements. The market value of trust assets amounted to $115,079,000 at December 31, 2007 and $90,260,000 at December 31, 2006.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, Union National has entered into commitments to extend credit, including commitments under commercial lines of credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

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

Advertising and Marketing Costs

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

The computation of basic and diluted earnings per share, net income and weighted-average number of shares outstanding for the years ended December 31, 2007, 2006 and 2005, are as follows:

(In thousands, except per share data)	Net Income	Shares	Per Share
Year Ended December 31, 2007:
Basic Earnings per Share:
Net Income	$312	2,536	$0.12
Effect of Dilutive Options	-	8
Diluted Earnings per Share	$312	2,544	$0.12

Year Ended December 31, 2006:
Basic Earnings per Share:
Net Income	$2,444	2,518	$0.97
Effect of Dilutive Options	-	19
Diluted Earnings per Share	$2,444	2,537	$0.96

Year Ended December 31, 2005:
Basic Earnings per Share:
Net Income	$3,353	2,517	$1.33
Effect of Dilutive Options	-	39
Diluted Earnings per Share	$3,353	2,556	$1.31

The following options to purchase shares of common stock were outstanding at year-end, but were not included in the computation of diluted earnings per share for the year because their effect would have been anti-dilutive:

	Options	Average
	Outstanding	Exercise Price
December 31, 2007	116,468	$18.85
December 31, 2006	88,532	21.31
December 31, 2005	27,825	22.14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

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

	December 31,
(In thousands)	2007	2006
Unrealized Holding Gains (Losses) on Investment
Securities Available for Sale, Net of Tax Benefit
of $6 and ($96), respectively	$12	$(186)
Net Unrealized Losses on Derivatives Used as
Cash Flow Hedges, Net of Tax Benefit of $0 and
$28, respectively	0	(56)
Accumulated Other Comprehensive Income (Loss)	$12	$(242)

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Segment Reporting

Based on the way management monitors financial results, Union National has only one operating segment consisting primarily of its banking and fiduciary activities.

Share-Based Compensation

On January 1, 2006, Union National adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value. Union National is using the modified - prospective method of adoption, which permits application of SFAS No. 123(R) on a going-forward basis rather than restating prior periods. Stock compensation expense for share-based awards is recognized on a straight-line basis over the vesting period of the award. Prior to 2006, Union National used the intrinsic value based method of accounting for share-based compensation, in accordance with Accounting Principles Board Opinion No. 25; thus, no compensation expense was recognized at the grant date. See additional information regarding share-based compensation at Note 2.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”).  SFAS 155 amends FASB Statement Nos. 133 and 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS 155 was effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.  Union National adopted the provisions of SFAS 155, as applicable, beginning January 1, 2007.  The adoption of SFAS 155 did not have a material impact on Union National's consolidated financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 was effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.  Union National adopted the provisions of SFAS 156, as applicable, beginning January 1, 2007.  The adoption of SFAS 156 did not have a material impact on Union National's consolidated financial condition and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 clarifies the principle that fair value should be based on assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for Union National beginning January 1, 2008. Management is evaluating the potential impact, if any, of the adoption of SFAS 157 on Union National’s consolidated financial position and results of operations.

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Management is evaluating the potential impact, if any, of the adoption of FSP 157-b on Union National’s consolidated financial position and results of operations.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. Union National adopted the provisions of SAB 108, as applicable, beginning January 1, 2007.  The adoption of SAB 108 did not have a material impact on Union National's consolidated financial condition and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

In September 2006, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (“EITF 06-4”). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. EITF 06-4 is effective in fiscal years beginning after December 15, 2007, with early adoption permitted. Union National has split-dollar life insurance arrangements and has assessed the impact the adoption of the standard will have on the Consolidated Statements of Income and the Consolidated Balance Sheet. Union National will recognize its liability and related compensation expense in accordance with SFAS No. 106. Union National is expected to record a cumulative effect adjustment to the balance of retained earnings of $73,000, as of January 1, 2008, with $15,000 of Net Periodic Postretirement Benefit expense for the year ended December 31, 2008.

In September 2006, the EITF reached a conclusion on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. EITF 06-5 did not have a material impact on Union National's consolidated financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets and liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, accounts payable, guarantees, issued debt and other eligible financial instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Management is evaluating the impact that the adoption of SFAS 159 will have on Union National’s consolidated financial position and results of operations.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (“EITF 06-10”). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. Management is evaluating the impact that the adoption of EITF 06-10 will have on Union National’s consolidated financial position and results of operations.

In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007.  Management is evaluating the impact of the adoption of EITF 06-11, but does not believe that EITF 06-11 will have a material impact on Union National’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. No. 141 (R) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. SFAS 141(R) will impact the Company’s accounting for business combinations beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. Management does not believe that SFAS 160 will have a material impact on Union National’s consolidated financial position and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The SEC has issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" (“SAB 109”), which expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff's views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, "Application of Accounting Principles to Loan Commitments."  Specifically, the SAB revises the SEC staff's views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff's views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Management does not believe that SAB 109 will have a material impact on Union National’s consolidated financial position and results of operations.

The SEC has issued Staff Accounting Bulletin No. 110 (“SAB 110”), which amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.

Reclassifications

Certain prior period amounts have been reclassified to conform to the 2007 presentation. Such reclassifications did not impact net income.

NOTE 2 - SHARE-BASED COMPENSATION

On January 1, 2006, Union National adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value. Stock compensation expense is recognized on a straight-line basis over the vesting period of the award. Union National used the modified prospective method of adoption, which permits application of SFAS No. 123(R) on a going-forward basis rather than restating prior periods. No share-based awards were granted or vested during the year ended December 31, 2006; accordingly, no compensation expense related to such awards was recorded in 2006. For the year ended December 31, 2007, Union National recorded $82,000 of share-based compensation expense which is included in salaries and wages in the 2007 Consolidated Statement of Income. This represents all of the share-based compensation expense associated with the 2007 stock option grants.

Prior to 2006, Union National used the intrinsic value based method of accounting for share-based compensation, in accordance with Accounting Principles Board Opinion No. 25; thus, no compensation expense was recognized at the grant date. If compensation expense had been recognized in 2005, based on the estimated fair value of the options on the date of the grant, net income and earnings per share would have been reduced to the following pro forma amounts:

(Dollars in thousands, except per share data)	2005
Net Income - As Reported	$3,353
Less: Share-Based Compensation Cost	96
Net Income - Pro-Forma	$3,257

Net Income Per Share:
As Reported - Basic	$1.33
As Reported - Assuming Dilution	1.31
Pro-Forma - Basic	1.29
Pro-Forma - Assuming Dilution	1.27

SFAS No. 123(R) also requires that the tax benefit from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options and shares purchased under the Employee Stock Purchase Plan (“ESPP”) in excess of the tax benefit from the compensation expense recorded for those options be included in the cash flow statement as a cash inflow from financing activities. Prior to the adoption of SFAS No. 123(R), these tax benefits had been reflected as a cash inflow from operations. The prior years’ cash flow statements have not been restated. No tax benefit was recorded during the years ended December 31, 2007 and 2006 as there were no such exercises or dispositions during those years. Union National recorded a tax benefit of $40,000 in 2005 for exercises and dispositions.

Union National has three stock option plans: the ESPP; the Employee Stock Incentive Plan (“SIP”); and the Independent Directors’ Stock Option Plan (“IDSOP”). Options granted under the ESPP have a five-year term and can be exercised at 85% of the fair market value of the stock on the date of exercise. Of the 115,762 shares reserved for issuance under this plan, options to purchase 3,675 options were outstanding as of December 31, 2007. These ESPP options will expire immediately upon the earlier of the date of termination of employment, or March 1, 2008. As of December 31, 2007, no further options were available to be granted under the ESPP. Options granted under the SIP are incentive stock options with terms up to 10 years and option prices equal to the fair value of the shares on the date of the grant. SIP options vest over six months, become exercisable nine months after the grant date, and generally lapse 90 days after termination of employment. Of the 249,506 shares reserved for issuance under the SIP, 31,900 shares were granted during 2007, (7,200 of which were forfeited during the second quarter of 2007 due to employee terminations) and as of December 31, 2007, no further options were available to be granted under the SIP. No further options can be granted under the IDSOP, which consists of non-qualified stock options with terms up to 10 years. These options have exercise prices equal to the fair value of the shares on the date of the grant and expire one year after departure from the board of directors. It is Union National’s policy to issue new shares upon the exercise of stock options.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. 31,900 options were granted during 2007, no options were granted during 2006, and 27,000 options were granted during 2005. The per share weighted-average fair value of stock options granted in 2007 and 2005 was $3.41 and $3.56, respectively. These fair values were computed using the following weighted-average assumptions for the years ended December 31:
	2007	2005
Expected Dividend Yield	3.45%	3.02%
Risk-Free Interest Rate	5.02%	4.00%
Expected Life (Years)	8.0	8.0
Expected Volatility	17.11%	45.90%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Stock option activity for the years ended December 31, 2007, 2006 and 2005, is summarized below:

	Stock	Weighted-Average
	Options	Exercise Price
Options Outstanding at January 1, 2005
(Prices range from $11.52 to $20.64)	219,318	$18.10

Year Ended December 31, 2005:
Granted	27,000	21.19
Exercised	(26,605)	15.78
Forfeited	(6,224)	19.21
Expired	(10,490)	20.44

Options Outstanding at December 31, 2005
(Prices range from $11.52 to $22.14)	202,999	$18.22

Year Ended December 31, 2006:
Granted	-	-
Exercised	(3,606)	13.67
Forfeited	(11,647)	19.90
Expired	(10,416)	16.78

Options Outstanding at December 31, 2006
(Prices range from $11.52 to $22.14)	177,330	$18.14

Year Ended December 31, 2007
Granted	31,900	18.50
Exercised	(13,296)	12.91
Forfeited	(68,942)	18.45
Expired	(2,553)	20.10

Options Outstanding at December 31, 2007
(Prices range from $9.31 to $22.14)	124,439	$18.32

All options outstanding at December 31, 2007 were fully vested and exercisable.

As of December 31, 2007, the total intrinsic value (the difference between the market price and the exercise price) of all options outstanding and exercisable was $15,000. The total intrinsic value of all options exercised during the year ended December 31, 2007 was $26,000.

Options outstanding at December 31, 2007, consisted of the following:
	Options	Weighted-Average	Average Remaining
Range of Exercise Price	Outstanding	Exercise Price	Contractual Life
$ 9.31 to $13.08	18,567	$11.91	2.9 years
$13.09 to $16.78	10,906	15.66	4.3 years
$16.79 to $18.49	21,966	17.98	1.6 years
$18.50 to $20.81	33,258	18.95	8.0 years
$20.82 to $22.14	39,742	21.70	6.8 years
Outstanding at End of Year	124,439	18.32	5.4 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment securities are as follows:

	At December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
Obligations of U.S. Government Agencies	$43,031	$59	$(4)	$43,086
Mortgage-Backed Securities	26,329	109	(208)	26,230
Corporate Securities	4,439	26	(52)	4,413
Equity Securities	359	108	(20)	447
Total	$74,158	$302	$(284)	$74,176

	At December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
Obligations of U.S. Government Agencies	$4,253	$-	$(102)	$4,151
Mortgage-Backed Securities	86,353	272	(979)	85,646
Obligations of State and
Political Subdivisions	25,885	1,080	(26)	26,939
Corporate Securities	13,232	134	(839)	12,527
Equity Securities	369	182	(4)	547

Total	$130,092	$1,668	$(1,950)	$129,810

The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government Agencies	$12,031	$(4)	$-	$-	$12,031	$(4)
Mortgage-Backed Securities	9,961	(118)	8,462	(90)	18,423	(208)
Corporate Securities	-	-	1,226	(52)	1,226	(52)
Equity Securities	90	(16)	14	(4)	104	(20)
Total Temporarily Impaired Securities	$22,082	$(138)	$9,702	$(146)	$31,784	$(284)

The following table shows Union National's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2006:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government Agencies	$-	$-	$4,151	$(102)	$4,151	$(102)
Mortgage-Backed Securities	37,892	(307)	21,582	(672)	59,474	(979)
Obligations of State and
Political Subdivisions	353	-	1,666	(26)	2,019	(26)
Corporate Securities	1,886	(665)	6,077	(174)	7,963	(839)
Equity Securities	-	-	41	(4)	41	(4)
Total Temporarily Impaired Securities	$40,131	$(972)	$33,517	$(978)	$73,648	$(1,950)

At December 31, 2007, there were a total of 41 debt and equity securities with unrealized losses of $284,000 that amounted to .89% of their amortized cost. Management believes that the unrealized losses primarily reflect changes in interest rates subsequent to the acquistion of specific securities.

In order to determine whether unrealized losses in the market value of investment securities are other than temporary, management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value had been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment, and management’s intention and ability to hold the securities to the earlier of the recovery of losses or maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Based upon management’s assessments, it was management’s determination that three corporate debt securities held as available for sale with a combined amortized cost (book value) of $3,000,000 had a combined fair value of $2,200,000, with the $800,000 decline in value being other than temporary. Accordingly, management recorded the $800,000 as impairment charges on investments in the Other Operating Income section of the 2007 Consolidated Statement of Income. The three securities remained held at December 31, 2007, with payments received subsequent to the impairment determination being fully applied to principal.

Investment securities carried at $60,784,000 at December 31, 2007, and $52,813,000 at December 31, 2006 were pledged to secure public, trust, and government deposits and for other purposes. In addition, securities carried at $8,530,000 at December 31, 2007 and $3,984,000 at December 31, 2006 were pledged for repurchase agreements.

The amortized cost and fair value of debt securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
(In thousands)	Cost	Value
Due in One Year or Less	$29,999	$30,029
Due After One Year Through Five Years	15,316	15,298
Due After Five Years Through Ten Years	-	-
Due After Ten Years	2,155	2,172
	47,470	47,499
Mortgage-Backed Securities	26,329	26,230

	$73,799	$73,729

The following information is related to the sales of available-for-sale securities:

	Realized	Realized	Income Tax
(In thousands)	Gains	Losses	Expense
The year ended December 31, 2007	905	(816)	30
The year ended December 31, 2006	273	(64)	71
The year ended December 31, 2005	124	(20)	36

NOTE 4 - LOANS AND LEASES

Loans and leases, net of unamortized loan origination fees of $589,000 at December 31, 2007, and $623,000 at December 31, 2006, are summarized as follows:

	December 31,
(Dollars in thousands)	2007	2006
Real Estate Mortgages:
First and Second Residential	$137,724	$130,363
Commercial and Industrial	115,630	105,158
Construction and Land Development	29,427	23,634
Agricultural	24,839	24,133
Commercial and Industrial	28,741	27,226
Consumer, Net of Unearned Income	7,832	7,893
Agricultural	4,341	3,733
Political Subdivisions	8,993	9,803
Lease Financing Receivables, Net of Unearned Income	6,078	8,339
Other	732	799
Total Loans and Leases	364,337	341,081
Add: Unamortized Premium on Purchased Loans	-	32
Loans and Leases, Net of Unearned Income	$364,337	$341,113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Union National grants commercial, residential and consumer loans and leases to customers primarily located in Lancaster County, Pennsylvania. Although Union National has a diversified loan and lease portfolio, its debtors’ ability to honor their contracts is influenced by the region's economy.

Total loans and leases includes Union National’s net investment in direct lease financing receivables, determined as follows:

	December 31,	December 31,
(Dollars in thousands)	2007	2006
Minimum Lease Payments Receivable	$6,592	$9,538
Residual Values	450	467
Unearned Income	(964)	(1,666)
	$6,078	$8,339

The allowance for uncollectible lease payments, included in the allowance for loan and lease losses, was $152,000 and $63,000 at December 31, 2007 and 2006, respectively.

Minimum future rentals on noncancelable financing leases as of December 31, 2007 are as follows (dollars in thousands):

2008	$2,182
2009	1,868
2010	1,416
2011	730
2012	258
Thereafter	138
$6,592

Union National’s nonperforming assets consisted of the following:

	December 31,	December 31,
(Dollars in thousands)	2007	2006
Nonaccruing Loans	$2,919	$2,280
Accruing Loans - 90 Days or More Past Due	120	253
Total Nonperforming Loans	3,039	2,533
Foreclosed Real Estate	-	186
Repossessed Assets	50	-
Foreclosed Purchased Loans	106	134
Total Nonperforming Assets	$3,195	$2,853

Following is a summary of information related to impaired loans and leases:

	December 31,
(Dollars in thousands)	2007	2006	2005
Impaired Loans and Leases with a Related
Allowance for Loan and Lease Losses	$1,814	$1,798	$2,061
Impaired Loans and Leases without a Related
Allowance for Loan and Lease Losses	822	4,786	1,209
Total Outstanding Balance at Year End	$2,636	$6,584	$3,270

Related Allowance for Loan and Lease Losses $	380	$146	$254
Average Outstanding Balance for the Year	2,993	4,645	3,642
Recognized Interest Income	21	239	167
Cash Basis Interest Income	13	216	165
Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $3,499,000 at December 31, 2007. Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection. Transactions on these loans for the year ended December 31, 2007, are as follows:

(Dollars in thousands)
Balance, Beginning of Year	$5,708
Additions	1,578
Deductions	(3,787)
Balance, End of Year	$3,499

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 5 - ALLOWANCE FOR LOAN AND LEASE LOSSES

An analysis of changes in the allowance for loan and lease losses for the years ended December 31 is as follows:

(Dollars in thousands)	2007	2006	2005
Balance, Beginning of Year	$3,070	$2,675	$2,288
Provision Charged to Operating Expense	1,237	672	681
Recoveries of Charged-Off Loans	5	62	33
Charged-Off Loans	(637)	(339)	(327)
Balance, End of Year	$3,675	$3,070	$2,675

NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment owned is as follows:

	Estimated	December 31,	December 31,
(Dollars in thousands)	Useful Lives	2007	2006
Construction & Development		$19	$26
Land		644	644
Land Improvements	20 years	1,055	1,055
Buildings and Improvements	15-50 years	7,506	7,455
Leasehold Improvements	3-40 years	1,217	1,125
Furniture, Fixtures & Equipment	5-20 years	8,715	8,464
Subtotal		19,156	18,769
Less: Accumulated Depreciation		(10,118)	(9,189)
Premises and Equipment - Net		$9,038	$9,580

Depreciation expense amounted to $1,078,000 in 2007, $879,000 in 2006, and $709,000 in 2005.

Future minimum lease expense and sublease income under terms of noncancelable operating lease and sublease agreements, including certain amounts which are payable to a related party, as of December 31, 2007 are as follows:

	Lease	Sublease	Net	Related
(Dollars in thousands)	Obligations	Income	Leases	Party
2008	$908	$117	$791	$361
2009	912	136	776	347
2010	908	146	762	338
2011	955	155	800	373
2012	981	135	846	397
Thereafter	7,472	-	7,472	4,565
	$12,136	$689	$11,447	$6,381

Net rent expense from continuing operations consisted of the following:

(Dollars in thousands)	2007	2006	2005
Minimum rental	$1,194	$667	$273
Sublease rentals	(10)	-	-
Net rental expense	$1,184	$667	$273

Rents paid to a related party were $473,000, $412,000, and $0 for the years ended 2007, 2006, and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 7 - TIME DEPOSITS

Scheduled maturities of certificates of deposit at December 31, 2007, are as follows:

(Dollars in thousands)
2008	$118,737
2009	10,994
2010	23,642
2011	11,860
2012	2,866
2013	-
2014	7,391
$175,490

Total certificates of deposit included $23,785,000 and $31,975,000 of brokered CDs outstanding at December 31, 2007 and 2006 respectively. Union National has the option to call $16,398,000 of these brokered CDs semi-annually.

Certificates of deposit in denominations of $100,000 or more amounted to $50,902,000 at December 31, 2007, and $41,372,000 at December 31, 2006. The maturities of certificates of deposit in denominations of $100,000 or more at December 31, 2007, are as follows:

(Dollars in thousands)
Three months or less	$13,695
Over three months through six months	9,619
Over six months through twelve months	11,500
Over twelve months	16,088
Total	$50,902

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings and weighted-average interest rates at December 31 are as follows:

	2007		2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Treasury Tax and Loan Notes	$42	4.87%	$900	5.00%	$900	4.00%
Federal Funds Purchased	-	-	6,550	5.25	3,560	4.38
Securities Sold Under
Repurchase Agreements	6,587	4.13	3,094	4.79	845	3.63
FHLB Short-Term Advances	-	-	-	-	13,000	4.22
Total	$6,629	4.13%	$10,544	5.09%	$18,305	4.21%

Short-term borrowings had an average outstanding balance of $6,025,000 during 2007 at a weighted-average interest rate of 4.96%. The highest balance outstanding at a month-end during 2007 was $8,223,000. During 2006, short-term borrowings had an average outstanding balance of $9,790,000 at a weighted-average interest rate of 4.99%. The highest balance outstanding at a month-end during 2006 was $17,307,000. During 2005, short-term borrowings had an average outstanding balance of $7,584,000 at a weighted-average interest rate of 3.09%. The highest balance outstanding at a month-end during 2005 was $18,305,000.

Under an agreement with the Federal Home Loan Bank (FHLB), Union National has a line of credit available in the amount of $15,000,000, none of which was outstanding at December 31, 2007 or 2006. All FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities. In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National with a carrying amount of $3,292,000 at December 31, 2007, and $5,655,000 at December 31, 2006. In addition, Union National has combined lines of credit with correspondent banks amounting to $23,000,000 for overnight federal funds borrowings, of which $0 was outstanding at December 31, 2007 or 2006.

Union National offers a short-term investment program for certain corporate customers for secured investing. This program consists of overnight repurchase agreements that are secured by designated investment securities of the bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 9 - LONG-TERM DEBT

A summary of long-term debt as of December 31 is as follows:

	2007		2006
(Dollars in thousands)	Amount	Rate	Amount	Rate
FHLB fixed-rate advances maturing:
2007	$-	-%	$2,000	5.19%
2008	1,550	3.36	1,550	3.36
2009	6,707	3.78	18,891	4.62
2010	9,500	4.67	10,117	4.72
2011	-	-	2,006	5.27
2012	13,054	4.25	13,054	4.26
2013	1,000	4.39	1,000	4.39

FHLB floating-rate advances maturing:
2007	-	-	8,877	5.28
2008	-	-	11,897	5.22
2009	2,131	4.77	13,305	5.19
2010	2,000	4.77	2,000	5.23
2011	2,874	4.77	2,874	5.23

FHLB convertible fixed-rate advances maturing:
2010	20,000	5.70	20,000	5.70
2011	10,000	5.23	10,000	5.23
Total	$68,816	4.86%	$117,571	5.03%

FHLB advances are collateralized by a security agreement and FHLB capital stock as described in Note 8. As of December 31, 2007, Union National had a maximum borrowing capacity of $88,719,000 from the FHLB, of which $19,903,000 was available. The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to an adjustable-rate advance at the three-month London Interbank Offered Rate (“LIBOR”) plus .08% to .20%. The FHLB currently has the option to convert all $30,000,000 of the outstanding convertible advances on a quarterly basis. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full.

Subsequent Event

A total of $10,105,000 of FHLB Advances outstanding as of December 31, 2007, were paid off in January 2008, reducing total FHLB borrowings outstanding to $58,711,000 with a weighted average interest rate of 4.95%.

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

Some of these rate lock commitments will ultimately expire without being completed. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these rate lock commitments expose Union National to variability in their fair value due to changes in interest rates. If interest rates increase, the value of these rate lock commitments decreases. Conversely, if interest rates decrease, the value of these rate lock commitments increases. The notional amount of interest rate lock commitments was insignificant at December 31, 2007 and 2006.

Interest Rate Derivatives

Union National occasionally has derivative financial instruments in the form of an interest rate collar agreement and an interest rate cap agreement which derive their value from underlying interest rates, both of which have been designated as cash flow hedges. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivative are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. Such difference, which represents the fair value of the derivative instruments, is reflected on Union National’s balance sheet as derivative assets and derivative liabilities, with changes in such fair values reflected in accumulated other comprehensive income (loss). Union National’s objective in using derivatives is to add stability to its net interest income by managing its exposure to interest rate movements or other identified risks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Union National is exposed to credit-related losses, in the event of nonperformance by the counterparties to these agreements. Union National controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures, and does not expect any counterparties to fail their obligations. Union National deals only with primary dealers.

At December 31, 2007, Union National had no interest rate derivative agreements.

At December 31, 2006, Union National had interest rate collar and cap derivatives with fair values of $17,000 and $28,000, respectively, which were included in other assets. The change in net unrealized after-tax losses of $26,000 in 2006 for derivatives designated as cash flow hedges was separately disclosed in the statement of changes in stockholders’ equity and comprehensive income (loss). Hedge ineffectiveness on cash flow hedges recognized during 2006 was not significant.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On July 28, 2006, the bank issued $6,000,000 of junior subordinated debentures due September 15, 2021, with a 5-year initial fixed rate of 7.17%, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%. The debentures were issued in order to fund growth and to raise the bank’s risk-based capital ratio above the 10% well-capitalized level. These securities are callable by Union National, subject to any required regulatory approval, at par, after 5 years.

On December 19, 2003, Union National issued $8,248,000 in junior subordinated debentures due January 23, 2034, to Union National Capital Trust I (“UNCT I”). On October 14, 2004, Union National issued $3,093,000 in junior subordinated debentures due November 23, 2034, to Union National Capital Trust II (“UNCT II”). Union National owns all of the common equity of $248,000 and $93,000 in UNCT I and UNCT II, respectively, and the debentures are the sole asset of the trusts and are included in the other assets on the consolidated balance sheet. UNCT I issued $8,000,000 and UNCT II issued $3,000,000 of floating-rate trust capital securities in non-public offerings in reliance on Section 4(2) of the Securities Act of 1933.

The UNCT I floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.85%. The UNCT I coupon rate was 7.83% at December 31, 2007, and 8.23% at December 31, 2006. The UNCT II floating-rate capital securities provide for quarterly distributions at a fixed annual coupon rate of 5.28% until November 2007, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.00%. The UNCT II coupon rate was 5.28% at December 31, 2007. The securities in both trusts are callable by Union National, subject to any required regulatory approval, at par, after 5 years from issuance. Union National unconditionally guarantees the trust capital securities. The terms of the junior subordinated debentures and the common equity of the trusts mirror the terms of the trust capital securities issued by the trusts. In December 2003, Union National used $4,000,000 of the net proceeds from the UNCT I offering to fund an additional capital investment in Union National Community Bank to fund its operations and future growth. In October 2005, Union National used the net proceeds from the UNCT II offering to fund an additional $3,000,000 capital investment in Union National Community Bank to fund its operations and future growth. Union National used the balance of the funding for the repurchase of common stock and general corporate purposes. During 2007, 2006, 2005, and 2004, Union National repurchased 364, 8,709, 53,276, and 100,489 shares of common stock at a cost of $6,000, $168,000, $1,192,000, and $2,260,000 respectively.

In accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” the accounts of UNCT I and UNCT II are not included in the consolidated financial statements of Union National. However, for regulatory purposes, the trust capital securities qualify as Tier I capital of Union National subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve. Any portion that exceeds the 25% of capital limitation qualifies as Tier II capital. As of December 31, 2007, Tier I regulatory capital of Union National Financial Corporation included $9,596,000 of junior subordinated debentures issued through UNCT I and UNCT II (together, “the Capital Trusts”). The balance of the junior subordinated debentures issued through the Capital Trusts, $1,404,000, is included in Tier II regulatory capital of Union National Financial Corporation. Additionally, included in Tier II regulatory capital of the bank and Union National Financial Corporation is $6,000,000 of junior subordinated debentures issued by the bank. These securities would become callable if the Federal Reserve makes a determination that junior subordinated debt can no longer be considered in regulatory capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 12 - EMPLOYEE BENEFITS

Union National has a 401(k) profit-sharing plan that covers substantially all full-time employees. This plan allows employees to contribute a portion of their salaries and wages to the plan. The bank may elect to make discretionary contributions to the plan. The plan provides for the bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages.

Union National’s expense relative to its profit-sharing plan amounted to $187,000 for the year ended December 31, 2007, $329,000 for 2006 and $324,000 for 2005.

Union National entered into a salary continuation agreement with its Chairman/ President/CEO. This is an unfunded plan that provides for target retirement benefits beginning at age 62. The agreement also provides for benefits in the event of the disability or death of the participant, the termination of employment of the participant, or a change in control of Union National. At December 31, 2007 and 2006, Union National’s total accrued liability under this agreement was $231,000 and $164,000, respectively. Total expenses related to this liability and related insurance costs as provided for in the agreement amounted to $67,000, $62,000, and $56,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

NOTE 13 - INCOME TAXES

Effective January 1, 2007, Union National adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 was adopted by Union National retroactive to January 1, 2007. As a result of Union National’s adoption of FIN 48 and FIN 48-1, no significant income tax uncertainties were identified, therefore, Union National recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2007. Union National’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statements of Income.

The net deferred tax asset consisted of the following components as of December 31:

(Dollars in thousands)	2007	2006
Deferred Tax Assets:
Allowance for Loan and Lease Losses	$1,142	$937
Recoverable Alternative Minimum Taxes	732	788
Income Tax Credit Carryforward	443	278
Unrealized Losses on Investment
Securities Available for Sale	-	125
Impairment Charges on Investment
Securities	272	-
Other	132	224
Total Deferred Tax Assets	2,721	2,352
Deferred Tax Liabilities:
Deferred Net Loan Fees	(47)	(50)
Depreciation	(416)	(383)
Prepaid Expenses	(130)	(82)
Mortgage Servicing Assets and Credit
Enhancement Fees Receivable	(51)	(72)
Leasing	(762)	(421)
Unrealized gains on investment securities
Available for sale	(6)	-
Other	(111)	(23)
Total Deferred Tax Liabilities	(1,523)	(1,031)
Net Deferred Tax Asset	$1,198	$1,321

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31 is as follows:

(Dollars in thousands)	2007	2006	2005
Taxes Currently Payable	$(413)	$443	$822
Deferred Income Taxes (Benefit)	(8)	(344)	(156)
Provision for (Benefit from) Income Taxes	$(421)	$99	$666

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The reasons for the difference between Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31 are as follows:

	2007		2006		2005
(Dollars in thousands)	Amount	%	Amount	%	Amount	%
Tax at Statutory
Federal Income Tax Rate	$(37)	34.0%	$865	34.0%	$1,366	34.0%
Tax-Exempt Income, Net of
Disallowed Interest Expense	(267)	245.0	(583)	(22.9)	(520)	(12.9)
Earnings from Bank-Owned
Life Insurance	(145)	133.0	(130)	(5.1)	(127)	(3.2)
Income Tax Credits	(38)	34.9	(72)	(2.8)	(72)	(1.8)
Other	66	(60.6)	19	0.7	19.5
Provision for (Benefit from)
Income Taxes	$(421)	386.3%	$99	3.9%	$666	16.6%

Income tax credit carryforwards begin to expire in 2020. Income tax credits are recognized as earned. Credits earned were $38,000 in 2007, $72,000 in 2006, and $72,000 in 2005. Projected tax credits are $0 for 2008 and $0 for 2009.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

The bank is a party to financial instruments with off-balance sheet risk, in the normal course of business, to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance.

(Dollars in thousands)	December 31,	December 31,
	2007	2006
Financial Instruments Whose Contract Amounts
Represent Credit Risk:
Commitments to Extend Credit	$5,762	$42,694
Unused Portion of Home Equity,
Personal and Overdraft Lines	48,715	36,958
Other Unused Commitments, Principally
Commercial Lines of Credit	57,026	53,325
Standby Letters of Credit	6,239	8,694
Total	$117,742	$141,671

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Certain commitments may expire without being drawn upon and, therefore, future cash may not be required. The bank evaluates each customer's creditworthiness on a case-by-case basis. The bank generally requires collateral or other security to support financial instruments with credit risk. Collateral held varies but may include residential or commercial real estate, equipment, inventory, and accounts receivable.

Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements and have terms of less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers. The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance. The bank requires collateral supporting these letters of credit as deemed necessary. Based on the creditworthiness of the borrowers, Union National had unsecured letters of credit outstanding that totaled $547,000 at December 31, 2007 and $1,338,000 at December 31, 2006.

Management believes that the proceeds obtained through a liquidation of collateral on secured letters of credit would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2007 and 2006, for guarantees under standby letters of credit issued is not considered to be material.

Union National occasionally sells residential mortgage loans to the FHLB of Pittsburgh under an agreement that includes a maximum credit enhancement liability of $1,522,000. Union National may be required to pay the FHLB if realized losses on any of the sold mortgages exceed the amount held in a spread account at the FHLB funded annually at 0.04% of the outstanding balance of loans sold. Union National’s historical losses on residential mortgages have been lower than the amount being funded to the spread account. As such, Union National does not anticipate recognizing any losses and accordingly, has not recorded a liability for the credit enhancement. As compensation for the credit enhancement, the FHLB is paying Union National 0.10% of the outstanding loan balance in the portfolio on a monthly basis. Union National records credit enhancement fees receivable based upon the present value of estimated future cash flows as loans are sold. The credit enhancement fees receivable amounted to $65,000 at December 31, 2007 and $64,000 at December 31, 2006, and are amortized as principal is received on loans sold.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 15 - REGULATORY RESTRICTIONS

The bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities. The average amount of required reserves was approximately $5,521,000 and $4,976,000 during 2007 and 2006, respectively.

The bank is also subject to certain restrictions in connection with the payment of dividends. National banking laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, in 2008, the bank may declare dividends to the parent company, Union National, of approximately $844,000 plus an amount equal to the net profits of the bank in 2008 up to the date of any such dividend declaration.

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

As of December 31, 2007 and 2006, Union National and the bank met all capital adequacy requirements to which they are subject. As of December 31, 2007, the most recent notification from the regulators categorized the bank as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the bank’s category.

Union National and the bank maintained the following regulatory capital levels and leverage and risk-based capital ratios:

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	Rate	Amount	Rate
Union National Financial Corporation
Leverage Ratio:
Tier I Capital to Average Total Assets	$38,370	7.79%	$38,091	7.39%
Minimum Required for Capital Adequacy Purposes	19,705	4.00	20,611	4.00

Risk-based Capital Ratios:
Tier I Capital Ratio - Actual	38,370	9.08	38,091	8.97
Minimum Required for Capital Adequacy Purposes	16,905	4.00	16,991	4.00

Total Capital Ratio - Actual	49,487	11.71	48,786	11.49
Minimum Required for Capital Adequacy Purposes	33,810	8.00	33,983	8.00

Union National Community Bank
Leverage Ratio:
Tier I Capital to Average Total Assets	$38,633	7.84%	$38,048	7.45%
Minimum Required for Capital Adequacy Purposes	19,705	4.00	20,611	4.00
To Be Well-Capitalized Under Prompt Corrective Action Provisions	24,631	5.00	25,764	5.00

Risk-based Capital Ratios:
Tier I Capital Ratio - Actual	38,633	9.17	38,048	9.08
Minimum Required for Capital Adequacy Purposes	16,845	4.00	16,925	4.00
To Be Well-Capitalized Under Prompt Corrective Action Provisions	25,268	6.00	25,387	6.00

Total Capital Ratio - Actual	48,308	11.47	47,473	11.22
Minimum Required for Capital Adequacy Purposes	33,691	8.00	33,849	8.00
To Be Well-Capitalized Under Prompt Corrective Action Provisions	42,114	10.00	42,312	10.00

In response to the Memorandum of Understanding with the Office of the Comptroller of the Currency (OCC) as discussed in Note 18, Union National Community Bank has established target capital rates of 8% for Tier I Capital to Average Total Assets, 9% for Tier I Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets. The OCC has accepted management’s capital targets and established June 30, 2008 as the target achievement date. Union National expects to meet these capital targets by further reducing borrowings, generating capital from net earnings, and if necessary, a capital infusion.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the bank can make to Union National at any time to 10% of the bank's total regulatory capital. At December 31, 2007, this limitation amounted to approximately $4,831,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 16 - RESIDENTIAL MORTGAGE BUSINESS VENTURE

Union National Community Bank formed a residential mortgage brokerage subsidiary, Home Team Financial, LLC, in July 2005, with Home Team Financial, LLC’s operating results being included in Union National’s consolidated results beginning with the quarter ended September 30, 2005. The bank had a 98% ownership interest in Home Team’s assets and a 30% initial interest in Home Team’s net profits. In forming the subsidiary, the bank acquired certain net assets totaling $155,000 from the former Home Team Mortgage, Inc., and the former employees of Home Team Mortgage, Inc. became employees of Home Team Financial, LLC. The former principals of Home Team Mortgage, Inc. held the minority interest in Home Team Financial, LLC and served as executive officers to manage the day-to-day operations of the bank subsidiary.

During the year ended December 31, 2007, a weakening housing market and the related reduction in brokered residential mortgage loan volume contributed to $384,000 of operating losses at Home Team Financial, LLC. As a result, Union National management decided to cease operations at Home Team Financial, LLC effective October 31, 2007. Related to this decision, Union National recorded severance and related expenses of $111,000, and a $157,000 impairment of previously recorded goodwill associated with Union National Community Bank’s ownership of Home Team Financial, LLC.

NOTE 17 - DE-LEVERAGING AND RESTRUCTURING ACTIVITIES

During 2007, Union National completed significant de-leveraging and restructuring activities. In January 2007, Union National decided to deleverage its Balance Sheet in order to strengthen the Bank’s capital position, enhance its income tax effectiveness, facilitate its future core banking growth strategies for loans and deposits, and improve its interest rate risk profile. Consequently, Union National reduced the size of its available-for-sale securities portfolio by $64,345,000 and reduced its restricted investment in FHLB stock by $2,039,000. Pre-tax net losses on the sale of the available-for-sale securities were $519,000 and are included in the Net Investment Securities Gains for the year ended December 31, 2007. (Union National sold other securities during 2007 at a net gain of $608,000.) The sales proceeds were used to pay down $48,755,000 of FHLB debt and $6,550,000 of other short-term borrowings. Union National incurred debt prepayment penalties of $31,000, on a pre-tax basis, which were included in Other Expenses.

In the first and second quarters of 2007, Management performed a restructuring evaluation of the Bank’s operations, reducing certain management and staffing positions in order to establish more appropriate and efficient staffing levels. The resulting restructuring charges, consisting of severance and related costs, totaled $717,000.

Restructuring Charges	$717,000
Cash Payments made through December 31, 2007
Severance (Salaries)	(424,000)
Extended Benefits	(64,000)
Legal/Professional Fees	(6,000)
Remaining Liability at December 31, 2007	$223,000

The remaining liability is outstanding severance payments due to a former executive.

NOTE 18 - MEMORANDUM OF UNDERSTANDING

On June 20, 2007, the Bank entered into a Memorandum of Understanding ("MOU") with the Comptroller of the Currency ("OCC"). Specifically, the MOU requires the Bank to (1) implement a three-year strategic plan in accordance with specific guidelines set forth in the MOU, (2) develop and implement a three-year capital plan, in accordance with specific guidelines set forth in the MOU, including a dividend policy for the payment of dividends provided the Bank is in compliance with the capital plan, and applicable laws and regulations, (3) review and revise a written program to improve the Bank's loan portfolio management, (4) review and revise the Bank's funds management reports to ensure that they reflect current and projected funding needs, (5) develop and implement a risk based audit program to determine weaknesses or deficiencies in the Bank's consumer compliance program, (6) ensure the Bank's interest rate risk ("IRR") measurement tool or model conforms to OCC guidelines and, if necessary, develop an action plan to address the need for a more acceptable IRR measurement model, and (7) furnish written quarterly progress reports to the OCC detailing the form and manner of actions taken to comply with the MOU. Each provision of the MOU is subject to OCC approval, non-objection and/or review.

Management has fully complied with the terms of the MOU and has sent to the OCC the documentation and progress reports as required under the MOU to be submitted through December 31, 2007.

NOTE 19 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Stockholders may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices. During 2007, Union National had a former Dividend Reinvestment and Stock Purchase Plan expire, and established a new plan effective August 21, 2007. The new Dividend Reinvestment and Stock Purchase Plan reserved 200,000 shares of common stock to be issued. During 2007, 9,634 shares have been issued under the Dividend Reinvestment and Stock Purchase Plans, with 7,482 issued under the now expired plan, and 2,152 issued under the new plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

At December 31, 2007 and 2006, the estimated fair values of financial instruments based on the disclosed assumptions are as follows:

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and Cash Equivalents	$37,882	$37,882	$15,462	$15,462
Investment Securities
Available for Sale	74,176	74,176	129,810	129,810
Loans Held for Sale	-	-	1,662	1,662
Loans (excluding leases), Net of
Unearned Income and Allowance
For Loan Losses	354,584	351,400	329,767	324,119
Restricted Investment in Bank Stocks	3,652	3,652	5,994	5,994
Accrued Interest Receivable	2,074	2,074	2,559	2,559
Mortgage Servicing Assets and
Credit Enhancement Fees Receivable	169	351	213	363

Liabilities:
Demand and Savings Deposits	200,821	200,821	191,336	191,336
Time Deposits	175,490	177,894	148,739	147,993
Short-term Borrowings	6,629	6,629	10,544	10,544
Long-term Debt	68,816	70,054	117,571	116,987
Junior Subordinated Debentures	17,341	17,607	17,341	17,690
Accrued Interest Payable	2,090	2,090	1,974	1,974
Derivative Financial Instruments:
Rate Lock Commitments - Liabilities	-	-	-	-
Interest Rate Collar Agreement Asset	-	-	17	17
Interest Rate Cap Agreement Asset	-	-	28	28
Off-balance-sheet Items:
Commitments to Extend Credit
and Standby Letters of Credit	-	-	-	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 21 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Cash in Bank Subsidiary	$44	$399
Interest-Bearing Deposits in Other Banks	48	60
Investment in Subsidiaries	38,941	38,523
Other Equity Investment Securities	447	547
Investments in Limited Partnerships	269	343
Recoverable Federal Income Taxes	480	361
Other Assets	76	100
Total Assets	$40,305	$40,333

LIABILITIES
Junior Subordinated Debentures	$11,341	$11,341
Other Liabilities	164	444

STOCKHOLDERS' EQUITY	28,800	28,548
Total Liabilities and
Stockholders' Equity	$40,305	$40,333

CONDENSED STATEMENTS OF INCOME
(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005

INCOME
Dividends from Subsidiaries	$843	$1,895	$2,166
Dividends on Other Equity Investment Securities	16	13	16
Interest on Deposits in Bank Subsidiary	1	3	10
Gain on Sale of Securities	40	47	34
Management Fees from Bank Subsidiary	42	42	42

Total Income	942	2,000	2,268

EXPENSES
Interest Expense on Junior
Subordinated Debentures	843	828	681
Other Expenses	269	207	206

Total Expenses	1,112	1,035	887

Income before Income Taxes and Equity
in Undistributed Income of Subsidiary	(170)	965	1,381

Provision for Income Taxes(Benefit)	(377)	(383)	(334)
	(207)	1,348	1,715
EQUITY in UNDISTRIBUTED
INCOME of BANK SUBSIDIARY	105	1,096	1,638

NET INCOME	$312	$2,444	$3,353

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

CONDENSED STATEMENTS of CASH FLOW
(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005

CASH FLOWS from OPERATING ACTIVITIES
Net Income	$312	$2,444	$3,353
Adjustments to Reconcile Net Income to Net
Cash Provided by (Used in) Operating Activities:
Equity In Undistributed Income
of Bank Subsidiary	(105)	(1,096)	(1,638)
Investment Securities Gains	(40)	(47)	(34)
Provision for Deferred Income Taxes	(8)	26	(4)
Stock Based Compensation Expense	82	-	-
Decrease (Increase) in Other Assets	(21)	481	(218)
Increase (Decrease) in Other Liabilities	(240)	236	40

Net Cash Provided by (Used in)
Operating Activities	(20)	2,044	1,499

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available-for-Sale
Securities	49	100	87
Purchases of Available-for-Sale Securities	-	(73)	(40)
Investment in Subsidiaries	-	(900)	(1,000)

Net Cash Provided by (Used in)
Investing Activities	49	(873)	(953)

CASH FLOWS from FINANCING ACTIVITIES
Acquisition of Treasury Stock	(6)	(168)	(1,192)
Issuance of Common Stock	319	402	775
Cash Dividends Paid	(709)	(1,560)	_ (1,576)

Net Cash Used in Financing Activities	(396)	(1,326)	(1,993)

NET INCREASE (DECREASE) in CASH	(367)	(155)	(1,447)

CASH - Beginning of Year	459	614	2,061

CASH - End of Year	$92	$459	$614

Report on Management’s Assessment of Internal Control over Financial Reporting

The management of Union National Financial Corporation (Corporation) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934. The Corporation’s internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles.

Because of inherent limitations, all internal control systems over financial reporting, no matter how well designed, may not prevent or detect all potential misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In order to ensure that the Corporation’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its audited financial statements prepared as of December 31, 2007. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management retained the assistance of an outside provider of internal auditing services in its documentation, testing and evaluation of internal control over financial reporting. In assessing its internal controls, the Corporation followed the standards of the Public Company Accounting Oversight Board (United States).

Management has disclosed to the Corporation’s auditors and the Corporation’s Audit Committee the results of its internal control assessment and potential deficiencies in the design or operation of the internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial information.

Based on its assessment, the Corporation’s management has concluded that, as of December 31, 2007, the Corporation’s internal control over financial reporting is effective.

This annual report does not include an attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. The Corporation’s internal control over financial reporting was not subject to attestation by the Corporation’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

/s/ Mark D. Gainer	/s/ Michael D. Peduzzi
Mark D. Gainer Chairman, Chief Executive Officer and President	Michael D. Peduzzi Senior Vice President, Chief Financial Officer

Date: March 27, 2008	Date: March 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Union National Financial Corporation
Lancaster, Pennsylvania

We have audited the accompanying consolidated balance sheets of Union National Financial Corporation and subsidiary (the “Corporation”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. Union National Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Corporation changed its method of accounting for share-based payments.

Beard Miller Company LLP
Lancaster, Pennsylvania
March 27, 2008

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006, are as follows:
(Dollars in thousands, except per share data)

	2007				2006
	March	June	September	December	March	June	September	December
	31	30	30	31	31	30	30	31

Interest Income	$7,690	$7,814	$8,036	$7,833	$6,792	$7,351	$7,937	$8,210

Interest Expense	3,916	3,778	4,149	4,166	3,204	3,649	4,275	4,498

Net Interest Income	3,774	4,036	3,887	3,667	3,588	3,702	3,662	3,712

Provision for
Loan and Lease Losses	207	270	230	530	30	307	104	231

Net Interest Income after
Provision for
Loan and Lease Losses	3,567	3,766	3,657	3,137	3,558	3,395	3,558	3,481

Other Operating Income	2,113	2,037	1,748	1,322	1,854	2,095	1,938	2,166

Impairment Charge on Investment Securities	-	(450)	-	(350)	-	-	-	-

Investment Securities Gains (Losses)	(519)	597	-	11	22	19	24	144

Other Operating Expenses	5,857	5,657	4,895	4,336	4,571	5,092	4,834	5,214

Income (Loss) before
Income Taxes (Benefit)	(696)	293	510	(216)	863	417	686	577

Provision for Income Taxes (Benefit)	(340)	(44)	117	(154)	93	(55)	46	15

Net Income (Loss)	$(356)	$337	$393	$(62)	$770	$472	$640	$562

Per Share Information
Net Income (Loss) for Period - Basic	$(0.14)	$0.13	$0.15	$(0.02)	$0.31	$0.19	$0.25	$0.22
Net Income (Loss) for Period - Assuming Dilution	(0.14)	0.13	0.15	(0.02)	0.30	0.19	0.25	0.22

Note: Due to rounding, quarterly earnings per share may not add up to reported annual earnings per share.

SELECTED FINANCIAL DATA

	Years Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003
INCOME STATEMENT
Interest Income	$31,373	$30,290	$23,978	$19,638	$18,034
Interest Expense	16,009	15,626	9,662	6,621	6,703

Net Interest Income	15,364	14,664	14,316	13,017	11,331

Provision for Loan and Lease Losses	1,237	672	681	404	274

Net Interest Income after Provision
for Loan and Lease Losses	14,127	13,992	13,635	12,613	11,057

Other Operating Income	6,509	8,262	6,011	4,095	4,165
Other Operating Expenses	20,745	19,711	15,627	12,809	11,325

Income (Loss) before Income Taxes (Benefit)	(109)	2,543	4,019	3,899	3,897

Provision for (Benefit of ) Income Taxes	(421)	99	666	676	681

Net Income for Year	$312	$2,444	$3,353	$3,223	$3,216

SHARE INFORMATION
Net Income Per Share (Basic)	$0.12	$0.97	$1.33	$1.28	$1.23
Cash Dividends Per Share	0.280	0.620	0.625	0.610	0.600
Average Shares Outstanding (Basic) (in thousands)	2,536	2,518	2,517	2,526	2,623

FINANCIAL RATIOS
Return on Average Assets	0.06%	0.50%	0.79%	0.87%	0.98%
Return on Average Stockholders' Equity	1.07%	8.81%	12.59%	12.28%	11.89%
Return on Average Realized Stockholders' Equity (1)	1.08%	8.55%	12.64%	12.62%	12.38%
Dividend Payout Ratio	227.24%	63.83%	47.00%	47.84%	48.90%
Average Stockholders' Equity to
Average Assets	6.05%	5.67%	6.25%	7.05%	8.25%

AVERAGE BALANCE SHEET
Loans	$357,795	$318,251	$280,245	$244,752	$200,808
Investment Securities	73,589	129,413	110,440	95,033	96,650
Other Earning Assets	13,510	6,482	5,982	5,201	8,386
Total Assets	480,401	489,884	425,611	372,207	327,644
Deposits	351,750	316,402	282,934	246,445	226,781
Short-Term Borrowings	6,025	9,790	7,584	7,602	3,415
Long-Term Debt	72,586	119,326	94,474	81,442	68,623
Junior Subordinated Debentures	17,341	13,922	11,341	8,916	294
Stockholders' Equity	29,065	27,754	26,621	26,250	27,046

BALANCE SHEET AT YEAR-END
Loans and Leases	$364,337	$341,113	$300,213	$263,001	$225,381
Investment Securities	74,176	129,810	119,702	103,490	97,066
Total Earning Assets	463,347	478,912	427,982	371,724	326,989
Total Assets	501,776	517,597	462,178	399,290	351,892
Deposits	376,311	340,075	296,610	265,970	231,074
Short-Term Borrowings	6,629	10,544	18,305	4,524	9,981
Long-Term Debt	68,816	117,571	105,815	88,630	73,874
Junior Subordinated Debentures	17,341	17,341	11,341	11,341	8,248
Stockholders' Equity	28,800	28,548	27,225	26,853	27,124

(1) Excludes the impact of accumulated other comprehensive income (loss) on total stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Management’s discussion and analysis represents an overview of the results of operations and financial condition, and highlights the significant changes in the results of operations and financial condition, as presented in the accompanying consolidated financial statements for Union National Financial Corporation (“Union National”), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank (the “Bank”) for the years ended December 31, 2007 and 2006. Union National’s consolidated financial condition and results of operations consist primarily of the Bank’s financial condition and results of operations. Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004. Home Team Financial, LLC, a subsidiary of the Bank, and its subsidiary, TA of Lancaster, LLC (together, “Home Team”) began operations in July 2005, and ceased operations in October 2007. Home Team operated a mortgage banking and brokerage business and also offered title insurance and settlement services. In accordance with agreements between the Bank and the minority interest owners, the Bank’s ownership interest in Home Team was 98%, and the Bank’s interest in Home Team’s net profits and losses was 30% up until June 30, 2007, and 62.31% thereafter until Home Team ceased operating on October 31, 2007.

This discussion should be read in conjunction with the financial tables, statistics, financial statements and notes to financial statements appearing elsewhere in this Annual Report and in Forms 10-Q and 8-K that were filed during 2007. Current performance does not guarantee, assure or indicate similar performance in the future.

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Union National, the Bank or the combined company. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements.

Stockholders should note that many factors, some of which are discussed elsewhere in this 2007 Annual Report, and the Forms 10-Q and 8-K that were filed during 2007, and in the documents that are incorporated by reference, could affect the future financial results of Union National, the Bank or the combined company and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this document. These factors include but are not limited to the following:

•	Operating, legal and regulatory risks;

•	Economic, political and competitive forces;

•	Rapidly changing technology; and

•	The risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in the Annual Report and other documents that we periodically file with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2007.

CRITICAL ACCOUNTING POLICIES

The reporting of Union National’s financial condition and results of operations is impacted by the application of accounting policies by management, some of which are particularly sensitive and require significant judgments, estimates and assumptions to be made in matters that are inherently uncertain.

The provision for loan1  losses and the level of the allowance for loan losses involve significant estimates by management. In evaluating the adequacy of the allowance for loan losses, management considers past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While we use available information to make such evaluations, future adjustments to the allowance for loan losses and the provision for loan losses may be necessary if economic conditions or loan credit quality differ substantially from the factors and assumptions used in making the evaluation.

All investments are carried at fair value with any unrealized gains and losses, considered to be temporary, reported net of tax as an adjustment to stockholders’ equity. If management determines that impairment in the value of an investment security is “other than temporary,” the related loss is recorded in the consolidated income statement. In order to determine whether such unrealized losses are other than temporary, management regularly reviews investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value has been less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment. After considering such factors, it is a matter of judgment on the part of management to make the determination of whether or not the decline in market value is other than temporary.

On January 1, 2006, Union National adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value. Union National is using the modified prospective method of adoption, which permits application of SFAS No. 123(R) on a going-forward basis rather than restating prior periods. $82,000 of compensation expense was related to share-based awards granted during the year ended December 31, 2007. No share-based awards were granted or vested during the year ended December 31, 2006; accordingly, no compensation expense related to such awards was recorded in 2006. Stock compensation expense for share-based awards is recognized on a straight-line basis over the vesting period of the award.

1 Loans include leases that meet the criteria for direct financing leases under SFAS No. 13. Loans and lease financing receivables are, throughout the remainder of Management’s Discussion and Analysis, together referred to as “loans.”

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

RESULTS OF OPERATIONS

Overview

2007 Compared to 2006

Union National reported net income of $312,000 for the year ended December 31, 2007, a decrease of 87% from net income of $2,444,000 for the year ended December 31, 2006.  Basic and diluted earnings per share for 2007 were $0.12, as compared to basic earnings per share of $0.97 and diluted earnings per share of $0.96 for 2006. An increase of $3,221,000 from 2006 to 2007 in top-line revenue, interest and fee income on loans, contributed to an increase of $700,000 in net interest income. The increase in net interest income and certain other operating revenues were more than offset by significant pre-tax costs incurred during 2007 including:

•
Realized net losses of $519,000 on the sale of available-for-sale securities, and $31,000 in debt prepayment penalties, associated with de-leveraging activities that occurred during the first quarter of 2007;

•	Restructuring charges of $717,000 consisting of severance and related benefits resulting from staff reductions that were completed during March and April of 2007;

•	Other-than-temporary impairment charges of $800,000 recognized during 2007 related to significant reductions in the market value of three available-for-sale corporate debt securities;

•
Operating losses of $384,000, goodwill impairment of $157,000, and severance and related costs of $111,000 related to Union National’s Home Team Financial, LLC subsidiary, which ceased operations effective October 31, 2007;

•
An increase in professional fees expense of $549,000 for 2007, as compared to of 2006, incurred in connection with several areas including the implementation of Sarbanes Oxley requirements, regulatory matters including those related to the Memorandum of Understanding, legal services regarding employee severance, and a profit enhancement consulting project; and

•	A net occupancy expense charge of $259,000 for a commitment on a parcel of real estate to be used for potential bank use or sublease as a future retail branch site.

The combined 2007 after-tax impact of the above nonrecurring costs totaled $2,327,820 or $0.92 per diluted share, as compared to the $2,132,000 or $0.85 per diluted share decrease in net income from 2006 to 2007.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 0.06% for 2007, 0.50% for 2006, and 0.79% for 2005. Net income as a percent of average stockholders' equity, also known as return on average equity (ROE), was 1.07% for 2007, 8.81% for 2006, and 12.59% for 2005. Net income as a percent of average realized stockholders’ equity, which excludes the impact of accumulated other comprehensive income (loss), was 1.08% for 2007, 8.55% for 2006, and 12.64% for 2005. For Union National, accumulated other comprehensive income (loss) consists of net unrealized gains or losses on available-for-sale investment securities, net of taxes, and net unrealized gains or losses on derivatives designated as cash flow hedges, net of taxes.

The above items are quantified and discussed in further detail under their respective sections below.

2006 Compared to 2005

2006 was a year of investment and positioning ourselves for future growth. Consolidated net income for 2006 was $2,444,000 as compared to recorded earnings of $3,353,000 for 2005 and $3,223,000 for 2004. Basic and diluted earnings per share for 2006 amounted to $0.97 and $0.96, respectively, as compared to basic earnings per share of $1.33 and diluted earnings per share of $1.31 for 2005 and basic earnings per share of $1.28 and diluted earnings per share of $1.25 for 2004. We continued to implement our strategic growth initiatives during 2006, which included the relocation of our Corporate Headquarters to Lancaster, Pennsylvania in order to more effectively serve communities throughout Lancaster County, and the opening of two innovative retail offices utilizing our new Gold Cafe brand and concept. The first Gold Cafe was opened in April along the Old Philadelphia Pike near the Harrisburg Area Community College and the second opened in November, 2006 along Centerville Road.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Outlook

The economy in the Bank’s market in 2008 may be negatively impacted by recent national economic events and overall national economic trends including the lessening of certain borrowers' financial strength, a decline in the housing market and residential mortgage activity, and rapidly declining interest rates. We are monitoring these general and specific trends closely.

Due to adverse conditions in the housing market in 2007, we experienced a reduced number of residential mortgage loan originations and an increasing inability of investors to broker loans through Union National’s Home Team Financial, LLC subsidiary. Accordingly, management decided to cease operations at Home Team effective October 31, 2007. We are closely monitoring our commercial and consumer credit relationships, and investment holdings collateralized by residential mortgages, which are potentially impacted by the health of the housing market.

We are also closely monitoring and managing the decline in interest rates that began at the end of 2007 and accelerated in the first quarter of 2008. We regularly assess our interest rate sensitivity, and have taken measures to reduce our core funding costs to mitigate the potential negative impacts of these significant rate shifts on our core net interest income.

Despite these challenging economic conditions, we expect continued modest growth in loans and deposits for 2008, driven largely by our continued emphasis on our core banking business including expanding existing customer relationships, developing new business relationships, and promoting our retail deposit products through marketing and pricing initiatives. We expect generally flat net interest income as savings in funding costs from interest rate reductions and de-leveraging debt reductions are offset by interest income decreases due to interest rate reductions on earning assets and decreased investment holdings from de-leveraging. We expect continued growth in certain core other operating income categories, including deposit servicing and alternative investment sales. With the closure of our Home Team Financial, LLC subsidiary in 2007, we expect overall other operating income and operating expenses to decrease in 2008 compared to 2007 due to the substantial elimination of mortgage brokerage income and costs. Further, we expect significant operating expense savings from our staff restructuring and several implemented profit improvement opportunities from our 2007 consulting engagement recommendations.

On June 20, 2007, the Bank entered into a Memorandum of Understanding ("MOU") with the Comptroller of the
Currency ("OCC"), as described in Note 18 to the Financial Statements. We believe that the MOU will have no material impact on our operating results or financial condition and that the MOU will not constrain our business. We believe we have already made substantial progress in satisfying the MOU, and have complied with the terms of the MOU through the end of 2007 and through the first quarter of 2008. We are committed to addressing and resolving the issues presented in the MOU.

In January 2007, we decided to de-leverage our Balance Sheet to strengthen our equity position, enhance our income tax effectiveness, and facilitate our future core banking growth strategies for loans and deposits. We reduced the size of our available-for-sale securities portfolio by $64,345,000 and reduced our restricted investment in FHLB stock by $2,039,000, using most of the sales proceeds to pay down $48,755,000 of FHLB debt and $6,550,000 of other short-term borrowings. We have planned for, and have already executed, additional cost-effective de-leveraging activities in 2008 using low-interest yielding short-term funds to reduce higher cost long-term borrowings. In January 2008, the Bank liquidated federal funds sold to pay off a total of $10,105,000 of FHLB Advances outstanding as of December 31, 2007, reducing total FHLB borrowings outstanding to $58,711,000. Between February 2008 and July 2008, the Bank has the option to call, without penalties, $16,398,000 of brokered CD’s with a fixed weighted average higher interest cost of 4.91%.

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

During 2004 and 2003, we obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities. In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.00%. The coupon rate remained at 5.28% through December 31, 2007. In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month London Interbank Offered Rate (“LIBOR”) plus 2.85%. The coupon rate was 7.83%, 8.23%, and 7.09% at December 31, 2007, 2006, and 2005, respectively. On July 28, 2006, the bank issued $6,000,000 of subordinated debentures with a five-year initial fixed rate of 7.17%, and then an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%. All of the above debentures are callable at our option five years after issuance.

The terms and amounts of our FHLB borrowings, brokered CDs, and the issuance of the junior subordinated debentures, when combined with Union National’s overall balance sheet structure, maintain Union National within its interest rate risk policies.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Distribution of Assets, Liabilities and Stockholders' Equity
Interest Rates and Interest Differential (Taxable Equivalent Basis)

	Year Ended December 31, 2007			Year Ended December 31, 2006			Year Ended December 31, 2005
	Average			Average			Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-Bearing Deposits
in Other Banks	$197	$10	5.08%	$196	$16	8.16%	$149	$12	8.05%
Federal Funds Sold	9,363	459	4.90%	358	19	5.31%	792	28	3.54%
Investment Securities: (b)
Taxable	65,255	3,358	5.15%	98,956	4,913	4.96%	81,975	3,588	4.38%
Tax-Exempt (c)	8,334	610	7.32%	30,457	2,068	6.79%	28,465	1,959	6.88%
Loans and Leases - Net (a), (c), (d)	357,795	27,092	7.57%	318,251	23,933	7.52%	280,245	19,102	6.82%
Restricted Invest. - Bank Stocks	3,950	290	7.34%	5,928	364	6.14%	5,041	162	3.21%
Total Earning Assets	444,894	31,819	7.15%	454,146	31,313	6.89%	396,667	24,851	6.26%
Allowance for Loan and Lease Losses	(3,363)			(2,818)			(2,509)
Other Nonearning Assets	38,870			38,556			31,453
TOTAL ASSETS	$480,401			$489,884			$425,611

LIABILITIES and STOCKHOLDERS EQUITY
Deposits:
Interest-Bearing Demand	$120,637	3,174	2.63%	$114,938	2,881	2.51%	$99,278	1,310	1.32%
Savings	25,367	77	0.30%	28,771	77	0.27%	32,348	82	0.25%
Brokered Deposits	25,211	1,262	5.01%	27,701	1,311	4.73%	19,420	1,129	5.81%
Other Time Deposits	134,142	6,277	4.68%	102,412	4,123	4.03%	92,605	2,441	2.64%
Total Deposits	305,357	10,790	3.53%	273,822	8,392	3.06%	243,651	4,962	2.04%
Short-Term Borrowings	6,025	299	4.96%	9,790	489	4.99%	7,584	234	3.09%
Long-Term Debt	72,586	3,652	5.03%	119,326	5,729	4.80%	94,474	3,785	4.01%
Junior Subordinated Debentures	17,341	1,268	7.31%	13,922	1,016	7.30%	11,341	681	6.00%
Total Interest-Bearing
Liabilities	401,309	16,009	3.99%	416,860	15,626	3.75%	357,050	9,662	2.71%

Demand Deposits	46,393			42,580			39,283
Other Liabilities	3,634			2,690			2,657
TOTAL LIABILITIES	451,336			462,130			398,990

Stockholders' Equity	29,065			27,754			26,621
TOTAL LIABILITIES and
STOCKHOLDERS' EQUITY	$480,401			$489,884			$425,611

Net Interest Income/Interest
Rate Spread		$15,810	3.16%		$15,687	3.14%		$15,189	3.55%

Net Interest Margin			3.55%			3.45%			3.83%

(a) Balances of nonaccrual loans and related income recognized have been included for computational purposes.

(b) Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other nonearning assets.

(c) Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

(d) Includes loan fees of $771,000 for the year ended December 31, 2007, $813,000 for the year ended December 31, 2006, and $759,000 for the year ended December 31, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Rate/Volume Analysis of Changes in Net Interest Income (Taxable Equivalent Basis)

	2007 vs. 2006			2006 vs. 2005
	Total			Total
(In thousands)	Change	Volume (b)	Rate (b)	Change	Volume (b)	Rate (b)
Interest Income From
Interest-Bearing Deposits
in Other Banks	$(6)	$-	$(6)	$4	$4	$-
Federal Funds Sold	440	478	(38)	(9)	(19)	10
Investment Securities:
Taxable	(1,555)	(1,676)	121	1,325	806	519
Tax-Exempt (c)	(1,458)	(1,502)	44	109	135	(26)
Loans and Leases - Net (a), (c)	3,159	2,977	182	4,831	2,750	2,081
Restricted Invest. - Bank Stocks	(74)	(123)	49	202	33	169
Total Earning Assets	506	154	352	6,462	3,709	2,753

Interest Expense On
Deposits:
Interest-Bearing Demand	293	146	147	1,571	234	1,337
Savings	-	(9)	9	(5)	(10)	5
Time	(49)	(119)	70	182	377	(195)
Other Time Deposits	2,154	1,281	873	1,682	259	1,423
Total Deposits	2,398	1,299	1,099	3,430	860	2,570
Short-Term Borrowings	(190)	(188)	(2)	255	82	173
Long-Term Debt	(2,077)	(2,244)	167	1,944	1,112	832
Junior Subordinated Debentures	252	250	2	335	172	163
Total Interest-Bearing
Liabilities	383	(883)	1,266	5,964	2,226	3,738

Net Interest Income	$123	$1,037	$(914)	$498	$1,483	$(985)

(a) Balances of nonaccrual loans and related income recognized have been included for computational purposes.

(b) The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis.

(c) Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

The change in mix of funding sources together with changes in the related cost of those funding sources impacted net interest income as described in the Market Risk - Interest Rate Risk section following.

2007 Compared to 2006

Due to the de-leveraging activities that occurred in the first quarter of 2007, offset by subsequent asset and retail deposit growth during the remainder of the 2007 year, overall assets reflected a net decrease of $15,821,000 or 3.1% for the year ended December 31, 2007, and liabilities reflected a net decrease of $15,999,000 or 3.3% for the year.

Long-term advances outstanding totaled $68,816,000 and short-term borrowings totaled $6,629,000 as of December 31, 2007, with a combined average interest rate of 4.80%. Combined, long and short-term borrowings were reduced by $52,670,000 for the year, indicative of the de-leveraging activities from the first quarter of 2007. As of December 31, 2006, we had outstanding long-term advances of $117,571,000 and short-term advances of $10,544,000 with a combined average interest rate of 5.03%.

We also obtained funding through the use of brokered CDs, which are included in interest-bearing time deposits. Brokered CDs were obtained through various sources where we bid for these funds. As of December 31, 2007, 2006, and 2005, we had $23,785,000, $31,975,000, and $26,223,000, respectively, in brokered CDs outstanding. Union National has the option to call $16,398,000 of these brokered CDs semi-annually.

2006 Compared to 2005

Net interest income on a taxable equivalent basis for 2006 increased by $498,000, or 3.3%, over 2005. For 2006, average earning asset growth of $57,479,000 was funded by increased deposits and borrowings. The volume growth in earning assets and interest-bearing liabilities increased net interest income by $1,483,000 in 2006 over 2005. However, the net effect of all interest rate fluctuations and changes in the mix of funding sources was to decrease net interest income by $985,000 for 2006 as compared to 2005, partially offsetting the positive impact of volume growth. The overall interest rate on average total earning assets increased to 6.89% for 2006, from 6.26% for 2005, while the overall interest rate on average interest-bearing liabilities also increased to 3.75% for 2006 from 2.71% for 2005. The net interest margin percentage was 3.45% for 2006 as compared to 3.83% for 2005.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

2008 Net Interest Income Outlook

We expect generally flat net interest income as savings in funding costs from interest rate reductions and de-leveraging debt reductions are offset by interest income decreases due to interest rate reductions on earning assets and decreased investment holdings from de-leveraging.

Although the effective interest rate impact on earning assets and funding sources can be reasonably estimated at current interest rate levels, the options selected by customers, and the future mix of the loan, investment and deposit products in the Bank's portfolios, may significantly change the estimates used in the simulation models. In addition, our net interest income may be impacted by further interest rate actions of the Federal Reserve Bank. See discussions on Liquidity and Market Risk - Interest Rate Risk.

Provision for Loan Losses

The loan loss provision is an estimated expense charged to earnings to provide for losses attributable to uncollectible loans. The provision is based on our analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $1,237,000 in 2007, $672,000 in 2006, and $681,000 in 2005. Net charge-offs amounted to $632,000 for 2007 as compared to $277,000 for 2006 and $294,000 for 2005. The $565,000 increased provision for loan losses included providing increased reserves of $234,000 on impaired loans and substantially funding the increase in net charge-offs which resulted primarily from losses on unsecured commercial lines of credit. We may need to make future adjustments to the allowance for loan and lease losses, and consequently the provision for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. See the discussion on Loan Quality/Allowance for Loan Losses.

Other Operating Income

2007 Compared to 2006

Other Operating Income for 2007 was $6,509,000, a decrease of $1,753,000 or (21.2%) as compared to Other Operating Income of $8,262,000 for 2006. The decrease was a result of net increases (decreases) in the following elements of Other Operating Income:
Mortgage Banking/Brokerage Activities	$(1,129,000)
Title Insurance/Settlement Income	(268,000)
Impairment Charges on Investments	(800,000)
Investment Securities Gains	(120,000)
Service Charges on Deposits & Other Fees	298,000
Alternative Investment Sales Commissions	172,000
Income from Fiduciary Activities	73,000
Gain on Sale of OREO	128,000
Debit Card Interchange Income	93,000
ATM Cash Services Fees	(127,000)
Other, Net	(73,000)
Total Decrease in Other Operating Income	$(1,753,000)

The decreases in Mortgage Banking/Brokerage Activities and Title Insurance/Settlement Income related to the substantial decline in business activity and revenue in the residential mortgage brokerage business of Union National’s subsidiary, Home Team Financial, LLP. The weakening housing market experienced beginning in mid-2007, and the related reduction in brokered residential mortgage loan volume, contributed to significant mortgage brokerage revenue reductions and operating losses at Home Team Financial, LLC. As a result, Union National management decided to cease operations at Home Team Financial, LLC effective October 31, 2007.

The $800,000 of Impairment Charges on Investments resulted from management’s determination that three corporate debt securities held as available for sale with a combined amortized cost (book value) of $3,000,000 had a combined market value of $2,200,000, with the $800,000 decline in value being other than temporary. In order to determine whether unrealized losses in the market value of investment securities were other than temporary, management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value has been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment, and management’s intention and ability to hold the securities to the earlier of the recovery of losses or maturity. For the year ended December 31, 2006, there were no impairment charges on investment securities recorded.

Increases in Service Charges on Deposits and Other Fees result from over 10% growth in our retail deposits and continued development of fee-based services for commercial customers. Alternative Investment Sales Commissions and Income from Fiduciary Activities reflects continued growth of Union National’s wealth management services. The Gain on Sale of Other Real Estate Owned (OREO) related to the sale of one property, and no other OREO was held as of December 31, 2007. The increase in Debit Card Interchange Income reflects the Bank’s promotion of debit card usage among demand deposit customers.

ATM Cash Services Fees relate to net fees received under an arrangement with a local ATM company where we provide cash for its ATM machines. These fees fluctuate with interest rates, the amount of cash on hand at the ATM company, and the service charges to non-Bank customers. The reduction in net fees for 2007 reflects reductions on rates of interest charged, management’s reduction of cash levels provided to the ATM company, and a provision established for potential cash settlement differences. The agreement with the ATM Company expires in the first quarter of 2008, and the Bank provided formal notice to the ATM company that the cash services relationship would not be continued.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

The increases in revenue from Mortgage Banking/Brokerage Activities and Title Insurance/Settlement Income reflect the activities of Home Team, which began operating in these businesses in July 2005. Overall, Home Team contributed $3,620,000 to Other Operating Income during 2006, as compared to $1,537,000 during the second half of 2005. The increase in income from ATM cash services (included in Other Income) relates to fees received under an arrangement with a local ATM company where we provide cash for its ATM machines. These service fees fluctuate with interest rates and the amount of cash on hand at the ATM company. Investment securities gains increased due to sales of primarily municipal securities during the fourth quarter of 2006 to increase our tax effectiveness. The increase in debit card interchange income (included in Other Service Charges, Commissions, Fees) reflects our sales focus promoting debit card usage. Service Charges on Deposit Accounts have increased as a result of our “Overdraft Privilege” product, which permits customers to overdraw their accounts subject to certain limits. This increase has been partially offset by a decrease in other service charges on deposit accounts primarily as a result of the our “Three for Free” promotion, whereby a customer may select from any one of three types of accounts which are not subject to service charges. Alternative investment sales commissions decreased due to lower mutual fund and annuity sales in 2006.

Other Operating Expenses

2007 Compared to 2006

Other Operating Expenses for 2007 increased to $20,745,000 as compared to $19,711,000 for 2006, an increase of $1,034,000 or 5.2%. The increase was primarily a result of increases (decreases) in the following items:

Salaries and Wages	$(389,000)
Employee Benefit Costs	(314,000)
Employee-Related Costs	(703,000)
Advertising and Marketing	(655,000)
Net Occupancy and Furniture & Equipment	902,000
Restructuring Charges	717,000
Professional Fees	549,000
Data and ATM Processing	(49,000)
Minority Interest in (Losses) of Subsidiaries	(171,000)
Goodwill Impairment	157,000
Other, Net	287,000
Total Increase in Other Operating Expenses	$1,034,000

The reductions in Employee-Related Costs and Advertising and Marketing relate to both savings from the closure of the Home Team Financial, LLP subsidiary, and savings related to both the first quarter 2007 Restructuring initiative (discussed below). With the decision by Union National management to close the Home Team Financial, LLC subsidiary effective October 31, 2007, we recorded in Other Expenses a $157,000 impairment of previously recorded goodwill associated with the Bank’s ownership of Home Team Financial, LLC. With Home Team Financial, LLC being profitable in 2006 but incurring operating losses in 2007, Union National’s minority interest in subsidiaries changed by $171,000 from a $130,000 expense for 2006 to a $41,000 benefit in 2007.

The increase in Net Occupancy and Furniture and Equipment expenses reflect that in 2007, we recorded a full year’s lease cost of our Lausch Lane Corporate Offices and Gold Café Offices. These leases were initiated during 2006 and were not in place for the entire 2006 year. Also, we initiated a new lease in 2007 for our Ephrata location. Additionally, the increase includes a charge of $259,000 for a commitment on a parcel of real estate to be used for potential bank use or sublease as a future retail branch site. The increase also reflects increased depreciation expense related to technology assets, leasehold improvements, and furniture and fixtures related to recent years’ capital expenditures.

The Restructuring charges of $717,000 consist of severance and related costs incurred during the first and second quarters of 2007 as management performed a restructuring evaluation of the Bank’s operations, reducing certain management and staffing positions in order to establish more appropriate and efficient staffing levels.

The increase in Professional Fees expense of $549,000 for 2007, as compared to 2006, reflects professional costs incurred in connection with several areas including the implementation of Sarbanes Oxley requirements, regulatory matters including those related to the Memorandum of Understanding, legal services regarding employee severance, and a profit enhancement consulting project.

The decrease in Data and ATM Processing expenses reflect nominal data processing contract increases being more than offset by a substantial savings in ATM processing costs related to operations management’s negotiation of a more favorable ATM processing service agreement.

2006 Compared to 2005

Other Operating Expenses for 2006 amounted to $19,711,000 as compared to $15,627,000 for 2005, an increase of $4,084,000 or 26.1%. The increase was primarily a result of increases (decreases) in the following items:

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

The inclusion of a full year of Home Team’s results in 2006 as compared to a partial year in 2005 contributed to many of the increases in Other Operating Expenses, as noted below. The increase in Salaries and Wages resulted from Gold Café staff additions, annual salary increases, additional commercial and business banking staff positions and other staff additions, as well as the inclusion of a full year of Home Team’s results. Employee Benefit Cost increases commensurate with the higher salaries and wages described above were partially offset by a decrease in per-employee health insurance costs resulting from the addition of Home Team’s employees to our health insurance plan. Home Team contributed a net increase of $860,000 to employee-related costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Net Occupancy Expense increased primarily due to occupancy of the Lausch Lane office facility, the Gold Café retail branch offices, and an addition to the administrative services center (“ASC”) in Mount Joy, PA. These costs were partially offset by the termination of an office lease enabled by the move of bank employees into the Lausch Lane office, and the relocation of Home Team operations into a portion of our Mount Joy office formerly occupied by our corporate headquarters. Furniture and Equipment Expense increased primarily due to depreciation of the furniture and equipment at Lausch Lane, the Gold Cafés, and the ASC addition.

Advertising and Marketing Expenses rose primarily due to the inclusion of a full year of Home Team results, representing $482,000 of the increase over the prior year. We also incurred incremental advertising and marketing costs during 2006 related to the opening of our two Gold Café branch locations, promotion of the Gold Café brand, and we retained a marketing firm to assist in implementing a deposit acquisition program. Pennsylvania Shares Tax reflects an increase in charitable contributions made under the state’s EITC program during 2006, resulting in a decrease in shares tax expense and an increase in contributions expense. Professional Fees increased primarily due to legal fees associated with regulatory approval for the Gold Cafés and various consulting projects. Home Team accounted for $57,000 of the increase in Data Processing Services. Increased usage due to growth of the bank and higher fees charged for data processing accounted for the remainder of the increase. The increase in ATM Processing resulted from higher usage of debit cards and ATMs by bank customers. Home Team contributed an increase of $208,000 in Other Expense. There were also numerous smaller increases in Other Expense that were not individually significant.

Income Taxes

Union National realized a net benefit for Income Taxes of $421,000 for 2007, and Provision (expense) for Income Taxes of $99,000 for 2006 and $666,000 for 2005. The net tax benefit in 2007 relates to both the pre-tax operating loss for the year combined with preferential tax benefits related primarily to income on tax-exempt securities and loans. Because of the expected lower income results for 2007, management sold its remaining tax-exempt available-for-sale securities during June 2007 to avoid incurrence of undesirable alternative minimum tax implications. The effective tax rates for 2006 and 2005 were 3.9% and 16.6%, respectively, with the decrease primarily resulting from the combination of reduced earnings and increased tax-exempt income deductions. The realization of net deferred tax assets, which amounted to $1,198,000 and $1,321,000 at December 31, 2007 and 2006, respectively, is dependent on our future earnings. We currently anticipate that future earnings will be adequate to utilize these deferred tax assets. The decrease in deferred tax assets resulted primarily from an increase in the allowance for loan and leases, offset by timing differences related to our portfolio of financing leases.

Recent Accounting Pronouncements

Refer to Note 1 of financial statements for recently issued accounting standards.

FINANCIAL CONDITION

Investment Securities

As of December 31, 2007 and 2006, all of our investment securities are classified as available for sale. Securities classified as available for sale are those debt securities that we intend to hold for an indefinite period of time, but not necessarily to maturity, and marketable equity securities. We possess the ability and intent to hold securities with impairment to maturity or recovery; however, we recognize that the investment portfolio serves other functions including an ultimate source of liquidity and a tool to manage interest rate risk. In order to acknowledge these functions, we have designated our entire portfolio of investment securities as being available for sale. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of our assets and liabilities, liquidity needs, regulatory capital considerations, changes in the creditworthiness of the issuing entity, and other similar factors. Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded as Other Comprehensive Income (Loss), a component of Stockholders' Equity.

We purchase certain types of mortgage-backed and asset-backed securities to better position our investment portfolio for a subsequent increase or decrease in interest rates, as aligned with our interest rate risk position. These securities may be purchased at premiums or discounts, with short-, mid-, or long-term average expected lives or maturities. Overall yields on these securities will increase or decrease based on changes in prepayment speeds and subsequent cash flow reinvestments. The weighted-average yield on mortgage-backed securities was 4.95% at December 31, 2007, as compared to the weighted-average yield on mortgage-backed securities of 5.07% at December 31, 2006, and the weighted-average yield on mortgage-backed and asset-backed securities of 4.13% at December 31, 2005. We held no asset-backed securities at December 31, 2007 and December 31, 2006. Cash flows from these securities and changes in market interest rates are considered in our net interest income simulation model. See sections on Liquidity and Market Risk - Interest Rate Risk for further discussion.

Total expected cash flows from investment securities, including estimated prepayments and expected call options, is currently estimated at $47,875,783 for 2008, which represents approximately 64% of our investment securities as of December 31, 2007.  The high expectation for 2008 relates to several investment purchases being made in 2007 being of shorter-terms, and several with call features, as management pursued a lower-risk, liquidity supporting investment portfolio strategy.  The estimated amount of expected cash flows from other investment securities will vary significantly with changes in assumed interest rates.  For example, an increase in interest rates will decrease the level of prepayments received on mortgage-backed securities.  These factors affecting our investment securities are included in our net interest income simulation model.  See sections on Liquidity and Market Risk - Interest Rate Risk for further discussions on these risks.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

We periodically assess the strategy of selling mortgage-backed securities and other available-for-sale securities. Investment security purchases and sales generally occur to manage the Bank’s liquidity requirements, pledging requirements, interest rate risk, and to enhance our net interest margin. Based on the current declining interest rate environment, we regularly will be evaluating our available-for-sale portfolio for possible opportunities to increase earnings for the year 2008 and future years through potential investment security sales.

In addition to the credit risk present in the loan portfolio, we also have credit risk associated with our investment security holdings. Based on recent national economic trends and other factors, we have increased our monitoring of our corporate debt securities and changes in their credit ratings as published by national statistical rating organizations. At December 31, 2007, there were a total of 34 debt securities with unrealized losses of $264,000 that amounted to 0.83% of their amortized cost, as compared to December 31, 2006, when we had a total of 77 debt securities of various types that had aggregated unrealized losses of $1,946,000 that amounted to 2.6% of their amortized cost basis. We believe that the unrealized losses primarily reflect changes in interest rates subsequent to the acquisition of specific securities. Except for other-than-temporary impairment charges recorded on three corporate securities, declines in investment securities’ fair value below amortized cost have been provided for in Other Comprehensive Income (Loss).

During 2007, we recorded $800,000 of Impairment Charges on Investments resulting from management’s determination that three corporate debt securities held as available for sale with a combined amortized cost (book value) of $3,000,000 had a combined market value of $2,200,000, with the $800,000 decline in value being other than temporary. Management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuers, the length of time for which the market value has been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment, and management’s intention and ability to hold the securities to the earlier of the recovery of losses or maturity. For the year ended December 31, 2006, no securities held were deemed to be other-than-temporarily impaired.

As of December 31, 2007, there are no significant concentrations of investments (greater than 10% of stockholders’ equity) in any individual security issue. Of the $74,176,000 investment securities portfolio at December 31, 2007, $62,657,000 or 84% were the combination of discount notes and shorter-term obligations, mortgage-backed securities, and collateralized mortgage obligations issued by U.S. Agencies.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

The following is a summary of our available-for-sale investment securities:

	Carrying Value at December 31,
(Dollars in thousands)	2007	2006	2005
Obligations of State and
Political Subdivisions	$-	$26,939	$35,894
Obligations of U.S.
Government Agencies	43,086	4,151	4,873
Mortgage-Backed Securities	26,230	85,646	62,792
Asset-Backed Securities	-	-	1,459
Corporate Debt Securities	4,413	12,527	14,142
Equity Securities	447	547	542
Total	$74,176	$129,810	$119,702

The following table illustrates the stated maturities of investment securities and the weighted-average yields based upon amortized cost as of December 31, 2007. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

	Within	1 - 5	5 - 10	Over
(Dollars in thousands)	1 Year	Years	Years	10 Years	Total
Obligations of U.S. Government
Agencies by Average Life *:
Fair Value	$37,045	$6,041	$-	$-	$43,086
Amortized Cost	36,992	6,039	-	-	43,031
Yield	4.76%	3.97%	-	-	4.65%

Mortgage-Backed Securities
by Average Life *:
Fair Value	$2,149	$13,700	$7,878	$2,503	$26,230
Amortized Cost	2,150	13,768	7,878	2,533	26,329
Yield	4.74%	4.48%	5.53%	5.89%	4.95%

Corporate Debt Securities:
Fair Value	$-	$2,241	$-	$2,172	$4,413
Amortized Cost	-	2,285	-	2,154	4,439
Yield	-	7.16%	-	5.15%	6.18%

Total Debt Securities:
Fair Value	$39,194	$21,982	$7,878	$4,675	$73,729
Amortized Cost	39,142	22,092	7,878	4,687	73,799
Yield	4.76%	4.62%	5.53%	5.55%	4.85%

Equity Securities:
Fair Value	-	-	-	-	$447
Amortized Cost	-	-	-	-	359
Yield	-	-	-	-	3.75%

Total Securities:
Fair Value	-	-	-	-	$74,176
Amortized Cost	-	-	-	-	74,158
Yield	-	-	-	-	4.84%

* It is anticipated that these mortgage-backed securities and structured agency securities will be repaid prior to their contractual maturity dates. The weighted-average yield for these securities is impacted for normal amortization and estimated prepayments based on current market interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Loans

Net loans were $364,337,000 at December 31, 2007, representing a 6.8% increase over net loans of $341,113,000 at December 31, 2006. As shown in the following table, the increase in loans was primarily due to an increase in real estate mortgage loans including those secured by first or second position liens on residential real estate, and owner-occupied commercial and industrial properties.  In addition, there was a decline of $1,650,000 of purchased residential mortgages and manufactured housing loans from 2006 to 2007, to a balance of $9,964,000 at December 31, 2007.

At December 31, 2007, there were no loan concentrations over 10% of loans outstanding to any one category or borrower. However, loans secured by real estate constitute 84% of the bank's loan portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market. Total net loans with variable-rate pricing amounted to $232,547,000 at December 31, 2007, and $222,165,000 at December 31, 2006. See section on Market Risk - Interest Rate Risk.

Other than as described herein, we do not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on our loan portfolio to affect future results of operations, liquidity or capital resources. Further, based on known information, we believe that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers’ abilities to comply with their repayment terms. For certain commercial loans, we have determined that it is probable that all interest and principal payments due according to the contractual terms of the loan agreements will not be collected. These loans are considered to be impaired as defined by current accounting principles generally accepted in the United States of America (“GAAP”). At December 31, 2007, the recorded balance of loans that are considered to be impaired under GAAP was $2,636,000 as compared to $6,584,000 at December 31, 2006. The decrease in impaired loans is primarily a result of improvements in certain credits previously classified as having possible impairment, and some charge-offs. The measure of impairment is primarily based on the fair value of collateral securing these loans, which is primarily real estate and equipment. The related allowance for loan losses on these impaired commercial loans amounted to $380,000 at December 31, 2007, and $146,000 at December 31, 2006. The increase in the related allowance for loan losses, despite the decreased impaired loan total, is reflective of the changes in value of the underlying collateral securing the impaired loans. In addition, under our current internal risk rating system, loans with a rating of “substandard” that were not nonperforming or impaired amounted to $10,786,000 at December 31, 2007, and $2,106,000 at December 31, 2006. We consider both impaired and substandard loans to be potential problem loans and currently expect that an additional amount of these loans may be classified as nonperforming during 2008. We maintain diligent monitoring processes of these loans and the underlying borrowers' financial strength.

Loans are composed of the following:

	December 31
(Dollars in thousands)	2007	2006	2005	2004	2003
Real Estate Mortgages:
First and Second Residential	$137,724	$130,363	$124,259	$121,799	$116,173
Commercial and Industrial	115,630	105,158	94,016	79,711	64,589
Construction and Land Development	29,427	23,634	10,618	9,396	5,337
Agricultural	24,839	24,133	23,488	17,423	8,400
Commercial and Industrial	28,741	27,226	20,291	12,674	10,075
Consumer (Net of Unearned Income)	7,832	7,893	8,159	9,678	11,029
Agricultural	4,341	3,733	3,300	4,614	478
Political Subdivisions	8,993	9,803	11,029	6,166	7,786
Lease Financing Receivables
(Net of Unearned Income)	6,078	8,339	3,707	-	-
Other	732	799	1,261	1,349	1,143
Total Loans	364,337	341,081	300,128	262,810	225,010
Add: Unamortized Premium
on Purchased Loans	-	32	85	191	371
Loans (Net of Unearned Income)	$364,337	$341,113	$300,213	$263,001	$225,381

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

The loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages, leases, and consumer loans at December 31, 2007, are as follows:

	Years to Maturity*
	Within	1 - 5	Over
(Dollars in thousands)	1 Year	Years	5 Years	Total
Commercial, Agricultural and Other	$34,614	$23,721	$124,941	$183,276
Construction and Land Development	20,155	5,341	3,931	29,427
Total	$54,769	$29,062	$128,872	$212,703

Fixed Interest Rates	$4,687	$24,501	$10,205	$39,393
Floating or Adjustable Interest Rates	50,082	4,561	118,667	173,310
Total	$54,769	$29,062	$128,872	$212,703

* Due to interest rate levels, economic conditions and other relevant factors, it is anticipated that there will be loans that are repaid prior to their contractual maturity dates.

Nonperforming Assets

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonaccruing loans are comprised of loans for which we are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest on nonaccruing loans is recorded when received only after the past due principal is brought current and deemed collectible in full. If nonaccrual loans had been current and in accordance with their original terms, gross interest income of approximately $203,000, $201,000 and $83,000 would have been recorded on such loans for the years ended December 31, 2007, 2006 and 2005, respectively. Interest income of $0, $4,000 and $0 was recognized on such loans for the years ended December 31, 2007, 2006, and 2005, respectively. At December 31, 2007, total nonperforming loans amounted to $3,039,000, or 0.8%, of net loans, as compared to $2,533,000, or 0.7% of net loans, at December 31, 2006. Historically, the percent of nonperforming loans to net loans as of December 31, for the previous five-year period, was an average of 0.7%. There were no transactions deemed to be troubled debt restructurings during 2007.

The following is a summary of our nonperforming loans:

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Nonaccruing Loans	$2,919	$2,280	$1,814	$1,192	$1,334
Accruing Loans - 90 days or more past due	120	253	298	761	8
Total Nonperforming Loans	$3,039	$2,533	$2,112	$1,953	$1,342

Nonperforming Loans as a % of Net Loans	0.8%	0.7%	0.7%	0.7%	0.6%
Allowance for Loan Losses as a % of
Nonperforming Loans	121%	121%	127%	117%	148%

Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed real estate is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets, included in other expenses. Union National had foreclosed real estate with a carrying value of $0 and $186,000 at December 31, 2007 and 2006, respectively.

LOAN QUALITY/ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is maintained at a level believed adequate by management to absorb estimated probable loan losses.  Management is responsible for the adequacy of the allowance for loan losses, which is formally reviewed by management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.  Our evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. While we use available information to make such evaluations, future adjustments to the allowance may be necessary if  economic conditions differ substantially from the assumptions used in making the evaluation.  In addition, various regulatory agencies, as an integral part of their examination process, review our allowance for loan losses.  Such agencies may require us to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.  We determined that no adjustment to the allowance for loan losses was necessary as a result of the Office of the Comptroller of the Currency’s (OCC’s) most recent examination.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

During 2007, an ongoing loan review was performed on selected portions of the loan portfolio by an independent contractor.  Senior management evaluates credit risk on a quarterly basis, or more frequently, as circumstances dictate.  At December 31, 2007, the percent of loans secured by real estate was 84% of the overall loan portfolio.  Our current policy requires that the borrower generally provides at least 20% equity for commercial real estate loans.  Residential mortgage loans require 20% equity or the purchase of private mortgage insurance.  Certain home equity loans are made with less than 20% equity, but the interest rate on the loan is adjusted to reflect this increased risk.

The allowance for loan losses at December 31, 2007 increased by $605,000 over the prior year.  This increase was a result of increased loan balances and additional reserves on impaired loans. We may need to make future adjustments to the allowance for loan and lease losses, and consequently the provision for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The ratio of the allowance for loan losses to net loans was 1.01% at December 31, 2007, as compared to 0.90% at December 31, 2006.  The overall level of the allowance for loan losses has increased over the previous five-year period primarily as a result of loan growth.  We believe, based on information currently available, that the current allowance for loan losses of $3,675,000 is adequate to meet potential loan losses.  For 2008, we expect loan charge-offs, net of recoveries, to be comparable to or below the level of net loan charge-offs for 2007.

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

Analysis of Allowance for Loan* Losses

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Average Loans Outstanding	$357,795	$318,251	$280,245	$244,752	$200,808
Allowance for Loan Losses,
Beginning of Year	$3,070	$2,675	$2,288	$1,985	$1,812
Loans Charged Off During Year:
Real Estate	-	11	150	112	98
Consumer	111	43	77	25	23
Commercial, Industrial and Agricultural	526	285	100	24	1
Total Charge-Offs	637	339	327	161	122
Recoveries of Loans Previously
Charged Off:
Real Estate	-	5	5	24	-
Consumer	3	14	9	35	21
Commercial, Industrial and Agricultural	2	43	19	1	-
Total Recoveries	5	62	33	60	21
Net Loans Charged Off	632	277	294	101	101
Provision for Loan Losses
Charged to Operations	1,237	672	681	404	274
Allowance for Loan Losses,
End of Year	$3,675	$3,070	$2,675	$2,288	$1,985
Ratio of Net Loans
Charged Off to Average
Loans Outstanding	0.18%	0.09%	0.10%	0.04%	0.05%
Ratio of Allowance for Loan
Losses to Net Loans at End of Year	1.01%	0.90%	0.89%	0.87%	0.88%

* Loans include financing leases in 2007, 2006 and 2005. There were $38,000 of charge-offs in financing leases during 2007, and none during 2006 and 2005. There were no recoveries of financing leases.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

The following sets forth an allocation of the allowance for loan losses by category. The specific allocation in any particular category may be reallocated in the future to reflect current conditions. Accordingly, we consider the entire allowance to be available to absorb losses in any category.

		Percent of Loans
(Dollars in thousands)	Amount	in each Category
December 31, 2007:
Commercial, Industrial and Agricultural	$2,776	58%
Lease Financing Receivables	152	2
Real Estate - Residential Mortgages	375	38
Consumer	243	2
Unallocated	129	-
Total Allowance for Loan Losses	$3,675	100%

December 31, 2006:
Commercial, Industrial and Agricultural	$2,228	58%
Lease Financing Receivables	63	2
Real Estate - Residential Mortgages	469	38
Consumer	92	2
Unallocated	218	-
Total Allowance for Loan Losses	$3,070	100%

December 31, 2005:
Commercial, Industrial and Agricultural	$1,778	55%
Lease Financing Receivables	25	1
Real Estate - Residential Mortgages	379	41
Consumer	135	3
Unallocated	358	-
Total Allowance for Loan Losses	$2,675	100%

December 31, 2004:
Commercial, Industrial and Agricultural	$1,293	50%
Real Estate - Residential Mortgages	514	46
Consumer	147	4
Unallocated	334	-
Total Allowance for Loan Losses	$2,288	100%

December 31, 2003:
Commercial, Industrial and Agricultural	$1,091	43%
Real Estate - Residential Mortgages	450	52
Consumer	152	5
Unallocated	292	-
Total Allowance for Loan Losses	$1,985	100%

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

We believe that our core deposits are fairly stable even in periods of changing interest rates like we are currently experiencing. Liquidity and funds management is governed by policies and measured on a monthly basis. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

As of December 31, 2007 and 2006, the ratio of aggregated FHLB advances and brokered CDs to total assets was 20% and 29%, respectively. The decrease in the percentage of these wholesale funding sources is attributable to the de-leveraging which occurred in January 2007.  We reduced the size of our investment securities portfolio by $66,384,000 while paying down $48,755,000 of FHLB debt and $6,550,000 of other short-term borrowings. We have focused our funding growth efforts on retail deposit sources, which accounted for the $36,236,000 in deposit growth during 2007. Subsequent to the January 2007 de-leveraging transactions, we have not acquired new wholesale funds in 2007. Further, we intend to use excess liquidity in 2008 to pay off wholesale funding instruments that are callable or otherwise payable without incurring excess prepayment penalties.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

Membership in the FHLB provides us with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms. As of December 31, 2007, we had outstanding total long-term advances of $68,816,000 from our available maximum borrowing capacity with the FHLB of $88,719,000, with $19,903,000 of borrowing capacity available including a $15,000,000 open line of credit. As of December 31, 2006, we had outstanding long-term advances of $117,571,000 from our available FHLB maximum borrowing capacity at that time of $163,506,000.  Of the FHLB debt outstanding at December 31, 2007, $30,000,000 are convertible fixed-rate advances which allow the FHLB the periodic option to convert to an adjustable-rate advance at the three-month London Interbank Offered Rate (“LIBOR”) plus .08% to .20%. Upon the FHLB's conversion, the bank has the option to repay the respective advances in full.  See section on Market Risk - Interest Rate Risk for further analysis of these advances.

In January 2004, we became the first bank in Lancaster County to offer our customers FDIC insurance coverage beyond $100,000 through a unique program called the Certificate of Deposit Account Registry Service (“CDARS”).  Through this program, customers may be able to invest up to $10 million with us and maintain full FDIC insurance coverage.  We are also able to bid for and obtain additional brokered CDs through this program as an additional source of liquidity.  As of December 31, 2007, 2006 and 2005, we had $37,935,000, $42,287,000 and $30,075,000, respectively, outstanding in brokered CDs and in CDs acquired through the CDARS program.

In July 2006, the bank issued $6,000,000 of subordinated debentures due September 15, 2021, with a 5-year initial fixed rate of 7.17%, and then at an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%. The debentures were issued in order to fund growth and to raise the bank’s risk-based capital ratio above the 10% well-capitalized level. These securities are callable by Union National, subject to any required regulatory approval, at par, after 5 years.

During 2004 and 2003, we obtained net funding of $11,000,000 from the issuance of junior subordinated debentures to trust subsidiaries that then issued trust capital securities.  In October 2004, $3,000,000 of net funding was obtained through the issuance of debentures that are at a fixed rate of 5.28% for an initial period of approximately three years, at which point the coupon rate will be reset quarterly based on three-month LIBOR plus 2.00%. The coupon rate was 5.28% at December 31, 2007.  In December 2003, $8,000,000 of net funding was obtained through the issuance of floating-rate debentures that provide for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.85%.  The coupon rate was 7.83% at December 31, 2007, 8.23% at December 31, 2006, and 7.09% at December 31, 2005.  The securities in both trusts have a 30-year maturity, but are callable at our option, at par, after 5 years from date of issuance. Union National used the net proceeds from these offerings to fund an additional $7,000,000 capital investment in Union National Community Bank to fund its operations and future growth.  We used the balance of the funding for the repurchase of common stock and general corporate purposes. During 2007, 2006, and 2005, we repurchased 364, 8,709, and 53,276, shares of common stock, respectively, at a total cost of $6,000, $168,000, and $1,192,000 respectively.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table represents Union National’s on- and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2007:
	Less Than	1 to 3	4 to 5	Over 5
(In thousands)	1 Year	Years	Years	Years	Total
Time Deposits	$118,737	$34,636	$14,726	$7,391	$175,490
Long-Term Debt	1,550	40,338	25,928	1,000	68,816
Junior Subordinated Debentures	-	-	-	17,341	17,341
Operating Leases	791	1,538	1,646	7,472	11,447
Total	$121,078	$76,512	$42,300	$33,204	$273,094

In addition, in the conduct of business operations, we routinely enter into contracts for services.  These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts.  We have contracted with our core data processor for certain services including transaction processing, branch automation and communication services, trust processing, ATM processing and various other services.  Payments under this contract amounted to $832,000 for the year ended December 31, 2007.  Future payments under this contract will vary based on transaction and account volumes and may also reflect inflationary cost adjustments.  The current contract was renegotiated in January 2007 with a maturity date of November 2013.  Any early termination will require the payment of a substantial penalty.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

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

The objective of interest rate risk management is to maintain or increase net interest income over a broad range of market interest rate movements.  The Asset and Liability Management Committee is responsible for managing interest rate risk using policies approved by Union National’s Board of Directors.  We manage interest rate risk by changing the mix or repricing characteristics of our investment securities portfolio and borrowings, and by the pricing, structure, and promotion of our specific loan and deposit products.  We retain an outside consulting group to assist in monitoring our interest rate risk using a net interest income simulation model on a quarterly basis.  The simulation model measures the sensitivity of future net interest income to hypothetical changes in market interest rates.

In addition, we utilize an interest rate-sensitivity report called a "GAP" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities.  Our GAP report at December 31, 2007 reflects a negative rate-sensitivity position throughout the first year, in that rate-sensitive liabilities exceed rate-sensitive assets.  The following analysis reflects cumulative rate-sensitive assets of $235,644,000 as compared to cumulative rate-sensitive liabilities of $287,911,000 for the one-year time frame.  Our cumulative interest-sensitivity gap for the one-year time frame is a negative 10.4% of total assets at December 31, 2007, as compared to a negative 3.9% at December 31, 2006.  We manage the interest-sensitivity gap for the one-year time frame with a guideline of plus-or-minus15% of total assets.

The interest rate sensitivity analysis at December 31, 2007, with investment securities presented at amortized cost, is as follows:

Interest Rate Sensitivity

	1 - 90	91 - 365	1 - 5	Over 5
(Dollars in thousands)	Days	Days	Years	Years	Total
ASSETS
Earning Assets:
Mortgage-Backed and
Asset-Backed Securities:
Variable	$328	$950	$-	$-	$1,278
Fixed	700	2,154	12,943	9,284	25,081
Other Investment Securities
and Other Earning Assets	36,186	22,150	10,285	4,011	72,632
Net Loans:
Variable	89,289	51,595	91,663	-	232,547
Fixed	8,921	23,371	74,726	24,772	131,790

TOTAL	$135,424	$100,220	$189,617	$38,067	$463,328

LIABILITIES
Deposits:
Interest-Bearing Demand	$48,798	$-	$-	$-	$48,798
Money Market	82,495	-	-	-	82,495
Savings	22,699	205	-	-	22,904
Time	47,825	70,705	49,570	7,390	175,490
FHLB Advances and
Other Borrowings	13,634	1,550	76,602	1,000	92,786
TOTAL	$215,451	$72,460	$126,172	$8,390	$422,473
Cumulative Interest-
Sensitivity Gap	$(80,027)	$(52,267)	$11,178	$40,855
Cumulative Interest-
Sensitivity Gap as a Percent
of Total Assets	(15.9%)	(10.4%)	2.2%	8.1%

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

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

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities may fluctuate in advance of or lag behind changes in market interest rates.  Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features like annual and lifetime rate caps or floors that restrict changes in interest rates both on a short-term basis and over the life of the asset.  Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2007 would likely cause assumptions, such as estimated prepayment speeds, refinancings, embedded options, early withdrawals, and FHLB advance conversion clauses to significantly change the GAP results above.  Based on declining current market interest rates, the $30,000,000 in FHLB convertible advances that are currently convertible on a quarterly basis are presented in the GAP report above at their original scheduled maturity dates.  These may convert with a substantial increase in market interest rates and are reflected accordingly in the bank’s simulation model.

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

The Sensitivity Analysis schedule indicates that as of December 31, 2007 and 2006, a hypothetical 2% decline in prevailing market interest rates would cause our net interest income to decline 8.1% and 2.2% from the current rate scenario at the respective year ends.  A 2% increase in interest rates as of December 31, 2007 would increase our net interest income by 4.3%. A 2% increase in interest rates as of December 31, 2006 would have an insignificant impact on net interest income. These computations do not contemplate any actions management or the Asset and Liability Management Committee could undertake in response to other changes in market conditions or market interest rates.

We managed our interest rate risk position in 2007, particularly in the second half of the year, by performing the following:

•
managing the use of adjustable- and floating-rate loans, and hybrid loans with initial fixed-rates converting to variable-rates, in comparison to totally fixed-rate loans for new or refinanced commercial and agricultural loans;

•
repositioning of our investment security portfolio mix by purchasing lower-risk shorter term U.S. government agencies, and seasoned, shorter duration mortgage-back securities, to maintain liquidity and minimize significant changes in value due to declining interest rates;

•	managing and expanding the bank's core retail deposit base including deposits obtained in our commercial cash management programs, premium money market accounts, and retail time deposits

•	de-leveraging with sales of investment securities and repayment of FHLB advances as previously described in the “Outlook” discussion in the Results of Operations section

The above strategies and actions impact interest rate risk and are all included in our quarterly simulation models in order to determine future asset and liability management strategies.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued
Based upon the simulation model, the following reflects our net interest income and net income sensitivity analysis as of December 31, 2007 and 2006:

Sensitivity Analysis

	Percent Change in Categories
	Market Interest	Market Interest
	Rate Increase	Rate Decline
	of 2%	of 2%
Net Interest Income:
Policy Limit	Policy Limit = Less than 10% Decrease
Hypothetical Percent Decrease in Net Interest Income
from Current Rate Scenario:
As of December 31, 2007	4.3%	(8.1%)
As of December 31, 2006	(0.1%)	(2.2%)

Net Income:
Hypothetical Percent Decrease from Prior
Year's Net Income:
As of December 31, 2007	140%*	(263%)*
As of December 31, 2006	(0.4%)	(8.7%)

* Given the lower amount of $312,000 net income in 2007, due to several nonrecurring expenses as discussed in the Results of Operations section, the decrease in net interest income from a 2% market decline would offset the entire portion of 2007 net income.

Stockholders' Equity

Union National and the Bank maintain capital ratios that are above the minimum total capital levels required by federal regulatory authorities.  See Note 15 to the Consolidated Financial Statements for additional details.

As more fully described in Notes 11 and 15 to the Consolidated Financial Statements, included in Tier 1 regulatory capital of Union National is $9,596,000 of trust capital securities issued through Union National Capital Trust I and Union National Capital Trust II, wholly-owned subsidiaries of Union National. The balance of the trust capital securities, $1,404,000, is included in Tier II regulatory capital of Union National Financial Corporation above. Additionally, included in Tier II regulatory capital of the Bank and Union National Financial Corporation is $6,000,000 of junior subordinated debentures issued by the Bank. These securities would become callable if the Federal Reserve makes a determination that trust capital securities can no longer be considered in regulatory capital.

Our average stockholders’ equity to average assets ratio, which measures the adequacy of capital, was 6.05% for 2007 as compared to 5.67% for 2006.  The increase in this ratio is primarily a result of the reduction in average assets due to the 2007 de-leveraging activities that were initiated in January 2007.  The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 227.24% for 2007 and 63.8% for 2006. The 2007 dividend payout ratio exceeded 100% due to the lower net income for the year, primarily resulting from certain nonrecurring costs, as previously discussed in the “Results of Operations” section.

On June 20, 2007, the Bank entered into an MOU with the OCC (see the Regulatory Activity section following). Included in the MOU is a requirement that the Bank develop and implement a three-year capital plan, in accordance with specific guidelines set forth in the MOU, including a dividend policy for the payment of dividends provided the Bank is in compliance with the capital plan, and applicable laws and regulations. In response to the MOU, Union National Community Bank has established target capital rates of 8% or Tier I Capital to Average Total Assets, 9% for Tier I Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets. The OCC has accepted management’s capital targets and established June 30, 2008 as the target achievement date. Union National expects to meet these capital targets by further reducing borrowings, generating capital from net earnings, and if necessary, a capital infusion.

Except as discussed above, there are no other known trends or uncertainties, including regulatory matters that are expected to have a material adverse impact on the capital resources of Union National for 2008.

Union National is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the BCL).  The BCL operates generally to preclude dividend payments if the effect thereof would render us insolvent.  Our payment of dividends is contingent upon our ability to obtain funding in the form of dividends from the Bank.  Payment of dividends to Union National by the Bank is subject to the restrictions set forth in the National Bank Act.  Generally, the National Bank Act would permit the Bank to declare dividends in 2008 of approximately $884,000, plus an amount equal to the net profits of the bank in 2008 up to the date of any such dividend declaration.

Union National maintains a Dividend Reinvestment and Stock Purchase Plan. Holders of common stock may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices.  During 2007, Union National had a former dividend Reinvestment and Stock Purchase Plan expire, and established a new plan effective August 21, 2007. At December 31, 2007, the enrollment in the new plan was approximately 1.09% of the shares outstanding.  Through December 31, 2007, 170,223 shares were issued with 2,152 shares issued under the new plan and 168,071 shares issued under the expired plan. Through December 31, 2006, 160,589 shares were issued under the now expired Dividend Reinvestment and Stock Purchase Plan.

REGULATORY ACTIVITY

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the Bank. As a consequence of the extensive regulation of commercial banking activities in the United States, Union National's and the Bank's business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business. Specifically, Union National is susceptible to changes in tax law that may increase the cost of doing business or impact Union National’s ability to realize the value of deferred tax assets. The business of Union National is affected by the state of the financial services industry in general.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

On June 20, 2007, the Bank entered into an MOU with the OCC. Specifically, the MOU requires the Bank to (1) implement a three-year strategic plan in accordance with specific guidelines set forth in the MOU, (2) develop and implement a three-year capital plan, in accordance with specific guidelines set forth in the MOU, including a dividend policy for the payment of dividends provided the Bank is in compliance with the capital plan, and applicable laws and regulations, (3) review and revise a written program to improve the Bank's loan portfolio management, (4) review and revise the Bank's funds management reports to ensure that they reflect current and projected funding needs, (5) develop and implement a risk based audit program to determine weaknesses or deficiencies in the Bank's consumer compliance program, (6) ensure the Bank's interest rate risk ("IRR") measurement tool or model conforms to OCC guidelines and, if necessary, develop an action plan to address the need for a more acceptable IRR measurement model, and (7) furnish written quarterly progress reports to the OCC detailing the form and manner of actions taken to comply with the MOU. Each provision of the MOU is subject to OCC approval, non-objection and/or review.

Management has fully complied with the terms of the MOU and has sent to the OCC the documentation and progress reports as required under the MOU to be submitted through the end of 2007. We believe that the MOU will have no material impact on our operating results or financial condition and that the MOU will not constrain our business. We believe we have already made substantial progress in satisfying the MOU, and we are committed to addressing and resolving the issues.

The Sarbanes-Oxley Act, enacted in July 2002, represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. Many of the provisions of this act had already been implemented by Union National, and Union National has complied with the provisions of Section 404 of the Sarbanes-Oxley Act as required during 2007, including providing a report on our internal control over financial reporting as of December 31, 2007. To support our report on the internal control over financial reporting, we used contracted, independent internal audit services to identify, document and test key controls over the financial reporting process. The external and internal costs associated with complying with the provisions of Section 404 were approximately $125,000 pre-tax for the year ended December 31, 2007.

The Federal Deposit Insurance Reform Act of 2005 (“the Act”) allows eligible insured depository institutions to share in a one-time assessment credit, which was approximately $228,000 for the Bank. Through the year ended December 31, 2007, the Bank used $150,000 of this credit and has $78,000 remaining to offset assessments in 2008. In addition, the Act amends its regulations to create a new risk differentiation system, to establish a new base assessment rate schedule, and to set assessment rates effective January 1, 2007.

The last Community Reinvestment Act performance evaluation by the OCC resulted in a “satisfactory” rating of the Bank’s record of meeting the credit needs of its entire community.

BOARD OF DIRECTORS

Donald Cargas, Jr.
Chairman/CEO
Cargas Systems, Inc.

Nancy M. Shaub
Retired Senior Officer
from Banking

Kevin D. Dolan
Partner, Gingrich, Smith,
Klingensmith & Dolan

Mark D. Gainer
Chairman, CEO & President
Union National Financial
Corporation and Chairman,
CEO & President Union National
Community Bank

James R. Godfrey
Executive Vice President,
Teachers Protective Mutual Life
Insurance Company

Barry C. Huber, CPA
Managing partner,
Trout, Ebersole and Groff, LLP.

Thomas J. McGrath, DVM
President and Owner of Donegal Animal
Hospital, P.C.

William M. Nies
Real Estate Developer/Sales,
L.M.S. Commercial Real Estate

Darwin A. Nissley
Partner, Nissley Brothers

Lloyd C. Pickell
Lloyd C. Pickell, P.A.

RETIRED DIRECTORS

Carl R. Hallgren, ESQ.
Retired Attorney-Treasurer, Morgan
Hallgren, Crosswell and Kane P.C.

Carl retired as the Vice Chairman and Secretary of Board of Director of Union National Financial Corporation on June 21, 2007.  He also retired from the Board of Union National Community Bank on December 31, 2007 after serving for more than 36 years.  He became Secretary to the UNFC Board in 1986 and in 2006 became the Vice-Chairman of the Board.  Mr. Hallgren will continue with his employment as a general partner at Morgan, Hallgren, Crosswell and Kane, P.C.  Carl and his wife Cheryl reside in Mount Joy.

UNION NATIONAL FINANCIAL CORPORATION

OFFICE LOCATIONS

Centerville
301 Centerville Road
Lancaster, PA 17601

Columbia
921 Lancaster Avenue
Columbia, PA 17512

Elizabethtown
1275 South Market Street
Elizabethtown, PA 17022

Ephrata
Business Banking Center
108 North Reading Road
Ephrata, PA 17522

Hempfield
190 Stoney Battery Road
Landisville, PA 17538

Lancaster
38 East Roseville Road
Lancaster, PA 17601

Lancaster
1625 Old Philadelphia Pike
Lancaster, PA 17602

Manheim
701 Lancaster Road
Manheim, PA 17545

Maytown
100 West High Street
Maytown, PA 17550

Mount Joy
101 East Main Street
Mount Joy, PA 17552

CORPORATE OFFICE

570 Lausch Lane
Suite 300
Lancaster, PA 17601

CONTACT

877-653-1441
717-492-2222

www.uncb.com