Form 10-K, Exhibit 13
period 2008-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2009-03-30
CIK 874482

EXHIBIT 13

Excerpts From Union National Financial Corporation’s Annual Report to Shareholders for the year ended December 31, 2008.

# Part of Lancaster County's past, present and future.

UnionNational
FINANCIAL CORPORATION

UNION NATIONAL MOUNT JOY BANK

LIZ HESS
gallery
Formerly Gallery 2
ART COMPANY
IN PARTNERSHIP WITH
THE CARLSON CULTURAL TRUST

ANNUAL REPORT 2008

The Mount Joy Savings Institution opened its doors in 1853. From its first day of business through today, the institution that became Union National Community Bank has kept its focus on the community. We are part of Lancaster County's past, present and future.

i

From family farmers and entrepreneurs, to downtown artists and shop owners, to the Amish and Mennonite communities, the diverse residents of Lancaster County represent an independent spirit that is unique to our community. Union National is proud to embrace and reflect that spirit as one of the area's last remaining independent community banks.

As an independent community bank, Union National has a deep understanding of and commitment to Lancaster County, rooted in a history that goes back over 155 years. Our independence gives us the flexibility to offer the progressive banking products and services that help Lancaster County families and businesses make the most of their hard-earned dollars.

*We are not just another bank in the Lancaster community, but one that is truly part of it.*

Our ties to the community extend beyond banking. Members of the Union National family — from the president, officers and board to the managers and tellers in each of our branch offices — are part of Lancaster, too. They make up its schools, its congregations, its business organizations and community groups. And the bank supports them and everyone who lives and works in Lancaster County by supporting local school districts, fire companies, museums, libraries and other community organizations.

As we move into 2009 and beyond, our purpose and values remain much the same as they were in 1853. We continue to serve our shareholders and the people of Lancaster County by developing and delivering innovative banking products and services, like Gold Rewards checking, CDs and No-Fee ATMs. Union National is proud to be one of Lancaster County's last independent community banks.

Honoring
All Who
Served

ii

# President's Message

## Since 1853 Union National has focused on maintaining a safe, sound, and strong financial institution that provides remarkable banking experiences for our customers, while building value for you, our shareholders.

Carrying out this mission with a disciplined, conservative approach has preserved our institution through many adversities in our company's history, including the Civil War, the World Wars, the Great Depression, and other past financial crises. Today, Union National is again encountering historically troubling times — a severely weak economy marked by devaluing real estate, increasing unemployment, turbulent investment markets, corporate failures, and substantial government intervention in the private financial sector. Like our predecessors who faced major challenges in the past 155 years, we are persevering through these difficult times by maintaining our traditional focused and disciplined approach.

STUMPF'S RESTAURANT

As financial and housing markets were showing clear signs of weakness through the end of 2007, we expected 2008 to be a difficult economic year. The weak economy and rapidly declining interest rates meant income and quality loan growth would be a challenge. We continued to focus lending on creditworthy consumers and businesses, with necessary consideration to increased credit risks posed by the poor economy and housing market. We countered the impact of reduced loan rates and income by lowering our costs, reducing our core non-interest expenses by over $2.9 million or 14.5% as compared to 2007.

The significant interest rate reductions resulted in lower yields on loans and investments, compressing our taxable-equivalent net interest margin to 3.28% for 2008 as compared to 3.55% for 2007. To offset the lower yields, we reduced our average funding costs by growing lower-cost retail deposits by over $18 million, while paying down higher-cost brokered deposits and long-term debt by a combined $30 million.

Our retail deposit growth efforts and de-leveraging activities strengthened our liquidity, providing our customers with the assurance that we are soundly positioned to fully meet their financial needs. At December 31, 2008, our available liquidity was nearly 20% of total assets, comprised of over $33 million of on-hand funds, and over $62 million of borrowing capacity with other banks.

iii

Strong liquidity and capital are critical to supporting our core operations and mission. During 2008, we strengthened our capital position by raising approximately $1.6 million in a private placement stock offering. We also made the difficult decision to suspend dividends given the economic adversity and market instability, ensuring that we maintained greater capital and protection for both our shareholders and depositors.

Because of the liquidity and capital management measures taken, Union National decided not to access the federal government's TARP funding. Had we requested and received the TARP funding through a preferred stock holding in our company, we would have to pay the government a 5% dividend annually, and grant the federal government unprecedented involvement in our operating and decision-making processes. Most concerning to management and the Board was that the federal government would have had the ability to deny dividends to our common shareholders for several years. We believe the right decision was to not apply for TARP funding but instead to enhance our capital by our own measures, maintaining our traditional full private ownership and independence, and avoiding excess costs and barriers to future shareholder value growth and dividends.

Our prudent strategic actions did not allow us to avoid the impact of what we could not control, specifically, a greater deterioration in the economy than we expected. In December, we incurred $1.3 million of impairment charges resulting from fair value reductions in two of our investment securities which are not guaranteed by agencies of the U.S. government. We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the significant write-down in value. Unfortunately, these non-cash charges reduced our full year net income.

Union
National
COMMUNITY BANK

In spite of all the economic turmoil and uncertainty, Union National is ready, willing, and able to meet the lending and deposit needs of our community. All deposits are FDIC-insured to $250,000. We also offer the Certificate of Deposit Account Registry Service (CDARS) to provide additional FDIC protection, up to $50 million.

We greatly appreciate the trust that you have placed in us, and we don't take it or your investment in Union National lightly. Our employees and Board of Directors are working diligently to maintain and strengthen our liquidity and capital, manage increasing risks, operate prudently, and fully serve our customers' financial needs…all of which is intended to protect your investment value for today, and provide for improved returns and enhanced shareholder value in the years to come.

Sincerely,

Mark D. Gainer
Chairman, CEO and President

iv

# Board of Directors

**BARRY C. HUBER, CPA**

*Managing Partner,*
*Trout, Ebersole and Groff, LLP*

**WILLIAM W. NIES**

*Real Estate Developer/Sales,*
*L.M.S. Commercial Real Estate*

**DONALD CARGAS, JR.**

*Chairman/CEO,*
*Cargas Systems, Inc.*

**JAMES R. GODFREY**

*Executive Vice President,*
*Teachers Protective Mutual Life*
*Insurance Company*

**KEVIN D. DOLAN**

*Partner, Gingrich, Smith,*
*Klingensmith & Dolan*

**MARK D. GAINER**

*Chairman, CEO & President,*
*Union National Financial Corporation*
*and Chairman, CEO & President,*
*Union National Community Bank*

**DARWIN A. NISSLEY**

*Partner, Nissley Brothers*

**LLOYD C. PICKELL**

*Lloyd C. Pickell, P.A.*

**THOMAS J. McGRATH, DVM**

*President and Owner of Donegal*
*Animal Hospital, P.C.*

## Retired Board Member

**NANCY M. SHAUB**

*Retired Senior Officer*
*from Banking*

v

v

TABLE OF CONTENTS

Consolidated Statements of Financial Condition	2

Consolidated Statements of Income	3

Consolidated Statements of Changes in Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 35

Report of Management’s Assessment of Internal Control over Financial Reporting	36

Report of Independent Registered Public Accounting Firm	37

Management’s Discussion and Analysis of Financial Condition and Results of Operations	38 - 63

Stock Performance Graph	64

Selected Financial Data	65

Summary of Quarterly Financial Data	66

Stock and Dividend Information	66

CORPORATE INTRODUCTION

Union National Financial Corporation, headquartered in Lancaster, Pennsylvania, is the holding company of Union National Community Bank. Union National Community Bank provides a full range of financial services for both retail and business customers, and offers insurance, retirement plan services and wealth management services through Union National Advisors. Union National Community Bank has ten full-service offices in Lancaster County, Pennsylvania including Centerville, Columbia, East Lampeter, Elizabethtown, Ephrata, Hempfield, Manheim, Manheim Township, Maytown and Mount Joy.  The deposits of Union National Community Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum extent provided by law.

CORPORATE OFFICERS

Mark D. Gainer, Chairman, CEO and President	Michael D. Peduzzi, Treasurer and CFO
James R. Godfrey, Vice Chairman	Darwin A. Nissley, Secretary
Stephen D. Staman, Vice President

FORWARD-LOOKING INFORMATION

This annual report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.  When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars-in-thousands; except share data)

	December 31,
	2008	2007
ASSETS
Cash and Due from Banks	$17,621	$16,700
Federal Funds Sold	14,150	20,955
Interest-Bearing Demand Deposits in Other Banks	66	227
Total Cash and Cash Equivalents	31,837	37,882
Interest-Bearing Time Deposits in Other Banks	1,775	–
Investment Securities Available for Sale	64,289	74,176
Loans and Leases, Net of Unearned Income	358,280	364,337
Less: Allowance for Loan and Lease Losses	(4,358)	(3,675)
Net Loans and Leases	353,922	360,662
Premises and Equipment, Net	12,088	9,038
Restricted Investment in Bank Stocks	3,703	3,652
Bank-Owned Life Insurance	11,108	10,669
Other Assets	6,387	5,697

TOTAL ASSETS	$485,109	$501,776

LIABILITIES
Deposits:
Noninterest-Bearing	$46,875	$46,624
Interest-Bearing	336,702	329,687
Total Deposits	383,577	376,311
Short-Term Borrowings		6,629
Long-Term Debt	50,334	68,816
Junior Subordinated Debentures	17,341	17,341
Other Liabilities	3,063	3,879

TOTAL LIABILITIES	454,315	472,976

STOCKHOLDERS' EQUITY

Common Stock, par value $0.25 per share
Shares authorized - 20,000,000; Issued – 3,138,265 and 2,964,738 at December 31, 2008 and 2007, respectively; Outstanding - 2,720,076 and 2,546,549 at December 31, 2008 and 2007, respectively	785	741
Surplus	14,868	13,313
Retained Earnings	23,434	23,063
Accumulated Other Comprehensive Income	36	12
Treasury Stock - 418,189 shares, at cost	(8,329)	(8,329)

TOTAL STOCKHOLDERS' EQUITY	30,794	28,800

TOTAL LIABILITIES and STOCKHOLDERS' EQUITY	$485,109	$501,776

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars-in-thousands; except per share data)

	Years Ended December 31,
	2008	2007	2006

INTEREST INCOME
Interest and Fees on Loans and Leases	$24,594	$26,834	$23,613
Investment Securities:
Taxable Interest	3,209	3,358	4,875
Tax-Exempt Interest	–	403	1,365
Dividends	114	290	402
Other	256	488	35
Total Interest Income	28,173	31,373	30,290

INTEREST EXPENSE
Deposits	9,470	10,790	8,392
Short-Term Borrowings	210	299	489
Long-Term Debt	2,795	3,652	5,729
Junior Subordinated Debentures	1,104	1,268	1,016
Total Interest Expense	13,579	16,009	15,626
Net Interest Income	14,594	15,364	14,664
PROVISION for LOAN and LEASE LOSSES	1,027	1,237	672
NET INTEREST INCOME after PROVISION for LOAN and LEASE LOSSES	13,567	14,127	13,992

NON-INTEREST INCOME
Income from Fiduciary Activities	309	347	274
Service Charges on Deposit Accounts	1,950	1,864	1,671
Other Service Charges, Commissions, Fees	1,091	1,059	954
Alternative Investment Sales Commissions	814	845	673
Impairment Charge on Investment Securities	(1,290)	(800)	–
Net Investment Securities Gains	252	89	209
Mortgage Banking/Brokerage Activities	56	2,000	3,129
Title Insurance/Settlement Income	–	317	585
Earnings from Bank-Owned Life Insurance	439	426	383
Other Income	186	362	384
Total Non-Interest Income	3,807	6,509	8,262

NON-INTEREST EXPENSE
Salaries, Wages, and Employee Benefits	7,676	9,723	10,426
Net Occupancy	1,818	2,390	1,693
Furniture and Equipment	1,017	1,081	886
Professional Fees and Regulatory Assessments	1,036	1,516	928
Data and ATM Processing	1,641	1,662	1,555
Pennsylvania Shares Tax	273	243	216
Advertising and Marketing	412	653	1,308
Supplies and Postage	401	377	460
FDIC Insurance	404	137	38
Minority Interests in (Earnings) Losses of Subsidiaries	–	(41)	130
Restructuring Charge	–	717	–
Other Expense	2,440	2,287	2,071
Total Non-Interest Expense	17,118	20,745	19,711
Income (Loss) Before Provision for (Benefit from) Income Taxes	256	(109)	2,543
PROVISION for (BENEFIT from) INCOME TAXES	(188)	(421)	99
NET INCOME	$444	$312	$2,444

EARNINGS PER SHARE
Basic	$0.17	$0.12	$0.97
Diluted	0.17	0.12	0.96
Cash Dividends Paid Per Share	–	0.28	0.62

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars-in-thousands; except share data)

	Shares of Common Stock Outstanding	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balance at December 31, 2005	2,510,682	$734	$12,855	$22,576	$(447)	$(8,493)	$27,225
Comprehensive Income:
Net Income	–	–	–	2,444	–	–	2,444
Unrealized Gains on Available for Sale Securities, Net of Tax	–	–	–	–	370	–	370
Reclassification Adjustment for Gains Included in Net Income, Net of Tax	–	–	–	–	(139)	–	(139)
Unrealized Losses on Cash Flow Hedges, Net of Tax	–	–	–	–	(26)	–	(26)
Total Comprehensive Income							2,649
Acquisition of Treasury Stock	(8,709)	–	–	–	–	(168)	(168)
Issuance of Common Stock under:
Dividend Reinvestment and Stock Purchase Plans	18,404	4	349	–	–	–	353
Employee Plans	3,606	1	48	–	–	–	49
Retirement of Treasury Stock (17,000 shares)	–	(4)	(334)	–	–	338	–
Cash Dividends Paid	–	–	–	(1,560)	–	–	(1,560)

Balance at December 31, 2006	2,523,983	735	12,918	23,460	(242)	(8,323)	28,548
Comprehensive Income:
Net Income	–	–	–	312	–	–	312
Unrealized Losses on Available for Sale Securities, Net of Tax	–	–	–	–	(272)	–	(272)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax	–	–	–	–	(58)	–	(58)
Reclassification Adjustment for Impairment Charges on Investment Securities, Net of Tax	–	–	–	–	528	–	528
Unrealized Gains on Cash Flow Hedges, Net of Tax	–	–	–	–	56	–	56
Total Comprehensive Income							566
Acquisition of Treasury Stock	(364)	–	–	–	–	(6)	(6)
Issuance of Common Stock under:
Dividend Reinvestment and Stock Purchase Plans	9,634	3	145	–	–	–	148
Employee Plans	13,296	3	168	–	–	–	171
Share-Based Compensation Expense	–	–	82	–	–	–	82
Cash Dividends Paid	–	–	–	(709)	–	–	(709)

Balance at December 31, 2007	2,546,549	741	13,313	23,063	12	(8,329)	28,800
Comprehensive Income:
Net Income	–	–	–	444	–	–	444
Unrealized Losses on Available for Sale Securities, Net of Tax	–	–	–	–	(661)	–	(661)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax	–	–	–	–	(166)	–	(166)
Reclassification Adjustment for Impairment Charges on Investment Securities, Net of Tax	–	–	–	–	851	–	851
Total Comprehensive Income							468
Issuance of Common Stock under:
Private Placement Stock Offering, Net of Costs	172,132	44	1,542	–	–	–	1,586
Dividend Reinvestment and Stock Purchase Plans	745	–	8	–	–	–	8
Employee Plans	650	–	5	–	–	–	5
Implementation of EITF 06-4	–	–	–	(73)	–	–	(73)

Balance at December 31, 2008	2,720,076	$785	$14,868	$23,434	$36	$(8,329)	$30,794

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars-in-thousands; except share data)

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS from OPERATING ACTIVITIES
Net Income	$444	$312	$2,444
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,313	1,429	1,104
Provision for Loan and Lease Losses	1,027	1,237	672
Cash Payments Related to Restructuring Charge	(223)	(494)	–
Impairment Charge on Investment Securities	1,290	800	–
Net (Accretion) Amortization of Investment Securities (Discounts) Premiums	(51)	(245)	429
Net Investment Securities Gains	(252)	(89)	(209)
Benefit From Deferred Income Taxes	(1,472)	(8)	(344)
Earnings from Bank-Owned Life Insurance	(439)	(426)	(383)
Loss (Gain) on Sale of Loans	37	(1,428)	(2,149)
Decrease (Increase) in Accrued Interest Receivable	450	485	(371)
(Increase) Decrease in Other Assets	131	42	(661)
(Decrease) Increase in Other Liabilities	(666)	212	630
Proceeds from Sale of Loans	–	60,586	80,315
Loans Originated for Sale	–	(57,496)	(77,681)
Restructuring Charge	–	717	–
Goodwill Impairment	–	157	–
Stock-Based Compensation Expense	–	82	–
(Decrease) Increase in Minority Interest in Consolidated Subsidiaries	–	(75)	10
Net Gain on Sale of Foreclosed Real Estate	–	(128)	–
Net Cash Provided by Operating Activities	1,589	5,670	3,806

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available for Sale Securities	42,463	95,514	19,549
Proceeds from Maturities and Principal Repayments on Available for Sale Securities	38,254	13,028	17,491
Purchases of Available for Sale Securities	(71,780)	(53,074)	(47,015)
Net Purchases of Time Deposits in Other Banks	(1,775)	–	–
(Purchase) Sale of Restricted Investments in Bank Stocks, net	(51)	2,342	(258)
Net Loans and Leases Made to Customers	(1,090)	(23,856)	(41,177)
Proceeds from Sale of Loans	6,766	–	–
Purchases of Premises, Equipment and Software	(4,175)	(688)	(3,569)
Proceeds from Sale of Foreclosed Real Estate	–	314	–
Net Cash Provided by (Used In) Investing Activities	8,612	33,580	(54,979)

CASH FLOWS from FINANCING ACTIVITIES
Net (Decrease) Increase in Demand Deposits and Savings Accounts	(11,097)	9,485	10,856
Net Increase in Time Deposits	18,363	26,751	32,609
Net Decrease in Short-Term Borrowings	(6,629)	(3,915)	(7,761)
Payments on Long-Term Debt	(18,482)	(53,009)	(32,730)
Issuance of Common Stock	1,599	319	402
Cash Dividends Paid	–	(709)	(1,560)
Proceeds from Issuance of Long-Term Debt	–	4,254	44,486
Proceeds from Issuance of Junior Subordinated Debentures	–	–	6,000
Acquisition of Treasury Stock	–	(6)	(168)
Net Cash (Used in) Provided by Financing Activities	(16,246)	(16,830)	52,134

Net (Decrease) Increase in Cash and Cash Equivalents	(6,045)	22,420	961
CASH and CASH EQUIVALENTS - Beginning of Period	37,882	15,462	14,501
CASH and CASH EQUIVALENTS - End of Period	$31,837	$37,882	$15,462

Supplemental Disclosures of Cash Flow Information
Interest Paid	$14,247	$15,893	$15,011
Income Tax Paid	525	231	800

Supplemental Schedule of Noncash Activities
Retirement of Treasury Stock (17,000 shares in 2006)	$–	$–	$338

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation (“Union National”) and its subsidiary, Union National Community Bank (the “Bank”), are in conformance with accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.  Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004 (for additional information, refer to Note 11).

The Bank is a full-service commercial bank which operates ten retail office locations in Lancaster County, Pennsylvania, providing a wide range of services to individuals and businesses.  The Bank accepts time, demand and savings deposits and offers secured and unsecured commercial, real estate and consumer loans, and leases.  The Bank also offers investment, custodial, estate planning and trust services.  The Bank is subject to government regulation and undergoes periodic examinations by its federal regulator, the Office of the Comptroller of the Currency.

Home Team Financial, LLC, (“Home Team”) was a subsidiary of the Bank and began operations in July 2005, had mortgage banking operations, offered mortgage brokerage services, and offered title insurance and settlement services through its subsidiary, TA of Lancaster, LLC.  The Bank’s ownership interest in Home Team was 98%.  Home Team ceased operations effective October 31, 2007 (for additional information, refer to Note 16).

Basis of Presentation
The consolidated financial statements include the accounts of Union National, the Bank, Home Team, and its subsidiary, TA of Lancaster, LLC.  All material intercompany accounts and transactions have been eliminated.  Union National’s two trust subsidiaries are not consolidated.  Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2008.  The reclassifications had no effect on net income.

Use of Estimates
The process of preparing consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses.  Accordingly, actual results may differ from estimated amounts.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the valuation of deferred tax assets, the assessment of other-than-temporary impairment of investment securities, and the potential impairment of restricted stock.

Significant Group Concentrations of Credit Risk
Most of Union National’s activities are with customers primarily located in Lancaster County, PA.  The types of securities in which Union National invests are discussed in Note 3, while the types of lending activities that are engaged in by Union National are discussed in Note 4.  Union National does not have any significant concentrations of risk in any one industry or customer.  A large portion of the loan portfolio consists of commercial and agricultural loans, primarily secured by real estate.

Cash and Cash Equivalents
For purposes of reporting the consolidated statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits with banks, and federal funds sold.  Generally, federal funds sold are for one-day periods.

Interest-Bearing Time Deposits in Other Banks
Interest bearing time deposits in other banks consist of certificate of deposits in other banks with maturities less than two years, and are carried at cost.

Investment Securities
Investment securities include both debt securities and equity securities.  As of December 31, 2008 and 2007, all of Union National’s investment securities are classified as available for sale.  Securities classified as available for sale are marketable equity securities and those debt securities that Union National intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security would be based on various factors, including significant movements in interest rates, changes in maturity mix of Union National's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.  Available for sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method.  Changes in unrealized gains or losses on available for sale securities, net of taxes, are recorded in accumulated other comprehensive income (loss), a component of stockholders' equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

When a determination is made that a decline in fair value below the cost of a marketable equity or debt security is other than temporary, the cost basis of the individual security is written down to the fair value and the impact is reflected in earnings as a realized loss.  Management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities has been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment securities, and management’s intention and ability to hold the investment securities to the earlier of recovery of losses or maturity.

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

Nonaccrual Loans and Leases - Generally, a loan or lease (including an impaired loan or lease as discussed below under “Allowance for Loan and Lease Losses”) is classified as nonaccrual and the accrual of interest on such loan or lease is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest.  A loan or lease 90 days or more past due may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured.  When a loan or lease is placed on nonaccrual status, uncollected interest previously credited to interest income that is deemed uncollectible, is reversed.  Interest received on nonaccrual loans and leases is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.  Generally, loans and leases are restored to accrual status when both principal and interest are brought current, the loan or lease has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for Loan and Lease Losses
The allowance for loan and lease losses is established through provisions for losses charged against income.  Loans and leases, including impaired loans and leases, deemed to be uncollectible are charged against the allowance for loan and lease losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan and lease losses is maintained at a level believed by management to be adequate to absorb estimated probable loan and lease losses.  Management's periodic evaluation of the adequacy of the allowance is based on Union National's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), estimated value of any underlying collateral, composition of the portfolio, current economic conditions and other relevant factors.  This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans and leases that may be susceptible to significant change.

The allowance consists of specific, general and unallocated components.  The specific component relates to loans and leases that are classified as impaired.  For such loans and leases, an allowance is established when the discounted cash flows (or collateral value or observable fair value) of the impaired loan or lease is lower than the carrying value of that loan or lease.  The general component covers non-classified loans and leases and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Impaired Loans and Leases - Union National considers a loan or lease to be impaired when, based upon current information and events, it is probable that all interest and principal payments due according to the contractual terms of the loan or lease agreement will not be collected.  An insignificant delay or shortfall in the amounts of payments would not cause a loan or lease  to be considered impaired.  Management determines the significance of payment delays and shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan or lease and the borrower, including the length and reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Larger groups of small-balance loans, such as residential mortgages and consumer installment loans, are collectively evaluated for impairment.  Accordingly, Union National does not separately identify individual consumer and residential loans for impairment disclosures unless such loans are the subject of a restructuring agreement.  Union National measures impairment of commercial loans and leases on a loan-by-loan basis based upon the present value of expected future cash flows discounted at the loan or lease’s effective interest rate, or the fair value of the collateral for certain collateral-dependent loans.

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

Restricted Investment in Bank Stocks
Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks is carried at cost and as of December 31, 2008 and 2007, consists of the common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”), the Federal Reserve Bank of Philadelphia (“FRB”) and the Atlantic Central Bankers Bank (“ACBB”).  In December 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management evaluates the restricted stock for impairment in accordance with Statement of Position (“SOP”) 01-6, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.”  Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.  The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the restricted investment in bank stocks as of December 31, 2008.

Bank-Owned Life Insurance
Union National invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses.  BOLI involves the purchase of life insurance by the Bank on a chosen group of employees.  The Bank is the owner and is a joint or sole beneficiary of the policies.  This life insurance investment is carried at the cash surrender value of the underlying policies.   Income from the increase in cash surrender value of the policies is reflected in non-interest income.

Effective January 1, 2008, Union National adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (“EITF 06-4”).  EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board Opinion No. 12, as appropriate.  Union National has certain split-dollar life insurance arrangements as part of Union National’s bank-owned life insurance program, and recognized its liability and related compensation expense in accordance with SFAS No. 106.  In adopting EITF 06-4, Union National recorded a cumulative effect adjustment to the balance of retained earnings of $73,000 on January 1, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

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

Mortgage Servicing Rights
Mortgage servicing rights are recognized as assets upon the sale of a mortgage loan.  A portion of the cost of the loan is allocated to the servicing right based upon relative fair value.  The fair value of servicing assets is based on the present value of estimated future cash flows for pools of mortgages stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing assets include assumptions about prepayment speeds on mortgages and the cost to service loans.  Servicing assets are reported in other assets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans.  The carrying amount of Union National’s mortgage servicing assets was $60,000 and $104,000 at December 31, 2008 and 2007, respectively.  Amortization expense is netted against loan servicing fee income and is reflected in the consolidated statements of income in mortgage banking/brokerage activities.  Servicing assets are evaluated for impairment based upon estimated fair value as compared to unamortized book value.

Union National retains the servicing on the loans sold to the FHLB and receives a fee based upon the principal balance outstanding.  Total loans serviced for others amounted to $28,284,000, $32,332,000, and $35,225,000 at December 31, 2008, 2007, and 2006, respectively, and are not reflected in the consolidated statements of financial condition.

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

As of December 31, 2008 and 2007, Union National had no derivatives.

Foreclosed Real Estate
Foreclosed real estate includes assets acquired through foreclosure and loans identified as in-substance foreclosures.  A loan is classified as an in-substance foreclosure when Union National has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.  Foreclosed real estate is held for sale and is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets, included in other expenses. Union National had no foreclosed real estate at December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Trust Assets
Assets held in a fiduciary capacity are not assets of Union National and are not included in the consolidated financial statements. The market value of trust assets under management amounted to $83,728,000 and $115,079,000 at December 31, 2008 and 2007, respectively.

Off-Balance Sheet Commitments
In the ordinary course of business, Union National has entered into commitments to extend credit, including commitments under commercial lines of credit, commercial lines of credit, and standby letters of credit.  Such financial instruments are recorded when they are funded.

Comprehensive Income
Union National reports comprehensive income and the components of other comprehensive income in the Consolidated Statements of Changes in Stockholders’ Equity.  Union National’s comprehensive income consists of net income, unrealized gains and losses on available for sale investment securities, and changes in the fair value of cash flow hedges arising during the period.  The components of accumulated other comprehensive income are as follows (in thousands):

	December 31,
	2008	2007
Unrealized Holding Gains on Investment Securities Available for Sale, Net of Tax Expense of $20 and $6, respectively	$36	$12
Accumulated Other Comprehensive Income	$36	$12

Treasury Stock
The acquisition of treasury stock is recorded under the cost method.  The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Stock-Based Compensation
On January 1, 2006, Union National adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), which requires recognition of compensation expense for future share-based awards based upon an assessment of the grant date fair value.  Stock compensation expense for share-based awards is recognized on a straight-line basis over the vesting period of the award.  See additional information regarding stock-based compensation in Note 2.

Advertising and Marketing Costs
Advertising costs are charged to expense as incurred.

Income Taxes
The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income.  Accounting for income taxes is under the liability method, whereby a deferred tax asset or liability is recorded based upon the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.  The deferred tax assets and liabilities are adjusted for the impact of tax-rate changes.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future.  Provision or benefit is the tax payable or refundable for the period, plus or minus the change in deferred tax assets and liabilities during the period.

Earnings Per Share
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The computation of basic and diluted earnings per share, net income, and weighted-average number of shares outstanding for the years ended December 31, 2008, 2007 and 2006, are presented below (amounts, except earnings per share, in thousands):

	Years Ended December 31,
	2008	2007	2006

Net Income	$444	$312	$2,444
Weighted-average number of common shares outstanding	2,643	2,536	2,518
Earnings Per Share – Basic	$0.17	$0.12	$0.97

Weighted-average number of common shares outstanding	2,643	2,536	2,518
Common stock equivalents due to effect of stock options	–	8	19
Total weighted-average common shares and equivalents	2,643	2,544	2,537
Earnings Per Share – Diluted	$0.17	$0.12	$0.96

Stock options outstanding which had no intrinsic value, and therefore, would not be included in a diluted earnings per share computation, were 93,511, 116,468 and 88,532 as of December 31, 2008, 2007 and 2006, respectively.

Segment Reporting
Union National has only one operating segment consisting primarily of its banking and fiduciary activities, consistent with the way management monitors financial results.  Management does not separately allocate expenses between the commercial, retail and trust operations of the Bank.  As such, discrete information is not available and segment reporting would not be meaningful.

Recent Accounting Pronouncements
In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007.  The adoption of EITF 06-11 did not have a significant impact on Union National’s consolidated financial statements.

On January 1, 2008, Union National adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements (See Note 20 - Fair Value Measurements and Fair Value of Financial Instruments).

On January 1, 2008, Union National adopted the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (“EITF 06-4”).  EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement.  Union National has split-dollar life insurance arrangements and has recorded the impact of adopting the standard on the Consolidated Statements of Financial Condition, the Consolidated Statements of Income, and Changes in Stockholder’s Equity.

On January 1, 2008, Union National adopted the provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets and liabilities to be carried at fair value. Under SFAS 159, Union National may elect to use fair value to measure accounts and loans receivable, available for sale and held to maturity securities, accounts payable, guarantees, issued debt and other eligible financial instruments.  (See Note 20 - Fair Value Measurements and Fair Value of Financial Instruments).  Adoption of SFAS 159 did not have a significant impact on Union National’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The SEC has issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”), which expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff's views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.”  Specifically, the SAB revises the SEC staff's views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff's views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.  Adoption and consideration of SAB 109 did not have a significant impact on Union National’s consolidated financial statements.

The SEC has issued Staff Accounting Bulletin No. 110 (“SAB 110”), which amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007.  Adoption and consideration of SAB 110 did not have a significant impact on Union National’s consolidated financial statements.

In September 2008, the FASB issued FASB Staff Position (“FSP”) 133-1 and FASB Interpretation (“FIN”) 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1” and “FIN 45-4”).  FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees.  It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods.  FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008.  The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active”  (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market.  FSP 157-3 is effective immediately.  The application of the provisions of FSP 157-3 did not materially affect our consolidated financial statements for the period ended December 31, 2008.

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a corporation’s fiscal year beginning after December 15, 2008.  SFAS 141(R) will impact Union National’s accounting for business combinations beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”).  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a corporation’s fiscal year beginning after December 15, 2008.  Management does not believe that SFAS 160 will have a material impact on Union National’s consolidated financial statements in future periods.

In February 2008, the FASB issued FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one "linked" transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“Statement 161”).  Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives.  Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows.  Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other GAAP.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited.  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements.  This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt borrowing rate when interest cost is recognized.  The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense.  The FSP requires retrospective application to the terms of instruments as they existed for all periods presented.  The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years.  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.”  This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied.  This FSP is effective for fiscal years beginning after December 15, 2008.  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 15, 2008.  Management is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (“EITF 08-5”).  EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee).  It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability.  EITF 08-5 is effective for the first reporting period beginning after December 15, 2008.  Adoption and consideration of EITF 08-5 did not have a significant impact on Union National’s consolidated financial position and results of operations.

In December 2008, the FASB issued FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP 140-4” and “FIN 46(R)-8”). FSP 140-4 and FIN 46(R)-8 amends FASB SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities”, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. Additionally, this FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a qualifying Special Purpose Entity (“SPE”) that holds a variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46(R)-8 are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP 140-4 and FIN 46(R) are effective for reporting periods (annual or interim) ending after December 15, 2008.  Adoption and consideration of FSP 140-4 and FIN46(R)-8 did not have a significant impact on Union National’s consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets”, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. Adoption and consideration of FSP EITF 99-20-1 did not have a significant impact on Union National’s consolidated financial statements.

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, Union National may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS.  Management is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”.  This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009.  Management is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In November 2008, the FASB ratified EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”).  EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. Management is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 2 - STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), Union National recognizes compensation expense for future share-based awards based upon an assessment of the fair value on the grant date.  The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.  Stock compensation expense is recognized on a straight-line basis over the vesting period of the award.

Union National had two stock option plans outstanding as of December 31, 2008: (i) the Employee Stock Incentive Plan (“SIP”); and, (ii) the Independent Directors’ Stock Option Plan (“IDSOP”).  Neither of these plans had remaining options available for grant as of December 31, 2008.

Options granted under the SIP are incentive stock options with terms up to 10 years and option prices equal to the fair value of the shares on the date of the grant.  SIP options vest over six months, become exercisable nine months after the grant date, and generally lapse 90 days after termination of employment.  The IDSOP consists of non-qualified stock options with terms up to 10 years.  These options have exercise prices equal to the fair value of the shares on the date of the grant and expire one year after departure from the Board of Directors.  It is Union National’s policy to issue new shares upon the exercise of stock options.

Prior to March 1, 2008, Union National had an Employee Stock Purchase Plan (“ESPP”); options granted under the ESPP had a five-year term and could be exercised at 85% of the fair market value of the stock on the date of exercise.

No share-based awards were granted or vested during the years ended December 31, 2008 and 2006; accordingly, no compensation expense was recorded in 2008 and 2006.  For the year ended December 31, 2007, Union National recorded $82,000 of share-based compensation expense which is included in Salaries, Wages and Employee Benefits expense in the 2007 consolidated statement of income.  This represents all of the share-based compensation expense associated with the 2007 stock option grants. The per-share weighted-average fair value of the 31,900 stock options granted during 2007 (7,200 of which were forfeited during 2007 due to employee terminations) was $3.41 computed using the following assumptions:

Expected Dividend Yield:	3.45%	Expected Life (Years):	8.0
Risk-Free Interest Rate:	5.02%	Expected Volatility:	17.11%

Stock option activity for the years ended December 31, 2008, 2007 and 2006, is summarized below:

	2008		2007		2006
Stock Options Outstanding	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Beginning of Year	124,439	$18.32	177,330	$18.14	202,999	$18.22
Granted	–	–	31,900	18.50	–	–
Exercised	(650)	8.70	(13,296)	12.91	(3,606)	13.67
Forfeited	(20,886)	18.06	(68,942)	18.45	(11,647)	19.90
Expired	(9,392)	14.44	(2,553)	20.10	(10,416)	16.78
End of Year	93,511	$18.82	124,439	$18.32	177,330	$18.14

Weighted-average fair value of options granted during the year	$–		$3.41		$–

Intrinsic value of options exercised during the year	$1,000		$26,000		$20,000

All options outstanding at December 31, 2008 were fully vested and exercisable, but had no intrinsic value (the difference between the market price and the exercise price).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Options outstanding and exercisable at December 31, 2008, consisted of the following:

		Weighted-Average
Range of Exercise Prices	Options Outstanding	Exercise Price	Remaining Contractual Life
$11.52  $13.08	11,668	$12.52	2.6 years
$13.09  $16.10	8,066	15.80	3.5 years
$16.11  $18.49	14,442	18.40	1.5 years
$18.50  $20.81	24,825	18.98	7.1 years
$20.82  $22.14	34,510	21.71	5.8 years
Total	93,511	$18.82	4.9 years

SFAS No. 123(R) also requires that the tax benefit from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options and shares purchased under the Employee Stock Purchase Plan (“ESPP”) in excess of the tax benefit from the compensation expense recorded for those options be included in the cash flow statement as a cash inflow from financing activities.  No tax benefit was recorded during the years ended December 31, 2008, 2007 and 2006 as there were no such exercises or dispositions during those years.

NOTE 3 - INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of investment securities are as follows (in thousands):

	At December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-Backed Securities	$59,146	$661	$(338)	$59,469
Obligations of U.S. Government Agencies	3,379	17		3,396
Corporate Securities	1,481	6	(269)	1,218
Equity Securities	227	42	(63)	206
Total Investment Securities	$64,233	$726	$(670)	$64,289

	At December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-Backed Securities	$26,329	$109	$(208)	$26,230
Obligations of U.S. Government Agencies	43,031	59	(4)	43,086
Corporate Securities	4,439	26	(52)	4,413
Equity Securities	359	108	(20)	447
Total Investment Securities	$74,158	$302	$(284)	$74,176

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 (in thousands):

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities	$15,954	$(102)	$1,936	$(236)	$17,890	$(338)
Corporate Securities	476	(269)			476	(269)
Equity Securities	69	(42)	26	(21)	95	(63)
Total Temporarily Impaired Securities	$16,499	$(413)	$1,962	$(257)	$18,461	$(670)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 (in thousands):

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-Backed Securities	$ 9,961	$ (118)	$ 8,462	$ (90)	$ 18,423	$ (208)
Obligations of U.S. Government Agencies	12,031	(4)			12,031	(4)
Corporate Securities			1,226	(52)	1,226	(52)
Equity Securities	90	(16)	14	(4)	104	(20)
Total Temporarily Impaired Securities	$ 22,082	$ (138)	$ 9,702	$ (146)	$ 31,784	$ (284)

At December 31, 2008, there were a total of 23 debt securities with unrealized losses of $607,000 that amounted to 3.2% of their amortized cost.  These unrealized losses are considered to be temporary impairments.  Decline in the value of these debt securities is only due to interest rate fluctuations, rather than erosion of quality.  As a result, the payment of contractual cash flows, including principal repayments, is not at risk.  As management has the intent and ability to hold these investments until market recovery or maturity, none of these debt securities are deemed to be other than temporarily impaired.

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

During 2008, Union National recorded $1,290,000 of other-than-temporary investment impairment charges related to two securities, including a non-agency mortgage-backed security that was downgraded to below-investment-grade during December 2008, and a pooled trust preferred debt security supported primarily by obligations from other banks.  Management determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.  During 2007, Union National recorded $800,000 of other-than-temporary investment impairment charges related to our portfolio of pooled trust preferred debt securities.

For the impaired securities, scheduled income payments received after the time of impairment are fully applied to principal further reducing the carrying value of these investments.

Investment securities carried at $59,646,000 at December 31, 2008, and $60,784,000 at December 31, 2007 were pledged to secure public, trust, and government deposits and for other purposes.  In addition, investment securities carried at $8,530,000  at December 31, 2007 were pledged for repurchase agreements.  There were no investment securities pledged for repurchase agreements at December 31, 2008.

The amortized cost and fair value of debt securities at December 31, 2008 and 2007, by contractual maturity, are shown below (in thousands).  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2008
Maturity	Amortized Cost	Fair Value
Due in One Year or Less	$1,514	$1,528
Due After One Year Through Five Years	1,865	1,868
Due After Five Years Through Ten Years		
Due After Ten Years	1,481	1,218
	4,860	4,614

Mortgage-Backed Securities	59,146	59,469
Equity Securities	227	206
Total Investment Securities	$64,233	$64,289

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

	December 31, 2007
Maturity	Amortized Cost	Fair Value
Due in One Year or Less	$29,999	$30,029
Due After One Year Through Five Years	15,316	15,298
Due After Five Years Through Ten Years		
Due After Ten Years	2,155	2,172
	47,470	47,499

Mortgage-Backed Securities	26,329	26,230
Equity Securities	359	447
Total Investment Securities	$74,158	$74,176

The following information is related to the sales of available for sale securities (in thousands):

	Year Ended December 31,
	2008	2007	2006
Gross Proceeds Received from Sales of Securities	$42,463	$95,514	$19,549

Securities Available for Sale:
Gross Realized Gains	$389	$905	$273
Gross Realized Losses	(137)	(816)	(64)
Net Realized Gains	$252	$89	$209

NOTE 4 - LOANS AND LEASES

Loans and leases outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2008	2007
Real Estate Mortgages
First and Second Residential	$127,636	$137,724
Commercial and Industrial	121,619	115,630
Construction and Land Development	24,757	29,427
Agricultural	27,485	24,839
Commercial and Industrial	35,061	28,741
Consumer, Net of Unearned Income	7,172	7,832
Agricultural	3,588	4,341
Political Subdivisions	6,553	8,993
Lease Financing Receivables, Net of Unearned Income	3,792	6,078
Other	617	732
Total Loans and Leases	$358,280	$364,337

Union National grants commercial loans and leases, and residential and consumer loans to customers primarily located in Lancaster County, Pennsylvania.  Although Union National has a diversified loan and lease portfolio, its debtors’ ability to honor their contracts is influenced by the region's economy.

Loans and leases include the net investment in direct lease financing receivables, determined as follows (in thousands):

	December 31,
	2008	2007
Minimum Lease Payments Receivable	$3,834	$6,592
Residual Values	432	450
Unearned Income	(474)	(964)
Total Leases	$3,792	$6,078

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

The allowance for uncollectible lease payments, included in the allowance for loan and lease losses, was $149,000 and $152,000 at December 31, 2008 and 2007, respectively.

Minimum future rentals on noncancelable financing leases as of December 31, 2008 are as follows (in thousands):

December 31, 2008
2009	$1,622
2010	1,154
2011	662
2012	260
2013	84
Thereafter	52
$3,834

Union National’s nonperforming assets at December 31, 2008 and 2007 consisted of the following (in thousands):

	December 31,
	2008	2007
Nonaccruing Loans and Leases	$3,271	$2,919
Accruing Loans – 90 Days or More Past Due	1,685	120
Total Nonperforming Loans and Leases	4,956	3,039
Repossessed Assets	479	156
Total Nonperforming Assets	$5,435	$3,195

Following is a summary of impaired loan and lease data as of the date of each balance sheet presented (in thousands):

	December 31,
	2008	2007	2006
Impaired Loans and Leases with a Related Allowance for Loan and Lease Losses	$5,058	$1,814	$1,798
Impaired Loans and Leases without a Related Allowance for Loan and Lease Losses	4,302	822	4,786
Total Outstanding Balance at Year End	$9,360	$2,636	$6,584

Related Allowance for Loan and Lease Losses	$1,499	$380	$146
Average Outstanding Balance for the Year	6,446	2,993	4,645
Recognized Interest Income	705	21	239

Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $4,386,000 at December 31, 2008.  Such loans were made in the ordinary course of business at Union National's normal credit terms, including interest rates and security, and do not represent more than a normal risk of collection.  Transactions on these loans for the years ended December 31, 2008 and 2007, are as follows (in thousands):
	For the Year Ended December 31,
	2008	2007
Balance, Beginning of Year	$3,499	$5,708
Additions	1,467	1,578
Deletions	(580)	(3,787)
Balance, End of Year	$4,386	$3,499

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 5 - ALLOWANCE FOR LOAN AND LEASE LOSSES

An analysis of changes in the allowance for loan and lease losses for the years ended December 31 is as follows (dollars in thousands):

	2008	2007	2006
Allowance for Loan and Lease Losses, Beginning of Year	$3,675	$3,070	$2,675

Charge-Offs	(364)	(637)	(339)
Recoveries	20	5	62
Net Charge-Offs	(344)	(632)	(277)
Addition to Provision for Loan and Lease Losses	1,027	1,237	672
Allowance for Loan and Lease Losses, End of Year	$4,358	$3,675	$3,070

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

	December 31,
	2008	2007
Construction & Development	$101	$19
Land	1,168	644
Land Improvements	1,085	1,055
Furniture, Fixtures & Equipment	8,852	8,715
Buildings and Improvements	10,603	7,506
Leasehold Improvements	1,470	1,217
Subtotal	23,279	19,156
Less: Accumulated Depreciation	(11,191)	(10,118)
Premises and Equipment - Net	$12,088	$9,038

During 2008, the increase in land and buildings was due to the purchase of the Bank’s Centerville branch location.  The cost of this location, which was previously leased, was $3,650,000 for the land and the building.

Depreciation expense on premises and equipment was $1,093,000 in 2008, $1,078,000 in 2007 and $879,000 in 2006.

Union National has entered into a number of arrangements that are classified as operating leases.  The operating leases are for several branch and office locations.  The majority of the branch and office leases are renewable at our option.  Future minimum rental and sublease payments under terms of noncancelable operating lease and sublease agreements, including certain amounts which are payable to a related party, as of December 31, 2008 are as follows (in thousands):

	Lease Obligations	Sublease Income	Net Lease Obligations	Obligations to Related Party
2009	$649	$275	$374	$208
2010	648	287	361	197
2011	693	299	394	229
2012	699	282	417	250
2013	692	150	542	382
Thereafter	4,123	753	3,370	3,280
	$7,504	$2,046	$5,458	$4,546

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Net rent expense from continuing operations consisted of the following (in thousands):

	For the Year Ended December 31,
	2008	2007	2006
Rental Expense	$755	$1,184	$663
Sublease Rental Income	(225)	(28)	(12)
Net Rental Expense	$530	$1,156	$651

Rental payments paid to a related party were $282,000, $473,000, and $412,000, for the years ended 2008, 2007 and 2006, respectively.

NOTE 7 - DEPOSITS

Union National’s deposits at December 31, 2008 and 2007 consist of the following (in thousands):

	December 31,
	2008	2007
Non-Interest-Bearing Demand	$46,875	$46,624
NOW and Money Market	120,762	131,293
Savings	22,087	22,904
Certificates of Deposits	193,853	175,490
	$383,577	$376,311

Scheduled maturities of certificates of deposit (time deposits) at December 31, 2008 are as follows (in thousands):

December 31,
2008
2009	$115,965
2010	47,246
2011	17,968
2012	7,580
2013	5,003
Thereafter	91
$193,853

Total certificates of deposit included $12,278,000 and $23,785,000 of brokered CDs outstanding at December 31, 2008 and 2007, respectively.  Retail certificates of deposit in denominations of $100,000 or more amounted to $52,822,000 and $50,902,000 at December 31, 2008 and 2007, respectively.  The maturities of certificates of deposit in denominations of $100,000 or more at December 31, 2008, are as follows (in thousands):

December 31,
Maturity	2008
3 months or less	$11,925
3 - 6 months	8,659
6 - 12 months	6,747
Over 12 months	25,491
$52,822

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 8 - SHORT-TERM BORROWINGS

There were no short-term borrowings outstanding as of December 31, 2008.  Short-term borrowings and weighted-average interest rates at December 31, 2007 are as follows (dollars in thousands):

	2007		2006
	Amount	Rate	Amount	Rate
Treasury Tax and Loan Notes	$42	4.87%	$900	5.00%
Federal Funds Purchased			6,550	5.25
Securities Sold Under Repurchase Agreements	6,587	4.13	3,094	4.79
FHLB Short-Term Advances				
Total	$6,629	4.13%	$10,544	5.09%

For 2008, short-term borrowings had an average outstanding balance of $9,090,000 with a weighted-average interest rate of 2.31%.  The highest balance outstanding at a month-end was $23,478,000.  For 2007, short-term borrowings had an average outstanding balance of $6,025,000 with a weighted-average interest rate of 4.96%.  The highest balance outstanding at a month-end was $8,223,000.

Under an agreement with the Federal Home Loan Bank of Pittsburgh (“FHLB”), Union National has a line of credit available in the amount of $15,000,000, none of which was outstanding at December 31, 2008 or 2007.

All FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities.  In addition, all FHLB advances are secured by the FHLB capital stock owned by Union National with a carrying amount of $3,298,000 at December 31, 2008, and $3,292,000 at December 31, 2007.  In addition to the FHLB line of credit, Union National has combined lines of credit with correspondent banks amounting to $12,000,000 for overnight federal funds borrowings, none of which were outstanding at December 31, 2008 or 2007.

In 2007, Union National offered a secured short-term investment program for certain corporate customers consisting of overnight repurchase agreements that were secured by designated investment securities of the Bank.  This program was discontinued in 2008.

NOTE 9 - LONG-TERM DEBT

A summary of the maturities of long-term debt as of December 31 is as follows (dollars in thousands):

	2008			2007
	Amount	Rate		Amount	Rate
FHLB Fixed Rate Advances:
2008	$ 		%	$1,550	3.36%
2009				6,707	3.78
2010	9,500	4.67		9,500	4.67
2011					
2012	10,834	4.31		13,054	4.25
2013				1,000	4.39
FHLB Floating-Rate Advances:
2009				2,131	4.77
2010				2,000	4.77
2011				2,874	4.77
FHLB Convertible Fixed-Rate Advances:
2010	20,000	5.70		20,000	5.70
2011	10,000	5.23		10,000	5.23
Total	$50,334	5.11%		$68,816	4.86%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

FHLB advances are collateralized by a security agreement and FHLB capital stock as described in Note 8.  As of December 31, 2008, Union National had a maximum borrowing capacity of $101,087,000 from the FHLB, of which $50,753,000 was available.  All FHLB long-term borrowings are subject to prepayment penalties which vary based upon current market interest rates.  The FHLB's convertible fixed-rate advances allow the FHLB the periodic option to convert to an adjustable-rate advance at the three-month London Interbank Offered Rate (“LIBOR”) plus .08% to .20%.  The FHLB currently has the option to convert all $30,000,000 of the outstanding convertible advances on a quarterly basis. Upon the FHLB's conversion, the Bank has the option to repay the respective advances in full without prepayment penalties.

NOTE 10 - DERIVATIVE FINANCIAL INSTRUMENTS

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

At December 31, 2008 and 2007, Union National had no interest rate derivative agreements.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

Union National has three issuances of junior subordinated debentures outstanding as of December 31, 2008 and 2007.

On July 28, 2006, the Bank issued $6,000,000 of subordinated debentures due September 15, 2021 with a five-year initial fixed rate of 7.17%, and then an annual coupon rate, reset quarterly, based on three-month LIBOR (“LIBOR”) plus 1.65%.

In December 2003, Union National Capital Trust I (“UNCT I”) issued $8,248,000 of floating-rate debentures due January 23, 2034, of which $248,000 is related to Union National’s capital contribution.  UNCT I provides for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.85%.  The coupon rate was 6.32% and 7.83% at December 31, 2008 and 2007, respectively.

In October 2004, Union National Capital Trust II (“UNCT II”) issued $3,093,000 of debentures due November 23, 2034, of which $93,000 is related to Union National’s capital contribution.  UNCT II provides for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.00%. The coupon rate was 4.15% and 5.28% at December 31, 2008 and 2007, respectively.

All of the junior subordinated debentures are callable at Union National’s option five years from the date of issuance.  These debentures do not have to be called in full.  UNCT I became callable in December 2008, UNCT II will be callable in October 2009, and the Banks subordinated debenture will be callable in July 2011.  These issuances of junior subordinated debentures qualify as a component of capital for regulatory purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 12 - EMPLOYEE BENEFITS

401(k) Profit-Sharing Plan
Union National has a 401(k) profit-sharing plan that covers substantially all full-time employees.  This plan allows employees to contribute a portion of their salaries and wages to the plan.  The Bank may elect to make discretionary contributions to the plan. The plan provides for the Bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages.  Union National’s expense relative to its profit-sharing plan amounted to $166,000, $187,000 and $329,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Salary Continuation Plan
Union National has a salary continuation agreement with its Chairman/CEO/President.  This is an unfunded plan that provides for target retirement benefits beginning at age 62.  The agreement also provides for benefits in the event of the disability or death of the participant, the termination of employment of the participant, or a change in control of Union National.  At December 31, 2008 and 2007, Union National’s total accrued liability under this agreement was $290,000 and $231,000, respectively. Total expenses related to this liability and related insurance costs as provided for in the agreement amounted to $59,000, $69,000, and $62,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

Stock Option Plan
Union National has two stock option plans, one plan for its employees and one plan for its directors.  These plans are discussed separately in Note 2.

NOTE 13 - INCOME TAXES

Effective January 1, 2007, Union National adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”).  FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  FSP FIN 48-1 was adopted by Union National retroactive to January 1, 2007. As a result of Union National’s adoption of FIN 48 and FSP FIN 48-1, no significant income tax uncertainties were identified; therefore, Union National recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2008 and 2007.  Union National’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income.

The net deferred tax asset consisted of the following components as of December 31, 2008 and 2007 (in thousands):

	At December 31,
	2008	2007
Deferred Tax Assets:
Allowance for Loan and Lease Losses	$1,482	$1,142
Recoverable Alternative Minimum Taxes	804	732
Income Tax Credit Carryforward	515	443
Impairment Charges on Investment Securities	806	272
Other	280	132
Total Deferred Tax Assets	3,887	2,721

Deferred Tax Liabilities:
Deferred Net Loan Fees	(57)	(47)
Depreciation	(452)	(416)
Prepaid Expenses	(91)	(130)
Mortgage Servicing Assets and Credit Enhancement Fees Receivable	(29)	(51)
Leasing	(572)	(762)
Unrealized Gains on Investment Securities Available for Sale	(19)	(6)
Other	(10)	(111)
Total Deferred Tax Liabilities	(1,230)	(1,523)
Net Deferred Tax Asset	$2,657	$1,198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

At December 31, 2008, Union National had no valuation allowance established against its deferred tax assets as we believe the Corporation will generate sufficient future taxable income to fully utilize all net operating loss carryforwards and AMT tax credits.

An analysis of the income tax expense included in the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Taxes Currently Payable (Benefits Receivable)	$739	$(413)	$443
Deferred Income Tax Benefit	(927)	(8)	(344)
(Benefit from) Provision for Income Taxes	$(188)	$(421)	$99

The reasons for the difference between Union National's provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Income (Loss) Before Income Taxes	$256	$(109)	$2,543
Statutory Tax Rate	34.0%	34.0%	34.0%

Federal Tax at Statutory Rate	87	(37)	865

Tax Benefits From:
Tax-Exempt Income, Net of Disallowed Interest Expense	(132)	(267)	(583)
Earnings from Bank-Owned Life Insurance	(149)	(145)	(130)
Income Tax Credits		(38)	(72)
Other	6	66	19
(Benefit from) Provision for Income Taxes	$(188)	$(421)	$99

Income tax credit carryforwards will begin to expire in 2020 and income tax credits are recognized as earned.  Income tax credits earned were $38,000 and $72,000 in 2007 and 2006, respectively.  There were no income tax credits earned in 2008.

Years that remain open for potential review by the Internal Revenue Service are 2005 through 2007.

NOTE 14 - COMMITMENTS AND GUARANTEES

The Bank is a party to financial instruments with off-balance sheet risk, in the normal course of business, to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.  The contract amounts of these instruments reflect the exposure to credit loss in the event of nonperformance (in thousands).

	At December 31,
	2008	2007
Financial Instruments Whose Contract Amounts Represent Credit Risk:
Commitments to Extend Credit	$800	$5,762
Unused Portion of Home Equity, Personal and Overdraft Lines	43,259	48,715
Other Unused Commitments, Principally Commercial Lines of Credit	60,374	57,026
Standby Letters of Credit	5,474	6,239
Total Commitments and Guarantees	$109,907	$117,742

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  These letters of credit are issued primarily to support public and private borrowing arrangements and have terms of less than two years.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers.  The contract amounts of letter of credit instruments reflect the exposure to credit loss in the event of nonperformance.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Based on the creditworthiness of the borrowers, Union National had unsecured letters of credit outstanding that totaled $555,000 and $547,000 at December 31, 2008 and 2007, respectively.  Management believes that the proceeds obtained through a liquidation of collateral on secured letters of credit would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The amount of the liability as of December 31, 2008 and 2007, for guarantees under standby letters of credit issued is not considered to be material.

Union National occasionally sells residential mortgage loans to the FHLB of Pittsburgh under an agreement that includes a maximum credit enhancement liability of $815,000.  Union National may be required to pay the FHLB if realized losses on  any of the sold mortgages exceed the amount held in a spread account at the FHLB funded annually at 0.04% of the outstanding balance of loans sold.  Union National’s historical losses on residential mortgages have been lower than the amount being funded to the spread account.  As such, Union National does not anticipate recognizing any losses and accordingly, has not recorded a liability for the credit enhancement.  As compensation for the credit enhancement, the FHLB is paying Union National 0.10% of the outstanding loan balance in the portfolio on a monthly basis.  Union National records credit enhancement fees receivable based upon the present value of estimated future cash flows as loans are sold.  The credit enhancement fees receivable, which amounted to $26,000 at December 31, 2008 and $45,000 at December 31, 2007, are included in other assets on the Consolidated Statements of Financial Condition and are amortized as principal is received on loans sold.

NOTE 15 - REGULATORY RESTRICTIONS

The Bank is required to maintain reserves, in the form of cash and balances with the Federal Reserve Bank, against its deposit liabilities.  The average amount of required reserves was approximately $6,135,000 and $5,521,000 during 2008 and 2007, respectively.

The Bank is also subject to certain restrictions in connection with the payment of dividends.  National banking laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the Bank (as defined) for that year combined with the Bank’s retained net profits for the preceding two calendar years.  Under this formula, in 2009, the Bank may declare dividends to the parent company, Union National, of approximately $556,000 plus an amount equal to the net profits of the Bank in 2009, up to the date of any such dividend declaration.

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

Quantitative measures established by regulation to ensure capital adequacy require Union National and the Bank to maintain minimum amounts and ratios of (i) Tier I capital to average assets, and of (ii) Tier I and total capital (as defined in the regulations) to risk-weighted assets.  As of December 31, 2008 and 2007, Union National and the Bank met all capital adequacy requirements to which they are subject. As of December 31, 2008, the most recent notification from the regulators categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Union National and the Bank maintained the following regulatory capital levels and leverage and risk-based capital ratios (in thousands):

	Actual		Minimum Required For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Union National Financial Corporation
December 31, 2008:
Tier 1 (leverage) capital	$40,982	8.44%	$19,414	4.00%	N/A	N/A
Tier 1 risk-based capital	40,982	10.03	16,340	4.00	N/A	N/A
Total risk-based capital	52,092	12.75	32,680	8.00	N/A	N/A
December 31, 2007:
Tier 1 (leverage) capital	$38,370	7.79%	$19,705	4.00%	N/A	N/A
Tier 1 risk-based capital	38,370	9.08	16,905	4.00	N/A	N/A
Total risk-based capital	49,487	11.71	33,810	8.00	N/A	N/A

Union National Community Bank
December 31, 2008:
Tier 1 (leverage) capital	$40,601	8.41%	$19,306	4.00%	$24,133	5.00%
Tier 1 risk-based capital	40,601	9.97	16,292	4.00	24,438	6.00
Total risk-based capital	50,959	12.51	32,584	8.00	40,731	10.00
December 31, 2007:
Tier 1 (leverage) capital	$38,633	7.84%	$19,705	4.00%	$24,631	5.00%
Tier 1 risk-based capital	38,633	9.17	16,845	4.00	25,268	6.00
Total risk-based capital	48,308	11.47	33,691	8.00	42,114	10.00

In response to the Memorandum of Understanding with the Office of the Comptroller of the Currency (OCC) as discussed in Note 18, Union National Community Bank has established target capital rates of 8% for Tier I Capital to Average Total Assets, 9% for Tier I Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets.  Beginning June 30, 2008 through December 31, 2008, Union National met these target capital rates by reducing borrowings, generating capital from net earnings, and by raising additional capital through a private placement stock offering (see related discussion in Note 22 to the consolidated financial statements).

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the Bank can make to Union National at any time to 10% of the Bank's total regulatory capital.  At December 31, 2008, this limitation amounted to approximately $5,096,000.  These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTE 16 - RESIDENTIAL MORTGAGE BUSINESS VENTURE

Effective October 31, 2007, Union National management decided to cease operations of Home Team due to the weakening housing market and the related reduction in brokered residential mortgage loan volume.  Accordingly, consolidated operating results for 2008 reflected no mortgage brokerage and title insurance income, and no operating expenses, related to Home Team.  Consolidated operating results for 2007 included $1,932,000 of mortgage brokerage income, $317,000 of title insurance/settlement income, and $2,572,000 of non-interest expenses, related to Home Team.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 17 - DE-LEVERAGING AND RESTRUCTURING ACTIVITIES

During 2007, Union National began to de-leverage its balance sheet and reposition its investment portfolio in order to strengthen the Bank’s capital position, enhance its income tax effectiveness, facilitate its future core banking growth strategies for loans and deposits, and improve its interest rate profile.  In conjunction with the de-leveraging activities, Union National sold $64,345,000 of available for sale securities, and liquidated $2,039,000 of restricted FHLB stock, using the majority of the proceeds to pay down $48,755,000 of FHLB debt and $6,550,000 of other short-term borrowings, and incurring pre-tax debt prepayment penalties of $31,000 (included in Other Non-Interest Expense).  Union National realized pre-tax losses of $519,000 on the sale of the securities (Union National sold other securities during 2007 at a net gain $608,000).

In 2008, Union National continued with certain cost-reducing de-leveraging activities by using funds from low-interest earning assets and low-interest cost short-term borrowings to pay down higher interest cost long-term borrowings.  The Bank prepaid a total of $18,482,000 of FHLB long-term advances, reducing total FHLB long-term borrowings outstanding to $50,334,000.  The FHLB long-term debt that was prepaid had a weighted average interest cost of 4.19%.  In conjunction with the prepayments, the Bank incurred $72,000 of prepayment penalties, which were included in Other Non-Interest Expense.  Additionally in 2008, the Bank called $16,410,000 of brokered CDs which had a fixed weighted average interest cost of 4.91%.

Union National incurred restructuring charges, consisting of severance and related costs, totaling $717,000 in 2007. There were no restructuring charges in 2008.  Union National made cash payments related to the 2007 severance liability of $223,000 and $494,000 in 2008 and 2007, respectively.

NOTE 18 - MEMORANDUM OF UNDERSTANDING

On June 20, 2007, the Bank entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”).  Specifically, the MOU requires the Bank to (1) implement a three-year strategic plan in accordance with specific guidelines set forth in the MOU, (2) develop and implement a three-year capital plan, in accordance with specific guidelines set forth in the MOU, including a dividend policy for the payment of dividends provided the Bank is in compliance with the capital plan, and applicable laws and regulations, (3) review and revise a written program to improve the Bank’s loan portfolio management, (4) review and revise the Bank’s funds management reports to ensure that they reflect current and projected funding needs, (5) develop and implement a risk based audit program to determine weaknesses or deficiencies in the Bank’s consumer compliance program, (6) ensure the Bank’s interest rate risk (“IRR”) measurement tool or model conforms to OCC guidelines and, if necessary, develop an action plan to address the need for a more acceptable IRR measurement model, and (7) furnish written quarterly progress reports to the OCC detailing the form and manner of actions taken to comply with the MOU.  Each provision of the MOU is subject to OCC approval, non-objection and/or review.  Included in the response to the MOU, Union National established target capital rates for the Bank of 8% for Tier I Capital to Average Total Assets, 9% for Tier I Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets. (see related discussion in Note 15 to the consolidated financial statements).

As of December 31, 2008, management believes that the Bank has made substantial progress in addressing the terms of the MOU and has sent to the OCC the documentation and progress reports as required under the MOU.

NOTE 19 - DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Union National maintains a Dividend Reinvestment and Stock Purchase Plan.  Stockholders may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices.  Union National has reserved 200,000 shares of its common stock to be issued under the plan and 2,152 shares have been issued under the plan as of December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 20 - FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, Union National adopted SFAS No. 157, “Fair Value Measurements”, for financial assets and financial liabilities.  In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, “Effective Date of FASB Statement No. 157,” Union National will delay application of SFAS No. 157 for non-financial assets and non-financial liabilities, until January 1, 2009.  SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction.  Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances.  In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 Inputs - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 Inputs - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.  These valuation methodologies were applied to all of Union National’s financial assets and financial liabilities carried at fair value effective January 1, 2008.

Securities Available for Sale
Securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs.  For these securities, we obtain fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Level 3 inputs are for certain corporate investment security positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability.  Such adjustments are generally based on available market evidence.  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.  As of December 31, 2008, the fair value of securities valued using Level 3 inputs was determined by management by calculating the net present value of the expected future cash flows of each security, with qualitative risk-adjusted discounting for potential credit risks and nonperformance in the underlying issuers, and market sector illiquidity concerns (in accordance with FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active”).  Prior to September 30, 2008, management used market pricing based upon quoted prices from very limited trading activity of the issuances.

The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Investment Securities Available For Sale	$74	$59,778	$4,437	$64,289

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements of certain available for sale securities using significant unobservable (Level 3) inputs (in thousands):

Available For Sale Securities
Beginning Balance at January 1, 2008	$2,172
Addition: Private mortgage-backed securities (previously Level 2)	4,305
Payments received and applied to principal	(236)
Total realized and unrealized gains (losses)
Included in net income	(1,290)
Included in other comprehensive income (loss)	(514)
Ending Balance at December 31, 2008	$4,437

Impaired Loans
Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 3 inputs based upon customized discounting criteria. The valuation allowance on impaired loans was $1,499,000 and $380,000 at December 31, 2008 and 2007, respectively.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Impaired Loans			$5,058	$5,058

Effective January 1, 2008, Union National adopted the provisions of SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115”, (“SFAS 159”).  SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets and liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available for sale and held to maturity securities, accounts payable, guarantees, issued debt and other eligible financial instruments.  SFAS 159 permits Union National to measure eligible items at fair value at specified election dates.  Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date.  The fair value option (i) may be applied instrument by instrument, with certain exceptions, thus Union National may record identical assets and liabilities at fair value or by another measurement basis permitted under generally accepted accounting principles, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments.  Adoption of SFAS 159 on January 1, 2008, did not have a significant impact on Union National’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used by Union National to estimate the fair value of its financial instruments at December 31, 2008 and 2007:

Cash and cash equivalents: The carrying amounts reported in the consolidated statements of financial condition for cash and short-term investments approximate their fair values.

Interest-bearing time deposits in other banks: The carrying amounts reported in the consolidated statements of financial condition for Interest-Bearing Time Deposits in Other Banks approximate their fair values.  The Bank generally purchases amounts below the insured limit, limiting the amount of credit risk on these time deposits.

Investment securities:  The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.  For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3).  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

Loans and leases: For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximate fair value.  The fair value of other loans are estimated by calculating the present value of future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Restricted investment in bank stocks:  The carrying amounts reported in the consolidated statements of financial condition for restricted investment in bank stocks approximate their fair values.

Accrued interest receivable:  The carrying amount of accrued interest receivable approximates its fair value.

Mortgage servicing assets and credit enhancement fees receivable:  The fair value of servicing assets and credit enhancement fees receivable is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Off-balance-sheet instruments:  Union National's off-balance-sheet instruments consist of commitments to extend credit and financial and performance standby letters of credit.  The estimated fair value is based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values of financial instruments were as follows as of December 31, 2008 and 2007 (in thousands):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Assets:
Cash and Cash Equivalents	$31,837	$31,837	$37,882	$37,882
Interest-Bearing Time Deposits in Other Banks	1,775	1,775	–	–
Investment Securities Available for Sale	64,289	64,289	74,176	74,176
Loans (excluding Leases), Net	350,130	350,288	354,584	351,400
Restricted Investment in Bank Stocks	3,703	3,703	3,652	3,652
Accrued Interest Receivable	1,624	1,624	2,074	2,074
Mortgage Servicing Assets and Credit Enhancement Fees Receivable	86	285	149	331

Liabilities:
Demand and Savings Deposits	189,724	189,724	200,821	200,821
Time Deposits	193,853	195,611	175,490	177,894
Short-term Borrowings	–	–	6,629	6,629
Long-term Debt	50,334	52,976	68,816	70,054
Junior Subordinated Debentures	17,341	19,182	17,341	17,607
Accrued Interest Payable	1,422	1,422	2,090	2,090

Off-balance-sheet Items:
Commitments to Extend Credit and Standby Letters of Credit	–	–	–	–

NOTE 21 - OTHER-THAN-TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES

In order to determine whether unrealized losses in the fair value of investment securities are other-than-temporary, management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities has been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment securities, and management’s intention and ability to hold the investment securities to the earlier of recovery of losses or maturity.  As discussed in Note 3 to the consolidated financial statements during 2008 and 2007, respectively, the Bank recorded $1,290,000 and $800,000 of other-than-temporary investment impairment charges.

As of December 31, 2008, Union National maintains four investment securities with previously recorded impairments.  The fair value of the four impaired investments is $2,574,000 as compared to an original amortized cost of $5,986,000 as of December 31, 2008.  All payments received on impaired investment securities are fully applied to principal.  As discussed more thoroughly in Note 20 to the consolidated financial statements, the fair value of these investment securities was determined by calculating the net present value of the expected future cash flows of each security, with qualitative risk-adjusted discounting for potential credit risks and nonperformance in the underlying issuers, and market sector illiquidity concerns (in accordance with FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active”(“FSP 157-3”)).  Under FSP 157-3, when an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.  Management’s judgment was that, as of December 31, 2008, the facts and circumstances indicated significant illiquidity and an inactive market for these types of investments when other relevant observable inputs were not available; therefore, expected cash flows were a reasonable basis in determining the fair value of the corporate investment securities.  Prior to September 30, 2008, management used other observable inputs to determine the fair value of the corporate investment securities including broker indicated prices and quoted prices in limited trading activity of the issuances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

As of December 31, 2008, one of the impaired investment securities was a private-issuer mortgage backed security that was downgraded to below-investment-grade during December.  The other three impaired investment securities are pooled trust preferred debt securities which remain rated as investment grade as of December 31, 2008, as they have been since the time of purchase.

Management determined that further impairments as of December 31, 2008 were not warranted based upon the following considerations:

•
The financial condition and near-term prospects of the issuers do not reflect any defaults or other specific events which may have influenced the operations of the issuers, such as changes in technology that may have impaired the earnings potential of the investments, or the discontinuance of a segment of the business that may affect the future earnings potential.  The four investment securities were current, as of December 31, 2008, for scheduled investment interest payments since issuance.

•
The securities experienced very limited trading activity in 2008 as the securities are in a market sector with a high degree of illiquidity and dislocation; therefore the determined fair value based upon discounted cash flows is reasonable.

•	Management has both the ability and intention to hold the securities until a reasonable recovery towards the carrying value.

NOTE 22 - PRIVATE PLACEMENT STOCK OFFERING

On May 19, 2008, Union National commenced a private placement stock offering for the sale of up to 526,315 unregistered shares of Union National’s common stock, par value $0.25 per share, at $9.50 per share for a maximum aggregate offering price of $4,999,993. There was no minimum offering amount. Upon receipt of proceeds from the sale of the shares, Union National immediately contributed such amounts to the general corporate purposes of Union National including, but not limited to, continuing to meet regulatory capital requirements and increasing the regulatory lending ability of the Bank.

The shares were being offered pursuant to an exemption from registration under Section 3(b) of the Securities Act of 1933 and Rule 505 of SEC Regulation D.  The shares sold were restricted securities for purposes of the United States securities laws and cannot be transferred except under these laws.

Although Union National could withdraw or terminate the offering of the shares at any time, its intentions were to offer the shares for a period of six months commencing May 19, 2008.  The offering period could be extended at the discretion of Union National to a date not exceeding 90 days from the end of the six month period.  The Board of Directors of Union National elected on October 23, 2008, to extend the offering period for the shares until February 17, 2009.  Subsequently, the Board of Directors elected to let the current private placement expire on its own terms on February 17, 2009.

The following table summarizes the shares sold and the gross proceeds received through the private placement stock offering as of December 31, 2008 (dollars in thousands):

Period	Shares Sold	Gross Proceeds
May 19, 2008 – June 30, 2008	163,690	$1,555
July 1, 2008 – September 30, 2008	8,442	80
October 1, 2008 – December 31, 2008		
Total	172,132	$1,635

Issuance costs of $49,000 were offset against the gross proceeds.  No additional shares were sold under the private placement stock offering subsequent to December 31, 2008 through the offering expiration on February 17, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

NOTE 23 - UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Condensed Statements of Financial Condition
(in thousands)

	December 31,
	2008	2007

ASSETS
Cash in Bank Subsidiary	$50	$44
Interest-Bearing Deposits in Other Banks	3	48
Cash and Cash Equivalents	53	92

Investment in Subsidiaries	41,003	38,941
Other Equity Investment Securities	206	447
Investments in Limited Partnerships	196	269
Recoverable Federal Income Taxes		480
Other Assets	797	76
Total Assets	$42,255	$40,305

LIABILITIES
Junior Subordinated Debentures	$11,341	$11,341
Other Liabilities	120	164

STOCKHOLDERS' EQUITY	30,794	28,800
Total Liabilities and Stockholders' Equity	$42,255	$40,305

Condensed Statements of Income
(in thousands)

	Years Ended December 31,
	2008	2007	2006

INCOME
Dividends from Subsidiaries	$537	$843	$1,895
Dividends on Other Equity Investment Securities	10	16	13
Interest on Deposits in Bank Subsidiary	1	1	3
Gain on Sale of Securities	49	40	47
Management Fees from Bank Subsidiary	42	42	42
Total Income	639	942	2,000

EXPENSES
Interest Expense on Junior Subordinated Debentures	673	843	828
Other Expenses	248	269	207
Total Expenses	921	1,112	1,035

Income (Loss) before Income Tax (Benefit) and Equity in
Undistributed Income of Subsidiary	(282)	(170)	965

Provision for Income Taxes (Benefit)	(274)	(377)	(383)
Income (Loss) before Equity in Undistributed Income of Subsidiary	(8)	207	1,348

EQUITY in UNDISTRIBUTED INCOME of SUBSIDIARY	452	105	1,096

NET INCOME	$444	$312	$2,444

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   continued

Condensed Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2008	2007	2006

CASH FLOWS from OPERATING ACTIVITIES
Net Income	$444	$312	$2,444
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities:
Equity In Undistributed Income of Bank Subsidiary	(452)	(105)	(1,096)
Investment Securities Gains	(49)	(40)	(47)
Provision for Deferred Income Taxes	(274)	(8)	26
Decrease (Increase) in Other Assets	138	(21)	481
Increase (Decrease) in Other Liabilities	(40)	(240)	236
Stock-Based Compensation Expense		82	
Net Cash Provided by (Used in) Operating Activities	(233)	(20)	2,044

CASH FLOWS from INVESTING ACTIVITIES
Proceeds from Sales of Available for Sale Securities	180	49	100
Purchases of Available for Sale Securities			(73)
Investment in Subsidiaries	(1,585)		(900)
Net Cash Provided by (Used in) Investing Activities	(1,405)	49	(873)

CASH FLOWS from FINANCING ACTIVITIES
Issuance of Common Stock	1,599	319	402
Cash Dividends Paid		(709)	(1,560)
Acquisition of Treasury Stock		(6)	(168)
Net Cash Provided by (Used in) Financing Activities	1,599	(396)	(1,326)

NET DECREASE in CASH AND CASH EQUIVALENTS	(39)	(367)	(155)
CASH AND CASH EQUIVALENTS - Beginning of Period	92	459	614
CASH AND CASH EQUIVALENTS - End of Period	$53	$92	$459

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

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

In order to ensure that the Corporation’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its audited financial statements prepared as of December 31, 2008.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  Management retained the assistance of an outside provider of internal auditing services in its documentation, testing and evaluation of internal control over financial reporting.   In assessing its internal controls, the Corporation followed the standards of the Public Company Accounting Oversight Board (United States).

Management has disclosed to the Corporation’s auditors and the Corporation’s Audit Committee the results of its internal control assessment and potential deficiencies in the design or operation of the internal control over financial reporting which could adversely affect the Corporation’s ability to record, process, summarize and report financial information.

Based on its assessment, the Corporation’s management has concluded that, as of December 31, 2008, the Corporation’s internal control over financial reporting is effective.

This annual report does not include an attestation report of the Corporation’s independent registered public accounting firm regarding internal control over financial reporting.  The Corporation’s internal control over financial reporting was not subject to attestation by the Corporation’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

Mark D. Gainer	Michael D. Peduzzi
Chairman, Chief Executive Officer and President	Executive Vice President, Chief Financial Officer

Date: March 26, 2009	Date: March 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Union National Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Union National Financial Corporation and subsidiary (the “Corporation”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. Union National Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of their December 31, 2008 internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Lancaster, Pennsylvania
March 27, 2009

This Page Left Blank Intentionally

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Management’s discussion and analysis represents an overview of the results of operations and financial condition, and highlights the significant changes in the results of operations and financial condition, as presented in the accompanying consolidated financial statements for Union National Financial Corporation (“Union National”), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank (the “Bank”).  Union National’s consolidated financial condition and results of operations consist primarily of the Bank’s financial condition and results of operations. Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004. Home Team Financial, LLC (“Home Team”), a subsidiary of the Bank, and its subsidiary, TA of Lancaster, LLC (together, “Home Team”) began operations in July 2005, but ceased operations in October 2007. Home Team operated a mortgage banking and brokerage business and also offered title insurance and settlement services.

FORWARD LOOKING STATEMENTS

This annual report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Corporation’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.  When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

Stockholders should note that many factors, some of which are discussed elsewhere in this Annual Report for the year ending December 31, 2008, and the Forms 10-Q and 8-K that were filed during 2008, and in the documents that are incorporated by reference, could affect the future financial results of Union National, the Bank or the combined corporation and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this document. These factors include but are not limited to the following:

•      Operating, legal and regulatory risks;
•      Economic, political and competitive forces;
•      Rapidly changing technology; and
•	Our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.  Readers should carefully review the risk factors described in the Annual Report and other documents that we periodically file with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

CRITICAL ACCOUNTING POLICIES

Union National’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in our consolidated financial statements, Note 1 - Summary of Significant Accounting Policies.  These accounting policies, along with the disclosures presented in other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the consolidated financial statements.  Management currently views the determination of the allowance for loan and lease losses and the fair value of investment securities to be critical accounting policies.

Determination of the Allowance for Loan and Lease Losses
The provision for loan and lease losses and the level of the allowance for loan and lease losses involve significant estimates by management.  In evaluating the adequacy of the allowance for loan and lease losses, management considers past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. While we use available information to make such evaluations, future adjustments to the allowance for loan losses and the provision for loan losses may be necessary if economic conditions or loan credit quality differ substantially from the factors and assumptions used in making the evaluation.

Fair Value of Investment Securities
All investments are carried at fair value with any unrealized gains and losses, considered to be temporary, reported net of tax as an adjustment to stockholders’ equity. If management determines that a decline in the value of an investment security is an other-than-temporary impairment, the related loss is recorded in the consolidated income statement. In order to determine whether declines are other than temporary, management regularly reviews investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the market value has been less than cost, independent analysts’ opinions about circumstances that could affect the performance of the investment, and management’s intention and ability to hold the securities to either of a reasonable recovery toward carrying value, or maturity.  After considering such factors, it is a matter of judgment on the part of management to make the determination of whether or not the decline in market value is other-than-temporary.

FINANCIAL CONDITION

As of December 31, 2008, total assets decreased 3.3% to $485,109,000 as compared to $501,776,000 at December 31, 2007.  The decrease resulted primarily from Union National selling some of its investment portfolio and using excess liquid funds to prepay $18,482,000 of borrowings from the Federal Home Loan Bank of Pittsburgh, continuing with Union National’s strategy to de-leverage its balance sheet by reducing higher-cost borrowings.

Investment Securities

All of Union National’s investment securities were classified as available for sale at December 31, 2008 and 2007.  Securities classified as available for sale are marketable equity securities and those debt securities that we intend to hold for an indefinite period of time, but not necessarily to maturity.    We possess the ability and intent to hold securities with temporary impairment to maturity or recovery; however, we recognize that the investment portfolio serves other primary financial management functions including an ultimate source of liquidity and a tool to manage interest rate risk.  In order to support these functions, we have designated our entire portfolio of investment securities as being available for sale.  Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in maturity mix of our assets and liabilities, liquidity needs, regulatory capital considerations, changes in the creditworthiness of the issuing entity, changes in investment strategy and portfolio mix, and other similar factors. Changes in unrealized gains or losses on available for sale securities, net of taxes, are recorded as other comprehensive income (loss), a component of stockholders’ equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Total expected cash flows from investment securities, including estimated prepayments and expected call options, is $14,027,000 for 2009, which represents approximately 22% of our investment securities as of December 31, 2008.   The estimated amount of expected cash flows from other investment securities will vary significantly with changes in assumed interest rates.  For example, an increase in interest rates will decrease the level of prepayments received on mortgage-backed securities.  These factors affecting our investment securities are included in our net interest income simulation model.  We purchase certain types of mortgage-backed and asset-backed securities to better position our investment portfolio for a subsequent increase or decrease in interest rates, as aligned with our interest rate risk position.  These securities may be purchased at premiums or discounts, with short-, mid-, or long-term average expected lives or maturities.  Overall yields on these securities will increase or decrease based on changes in prepayment speeds and subsequent cash flow reinvestments.  Cash flows from these securities and changes in market interest rates are considered in our net interest income simulation model.  See sections on Liquidity and Market Risk - Interest Rate Risk for further discussion.

We periodically assess the strategy of selling mortgage-backed securities and other available for sale securities.  Investment security purchases and sales generally occur to manage the Bank’s liquidity requirements, pledging requirements, interest rate risk, and to enhance our net interest margin.  We regularly evaluate our available for sale portfolio for possible opportunities to increase earnings through potential investment security sales or portfolio repositioning.

In addition to the credit risk present in the loan portfolio, we also have credit risk associated with our investment security holdings.  Based on recent national economic trends and other factors, we have increased our monitoring of our non-agency mortgage-backed securities and corporate debt securities and changes in their credit ratings as published by national statistical rating organizations.  At December 31, 2008, there were a total of 23 debt securities with unrealized losses of $607,000 that amounted to 3.20% of their amortized cost, as compared to December 31, 2007, when there were a total of 34 debt securities with unrealized losses of $264,000 that amounted to 0.83% of their amortized cost.  We believe that the unrealized losses reflect temporary declines primarily due to changes in interest rates subsequent to the acquisition of specific securities.  These temporary declines in investment securities’ fair value below amortized cost have been provided for in other comprehensive income (loss).

During 2008, the Bank recorded $1,290,000 of other-than-temporary investment impairment charges related to two securities, including a non-agency mortgage-backed security that was downgraded to below-investment-grade during December 2008, and a pooled trust preferred debt security supported primarily by obligations from other banks.  During 2007, the Bank recorded $800,000 of other-than-temporary investment impairment charges related to three pooled trust preferred debt securities.  We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.

For the securities with impairment charges recorded, scheduled income payments received subsequent to impairment were fully applied to principal further reducing the book value of these investments.

As of December 31, 2008, there are no significant concentrations of investments (greater than 10% of stockholders’ equity) in any individual security issue.  Of the $64,289,000 of investment securities portfolio at December 31, 2008, $59,646,000 or 93% were obligations issued by U.S. Agencies, including discount notes and shorter-term obligations, mortgage-backed securities, and collateralized mortgage obligations.

The following is a summary of our available for sale investment securities (in thousands):

	Carrying Value at December 31,
	2008	2007	2006
Mortgage-Backed Securities	$59,469	$26,230	$85,646
Obligations of U.S. Government Agencies	3,396	43,086	4,151
Corporate Debt Securities	1,218	4,413	12,527
Obligations of State and Political Subdivisions	–	–	26,939
Equity Securities	206	447	547
Total	$64,289	$74,176	$129,810

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

The following table illustrates the stated maturities of investment securities and the weighted-average yields based upon carrying value as of December 31, 2008.  Yields are shown on a taxable-equivalent basis, assuming a 34% federal income tax rate (dollars in thousands).

	Within 1 Year	1-5 Years	5-10 Years	After 10 Years	No Stated Maturity	Total	Yield
Mortgage-Backed Securities *	$–	$–	$2,824	$56,645	$–	$59,469	4.75%
Obligations of U.S. Government Agencies *	1,528	1,868	–	–	–	3,396	3.08
Corporate Debt Securities	–	–	–	1,218	–	1,218	–
Equity Securities	–	–	–	–	206	206	3.07
Total Securities	$1,528	$1,868	$2,824	$57,863	$206	$64,289	4.57%

Yield	2.81%	3.30%	4.24%	4.67%	3.07%	4.57%

* It is anticipated that these mortgage-backed securities and structured agency securities will be repaid prior to their contractual maturity dates.  The yield for these securities is impacted for normal amortization and estimated prepayments based on current market interest rates.

Loans and Leases

Total gross loans and leases were $358,280,000 at December 31, 2008, representing a 1.7% decrease over total gross loans and leases of $364,337,000 at December 31, 2007.  The decrease in loans was primarily due to the sale of a $6,803,000 pool of longer-term residential mortgages in December 2008.  The Bank continues to focus its lending efforts on creditworthy consumers and businesses, with necessary consideration to increased credit risks posed by the poor economy and the decline in the housing market.

At December 31, 2008, there were no loan or lease concentrations over 10% of loans and leases to any one category or borrower.  However, loans secured by real estate constitute 84% of the Bank's loan and lease portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market.

Loans and leases are composed of the following (in thousands):
	December 31,
	2008	2007	2006	2005	2004
Real Estate Mortgages:
First and Second Residential	$127,636	$137,724	$130,363	$124,259	$121,799
Commercial and Industrial	121,619	115,630	105,158	94,016	79,711
Construction and Land Development	24,757	29,427	23,634	10,618	9,396
Agricultural	27,485	24,839	24,133	23,488	17,423
Commercial and Industrial	35,061	28,741	27,226	20,291	12,674
Consumer (Net of Unearned Income)	7,172	7,832	7,893	8,159	9,678
Agricultural	3,588	4,341	3,733	3,300	4,614
Political Subdivisions	6,553	8,993	9,803	11,029	6,166
Lease Financing Receivables	3,792	6,078	8,339	3,707	–
Other	617	732	799	1,261	1,349
Total Loans	358,280	364,337	341,081	300,128	262,810
Add: Unamortized Premium on Purchased Loans	–	–	32	85	191
Loans (Net of Unearned Income)	$358,280	$364,337	$341,113	$300,213	$263,001

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Total loans and leases with variable-rate pricing amounted to $235,635,000 at December 31, 2008, and $232,547,000 at December 31, 2007.  Loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages, leases, and consumer loans at December 31, 2008, are as follows (in thousands):

	Years to Maturity *
	Within 1 Year	1-5 Years	Over 5 Years	Total
Commercial, Agricultural and Other	$34,485	$37,055	$123,383	$194,923
Construction and Land Development	19,815	4,825	117	24,757
Total	$54,300	$41,880	$123,500	$219,680

Fixed Rate Loans	$5,398	$34,153	$5,714	$45,265
Variable Rate Loans	48,902	7,727	117,786	174,415
Total	$54,300	$41,880	$123,500	$219,680

*	Due to interest rate levels, economic conditions and other relevant factors, it is anticipated that there will be loans repaid prior to their contractual maturity dates.

Nonperforming Assets

Nonperforming loans and leases consist of loans and leases that are non-accruing, and those that are 90 days or more past due. Nonaccruing loans and leases are no longer accruing interest income because of apparent financial difficulties of the borrower.  Interest received on nonaccruing loans and leases is recorded as income only after the past due principal is brought current and deemed collectible in full.  If nonaccrual loans and leases had been current and in accordance with their original terms, gross interest income of approximately $151,000, $203,000 and $201,000 would have been recorded on such loans and leases for the years ended December 31, 2008, 2007 and 2006, respectively. Interest income of $0, $0 and $4,000 was recognized on nonaccruing loans and leases for the years ended December 31, 2008, 2007, and 2006, respectively.  At December 31, 2008, total nonperforming loans and leases amounted to $4,956,000, or 1.4%, of gross loans and leases, as compared to $3,039,000, or 0.8% of gross loans and leases, at December 31, 2007.    Historically, the percent of nonperforming loans and leases to gross loans and leases as of December 31, for the previous five-year period, was an average of 0.9%.  There were no transactions deemed to be troubled debt restructurings during 2008.

The following is a summary of our nonperforming loans (dollars in thousands):
	December 31,
	2008	2007	2006	2005	2004
Nonaccruing Loans	$3,271	$2,919	$2,280	$1,814	$1,192
Accruing Loans – 90 days or more past due	1,685	120	253	298	761
Total Nonperforming Loans and Leases	4,956	3,039	2,533	2,112	1,953
Repossessed Assets	479	156	358	214	–
Total Nonperforming Assets	$5,435	$3,195	$2,891	$2,326	$1,953

Gross Loans and Leases	$358,280	$364,337	$341,113	$300,213	$263,001

Allowance for Loan and Lease Losses	$4,358	$3,675	$3,070	$2,675	$2,288
Nonperforming Loans and Leases as a % of Gross Loans and Leases	1.4%	0.8%	0.7%	0.7%	0.7%
Nonperforming Assets as a % of Total Assets	1.1%	0.6%	0.6%	0.5%	0.5%
Allowance for Loan and Lease Losses as a % of Nonperforming Loans and Leases	88%	121%	121%	127%	117%

Nonperforming loans and leases were 1.38% and 0.83% of total loans and leases as of December 31, 2008 and 2007, respectively.  Included in nonperforming loans and leases at December 31, 2008, was $857,000 which was related to one loan that was fully repaid in January 2009.  Nonperforming loans and leases, excluding this one repaid loan, would have been 1.14% of total loans and leases as of December 31, 2008.  The allowance for loan and lease losses, excluding this one repaid loan, would have been 106% of nonperforming loans and leases as of December 31, 2008.

Repossessed assets consist of (a) foreclosed real estate which includes collateral assets acquired through foreclosure and loans identified as in-substance foreclosures, (b) vehicles and other equipment acquired from lessees who defaulted on their contractual lease obligation, and (c) mobile homes where the Bank does not own the real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

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

Union National had repossessed assets of $479,000, $156,000, $358,000 and $214,000 at December 31, 2008, 2007, 2006 and 2005, respectively.  Union National did not have any repossessed assets at December 31, 2004. Union National had foreclosed real estate of $186,000 at December 31, 2006. Union National did not have any foreclosed real estate in any of the other years presented in the table above.

Loan Quality / Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level believed adequate by management to absorb estimated probable loan and lease losses.  Management is responsible for the adequacy of the allowance for loan and losses, which is formally reviewed by management on a quarterly basis. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.  Our evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. While we use available information to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation.  In addition, various regulatory agencies, as an integral part of their examination process, review our allowance for loan and lease losses.  Such agencies may require us to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.  We determined that no adjustment to the allowance for loan and lease losses was necessary as a result of the Office of the Comptroller of the Currency’s (“OCC’s”) most recent examination.
The Bank uses the services of a recognized, regional independent contractor which periodically, throughout the year, evaluates credit risk.  Additionally, internally, we review and evaluate higher risk rated commercial exposures on a quarterly basis and review or assign a risk rating at the time of an approval.

The Bank maintains a relationship with third party vendors who underwrite and process residential first mortgage loan applications originated principally through our retail offices.  The Bank’s current practice is not to fund or purchase residential first mortgage loans, although it may choose to do so at a later date.  The Bank offers home equity term and revolving loans for retention in its portfolio based on the applicant’s creditworthiness using the criteria of credit score, loan to collateral value ratio, and debt to income ratio.  The pricing of home equity loans is based upon these criteria, which are universally applied and periodically reviewed.

The allowance for loan and lease losses is evaluated based on an assessment of the losses inherent in the loan and lease portfolio.  This assessment results in an allowance that consists of specific, general and unallocated components.  The specific component relates to loans and leases that are classified as impaired.  For such loans and leases, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan or lease is lower than the carrying value.  The general component covers all other loans and leases and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The allowance for loan and lease losses at December 31, 2008 increased by $683,000 or 18.6% over the prior year.  The increased allowance for loan and lease losses reflects Union National’s continued emphasis on diligently monitoring and evaluating its existing portfolio, and identifying credit concerns and risks, including those resulting from the current weak economy.   Future adjustments may be necessary to the allowance for loan and lease losses, and consequently the provision for loan and lease losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance as compared to the balance of outstanding loans and leases. The ratio of the allowance for loan and leases losses to gross loans and leases was 1.22% at December 31, 2008, as compared to 1.01% at December 31, 2007.  We believe, based on information currently available, that the allowance as of December 31, 2008 of $4,358,000 is adequate to meet potential losses.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Analysis of Allowance for Loan and Lease Losses
(Dollars in thousands)
	December 31,
	2008	2007	2006	2005	2004 (1)
Allowance for Loan and Lease Losses, Beginning of Year	$3,675	$3,070	$2,675	$2,288	$1,985

Charge-Offs:
Real Estate	–	–	(11)	(150)	(112)
Consumer	(155)	(111)	(43)	(77)	(25)
Commercial, Industrial and Agricultural (2)	(209)	(526)	(285)	(100)	(24)
Total Charge-Offs	(364)	(637)	(339)	(327)	(161)

Recoveries:
Real Estate	–	–	5	5	24
Consumer	14	3	14	9	35
Commercial, Industrial and Agricultural	6	2	43	19	1
Total Recoveries	20	5	62	33	60
Net Loans and Leases Charged-Off	(344)	(632)	(277)	(294)	(101)

Addition to Provision for Loan and Lease Losses	1,027	1,237	672	681	404
Allowance for Loan and Lease Losses, End of Year	$4,358	$3,675	$3,070	$2,675	$2,288

Loans and Leases – Average	$369,554	$357,795	$318,251	$280,245	$244,752

Gross Loans and Leases – Actual	$358,280	$364,337	$341,113	$300,213	$263,001
Ratio of Gross Loans and Leases Charged Off to Average Loans and Leases	0.10%	0.18%	0.11%	0.12%	0.07%
Ratio of Allowance for Loan and Lease Losses to Gross Loans and Leases	1.22%	1.01%	0.90%	0.89%	0.87%

(1)	There were no financing leases in 2004.
(2)
Included in commercial loans were $163,000 and $38,000 of charge-offs in financing leases in 2008 and 2007, respectively.  There were no financing lease charge-offs in 2006 and 2005.  There were no recoveries of financing leases in any of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

The specific allocation in any particular category may be reallocated in the future to reflect current conditions.  Accordingly, we consider the entire allowance to be available to absorb losses in any category.  The following table sets forth an allocation of the allowance for loan and lease losses by loan category (dollars in thousands):
	Allowance Amount	Percentage Mix of Total Loans and Leases
December 31, 2008:
Commercial, Industrial and Agricultural	$3,066	71%
Lease Financing Receivables	155	1
Real Estate – Residential Mortgages	102	5
Consumer	991	23
Unallocated	44	–
Total Allowance for Loan and Lease Losses	$4,358	100%
December 31, 2007:
Commercial, Industrial and Agricultural	$2,776	58%
Lease Financing Receivables	152	2
Real Estate – Residential Mortgages	375	38
Consumer	243	2
Unallocated	129	–
Total Allowance for Loan and Lease Losses	$3,675	100%
December 31, 2006:
Commercial, Industrial and Agricultural	$2,228	58%
Lease Financing Receivables	63	2
Real Estate – Residential Mortgages	469	38
Consumer	92	2
Unallocated	218	–
Total Allowance for Loan and Lease Losses	$3,070	100%
December 31, 2005:
Commercial, Industrial and Agricultural	$1,778	55%
Lease Financing Receivables	25	1
Real Estate – Residential Mortgages	379	41
Consumer	135	3
Unallocated	358	–
Total Allowance for Loan and Lease Losses	$2,675	100%
December 31, 2004:
Commercial, Industrial and Agricultural	$1,293	50%
Real Estate – Residential Mortgages	514	46
Consumer	147	4
Unallocated	334	–
Total Allowance for Loan and Lease Losses	$2,288	100%

Impaired Loans - Other than as described herein, we do not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on our loan and lease portfolio to affect future results of operations, liquidity or capital resources.  Further, based on known information, we believe that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers’ abilities to comply with their repayment terms. For certain loans and leases, we have determined that it is probable that all principal and interest payments due according to the contractual terms of the loan agreements will not be collected. These loans are considered to be impaired as defined by current accounting principles generally accepted in the United States of America (“GAAP”).

The balance of loans and leases that were considered to be impaired under GAAP was $9,360,000 and $2,636,000, which consisted of sixteen and thirteen loan relationships, at December 31, 2008 and 2007, respectively.  At December 31, 2008, three of the impaired loans represented 62% of the total impaired loans and leases of $9,360,000.  The increase in impaired loans and leases in 2008 reflected management’s continued emphasis on diligently monitoring and evaluating the existing portfolio, and identifying credit concerns and risks, including those resulting from the current weak economy. The measure of impairment is based primarily on the fair value of collateral securing these loans, which is primarily real estate and equipment.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Union National had $5,058,000 and $1,814,000 of impaired loans and leases with a related allowance for loan and lease losses of $1,499,000 and $380,000, which consisted of eight and nine loan relationships, at December 31, 2008 and 2007, respectively.  The increase in the related allowance for loan and lease losses is reflective of the increase in impaired loans.  This group of impaired loans and leases has a related allowance due to the probability of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan or lease.  These loans and leases appear to have insufficient collateral and Union National’s principal may be at risk; as a result, a related allowance is necessary to cover future potential losses.

Union National had $4,302,000 and $822,000 of impaired loans and leases without a related allowance for loan and lease losses, which consisted of eight and four loan relationships, at December 31, 2008 and 2007, respectively.  This group of impaired loans and leases is considered impaired due to the likelihood of the borrower not being able to continue to make interest payments due under the contractual terms of the loan or lease.  Additionally, these loans and leases appear to have sufficient collateral and Union National’s principal does not appear to be at risk; as a result, management believes a related allowance is not necessary.

In addition, under our current internal risk rating system, loans with a rating of “substandard” that were performing and not impaired amounted to $7,826,000 at December 31, 2008, and $10,786,000 at December 31, 2007. We consider both impaired and substandard loans to be potential problem loans, and believe that the current economic conditions may result in additional loans being classified or nonperforming during 2009.

Stockholders’ Equity

Stockholders’ equity increased to $30,794,000 at December 31, 2008 as compared to $28,800,000 at December 31, 2007.  The increase in stockholders’ equity was primarily a result of net cash proceeds received from a private placement stock offering in the amount of $1,586,000 (see related discussion in Note 22 to the consolidated financial statements) and increases to retained earnings from 2008 net income.  Union National's common equity and regulatory capital position at December 31, 2008 exceeds the regulatory required minimums as disclosed in Note 15.

As more fully described in Notes 11 and 15 to the Consolidated Financial Statements, included in Tier 1 regulatory capital of Union National is $10,248,000 of trust capital securities issued through Union National Capital Trust I and Union National Capital Trust II, wholly-owned subsidiaries of Union National.  The balance of the trust capital securities, $752,000, is included in Tier II regulatory capital of Union National.  Additionally, included in Tier II regulatory capital of the Bank and Union National is $6,000,000 of junior subordinated debentures issued by the Bank.  These securities would become callable if the Federal Reserve makes a determination that trust capital securities can no longer be considered in regulatory capital.

The ratio of average stockholders’ equity to average assets, which measures the adequacy of capital, was 6.15% for 2008 as compared to 6.05% for 2007.  The increase in this ratio is primarily a result of the increase in stockholders’ equity from the private placement stock offering and the reduction in average assets due to the 2008 de-leveraging activities.  The dividend payout ratio, which represents the percentage of earnings returned to the stockholders in the form of cash dividends, was 227.24% for 2007.  The 2007 dividend payout ratio exceeded 100% due to the lower net income for the year, primarily resulting from certain nonrecurring costs, as discussed in the “Results of Operations” section.  Union National did not pay a dividend in 2008.  We believed it prudent for Union National to fully maintain its strong, well-capitalized position in these uncertain economic times, so management and the Board of Directors made the decision to not pay dividends to stockholders in 2008.

In response to the Memorandum of Understanding with the Office of the Comptroller of the Currency (“OCC”) as discussed in Note 18, Union National Community Bank has established target capital rates of 8% for Tier I Capital to Average Total Assets, 9% for Tier I Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets effective June 30, 2008.  Union National met these capital targets as of June 30, 2008 and through December 31, 2008 by reducing borrowings, generating capital from net earnings, and by raising additional capital through the private placement stock offering discussed in Note 22 to the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances the Bank can make to Union National at any time to 10% of the Bank's total regulatory capital.  At December 31, 2008, this limitation amounted to approximately $5,096,000.  These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.  The Bank fully complied with these requirements.

Union National is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).  The BCL operates generally to preclude dividend payments if the effect thereof would render us insolvent.  Our payment of dividends is contingent upon our ability to obtain funding in the form of dividends from the Bank.  Payment of dividends to Union National by the Bank is subject to the restrictions set forth in the National Bank Act.  Generally, the National Bank Act would permit the Bank to declare dividends in 2009 of approximately $556,000, plus an amount equal to the net profits of the Bank in 2009, up to the date of any such dividend declaration.

Union National maintains a Dividend Reinvestment and Stock Purchase Plan.  Holders of common stock may participate in the plan, which provides that additional shares of common stock may be purchased with reinvested dividends and optional cash payments within specified limits at prevailing market prices.

Except as discussed in the investments and allowance for loan and lease losses sections previously, there are no other known trends or uncertainties, including regulatory matters, that are expected to have a material adverse impact on the capital resources of Union National for 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

RESULTS OF OPERATIONS

Summary of Performance - 2008 Compared to 2007

Overview

Union National reported net income of $444,000 for the year ended December 31, 2008, as compared to net income of $312,000 for the year ended December 31, 2007.  Basic and diluted earnings per share for 2008 were $0.17, as compared to basic and diluted earnings per share of $0.12 for 2007.  The discussion that follows further explains the changes in the components of net income when comparing the year ended December 31, 2008 to the year ended December 31, 2007.

Net Interest Income

Net interest income, our primary source of revenue, is the amount by which interest income on loans and investments exceeds interest incurred on deposits and borrowings.  The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities.  Net interest income and corresponding yields are presented in the discussion and analysis below on a taxable-equivalent basis.  Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%.

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

Net interest income as adjusted for tax-exempt financial instruments was $14,817,000 for the year ended December 31, 2008, as compared to $15,810,000 for the year ended December 31, 2007.  The yield on interest-earning assets decreased by 87 basis points to 6.28% for 2008, as compared to 7.15% for 2007.  The interest rate paid on average interest-bearing liabilities decreased by 67 basis points to 3.32% for 2008, as compared to 3.99% for 2007.  With the decline in interest rates, including the market prime rate decreasing 4% through 2008, Union National’s interest rates on interest-earning assets re-priced lower and more quickly than interest-bearing liabilities, resulting in a lower net interest margin in 2008 versus 2007.  The taxable-equivalent net interest margin for 2008 was 3.28%, as compared to 3.55% for 2007.

Interest and fees on loans and leases decreased by $2,275,000 to $24,817,000 for the year ended December 31, 2008, as compared to $27,092,000 for the year ended December 31, 2007.  A decrease in average yield of 85 basis points due to interest rate cuts during the year more than offset additional earnings from a $11,759,000 increase in the average balance of loans and leases from 2007 to 2008.

Interest and dividends earned on investment securities decreased by $759,000 to $3,209,000 for the year ended December 31, 2008, as compared to $3,968,000 for the year ended December 31, 2007.  A decrease in the average yield of 78 basis points due to both market rate reductions and generally lower risk, investments, coupled with a $3,971,000 decrease in the average balance of investment securities, resulted in less interest earned on investment securities in comparison to 2007.

Interest expense on deposits decreased by $1,320,000 to $9,470,000 for the year ended December 31, 2008, as compared to $10,790,000 for the year ended December 31, 2007.  A decrease in average rate of 65 basis points due to interest rate cuts in the past year more than offset additional interest expense from a $22,995,000 increase in the average balance of deposits. Union National’s average rate on interest bearing deposits was 2.88% for 2008 as compared to 3.53% for 2007.

Interest expense on long-term debt was $2,795,000 for the year ended December 31, 2008, as compared to $3,652,000 for the year ended December 31, 2007.  The $857,000 decrease was primarily the result of an $18,085,000 decrease in the average balance of long-term debt.  In 2008, Union National continued with certain cost-reducing de-leveraging activities by using funds from low-interest earning assets and low-interest cost short-term borrowings to pay down higher interest cost long-term debt.  As a result, the Bank prepaid a total of $18,482,000 of FHLB long-term advances, reducing total FHLB long-term borrowings outstanding to $50,334,000 at December 31, 2008 as compared to $68,816,000 at December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

The Distribution of Assets, Liabilities and Stockholders’ Equity table below exhibits average asset and liability balances, average interest rates on a taxable equivalent basis and interest income and expense for the years 2008, 2007 and 2006.

Distribution of Assets, Liabilities and Stockholders' Equity
(Dollars in thousands)
	Years Ended December 31,
	2008			2007			2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Interest-Earning Cash in Other Banks	$165	$6	3.64%	$197	$10	5.08%	$196	$16	8.16%
Interest-Earning Time Deposits in Other Banks	1,077	36	3.34	–	–	–	–	–	–
Federal Funds Sold	8,503	214	2.52	9,363	459	4.90	358	19	5.31
Investment Securities: (a)
Taxable	69,618	3,209	4.61	65,255	3,358	5.15	98,956	4,913	4.96
Tax-Exempt (c)	–	–	–	8,334	610	7.32	30,457	2,068	6.79
Loans and Leases (b), (c), (d)	369,554	24,817	6.72	357,795	27,092	7.57	318,251	23,933	7.52
Restricted Investment in Bank Stocks	3,365	114	3.39	3,950	290	7.34	5,928	364	6.14
Total Earning Assets	452,282	28,396	6.28%	444,894	31,819	7.15%	454,146	31,313	6.89%
Allowance for Loan and Lease Losses	(3,798)			(3,363)			(2,818)
Other Non Interest-Earning Assets	40,234			38,870			38,556
TOTAL ASSETS	$488,718			$480,401			$489,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$127,128	1,988	1.56%	$120,637	3,174	2.63%	$114,938	2,881	2.51%
Savings Deposits	23,589	66	0.28	25,367	77	0.30	28,771	77	0.27
Brokered Deposits	14,381	828	5.76	25,211	1,262	5.01	27,701	1,311	4.73
Other Time Deposits	163,254	6,588	4.04	134,142	6,277	4.68	102,412	4,123	4.03
Total Deposits	328,352	9,470	2.88	305,357	10,790	3.53	273,822	8,392	3.06
Short-Term Borrowings	9,090	210	2.31	6,025	299	4.96	9,790	489	4.99
Long-Term Debt	54,501	2,795	5.13	72,586	3,652	5.03	119,326	5,729	4.80
Junior Subordinated Debentures	17,341	1,104	6.37	17,341	1,268	7.31	13,922	1,016	7.30
Total Interest-Bearing Liabilities	409,284	13,579	3.32%	401,309	16,009	3.99%	416,860	15,626	3.75%

Non-Interest Bearing Liabilities:
Demand Deposits	46,342			46,393			42,580
Other Liabilities	3,045			3,634			2,690
Stockholders' Equity	30,047			29,065			27,754
TOTAL LIABILITIES and STOCKHOLDERS' EQUITY	$488,718			$480,401			$489,884

Net Interest Spread		$14,817	2.96%		$15,810	3.16%		$15,687	3.14%
Net Interest Margin			3.28%			3.55%			3.45%

(a)	Balances reflect amortized historical cost for available for sale securities. The related average unrealized holding gain or loss on securities is included in other non interest-earning assets.
(b)	Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable-equivalent basis using an incremental rate of 34%.
(d)	Includes loan fees of $798,000 for the year ended December 31, 2008, $771,000 for the year ended December 31, 2007 and $813,000 for the year ended December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

The Rate/Volume Analysis of Net Interest Income table below further shows changes attributable to the volume and rate components of net interest income on a taxable equivalent basis.

Rate/Volume Analysis of Net Interest Income
(in thousands)
	2008 Compared to 2007			2007 Compared to 2006
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume (a)	Rate (a)	Total	Volume (a)	Rate (a)	Total

Interest Earning Assets:
Interest Bearing Deposits in Other Banks	$(2)	$(2)	$(4)	$–	$(6)	$(6)
Interest Bearing Time Deposits in Other Banks	36	–	36	–	–	–
Federal Funds Sold	(42)	(203)	(245)	478	(38)	440
Investment Securities:
Taxable	226	(375)	(149)	(1,676)	121	(1,555)
Tax-Exempt (c)	(610)	–	(610)	(1,502)	44	(1,458)
Loans and Leases – Net (b), (c)	878	(3,153)	(2,275)	2,977	182	3,159
Restricted Investment in Bank Stocks	(43)	(133)	(176)	(123)	49	(74)
Total Earning Assets	443	(3,866)	(3,423)	154	352	506

Interest Bearing Liabilities:
Interest-Bearing Demand Deposits	172	(1,358)	(1,186)	146	147	293
Savings Deposits	(5)	(6)	(11)	(9)	9	–
Brokered Deposits	(541)	107	(434)	(119)	70	(49)
Other Time Deposits	1,375	(1,064)	311	1,281	873	2,154
Total Deposits	1,001	(2,321)	(1,320)	1,299	1,099	2,398
Short-Term Borrowings	152	(241)	(89)	(188)	(2)	(190)
Long-Term Debt	(905)	48	(857)	(2,244)	167	(2,077)
Junior Subordinated Debentures	–	(164)	(164)	250	2	252
Total Interest-Bearing Liabilities	248	(2,678)	(2,430)	(883)	1,266	383
Net Interest Income	$195	$(1,188)	$(993)	$1,037	$(914)	$123

(a)	The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis.
(b)	The balance of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable equivalent basis using an incremental rate of 34%.

Provision for Loan and Lease Losses

The loan and lease loss provision is an estimated expense charged to earnings to provide for losses attributable to uncollectible loans and leases.  The provision is based on our analysis of the adequacy of the allowance for loan and lease losses.  The provision for loan and lease losses was $1,027,000 for the year ended December 31, 2008, as compared to $1,237,000 for the year ended December 31, 2007.  Future adjustments may be necessary to the provision for loan and lease losses, and consequently the allowance for loan and lease losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for loan and lease losses as compared to the balance of outstanding loans and leases (See additional discussion in the Allowance for Loan and Lease Losses section).

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Non-Interest Income

For the year ended December 31, 2008, non-interest income decreased by $2,702,000 or 41.5% as compared to the year ended December 31, 2007.  Increases (decreases) in the components of non-interest income when comparing the year ended December 31, 2008 to 2007 are as follows (in thousands):

Non-Interest Income	2008 vs. 2007
Income from Fiduciary Activities	$(38)
Service Charges on Deposit Accounts	86
Other Service Charges, Commissions, and Fees	32
Alternative Investment Sales Commissions	(31)
Impairment Charge on Investment Security	(490)
Net Investment Securities Gains	163
Mortgage Banking/Brokerage Activities	(1,944)
Title Insurance/Settlement Income	(317)
Earnings from Bank-Owned Life Insurance	13
Other Income	(176)
Total Decrease in Non-Interest Income	$(2,702)

Much of the decrease in non-interest income was primarily due to reductions in mortgage banking income related to the closure in 2007 of Union National’s mortgage brokerage subsidiary, Home Team (see related discussion in Note 16 to the consolidated financial statements).  Accordingly, consolidated operating results for the year ended December 31, 2008, reflected no mortgage brokerage and title insurance income related to Home Team.  Consolidated operating results for the year ended December 31, 2007, included $1,932,000 of mortgage brokerage income and $317,000 of title insurance/settlement income related to Home Team.

In December 2008, we recorded $1,290,000 of impairment charges resulting from fair value reductions in two of our investment securities which are not guaranteed by agencies of the U.S. government.  We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.  The results for the year ended December 31, 2007 included $800,000 of other-than-temporary investment impairment charges related to certain corporate debt securities.   The impairment charges incurred in 2008 and 2007 are described in more detail in Note 21 to the consolidated financial statements.

For the year ended December 31, 2008, Union National realized gains on sales of investment securities of $252,000 as compared to $89,000 for the year ended December 31, 2007. The 2008 investment sales activity related to continued repositioning of our investment portfolio to a lower-risk profile that more effectively supports liquidity and capital management. The 2007 investment sales activity related to securities sold as part of 2007 de-leveraging activities.

Non-Interest Expense

For the year ended December 31, 2008, non-interest expense decreased by $3,627,000 or 17.5% as compared to the year ended December 31, 2007.  Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2008 to 2007 are as follows (in thousands):

Non-Interest Expense	2008 vs. 2007
Salaries, Wages and Employee Benefits	$(2,047)
Net Occupancy	(572)
Furniture and Equipment	(64)
Professional Fees and Regulatory Assessments	(480)
Data and ATM Processing	(21)
Pennsylvania Shares Tax	30
Advertising and Marketing	(241)
Supplies and Postage	24
FDIC Insurance	267
Minority Interest in Earnings (Losses) of Subsidiaries	41
Restructuring Charge	(717)
Other Expense	153
Total Decrease in Non-Interest Expense	$(3,627)
The decrease in Salaries, Wages, and Employee Benefits expense reflect the positive impact realized from the 2007 staff restructuring, as well as the staff reductions from the closure of operations of Home Team during 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Net Occupancy expense decreased due to 2007 including a charge of $259,000 for a commitment on a parcel of real estate which was to be used for a future retail branch site.  Additionally, Union National reduced its net occupancy expense in 2008 by $197,000 from subleasing two-thirds of its corporate office facility.

Professional Fees and Regulatory Assessments decreased primarily due to 2007 expenses related to a nonrecurring profit improvement consulting engagement, and consulting and legal fees associated with the 2007 restructuring and complying with the Memorandum of Understanding with the OCC.

Advertising and Marketing expenses were higher in 2007 due to marketing expenses related to the now closed Home Team subsidiary.

FDIC insurance premiums increased as the result of a one-time assessment credit which reduced the 2007 expense, and additional premium assessments due to the Bank’s status under the Memorandum of Understanding.

The Restructuring Charge, as previously described in Note 17 to the consolidated financial statements, consisted of staff reorganization severance and related costs incurred in 2007.

Other Expense variances include the following:

▪
2008 included a one-time charge of $370,000 that related to certain fraudulent loans made by one employee who has since been terminated.  Based upon Union National’s investigation of the matter, there does not appear to be any additional losses or the involvement of other employees.  Union National has evaluated the impact of this incident on its current internal controls and procedures and has implemented changes necessary to strengthen control processes and address the issues raised by this isolated event.  The appropriate governmental authorities have been notified and Union National is cooperating fully with respect to the authorities’ investigation.  Union National is pursuing available avenues for collection of the loss including insurance recovery and legal restitution from the former employee.

▪	Union National prepaid $18,482,000 of FHLB advances during 2008, which resulted in $72,000 of prepayment penalties which were recorded in other non-interest expense.

▪	Other Expense for 2007 included $157,000 related to the impairment of previously recorded goodwill and minority interest assets associated with Union National’s ownership of Home Team.

Income Taxes

Union National realized a net benefit for income taxes of $188,000 for 2008, as compared to $421,000 for 2007.  Generally, Union National’s effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits.  The realization of deferred tax assets is dependent on future earnings.  As a result of Union National’s adoption of FIN 48 and FIN 48-1 effective January 1, 2007, no significant income tax uncertainties were identified, therefore, Union National recognized no adjustment for unrecognized income tax benefits for the periods ended December 31, 2008 and 2007.  We currently anticipate that future earnings will be adequate to fully utilize deferred tax assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Summary of Performance - 2007 Compared to 2006

Overview

Union National reported net income of $312,000 for the year ended December 31, 2007, a decrease of 87% from net income of $2,444,000 for the year ended December 31, 2006.  Basic and diluted earnings per share for 2007 were $0.12, as compared to basic earnings per share of $0.97 and diluted earnings per share of $0.96 for 2006.  An increase of $3,221,000 from 2006 to 2007 in top-line revenue, interest and fee income on loans, contributed to an increase of $700,000 in net interest income.  The increase in net interest income and certain other operating revenues were more than offset by significant pre-tax costs incurred during 2007 including:

▪
Realized net losses of $519,000 on the sale of available for sale securities, and $31,000 in debt prepayment penalties, associated with de-leveraging activities that occurred during the first quarter of 2007;

▪	Restructuring charges of $717,000 consisting of severance and related benefits resulting from staff reductions that were completed during March and April of 2007;

▪	Other-than-temporary impairment charges of $800,000 recognized during 2007 related to significant reductions in the market value of three available for sale corporate debt securities;

▪
Operating losses of $384,000, goodwill impairment of $157,000, and severance and related costs of $111,000 related to Union National’s Home Team Financial, LLC subsidiary, which ceased operations effective October 31, 2007;

▪
An increase in professional fees expense of $549,000 for 2007, as compared to $102,000 for 2006, incurred in connection with several areas including the implementation of Sarbanes Oxley requirements, regulatory matters including those related to the Memorandum of Understanding, legal services regarding employee severance, and a profit enhancement consulting project; and

▪	A net occupancy expense charge of $259,000 for a commitment on a parcel of real estate to be used for potential bank use or sublease as a future retail branch site.

The combined 2007 after-tax impact of the above nonrecurring costs totaled $2,328,000 or $0.92 per diluted share, as compared to the $2,132,000 or $0.85 per diluted share decrease in net income from 2006 to 2007.

Net income as a percent of total average assets, also known as return on average assets (ROA), was 0.06% for 2007 as compared to 0.50% for 2006.  Net income as a percent of average stockholders' equity, also known as return on average equity (ROE), was 1.07% for 2007 as compared to 8.81% for 2006.  Net income as a percent of average realized stockholders’ equity, which excludes the impact of accumulated other comprehensive income (loss), was 1.08% for 2007 as compared to 8.55% for 2006.

Net Interest Income

Net interest income was $15,810,000 for the year ended December 31, 2007, as compared to $15,687,000 for the year ended December 31, 2006.  The yield on interest-earning assets increased by 26 basis points to 7.15% for 2007, as compared to 6.89% for 2006.  The rate on interest-bearing liabilities increased by 24 basis points to 3.99% for 2007, as compared to 3.75% for 2006.  The taxable-equivalent net interest margin for 2007 was 3.55%, as compared to 3.45% for 2006.

Interest and fees on loans and leases increased by $3,159,000 to $27,092,000 for the year ended December 31, 2007, as compared to $23,933,000 for the year ended December 31, 2006.  This increase was primarily the result of a $39,544,000 increase in the average balance of the loan and lease portfolio coupled with a slight increase in average yield of 5 basis points.

Interest and dividends earned on investment securities decreased by $3,013,000 to $3,968,000 for the year ended December 31, 2007, as compared to $6,981,000 for the year ended December 31, 2006.  A $55,824,000 decrease in the average balance of the investment securities portfolio resulted in less interest earned on investment securities in comparison to 2006. During 2007, Union National began to de-leverage its balance sheet and reposition its investment portfolio in order to strengthen the Bank’s capital position, enhance its income tax effectiveness, facilitate its future core banking growth strategies for loans and deposits, and improve its interest rate profile.  In conjunction with the de-leveraging activities, Union National sold $64,345,000 of available for sale securities, and liquidated $2,039,000 of restricted FHLB stock, using the majority of the proceeds to pay down $48,755,000 of FHLB debt and $6,550,000 of other short-term borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Interest expense on deposits increased by $2,398,000 to $10,790,000 for the year ended December 31, 2007, as compared to $8,392,000 for the year ended December 31, 2006.  An increase in average rate of 47 basis points, in addition to, a $31,535,000 increase in the average balance of deposits resulted in an increase of interest expense on deposits. Union National’s average rate on interest bearing deposits was 3.53% for 2007 as compared to 3.06% for 2006.

Interest expense on long-term debt was $3,652,000 for the year ended December 31, 2007, as compared to $5,729,000 for the year ended December 31, 2006.  The $2,077,000 decrease was primarily the result of a $46,740,000 decrease in the average balance of long-term debt offset by a 23 basis point increase in the average rate.  The decrease in average balance was a result of Union National using proceeds from the de-leveraging activities discussed above to pay down $48,755,000 of FHLB long- term debt.

Non-Interest Income

Non-Interest Income for 2007 was $6,509,000, a decrease of $1,753,000 or 21.2% as compared to Non-Interest Income of $8,262,000 for 2006.  The decrease was a result of net increases (decreases) in the following elements of non-interest income  (in thousands):
Non-Interest Income	2007 vs. 2006
Income from Fiduciary Activities	$73
Service Charges on Deposit Accounts	193
Other Service Charges, Commissions, and Fees	105
Alternative Investment Sales Commissions	172
Impairment Charge on Investment Security	(800)
Net Investment Securities Gains	(120)
Mortgage Banking/Brokerage Activities	(1,129)
Title Insurance/Settlement Income	(268)
Earnings from Bank-Owned Life Insurance	43
Other Income	(22)
Total Decrease in Non-Interest Income	$(1,753)

The decreases in Mortgage Banking/Brokerage Activities and Title Insurance/Settlement Income related to the substantial decline in business activity and revenue in the residential mortgage brokerage business of Union National’s subsidiary, Home Team Financial, LLC.  The weakening housing market experienced beginning in mid-2007, and the related reduction in brokered residential mortgage loan volume, contributed to significant mortgage brokerage revenue reductions and operating losses at Home Team Financial, LLC.  As a result, Union National’s management decided to cease operations at Home Team Financial, LLC effective October 31, 2007.

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

Increases in Service Charges on Deposit Accounts and Other Fees result from over 10% growth in our retail deposits and continued development of fee-based services for commercial customers.  Alternative Investment Sales Commissions and Income from Fiduciary Activities reflects continued growth of Union National’s wealth management services.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Non-Interest Expense

Non-Interest Expense for 2007 increased to $20,745,000 as compared to $19,711,000 for 2006, an increase of $1,034,000 or 5.2%.  The increase was primarily a result of increases (decreases) in the following items (in thousands):

Non-Interest Expense	2007 vs. 2006
Salaries, Wages and Employee Benefits	$(703)
Net Occupancy	697
Furniture and Equipment	195
Professional Fees and Regulatory Assessments	588
Data and ATM Processing	107
Pennsylvania Shares Tax	27
Advertising and Marketing	(655)
Supplies and Postage	(83)
FDIC Insurance	99
Minority Interest in Earnings of Subsidiaries	(171)
Restructuring Charge	717
Other Expense	216
Total Decrease in Non-Interest Expense	$1,034

The reductions in Salaries, Wages and Employee Benefits and Advertising and Marketing relate to both savings from the closure of the Home Team Financial, LLC subsidiary, and savings related to both the first quarter 2007 restructuring initiative (discussed below).  With the decision by Union National management to close the Home Team Financial, LLC subsidiary effective October 31, 2007, we recorded in Other Expenses a $157,000 impairment of previously recorded goodwill associated with the Bank’s ownership of Home Team Financial, LLC.  With Home Team Financial, LLC being profitable in 2006 but incurring operating losses in 2007, Union National’s minority interest in subsidiaries changed by $171,000 from a $130,000 expense for 2006 to a $41,000 benefit in 2007.

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

The increase in Professional Fees and Regulatory expense of $588,000 for 2007, as compared to 2006, reflects professional costs incurred in connection with several areas including the implementation of Sarbanes Oxley requirements, regulatory matters including those related to the Memorandum of Understanding, legal services regarding employee severance, and a profit enhancement consulting project.

The decrease in Data and ATM Processing expenses reflect nominal data processing contract increases being more than offset by a substantial savings in ATM processing costs related to management’s negotiation of a more favorable ATM processing service agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Income Taxes

Union National realized a net benefit for income taxes of $421,000 for 2007, and a provision (expense) for income taxes of $99,000 for 2006.  The net tax benefit in 2007 relates to both the pre-tax operating loss for the year combined with preferential tax benefits related primarily to income on tax-exempt securities and loans.  Because of the expected lower income results for 2007, management sold its remaining tax-exempt available for sale securities during June 2007 to avoid incurrence of undesirable alternative minimum tax implications.  The realization of net deferred tax assets, which amounted to $1,198,000 and $1,321,000 at December 31, 2007 and 2006, respectively, is dependent on our future earnings.  We currently anticipate that future earnings will be adequate to utilize these deferred tax assets.  The decrease in deferred tax assets resulted primarily from an increase in the allowance for loan and lease losses, offset by timing differences related to our portfolio of financing leases.

Recent Accounting Pronouncements

Refer to Note 1 of the financial statements for recently issued accounting standards.

Recent Developments

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system during the past year. Dramatic declines in the housing market during the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital or to merge with larger or stronger institutions.

Reflecting concern about the volatility in the financial markets generally and concerns about counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The availability of credit, confidence in the financial sector, and stability in the financial markets have been significantly adversely affected as a result. In recent months, volatility and disruption in the capital and credit markets has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the U.S. Treasury will have the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The EESA included a provision for a temporary increase in FDIC insurance from $100,000 to $250,000 per depositor through December 31, 2009.

The FDIC has also established a program under which all non-interest-bearing accounts at FDIC insured institutions (including Union National) will be fully insured, regardless of dollar amount, until December 31, 2009, unless an eligible institution formally opts out of this program.  Under the terms of the program, a 10 basis point surcharge will be applied to the balances of non-interest-bearing deposit accounts not otherwise covered by the increased deposit insurance limit of $250,000.  The surcharge will be added to the participating bank’s existing risk-based deposit insurance premium paid on those deposits.  Union National has opted to participate in this program to ensure its current and prospective deposit customers are provided the maximum amount of insurance coverage provided by the FDIC.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Pursuant to his authority under EESA, the Secretary of the Treasury has created the TARP Capital Purchase Plan (“CPP”) under which the Treasury Department may invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies.  Under the CPP, qualifying financial institutions may apply to the Treasury for capital funding, in the form of senior preferred stock issued to the Treasury, with a value equal to not less that 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets.  The senior preferred stock will pay dividends at the rate of 5% per annum until the fifth anniversary of the investment and thereafter at the rate of 9% per annum.  The senior preferred stock may not be redeemed for three years except with the proceeds from an offering of common stock or preferred stock qualifying as Tier 1 capital in an amount equal to not less than 25% of the amount of the senior preferred.  After three years, the senior preferred may be redeemed at any time in whole or in part by the financial institution.  No dividends may be paid on common stock unless dividends have been paid on the senior preferred stock.  Until the third anniversary of the issuance of the senior preferred, the consent of the U.S. Treasury will be required for any increase in the dividends on the common stock or for any stock repurchases unless the senior preferred has been redeemed in its entirety or the Treasury has transferred the senior preferred to third parties.  The senior preferred will not have voting rights other than the right to vote as a class on the issuance of any preferred stock ranking senior, any change in its terms or any merger, exchange or similar transaction that would adversely affect its rights.  The senior preferred will also have the right to elect two directors if dividends have not been paid for six periods.  The senior preferred will be freely transferable and participating institutions will be required to file a shelf registration statement covering the senior preferred.  The issuing institution must grant the Treasury piggyback registration rights.  Prior to issuance, the financial institution and its senior executive officers must modify or terminate all benefit plans and arrangements to comply with EESA.  Senior executives must also waive any claims against the Department of Treasury.  In connection with the issuance of the senior preferred, participating institutions must issue to the Secretary immediately exercisable 10-year warrants to purchase common stock with an aggregate market price equal to 15% of the amount of senior preferred. The exercise price of the warrants will equal the market price of the common stock on the date of the investment.  The Secretary may only exercise or transfer one-half of the warrants prior to the earlier of December 31, 2009 or the date the issuing financial institution has received proceeds equal  to the senior preferred investment from one or more offerings of common or preferred stock qualifying as Tier 1 capital.  The Secretary will not exercise voting rights with respect to any shares of common stock acquired through exercise of the warrants.  The financial institution must file a shelf registration statement covering the warrants and underlying common stock as soon as practicable after issuance and grant piggyback registration rights.  The number of warrants will be reduced by one-half if the financial institution raises capital equal to the amount of the senior preferred through one or more offerings of common stock or preferred stock qualifying as Tier 1 capital.  If the financial institution does not have sufficient authorized shares of common stock available to satisfy the warrants or their issuance otherwise requires shareholder approval, the financial institution must call a meeting of shareholders for that purpose as soon as practicable after the date of investment.  The exercise price of the warrants will be reduced by 15% for each six months that lapse before shareholder approval subject to a maximum deduction of 45%.

Also on October 14, 2008, after receiving a recommendation from the boards of the FDIC and the Federal Reserve, and consulting with the President, Secretary Paulson signed the systemic risk exception to the FDIC Act, enabling the FDIC to temporarily provide a 100% guarantee of the senior debt of all FDIC-insured institutions and their holding companies, as well as deposits in non-interest bearing transaction deposit accounts under a Temporary Liquidity Guarantee Program. Coverage under the Temporary Liquidity Guarantee Program was available until November 12, 2008 without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for non-interest bearing transaction deposits.

Union National’s management and Board of Directors evaluated the considerations regarding participation in the CPP and  opted not to apply for CPP funding.

It is not clear at this time what impact the EESA, TARP Capital Purchase Program, the Temporary Liquidity Guarantee Program, other liquidity and funding initiatives of the Federal Reserve and other agencies that have been previously announced, and any additional programs that may be initiated in the future, will have on the financial markets and the other difficulties described above, including the extreme levels of volatility and limited credit availability in the U.S. banking and financial industries and the broader U.S. and global economies. Further adverse effects could have an increasingly negative impact on Union National and its business.

Outlook for 2009

We expect 2009 to reflect the same issues as in 2008, with the distinct possibility of an increasingly weak economy, and further turbulence in financial markets.  Accordingly, we have taken necessary, conservative measures to ensure Union National maintains its safe and sound position.  We substantially lowered our operating costs, allowing us to be more efficient in a difficult market when income growth is challenging.  Though the significant interest rate cuts through 2008 lowered our interest income and yields on loans, we generated savings in our funding costs by growing our lower-cost retail deposit base and paying down higher-cost borrowings.  We believed it prudent for Union National to fully maintain its strong, well-capitalized position in these uncertain economic times, so we made the difficult decision to not pay dividends to shareholders throughout 2008, and did not declare a dividend to be paid in the first quarter of 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

These important and prudent actions did not allow us to avoid the impact of what we could not control, specifically, the severe deterioration in the economy and financial markets throughout 2008.  In December, we incurred significant impairment charges resulting from fair value reductions in two of our investment securities which are not guaranteed by agencies of the U.S. government.  We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.  The weak economy and volatile financial markets increase the possibility for defaults by underlying issuers and creditors of our private-issuer debt securities, making them susceptible to further other-than-temporary impairments.

With the decline in interest rates, including the market prime rate decreasing 4% through 2008, Union National’s interest rates on loans re-priced lower and more quickly than retail interest-bearing deposits and wholesale funding sources, resulting in a lower net interest margin in 2008 versus 2007.  The taxable-equivalent net interest margin percentage for 2008 was 3.28%, as compared to 3.55% for 2007.  The current low interest rate environment, which shows no indication of changing into 2009, may result in further net interest margin compression.  The weak economy and housing market, and increased unemployment both nationally and locally, will likely create cash flow difficulties and collateral de-valuation for some of Union National’s borrowers, resulting in increased nonperforming loans and possible increased loan and lease losses.  We continue to closely monitor our portfolio, and the underlying borrower financial performance and collateral values.  We have appropriately increased the allowance for loan and lease losses in anticipation of potentially increased losses in the continuing weak economy.

As we continue in this difficult economy when growth is challenging and must be managed conservatively, Union National remains committed to maintaining the safety, soundness, and strength of our institution for our customers, while improving earnings and enhancing our Corporation’s value for our shareholders.

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

As of December 31, 2008 and 2007, the ratio of aggregated FHLB advances and brokered CDs to total assets was 13% and 20%, respectively.  The decrease in the percentage of these wholesale funding sources is attributable to the de-leveraging which began in 2007 and is discussed in Note 17 to the consolidated financial statements.  In 2008, we focused our funding growth efforts on retail deposit sources.  We favorably grew lower-costing retail deposits by $18,773,000, or 5.3%, while we reduced higher-cost wholesale brokered deposits by $11,507,000 or 48.4%, for the year.  Overall, total deposits grew 1.9% during 2008. We also prepaid $18,482,000 of borrowings from the Federal Home Loan Bank of Pittsburgh, continuing our strategy to de-leverage our balance sheet by reducing high-cost funding sources.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Membership in the FHLB provides us with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms.  As of December 31, 2008, we had outstanding total long-term advances of $50,334,000 from our available maximum borrowing capacity with the FHLB of $101,087,000, with $50,753,000 of borrowing capacity available including a $15,000,000 open line of credit.  As of December 31, 2007, we had outstanding total long-term advances of $68,816,000 from our available maximum borrowing capacity with the FHLB at that time of $88,719,000, with $19,903,000 of borrowing capacity available.  All FHLB long-term borrowings are subject to prepayment penalties which vary based upon current market interest rates.  Of the FHLB long-term debt outstanding at December 31, 2008, $30,000,000 are convertible fixed-rate advances which allow the FHLB the periodic option to convert to an adjustable-rate advance at the three-month London Interbank Offered Rate (“LIBOR”) plus .08% to .20%. Upon the FHLB's conversion, the Bank has the option to repay the respective advances in full without prepayment penalties.  See section on Market Risk - Interest Rate Risk for further discussion and analysis of these advances.

Union National offers deposit customers FDIC insurance coverage beyond $250,000 through a unique program called the Certificate of Deposit Account Registry Service (“CDARS”).  Through this program, customers may be able to deposit up to $50 million with us and maintain full FDIC insurance coverage.  We are also able to bid for and obtain additional brokered CDs through this program as an additional source of liquidity.  As of December 31, 2008 and 2007, we had $32,514,000 and $14,150,000, respectively, in CDs acquired through the CDARS program.

We have obtained funding in the past through the issuance of junior subordinated debentures as described in Note 11 to the consolidated financial statements.

During 2008, we obtained an additional $1,635,000, prior to offering costs, of funding through a private placement stock offering which is discussed in Note 22 to the consolidated financial statements.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The following table represents Union National’s on- and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2008 (in thousands):

	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total
Time Deposits	$115,965	$65,214	$12,583	$91	$193,853
Long-Term Debt	–	39,500	10,834	–	50,334
Junior Subordinated Debentures	–	–	–	17,341	17,341
Operating Leases	374	755	959	3,370	5,458
Total	$116,339	$105,469	$24,376	$20,802	$266,986

In addition, in the conduct of business operations, we routinely enter into contracts for services.  These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts.  We have contracted with our core data processor for certain services including transaction processing, branch automation and communication services, trust processing, ATM processing and various other services.  Payments under this contract amounted to $900,000 for the year ended December 31, 2008.  Future payments under this contract will vary based on transaction and account volumes and may also reflect inflationary cost adjustments.  The current contract was renegotiated in January 2007 with a maturity date of November 2013.  Any early termination would require the payment of a substantial penalty.

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

Inflation

Inflation has some impact on our operating costs, but unlike many other corporations, substantially all of our assets and liabilities are monetary in nature.  As a result, changes in interest rates have a more significant impact on our performance than the general level of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services.  The effects of changes in interest rates are discussed in the following section on Market Risk – Interest Rate Risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

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

In addition, we utilize an interest rate-sensitivity report called a "Gap" report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities.  Our Gap report at December 31, 2008 reflects a negative rate-sensitivity position throughout the first year, meaning that our rate-sensitive liabilities exceed our rate-sensitive assets.  The following analysis reflects cumulative rate-sensitive assets of $253,403,000 as compared to cumulative rate-sensitive liabilities of $270,155,000 for the one-year time frame.  Our cumulative interest-sensitivity gap for the one-year time frame is a negative 3.5% of total assets at December 31, 2008, as compared to a negative 10.4% at December 31, 2007.  We manage the interest-sensitivity gap for the one-year time frame with a guideline of plus-or-minus 15% of total assets.

The interest rate sensitivity analysis at December 31, 2008, with investment securities presented at amortized cost, is as follows (dollars in thousands):

Interest Rate Sensitivity

	1-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
Interest Earnings Assets:
Interest-Bearing Deposits in Other Banks	$457	$988	$396	$ –	$1,841
Federal Funds Sold	14,150	–	–	–	14,150
Investment Securities Available for Sale	9,182	21,724	28,186	5,197	64,289
Loans and Leases	128,309	78,593	128,928	22,450	358,280
Total Interest Earning Assets	$152,098	$101,305	$157,510	$27,647	$438,560

Interest Bearing Liabilities:
Demand and Money Market Deposits	$120,762	$–	$–	$–	$120,762
Savings	21,880	207	–	–	22,087
Time Deposits	44,886	71,079	70,478	7,410	193,853
FHLB Advances and Other Borrowings	11,341	–	56,334	–	67,675
Total Interest Bearing Liabilities	$198,869	$71,286	$126,812	$7,410	$404,377

Gap	$(46,771)	$30,019	$30,698	$20,237
Cumulative Gap	$(46,771)	$(16,752)	$13,946	$34,183
Cumulative Sensitivity Gap as a Percent of Total Assets	(9.6)%	(3.5)%	2.9%	7.1%

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when each asset or liability reprices or when it is to be repaid.  Callable investment securities are reflected based on the security's anticipated call date where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates.  Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates.  Based on an historical analysis, during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments.  This portion is deemed to be sensitive to interest rate fluctuations in the earliest periods.  We believe that the remaining balances of these deposits are not repriceable based on current industry experience.  We currently do not expect to adjust the interest rates on these deposit balances in any significant amount that would materially affect our Gap or income simulation models.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities may fluctuate in advance of, or lag behind, changes in market interest rates.  Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features like annual and lifetime rate caps or floors that restrict changes in interest rates both on a short-term basis and over the life of the asset.  Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2008 may cause assumptions, such as estimated prepayment speeds, refinancings, embedded options, early withdrawals, and FHLB advance conversion clauses to significantly change from those reflected in the Gap report above.  Based on the low current market interest rates, the $30,000,000 in FHLB convertible advances that are currently convertible on a quarterly basis are presented in the Gap report above at their original scheduled maturity dates.  These may convert with a substantial increase in market interest rates and are reflected accordingly in the Bank’s simulation model.

In an effort to assess market risk, we utilize a simulation model to determine the effect of gradual increases or decreases in market interest rates on net interest income and net income.  The aforementioned assumptions are revised based on defined scenarios of assumed speed and direction of changes in market interest rates.  These assumptions are inherently uncertain due to the timing, magnitude and frequency of rate changes and changes in market conditions, as well as management strategies, among other factors.  Because it is difficult to accurately quantify into assumptions the reaction of depositors and borrowers to market interest rate changes, the actual net interest income and net income results may differ from simulated results.  While assumptions are developed based upon current economic and local market conditions, management cannot make any assurances as to the accuracy and predictive nature of these assumptions.

The simulation model assumes a hypothetical gradual shift in market interest rates over a twelve-month period.  This is based on a review of historical changes in market interest rates and the level and curve of current interest rates.  The simulation model presents the hypothetical effects to our net interest income and net income from various rate change scenarios.  Projections for loan and deposit growth are not factored into the main analysis presented by the simulation model.  The simulation model includes all of our earning assets and interest-bearing liabilities and assumes a parallel and prorated shift in interest rates over a twelve-month period.  The results of the simulation model could change significantly if there was not a parallel shift in interest rates, therefore causing a change in the assumed shape of the interest rate yield curve.  The percentage declines in the table below are measured as percentage changes from the values of simulated net interest income in the current rate scenario and the impact of those changes on the prior year’s net income.

The Sensitivity Analysis schedule indicates that as of December 31, 2008 and 2007, a hypothetical 2% (200 basis points) decline in prevailing market interest rates would cause our net interest income to decline 12.2% and 8.1% as compared to the current rate scenario at the respective year ends.  A hypothetical 2% (200 basis points) increase in interest rates as of December 31, 2008 and 2007 would cause our net interest income to increase by 10.2% and 4.3% as compared to the current rate scenario at the respective year ends.  These computations do not contemplate any actions management or the Asset and Liability Management Committee could undertake in response to other changes in market conditions or market interest rates.

We managed our interest rate risk position in 2008 by performing the following:

•
managing the use of adjustable- and floating-rate loans, and hybrid loans with initial fixed-rates  converting to variable-rates, in comparison to totally fixed-rate loans for new or refinanced commercial and agricultural loans;

•
repositioning of our investment security portfolio mix by purchasing lower-risk shorter term U.S. government agencies, and shorter duration mortgage-back securities backed by U.S. government agencies, to maintain liquidity and minimize significant changes in value due to declining interest rates;

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

•
managing and expanding the Bank's core retail deposit base including deposits obtained in our commercial cash management programs, premium money market accounts, and retail time deposits, and attempting to extend the duration of lower cost time deposits; and

•	de-leveraging by repayment of higher cost FHLB advances and brokered CDs.

The above strategies and actions impact interest rate risk and are addressed in our quarterly simulation model results in order to determine future asset and liability management strategies.

Based upon the simulation model, the following reflects our net interest income and net income sensitivity analysis as of December 31, 2008 and 2007:

Sensitivity Analysis	Percent Change in Categories
	Market Interest Rate Increase of 2%	Market Interest Rate Decline of 2%

Net Interest Income:	Policy Limit = Change in Net Interest Income +/- Less Than 10%
Hypothetical Percent Decrease in Net Interest Income from Current Rate Scenario:
As of December 31, 2008	10.2%	(12.2	)%*
As of December 31, 2007	4.3%	(8.1)%

Net Income:
Hypothetical Percent Decrease from Prior Year's Net Income:
As of December 31, 2008	221%	(265	)%*
As of December 31, 2007	140%	(263	)%*

*      During 2008, the Federal Funds and Prime rates decreased by 4% to record lows of 0.25% and 3.25%, respectively.  Given the record low interest rate environment, a 2% market interest rate decline is deemed by management to be unlikely.  In the unlikely event that interest rates would decline by 2%, the decrease in net interest income from a 2% market decline would more than offset the entire portion of net income in 2008 and 2007.

REGULATORY ACTIVITY

From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the Bank.  As a consequence of the extensive regulation of commercial banking activities in the United States, Union National’s and the Bank’s business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business (See the related discussion of the Emergency Economic Stabilization Act of 2008 in the Recent Developments section).  Also, Union National is susceptible to changes in tax law that may increase the cost of doing business or impact Union National’s ability to realize the value of deferred tax assets.  Further, the business of Union National is affected by the state of the financial services industry in general.

On June 20, 2007, the Bank entered into an MOU with the OCC.  Specifically, the MOU requires the Bank to (1) implement a three-year strategic plan in accordance with specific guidelines set forth in the MOU, (2) develop and implement a three-year capital plan, in accordance with specific guidelines set forth in the MOU, including a dividend policy for the payment of dividends provided the Bank is in compliance with the capital plan, and applicable laws and regulations, (3) review and revise a written program to improve the Bank’s loan portfolio management, (4) review and revise the Bank’s funds management reports to ensure that they reflect current and projected funding needs, (5) develop and implement a risk-based audit program to determine weaknesses or deficiencies in the Bank’s consumer compliance program, (6) ensure the Bank’s interest rate risk ("IRR") measurement tool or model conforms to OCC guidelines and, if necessary, develop an action plan to address the need for a more acceptable IRR measurement model, and (7) furnish written quarterly progress reports to the OCC detailing the form and manner of actions taken to comply with the MOU.  Each provision of the MOU is subject to OCC approval, non-objection and/or review.

Management believes we have made substantial progress in addressing the terms of the MOU and has sent to the OCC the documentation and progress reports as required under the MOU to be submitted through the end of 2008.  We believe that the MOU will have no material impact on our operating results or financial condition, except for related increases to our FDIC insurance premiums, currently estimated to be $231,000 in 2009, and that the MOU will not constrain our businesses.  We are committed to addressing and resolving the issues identified in the MOU.

MANAGEMENT’S DISCUSSION AND ANALYSIS    continued

The Sarbanes-Oxley Act, enacted in July 2002, represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting.  Many of the provisions of this act had already been implemented by Union National, and Union National has complied with the provisions of Section 404 of the Sarbanes-Oxley Act as required during 2008, including providing a report on our internal control over financial reporting as of December 31, 2008.  To support our report on the internal control over financial reporting, we used contracted, independent internal audit services to identify, document and test key controls over the financial reporting process.  In 2009, we expect to incur additional external audit costs associated with complying with the provisions of Sarbanes-Oxley requiring a report by the independent external auditors on the effectiveness of internal control over financial reporting.  We expect the additional costs associated with this requirement to be $30,000 pretax for the year-ended December 31, 2009.

The Federal Deposit Insurance Reform Act of 2005 (“the Act”) amended regulations to create a new risk differentiation system, to establish a new base assessment rate schedule, and to set assessment rates effective January 1, 2007.  Also, eligible insured depository institutions shared in a one-time assessment credit, which was approximately $228,000 for the Bank.  The Bank used $150,000 of this credit for the year ended December 31, 2007, and the remaining $78,000 for the year ended December 31, 2008.

On February 27, 2009, The Board of Directors of the Federal Deposit Insurance Corporation (“FDIC”) voted to amend the restoration plan for the Deposit Insurance Fund (“DIF”). The FDIC Board also took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and setting rates beginning the second quarter of 2009.   Under the restoration plan approved in October 2008, the FDIC Board set a rate schedule to raise the DIF reserve ratio to 1.15 percent within five years. The February 27, 2009 restoration plan amendment action extends the restoration plan horizon to seven years in recognition of the current significant strains on banks and the financial system and the likelihood of a severe recession.  The amended restoration plan was accompanied by a final rule that sets assessment rates and makes adjustments that improve how the assessment system differentiates for risk. Currently, most banks are in the best risk category and pay anywhere from 12 cents per $100 of deposits to 14 cents per $100 for insurance. Under the final rule, banks in this category will pay initial base rates ranging from 12 cents per $100 to 16 cents per $100 on an annual basis, beginning on April 1, 2009.  Changes to the assessment system include higher rates for institutions that rely significantly on secured liabilities, which may increase the FDIC's loss in the event of failure without providing additional assessment revenue. Under the final rule, assessments will be higher for institutions that rely significantly on brokered deposits but, for well-managed and well-capitalized institutions, only when accompanied by rapid asset growth. Brokered deposits combined with rapid asset growth have played a role in a number of costly failures, including recent failures. The final rule also would provide incentives in the form of a reduction in assessment rates for institutions to hold long-term unsecured debt and, for smaller institutions, high levels of Tier 1 capital.

The FDIC Board also adopted an interim rule imposing a 20 basis point emergency special assessment on the industry on June 30, 2009. The assessment is to be collected on September 30, 2009. For Union National, based upon our deposit levels at December 31, 2008, the additional amount of 2009 FDIC insurance expense related to this special assessment, if imposed, would be approximately $769,000.  The interim rule would also permit the FDIC Board to impose an emergency special assessment after June 30, 2009, of up to 10 basis points if necessary to maintain public confidence in federal deposit insurance.  If this emergency special assessment is imposed, it would add an additional $385,000 to Union National’s 2009 FDIC insurance expense (based upon deposit levels as of December 31, 2008).

The last Community Reinvestment Act performance evaluation by the OCC resulted in a “satisfactory” rating of the Bank’s record of meeting the credit needs of its entire community.

This Page Left Blank Intentionally

STOCK PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Union National’s cumulative total shareholder return on its common stock from December 31, 2003 to December 31, 2008 compared with the NASDAQ Composite Index, a Mid-Atlantic Custom Peer Group index and a Custom Peer Group index.   The Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1 billion.  The Custom Peer Group consists of consists of ACNB, First Chester County Corporation, VIST Financial Corp., Franklin Financial Services Corporation, Ephrata National Bank, Orrstown Financial Services, Inc., DNB Financial Corporation, Juniata Valley Financial Corporation, Mid Penn Bancorp, Inc., Codorus Valley Bancorp, Inc., and Tower Bancorp Incorporated.

Union National Financial Corporation

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Union National Financial Corporation	100.00	127.35	109.70	93.25	58.11	25.47
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
Mid-Atlantic Custom Peer Group*	100.00	113.29	113.25	115.44	107.89	83.30
Custom Peer Group**	100.00	114.48	106.66	112.22	102.07	77.02

*Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1B.

**Custom Peer Group index consists of ACNB, First Chester County Corporation, VIST Financial Corp.,
  Franklin Financial Services Corporation, Ephrata National Bank, Orrstown Financial Services, Inc.,
  DNB Financial Corporation, Juniata Valley Financial Corporation, Mid Penn Bancorp, Inc.,
  Codorus Valley Bancorp, Inc., and Tower Bancorp Incorporated.

Source : SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2008	www.snl.com

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006	2005	2004
BALANCE SHEET
Loans and Leases	$358,280	$364,337	$341,113	$300,213	$263,001
Investment Securities	64,289	74,176	129,810	119,702	103,490
Total Earning Assets	442,263	463,347	478,912	427,982	371,724
Total Assets	485,109	501,776	517,597	462,178	399,290
Deposits	383,577	376,311	340,075	296,610	265,970
Short-Term Borrowings		6,629	10,544	18,305	4,524
Long-Term Debt	50,334	68,816	117,571	105,815	88,630
Junior Subordinated Debentures	17,341	17,341	17,341	11,341	11,341
Stockholders' Equity	30,794	28,800	28,548	27,225	26,853

INCOME STATEMENT
Interest Income	$28,173	$31,373	$30,290	$23,978	$19,638
Interest Expense	13,579	16,009	15,626	9,662	6,621
Net Interest Income	14,594	15,364	14,664	14,316	13,017
Provision for Loan and Lease Losses	1,027	1,237	672	681	404
Net Interest Income after Provision for Loan and Lease Losses	13,567	14,127	13,992	13,635	12,613
Non-Interest Income	3,807	6,509	8,262	6,011	4,095
Non-Interest Expense	17,118	20,745	19,711	15,627	12,809
Income (Loss) before Income Taxes (Benefit)	256	(109)	2,543	4,019	3,899
Provision for (Benefit of ) Income Taxes	(188)	(421)	99	666	676
Net Income	$444	$312	$2,444	$3,353	$3,223

SHARE INFORMATION
Average Shares Outstanding - Diluted	2,643	2,544	2,537	2,556	2,580
Earnings Per Share – Diluted	$0.17	$0.12	$0.96	$1.31	$1.25
Cash Dividends Per Share	$–	$0.280	$0.620	$0.625	$0.610

AVERAGE BALANCE SHEET
Loans and Leases	$369,554	$357,795	$318,251	$280,245	$244,752
Investment Securities	69,618	73,589	129,413	110,440	95,033
Other Earning Assets	13,110	13,510	6,482	5,982	5,201
Total Assets	488,718	480,401	489,884	425,611	372,207
Deposits	328,352	351,750	316,402	282,934	246,445
Short-Term Borrowings	9,090	6,025	9,790	7,584	7,602
Long-Term Debt	54,501	72,586	119,326	94,474	81,442
Junior Subordinated Debentures	17,341	17,341	13,922	11,341	8,916
Stockholders' Equity	30,047	29,065	27,754	26,621	26,250

FINANCIAL RATIOS
Return on Average Assets	0.09%	0.06%	0.50%	0.79%	0.87%
Return on Average Stockholders' Equity	1.48%	1.07%	8.81%	12.59%	12.28%
Return on Average Realized Stockholders' Equity (1)	1.44%	1.08%	8.55%	12.64%	12.62%
Dividend Payout Ratio	–	227.24%	63.83%	47.00%	47.84%
Average Stockholders' Equity to Average Assets	6.15%	6.05%	5.67%	6.25%	7.05%

(1)  Excludes the impact of accumulated other comprehensive income (loss) on total stockholders' equity.

SUMMARY OF QUARTERLY FINANCIAL DATA

(In thousands, except per share data)

The unaudited quarterly results of operations for the years ended December 31, 2008 and 2007 are as follows:

	2008				2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest Income	$7,337	$7,032	$7,037	$6,767	$7,690	$7,814	$8,036	$7,833
Interest Expense	3,903	3,341	3,197	3,138	3,916	3,778	4,149	4,166
Net Interest Income	3,434	3,691	3,840	3,629	3,774	4,036	3,887	3,667
Provision for Loan and Lease Losses	140	139	47	701	207	270	230	530
Net Interest Income after Provision for Loan and Lease Losses	3,294	3,552	3,793	2,928	3,567	3,766	3,657	3,137
Non-Interest Income (excluding securities activities)	1,221	1,224	1,230	1,170	2,113	2,037	1,748	1,322
Impairment Charge on Investment Securities	–	–	–	(1,290)	–	(450)	–	(350)
Investment Securities Gains (Losses)	191	10	(42)	93	(519)	597	–	11
Non-Interest Expense	4,186	4,430	4,141	4,361	5,857	5,657	4,895	4,336
Income (Loss) before Income Taxes (Benefit)	520	356	840	(1,460)	(696)	293	510	(216)
Provision for Income Taxes (Benefit)	107	52	214	(561)	(340)	(44)	117	(154)
Net Income (Loss)	$413	$304	$626	$(899)	$(356)	$337	$393	$(62)

Earnings (Loss) Per Share:
Basic	$0.16	$0.12	$0.23	$(0.33)	$(0.14)	$0.13	$0.15	$(0.02)
Diluted	0.16	0.12	0.23	(0.33)	(0.14)	0.13	0.15	(0.02)

Note:  Due to rounding, quarterly earnings (loss) per share may not add up to reported annual earnings per share.

STOCK AND DIVIDEND INFORMATION

Union National Financial Corporation has only one class of common stock authorized, issued, and outstanding.  The outstanding common stock is traded on the OTC Bulletin Board (OTCBB), primarily in Lancaster County, Pennsylvania, under the symbol UNNF.  Prices presented in the table below reflect actual transactions known to management.  Prices and dividends per share presented below are adjusted for stock dividends.  Cash dividends, when declared by the Board of Directors, are payable on or about the 20th day of February, May, August, and November.  Stockholders of record may elect to have cash dividends deposited directly to their checking or savings accounts.  Union National offers its stockholders a Dividend Reinvestment and Stock Purchase Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the corporation and may purchase additional shares within specified limits.

	2008				2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$11.50	$10.20	$9.15	$8.50	$19.00	$17.35	$14.95	$14.65
Low	9.40	9.05	5.26	4.76	16.00	14.25	12.20	10.15
Dividends Paid	–	–	–	–	0.10	0.06	0.06	0.06

Union National had approximately 1,351 stockholders (including stockholders of record and individual participants in security position listings) at December 31, 2008, and approximately 1,363 stockholders at December 31, 2007.

# FINANCIAL HIGHLIGHTS

| (Dollars in thousands, except per share data) | December 31, 2008 | December 31, 2007 |
|---|---|---|
| **Average Balances** | | |
| Loans and Leases | $ 369,554 | $ 357,795 |
| Investments and Other Earning Assets | 82,728 | 87,099 |
| Total Assets | 488,718 | 480,401 |
| Total Deposits | 374,694 | 351,750 |
| Stockholders' Equity | 30,047 | 29,065 |
| **Year Ended** | | |
| Total Interest Income | $ 28,173 | $ 31,373 |
| Total Interest Expense | 13,759 | 16,009 |
| Net Interest Income | 14,594 | 15,364 |
| Net Income | 444 | 312 |
| **Per Share** | | |
| Basic Earnings Per Share | $ 0.17 | $ 0.12 |
| Diluted Earnings Per Share | 0.17 | 0.12 |
| Cash Dividends Paid | — | 0.28 |
| Stockholders' Equity | 11.32 | 11.31 |
| **Financial Ratios** | | |
| Return on Average Assets | 0.09% | 0.06% |
| Return on Average Stockholders' Equity | 1.48% | 1.07% |
| Return on Average Realized Stockholders' Equity [1] | 1.44% | 1.08% |

Assets (in thousands)

$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
2004
2005
2006
2007
2008
Loans and Leases
Investment Securities
Total Assets

Liabilities (in thousands)

$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
2004
2005
2006
2007
2008
Deposits
Borrowings

Regulatory Capital

13%
12%
11%
10%
9%
8%
7%
6%
5%
4%
2004
2005
2006
2007
2008
Tier 1 Leverage Ratio
Tier 1 Risk-Based Capital Ratio
Total Risk-Based Capital Ratio

## Registrar and Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

## Market Makers

Boenning & Scattergood, Inc.
4 Tower Bridge, Suite 300
200 Barr Harbor Drive
West Conshohocken, PA 19428
(800) 842-8928

Ferris Baker Watts
Renaissance Place, 2nd Floor
635 North 12th Street
Lemoyne, PA 17043
(800) 480-7497

Hazlett, Burt & Watson, Inc.
100 East King Street
P. O. Box 1267
Lancaster, PA 17608
(800) 657-9944

Janney Montgomery Scott, LLC
1650 Crooked Oak Drive, Suite 100
Lancaster, PA 17601
(800) 548-2104

## Notice of Annual Meeting

The Annual Meeting of Stockholders will be held on Wednesday, May 6, 2009, at 10:00 a.m. at:

Eden Resort Inn and Conference Center
222 Eden Road
Lancaster, PA 17601

## Form 10-K Request

The Annual Report on Form 10-K filed with the Securities & Exchange Commission may be obtained, without charge, by writing to:

Michael D. Peduzzi, CPA
Treasurer/CFO
Union National Financial Corporation
570 Lausch Lane, Suite 300
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

## OFFICE LOCATIONS

**CENTERVILLE**
301 Centerville Road
Lancaster, PA 17601

**COLUMBIA**
921 Lancaster Avenue
Columbia, PA 17512

**ELIZABETHTOWN**
1275 South Market Street
Elizabethtown, PA 17022

**EPHRATA**
108 North Reading Road
Ephrata, PA 17522

**HEMPFIELD**
190 Stony Battery Road
Landisville, PA 17538

**LANCASTER**
38 East Roseville Road
Lancaster, PA 17601

**LANCASTER**
1625 Old Philadelphia Pike
Lancaster, PA 17602

**MANHEIM**
701 Lancaster Road
Manheim, PA 17545

**MAYTOWN**
100 West High Street
Maytown, PA 17550

**MOUNT JOY**
101 East Main Street
Mount Joy, PA 17552

## CORPORATE OFFICE

570 Lausch Lane
Suite 300
Lancaster, PA 17601

UnionNational
FINANCIAL CORPORATION

717-492-2222 • www.uncb.com

*Gallery Row photo provided by PA Dutch Convention & Visitors Bureau.*