Form 10-K, Exhibit 13
period 2009-12-31
UNION NATIONAL FINANCIAL CORP / PA
filed 2010-03-31
CIK 874482

Exhibit 13

Passionate people strengthen the community.

UnionNational
FINANCIAL CORPORATION

ANNUAL REPORT 2009

As our world grows both larger and smaller, maintaining the relationships that help us support each other in times of need, that let us share our prosperity and joy as well as our troubles, is more important than ever. Union National Community Bank has embraced the concept of community since its founding in 1853. And as one of Lancaster County's last remaining community banks, we are taking this opportunity to celebrate the passionate Union National employees and customers whose dedication strengthens the communities in which they live and work. Because their stories are just as important to understanding who we are as an institution as the financial facts and figures that follow.

UNION NATIONAL MOUNT JOY BANK

Union National Advisors Financial Consultant Alicia Showalter (*right*) has been mentoring Brittney since she was in first grade.

Changing a life with 30 minutes a week

One such dedicated person is Alicia Showalter, a Compliance Officer and Financial Consultant with Union National Advisors since 2000. Alicia was born and raised in Lancaster County, and her family has always done business with Union National, appreciating the friendly service and community feel of the bank. From there it was an easy step to go to work for Union National.

And while we are proud of the work Alicia does at her day job, what she does in her spare time is even more impressive. In 2005, Alicia answered a call to service from Union National and became a mentor to Brittney, a first grade student at Donegal Springs Elementary. The goal of the Donegal Mentor Program is to provide students with a friend they can trust. Someone who will guide them in making good choices, help them stay in school and graduate, and support their academic and future career endeavors. Over the past 4 years, Alicia has met with Brittney one morning a week. They spend about a half hour together – playing games, doing homework, talking about whatever is on Brittney's mind. In the summer months, they sometimes go to the mall or see a movie together. Small things that ultimately make a very big difference.

Brittney is in fifth grade now, and Alicia is always touched when Brittney remembers something she said or did years ago. "Creating positive memories for her and knowing that the things we talk about have an impact on her is incredibly meaningful to me," Alicia says. Through Brittney and others, Alicia's generosity with her time will have an impact on our entire community for years to come.

As members of the EACTC board, Union National Vice President, Community Office Manager, Deb Dupler (*center*) and Gail Viscome (*right*), Executive Director of EACTC are proud to support Vicki Dolan's (*left*) work through the Children's Playroom Single Teen Parent Program.

Supporting parents in challenging circumstances

Parenting is a tough job. Especially for young single mothers. But for a community to thrive now and in the future, it is essential to support these young mothers and the children they are raising. That's where the Elizabethtown Area Communities That Care (EACTC) comes in, with help from Union National employee and EACTC board member Deb Dupler, and Single Teen Parent Program Director Vicki Dolan.

For 11 years, Vicki and her staff of seven employees and six volunteers have run the Children's Playroom, a program designed to educate and support single mothers age 16 to 24. Every Wednesday night, young moms come to share a meal and learn parenting skills while their children enjoy supervised play. "It is wonderful to see the girls leave here with a sense of purpose, feeling confident and having a positive outlook on life," explains Dolan.

Children's Playroom is just one of many programs supported by EACTC, whose vision is to foster community-wide initiatives involving schools, parents, neighborhoods and businesses to encourage the youth of the community. Through the efforts of board members like Deb, Union National is proud to be a part of this mission in supporting and shaping tomorrow's community.

Serving all community members, great and small

Union National board member and client Dr. Tom McGrath extends his community commitment to the four-legged residents of Mount Joy as well as their owners. Tom describes his philosophy of community as “understanding what is going on in the lives of the people around you and personally helping with their problems.” It’s a philosophy he lives every day through his veterinary practice.

As the owner of Donegal Veterinary Hospital, he volunteers his time to control pet overpopulation through spay and neuter services at the Humane League of Lancaster County. For the past nine years, he has served on the board of PETS (Pet Emergency Treatment Service), an organization that ensures emergency care is available for pets 24 hours a day, 7 days a week, 365 days a year. He also served two four-year terms on the Pennsylvania State Board for Veterinary Medicine, whose job it is to monitor veterinary regulations and see that clients are treated fairly by veterinary professionals.

A few years ago, Tom found his views on community just didn’t mesh with those of his bank. As a customer who went through three mergers, he became frustrated with the “big bank” attitude and had a heart-to-heart with a client who was an officer at Union National. He soon became a dedicated customer and in 2006, a member of the Board. We’ve found that Tom’s perspective on the Mount Joy community – human and otherwise – is right in line with ours.

Local veterinarian and Union National board member Dr. Tom McGrath and his French Brittany Spaniel, Scout, cares for Mount Joy residents’ four-legged companions.

WELCOME

PopUp Games

Union National courier Joe Coover and his wife Marianne share the spirit of Christmas with gifts to more than 900 needy children each year.

Giving hope to those who need it most

At the heart of community is a spirit of hope, and at no time is that hope more visible than at Christmas. For 18 years, Union National courier Joe Coover and his wife Marianne have made a mission of giving Lancaster's disadvantaged children hope when they need it the most.

What started as a Sunday school class project has grown to an annual project that now provides more than 900 children living in area shelters with clothing and toys each Christmas. The Coovers collect gifts at their home, bargain hunt for more presents with cash donations they receive, wrap hundreds of them, then distribute the gifts through the School District of Lancaster homeless student project.

Born and raised in Mount Joy – right next door to a Union National office, as a matter of fact – Marianne believes that community is all about reaching out to those who need a hand. And whether their hands are delivering a package to another Union National office or a new winter hat and gloves to a needy child, the Coovers exemplify the spirit of Christmas and community in Lancaster County.

Growing a stronger farming community

Farms and farmers are a unique part of the fabric of the Lancaster County community. Through our agricultural lending department, Union National helps sustain family farms, like Doug and Carol Witman's Maytown farm.

Doug has been on the farm since his parents bought the land in 1957. Union National even financed the original purchase. Decades later, Doug and Carol turned to Union National for a home equity loan, and since then have been devoted customers. As a Donegal High School teacher and advisor for the theater club, Carol works on growing minds as well as grain. In addition to farming, Doug serves the community through his work with the township's volunteer fire company.

The Witmans like doing business with a bank that has a real interest in local people. They like running into the president when they are doing errands around town – a president who knows them by name and knows what they do. We like running into people like the Witmans too, knowing that our work together is helping Lancaster County's community farms thrive.

Union National VP of Agricultural Finance Buck McNece, Jr. (*left*), and Doug and Carol Witman work together to sustain Lancaster County's heritage of family farms.

Cheerios

With the help of Union National Community Office Manager and Assistant Manager Jesse Hostetter and Danielle Lindemuth (*right*), Diane and Bruce Gerlach (left) keep the Hempfield Area Food Pantry stocked.

Feeding the hungry in body and soul

Hang around Union National's Hempfield office for very long and you're bound to run into Bruce and Diane Gerlach. Between their personal accounts, Bruce's position as Financial Secretary for Zion Evangelical Lutheran Church, and Diane's responsibilities with the Hempfield Area Food Pantry, they have plenty of business to attend to.

But it isn't just banking that brings the Gerlachs in. In addition to holding the food pantry's checking account, our Hempfield office also serves as a collection point for food and cash donations. It started last September, when pantry stores and bank accounts were both running alarmingly low. Bank employees offered to start a collection table in the lobby to boost awareness of the pantry's needs. Six months later, the table is a permanent fixture, and clients and employees regularly contribute.

We're proud to be a part of the Hempfield Area Food Pantry, which meets the physical, emotional and spiritual needs of an average of 1,499 people each month through food donations and other services. And we're equally proud to do business with the Gerlachs, whose dedication to feeding the bodies and souls of the Landisville community inspires all of us.

Encouraging high scores on the court and off

High school sports are a source of community pride in small towns across America, and Elizabethtown is no exception. A winning team raises the spirits of the entire town and the confidence of the kids who play. Union National board member and Bears Basketball coach Kevin Dolan strives to build the skills and self-esteem of his team members on and off the court.

Kevin began coaching at Elizabethtown Area High School 12 years ago as a way to stay connected to the youth of the community. Three years ago, he took on the job of head coach. His coaching duties added to an already packed schedule that has included his full-time job as an attorney as well as service on the boards of the Elizabethtown Chamber of Commerce, Park Authority, and Public Library, and more.

Kevin shares his energy, commitment and winning attitude with the entire team. And while the whole community was impressed with their winning season last year, we find the team's academic average of 91.5% even more impressive. That kind of well-rounded success is a goal we all can shoot for, and another reason Union National is happy to be represented by people like Kevin Dolan.

Union National board member Kevin Dolan inspires the Elizabethtown Bears basketball team to shoot for success in class as well as on the court.

Board of Directors

Front row left to right:

MARK D. GAINER
Chairman, CEO & President, Union National Financial Corporation and Chairman, CEO & President, Union National Community Bank

BARRY C. HUBER, CPA
Partner, Trout, Ebersole and Groff, LLP

DONALD CARGAS, JR.
Chairman/CEO, Cargas Systems, Inc.

KEVIN D. DOLAN
Partner, Gingrich, Smith, Klingensmith & Dolan

JAMES R. GODFREY
Executive Vice President, Teachers Protective Mutual Life Insurance Company

Back row left to right:

LLOYD C. PICKELL
Lloyd C. Pickell, P.A.

THOMAS J. McGRATH, DVM
President and Owner of Donegal Animal Hospital, P.C.

WILLIAM M. NIES
Real Estate Developer/Sales, L.M.S. Commercial Real Estate

DARWIN A. NISSLEY
Partner, Nissley Brothers

President's Message

At Union National, we have proudly served our communities with a safe and sound banking institution for over 150 years. Our mission and focus is to deliver the most remarkable banking experience in Lancaster County, providing financial strength and value for our customers and shareholders.

Certainly, as would be expected with an annual report to shareholders, a majority of the booklet is comprised of the financial reports where we present our 2009 results. Our financial statements and disclosures reflect a year of challenges, progress, and some setbacks within the framework of a persistently struggling economy. Though we did not perform to our historical expectations of profitability, our financial condition and capital levels remain safe, sound, and positioned for future improved performance.

In this year's annual report, you will read about more than just our finances, as we also highlight our passion to serve our communities beyond banking. The previous pages show how some of our directors, employees, and customers, outside of their involvement with Union National, reach out to the community by being mentors and coaches to students, supporting single mothers and their families, helping disadvantaged children living in shelters, feeding the hungry, and caring for our family farms and animals.

We understand the need to be trustworthy, actively involved members in our communities who strive to protect our shared values, to reach out to and serve those most in need, and to be a source of strength and security for our families and the communities that we serve.

Union National conducts business with the understanding and appreciation that our customers and shareholders have placed their trust in us to protect their investment and funds, to fully serve their financial needs, and to be a source of financial strength and security today and in the years to come.

We are truly proud to reflect a "community" commitment in all that we do, in and out of banking. Our Board of Directors and our employees are determined to succeed for the benefit of our customers, our communities, and for you, our valued shareholders.

Sincerely,

Mark D. Gainer
Chairman, CEO and President

2009 FINANCIAL STATEMENTS

TABLE OF CONTENTS

Consolidated Statements of Financial Condition	2

Consolidated Statements of Operations	3

Consolidated Statements of Changes in Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 47

Report of Management’s Assessment of Internal Control over Financial Reporting	48

Report of Independent Registered Public Accounting Firm	49

Management’s Discussion and Analysis of Financial Condition and Results of Operations	50 - 85

Stock Performance Graph	86

Selected Financial Data	87

Summary of Quarterly Financial Data	88

Stock and Dividend Information	88

CORPORATE INTRODUCTION

Union National Financial Corporation, headquartered in Lancaster, Pennsylvania, is the holding company of Union National Community Bank.  Union National Community Bank provides a full range of financial services for both retail and business customers, and offers insurance, retirement plan services and wealth management services through Union National Advisors. Union National Community Bank has ten full-service offices in Lancaster County, Pennsylvania including Centerville, Columbia, East Lampeter, Elizabethtown, Ephrata, Hempfield, Manheim, Manheim Township, Maytown and Mount Joy.  The deposits of Union National Community Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent provided by law.

CORPORATE OFFICERS

Mark D. Gainer, Chairman, CEO and President	Michael D. Peduzzi, Treasurer and CFO
James R. Godfrey, Vice Chairman	Darwin A. Nissley, Secretary
Stephen D. Staman, Vice President

FORWARD-LOOKING INFORMATION

This annual report contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends of Union National Financial Corporation (“Union National”) and Union National Community Bank (the “Bank”) could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Bank’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of Union National’s business strategy due to changes in current or future market conditions; actions of the U.S. government, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”) and other governmental and regulatory bodies for the purpose of stabilizing the financial markets; enforcement actions with bank regulatory agencies restricting certain transactions of Union National and the Bank; effects of deterioration of economic conditions on customers, specifically the effect on loan customers to repay loans; inability of Union National to raise or achieve desired or required levels of regulatory capital; paying significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums in the future; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets and related potential impairments of investment securities; deteriorating economic conditions and declines in housing prices and real estate values; and other risks and uncertainties, including those detailed in Union National’s filings with the Securities and Exchange Commission.   When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
	December 31,
	2009	2008
Assets
Cash and Due from Banks	$8,807	$17,621
Interest-Bearing Demand Deposits in Other Banks	34,533	66
Federal Funds Sold	–	14,150
Total Cash and Cash Equivalents	43,340	31,837

Interest-Bearing Time Deposits in Other Banks	9,229	1,775
Investment Securities Available for Sale	60,546	64,289

Loans and Leases, Net of Unearned Income	339,274	358,280
Less: Allowance for Credit Losses	(5,858)	(4,358)
Net Loans and Leases	333,416	353,922

Premises and Equipment, Net	11,403	12,088
Restricted Investment in Bank Stocks	3,727	3,703
Bank-Owned Life Insurance	11,539	11,108
Other Real Estate Owned	5,383	–
Other Assets	11,061	6,387

Total Assets	$489,644	$485,109

Liabilities
Deposits:
Noninterest-Bearing	$54,331	$46,875
Interest-Bearing	350,434	336,702
Total Deposits	404,765	383,577
Long-Term Debt	33,334	50,334
Junior Subordinated Debentures	17,341	17,341
Other Liabilities	2,868	3,063

Total Liabilities	458,308	454,315

Stockholders’ Equity
Preferred Stock (Series A), liquidation value $1,000 per share Shares authorized - 5,000; Issued – 1,275 and 0 at December 31, 2009 and 2008, respectively	1,275	–
Common Stock, par value $0.25 per share Shares authorized - 20,000,000; Issued – 3,109,105 and 3,138,265 at December 31, 2009 and 2008, respectively; Outstanding - 2,740,916 and 2,720,076 at December 31, 2009 and 2008, respectively	777	785
Surplus	13,891	14,868
Retained Earnings	22,921	23,434
Accumulated Other Comprehensive (Loss) Income	(195)	36
Treasury Stock, at cost; 368,189 and 418,189 at December 31, 2009 and 2008, respectively	(7,333)	(8,329)

Total Stockholders’ Equity	31,336	30,794

Total Liabilities and Stockholders’ Equity	$489,644	$485,109

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	Years Ended December 31,
	2009	2008	2007

Interest Income
Interest and Fees on Loans and Leases	$21,593	$24,594	$26,834
Investment Securities:
Taxable Interest	1,734	3,209	3,358
Tax-Exempt Interest	160	–	403
Dividends	40	114	290
Other	231	256	488
Total Interest Income	23,758	28,173	31,373

Interest Expense
Deposits	8,394	9,470	10,790
Long-Term Debt	2,054	2,795	3,652
Junior Subordinated Debentures	838	1,104	1,268
Short-Term Borrowings	–	210	299
Total Interest Expense	11,286	13,579	16,009
Net Interest Income	12,472	14,594	15,364
Provision for Credit Losses	2,627	1,027	1,237
Net Interest Income after Provision for Credit Losses	9,845	13,567	14,127

Non-Interest Income
Service Charges on Deposit Accounts	2,158	1,950	1,864
Other Service Charges, Commissions, Fees	1,154	1,091	1,059
Alternative Investment Sales Commissions	662	814	845
Income from Fiduciary Activities	180	309	347
Earnings from Bank-Owned Life Insurance	431	439	426
Mortgage Banking/Brokerage Activities	112	56	2,000
Title Insurance/Settlement Income	–	–	317
Other Income	341	186	362
Net Gain on Sale of Investment Securities	1,841	252	89

Other-than-temporary Impairments (“OTTI”) of Securities	(1,504)	(1,290)	(800)
Portion of OTTI Recognized in Other Comprehensive Loss	–	–	–
Net OTTI Losses on Securities	(1,504)	(1,290)	(800)
Total Non-Interest Income	5,375	3,807	6,509

Non-Interest Expense
Salaries, Wages, and Employee Benefits	7,033	7,676	9,723
Net Occupancy	1,724	1,818	2,390
Data and ATM Processing	1,681	1,641	1,662
Professional Fees and Regulatory Assessments	1,160	1,036	1,516
Furniture and Equipment	935	1,017	1,081
FDIC Insurance	1,128	404	137
Pennsylvania Shares Tax	297	273	243
Advertising and Marketing	211	412	653
Supplies and Postage	367	401	377
Restructuring Charge	–	–	717
Other Expense	2,201	2,440	2,246
Total Non-Interest Expense	16,737	17,118	20,745
(Loss) Income Before Benefit from Income Taxes	(1,517)	256	(109)
Benefit from Income Taxes	(802)	(188)	(421)
Net (Loss) Income	(715)	444	312
Preferred Stock Dividends	–	–	–
Net (Loss) Income Available to Common Stockholders	$(715)	$444	$312

(Loss) Earnings Per Common Share
Basic and Diluted	$(0.26)	$0.17	$0.12
Cash Dividends Paid Per Common Share	–	–	0.28

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except share data)

	Shares of Common Stock Outstanding	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
Balance at December 31, 2006	2,523,983	$–	$735	$12,918	$23,460	$(242)	$(8,323)	$28,548
Comprehensive Income:
Net Income	–	–	–	–	312	–	–	312
Unrealized Losses on Available for Sale Securities, Net of Tax	–	–	–	–	–	(272)	–	(272)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax	–	–	–	–	–	(58)	–	(58)
Reclassification Adjustment for Impairment Charges on Investment Securities, Net of Tax	–	–	–	–	–	528	–	528
Unrealized Gains on Cash Flow Hedges, Net of Tax		–	–	–	–	56	–	56
Total Comprehensive Income								566
Acquisition of Treasury Stock	(364)	–	–	–	–	–	(6)	(6)
Issuance of Common Stock under:
Dividend Reinvestment and Stock Purchase Plans	9,634	–	3	145	–	–	–	148
Employee Plans	13,296	–	3	168	–	–	–	171
Share-Based Compensation Expense	–	–	–	82	–	–	–	82
Cash Dividends Paid	–	–	–	–	(709)	–	–	(709)

Balance at December 31, 2007	2,546,549	–	741	13,313	23,063	12	(8,329)	28,800

Comprehensive Income:
Net Income	–	–	–	–	444	–	–	444
Unrealized Losses on Available for Sale Securities, Net of Tax	–	–	–	–	–	(661)	–	(661)
Reclassification Adjustment for Gains Included in Net Income, Net of Tax	–	–	–	–	–	(166)	–	(166)
Reclassification Adjustment for Impairment Charges on Investment Securities, Net of Tax	–	–	–	–	–	851	–	851
Total Comprehensive Income								468
Issuance of Common Stock under:
Private Placement Stock Offering, Net of Costs	172,132	–	44	1,542	–	–	–	1,586
Dividend Reinvestment and Stock Purchase Plans	745	–	–	8	–	–	–	8
Employee Plans	650	–	–	5	–	–	–	5
Implementation of ASC Topic 715, “Split Dollar Life Insurance Arrangements”	–	–	–	–	(73)	–	–	(73)

Balance at December 31, 2008	2,720,076	–	785	14,868	23,434	36	(8,329)	30,794

Comprehensive Loss:
Net Loss	–	–	–	–	(715)	–	–	(715)
Unrealized Gains on Available for Sale Securities, Net of Tax	–	–	–	–	–	193	–	193
Reclassification Adjustment for Cumulative Effect of ASC Topic 320, “Investments – Debt and Equity Securities” (net of $104 tax effect)	–	–	–	–	202	(202)	–	–
Reclassification Adjustment for Gains Included in Net Loss, Net of Tax	–	–	–	–	–	(1,215)	–	(1,215)
Reclassification Adjustment for Impairment Charges on Investment Securities, Net of Tax	–	–	–	–	–	993	–	993
Total Comprehensive Loss								(744)
Issuance of Preferred Stock, Net of Costs	–	1,275	–	(57)	–	–	–	1,218
Issuance of Common Stock under Dividend Reinvestment Plan	20,840	–	5	63	–	–	–	68
Retirement of Treasury Stock (50,000 shares)	–	–	(13)	(983)	–	–	996	–

Balance at December 31, 2009	2,740,916	$1,275	$777	$13,891	$22,921	$(195)	$(7,333)	$31,336

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

	Years Ended December 31,
	2009	2008	2007
Cash Flows from Operating Activities
Net (Loss) Income	$(715)	$444	$312
Adjustments to Reconcile Net (Loss) Income to Net Cash (Used In) Provided by Operating Activities:
Depreciation and Amortization	1,171	1,313	1,429
Provision for Credit Losses	2,627	1,027	1,237
Net Amortization (Accretion) of Investment Securities Premiums (Discounts)	559	(51)	(245)
Net Investment Securities Gains on Sales and OTTI Losses	(337)	1,038	711
Benefit from Deferred Income Taxes	(609)	(1,472)	(8)
Earnings from Bank-Owned Life Insurance	(431)	(439)	(426)
Decrease in Accrued Interest Receivable	55	450	485
(Increase) Decrease in Other Assets	(4,201)	131	42
(Decrease) Increase in Other Liabilities	(195)	(666)	212
Loss (Gain) on Sale of Loans	–	37	(1,428)
Cash Payments Related to Restructuring Charge	–	(223)	(494)
Proceeds from Sale of Loans	–	–	60,586
Loans Originated for Sale	–	–	(57,496)
Restructuring Charge	–	–	717
Goodwill Impairment	–	–	157
Stock-Based Compensation Expense	–	–	82
Decrease in Minority Interest in Consolidated Subsidiaries	–	–	(75)
Net Gain on Sale of Foreclosed Real Estate	–	–	(128)
Net Cash (Used In) Provided by Operating Activities	(2,076)	1,589	5,670

Cash Flows from Investing Activities
Proceeds from Sales of Available-for-Sale Securities	197,637	42,463	95,514
Proceeds from Maturities and Principal Repayments on Available-for-Sale Securities	39,152	38,254	13,028
Purchases of Available-for-Sale Securities	(233,313)	(71,780)	(53,074)
Net Purchases of Time Deposits in Other Banks	(7,454)	(1,775)	–
(Purchase) Sale of Restricted Investments in Bank Stocks, net	(24)	(51)	2,342
Net Decrease (Increase) in Loans and Leases	2,347	(1,090)	(23,856)
Proceeds from Sale of Loans	9,800	6,766	–
Purchases of Premises, Equipment and Software	(389)	(4,175)	(688)
Proceeds from Sale of Other Real Estate Owned	349	–	314
Net Cash Provided by Investing Activities	8,105	8,612	33,580

Cash Flows from Financing Activities
Net Increase (Decrease) in Demand Deposits and Savings Accounts	22,733	(11,097)	9,485
Net (Decrease) Increase in Time Deposits	(1,545)	18,363	26,751
Net Decrease in Short-Term Borrowings	–	(6,629)	(3,915)
Payments on Long-Term Debt	(17,000)	(18,482)	(53,009)
Issuance of Common Stock, Net of Costs	68	1,599	319
Issuance of Preferred Stock, Net of Costs	1,218	–	–
Cash Dividends Paid	–	–	(709)
Proceeds from Issuance of Long-Term Debt	–	–	4,254
Acquisition of Treasury Stock	–	–	(6)
Net Cash Provided by (Used in) Financing Activities	5,474	(16,246)	(16,830)

Net Increase (Decrease) in Cash and Cash Equivalents	11,503	(6,045)	22,420
Cash and Cash Equivalents at Beginning of Period	31,837	37,882	15,462
Cash and Cash Equivalents at End of Period	$43,340	$31,837	$37,882

Supplemental Disclosures of Cash Flow Information
Interest Paid	$11,771	$14,247	$15,893
Income Tax Paid	750	525	231

Supplemental Schedule of Noncash Activities
Transfers to Other Real Estate Owned	$5,732	$–	$–
Retirement of Treasury Stock (50,000 shares in 2009)	$996	$–	$–

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Union National Financial Corporation (“Union National”) and its subsidiary, Union National Community Bank (the “Bank”), are in conformance with accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.  Union National’s trust subsidiaries, Union National Capital Trust I and Union National Capital Trust II, were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004 (for additional information, refer to Note 11 - Junior Subordinated Debentures).

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

Home Team Financial, LLC, (“Home Team”) was a subsidiary of the Bank until it ceased operations effective October 31, 2007 (for additional information, refer to Note 16 - Residential Mortgage Business Venture).  Home Team had mortgage banking operations, including mortgage brokerage as well as title insurance and settlement services through its subsidiary, TA of Lancaster, LLC.  Union National’s 2007 operating results included the income and expenses generated by Home Team.

Basis of Presentation.  The consolidated financial statements include the accounts of Union National, the Bank and Home Team.  All material intercompany accounts and transactions have been eliminated.  Union National’s two trust subsidiaries are not consolidated.  Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2009.  The reclassifications had no effect on the results of operations.

Union National has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2009, for items that should potentially be recognized or disclosed in the consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates. The process of preparing consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses.  Accordingly, actual results may differ from estimated amounts.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the valuation of deferred tax assets, the assessment of other-than-temporary impairment of investment securities, and the potential impairment of restricted investment in bank stocks.

Significant Group Concentrations of Credit Risk. Most of Union National’s activities are with customers primarily located in Lancaster County, PA.  The types of securities in which Union National invests are discussed in Note 3 - Investment Securities Available for Sale, while the types of lending activities that are engaged in by Union National are discussed in Note 4 - Loans and Leases.  Union National does not have any significant concentrations of risk in any one industry or customer.  A large portion of the loan portfolio consists of commercial and agricultural loans, primarily secured by real estate.

Cash and Cash Equivalents. For purposes of reporting the consolidated statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits with banks, and federal funds sold.  Generally, federal funds sold are for one-day periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Interest-Bearing Time Deposits in Other Banks. Interest-bearing time deposits in other banks consist of certificates of deposit in other banks with maturities less than two years, and are carried at cost.

Investment Securities. Investment securities include both debt securities and equity securities.  As of December 31, 2009 and 2008, all of Union National’s investment securities are classified as available for sale.  Securities classified as available for sale are marketable equity securities and those debt securities that Union National intends to hold for an undefined period of time, but not necessarily to maturity.  Any decision to sell a security would be based on various factors, including significant movements in interest rates to enhance net interest margin, changes in maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.  The securities portfolio is evaluated regularly for possible opportunities to increase earnings through potential sales or portfolio repositioning.  Available-for-sale securities are carried at fair value with premiums and discounts amortized or accreted to interest income using the interest method.  Changes in unrealized gains or losses on available-for-sale securities, net of taxes, are recorded in accumulated other comprehensive (loss) income, a component of stockholders’ equity.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Other-Than-Temporary Impairment of Investment Securities (“OTTI”) - In order to determine whether unrealized losses in the fair value of investment securities are other-than-temporary, the entire portfolio of investment securities is reviewed regularly for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities has been less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment securities.  In assessing potential OTTI for debt securities, other considerations include (i) whether management intends to sell the security, or (ii) if it is more likely than not that management will be required to sell the security before recovery, or (iii) if management does not expect to recover the entire amortized cost basis.  In assessing potential OTTI for equity securities, consideration is given to management’s intention and ability to hold the securities until recovery of any unrealized losses.

Loans and Leases. Loans that management has the intent and ability to hold are generally stated at their outstanding unpaid principal balances adjusted for charge-offs, plus any unamortized premiums on purchased loans, net of any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to interest income generally over the contractual life of the related loans.

Loans include leases that meet the criteria for direct financing leases under Accounting Standards Codification (“ASC”) Topic 840.  Such leases are recorded as assets at the total minimum lease payments and residual value to be received, less unearned interest income.  Unearned interest income and initial direct costs are amortized to interest income over the lease term using the interest method.

Nonaccrual Loans and Leases - Generally, a loan or lease is classified as nonaccrual, and the accrual of interest on such loan or lease is discontinued, when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the collectability of principal or interest. A loan or lease 90 days or more past due may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan or lease is placed on nonaccrual status, uncollected interest previously credited to interest income that is deemed uncollectible, is reversed.  Interest received on nonaccrual loans and leases is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans and leases are restored to accrual status when both principal and interest are brought current, the loan or lease has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Nonaccrual loans and leases include impaired loans and leases.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Allowance for Credit Losses. In accordance with GAAP, the allowance for credit losses (also referred to as the allowance for loan and lease losses) is maintained at a level believed by management to be adequate to absorb estimated probable loan and lease principal losses.  The allowance for credit losses is established through provisions charged against income.  The uncollectible principal portion of impaired loans and leases is charged against the allowance for credit losses, and subsequent principal recoveries are credited to the allowance for credit losses.

Management’s evaluation of the adequacy of the allowance is based on Union National’s past loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans and leases that may be susceptible to significant change.

The allowance for credit losses is evaluated based on an assessment of the losses inherent in the loan and lease portfolio.  This assessment results in an allowance that consists of specific, general and unallocated components.  The specific component relates to loans and leases that are classified as impaired.  For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan or lease is lower than the carrying value.  The general component covers all other loans and leases, including criticized loans that are not impaired, and is based on historical loss experience adjusted for relevant qualitative factors.  Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

For collateral-dependent loans and leases, information considered and supporting the impairment amount of a loan or lease would include (i) how the fair value of underlying collateral was determined, (ii) the use, if any, of independent appraisals, the rationale by appraisers supporting adjustments to property values, and the independence/quality/expertise of the appraiser, (iii) identification and discussion of valuation assumptions, and (iv) consideration of collateral liquidation costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation, which is computed over the assets’ estimated useful lives on both the accelerated and the straight-line methods. Land is carried at cost. Leasehold improvements are stated at cost less accumulated amortization, which is computed over the term of the lease, including renewal options, if reasonably assured, on the straight-line method.  Gains and losses on premises and equipment are recognized upon disposal of the asset.  Charges for maintenance and repairs are charged to expense as incurred.

Restricted Investment in Bank Stocks. Restricted investment in bank stocks, which represents required investments in the common stock of correspondent banks, is carried at cost since there is no market value available.  Restricted investments in banks stocks consist of the common stock of the Federal Reserve Bank (“FRB”) of Philadelphia, the Atlantic Central Bankers Bank (“ACBB”) and the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

FHLB Stock Impairment Analysis - Investment in FHLB stock is required for membership in the organization and is dependent upon the relative size of outstanding borrowings Union National has with the FHLB.  Throughout most of 2008, Union National earned a return or dividend on the amount invested.  In late December 2008, the FHLB announced that it had suspended the payment of dividends and the repurchase of excess capital stock to preserve its capital level.  That decision was based on the FHLB’s analysis and consideration of certain negative market trends and the impact those trends had on their financial condition.  Based on the financial results of the FHLB for the years ended December 31, 2009 and 2008, management believes that the suspension of both the dividend payments and excess capital stock repurchasing by the FHLB is temporary in nature. Management has concluded that its investment in FHLB stock is not other-than-temporarily impaired, and will continue to monitor the financial condition of the FHLB.

Bank-Owned Life Insurance. Union National invests in bank-owned life insurance (“BOLI”) as a source of funding for employee benefit expenses.  BOLI involves the purchase of life insurance by the Bank on a chosen group of employees.  The Bank is the owner and is a joint or sole beneficiary of the policies. This life insurance investment is carried as an asset at the cash surrender value of the underlying policies.   Income from the increase in cash surrender value of the policies is reflected in non-interest income.

ASC Topic 715, “Compensation – Retirement Benefits” requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement.  Union National has certain split-dollar life insurance arrangements as part of Union National’s bank-owned life insurance program, and recognized its liability and related compensation expense in accordance with ASC Topic 715.  On January 1, 2008, Union National recorded a cumulative effect adjustment to the balance of retained earnings of $73,000 for the liability from split-dollar life insurance arrangements related to periods prior to 2008.  Compensation expense related to this split-dollar life insurance was $16,000 and $12,000 for the years ended December 31, 2009 and 2008, respectively.

Transfers of Financial Assets. Transfers of financial assets are accounted for as sales when control over the assets is deemed to be surrendered, specifically when (i) the assets have been isolated from Union National; (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and, (iii) Union National does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Mortgage Servicing Rights. Mortgage servicing rights are recognized as assets upon the sale of a mortgage loan.  A portion of the cost of the loan is allocated to the servicing right based upon relative fair value.  The fair value of servicing rights is based on the present value of estimated future cash flows for pools of mortgages sold stratified by rate and maturity date. Assumptions that are incorporated in the valuation of servicing rights include assumptions about prepayment speeds on mortgages and the cost to service loans.  Servicing rights are reported in other assets and are amortized over the estimated period of future servicing income to be received on the underlying mortgage loans.  The carrying amount of mortgage servicing rights was $34,000 and $60,000 at December 31, 2009 and 2008, respectively.  Amortization expense is netted against loan servicing fee income and is reflected in the Consolidated Statements of Operations in mortgage banking/brokerage activities.  Servicing rights are evaluated for impairment based upon estimated fair value as compared to unamortized book value.

Union National retains the servicing rights on certain mortgage loans sold to the FHLB in years prior to 2008 and receives a fee based upon the principal balance outstanding.  Total loans serviced for the FHLB amounted to $23,921,000, $28,284,000, and $32,332,000 at December 31, 2009, 2008, and 2007, respectively, and are not reflected in the Consolidated Statements of Financial Condition.

Derivative Instruments. Union National had no derivative instruments (“derivatives”) at December 31, 2009, 2008 and 2007.  For asset/liability management purposes, Union National can use interest rate cap and collar agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.  Derivatives may be used as part of the asset/liability management process and are linked to specific assets or liabilities and have a high correlation between the contract and the underlying item being hedged both at inception and throughout the hedge period.

Union National records any derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.  Derivatives used to hedge Union National’s exposure to variability in expected future cash flows, or other types of forecasted transactions, are designated as cash flow hedges.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss) and subsequently reclassified to earnings when the underlying hedged transaction affects earnings.  The ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.

Other Real Estate Owned. Other real estate owned (“OREO”) includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures.  A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings.  OREO is held for sale and is recorded at fair value less estimated costs to sell.  Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized.  No depreciation or amortization expense is recognized.

Trust Assets. The market value of trust assets under management amounted to $30,748,000 and $83,728,000 at December 31, 2009 and 2008 respectively.  Trust assets held in a fiduciary capacity are not assets of Union National and are not included in the Consolidated Statements of Financial Condition.

Subsequent to December 31, 2009, Union National has agreed to sell its trust department to Security National Trust Company (“Security National”).  Closure, subject to regulatory approval, is expected in the second quarter of 2010.  Under the agreement, Union National will continue to share in the revenues generated from Security National’s management of these assets, and will receive a share of revenues on future trust business referrals.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Off-Balance Sheet Commitments and Contingencies. In the ordinary course of business, Union National makes commitments to extend credit to customers through loan commitments, lines of credit and letters of credit.  Such financial instruments are recorded when they are funded.

The Bank does not issue any guarantees that would require liability recognition or disclosure, other than standby letters of credit. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Generally, all letters of credit, when issued, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Bank generally holds collateral and/or personal guarantees supporting these commitments (for additional information regarding off-balance sheet commitments, refer to Note 14 – Commitments, Guarantees, and Contingencies).

Since July 1, 2008, the Bank has participated in a health care expense management consortium with other Pennsylvania banks. The purpose of the consortium is to pool the risks of covered groups of employees, and to provide effective claims-based expense management, administrative efficiencies, and use of high-dollar claim stop loss insurance coverage, to reduce the overall health care costs to the consortium member banks, while maintaining high quality coverage for employees.  The Bank’s payments to the consortium to cover estimated claims expenses, administrative expenses, and stop loss insurance premiums through December 31, 2009 exceeded the actual processed expenses by $312,000.  However, the Bank reduced the amount of this prepaid benefit by a contingent reserve of $63,000 reflecting an actuarial estimate by the consortium of the Bank’s unpaid claim liability as of December 31, 2009 to include potential (i) unreported claims, (ii) reported but unprocessed claims, and (iii) processed but unpaid claims, related to both medical and drug coverage.

Comprehensive Income (Loss). GAAP requires that recognized revenue, expenses, gains, and losses be included in net income (loss).  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the Consolidated Statements of Financial Condition, such items, along with net income (loss), are components of comprehensive income (loss).   Union National reports the components of comprehensive income (loss), net of related tax effects, in the Consolidated Statements of Changes in Stockholders’ Equity.

Treasury Stock. The acquisition of treasury stock is recorded under the cost method.  The subsequent disposition or sale of the treasury stock is recorded using the average cost method.  During the year ended December 31, 2009, Union National retired 50,000 shares of treasury stock.

Stock-Based Compensation. In accordance with ASC Topic 718, “Compensation – Stock Compensation”, Union National recognizes compensation expense for share-based awards based upon an assessment of the fair value on the grant date.  The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.  Stock compensation expense is recognized on a straight-line basis over the vesting period of the award (for additional information regarding stock-based compensation, refer to Note 2 – Stock-Based Compensation).

Advertising and Marketing Costs. Advertising and marketing costs are charged to expense as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Income Taxes. The provision for or benefit from income taxes is based upon the results of operations, adjusted principally for tax-exempt income.  Accounting for income taxes is under the liability method, whereby a deferred tax asset or liability is recorded based upon the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.  The deferred tax assets and liabilities are adjusted for the impact of tax-rate changes.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future.  The provision for or benefit from income taxes is the tax payable or refundable for the period, plus or minus the change in deferred tax assets and liabilities during the period.

Earnings (Loss) Per Common Share. Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period.  Diluted earnings (loss) per common share reflects the potential dilution that could occur if (i) preferred stock shares were converted to common stock shares, and (ii) options to issue common stock were exercised.  Convertible preferred stock was issued in 2009.  For the year ended December 31, 2009, there were no preferred stock conversions, or stock options with an intrinsic value, which potentially would have a dilutive effect.  Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method.  Stock options outstanding which had no intrinsic value, and therefore were not included in the diluted earnings (loss) per common share computation, were 78,674 and 93,511 and 116,468 as of December 31, 2009, 2008 and 2007, respectively.  Accordingly, the dilutive (loss) earnings per common share for each period was not affected by the impact of stock options outstanding.

The computation of basic and diluted (loss) earnings per common share, net (loss) income available to common shareholders, and weighted-average number of shares outstanding for the years ended December 31, 2009, 2008 and 2007, are presented below (amounts, except (loss) earnings per share, in thousands):

	Years Ended December 31,
	2009	2008	2007

Net (Loss) Income available to common shareholders	$(715)	$444	$312
Weighted-average common shares outstanding	2,730	2,643	2,536
Basic (Loss) Earnings Per Common Share	$(0.26)	$0.17	$0.12

Weighted-average common shares outstanding	2,730	2,643	2,536
Effect of Dilutive Securities:
Convertible preferred stock (1)	–	–	–
Stock options	–	–	8
Total weighted-average common shares and equivalents	2,730	2,643	2,544
Diluted (Loss) Earnings Per Common Share	$(0.26)	$0.17	$0.12

(1)    Had Union National not been in a loss position for the year-ended December 31, 2009, the impact on diluted (loss) earnings per common share would have been an additional 64,000 weighted-average common shares.  This would reflect the potential dilution that could occur if preferred stock shares were converted to common stock shares.

Segment Reporting. Union National has only one operating segment consisting primarily of its banking and fiduciary activities, consistent with how management monitors financial results.  Management does not separately allocate expenses between the commercial, retail and trust operations of the Bank.  As such, discrete information is not available and segment reporting would not be meaningful.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Recent Accounting Pronouncements

Accounting Standards Codification. In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”). SFAS 168 established the FASB Accounting Standards Codification ™ (“Codification”) as the source of authoritative generally accepted accounting principles (“GAAP”) for nongovernmental entities.  The Codification did not change GAAP.  Instead, it took the thousands of individual pronouncements that currently comprise GAAP and reorganized them into approximately 90 accounting Topics, and displays all Topics using a consistent structure.  Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph.  The Paragraph level is the only level that contains substantive content.  Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.  FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The ASC supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in the ASC will become nonauthoritative.

FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, changes to the ASC subsequent to June 30, 2009 will be referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of SFAS 168, the FASB also issued its first Accounting Standards Update (“ASU”) No. 2009-1, “Topic 105 – Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes SFAS 168 in its entirety as a transition to the ASC.  ASU 2009-1 was effective for interim and annual periods ending after September 15, 2009 and did not have an impact on Union National’s financial position or results of operations, but did change the referencing system for accounting standards.

ASU 2009-05. In August 2009, the FASB issued ASU 2009-05, “Fair Value Measurements and Disclosures (ASC Topic 820) - Measuring Liabilities at Fair Value”.  The amendments within ASU 2009-05 clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the principles of ASC Topic 820.

Two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.  When estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  Both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.

This guidance is effective for the first reporting period (including interim periods) beginning after issuance.  Union National’s adoption of this new pronouncement did not have a material impact on the fair value measurements or disclosures in the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

ASU 2009-16. In October 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (ASC Topic 860) - Accounting for Transfers of Financial Assets”. This ASU amends the Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140.

The amendments in this ASU improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets.  Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.

This ASU is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.  Early application is not permitted.  Union National is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

ASU 2009-17. In October 2009, the FASB issued ASU 2009-17, “Consolidations (ASC Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”.  This Update amends the Codification for the issuance of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R)”.

The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity.  The amendments in this ASU also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements.

This ASU is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009.  Early application is not permitted.  Union National is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

ASU 2010-01. In January 2010, the FASB issued ASU 2010-01, “Equity (ASC Topic 505) - Accounting for Distributions to Shareholders with Components of Stock and Cash”.  The amendments in this ASU clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend.  This ASU codifies the consensus reached in EITF Issue No. 09-E, “Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash”.

This ASU is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis.  Union National’s adoption of this new pronouncement did not have a material impact on its consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

ASU 2010-02. In January 2010, the FASB issued ASU 2010-02, “Consolidation (ASC Topic 810) - Accounting and Reporting for Decreases in Ownership of a Subsidiary - A Scope Clarification”.

This ASU clarifies that the scope of the decrease in ownership provisions of ASC Subtopic 810-10 and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity, (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity (including an equity method investee or joint venture).

This ASU also clarifies that the decrease in ownership guidance in ASC Subtopic 810-10 does not apply to (i) sales of in substance real estate; and (ii) conveyances of oil and gas mineral rights, even if these transfers involve businesses.

The amendments in this ASU expand the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include:

•	The valuation techniques used to measure the fair value of any retained investment;
•	The nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and
•
Whether the transaction that resulted in the deconsolidation or derecognition was with a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction.

This ASU is effective beginning in the period that an entity adopts FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB 51” (now included in Subtopic 810-10).  If an entity has previously adopted Statement 160, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009.  These amendments should be applied retrospectively to the first period that an entity adopts Statement 160. Union National’s adoption of this new pronouncement did not have a material impact on its consolidated financial statements.

ASU 2010-06. The FASB has issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC Topic 820) - Improving Disclosures about Fair Value Measurements”. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in ASC Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends ASC Subtopic 820-10 to now require:

•	A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted.  Union National’s adoption of this new pronouncement did not have a material impact on its consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 2 – STOCK-BASED COMPENSATION

In accordance with ASC Topic 718, “Compensation – Stock Compensation”, Union National recognizes compensation expense for share-based awards based upon an assessment of the fair value on the grant date.  The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.  Stock compensation expense is recognized on a straight-line basis over the vesting period of the award.

Union National had two plans with stock options outstanding as of December 31, 2009: (i) the Employee Stock Incentive Plan (“SIP”); and, (ii) the Independent Directors’ Stock Option Plan (“IDSOP”).  Neither of these plans had remaining options available for grant as of December 31, 2009.  Options granted under the SIP are incentive stock options with terms up to 10 years and option prices equal to the fair value of the shares on the date of the grant.  SIP options vest over six months, become exercisable nine months after the grant date, and generally lapse 90 days after termination of employment.  Options granted under the IDSOP consist of non-qualified stock options with terms up to 10 years.  IDSOP options have exercise prices equal to the fair value of the shares on the date of the grant and expire one year after departure from the Board of Directors.  It is Union National’s policy to issue new shares upon the exercise of stock options.

Prior to March 1, 2008, Union National had an Employee Stock Purchase Plan (“ESPP”); options granted under the ESPP had a five-year term and could be exercised at 85% of the fair market value of the stock on the date of exercise.

No share-based awards were granted or vested during the years ended December 31, 2009 and 2008; accordingly, no compensation expense was recorded for the years ended December 31, 2009 and 2008.  For the year ended December 31, 2007, share-based compensation expense of $82,000 was recorded in the Consolidated Statement of Operations in salaries, wages and employee benefits.  This represents all of the share-based compensation expense associated with the 2007 stock option grants. The per-share weighted-average fair value of the 31,900 stock options granted during 2007 (7,200 of which were forfeited during 2007 due to employee terminations) was $3.41 computed using the following assumptions:

Expected Dividend Yield:	3.45%	Expected Life (Years):	8.0
Risk-Free Interest Rate:	5.02%	Expected Volatility:	17.11%

Stock option activity for the years ended December 31, 2009, 2008 and 2007, is summarized below:

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning of Year	93,511	$18.82	124,439	$18.32	177,330	$18.14
Granted	–	–	–	–	31,900	18.50
Exercised	–	–	(650)	8.70	(13,296)	12.91
Forfeited	(2,710)	19.77	(20,886)	18.06	(68,942)	18.45
Expired	(12,127)	18.49	(9,392)	14.44	(2,553)	20.10
End of Year	78,674	$18.83	93,511	$18.82	124,439	$18.32

Weighted-average fair value of options granted during the year		$–		$–		$3.41

All stock options outstanding at December 31, 2009, had no intrinsic value (the amount by which the market price exceeds the exercise price).  For stock options outstanding at December 31, 2008 and 2007, the intrinsic value of stock options outstanding was $1,000 and $26,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

All stock options outstanding at December 31, 2009 were fully vested and exercisable, and consisted of the following:

		Weighted-Average
Range of Exercise Prices	Options Outstanding	Exercise Price	Remaining Contractual Life
$11.52 – $13.08	11,615	$12.52	1.6 years
$13.09 – $16.10	8,066	15.80	2.5 years
$16.11 – $18.49	2,314	17.89	3.3 years
$18.50 – $20.81	23,325	19.00	6.0 years
$20.82 – $22.14	33,354	21.71	4.8 years
Total	78,674	$18.83	4.4 years

ASC Topic 718 also requires that the tax benefit from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options and shares purchased under the Employee Stock Purchase Plan (“ESPP”) in excess of the tax benefit from the compensation expense recorded for those options be included in the Consolidated Statements of Cash Flows as a cash inflow from financing activities.  No tax benefit was recorded for the years ended December 31, 2009, 2008 and 2007, as there were no such exercises or dispositions during those years.

NOTE 3 – INVESTMENT SECURITIES AVAILABLE FOR SALE

Mortgage-backed securities at December 31, 2008, have been reclassified to conform to the financial statement footnote presentation at December 31, 2009.  At December 31, 2009, mortgage-backed securities are reported in two categories, (i) U.S. agency mortgage-backed securities and (ii) private issuer mortgage-backed securities, whereas, previously they were reported as one category.  The reclassifications had no effect on the consolidated financial statements.

The amortized cost and fair value of investment securities are presented in the table below as of December 31, 2009 (in thousands).  The unrealized gains (losses) for these investment securities have been recorded in accumulated other comprehensive income (loss), net of related tax (benefit) expense.  The amortized cost of the private issuer mortgage-backed securities and corporate securities reflect cumulative reductions for other-than-temporary impairment charges of $1,191,000 and $2,097,000, respectively.  During 2009, other-than-temporary impairment charges on the private issuer mortgage-backed securities were adjusted accordingly for the cumulative effect of ASC Topic 320, “Investments – Debt and Equity Securities”, as discussed on page 21 under the section “Other-Than-Temporary Impairment of Investment Securities”.

	At December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Agency Mortgage-Backed Securities	$53,752	$26	$(384)	$53,394
Private Issuer Mortgage-Backed Securities	2,468	170	–	2,638
Obligations of State and Political Subdivisions	4,016	–	(201)	3,815
Corporate Securities	535	96	–	631
Equity Securities	71	8	(11)	68
Total Investment Securities	$60,842	$300	$(596)	$60,546

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The amortized cost and fair value of investment securities are presented in the table below as of December 31, 2008 (in thousands).  The amortized cost of the private issuer mortgage-backed securities and corporate securities reflect cumulative reductions for other-than-temporary impairment charges of $1,290,000 and $800,000, respectively.
	At December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Agency Mortgage-Backed Securities	$55,693	$661	$(104)	$56,250
Private Issuer Mortgage-Backed Securities	3,453	–	(234)	3,219
Obligations of U.S. Government Agencies	3,379	17	–	3,396
Corporate Securities	1,481	6	(269)	1,218
Equity Securities	227	42	(63)	206
Total Investment Securities	$64,233	$726	$(670)	$64,289

Investment securities carried at fair value of $57,209,000 and $59,646,000 at December 31, 2009 and 2008, respectively, were pledged to secure public and government entity deposits, trust deposits, and for providing collateral for the Bank’s borrowing availability at the Federal Reserve Bank.

The amortized cost and fair value of investment securities at December 31, 2009 and 2008, by contractual maturity, are presented below (in thousands).  Expected maturities will differ from contractual maturities.  Borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009
	Amortized Cost	Fair Value
Obligations of U.S. Government Agencies, Obligations of State and Political Subdivisions and Corporate Securities:
Due in One Year or Less	$–	$–
Due After One Year Through Five Years	–	–
Due After Five Years Through Ten Years	–	–
Due After Ten Years	4,551	4,446
	4,551	4,446

U.S. Agency Mortgage-Backed Securities	53,752	53,394
Private Issuer Mortgage-Backed Securities	2,468	2,638
Equity Securities	71	68
Total Investment Securities	$60,842	$60,546

	December 31, 2008
	Amortized Cost	Fair Value
Obligations of U.S. Government Agencies and Corporate Securities:
Due in One Year or Less	$1,514	$1,528
Due After One Year Through Five Years	1,865	1,868
Due After Five Years Through Ten Years	–	–
Due After Ten Years	1,481	1,218
	4,860	4,614

U.S. Agency Mortgage-Backed Securities	55,693	56,250
Private Issuer Mortgage-Backed Securities	3,453	3,219
Equity Securities	227	206
Total Investment Securities	$64,233	$64,289

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The following tables present gross unrealized losses and fair value of investment securities that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008 (in thousands):
	At December 31, 2009
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Agency Mortgage-Backed Securities	$41,565	$(384)	$–	$–	$41,565	$(384)
Obligations of State and Political Subdivisions	3,815	(201)	–	–	3,815	(201)
Equity Securities	–	–	18	(11)	18	(11)
Temporarily Impaired Securities	$45,380	$(585)	$18	$(11)	$45,398	$(596)

	At December 31, 2008
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Agency Mortgage-Backed Securities	$15,954	$(102)	$73	$(2)	$16,027	$(104)
Private Issuer Mortgage-Backed Securities	–	–	1,863	(234)	1,863	(234)
Corporate Securities	476	(269)	–	–	476	(269)
Equity Securities	69	(42)	26	(21)	95	(63)
Temporarily Impaired Securities	$16,499	$(413)	$1,962	$(257)	$18,461	$(670)

Debt securities include mortgage-backed securities, obligations of state and political subdivisions, obligations of U.S. Government agencies and corporate securities.  At December 31, 2009, there were twenty-seven debt securities with unrealized losses of $585,000 that amounted to 1.3% of their amortized cost, as compared to December 31, 2008, when there were twenty-three debt securities with unrealized losses of $607,000 that amounted to 3.2% of their amortized cost.  Management believes that the unrealized losses reflect temporary declines primarily due to changes in interest rates subsequent to the acquisition of specific securities.  These temporary declines have been provided for in other comprehensive (loss) income.  Subsequent to December 31, 2009, all of the obligations of state and political subdivisions were sold, and as a result of positive market interest movements, no losses were recognized on these securities.

Equity securities held are comprised primarily of common stock holdings in other financial institutions.  The market values include net unrealized losses of $11,000 at December 31, 2009.  Union National has the ability and intent to hold these investments for a reasonable period of time sufficient for each security to increase to Union National’s cost.  Union National does not consider these investments to be other-than-temporarily impaired at December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

For the years ended December 31, 2009, 2008 and 2007, Union National received gross proceeds of $197,637,000, $42,463,000 and $95,514,000, respectively, on the sale of investment securities.  The following tables present information related to the realized gains and losses on the sales of investment securities, and losses recognized on the other-than-temporary impairment of investment securities, for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31, 2009
	Gross Realized Gains	Gross Realized Losses	Other-than- Temporary Impairment Losses	Net Gains (Losses)
U.S. Agency Mortgage-Backed Securities	$1,685	$(71)	$–	$1,614
Private Issuer Mortgage-Backed Securities	–	–	(645)	(645)
Obligations of U.S Government Agencies	140	(24)	–	116
Obligations of State and Political Subdivisions	134	(4)	–	130
U.S. Treasuries	19	–	–	19
Corporate Securities	–	–	(859)	(859)
Equity Securities	17	(55)	–	(38)
Total	$1,995	$(154)	$(1,504)	$337

	Year Ended December 31, 2008
	Gross Realized Gains	Gross Realized Losses	Other-than- Temporary Impairment Losses	Net Gains (Losses)
Obligations of U.S. Government Agencies	$160	$(13)	$–	$147
U.S. Agency Mortgage-Backed Securities	159	(50)	–	109
Private Issuer Mortgage-Backed Securities	1	–	(852)	(851)
Corporate Securities	9	(62)	(438)	(491)
Equity Securities	60	(12)	–	48
Total	$389	$(137)	$(1,290)	$(1,038)

	Year Ended December 31, 2007
	Gross Realized Gains	Gross Realized Losses	Other-than- temporary Impairment Losses	Net Gains (Losses)
Obligations of U.S. Government Agencies	$9	$(30)	$–	$(21)
U.S. Agency Mortgage-Backed Securities	108	(552)	–	(444)
Private Issuer Mortgage-Backed Securities	–	(48)	–	(48)
Obligations of State and Political Subdivisions	718	(45)	–	673
Corporate Securities	30	(141)	(800)	(911)
Equity Securities	40	–	–	40
Total	$905	$(816)	$(800)	$(711)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Other-Than-Temporary Impairment of Investment Securities
In determining fair value and assessing the potential for OTTI of investment securities  as of December 31, 2009, Union National management primarily considered the following accounting principles and guidance from the Accounting Standards Codification (“ASC”): (i) ASC Topic 320, “Investments – Debt and Equity Securities”, and (ii) ASC Topic 820, “Fair Value Measurements and Disclosures”.  Additionally, management considered SEC guidance including (i) SAB Topic 5M, “Miscellaneous Accounting – Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities”, and (ii) additional interpretive guidance SEC Press Release #2008-234, “SEC Office of the Chief Accountant and FASB Staff Clarifications on Fair Value Accounting”.

In order to determine whether unrealized losses in the fair value of investment securities are other-than-temporary, management regularly reviews the entire portfolio of investment securities for possible OTTI, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities has been less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment securities.  In assessing potential OTTI for debt securities, other considerations include (i) whether management intends to sell the security, or (ii) if it is more likely than not that management will be required to sell the security before recovery, or (iii) if management does not expect to recover the entire amortized cost basis.  In assessing potential OTTI for equity securities, consideration is given to management’s intention and ability to hold the securities until recovery of any unrealized losses.

Effective April 1, 2009, the accounting principles and guidance referenced above requires that the credit-related portion of OTTI on debt securities be recognized in earnings, while the noncredit-related portion of OTTI on debt securities not expected by management to be sold be recognized in Other Comprehensive Income (“OCI”).  Management determined that OTTI recorded in the fourth quarter of 2008 against a private-issuer mortgage-backed security, not expected to be sold, had both credit-related and noncredit-related portions of OTTI; however, in 2008, the entire OTTI charge on this security was recognized in earnings.  The noncredit-related portion was determined to be $306,000 pre-tax.  Accordingly, on April 1, 2009, a cumulative effect adjustment was recorded in the after-tax amount of $202,000 to increase retained earnings and decrease unrealized gains (losses) in accumulated other comprehensive income (loss) for the noncredit-related portion of the OTTI recorded in 2008.

The following summarizes the cumulative credit related OTTI charges recognized as components of earnings for investment securities still held at December 31, 2009 (in thousands):

Balance at January 1, 2009	$2,090
Cumulative effect of ASC Topic 320, “Investments – Debt and Equity Securities” adoption - non-credit portion of previous OTTI (pre-tax)	(306)
Additional OTTI taken for credit losses during 2009	1,504
Balance at December 31, 2009	$3,288

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

As of December 31, 2009, Union National maintains five investment securities with recorded impairments.  The fair value of the five impaired investments was $3,269,000 as compared to an original amortized cost of $8,950,000.  The following table provides additional information related to these five investment securities (in thousands):
				At December 31, 2009
	Original Amortized	Investment Rating		Current Amortized	Fair	OTTI
Description of Investment Security	Cost	Original	Current	Cost	Value	Taken

Private Issuer Mortgage-Backed Securities:
Countrywide Alt Ln 2005-83CB A3	$3,018	AAA	CC	$1,214	$1,333	$711
Countrywide Alt Ln 2005-75CB A4	2,932	AAA	CCC	1,254	1,305	480
Total Mortgage-Backed Securities	$5,950			$2,468	$2,638	$1,191

Corporate Securities:
InCaps Funding II Senior Note	$1,000	A-	BB	$279	$322	$631
InCaps Funding II Junior Note	1,000	BBB	B	256	309	530
USCap Funding V	1,000	BBB	C	–	–	936
Total Corporate Securities	$3,000			$535	$631	$2,097

Total Securities with OTTI	$8,950			$3,003	$3,269	$3,288

As discussed more thoroughly in Note 20 – Fair Value of Assets and Liabilities and Fair Value of Financial Instruments, the fair value of these investment securities was determined by calculating the net present value of the expected future cash flows of each security, with qualitative risk-adjusted discounting for potential credit risks and nonperformance in the underlying issuers, and market sector illiquidity concerns. In accordance with ASC 820, when an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.  Management’s judgment was that, as of December 31, 2009, the facts and circumstances indicated significant illiquidity and an inactive market for these types of investments when other relevant observable inputs were not available; therefore, expected cash flows were used as a reasonable basis in determining the fair value of the corporate investment securities.  Prior to September 30, 2008, management used other observable inputs to determine the fair value of the corporate investment securities including broker indicated prices and quoted prices in limited trading activity of the issuances.

During 2009, four of the Bank’s five private-issuer securities were downgraded to below investment grade (one private-issuer security was downgraded to below investment grade in 2008).  Accordingly, the Bank recorded $1,504,000 of other-than-temporary impairment charges in 2009 including (i) $859,000 related to three corporate securities supported primarily by obligations from other financial industry entities, and (ii) $645,000 related to two private issuer mortgage-backed securities not guaranteed by the U.S. government.  During 2008, Union National recorded $1,290,000 of other-than-temporary investment impairment charges related to two securities, including the private-issuer security that was downgraded to below-investment-grade in 2008, and a corporate security.  Management determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary and credit related, requiring the write-down and related impairment charge to earnings.  For the securities with impairment charges recorded, interest income payments received subsequent to impairment are fully applied to principal further reducing the amortized cost of these investments.

Subsequent to December 31, 2009, Union National sold one of the previously impaired corporate securities (InCaps Funding II Senior Note) for $277,000.   At the time of the sale, the amortized cost was $272,000, which resulted in a $5,000 gain that was recorded on the sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 4 – LOANS AND LEASES

At December 31, 2009 and 2008, loans and leases outstanding consisted of the following (in thousands):

	At December 31,
	2009		2008
Real Estate Mortgages
First and Second Residential	$112,535	33%	$127,636	35%
Commercial and Industrial	120,610	36	121,619	34
Construction and Land Development	21,970	6	24,757	7
Agricultural	28,099	8	27,485	8
Commercial and Industrial	37,410	11	35,061	10
Consumer, Net of Unearned Income	5,854	2	7,172	2
Agricultural	4,464	1	3,588	1
Political Subdivisions	5,764	2	6,553	2
Lease Financing Receivables, Net of Unearned Income	1,929	1	3,792	1
Other	639	0	617	0
Total Loans and Leases	$339,274	100%	$358,280	100%

The Bank grants commercial loans and leases, and residential and consumer loans to customers primarily located in Lancaster County, Pennsylvania.  Although the Bank has a diversified loan and lease portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.  At December 31, 2009, the Bank had $72,287,000 of loans specifically pledged to the FHLB for providing collateral on FHLB long-term debt.

Loans and leases include the net investment in direct lease financing receivables, determined as follows (in thousands):

	At December 31,
	2009	2008
Minimum Lease Payments Receivable	$1,747	$3,834
Residual Values	343	432
Unearned Income	(161)	(474)
Total Leases	$1,929	$3,792

The allowance for uncollectible lease payments, included in the allowance for credit losses, was $68,000 and $149,000 at December 31, 2009 and 2008, respectively.  Net charge-offs of direct lease financing receivables was $93,000 and $163,000 in 2009 and 2008, respectively.

Minimum future rentals on noncancelable financing leases as of December 31, 2009, are as follows (in thousands):

December 31, 2009
2010	$996
2011	485
2012	189
2013	66
2014	11
Thereafter	–
$1,747

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Nonperforming assets at December 31, 2009 and 2008 consisted of the following (in thousands):

	At December 31,
	2009	2008
Nonaccruing Loans and Leases	$8,034	$3,271
Accruing Loans – 90 Days or More Past Due	506	1,685
Total Nonperforming Loans and Leases	8,540	4,956
Other Real Estate Owned	5,383	–
Repossessed Assets	436	479
Total Nonperforming Assets	$14,359	$5,435

Following is a summary of impaired loan and lease data at December 31, 2009, 2008 and 2007 (in thousands):
	At December 31,
	2009	2008	2007
Impaired Loans and Leases with a Related Allowance for Credit Losses	$5,916	$5,058	$1,814
Impaired Loans and Leases without a Related Allowance for Credit Losses	2,799	4,302	822
Total Impaired Loans and Leases	$8,715	$9,360	$2,636

Related Allowance for Credit Losses	$1,458	$1,499	$380
Average Outstanding Balance for the Year	8,731	6,446	2,993
Recognized Interest Income on Impaired Loans	605	705	21

Loans to certain directors and principal officers of Union National, including their immediate families and companies in which they are principal owners (more than 10%), amounted to $3,255,000 at December  31, 2009.  Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral requirements, and do not represent more than a normal risk of collection.  Transactions on these loans for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Balance, Beginning of Year	$4,386	$3,499
Additions	54	1,467
Deletions	(1,185)	(580)
Balance, End of Year	$3,255	$4,386

NOTE 5 – ALLOWANCE FOR CREDIT LOSSES

An analysis of changes in the allowance for credit losses for the years ended December 31, 2009, 2008 and 2007 is as follows (dollars in thousands):
	2009	2008	2007
Allowance for Credit Losses, Beginning of Year	$4,358	$3,675	$3,070
Charge-Offs	(1,189)	(364)	(637)
Recoveries	62	20	5
Net Charge-Offs	(1,127)	(344)	(632)
Addition to Provision for Credit Losses	2,627	1,027	1,237
Allowance for Credit Losses, End of Year	$5,858	$4,358	$3,675

Total Gross Loans and Leases at End of Year	$339,274	$358,280	$364,337
Ratio of Allowance for Credit Losses to Total Loans and Leases	1.73%	1.22%	1.01%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 6 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

	At December 31,
	2009	2008
Buildings and Improvements	$10,814	$10,603
Furniture, Fixtures & Equipment	9,024	8,852
Leasehold Improvements	1,470	1,470
Land	1,168	1,168
Land Improvements	1,100	1,085
Construction and Development	–	101
Subtotal	23,576	23,279
Less: Accumulated Depreciation	(12,173)	(11,191)
Premises and Equipment - Net	$11,403	$12,088

For the years ended December 31, 2009, 2008 and 2007, depreciation expense on premises and equipment was $1,058,000, $1,093,000 and $1,078,000, respectively.

Union National has entered into a number of arrangements that are classified as operating leases.  The operating leases are for several branch and office locations.  The majority of the operating leases are renewable at Union National’s option.  Future minimum rental and sublease payments under terms of noncancelable operating lease and sublease agreements, including certain amounts which are payable to a related party, as of December 31, 2009, are as follows (in thousands):

	Lease Obligations	Sublease Income	Net Lease Obligations	Obligations to Related Party
2010	$648	$287	$361	$197
2011	693	299	394	229
2012	699	282	417	250
2013	692	150	542	382
2014	591	153	438	379
Thereafter	3,532	600	2,932	2,900
	$6,855	$1,771	$5,084	$4,337

Net rent expense from continuing operations consisted of the following (in thousands):

	For the Year Ended December 31,
	2009	2008	2007
Rental Expense	$845	$755	$1,184
Sublease Rental Income	(316)	(225)	(28)
Net Rental Expense	$529	$530	$1,156

Net rental payments to a related party were $208,000, $282,000, and $473,000, for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 7 – DEPOSITS

Union National’s deposits at December 31, 2009 and 2008 consisted of the following (in thousands):

	December 31,
	2009	2008
Noninterest-Bearing Demand	$54,331	$46,875
Money Market and NOW	134,600	120,762
Savings	23,526	22,087
Certificates of Deposit	192,308	193,853
Total Deposits	$404,765	$383,577

Scheduled maturities of certificates of deposit (time deposits) at December 31, 2009 are as follows (in thousands):

December 31,
2009
2010	$117,543
2011	49,991
2012	13,744
2013	6,299
2014	4,650
Thereafter	81
Total Certificate of Deposits	$192,308

Total certificates of deposit included $6,572,000 and $12,278,000 of brokered CDs outstanding at December 31, 2009 and 2008, respectively.  Certificates of deposit in denominations of $100,000 or more amounted to $63,183,000 and $52,822,000 at December 31, 2009 and 2008, respectively.  The maturities of certificates of deposit in denominations of $100,000 or more at December 31, 2009, are as follows (in thousands):

December 31,
Maturity	2009
3 months or less	$12,115
3 - 6 months	10,069
6 - 12 months	10,869
Over 12 months	30,130
Total CDs of $100,000 or more	$63,183

Interest expense on deposits was $8,394,000, $9,470,000 and $10,790,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 8 – SHORT-TERM BORROWINGS

There were no short-term borrowings outstanding as of December 31, 2009 and 2008.  There were no short-term borrowings outstanding at any month end during 2009.  For 2008, short-term borrowings had an average outstanding balance of $9,090,000 with a weighted-average interest rate of 2.31%.  The highest balance outstanding at a month-end was $23,478,000.  For 2007, short-term borrowings had an average outstanding balance of $6,025,000 with a weighted-average interest rate of 4.96%.  The highest balance outstanding at a month-end was $8,223,000.

Union National has a line of credit with a correspondent bank amounting to $7,000,000 for overnight federal funds borrowings, none of which was outstanding at December 31, 2009, 2008 or 2007.

Union National also has the ability to borrow overnight funds through the Federal Reserve discount window, which amounted to $14,839,000 at December 31, 2009.  The Federal Reserve borrowing capacity is collateralized by $15,151,000 of investment securities at December 31, 2009.  Union National did not have the ability to borrow any overnight funds through the Federal Reserve at December 31, 2008.

At December 31, 2008, Union National had an agreement with the FHLB, for a line of credit available in the amount of $15,000,000, none of which was outstanding at December 31, 2008 or 2007.  As a result of the formal agreement entered into with the Office of the Comptroller of the Currency (“OCC”) during 2009 (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies), the $15,000,000 line of credit is no longer available without Union National providing collateral to the FHLB.  Union National did not pledge collateral to the FHLB for short-term borrowings at December 31, 2009.

In 2007, Union National offered a secured short-term investment program for certain corporate customers consisting of overnight repurchase agreements that were secured by designated investment securities of the Bank.  This program was discontinued in 2008.

Interest expense on short-term borrowings was $210,000 and $299,000 for the years ended December 31, 2008 and 2007, respectively.  For the year ended December 31, 2009, interest expense on short-term borrowings was less than $1,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 9 – LONG-TERM DEBT

Maturities of long-term debt are as follows as of December 31, 2009 and 2008 (dollars in thousands):

	December 31, 2009		December 31, 2008
	Amount	Rate	Amount	Rate
FHLB Fixed Rate Advances:
2010	$2,500	4.67%	$9,500	4.67%
2012	10,834	4.31	10,834	4.31

FHLB Convertible Fixed-Rate Advances:
2010	10,000	5.55	20,000	5.70
2011	10,000	5.23	10,000	5.23
Total	$33,334	4.98%	$50,334	5.11%

FHLB advances are collateralized by a security agreement covering qualifying loans and unpledged treasury, agency and mortgage-backed securities.  At December 31, 2009, the Bank had $72,287,000 of loans specifically pledged to the FHLB for providing collateral on FHLB advances.  In addition, FHLB advances are secured by FHLB stock owned by Union National with a carrying amount of $3,298,000 at December 31, 2009 and 2008.

Membership in the FHLB provides us with additional liquidity alternatives such as short- or long-term funding on fixed- or variable-rate terms.  However, as a result of the formal agreement entered into in 2009 with the OCC (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies), (i) the Bank’s borrowing capacity has been reduced to the current outstanding balance, (ii) the Bank has delivered collateral to the FHLB to support the current outstanding balance owed to the FHLB and (iii) any future advances are contingent upon additional collateral delivery to the FHLB. As of December 31, 2009, long-term debt outstanding was $33,334,000.  All FHLB long-term advances are subject to prepayment penalties, which vary based upon current market interest rates.  At December 31, 2009, $20,000,000 of the FHLB long-term debt advances are convertible fixed-rate advances, which allow the FHLB the periodic option to convert to an adjustable-rate advance at the three-month London Interbank Offered Rate (“LIBOR”) plus .10% to .20%.  Upon the FHLB’s conversion, the Bank has the option to repay the respective advances in full without prepayment.

At December 31, 2008 (prior to the formal agreement with the OCC), total long-term advances outstanding were $50,334,000 from our available maximum borrowing capacity with the FHLB of $101,087,000, with $50,753,000 of borrowing capacity available, including a $15,000,000 line of credit.

Interest expense on long-term debt was $2,054,000, $2,795,000 and $3,652,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 10 – DERIVATIVE FINANCIAL INSTRUMENTS

Union National had no derivatives at December 31, 2009, 2008 and 2007.  Derivatives were used in 2007.  For asset/liability management purposes, Union National has used interest rate cap and collar agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.  Such derivatives used in the past as part of the asset/liability management process were linked to specific assets or liabilities and had high correlation between the contract and the underlying item being hedged both at inception and throughout the hedge period.  These transactions involved both credit and market risk.  The notional amounts are amounts on which calculations, payments, and the value of the derivative are based.  Notional amounts do not represent direct credit exposures.  Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

Union National records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depended on the intended use of the derivative and the resulting designation.  Derivatives used to hedge Union National’s exposure to variability in expected future cash flows, or other types of forecasted transactions, were designated as cash flow hedges.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative was initially reported in other comprehensive income (loss) and subsequently reclassified to earnings when the underlying hedged transaction affects earnings.  The ineffective portion of changes in the fair value of the derivative was recognized directly in earnings.

NOTE 11 – JUNIOR SUBORDINATED DEBENTURES

Union National had three issuances of junior subordinated debentures, totaling $17,341,000, outstanding as of both December 31, 2009 and 2008.

On July 28, 2006, the Bank issued $6,000,000 of subordinated debentures due September 15, 2021 with a five-year initial fixed rate of 7.17%, and then an annual coupon rate, reset quarterly, based on three-month LIBOR plus 1.65%.

In December 2003, Union National Capital Trust I (“UNCT I”) issued $8,248,000 of floating-rate debentures due January 23, 2034, of which $248,000 is related to Union National’s capital contribution.  UNCT I provides for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.85%.  The coupon rate was 3.13% and 6.32% at December 31, 2009 and 2008, respectively.

In October 2004, Union National Capital Trust II (“UNCT II”) issued $3,093,000 of debentures due November 23, 2034, of which $93,000 is related to Union National’s capital contribution.  UNCT II provides for quarterly distributions at a variable annual coupon rate that is reset quarterly, based on three-month LIBOR plus 2.00%. The coupon rate was 2.27% and 4.15% at December 31, 2009 and 2008, respectively.

All of the junior subordinated debentures are callable at Union National’s option beginning at five years from the date of issuance.  These debentures do not have to be called in full.  UNCT I became callable in December 2008, UNCT II became callable in October 2009, and the Bank’s junior subordinated debenture will become callable in July 2011.  All three issuances of junior subordinated debentures qualify as a component of risk-based capital for regulatory purposes.  For additional information related to Federal Reserve pre-approval requirements related to payments on UNCT I and UNCT II, refer to Note 15 - Regulatory Restrictions.

Interest expense on junior subordinated debentures was $838,000, $1,104,000 and $1,268,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 12 – EMPLOYEE BENEFITS

401(k) Profit-Sharing Plan
Union National has a 401(k) profit-sharing plan that covers substantially all full-time employees.  This plan allows employees to contribute a portion of their salaries and wages to the plan.  The Bank may elect to make discretionary contributions to the plan. The plan provides for the Bank to match a portion of employee-elected salary deferrals, subject to certain percentage maximums of their salaries and wages.  Union National’s expense relative to its profit-sharing plan amounted to $48,000, $166,000, and $187,000 for the years ended December 31, 2009, 2008 and 2007, respectively.  During the second quarter of 2009, Union National changed the 401(k) profit-sharing plan to suspend the employee match, which resulted in a decrease of expense for the year ended December 31, 2009 as compared to the years ended December 31, 2008 and 2007.

Employee Stock Purchase Plan
In 2009, Union National established an Employee Stock Purchase Plan (“ESPP”).  The ESPP is a company-run program in which participating employees can purchase shares of Union National stock at a 15% discounted price.  Employees contribute to the plan through payroll deductions, which accumulate until the shares are purchased.  On a quarterly basis, the accumulated funds are used to purchase shares of Union National stock on behalf of the participating employees.  The difference between the market price and the purchase price for participants (the 15% discount) is recognized as expense in the Consolidated Statements of Operations in salaries, wages and employee benefits.  Union National’s expense relative to its ESPP was $7,000 for the year ended December 31, 2009.  There was no expense recognized for the years ended December 31, 2008 and 2007, as the plan was not established until 2009.

Stock Option Plan
Union National has two stock option plans, one plan for its employees and one plan for its independent directors.  These plans are discussed separately in Note 2 – Stocked-Based Compensation.

Salary Continuation Plan
Union National has a salary continuation agreement with its Chairman/CEO/President.  This is an unfunded plan that provides for target retirement benefits beginning at age 62.  The agreement also provides for benefits in the event of the disability or death of the participant, the termination of employment of the participant, or a change in control of Union National.  At December 31, 2009 and 2008, Union National’s total accrued liability under this agreement was $403,000 and $290,000, respectively. Total expenses related to this liability and related insurance costs as provided for in the agreement amounted to $113,000, $59,000, and $69,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 13 - INCOME TAXES

ASC Topic 740, “Income Taxes” requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  ASC Topic 740 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  ASC Topic 740 was adopted by Union National retroactive to January 1, 2007.  As a result of Union National’s adoption, no significant income tax uncertainties were identified; therefore, Union National recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2009, 2008 and 2007.  Union National’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Operations.

The net deferred tax asset consisted of the following components as of December 31, 2009 and 2008 (in thousands):
	At December 31,
	2009	2008
Deferred Tax Assets:
Allowance for Credit Losses	$1,992	$1,482
Recoverable Alternative Minimum Taxes	804	804
Income Tax Credit Carryforward	502	515
Impairment Charges on Investment Securities	961	806
Unrealized Losses on Investment Securities Available for Sale	101	–
Other	270	280
Total Deferred Tax Assets	4,630	3,887

Deferred Tax Liabilities:
Deferred Net Loan Fees	(61)	(57)
Depreciation	(415)	(452)
Prepaid Expenses	(130)	(91)
Mortgage Servicing Assets and Credit Enhancement Fees Receivable	(16)	(29)
Leasing	(585)	(572)
Unrealized Gains on Investment Securities Available for Sale	–	(19)
Other	(37)	(10)
Total Deferred Tax Liabilities	(1,244)	(1,230)
Net Deferred Tax Asset	$3,386	$2,657

At December 31, 2009, Union National had no valuation allowance established against its deferred tax assets as management believes Union National will generate sufficient future taxable income to fully utilize all net operating loss carryforwards and AMT tax credits.

An analysis of income tax expense included in the Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007, is as follows (in thousands):

	Years Ended December 31,
	2009	2008	2007

(Tax Benefits Receivable) Tax Currently Payable	$(193)	$1,284	$(413)
Deferred Income Tax Benefit	(609)	(1,472)	(8)
Benefit from Income Taxes	$(802)	$(188)	$(421)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The reasons for the difference between the benefit from income taxes and the amount computed by applying the statutory federal income tax rate to (loss) income before income taxes for the years ended December 31, 2009, 2008 and 2007, are as follows (dollars in thousands):

	Years Ended December 31,
	2009	2008	2007

(Loss) Income Before Income Taxes	$(1,517)	$256	$(109)
Statutory Tax Rate	34.0%	34.0%	34.0%

Federal Tax at Statutory Rate	(516)	87	(37)

Tax Benefits From:
Tax-Exempt Income, Net of Disallowed Interest Expense	(146)	(132)	(267)
Earnings from Bank-Owned Life Insurance	(147)	(149)	(145)
Income Tax Credits	–	–	(38)
Other	7	6	66
Benefit from Income Taxes	$(802)	$(188)	$(421)

Income tax credit carryforwards will begin to expire in 2020 and income tax credits are recognized as earned.  There were no income tax credits earned for the years ended December 31, 2009 and 2008.  There was $38,000 of income tax credits earned for the year ended December 31, 2007.

Years that remain open for potential review by the Internal Revenue Service are 2006 through 2008.

NOTE 14 – COMMITMENTS, GUARANTEES AND CONTINGENCIES

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
	At December 31,
	2009	2008
Financial Instruments Whose Contract Amounts Represent Credit Risk:
Commitments to Extend Credit	$1,499	$800
Unused Portion of Home Equity, Personal and Overdraft Lines	43,674	43,259
Other Unused Commitments, Principally Commercial Lines of Credit	59,419	60,374
Standby Letters of Credit	6,199	5,474
Total Commitments and Guarantees	$110,791	$109,907

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  These letters of credit are issued primarily to support public and private borrowing arrangements and have terms of less than two years.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan advances to customers.  The contract amounts of letter of credit instruments reflect the exposure to credit loss in the event of nonperformance.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Based on the creditworthiness of the borrowers, Union National had unsecured letters of credit outstanding that totaled $411,000 and $555,000 at December 31, 2009 and 2008, respectively.  Management believes that the proceeds obtained through a liquidation of collateral on secured letters of credit would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The amount of the liability as of December 31, 2009 and 2008, for guarantees under standby letters of credit issued is not considered to be material.

The Bank occasionally sells residential mortgage loans to the FHLB of Pittsburgh under an agreement that includes a maximum credit enhancement liability of $815,000.  The Bank may be required to pay the FHLB if realized losses on any of the sold mortgages exceed the amount held in a spread account at the FHLB funded annually at 0.04% of the outstanding balance of loans sold.  The Bank’s historical losses on residential mortgages have been lower than the amount being funded to the spread account.  As such, Union National does not anticipate recognizing any losses and accordingly, has not recorded a liability for the credit enhancement.  As compensation for the credit enhancement, the FHLB is paying Union National monthly at an annual rate of 0.10% on the outstanding loan portfolio balance.  The Bank records credit enhancement fees receivable based upon the present value of estimated future cash flows as loans are sold.  The credit enhancement fees receivable, which amounted to $14,000 at December 31, 2009 and $26,000 at December 31, 2008, are included in other assets on the Consolidated Statements of Financial Condition and are amortized as principal is received on loans sold.

Effective July 1, 2008, the Bank joined a health care expense management consortium with other Pennsylvania banks.  The purpose of the consortium is to pool the risks of covered groups of employees, and to provide effective claims-based expense management, administrative efficiencies, and use of high-dollar claim stop loss insurance coverage, to reduce the overall health care costs to the consortium member banks, while maintaining high quality coverage for employees.  Through December 31, 2009, the Bank’s payments to the consortium to cover estimated claims expenses, administrative expenses, and stop loss insurance premiums exceeded the actual processed expenses by $312,000.  However, the Bank reduced the amount of this prepaid benefit by a contingent reserve of $63,000 reflecting an actuarial estimate by the consortium of the Bank’s unpaid claim liability as of December 31, 2009 to include potential (i) unreported claims, (ii) reported but unprocessed claims, and (iii) processed but unpaid claims, related to both medical and drug coverage.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 15 - REGULATORY RESTRICTIONS

The Bank is required to maintain reserves, in the form of cash and balances with the FRB, against its deposit liabilities.  The average amount of required reserves was approximately $7,201,000 and $6,135,000 during 2009 and 2008, respectively.

The Bank is also subject to certain restrictions in connection with the payment of dividends.  National banking laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the Bank for that year (as defined)  combined with the Bank’s retained net operating results for the preceding two calendar years.  Under this formula, the Bank’s retained net operating results for the preceding two calendar years was ($189,000).  In 2010, the Bank may declare dividends to the parent company, Union National, an amount equal to the net profits of the Bank in 2010 less $189,000, up to the date of any such dividend declaration.

Additionally, on January 28, 2010, Union National entered into an informal Memorandum of Understanding with the FRB.  The Memorandum of Understanding, which is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, requires, among other things, Union National to seek prior approval by the FRB before Union National (i) declares or pays dividends to shareholders, (ii) distributes interest, principal or other sums on UNCT I and UNCT II junior subordinated debentures, and (iii) incurs, increases or guarantees any additional debt.  Subsequent to December 31, 2009, the FRB did approve the quarterly interest payments for the first quarter of 2010 on the UNCT I and UNCT II junior subordinated debentures and the preferred stock dividend payments.

Bank regulatory authorities in the United States issue risk-based capital standards.  These capital standards relate a bank’s capital to the risk profile of its assets and provide the basis by which all banks are evaluated in terms of its capital adequacy.  Union National and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union National and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Union National and the Bank to maintain minimum amounts and ratios (set forth below) of Tier 1 capital to average assets and of total capital (as defined in the regulations) to risk-weighted assets.

As of December 31, 2009 and 2008, Union National and the Bank exceeded the current regulatory requirements to be considered a quantitatively “well capitalized” financial institution, i.e. a leverage ratio exceeding 5%, Tier 1 risk-based capital exceeding 6%, and total risk-based capital exceeding 10%.

In addition to the above requirements, effective September 30, 2009, the OCC established individual minimum capital requirements for the Bank (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies). The specific capital requirements established for the Bank were 8% for Tier 1 Capital to Average Total Assets, 9.5% for Tier 1 Capital to Risk-Based Assets, and 12% for Total Capital to Risk-Based Assets.  At December 31, 2009, the Bank’s measure of Tier 1 Capital to Average Total Assets was 8.31%, Tier 1 Capital to Risk-Based Assets of 9.69% and Total Capital to Risk-Based Assets of 12.37%.  At December 31, 2009, all three ratios exceeded the respective individual minimum capital requirements established by the OCC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Union National and the Bank’s regulatory capital levels as of December 31, 2009 and 2008 are as follows (dollars in thousands):
	Actual		Minimum Required For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio (1)	Amount	Ratio

Union National Financial Corporation
December 31, 2009:
Tier 1 (leverage) capital	$42,036	8.52%	$19,744	4.00%	N/A	N/A
Tier 1 risk-based capital	42,036	9.93	16,929	4.00	N/A	N/A
Total risk-based capital	53,825	12.72	33,858	8.00	N/A	N/A

December 31, 2008:
Tier 1 (leverage) capital	$40,982	8.44%	$19,414	4.00%	N/A	N/A
Tier 1 risk-based capital	40,982	10.03	16,340	4.00	N/A	N/A
Total risk-based capital	52,092	12.75	32,680	8.00	N/A	N/A

Union National Community Bank
December 31, 2009:
Tier 1 (leverage) capital	$40,910	8.31%	$19,686	4.00%	$24,608	5.00%
Tier 1 risk-based capital	40,910	9.69	16,881	4.00	25,322	6.00
Total risk-based capital	52,194	12.37	33,762	8.00	42,203	10.00

December 31, 2008:
Tier 1 (leverage) capital	$40,601	8.41%	$19,306	4.00%	$24,133	5.00%
Tier 1 risk-based capital	40,601	9.97	16,292	4.00	24,438	6.00
Total risk-based capital	50,959	12.51	32,584	8.00	40,731	10.00

(1)
The OCC requires the Bank to meet higher individual minimum capital ratios effective September 30, 2009 (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies).

Included in Tier 1 regulatory capital of Union National is $10,510,000 of trust capital securities issued through the UNCT I  and UNCT II subsidiaries of Union National.  The balance of these trust capital securities, $490,000, is included in Tier 2 regulatory capital of Union National.  Additionally, included in Tier 2 regulatory capital of the Bank and Union National is $6,000,000 of junior subordinated debentures issued by the Bank.  These securities would become callable if the Federal Reserve makes a determination that trust capital securities can no longer be considered in regulatory capital.

Regulatory capital requirements may be increased in the future.  Union National will closely monitor and evaluate its capital position as the regulatory capital environment changes, and if regulatory capital requirements are changed.

Banking regulations limit the amount of investments, loans, extensions of credit and advances the Bank can make to Union National at any time to 10% of the Bank’s total regulatory capital.  At December 31, 2009, this limitation amounted to approximately $5,219,000. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 16 - RESIDENTIAL MORTGAGE BUSINESS VENTURE

Effective October 31, 2007, Union National management decided to cease operations of Home Team due to the weakening housing market and the related reduction in brokered residential mortgage loan volume.  Accordingly, consolidated operating results for 2009 and 2008 reflected no mortgage brokerage and title insurance income, and no operating expenses, related to Home Team. Consolidated operating results for 2007 included $1,932,000 of mortgage brokerage income, $317,000 of title insurance/settlement income, and $2,572,000 of non-interest expenses, related to Home Team.

NOTE 17 - DE-LEVERAGING AND RESTRUCTURING ACTIVITIES

In 2009, the Bank continued with de-leveraging activities to reduce its cost of funds and improve its net interest margin by using funds from low-interest earning assets to pay down higher-interest long-term debt.  The Bank prepaid $17,000,000 of FHLB advances, which had a fixed weighted average interest cost of 5.36%, incurring $536,000 of debt prepayment penalties, which were included in other non-interest expense.  At December 31, 2009, the balance of long-term debt was $33,334,000.  During 2009, the Bank also repaid a $5,241,000 brokered CD with an interest cost of 3.90% that matured on October 15, 2009.

In 2008, the Bank prepaid $18,482,000 of FHLB advances, which had a fixed weighted average interest cost of 4.19%, incurring $72,000 of debt prepayment penalties.  At December 31, 2008, the balance of total long-term debt was $50,334,000.  During 2008, the Bank also called and prepaid $16,410,000 of brokered CDs which had a fixed weighted average interest cost of 4.91%.

Union National incurred restructuring charges, consisting of severance and related costs, totaling $717,000 in 2007. There were no restructuring charges in 2009 and 2008.  Union National made cash payments of $223,000 and $494,000 in 2008 and 2007, respectively, related to accrued severance liabilities remaining from the 2007 restructuring activities.  The severance liability was paid in full by December 31, 2008.

NOTE 18 – ENFORCEMENT ACTIONS WITH BANK REGULATORY AGENCIES

Formal Written Agreement with the Office of the Comptroller of the Currency
On August 27, 2009, the Bank, the wholly-owned banking subsidiary of Union National, entered into a formal written agreement (the “Agreement”) with the OCC.  Specifically, the Agreement requires the Bank to (1) establish a compliance committee to monitor and coordinate the Bank’s adherence to the provisions of the Agreement, (2) have the Board of Directors evaluate and monitor executive management performance, (3) update its three year strategic plan in accordance with specific guidelines set forth in the Agreement, (4) update its three year capital program, (5) develop and implement systems to provide for effective loan portfolio management, (6) take action to protect criticized assets and implement a written program to eliminate the basis of criticism of assets criticized by the OCC, (7) strengthen the Bank’s contingency funding plan, (8) implement a written consumer compliance program, and (9) not exceed the level of brokered deposits as of the date of the Agreement without prior OCC approval.

The Agreement supersedes the previous Memorandum of Understanding (“MOU”) entered into between the Bank and the OCC on June 20, 2007.  The Agreement effectively extends several of the provisions under the MOU, including requiring a three year strategic plan and three year capital plan, improving the Bank’s loan portfolio management, implementing an effective risk-based consumer compliance audit program, and establishing a compliance committee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Separate from the Agreement, the OCC has established individual minimum capital requirements for the Bank requiring Tier 1 Capital to Average Total Assets of at least eight percent (8%), Tier 1 Capital to Risk-Based Assets of at least nine and one-half percent (9.5%), and Total Capital to Risk-Based Assets of at least twelve percent (12%) effective beginning September 30, 2009.  These minimum capital ratios are similar to the capital ratio targets agreed to between the Bank and the OCC under the MOU which were Tier I Capital to Average Total Assets of 8%, Tier I Capital to Risk-Based Assets of 9%, and Total Capital to Risk-Based Assets of 12%.  At December 31, 2009, the Bank’s measure of Tier I Capital to Average Total Assets was 8.31%, Tier I Capital to Risk-Based Assets of 9.69% and Total Capital to Risk-Based Assets of 12.37%.  At December 31, 2009, all three ratios exceeded the respective OCC individual minimum capital requirements.  The Bank capital ratios reflect the infusion to the Bank subsidiary of $700,000 of the $1,275,000 proceeds raised in Union National’s preferred stock private placement.

In order to maintain the Bank’s capital levels and to continue to meet the OCC’s individual minimum capital requirement, Union National and the Bank may have to raise additional capital, reduce its assets or both.  If the Bank does not continue to meet the OCC’s requirements, the OCC could subject the Bank to such administrative actions or sanctions as the OCC considers necessary.

Management and the Board of Directors are committed to taking the necessary actions to fully maintain the new minimum capital ratios and address the provisions of the Agreement, and believe that the Bank has already made measurable progress in addressing these requirements.

Memorandum of Understanding with the Federal Reserve Bank
On January 28, 2010, Union National entered into an informal Memorandum of Understanding with the FRB.  Union National is the registered bank holding company that wholly owns the Bank; however, the Bank subsidiary is separately supervised by the Office of the Comptroller of the Currency.  The Memorandum of Understanding, which is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, requires, among other things, Union National to seek prior approval by the FRB before (i) declaring or paying dividends to stockholders, (ii) distributing interest, principal or other sums on UNCT I and UNCT II junior subordinated debentures, and (iii) incurring, increasing or guaranteeing any additional debt. Subsequent to December 31, 2009, the FRB did approve the quarterly interest payments for the first quarter of 2010 on the UNCT I and UNCT II junior subordinated debentures and the preferred stock dividend payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 19 – STOCK ISSUED UNDER PRIVATE PLACEMENT OFFERINGS AND DIVIDEND REINVESTMENT PLAN

Preferred Stock Private Placement Offering
On September 15, 2009, Union National filed with the Pennsylvania Department of State two Statements with Respect to Shares which, effective upon filing, designated two series of preferred stock as “5% Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”), and “6% Non-Cumulative Non-Voting Non-Convertible Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”), and set forth the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock and Series B Preferred Stock.

Sales of Preferred Stock:
Union National has sold shares of its Non-Cumulative Non-Voting Convertible Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), in transactions exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) thereof.

Between September 25, 2009, and December 31, 2009, Union National sold 1,275 shares of its Series A Preferred Stock for total gross proceeds of $1,275,000, which have been offset by issuance costs of $57,000.
As of December 31, 2009, no Series B Preferred stock shares were sold, issued or outstanding.

The following table summarizes the Series A Preferred Stock shares sold and the gross proceeds received through the private placement offering as of December 31, 2009 (dollars in thousands):

Period	Shares	Gross Proceeds
September 25, 2009 – September 30, 2009	700	$700
October 1, 2009 – December 31, 2009	575	575
Total	1,275	$1,275

As of December 31, 2009, none of the 1,275 Series A Preferred Stock Shares issued converted to common stock.

Terms of the Series A Preferred Stock:
Dividends on the Series A Preferred Stock are payable quarterly in arrears if, when, and as declared by Union National’s Board of Directors, at a rate of 5.00% per year on the liquidation preference of $1,000 per share. Dividends, if declared, will be payable quarterly on January 31, April 30, July 31, and October 31 of each year (each a “Dividend Payment Date”) with the first scheduled dividend being January 31, 2010.  For additional information related to Federal Reserve pre-approval requirements related to dividend payments on Preferred Stock, refer to Note 15 - Regulatory Restrictions.  In the case of the dividend payable on the first Dividend Payment Date, such dividend shall be prorated based on the number of days elapsed from the date of purchase to the first Dividend Payment Date over a quarterly dividend period of ninety (90) days.  Dividends on the Series A Preferred Stock are non-cumulative.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Holders of the Series A Preferred Stock may convert their shares into common stock at any time upon approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), if required, at the conversion prices listed below:

Conversion Date:	Conversion Price per Share
September 15, 2009 through September 14, 2010	$4.00
September 15, 2010 through September 14, 2011	$6.25
September 15, 2011 through September 14, 2012	$7.50
September 15, 2012 through September 14, 2013	$8.75
On or After September 15, 2013	$10.00

The Series A Preferred Stock only may be redeemed by Union National, upon approval of the Federal Reserve. If Union National redeems the Series A Preferred Stock on or prior to September 14, 2014, the redemption price will include a premium decreasing over time from 2.5% to 0.5% of the liquidation preference. The holders of the Series A Preferred Stock do not have voting rights except as required by Pennsylvania Business Corporation Law of 1988, as amended.

Common Stock Private Placement Offering
On May 19, 2008, Union National commenced a private placement stock offering for the sale of up to 526,315 unregistered shares of Union National’s common stock, par value $0.25 per share, at $9.50 per share for a maximum aggregate offering price of $4,999,993. There was no minimum offering amount.  Proceeds from the sale of the shares were immediately contributed to the general corporate purposes of Union National including, but not limited to, continuing to meet regulatory capital requirements and increasing the regulatory lending ability of the Bank.  The shares were being offered pursuant to an exemption from registration under Section 3(b) of the Securities Act of 1933 and Rule 505 of SEC Regulation D.  The shares sold were restricted securities for purposes of the United States securities laws and cannot be transferred except under these laws.  The initial private placement offering was for an initial period of six months commencing May 19, 2008.  The Board of Directors of Union National subsequently elected to extend the offering period for the shares until February 17, 2009, at which time the private placement common stock offering expired.

Union National received gross proceeds of $1,635,000 on the private placement common stock offering and issued 172,132 shares.  Issuance costs of $49,000 were offset against the gross proceeds.

Dividend Reinvestment Plan
Union National maintains a Dividend Reinvestment Plan (“DRIP”) for record holders of Union National’s common stock to provide a convenient method of investing cash dividends payable upon their common stock and to provide participants with the opportunity to make voluntary cash payments, from a minimum of $500 to a maximum of $50,000 per calendar quarter, to purchase additional common shares at a 10% discount to the fair market value of the shares on the effective purchase date as defined by the DRIP.  There were no dividends paid by Union National in 2009; however, eligible shareholders made voluntary cash payments totaling $68,000, which were used to purchase 20,840 common shares.  Union National reserved 200,000 common stock shares to be issued under the DRIP, of which, 22,992 shares have been issued as of December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 20 – FAIR VALUE MEASUREMENT OF ASSETS AND LIABILITIES / FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820, “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is not a forced transaction, but rather a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities.

Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.  ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances.  In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy is as follows:

Level 1	-	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	-	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	-	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

ASC Topic 820 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with fair value measurement and disclosure guidance.  Further, ASC Topic 820 clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly, and Union National must evaluate the weight of evidence to determine whether the transactions are orderly. It provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.  The valuation methodologies were applied to all of Union National’s financial assets and financial liabilities carried at fair value, effective January 1, 2008.  In addition, Union National adopted fair value measurement and disclosure guidance for non-financial assets and non-financial liabilities on January 1, 2009.

Securities Available for Sale
Equity securities, comprised mostly of bank stocks, traded on a national securities exchange are reported at fair value using the Level 1 valuation hierarchy because these securities tend to trade frequently, and quoted prices are considered active.  Other equity securities, comprised mostly of bank stocks, traded on the OTC Bulletin Board (“OTCBB”) or privately are reported at fair value using the Level 2 valuation hierarchy because these securities tend to trade infrequently, and quoted prices are not considered active.  Debt securities classified as available for sale are generally reported at fair value utilizing Level 2 inputs.  For these securities, Union National obtained fair value measurements from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Level 3 inputs are for certain corporate investment security positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability.  Such adjustments are generally based on available market evidence.  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent transactions or rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.  As of December 31, 2009, the fair value of securities valued using Level 3 inputs was determined by management by calculating the net present value of the expected future cash flows of each security, with qualitative risk-adjusted discounting for potential credit risks and nonperformance in the underlying issuers, and market sector illiquidity concerns.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The following tables present available-for-sale investment securities measured at fair value on a recurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the hierarchy utilized to measure fair value (in thousands):
	At December 31, 2009
	Level 1	Level 2	Level 3	Total
U.S. Agency Mortgage-Backed Securities	$–	$53,394	$–	$53,394
Private Issuer Mortgage-Backed Securities	–	–	2,638	2,638
Obligations of State and Political Subdivisions	–	3,815	–	3,815
Corporate Securities	–	–	631	631
Equity Securities	13	55	–	68
Total Investment Securities	$13	$57,264	$3,269	$60,546

	At December 31, 2008
	Level 1	Level 2	Level 3	Total
U.S. Agency Mortgage-Backed Securities	$–	$56,250	$–	$56,250
Private Issuer Mortgage-Backed Securities	–	–	3,219	3,219
Obligations of U.S. Government Agencies	–	3,396	–	3,396
Corporate Securities	–	–	1,218	1,218
Equity Securities	74	132	–	206
Total Investment Securities	$74	$59,778	$4,437	$64,289

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements of certain available-for-sale securities using significant unobservable (Level 3) inputs (in thousands):
Available-For-Sale Securities
Beginning Balance at January 1, 2009	$4,437
Payments received (applied to principal), net of accretion	(733)
Total realized and unrealized gains
Included in net income (loss)	(1,504)
Included in other comprehensive income (loss)	1,069
Ending Balance at December 31, 2009	$3,269

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Impaired Loans. Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral.  Collateral values are estimated using Level 3 inputs based upon customized discounting criteria. The valuation allowance (allowance for credit losses) associated with impaired loans was $1,458,000 and $1,499,000 at December 31, 2009 and 2008, respectively.

The balance of loans and leases that were considered to be impaired under GAAP was $8,715,000 and $9,360,000, which consisted of ten and sixteen loan and lease relationships to unrelated borrowers, at December 31, 2009 and 2008, respectively. At December 31, 2009, four of the relationships represented 90% of the total impaired loans and leases of $8,715,000.  The decrease in impaired loans and leases during 2009 was primarily the result of loan pay-offs through the loan workout process as well as charge-offs during the year.  Management continues to diligently monitor and evaluate the existing portfolio, and identify credit concerns and risks, including those resulting from the current weak economy. The measure of impairment is based primarily on the fair value of collateral securing these loans, which is primarily real estate and equipment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Impaired Loans With a Related Allowance.  Union National had $5,916,000 and $5,058,000 of impaired loans and leases with a related allowance for credit losses at December 31, 2009 and 2008, respectively.  These consisted of five and eight loan and lease relationships to unrelated borrowers, with a related allowance for credit losses of $1,458,000 and $1,499,000 at December 31, 2009 and 2008, respectively.  This group of impaired loans and leases has a related allowance due to the probability of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan or lease.  These loans and leases appear to have insufficient collateral and Union National’s principal may be at risk; as a result, a related allowance is necessary to cover future potential losses.

Repossessed Assets.  Assets included in repossessed assets are reported at fair value on a non-recurring basis.  Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of similar assets.

Other Real Estate Owned.  Assets included in other real estate owned are reported at fair value on a non-recurring basis.  Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of properties in the proximate vicinity, and estimated liquidation costs.

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	December 31, 2009
Assets:	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Impaired Loans	$–	$–	$4,458	$4,458
Repossessed Assets	–	–	436	436
Other Real Estate Owned	–	–	5,383	5,383
Total	$–	$–	$10,277	$10,277

	December 31, 2008
Assets:	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Impaired Loans	$–	$–	$3,559	$3,559
Repossessed Assets	–	–	479	479
Other Real Estate Owned	–	–	–	–
Total	$–	$–	$4,038	$4,038

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The estimated fair values of financial instruments as of December 31, 2009 and 2008 are set forth in the table below (in thousands).  The information in the table should not be interpreted as an estimate of the fair value of Union National in its entirety since a fair value calculation is only provided for a limited portion of Union National’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Union National’s disclosures and those of other companies may not be meaningful.

	December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and Cash Equivalents	$43,340	$43,340	$31,837	$31,837
Interest-Bearing Time Deposits in Other Banks	9,229	9,252	1,775	1,838
Investment Securities Available for Sale	60,546	60,546	64,289	64,289
Loans and Leases, Net	333,416	317,459	353,922	354,195
Restricted Investment in Bank Stocks	3,727	3,727	3,703	3,703
Accrued Interest Receivable	1,569	1,569	1,624	1,624
Mortgage Servicing Assets and Credit Enhancement Fees Receivable	48	267	86	285

Liabilities:
Demand and Savings Deposits	212,457	212,457	189,724	189,724
Time Deposits	192,308	194,218	193,853	195,611
Long-Term Debt	33,334	34,798	50,334	52,976
Junior Subordinated Debentures	17,341	17,017	17,341	19,182
Accrued Interest Payable	938	938	1,422	1,422

Off-balance-sheet Items:
Commitments to Extend Credit and Standby Letters of Credit	–	–	–	–

The following methods and assumptions were used by Union National to estimate the fair value of its financial instruments at December 31, 2009 and 2008:

Cash and cash equivalents: The carrying amounts of cash and short-term investments (U.S. Treasury Bills with a maturity of less than 60 days) approximate their fair values.

Interest-bearing time deposits in other banks: The carrying amounts of interest-bearing time deposits in other banks approximate their fair values.  The Bank generally purchases amounts below the insured limit, limiting the amount of credit risk on these time deposits.

Investment securities: The carrying values of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.  For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3).  In the absence of such evidence, management’s best estimate is used.  Management’s best estimate consists of both internal and external support on certain Level 3 investments.  Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Loans and leases: For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying value approximates fair value.  The fair value of other loans and leases are estimated by calculating the present value of future cash flows, discounted at the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

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

Long-term debt: The fair values of long-term debt are estimated using discounted cash flow analyses, based on Union National's incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures: For floating-rate debentures, fair value is based on the difference between current interest rates for similar types of borrowing arrangements and the current coupon rate.  For debentures that are at a fixed rate for a period of time, the fair value is determined using discounted cash flow analyses, based on current interest rates for similar types of borrowing arrangements.

Accrued interest payable: The carrying amount of accrued interest payable approximates its fair value.

Off-balance-sheet instruments: Union National's off-balance-sheet instruments consist of commitments to extend credit, and financial and performance standby letters of credit.  The estimated fair value is based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 21 ─ UNION NATIONAL FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Condensed Statements of Financial Condition
(in thousands)

	December 31,
	2009	2008

Assets
Cash in Bank Subsidiary	$505	$50
Interest-Bearing Deposits in Other Banks	2	3
Cash and Cash Equivalents	507	53

Investment in Subsidiaries	41,063	41,003
Other Equity Investment Securities	68	206
Investments in Limited Partnerships	109	196
Other Assets	1,313	1,338
Total Assets	$43,060	$42,796

Liabilities
Junior Subordinated Debentures	$11,341	$11,341
Other Liabilities	383	661

Stockholders’ Equity	31,336	30,794
Total Liabilities and Stockholders’ Equity	$43,060	$42,796

Condensed Statements of Operations
(in thousands)

	Years Ended December 31,
	2009	2008	2007

Income
Dividends from Subsidiaries	$409	$537	$843
Dividends on Other Equity Investment Securities	3	10	16
Interest on Deposits in Bank Subsidiary	1	1	1
(Loss) Gain on Sale of Securities	(38)	49	40
Management Fees from Bank Subsidiary	42	42	42
Other Income – Insurance Settlement	279	─	─
Total Income	696	639	942

Expense
Interest Expense on Junior Subordinated Debentures	408	673	843
Other Expenses	609	248	269
Total Expenses	1,017	921	1,112

Loss before Income Tax Benefit and Equity in
Undistributed (Loss) Income of Subsidiary	(321)	(282)	(170)

Benefit from Income Taxes	(245)	(274)	(377)
(Loss) Income before Equity in Undistributed (Loss) Income of Subsidiary	(76)	(8)	207

Equity in Undistributed (Loss) Income of Subsidiary	(639)	452	105

Net (Loss) Income	$(715)	$444	$312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Condensed Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2009	2008	2007

Cash Flows from Operating Activities
Net (Loss) Income	$(715)	$444	$312
Adjustments to Reconcile Net Income to Net Cash
Used in Operating Activities:
Equity In Undistributed Loss (Income) of Bank Subsidiary	639	(452)	(105)
Investment Securities Losses (Gains)	38	(49)	(40)
Deferred Income Taxes (Benefit)	13	(274)	(8)
Decrease (Increase) in Other Assets	93	138	(21)
Decrease in Other Liabilities	(278)	(40)	(240)
Stock-Based Compensation Expense	─	─	82
Net Cash Used in Operating Activities	(210)	(233)	(20)

Cash Flows from Investing Activities
Proceeds from Sales of Available for Sale Securities	120	180	49
Investment in Subsidiaries	(742)	(1,585)	─
Net Cash (Used in) Provided by Investing Activities	(622)	(1,405)	49

Cash Flows from Financing Activities
Issuance of Common Stock, Net of Costs	68	1,599	319
Issuance of Preferred Stock, Net of Costs	1,218	─	─
Cash Dividends Paid	─	─	(709)
Acquisition of Treasury Stock	─	─	(6)
Net Cash Provided by (Used in) Financing Activities	1,286	1,599	(396)

Net Increase (Decrease) in Cash and Cash Equivalents	454	(39)	(367)
Cash and Cash Equivalents at Beginning Of Period	53	92	459
Cash and Cash Equivalents at End Of Period	$507	$53	$92

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Union National Financial Corporation (“Union National”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934.  Union National’s internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles.

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

In order to ensure that Union National’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its audited financial statements prepared as of December 31, 2009.  This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).  Management retained the assistance of an outside provider of internal auditing services in its documentation, testing and evaluation of internal control over financial reporting.   In assessing its internal controls, Union National followed the standards of the Public Company Accounting Oversight Board (United States).

Management has disclosed to Union National’s auditors and Union National’s Audit Committee the results of its internal control assessment and potential deficiencies in the design or operation of the internal control over financial reporting which could adversely affect Union National’s ability to record, process, summarize and report financial information.

Based on its assessment, Union National’s management has concluded that, as of December 31, 2009, Union National’s internal control over financial reporting is effective.

This annual report does not include an attestation report of Union National’s independent registered public accounting firm regarding internal control over financial reporting.  Union National’s internal control over financial reporting was not subject to attestation by Union National’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit Union National to provide only management’s report in this annual report.

Mark D. Gainer	Michael D. Peduzzi
Chairman, Chief Executive Officer and President	Treasurer and Chief Financial Officer
Date: March 29, 2010	Date: March 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Union National Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Union National Financial Corporation and subsidiary (the “Corporation”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. Union National Financial Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of their December 31, 2009 internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Financial Corporation and subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Corporation changed its method of accounting for other-than-temporary impairment in 2009.

ParenteBeard LLC
Lancaster, Pennsylvania
March 30, 2010

MANAGEMENT’S DISCUSSION AND ANALYSIS

OVERVIEW
Management’s discussion and analysis represents an overview of the financial condition and results of operations, and highlights the significant changes in the financial condition and results of operations, as presented in the accompanying consolidated financial statements for Union National Financial Corporation (“Union National”), a bank holding company, and its wholly-owned subsidiary, Union National Community Bank (the “Bank”).  Union National’s consolidated financial condition and results of operations consist primarily of the Bank’s financial condition and results of operations. Union National’s trust subsidiaries, Union National Capital Trust I (“UNCT I”) and Union National Capital Trust II (“UNCT II”), were established for the purpose of issuing $11,000,000 of trust capital securities during 2003 and 2004.  Home Team Financial, LLC (“Home Team”), a subsidiary of the Bank, and its subsidiary, TA of Lancaster, LLC (together, “Home Team”) began operations in July 2005, but ceased operations in October 2007. Home Team operated a mortgage banking and brokerage business and also offered title insurance and settlement services (for additional information, refer to Note 16 ─ Residential Mortgage Business Venture to the consolidated financial statements).

FORWARD LOOKING STATEMENTS
This annual report contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends of Union National Financial Corporation (“Union National”) and Union National Community Bank (the “Bank”) could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Bank’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of Union National’s business strategy due to changes in current or future market conditions; actions of the U.S. government, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”) and other governmental and regulatory bodies for the purpose of stabilizing the financial markets; enforcement actions with bank regulatory agencies restricting certain transactions of Union National and the Bank; effects of deterioration of economic conditions on customers, specifically the effect on loan customers to repay loans; inability of Union National to raise or achieve desired or required levels of regulatory capital; paying significantly higher Federal Deposit Insurance Corporation (“FDIC”) premiums in the future; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets and related potential impairments of investment securities; deteriorating economic conditions and declines in housing prices and real estate values; and other risks and uncertainties, including those detailed in Union National’s filings with the Securities and Exchange Commission.   When we use words such as “believes”, “expects”, “anticipates”, or similar expressions, we are making forward-looking statements.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.

Stockholders should note that many factors, some of which are discussed above and elsewhere in this Annual Report for the year ended December 31, 2009, and those discussed in the Forms 10-Q and 8-K that were filed during 2009, and in the documents that are incorporated by reference, could affect the future financial results of Union National or the Bank and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this document.  Union National undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.  Readers should carefully review the risk factors described in the Annual Report and other documents that we periodically file with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

CRITICAL ACCOUNTING POLICIES
Union National’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles (“GAAP”).   The reporting of our financial condition and results of operations is impacted by the application of accounting policies by management, some of which are particularly sensitive and require significant judgments, estimates and assumptions to be made in matters that are inherently uncertain.  These accounting policies, along with the disclosures presented in other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the consolidated financial statements.  Management currently views the determination of the allowance for credit losses and the fair value of investment securities to be critical accounting policies.

Determination of the Allowance for Credit Losses
The provision for credit losses and the level of the allowance for credit losses involve significant estimates by management.  In evaluating the adequacy of the allowance for credit losses, management considers the specific collectability of impaired and nonperforming loans, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. While we use available information to make such evaluations, future adjustments to the allowance for credit losses and the provision for credit losses may be necessary if economic conditions, loan credit quality, or collateral issues differ substantially from the factors and assumptions used in making the evaluation.

Fair Value of Investment Securities
Investments are carried at fair value with any unrealized gains and losses, considered to be temporary, reported net of tax as an adjustment to stockholders’ equity.  In order to determine whether unrealized losses in the fair value of investment securities are other-than-temporary (“OTTI”), management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities may be less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment securities.  In assessing potential OTTI for debt securities with fair values less than cost, other considerations include (i) whether management intends to sell the security, or (ii) if it is more likely than not that management will be required to sell the security before recovery, or (iii) if management does not expect to recover the entire amortized cost basis. In assessing potential OTTI for equity securities with fair values less than cost, consideration is given to management’s intention and ability to hold the securities until recovery of any unrealized losses.    After considering such factors, it is a matter of judgment on the part of management to make the determination of whether or not the decline in market value is other-than-temporary.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

FINANCIAL CONDITION
Total assets increased by $4,535,000 or 1% to $489,644,000 at December 31, 2009 from $485,109,000 at December 31, 2008. The increase was primarily the result of strong retail deposit generation, which further strengthened Union National’s liquidity position. The proceeds received from the deposit growth were used to pay down high cost long-term debt and to purchase short-term investments.  Total deposits grew by $21,188,000 or 6% to $404,765,000 at December 31, 2009 from $383,577,000 at December 31, 2008.

Investment Securities
Investment securities were $60,546,000 at December 31, 2009 as compared to $64,289,000 at December 31, 2008.  All of Union National’s investment securities were classified as available for sale at December 31, 2009 and 2008.  Investment securities classified as available for sale are marketable equity securities, and those debt securities that we intend to hold for an undefined period of time, but not necessarily to maturity.  In addition to the investment portfolio generating interest income, it serves other primary financial management functions such as an ultimate source of liquidity and a tool to manage interest rate risk.  In order to support these functions, the entire investment securities portfolio has been designated as being available for sale.  Any decision to sell an available-for-sale investment security would be based on various factors, including significant movements in interest rates, changes in maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, changes in the creditworthiness of the issuing entity, changes in investment strategy and portfolio mix, and other similar factors. Changes in unrealized gains or losses on available-for-sale investment securities, net of taxes, are recorded as other comprehensive (loss) income, a component of stockholders’ equity.

At December 31, 2009, there were no significant concentrations of investments (greater than 10% of stockholders’ equity) in any individual investment security issue.  The investment securities portfolio included $53,394,000 or 88% of U.S. agency mortgage-backed securities at December 31, 2009.

The following is a summary of available-for-sale investment securities recorded at fair value as of December 31, 2009, 2008 and 2007 (in thousands):

	At December 31,
	2009	2008	2007
U.S. Agency Mortgage-Backed Securities	$53,394	$56,250	$19,572
Private Issuer Mortgage-Backed Securities	2,638	3,219	6,658
Obligations of U.S. Government Agencies	─	3,396	43,086
Obligations of State and Political Subdivisions	3,815	─	─
Corporate Debt Securities	631	1,218	4,413
Equity Securities	68	206	447
Total	$60,546	$64,289	$74,176

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The following table presents the stated maturities of investment securities at fair value and the weighted-average yields as of December 31, 2009.  Yields are shown on a taxable-equivalent basis, assuming a 34% federal income tax rate (dollars in thousands).

	Within 1 Year	1-5 Years	5-10 Years	After 10 Years	No Stated Maturity		Total	Yield
U.S. Agency Mortgage-Backed Securities (1)	$–	$–	$–	$53,394	$–		$53,394	4.31%
Private Issuer Mortgage-Backed Securities	–	–	–	2,638	–		2,638	–
Obligations of State and Political Subdivisions	–	–	–	3,815	–		3,815	5.89
Corporate Debt Securities	–	–	–	631	–		631	–
Equity Securities (2)	–	–	–	–	68		68	2.67
Total Securities	$–	$–	$–	$60,478	$68		$60,546	4.18%

Yield	–%	–%	–%	4.18%	2.67	% (2)	4.18%

(1)  It is anticipated that the mortgage-backed securities will be repaid prior to their contractual maturity dates.  The yield for these securities is impacted by normal amortization and estimated prepayments based on current market interest rates.

(2)  The yield on the equity securities assumes the same dividend payout ratio as in 2009.

The realized rate of return on average investment securities, including net investment securities gains (losses) and OTTI charges was 3.39% and 3.12% for the years ended December 31, 2009 and 2008, respectively.  The following table presents the realized rate of return on average investment securities by investment category for the years ended December 31, 2009 and 2008 (dollars in thousands).

	Year Ended December 31, 2009
	Average Balance	Tax-Equivalent Interest and Dividends	Net Realized Gain on Sale	OTTI Charge	Total Return	Yield
U.S. Agency and Treasury Holdings	$58,661	$1,551	$1,749	$–	$3,300	5.63%
Private Issuer MBS and Corporate Securities	3,834	131	–	(1,504)	(1,373)	(35.81)
All Other Securities	5,766	294	92	–	386	6.69
Total	$68,261	$1,976	$1,841	$(1,504)	$2,313	3.39%

	Year Ended December 31, 2008
	Average Balance	Tax-Equivalent Interest and Dividends	Net Realized Gain (Loss) on Sale	OTTI Charge	Total Return	Yield
U.S. Agency and Treasury Holdings	$62,675	$2,904	$256	$–	$3,160	5.04%
Private Issuer MBS and Corporate Securities	6,627	305	(52)	(1,290)	(1,037)	(15.65)
All Other Securities	316	–	48	–	48	15.19
Total	$69,618	$3,209	$252	$(1,290)	$2,171	3.12%

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

 The total expected cash flows from investment securities, including estimated prepayments and expected call options, is $8,349,000 for 2010, which represents approximately 14% of the investment securities portfolio as of December 31, 2009.  The estimated amount of expected cash flows from investment securities will vary significantly with changes in market interest rates.  For example, an increase in interest rates will decrease the level of prepayments received on mortgage-backed securities.  The factors affecting the investment securities portfolio are included in our net interest income simulation model, which is discussed in the section “MARKET RISK – INTEREST RATE RISK” on page 80.

Certain types of mortgage-backed and asset-backed securities are purchased to better position the investment securities portfolio for a subsequent increase or decrease in interest rates, as aligned with our interest rate risk position.  These investment securities may be purchased at premiums or discounts, with short, mid, or long-term average expected lives or maturities.  Overall yields on these investment securities will increase or decrease based on changes in prepayment speeds and subsequent cash flow reinvestments.

Investment security purchases and sales generally occur to manage the Bank’s liquidity requirements, pledging requirements, interest rate risk, and to enhance net interest margin.  The investment securities portfolio is evaluated regularly for possible opportunities to increase earnings through potential sales or portfolio repositioning.  In 2009, proceeds of $197,637,000 were received on sales, and $1,841,000 was recognized in net gains, while $233,313,000 of investment securities were purchased during the year.  Investment securities of $57,209,000 and $59,646,000 were pledged to secure public, trust, and government deposits and for other purposes at December 31, 2009 and 2008, respectively.

In addition to the credit risk present in the loan portfolio, we also have credit risk associated with our investment security holdings.  Based on recent national economic trends and other factors, the private issuer mortgage-backed securities and corporate debt securities credit ratings as published by national statistical rating organizations are being monitored closely.

As of December 31, 2009 and 2008, investment securities consisted of the following (in thousands):

	December 31,
	2009	2008
Market Value of Debt Securities	$60,478	$64,083
Market Value of Equity Securities	68	206
Total Market Value of Investment Securities	$60,546	$64,289

Debt securities include mortgage-backed securities, obligations of state and political subdivisions, obligations of U.S. Government agencies and corporate securities.  At December 31, 2009, there were twenty-seven debt securities with unrealized losses of $585,000 that amounted to 1.3% of their amortized cost, as compared to December 31, 2008, when there were twenty-three debt securities with unrealized losses of $607,000 that amounted to 3.2% of their amortized cost.  Management believes that the unrealized losses reflect temporary declines primarily due to changes in interest rates subsequent to the acquisition of specific securities.  These temporary declines have been provided for in other comprehensive (loss) income.

Equity securities held are comprised primarily of common stock holdings in other financial institutions.  The market values include net unrealized losses of $11,000 at December 31, 2009, as compared to net unrealized losses of $63,000 at December 31, 2008.  In 2009, proceeds of $119,000 were received on equity sales, and $38,000 was recognized in net losses.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

As of December 31, 2009, $13,000 of the fair value of the total investment securities portfolio was measured using Level 1 inputs as defined by fair value measurement and disclosure guidance, $57,264,000 or 95% of the fair value of total investment securities was measured using Level 2 inputs, and $3,269,000 or 5% of the fair value of total investment securities was measured using Level 3 inputs (for additional information, refer to Note 20 – Fair Value Measurement of Assets and Liabilities and Fair Value of Financial Instruments to the consolidated financial statements).

The fair value of Level 3 investment securities decreased to $3,269,000 at December 31, 2009, as compared to $4,437,000 at December 31, 2008. Of the decrease in value, $1,504,000 was related to impairment charges that were included in the Consolidated Statements of Operations and $733,000 was related to principal and interest payments received (net of accretion) and fully applied to principal, offset by $1,069,000 of net unrealized gains (with a corresponding after-tax increase to stockholders’ equity of $706,000 recorded as other comprehensive income).

In order to determine whether unrealized losses in the fair value of investment securities are OTTI, management regularly reviews the entire portfolio of investment securities for possible impairment, analyzing factors including but not limited to the underlying creditworthiness of the issuing organization, the length of time for which the fair value of the investment securities has been less than cost, and independent analysts’ opinions about circumstances that could affect the performance of the investment securities.  In assessing potential OTTI for debt securities, other considerations include (i) whether management intends to sell the security, or (ii) if it is more likely than not that management will be required to sell the security before recovery, or (iii) if management does not expect to recover the entire amortized cost basis.  In assessing potential OTTI for equity securities, consideration is given to management’s intention and ability to hold the securities until recovery of any unrealized losses.

As of December 31, 2009, Union National maintains five investment securities with recorded impairments.  The fair value of the five impaired investments was $3,269,000 as of December 31, 2009, as compared to an original amortized cost of $8,950,000. All principal and interest payments received on impaired investment securities are fully applied to principal.

Accounting Standards Codification (“ASC”) Topic 320, “Investments – Debt and Equity Securities” provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with fair value measurement and disclosure guidance.  Further, fair value measurement and disclosure guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly, and the Corporation must evaluate the weight of evidence to determine whether the transactions are orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

 As discussed in Note 20 – Fair Value Measurement of Assets and Liabilities and Fair Value of Financial Instruments to the consolidated financial statements, the fair value of debt investment securities was determined by calculating the net present value of the expected future cash flows of each security, with qualitative risk-adjusted discounting for potential credit risks and nonperformance in the underlying issuers, and market sector illiquidity concerns.  Under ASC Topic 320, “Investments – Debt and Equity Securities” when an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.  Management’s judgment was that, as of December 31, 2009, the facts and circumstances indicated significant illiquidity and an inactive market for these types of investments when other relevant observable inputs were not available; therefore, expected cash flows were a reasonable basis in determining the fair value of the corporate investment securities.  Prior to September 30, 2008, management used other observable inputs to determine the fair value of the corporate investment securities including broker indicated prices and quoted prices in limited trading activity of the issuances.

During 2009, four of the Bank’s five private-issuer securities were downgraded to below investment grade. The fifth private-issuer security was downgraded to below-investment-grade in December 2008.  Accordingly, the Bank recorded $1,504,000 of other-than-temporary impairment charges in 2009 including (i) $859,000 related to three pooled trust-preferred debt securities supported primarily by obligations from other banks, and (ii) $645,000 related to a mortgage-backed security not guaranteed by the U.S. government.  Management determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down.  For the securities with impairment charges recorded, interest income payments received subsequent to impairment are fully applied to principal further reducing the amortized cost of these investments (for additional information, refer to Note 3 – Investment Securities Available for Sale to the consolidated financial statements.)

Management determined that further impairments as of December 31, 2009 were not warranted on these five securities based upon the following considerations:

•
The financial condition and near-term prospects of the issuers reflect only one probable default, which was fully considered when determining the other-than-temporary impairment of the respective security.

•
Four of the five impaired investment securities were current, as of December 31, 2009, for scheduled investment interest payments, and principal repayments for the two private issuer mortgage-backed securities have occurred regularly since issuance.  Based upon the information reviewed by management in preparing the financial statements, the financial condition and near-term prospects of the issuers do not reflect any specific events which may have influenced the operations of the issuers, such as changes in technology or a discontinuance of a business segment that may have further impaired the earnings potential of the investments.

•
The securities experienced very limited trading activity during the last 12 months being in a market sector with a high degree of illiquidity and dislocation; therefore, determining fair value based upon discounted cash flows is considered reasonable.

•
Management does not intend to sell the securities, and it is not likely that management will be required to sell the securities before recovery, and though management does not expect to recover the amortized cost of the securities, management expects to hold the securities until a reasonable recovery towards the current carrying value.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Loans and Leases, Credit Quality and Credit Risk
Loans include leases that meet the criteria for direct financing leases.  Loans and lease financing receivables may, throughout Management’s Discussion and Analysis, together be referred to as “loans.”  Loans and leases were $339,274,000 at December 31, 2009, as compared to $358,280,000 at December 31, 2008.  Loans and leases decreased by $19,006,000 from December 31, 2008 to December 31, 2009 due to (i) reduced loan demand from creditworthy borrowers, and (ii) the impact of nearly $10 million of loan participations sold for capital and risk management purposes.

At December 31, 2009, there were no loan or lease concentrations over 10% of total gross loans and leases to any one category or borrower.  However, loans secured by real estate constitute 83% of the Bank’s loan and lease portfolio; consequently, the quality of these loans is affected by the region's economy and real estate market.

For the most recent five years, loans and leases were composed of the following (in thousands):

	December 31,
	2009	2008	2007	2006	2005
Real Estate Mortgages:
First and Second Residential	$112,535	$127,636	$137,724	$130,395	$124,344
Commercial and Industrial	120,610	121,619	115,630	105,158	94,016
Construction and Land Development	21,970	24,757	29,427	23,634	10,618
Agricultural	28,099	27,485	24,839	24,133	23,488
Commercial and Industrial	37,410	35,061	28,741	27,226	20,291
Consumer (Net of Unearned Income)	5,854	7,172	7,832	7,893	8,159
Agricultural	4,464	3,588	4,341	3,733	3,300
Political Subdivisions	5,764	6,553	8,993	9,803	11,029
Lease Financing Receivables (Net of Unearned Income)	1,929	3,792	6,078	8,339	3,707
Other	639	617	732	799	1,261
Total Loans and Leases (Net of Unearned Income)	$339,274	$358,280	$364,337	$341,113	$300,213

Total loans and leases with variable-rate pricing amounted to $225,434,000 at December 31, 2009, and $235,635,000 at December 31, 2008.  Loan maturities and interest sensitivity of total loans, excluding residential real estate mortgages, leases, and consumer loans at December 31, 2009, are as follows (in thousands):
	Years to Maturity *
	Within 1 Year	1-5 Years	Over 5 Years	Total
Commercial, Agricultural and Other	$33,040	$42,899	$121,047	$196,986
Construction and Land Development	17,704	1,777	2,489	21,970
Total	$50,744	$44,676	$123,536	$218,956

Fixed Rate Loans	$5,932	$32,957	$7,828	$46,717
Variable Rate Loans	44,812	11,719	115,708	172,239
Total	$50,744	$44,676	$123,536	$218,956

* Due to interest rate levels, economic conditions and other relevant factors, it is anticipated that there will be loans repaid prior to their contractual maturity dates.

Management continues to focus lending on creditworthy consumers and businesses, with necessary consideration given to increased credit risks posed by the weak economy and the housing market.  The economy and housing market, and increased unemployment, has affected some of Union National’s borrowers, resulting in an increase in nonperforming loans and credit losses.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Allowance for Credit Losses.  In accordance with GAAP, the allowance for credit losses is maintained at a level believed by management to be adequate to absorb estimated probable loan and lease principal losses.  The allowance for credit losses is established through provisions charged against net interest income.  The uncollectible principal portion of impaired loans and leases is charged against the allowance for credit losses, and subsequent principal recoveries are credited to the allowance for credit losses.

Management’s evaluation of the adequacy of the allowance is based on the Bank’s past loan and lease loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans and leases that may be susceptible to significant change.

The allowance for credit losses is evaluated based on an assessment of the losses inherent in the loan and lease portfolio.  This assessment results in an allowance that consists of specific, general and unallocated components.  The specific component relates to loans and leases that are classified as impaired.  For such loans and leases, an allowance is established when (i) the discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan or lease is lower than the carrying value.  The general component covers all other loans and leases, including criticized loans that are not impaired, and is based on historical loss experience adjusted for relevant qualitative factors.  Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan and lease portfolio.

Union National continues to closely monitor the loan portfolio, and the underlying borrower financial performance and collateral values, identifying credit concerns and risks, including those resulting from the current weak economy.  Future adjustments may be necessary to the allowance for credit losses, and consequently the provision for credit losses, if economic conditions or loan credit quality differ substantially from the assumptions management used in the evaluation of the level of the allowance as compared to the balance of outstanding loans and leases.  The allowance for credit losses was $5,858,000 at December 31, 2009, as compared to $4,358,000 at December 31, 2008.  The provision for credit losses for the year ended December 31, 2009, was significantly higher than the provision for credit losses for the year ended December 31, 2008 (for additional information, refer to the related discussion on “Provision for Credit Losses” on page 69) given the increased credit risks in the loan portfolio, including those resulting from the current weak economy and real estate markets, and due to loan charge-offs being significantly higher for the year ended December 31, 2009, as compared to the same period in 2008.  A provision for credit losses of $2,627,000 was made for 2009.  With the higher provision exceeding net loan charge-offs of $1,127,000, the allowance for credit losses increased to 1.73% of loans at December 31, 2009 as compared to 1.22% of loans at December 31, 2008.  Management believes, based on information then currently available, that the allowance for credit losses as of December 31, 2009 of $5,858,000 was adequate to meet potential credit losses at that date.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The following table is a five year summary of the changes in the allowance for credit losses (dollars in thousands):

	2009	2008	2007	2006	2005
Allowance for Credit Losses, Beginning of Year	$4,358	$3,675	$3,070	$2,675	$2,288

Charge-Offs:
Real Estate	(11)	–	–	(11)	(150)
Consumer	(152)	(155)	(111)	(43)	(77)
Commercial, Industrial and Agricultural (1)	(1,026)	(209)	(526)	(285)	(100)
Total Charge-Offs	(1,189)	(364)	(637)	(339)	(327)

Recoveries:
Real Estate	–	–	–	5	5
Consumer	10	14	3	14	9
Commercial, Industrial and Agricultural	52	6	2	43	19
Total Recoveries	62	20	5	62	33
Net Loans and Leases Charged-Off	(1,127)	(344)	(632)	(277)	(294)

Addition to Provision for Credit Losses	2,627	1,027	1,237	672	681
Allowance for Credit Losses, End of Year	$5,858	$4,358	$3,675	$3,070	$2,675

Loans and Leases – Average	$350,307	$369,554	$357,795	$318,251	$280,245

Gross Loans and Leases – Actual	$339,274	$358,280	$364,337	$341,113	$300,213
Ratio of Gross Loans and Leases Charged Off to Average Loans and Leases	0.34%	0.10%	0.18%	0.11%	0.12%
Ratio of Allowance for Credit Losses to Gross Loans and Leases	1.73%	1.22%	1.01%	0.90%	0.89%

(1)
Included in commercial loans were $93,000, $163,000 and $38,000 of charge-offs in direct lease financing receivables in 2009, 2008 and 2007, respectively.  There were no financing lease charge-offs in 2006 and 2005.  There were no recoveries of financing leases in any of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The specific allocation in any particular category may be reallocated in the future to reflect current conditions.  Accordingly, management considers the entire allowance to be available to absorb losses in any category.  The following table sets forth an allocation of the allowance for credit losses by loan category (dollars in thousands):

	Allowance Amount	Percentage Mix of Total Loans and Leases
December 31, 2009:
Commercial, Industrial and Agricultural	$5,306	71%
Lease Financing Receivables	91	1
Real Estate – Residential Mortgages	22	5
Consumer	399	23
Unallocated	40	–
Total Allowance for Credit Losses	$5,858	100%

December 31, 2008:
Commercial, Industrial and Agricultural	$3,066	71%
Lease Financing Receivables	155	1
Real Estate – Residential Mortgages	102	5
Consumer	991	23
Unallocated	44	–
Total Allowance for Credit Losses	$4,358	100%

December 31, 2007:
Commercial, Industrial and Agricultural	$2,776	58%
Lease Financing Receivables	152	2
Real Estate – Residential Mortgages	375	38
Consumer	243	2
Unallocated	129	–
Total Allowance for Credit Losses	$3,675	100%

December 31, 2006:
Commercial, Industrial and Agricultural	$2,228	58%
Lease Financing Receivables	63	2
Real Estate – Residential Mortgages	469	38
Consumer	92	2
Unallocated	218	–
Total Allowance for Credit Losses	$3,070	100%

December 31, 2005:
Commercial, Industrial and Agricultural	$1,778	55%
Lease Financing Receivables	25	1
Real Estate – Residential Mortgages	379	41
Consumer	135	3
Unallocated	358	–
Total Allowance for Credit Losses	$2,675	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Impaired Loans.  Other than as described herein, management does not believe there are any trends, events or uncertainties that are reasonably expected to have a material impact on our loan and lease portfolio to affect future results of operations, liquidity or capital resources.  However, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers’ abilities to comply with their repayment terms and therefore may have an adverse effect on future results of operations, liquidity, or capital resources.  Management continues to closely monitor economic and business conditions and the impact on borrowers’ financial strength.  For certain loans and leases, management has determined that it is probable that all principal and interest payments due according to the contractual terms of the loan agreements will not be collected. These loans are considered to be impaired as defined by GAAP.

The balance of loans and leases that were considered to be impaired under GAAP was $8,715,000 and $9,360,000, which consisted of ten and sixteen loan and lease relationships to unrelated borrowers, at December 31, 2009 and 2008, respectively.  At December 31, 2009, four of the relationships represented 90% of the total impaired loans and leases of $8,715,000.  The decrease in impaired loans and leases during 2009 was primarily the result of loan pay-offs through the loan workout process as well as charge-offs during the year.  Management continues to diligently monitor and evaluate the existing portfolio, and identify credit concerns and risks, including those resulting from the current weak economy and real estate market. The measure of impairment is based primarily on the fair value of collateral securing these loans, which is primarily real estate and equipment.

Impaired Loans with a Related Allowance.  Union National had $5,916,000 and $5,058,000 of impaired loans and leases with a related allowance for credit losses at December 31, 2009 and 2008, respectively.  These consisted of five and eight loan and lease relationships to unrelated borrowers, with a related allowance for credit losses of $1,458,000 and $1,499,000 at December 31, 2009 and 2008, respectively.  This group of impaired loans and leases has a related allowance due to the probability of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan or lease.  These loans and leases appear to have insufficient collateral and Union National’s principal may be at risk; as a result, a related allowance is necessary to cover future potential losses.

Impaired Loans without a Related Allowance.  Union National had $2,799,000 and $4,302,000 of impaired loans and leases without a related allowance at December 31, 2009 and 2008, respectively.  These consisted of five and eight loan and lease relationships to unrelated borrowers at December 31, 2009 and 2008, respectively.  This group of impaired loans and leases is considered impaired due to the likelihood of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan or lease.  Additionally, these loans and leases appear to have sufficient collateral and Union National’s principal does not appear to be at risk; as a result, management believes a related allowance is not necessary.

Substandard Loans and Leases.  Under the Bank’s current internal risk rating system, loans and leases with a rating of “substandard” that were performing, and not determined to be impaired amounted to $32,410,000 and $7,826,000 at December 31, 2009 and 2008, respectively.  Despite these credits not being impaired, management believes these substandard credits reflect increased risks to the loan portfolio, including risks resulting from the current weak economy and real estate markets, and considered such increased risks in determining the provision for credit losses (refer to the related discussion on “Provision for Credit Losses” on page 69). Management continues to closely monitor the loan portfolio, and the underlying borrower financial performance and collateral values, identifying credit concerns and risks, including those resulting from the current weak economy.  Management considers both impaired and these substandard loans to be potential problem loans, and believes that the current economic conditions may result in additional loans being classified or nonperforming throughout 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Non-Performing Assets.  Nonperforming assets consist of nonperforming loans and leases, other real estate owned, and repossessed assets.  The following table provides a five-year summary of nonperforming assets (dollars in thousands):

	December 31,
	2009	2008	2007	2006	2005
Nonaccruing Loans	$8,034	$3,271	$2,919	$2,280	$1,814
Accruing Loans – 90 days or more past due	506	1,685	120	253	298
Total Nonperforming Loans and Leases	8,540	4,956	3,039	2,533	2,112
Other Real Estate Owned	5,383	–	–	–	–
Repossessed Assets	436	479	156	358	214
Total Nonperforming Assets	$14,359	$5,435	$3,195	$2,891	$2,326

Gross Loans and Leases	$339,274	$358,280	$364,337	$341,113	$300,213

Allowance for Credit Losses	$5,858	$4,358	$3,675	$3,070	$2,675
Nonperforming Loans and Leases as a % of Gross Loans and Leases	2.5%	1.4%	0.8%	0.7%	0.7%
Nonperforming Assets as a % of Total Assets	2.9%	1.1%	0.6%	0.6%	0.5%
Allowance for Credit Losses as a % of Nonperforming Loans and Leases	69%	88%	121%	121%	127%

Nonperforming loans and leases consist of loans and leases that are nonaccruing, and those that are 90 days or more past due.  Nonaccruing loans and leases are no longer accruing interest income because of apparent financial difficulties of the borrower.  Interest received on nonaccruing loans and leases is recorded as income only after the past due principal is brought current and deemed collectible in full.  If nonaccrual loans and leases had been current and in accordance with their original terms, gross interest income of approximately $417,000, $151,000 and $203,000 would have been recorded on such loans and leases for the years ended December 31, 2009, 2008 and 2007, respectively.  There was no interest income recognized on nonaccruing loans and leases for the years ended December 31, 2009, 2008 and 2007. Total nonperforming loans and leases increased to $8,540,000, or 2.5%, of gross loans and leases at December 31, 2009, as compared to $4,956,000, or 1.4% of gross loans and leases, at December 31, 2008.  Management specifically evaluated the loans and leases that became nonperforming in 2009, and determined that most were well-secured by collateral, not warranting a proportional increase to the allowance for credit losses.  Historically, the percentage of nonperforming loans to gross loans for the five-year period ending December 31, 2009, was an average of 1.2%.  There were no transactions deemed to be troubled debt restructurings during 2009.

Other real estate owned (“OREO”) includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures.  A loan is classified as an in-substance foreclosure, when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings.  OREO is held for sale and is recorded at fair value less estimated costs to sell.  Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized.  No depreciation or amortization expense is recognized.  At December 31, 2009, Union National had $5,383,000 of OREO comprised primarily of a facility in Lancaster, PA housing a non-profit music school.  At December 31, 2008, Union National had no OREO.

Repossessed assets consist of (i) vehicles and other equipment acquired from lessees, who defaulted on their contractual lease obligation, and (ii) mobile homes where the Bank does not own the real estate.  Union National had repossessed assets of $436,000 and $479,000 at December 31, 2009 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Stockholders’ Equity
Stockholders’ equity increased by $542,000 to $31,336,000 at December 31, 2009, as compared to $30,794,000 at December 31, 2008.  The increase in stockholders’ equity was the result of $1,218,000 of proceeds  received (net of costs) on a preferred stock private placement offering and $68,000 of proceeds received through the Dividend Reinvestment Plan (“DRIP”) offset by decreases to retained earnings resulting from a net loss for the year and a decrease in accumulated other comprehensive income (loss) for the year.

The ratio of average stockholders’ equity to average assets, which measures the adequacy of capital, was 6.29% for 2009 as compared to 6.15% for 2008.  The increase in this ratio was primarily the result of an increase in stockholders’ equity resulting from the preferred stock private placement offering.  Union National did not pay a dividend in 2009 and 2008.  Union National’s Board of Directors believed it prudent for the Bank to fully maintain its strong, well-capitalized position in these uncertain economic times.  Therefore, the decision was made not to pay dividends to stockholders in 2009 and 2008.

Union National maintains a DRIP for record holders of common stock to provide a convenient method of investing cash dividends payable upon their common stock and to provide participants with the opportunity to make voluntary cash payments, to purchase additional common stock shares at a 10% discount to the fair market value of the shares on the effective purchase date as defined by the DRIP.  In 2009, eligible shareholders made voluntary cash payments totaling $68,000, which were used to purchase 20,840 common shares.

Regulatory Capital.  Bank regulatory authorities in the United States issue risk-based capital standards.  These capital standards relate a bank’s capital to the risk profile of its assets and provide the basis by which all banks are evaluated in terms of its capital adequacy.  Union National and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Union National and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Union National and the Bank to maintain minimum amounts and ratios of Tier 1 capital to average assets and of total capital (as defined in the regulations) to risk-weighted assets.

As of December 31, 2009 and 2008, Union National and the Bank exceeded the current regulatory requirements to be considered a quantitatively “well capitalized” financial institution, i.e. a leverage ratio exceeding 5%, Tier 1 risk-based capital exceeding 6%, and total risk-based capital exceeding 10%.

In addition to the above requirements, effective September 30, 2009, the OCC established individual minimum capital requirements for the Bank (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies). The specific capital requirements established for the Bank were 8% for Tier 1 capital to average total assets, 9.5% for Tier 1 capital to risk-based assets, and 12% for total capital to risk-based assets.  At December 31, 2009, the Bank’s measure of Tier I capital to average Total assets was 8.31%, Tier 1 capital to risk-based assets of 9.69% and total capital to risk-based assets of 12.37%.  At December 31, 2009, all three ratios exceeded the respective individual minimum capital requirements established by the OCC.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Included in Tier 1 capital of Union National is $10,510,000 of trust capital securities issued through the UNCT I and UNCT II subsidiaries of Union National.  The balance of these trust capital securities, $490,000, is included in Tier 2 regulatory capital of Union National.  Additionally, included in Tier II regulatory capital of the Bank and Union National is $6,000,000 of junior subordinated debentures issued by the Bank.  These securities would become callable if the Federal Reserve makes a determination that trust capital securities can no longer be considered in regulatory capital.

Regulatory capital requirements may be increased in the future.  Union National will closely monitor and evaluate its capital position as the regulatory capital environment changes, and if regulatory capital requirements are changed.

Restrictions.  Banking regulations limit the amount of investments, loans, extensions of credit and advances the Bank can make to Union National at any time to 10% of the Bank’s total regulatory capital.  At December 31, 2009, this limitation amounted to approximately $5,219,000. These regulations also require any such investment, loan, extension of credit or advance to be secured by securities having a market value in excess of the amount thereof.

The Bank is subject to certain restrictions in connection with the payment of dividends.  National banking laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the Bank for that year (as defined)  combined with the Bank’s retained net operating results for the preceding two calendar years.  Under this formula, the Bank’s retained net operating results for the preceding two calendar years was ($189,000).  In 2010, the Bank may declare dividends to the parent company, Union National, an amount equal to the net profits of the Bank in 2010 less $189,000, up to the date of any such dividend declaration.

Additionally, on January 28, 2010, Union National entered into an informal Memorandum of Understanding with the Federal Reserve Bank (“FRB”) of Philadelphia.  The Memorandum of Understanding, which is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, requires, among other things, Union National to seek prior approval by the FRB before Union National (i) declares or pays dividends to shareholders, (ii) distributes interest, principal or other sums on UNCT I and UNCT II junior subordinated debentures, and (iii) incurs, increases or guarantees any additional debt.  Subsequent to December 31, 2009, the FRB did approve the quarterly interest payments for the first quarter of 2010 on the UNCT I and UNCT II junior subordinated debentures and the preferred stock dividend payments.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

RESULTS OF OPERATIONS

Summary of Performance - 2009 Compared to 2008

Overview
Union National reported a net loss of ($715,000) for the year ended December 31, 2009, as compared to net income of $444,000 for the year ended December 31, 2008.  Basic and diluted losses per share for 2009 were ($0.26), as compared to basic and diluted earnings per common share of $0.17 for 2008.  Operating results for 2009 were significantly reduced by (i) certain non-routine expenses, (ii) net interest margin compression, and (iii) an increased provision for credit losses, which are discussed in more detail below.

(i)
Non-routine expenses for the year ended December 31, 2009, included $237,000 related to the FDIC’s special assessment on deposit-insured institutions, $536,000 of penalties on the prepayment of FHLB debt, and $1,504,000 of OTTI charges primarily related to private-issuer mortgage-backed securities and pooled trust-preferred debt securities that were downgraded to below-investment-grade.  The OTTI charges were more than offset by $1,841,000 of net realized gains on the sale of primarily U.S. Government guaranteed securities that had temporarily appreciated at certain periods during 2009.

(ii)
Reduced earning asset yields in the low interest rate environment, while borrowing costs remained at higher fixed rates, resulted in a lower net interest margin in 2009 versus 2008.  The variable rate structure of many of the Union National’s loans reduced overall yield due to the persistent low market interest rates.  As a result, interest and fees on loans and leases declined by 12% when comparing the year ended December 31, 2009 to the same period in 2008.  A decrease in loans outstanding also contributed to the decline in interest income generated from loans and leases.  Outstanding loans decreased by $19 million from December 31, 2008 to December 31, 2009 due to (i) reduced loan demand from creditworthy borrowers, and (ii) the impact of nearly $10 million of loan participations sold for capital and risk management purposes.  The lack of income from impaired and non-accruing investments, and reduced yields on re-invested proceeds from investment maturities and sales, contributed to lower investment interest income in 2009.  Union National continued to take measures to reduce its cost of funds, prepaying $17 million of higher-cost long-term debt with the Federal Home Loan Bank (“FHLB”) of Pittsburgh during 2009, as well as prepaying an additional $2.5 million subsequent to December 31, 2009.  The taxable-equivalent net interest margin percentage for 2009 was 2.73%, as compared to 3.28% for 2008.

(iii)
Nonperforming loans and leases increased to 2.52% of total loans and leases at December 31, 2009, as compared to 1.38% at December 31, 2008.  The increasing trend in nonperforming loans is attributable primarily to stressed cash flows among certain commercial borrowers due largely to the weak economy and real estate market.  Union National continues to closely monitor the loan portfolio and the adequacy of the loan loss reserve by regularly evaluating borrower financial performance and underlying collateral values.  Accordingly, a significant provision for credit losses of $2,627,000 was made for the year ended December 31, 2009, as compared to $1,027,000 for the year ended December 31, 2008.  With the higher provision exceeding net loan charge-offs of $1,127,000 for 2009, as compared to $344,000 in 2008, the allowance for credit losses increased to 1.73% of loans at December 31, 2009, as compared to 1.22% of loans at December 31, 2008.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Although the effective interest rate impact on earning assets and funding sources can be reasonably estimated at current interest rate levels, the options selected by customers, and the future mix of the loan, investment and deposit products in the Bank’s portfolios, may significantly change the estimates used in the simulation models. In addition, our net interest income may be impacted by further interest rate actions of the Federal Reserve Bank.

Net interest income as adjusted for tax-exempt financial instruments was $12,715,000 for the year ended December 31, 2009, as compared to $14,817,000 for the year ended December 31, 2008.  The yield on interest-earning assets decreased by 113 basis points to 5.15% for 2009, as compared to 6.28% for 2008.  The interest rate paid on average interest-bearing liabilities decreased by 63 basis points to 2.69% for 2009, as compared to 3.32% for 2008.  Reduced earning asset yields in the low interest rate environment, while borrowing costs remained at higher fixed rates, resulted in a lower net interest margin in 2009 versus 2008. The taxable-equivalent net interest margin percentage for 2009 was 2.73%, as compared to 3.28% for 2008.

Interest and fees on loans and leases on a taxable-equivalent basis decreased by $3,063,000, or by 12%, to $21,754,000 for the year ended December 31, 2009, as compared to $24,817,000 for the year ended December 31, 2008.  The average yield decreased by 51 basis points to 6.21% for 2009, as compared to 6.72% for 2008.  The variable rate structure of many of Union National’s loans reduced overall yield due to the persistent low market interest rates and a decrease in loans outstanding also contributed to the decline in interest income generated from loans and leases.  The average balance of loans and leases decreased by $19,247,000 in 2009, as compared to 2008 due to reduced loan demand from creditworthy borrowers, and the impact of nearly $10 million of loan participations sold for capital and risk management purposes.

Interest and dividends earned on investment securities on a taxable-equivalent basis decreased by $1,233,000, or by 38%, to $1,976,000 for the year ended December 31, 2009, as compared to $3,209,000 for the year ended December 31, 2008.  The lack of income from impaired and non-accruing investments, and reduced yields on re-invested proceeds from investment maturities and sales, contributed to lower investment interest income in 2009.  As a result, the average yield decreased by 172 basis points to 2.89% for 2009, as compared to 4.61% for 2008.

Interest expense on deposits decreased by $1,076,000, or by 11%, to $8,394,000 for the year ended December 31, 2009, as compared to $9,470,000 for the year ended December 31, 2008.  A decrease in average rate of 56 basis points to 2.32% for 2009, as compared to 2.88% for 2008 more than offset additional interest expense from a $32,843,000 increase in the average balance of deposits.

Interest expense on long-term debt decreased by $741,000, or by 27%, to $2,054,000 for the year ended December 31, 2009, as compared to $2,795,000 for the year ended December 31, 2008.  During 2009, Union National continued to take measures to reduce its cost of funds, prepaying $17,000,000 of higher-cost long-term debt with the FHLB, which resulted in a $14,115,000 decrease in the average balance of long-term debt for 2009, as compared to 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Distribution of Assets, Liabilities and Stockholders’ Equity
The table below provides average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for the years 2009, 2008 and 2007.  Interest income and the average interest yields are presented on a taxable-equivalent basis (dollars in thousands).
	Years Ended December 31,
	2009			2008			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Interest-Earning Cash in Other Banks	$27,233	$70	0.26%	$165	$6	3.64%	$197	$10	5.08%
Interest-Earning Time Deposits in Other Banks	9,622	143	1.49	1,077	36	3.34	–	–	–
Federal Funds Sold	7,010	18	0.26	8,503	214	2.52	9,363	459	4.90
Investment Securities: (a)
Taxable	64,060	1,734	2.71	69,618	3,209	4.61	65,255	3,358	5.15
Tax-Exempt (c)	4,201	242	5.76	–	–	–	8,334	610	7.32
Loans and Leases (b), (c), (d)	350,307	21,754	6.21	369,554	24,817	6.72	357,795	27,092	7.57
Restricted Investment in Bank Stocks	3,705	40	1.08	3,365	114	3.39	3,950	290	7.34
Total Earning Assets	466,138	24,001	5.15%	452,282	28,396	6.28%	444,894	31,819	7.15%
Allowance for Credit Losses	(4,529)			(3,798)			(3,363)
Non Interest-Earning Assets	40,664			40,234			38,870
Total Assets	$502,273			$488,718			$480,401

Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$133,525	1,458	1.09%	$127,128	1,988	1.56%	$120,637	3,174	2.63%
Savings Deposits	23,607	64	0.27	23,589	66	0.28	25,367	77	0.30
Brokered Deposits	10,845	508	4.68	14,381	828	5.76	25,211	1,262	5.01
Other Time Deposits	193,218	6,364	3.29	163,254	6,588	4.04	134,142	6,277	4.68
Total Deposits	361,195	8,394	2.32	328,352	9,470	2.88	305,357	10,790	3.53
Short-Term Borrowings	–	–	–	9,090	210	2.31	6,025	299	4.96
Long-Term Debt	40,386	2,054	5.09	54,501	2,795	5.13	72,586	3,652	5.03
Junior Subordinated Debentures	17,341	838	4.83	17,341	1,104	6.37	17,341	1,268	7.31
Total Interest-Bearing Liabilities	418,922	11,286	2.69%	409,284	13,579	3.32%	401,309	16,009	3.99%

Non-Interest Bearing Liabilities:
Demand Deposits	48,310			46,342			46,393
Other Liabilities	3,439			3,045			3,634
Stockholders’ Equity	31,602			30,047			29,065
Total Stockholder’s Equity	$502,273			$488,718			$480,401

Net Interest Income / Spread		$12,715	2.46%		$14,817	2.96%		$15,810	3.16%
Net Interest Margin			2.73%			3.28%			3.55%

(a)	Balances reflect amortized historical cost for available-for-sale securities. The related average unrealized holding gain or loss on securities is included in other non interest-earning assets.
(b)	Balances of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable-equivalent basis using an incremental rate of 34%.
(d)	Includes loan fees of $481,000 for the year ended December 31, 2009, $798,000 for the year ended December 31, 2008, and $771,000 for the year ended December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Rate/Volume Analysis of Net Interest Income
The table below shows changes attributable to the volume and rate components of net interest income on a taxable equivalent basis (in thousands):

	2009 Compared to 2008			2008 Compared to 2007
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume (a)	Rate (a)	Total	Volume (a)	Rate (a)	Total

Interest Earning Assets:
Interest Bearing Deposits in Other Banks	$984	$(920)	$64	$(2)	$(2)	$(4)
Interest Bearing Time Deposits in Other Banks	286	(179)	107	36	–	36
Federal Funds Sold	(38)	(158)	(196)	(42)	(203)	(245)
Investment Securities:
Taxable	(256)	(1,219)	(1,475)	226	(375)	(149)
Tax-Exempt (c)	–	242	242	(610)	–	(610)
Loans and Leases – Net (b), (c)	(1,293)	(1,770)	(3,063)	878	(3,153)	(2,275)
Restricted Investment in Bank Stocks	12	(86)	(74)	(43)	(133)	(176)
Total Earning Assets	(305)	(4,090)	(4,395)	443	(3,866)	(3,423)

Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	100	(630)	(530)	172	(1,358)	(1,186)
Savings Deposits	–	(2)	(2)	(5)	(6)	(11)
Brokered Deposits	(204)	(116)	(320)	(541)	107	(434)
Other Time Deposits	1,209	(1,433)	(224)	1,375	(1,064)	311
Total Deposits	1,105	(2,181)	(1,076)	1,001	(2,321)	(1,320)
Short-Term Borrowings	(210)	–	(210)	152	(241)	(89)
Long-Term Debt	(741)	–	(741)	(905)	48	(857)
Junior Subordinated Debentures	–	(266)	(266)	–	(164)	(164)
Total Interest-Bearing Liabilities	154	(2,447)	(2,293)	248	(2,678)	(2,430)
Net Interest Income	$(459)	$(1,643)	$(2,102)	$195	$(1,188)	$(993)

(a)	The change in interest due to both volume and rate has been allocated individually to the change in volume and rate on a proportional basis.
(b)	The balance of nonaccrual loans and related income recognized have been included for computational purposes.
(c)	Tax-exempt income included in loans and securities has been adjusted to a taxable-equivalent basis using an incremental rate of 34%.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Provision for Credit Losses
The provision for credit losses is an expense charged against net interest income to provide for estimated losses attributable to uncollectible loans and leases.  The provision is based on management’s analysis of the adequacy of the allowance for credit losses.  The provision for credit losses was $2,627,000 for the year ended December 31, 2009, as compared to $1,027,000 for the same period in 2008.  The increased provision was the result of increased credit risk related to additional substandard rated credits at December 31, 2009, as compared to December 31, 2008 (refer to the related discussion on “Substandard Loans and Leases” on page 61) and an increase in loans charged-off during 2009 as compared to the same period in 2008.  Management continues to closely monitor the loan portfolio and the adequacy of the allowance for credit loss reserve considering underlying borrower financial performance and collateral values, and increasing credit risks.  Future adjustments may be necessary to the provision for credit losses, and consequently the allowance for credit losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for credit losses as compared to the balance of outstanding loans and leases (refer to the related discussion on “Allowance for Credit Losses” on page 58).

Non-Interest Income
Non-interest income increased by $1,568,000, or by 41%, to $5,375,000 for the year ended December 31, 2009, as compared to $3,807,000 for the same period in 2008.   Increases (decreases) in the components of non-interest income when comparing the year ended December 31, 2009 to 2008 are as follows (in thousands):

	Year Ended December 31,		Increase
Non-Interest Income	2009	2008	(Decrease)
Service Charges on Deposit Accounts	$2,158	$1,950	$208
Other Service Charges, Commissions, Fees	1,154	1,091	63
Alternative Investment Sales Commissions	662	814	(152)
Income from Fiduciary Activities	180	309	(129)
Earnings from Bank-Owned Life Insurance	431	439	(8)
Mortgage Banking/Brokerage Activities	112	56	56
Other Income	341	186	155

Net Gain on Sale of Investment Securities	1,841	252	1,589
Less: Impairment Charge on Investment Securities	(1,504)	(1,290)	(214)
Net Investment Securities Gains (Losses)	337	(1,038)	1,375
Total Non-Interest Income	$5,375	$3,807	$1,568

A significant portion of the increase in non-interest income was related to net investment securities gains.  Realized gains on the sale of investment securities were $1,841,000 for the year ended December 31, 2009, as compared to $252,000 for the same period in 2008.  These investment sales activities related to continued repositioning of the investment portfolio to a lower-risk profile that more effectively supports liquidity, capital, and interest rate risk management, while providing realized gains to offset the impact of investment securities impairment charges.  Other-than-temporary investment impairment charges of $1,504,000 were recognized during the year ended December 31, 2009, related to investment securities that were downgraded to below investment grade.  Other-than-temporary investment impairment charges of $1,290,000 were recognized during the year ended December 31, 2008.  The total impairment charges for the year ended December 31, 2009 of $1,504,000 were more than offset by realized net gains on the sale of investment securities of $1,841,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The increase in other income was the result of a $279,000 insurance settlement against losses from loans which were fraudulently or otherwise improperly made by one former employee.  The settlement provided for substantial reimbursement of a one-time charge of $370,000 which was recorded and previously disclosed in 2008 related to the irregular activity.  Subsequent to December 31, 2009, Union National received an additional $7,000 as final settlement and legal restitution from the former employee.  This was offset by $96,000 of income generated from a cash bailment agreement on a network of ATM machines in 2008.  This agreement was terminated during the first quarter of 2008 and previously provided transaction fee income.  Accordingly, operating results for the year ended December 31, 2009, did not reflect any income generated from this agreement, whereas, the operating results for the same period in 2008 reflected income for the first quarter of 2008.

The increase in service charges on deposit accounts was the result of an increase in deposits, which grew by 6% since December 31, 2008.  The overall growth in deposits resulted in increased fee income as well as an operational change in the posting of transactions, which impacted net overdraft fee income.  The decrease in alternative investment sales commissions was primarily the result of a turbulent investment market and a weak economy, which negatively impacted growth and sales opportunities.  The decrease associated with income from fiduciary activities was primarily the result of fewer estate fees.

Non-Interest Expense
For the year ended December 31, 2009, non-interest expense decreased by $381,000, or by 2%, as compared to the year ended December 31, 2008.  Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2009 to 2008 are as follows (in thousands):

	Year Ended December 31,		Increase
Non-Interest Expense	2009	2008	(Decrease)
Salaries, Wages, and Employee Benefits	$7,033	$7,676	$(643)
Net Occupancy	1,724	1,818	(94)
Data and ATM Processing	1,681	1,641	40
Professional Fees and Regulatory Assessments	1,160	1,036	124
Furniture and Equipment	935	1,017	(82)
FDIC Insurance	1,128	404	724
Pennsylvania Shares Tax	297	273	24
Advertising and Marketing	211	412	(201)
Supplies and Postage	367	401	(34)
Other Expense	2,201	2,440	(239)
Total Non-Interest Expense	$16,737	$17,118	$(381)

Union National has focused on lowering core operating costs and creating efficiencies in a difficult economy, when income growth is challenging, by exploring cost cutting initiatives.  The discussion that follows explains the changes in the components of non-interest expense when comparing the year ended December 31, 2009 to the same period in 2008.

Salaries, wages and employee benefits decreased by $643,000 for the year ended December 31, 2009 as compared to the same period in 2008.  The decrease was related to positions that were eliminated in the fourth quarter of 2008 and the first quarter of 2009, savings in health care costs, and savings from the elimination of the company 401-K match during the second quarter of 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The increase in professional fees and regulatory assessments was related to an increase in audit fees and legal expenses.  Union National uses a third party vendor to perform the internal audit function.  During 2008, Union National was in the process of switching third party vendors to a new relationship.  As a result, professional fees and regulatory assessments did not include a full years worth of expenses associated with internal audit services for the year ended December 31, 2008, whereas, the year ended December 31, 2009, included internal audit expenses for the full year.  Legal expenses increased primarily due to a third party vendor utilized to help mitigate problem loans, which have become more prevalent primarily due to stressed cash flows among certain commercial borrowers resulting from the weak economy and real estate market.

Due to recent changes and assessments by the FDIC, FDIC insurance assessments amounted to $1,128,000 for the entire year of 2009, representing a $724,000 or 179% increase over the entire year of 2008.  The increase in FDIC insurance premiums is the direct result of increased base assessment rates and an emergency special assessment, as determined by the FDIC.  The FDIC Board adopted an interim rule imposing an emergency special assessment on the industry on June 30, 2009.  For Union National, the emergency special assessment amounted to $237,000.  The interim rule would also permit the FDIC Board to impose another similar emergency special assessment after June 30, 2009, if necessary, to maintain public confidence in federal deposit insurance.  On November 12, 2009, the FDIC Board of Directors voted to require insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012 (see related discussion on “Federal Deposit Insurance Corporation Activity” on page 84).

For the year ended December 31, 2009, the decrease in advertising and marketing expense was part of operating more efficiently in a difficult economy.

The decrease in other expense included a decrease in employee related expenses such as training, travel, seminars, and staff recruitment and a decrease in the expense paid for coffee in the Bank’s gold café branches.  Additionally, in 2009, the Bank continued with certain cost-reducing de-leveraging activities by using funds from low-interest earning assets and low-interest cost short-term borrowings to pay down higher interest cost long-term debt.  During the year ended December 31, 2009 and 2008, the Bank prepaid $17,000,000 and $18,482,000 of FHLB advances, respectively.  In conjunction with the prepayments, the Bank incurred $536,000 and $72,000 of prepayment penalties for the years ended December 31, 2009 and 2008, respectively, which were included in other non-interest expense.  The year ended December 31, 2008, included a loss of $370,000 related to certain fraudulent loans made by a former employee.

Income Taxes
For the year ended December 31, 2009, an income tax benefit was recorded for $802,000, which primarily resulted from a pre-tax loss, as compared to an income tax benefit of $188,000 for the same period in 2008.  Generally, Union National’s effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits.  In accordance with ASC Topic 740, “Income Taxes”, no adjustments have been recorded for unrecognized income tax benefits for the periods ended December 31, 2009 and 2008.  The realization of deferred tax assets is dependent on future earnings.   Management anticipates that future earnings will be adequate to fully utilize deferred tax assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Summary of Performance - 2008 Compared to 2007

Overview
Union National reported net income of $444,000 for the year ended December 31, 2008, as compared to net income of $312,000 for the year ended December 31, 2007.  Basic and diluted earnings per share for 2008 were $0.17, as compared to basic and diluted earnings per share of $0.12 for 2007.  The discussion that follows further explains the changes in the components of net income when comparing the year ended December 31, 2008, to the year ended December 31, 2007.

Net Interest Income
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

Interest and dividends earned on investment securities decreased by $759,000 to $3,209,000 for the year ended December 31, 2008, as compared to $3,968,000 for the year ended December 31, 2007.  A decrease in the average yield of 78 basis points due to both market rate reductions and generally lower risk investments, coupled with a $3,971,000 decrease in the average balance of investment securities, resulted in less interest earned on investment securities in comparison to 2007.

Interest expense on deposits decreased by $1,320,000 to $9,470,000 for the year ended December 31, 2008, as compared to $10,790,000 for the year ended December 31, 2007.  A decrease in average rate of 65 basis points due to interest rate cuts in the past year more than offset additional interest expense from a $22,995,000 increase in the average balance of deposits. Union National’s average rate on interest-bearing deposits was 2.88% for 2008 as compared to 3.53% for 2007.

Interest expense on long-term debt was $2,795,000 for the year ended December 31, 2008, as compared to $3,652,000 for the year ended December 31, 2007.  The $857,000 decrease was primarily the result of an $18,085,000 decrease in the average balance of long-term debt.  In 2008, Union National continued with certain cost-reducing de-leveraging activities by using funds from low-interest earning assets and low-interest cost short-term borrowings to pay down higher interest cost long-term debt.  As a result, the Bank prepaid a total of $18,482,000 of FHLB long-term advances, reducing total FHLB long-term borrowings outstanding to $50,334,000 at December 31, 2008, as compared to $68,816,000 at December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Provision for Credit Losses
The provision for credit losses is an expense charged to earnings to provide for estimated losses attributable to uncollectible loans and leases.  The provision is based on our analysis of the adequacy of the allowance for credit losses.  The provision for credit losses was $1,027,000 for the year ended December 31, 2008, as compared to $1,237,000 for the year ended December 31, 2007.  Future adjustments may be necessary to the provision for credit losses, and consequently the allowance for credit losses, if economic conditions or loan credit quality differ substantially from the assumptions we used in making our evaluation of the level of the allowance for credit losses as compared to the balance of outstanding loans and leases (See additional discussion in the section “Allowance for Credit Losses” on page 58).

Non-Interest Income
For the year ended December 31, 2008, non-interest income decreased by $2,702,000 or 42% as compared to the year ended December 31, 2007.  Increases (decreases) in the components of non-interest income when comparing the year ended December 31, 2008 to 2007 are as follows (in thousands):

	Year Ended December 31,		Increase
Non-Interest Income	2008	2007	(Decrease)
Service Charges on Deposit Accounts	$1,950	$1,864	$86
Other Service Charges, Commissions, Fees	1,091	1,059	32
Alternative Investment Sales Commissions	814	845	(31)
Income from Fiduciary Activities	309	347	(38)
Earnings from Bank-Owned Life Insurance	439	426	13
Mortgage Banking/Brokerage Activities	56	2,000	(1,944)
Title Insurance/Settlement Income	–	317	(317)
Other Income	186	362	(176)

Net Gain on Sale of Investment Securities	252	89	163
Less: Impairment Charge on Investment Securities	(1,290)	(800)	(490)
Net Investment Securities Gains (Losses)	(1,038)	(711)	(327)
Total Non-Interest Income	$3,807	$6,509	$(2,702)

Much of the decrease in non-interest income was primarily due to reductions in mortgage banking income related to the closure in 2007 of Union National’s mortgage brokerage subsidiary, Home Team (see related discussion in Note 16 - Residential Mortgage Business Venture to the consolidated financial statements).  Accordingly, consolidated operating results for the year ended December 31, 2008, reflected no mortgage brokerage and title insurance income related to Home Team.  Consolidated operating results for the year ended December 31, 2007, included $1,932,000 of mortgage brokerage income and $317,000 of title insurance/settlement income related to Home Team.

In December 2008, we recorded $1,290,000 of impairment charges resulting from fair value reductions in two of our investment securities which are not guaranteed by agencies of the U.S. government.  We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.  The results for the year ended December 31, 2007 included $800,000 of other-than-temporary investment impairment charges related to certain corporate debt securities.   The impairment charges incurred in 2008 and 2007 are described in more detail in Note 3 – Investment Securities Available For Sale to the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

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

Non-Interest Expense
For the year ended December 31, 2008, non-interest expense decreased by $3,627,000 or 17% as compared to the year ended December 31, 2007.  Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2008 to 2007 are as follows (in thousands):

	Year Ended December 31,		Increase
Non-Interest Expense	2008	2007	(Decrease)
Salaries, Wages, and Employee Benefits	$7,676	$9,723	$(2,047)
Net Occupancy	1,818	2,390	(572)
Data and ATM Processing	1,641	1,662	(21)
Professional Fees and Regulatory Assessments	1,036	1,516	(480)
Furniture and Equipment	1,017	1,081	(64)
FDIC Insurance	404	137	267
Pennsylvania Shares Tax	273	243	30
Advertising and Marketing	412	653	(241)
Supplies and Postage	401	377	24
Restructuring Charge	–	717	(717)
Other Expense	2,440	2,246	194
Total Non-Interest Expense	$17,118	$20,745	$(3,627)

The decrease in salaries, wages, and employee benefits expense reflect the savings impact realized from the 2007 staff restructuring, as well as the staff reductions from the closure of operations of Home Team during 2007.

Net occupancy expense decreased due to 2007 including a charge of $259,000 for a commitment on a parcel of real estate which was to be used for a future retail branch site.  Additionally, Union National reduced its net occupancy expense in 2008 by $197,000 from subleasing two-thirds of its corporate office facility.

Professional fees and regulatory assessments decreased primarily due to 2007 having additional expenses related to a nonrecurring profit improvement consulting engagement, and consulting and legal fees associated with the 2007 restructuring and complying with the MOU with the OCC.  Effective August 27, 2009, the Bank entered into a formal written agreement (the “Agreement”) with the OCC.  The Agreement supersedes the previous MOU between the Bank and the OCC (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies to the consolidated financial statements).

Advertising and marketing expenses were higher in 2007 due to marketing expenses related to the now closed Home Team subsidiary.

FDIC insurance premiums increased as the result of a one-time assessment credit which reduced the 2007 expense, and additional premium assessments due to the Bank’s status under the MOU.  Effective August 27, 2009, the Bank entered into a formal written Agreement with the OCC.  The Agreement supersedes the previous MOU between the Bank and the OCC (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies to the consolidated financial statements).

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The restructuring charge, as previously described in Note 17 to the consolidated financial statements, consisted of staff reorganization severance and related costs incurred in 2007.

Other expense variances include the following:

▪
2008 included a one-time charge of $370,000 that related to certain fraudulent loans made by one employee who has since been terminated.  Based upon Union National’s investigation of the matter, there were not any additional losses or the involvement of other employees.  Union National evaluated the impact of this incident on current internal controls and procedures and implemented changes necessary to strengthen control processes and address the issues raised by this isolated event.  The appropriate governmental authorities were notified and Union National has cooperated fully with respect to the authorities’ investigation.  During 2009, a $279,000 insurance settlement was received and provided for substantial reimbursement of the one-time charge.  Subsequent to December 31, 2009, Union National received an additional $7,000 as final settlement and legal restitution from the former employee.

▪	Union National prepaid $18,482,000 of FHLB advances during 2008, which resulted in $72,000 of prepayment penalties which were recorded in other non-interest expense.

▪	Other Expense for 2007 included $157,000 related to the impairment of previously recorded goodwill and minority interest assets associated with Union National’s ownership of Home Team.

Income Taxes
Union National realized a net benefit for income taxes of $188,000 for 2008, as compared to $421,000 for 2007.  Generally, Union National’s effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits.  The realization of deferred tax assets is dependent on future earnings.  As a result of Union National’s adoption of ASC Topic 740, “Income Taxes” effective January 1, 2007, no significant income tax uncertainties were identified, therefore, Union National recognized no adjustment for unrecognized income tax benefits for the periods ended December 31, 2008 and 2007.  We currently anticipate that future earnings will be adequate to fully utilize deferred tax assets.

RECENT ACCOUNTING PRONOUNCEMENTS
Refer to Note 1 – Summary of Significant Accounting Policies to the consolidated financial statements for recently issued accounting standards.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

RECENT DEVELOPMENTS
The global and U.S. economies experienced reduced business activity and unemployment as a result of, among other factors, disruptions in the financial system during the past year. Declines in the housing market during the past year, with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital or to merge with larger or stronger institutions.

Reflecting concern about the volatility in the financial markets generally and concerns about counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The availability of credit, confidence in the financial sector, and stability in the financial markets has been significantly adversely affected as a result.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the U.S. Treasury had the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The EESA included a provision for a temporary increase in FDIC insurance from $100,000 to $250,000 per depositor through December 31, 2013.

The FDIC has also established a program under which all non-interest-bearing accounts at FDIC insured institutions (including Union National) will be fully insured, regardless of dollar amount, until June 30, 2010, unless an eligible institution formally opts out of this program.  Under the terms of the program, a 10 basis point surcharge will be applied to the balances of non-interest-bearing deposit accounts not otherwise covered by the increased deposit insurance limit of $250,000.  The surcharge will be added to the participating bank’s existing risk-based deposit insurance premium paid on those deposits.  Union National has opted to participate in this program to ensure its current and prospective deposit customers are provided the maximum amount of insurance coverage provided by the FDIC.

Pursuant to his authority under EESA, the Secretary of the Treasury created the TARP Capital Purchase Plan (“CPP”) under which the Treasury Department may invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies.  In connection with the program, Union National chose not to participate in the TARP CPP and did not file an application.

President Obama also has announced his intention to create another capital program similar to the TARP CPP exclusively for bank holding companies with consolidated assets less than $1 billion for the purpose of enabling participants to increase lending to small businesses. No details of this new program have been released at this time.

It is not clear at this time what, if any, additional programs that may be initiated in the future, will have on the financial markets and the other difficulties described above, including the levels of volatility and limited credit availability in the U.S. banking and financial industries and the broader U.S. and global economies. Further adverse effects could have an increasingly negative impact on Union National.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

OUTLOOK FOR 2010
The U.S. economy appears to be in the early stages of recovery, labor market conditions have begun to stabilize and the housing market appears to be showing signs of recovery.  While there is still considerable uncertainty about the outlook, the balance of evidence suggests that a recovery is gaining momentum.  The Federal Reserve cut interest rates to near zero in December 2008 and created a host of emergency lending facilities to fight the worst recession in more than 70 years. Most recent indications from the Federal Reserve are that interest rates will remain at exceptionally low levels for an extended period.  Maintaining short-term interest rates near zero could actually impede the recovery process in financial markets.

The banking industry experienced significant interest rate cuts throughout 2008 and remain at a historical low.  For Union National, reduced earning asset yields in the low interest rate environment, while borrowing costs remained at higher fixed rates, resulted in a lower net interest margin in 2009 versus 2008.  The variable rate structure of many of the Bank’s loans reduced the overall yield.  The lack of income from impaired and non-accruing investments, and reduced yields on re-invested proceeds from investment maturities and sales, contributed to lower investment interest income in 2009.  Union National continues to take measures to reduce its cost of funds, prepaying $17,000,000 of higher-cost long-term debt with the Federal Home Loan Bank (“FHLB”) of Pittsburgh during 2009, as well as prepaying an additional $2,500,000 subsequent to December 31, 2009.  The taxable-equivalent net interest margin percentage for 2009 was 2.73%, as compared to 3.28% for 2008.

Regardless of some indications that the economy may be improving, for Union National, 2010 will most likely reflect more of the same issues and challenges experienced in 2009, which included unfavorable interest income growth prospects, volatility in investment markets and a weak economy and housing market.  A weak economy and housing market, and high unemployment both nationally and locally, will likely create cash flow difficulties and collateral de-valuation for some borrowers, resulting in increased nonperforming loans and possible increased credit losses.  Management continues to closely monitor the loan portfolio, and the underlying borrower financial performance and collateral values.

Management continues to take the necessary, conservative measures to ensure Union National maintains its safe and sound position, including strengthening our liquidity and capital positions, managing increasing risks, and operating prudently.  We have continued to lower our core operating costs, allowing us to be more efficient in a difficult market when income growth is challenging, and continue to explore revenue generation, cost cutting initiatives, and capital enhancement methods and alternatives.

As we continue in this difficult economy when growth is challenging and must be managed conservatively, Union National remains committed to maintaining the safety, soundness, and strength of our institution for our customers, while improving earnings and maintaining our Corporation’s value for our stockholders.

Union National’s Board of Directors believed it prudent for the Bank to fully maintain its strong, well-capitalized position in these uncertain economic times.  Therefore, the decision was made not to pay dividends to stockholders in 2009 and 2008.  In addition, the Board of Directors did not declare a dividend to be paid in the first quarter of 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

LIQUIDITY
Our objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk.  Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations.  Sources of liquidity are as follows:

•	A growing core retail deposit base;
•	Proceeds from the sale or maturity of investment securities;
•	Payments received on loans and mortgage-backed securities; and,
•	Overnight correspondent bank borrowings credit lines, and borrowing capacity available from the Federal Reserve Bank.

Management believes that the Bank’s core deposits are fairly stable.  Liquidity and funds management is governed by policies and measured on a monthly basis.  These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

In 2009, the Bank focused on growing low-cost retail deposits, while reducing high-cost wholesale funding (i.e. FHLB advances and brokered time deposits).  For the year, low-cost retail deposits increased by $22,732,000, or 12%, while high-cost wholesale funding decreased by $22,717,000 or 36%.  As of December 31, 2009 and 2008, the ratio of wholesale funding to total assets was 8% and 13%, respectively.  The decrease in the percentage of these wholesale funding sources was attributable to the de-leveraging which is discussed in Note 17 – De-Leveraging and Restructuring Activities to the consolidated financial statements.  As such, the Bank prepaid $17,000,000 of FHLB advances in 2009.  Overall, total deposits grew by $21,188,000 or 6% during 2009.

The Bank has a line of credit with a correspondent bank amounting to $7,000,000 for overnight federal funds borrowings, none of which was outstanding at December 31, 2009, 2008 or 2007.  The Bank also has the ability to borrow overnight funds through the Federal Reserve discount window, which amounted to $14,839,000 at December 31, 2009.  The Federal Reserve borrowing capacity is collateralized by $15,151,000 of investment securities at December 31, 2009.

In 2008, the Bank had an agreement with the FHLB, for a line of credit available in the amount of $15,000,000.  As a result of the formal agreement entered into with the OCC during 2009 (for additional information, refer to Note 18 – Enforcement Actions with Bank Regulatory Agencies to the consolidated financial statements), the $15,000,000 line of credit is no longer available without the Bank providing collateral to the FHLB.  The Bank did not pledge collateral to the FHLB at December 31, 2009.

In 2009, Union National raised $1,275,000 (prior to offering costs) through a preferred stock private placement offering.  In 2008, $1,635,000 was obtained (prior to offering costs), through a common stock private placement offering.  Both of these private placement stock offerings are discussed in Note 19 – Stock Issued Under Private Placement Offerings and Dividend Reinvestment Plan to the consolidated financial statements.

Union National has obtained $17,341,000 of funding in the past through the issuance of junior subordinated debentures as described in Note 11 – Junior Subordinated Debentures to the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS
The following table represents Union National’s on and off-balance sheet aggregate contractual obligations to make future payments as of December 31, 2009 (in thousands):

	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total
Time Deposits	$117,543	$63,735	$10,949	$81	$192,308
Long-Term Debt	12,500	20,834	–	–	33,334
Junior Subordinated Debentures	–	–	–	17,341	17,341
Operating Leases	361	811	980	2,932	5,084
Total	$130,404	$85,380	$11,929	$20,354	$248,067

In addition, in the normal conduct of business operations, contracts for services are routinely entered into.  These contracts may require payment for services to be provided in the future and may also contain penalty clauses for the early termination of the contracts.  We have contracted with our core data processor for certain services including transaction processing, branch automation and communication services, trust processing, ATM processing and various other services.  The current contract was renegotiated in January 2007 with a maturity date of November 2013.  Any early termination would require the payment of a substantial penalty.  Payments under this contract amounted to $1,021,000 for the year ended December 31, 2009.  Future payments under this contract will vary based on transaction and account volumes and may also reflect inflationary cost adjustments.

We are not aware of any other commitments or contingent liabilities which may have a material adverse impact on our liquidity or capital resources.

We are also party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit and standby letters of credit, which are discussed in Note 14 – Commitments, Guarantees and Contingencies to the consolidated financial statements.

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

In addition, we utilize an interest rate-sensitivity report called a “Gap” report, which illustrates the time intervals of cash flows or the next repricing date of interest-earning assets and interest-bearing liabilities.  Our Gap report at December 31, 2009 reflects a negative rate-sensitivity position throughout the first year, meaning that our rate-sensitive liabilities exceed our rate-sensitive assets.  The following analysis reflects cumulative rate-sensitive assets of $237,140,000 as compared to cumulative rate-sensitive liabilities of $299,510,000 for the one-year time frame.  Our cumulative interest-sensitivity gap for the one-year time frame is a negative 12.7% of total assets at December 31, 2009, as compared to a negative 3.5% at December 31, 2008.  We manage the interest-sensitivity gap for the one-year time frame with a guideline of plus-or-minus 15% of total assets.

The interest rate sensitivity analysis at December 31, 2009, with investment securities presented at fair value, is as follows (dollars in thousands):

	1-90 Days	91-365 Days	1-5 Years	Over 5 Years	Total
Interest Earnings Assets:
Interest-Bearing Deposits in Other Banks	$35,758	$3,134	$4,870	$–	$43,762
Investment Securities Available for Sale	1,155	4,701	52,453	2,237	60,546
Loans and Leases	125,540	66,852	109,181	37,701	339,274
Restricted Investments in Bank Stocks	–	–	–	3,727	3,727
Total Interest Earning Assets	$162,453	$74,687	$166,504	$43,665	$447,309

Interest Bearing Liabilities:
Demand and Money Market Deposits	$134,600	$–	$–	$–	$134,600
Savings	23,327	199	–	–	23,526
Time Deposits	45,412	72,131	74,684	81	192,308
FHLB Advances and Other Borrowings	11,341	12,500	26,834	–	50,675
Total Interest Bearing Liabilities	$214,680	$84,830	$101,518	$81	$401,109

Gap	$(52,227)	$(10,143)	$64,986	$43,584
Cumulative Gap	$(52,227)	$(62,370)	$2,616	$46,200
Cumulative Sensitivity Gap as a Percent of Total Assets	(10.7)%	(12.7)%	0.5%	9.4%

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The amount of assets and liabilities shown, which reprice or mature during a particular period, were determined based on the earlier of when each asset or liability reprices or when it is to be repaid.  Callable investment securities are reflected based on the security’s anticipated call date where the call on the security is likely when compared to the current interest rate yield curve. Also, loans and mortgage-backed securities are reflected based on contractual amortization or contractual interest rate adjustments and on estimates for prepayments and refinancings based on current market interest rates.  Interest-bearing demand and savings deposits have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as other loan and deposit rates.  Based on an historical analysis, during periods of rising interest rates, a portion of these deposits will invest in higher yielding instruments.  This portion is deemed to be sensitive to interest rate fluctuations in the earliest periods.  We believe that the remaining balances of these deposits are not repriceable based on current industry experience.  We currently do not expect to adjust the interest rates on these deposit balances in any significant amount that would materially affect our Gap or income simulation models.

Certain shortcomings are inherent in the method of analysis presented in the foregoing schedule.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Interest rates on certain types of assets and liabilities may fluctuate in advance of, or lag behind, changes in market interest rates.  Additionally, certain repriceable assets, such as adjustable-rate securities or loans, have features like annual and lifetime rate caps or floors that restrict changes in interest rates both on a short-term basis and over the life of the asset.  Further, a change in market interest rates from the interest rate scenarios that existed on December 31, 2009 may cause assumptions, such as estimated prepayment speeds, refinancings, embedded options, early withdrawals, and FHLB advance conversion clauses to significantly change from those reflected in the Gap report above.  Based on the low current market interest rates, the $20,000,000 in FHLB convertible advances that are currently convertible on a quarterly basis are presented in the Gap report above at their original scheduled maturity dates.  These may convert with a substantial increase in market interest rates and are reflected accordingly in the Bank’s simulation model.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The Bank’s net interest income and net income sensitivity analysis indicates that as of December 31, 2009 and 2008, a hypothetical 2% (200 basis points) decline in prevailing market interest rates would cause our net interest income to decline 16.8% and 12.2% as compared to the current rate scenario at the respective year ends.  A hypothetical 2% (200 basis points) increase in interest rates as of December 31, 2009 and 2008 would cause our net interest income to increase by 3.7% and 10.2% as compared to the current rate scenario at the respective year ends.  These computations do not contemplate any actions management or the Asset and Liability Management Committee could undertake in response to other changes in market conditions or market interest rates.  The following table reflects the Bank’s net interest income and net income sensitivity analysis as of December 31, 2009 and 2008:

	Percent Change in Categories
	Market Interest Rate Increase of 2%	Market Interest Rate Decline of 2%

Net Interest Income:	Policy Limit = Change in Net Interest Income +/- Less Than 10%
Hypothetical Percent Decrease in Net Interest Income from the Current Rate Scenario:
As of December 31, 2009	3.7%	(16.8	)%*
As of December 31, 2008	10.2%	(12.2	)%*

Net Income:
Hypothetical Percent Decrease from Prior Year's Net Income:
As of December 31, 2009	26%	(118	)%*
As of December 31, 2008	221%	(265	)%*

*   During 2008, the Federal Funds and Prime rates decreased by 4% to record lows of 0.25% and 3.25%, respectively.  Given the record low interest rate environment, a 2% market interest rate decline beyond December 31, 2009 is deemed by management to be unlikely.  In the unlikely event that interest rates would decline by 2%, the decrease in net interest income from a 2% market decline would increase the 2009 net loss and could offset the entire portion of net income in 2008.

We managed our interest rate risk position in 2009, and expect to continue to manage our interest rate risk position going forward into 2010, by the following:

•
Managing and reducing the interest cost of the Bank’s core retail deposit base including deposits obtained in our commercial cash management programs, premium money market accounts, and retail time deposits;

•	De-leveraging with repayment of higher-cost, fixed rate Federal Loan Home Bank (“FHLB”) long-term debt and brokered CDs;
•
Managing the use of adjustable- and floating-rate loans, and hybrid loans with initial fixed-rates  converting to variable-rates, in comparison to totally fixed-rate loans for new or refinanced commercial and agricultural loans; and

•
Repositioning of our investment security portfolio mix by purchasing lower-risk shorter term U.S. government agencies, and seasoned mortgage-backed securities, minimizing significant changes in value due to declining interest rates and improving the Bank’s regulatory capital ratios by reducing risk-weighted assets.

The above strategies and actions impact interest rate risk and are all included in our quarterly simulation models in order to determine future asset and liability management strategies.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

REGULATORY MATTERS
From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Union National and the Bank.  As a consequence of the extensive regulation of commercial banking activities in the United States, Union National’s and the Bank’s business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business (See the related discussion of the Emergency Economic Stabilization Act of 2008 in the preceding Recent Developments section).  Also, Union National is susceptible to changes in tax law that may increase the cost of doing business or impact Union National’s ability to realize the value of deferred tax assets. Further, the business of Union National is affected by the state of the financial services industry in general.

Formal Written Agreement with the Office of the Comptroller of the Currency.  On August 27, 2009, the Bank, the wholly-owned banking subsidiary of Union National, entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (“OCC”).  Specifically, the Agreement requires the Bank to (1) establish a compliance committee to monitor and coordinate the Bank’s adherence to the provisions of the Agreement, (2) have the Board of Directors evaluate and monitor executive management performance, (3) update its three-year strategic plan in accordance with specific guidelines set forth in the Agreement, (4) update its three-year capital program, (5) develop and implement systems to provide for effective loan portfolio management, (6) take action to protect criticized assets and implement a written program to eliminate the basis of criticism of assets criticized by the OCC, (7) strengthen the Bank’s contingency funding plan, (8) implement a written consumer compliance program, and (9) not exceed the level of brokered deposits as of the date of the Agreement without prior OCC approval.

The Agreement supersedes the previous Memorandum of Understanding (“MOU”) entered into between the Bank and the OCC on June 20, 2007.  The Agreement effectively extends several of the provisions under the MOU, including requiring a three-year strategic plan and three-year capital plan, improving the Bank’s loan portfolio management, implementing an effective risk-based consumer compliance audit program, and establishing a compliance committee.

Separate from the Agreement, the OCC has established individual minimum capital requirements for the Bank requiring Tier 1 Capital to Average Total Assets of at least eight percent (8%), Tier 1 Capital to Risk-Based Assets of at least nine and one-half percent (9.5%), and Total Capital to Risk-Based Assets of at least twelve percent (12%) effective beginning September 30, 2009.  These minimum capital ratios are similar to the capital ratio targets agreed to between the Bank and the OCC under the MOU which were Tier I Capital to Average Total Assets of 8%, Tier I Capital to Risk-Based Assets of 9%, and Total Capital to Risk-Based Assets of 12%.  At December 31, 2009, the Bank’s measure of Tier I Capital to Average Total Assets was 8.31%, Tier I Capital to Risk-Based Assets of 9.69% and Total Capital to Risk-Based Assets of 12.37%.  At December 31, 2009, all three ratios exceeded the respective OCC individual minimum capital requirements.  The Bank capital ratios reflect the infusion of $700,000 of the $1,275,000 proceeds raised in Union National’s preferred stock private placement.

In order to maintain the Bank’s capital levels and to continue to meet the OCC’s individual minimum capital requirement, Union National and the Bank may have to raise additional capital, reduce its assets or both.  If the Bank does not continue to meet the OCC’s requirements, the OCC could subject the Bank to such administrative actions or sanctions as the OCC considers necessary.

Management and the Board of Directors are committed to taking the necessary actions to fully maintain the new minimum capital ratios and address the provisions of the Agreement, and believe that the Bank has already made measurable progress in addressing these requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

This increased supervision by the OCC has negatively impacted our operating results by increasing our FDIC base insurance premiums.  Based upon deposit levels and the FDIC base insurance premium assessment criteria as of December 31, 2009, the additional FDIC premiums paid by the Bank as a result of the increased supervision was approximately $207,000 for the year ended December 31, 2009.

Memorandum of Understanding with the Federal Reserve Bank.  On January 28, 2010, Union National entered into an informal Memorandum of Understanding with the FRB.  Union National is the registered bank holding company that wholly owns the Bank; however, the Bank subsidiary is separately supervised by the Office of the Comptroller of the Currency.  The Memorandum of Understanding, which is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, requires, among other things, Union National to seek prior approval by the FRB before (i) declaring or paying dividends to stockholders, (ii) distributing interest, principal or other sums on Union National’s subordinated debentures or trust preferred securities, and (iii) incurring, increasing or guaranteeing any additional debt.  Subsequent to December 31, 2009, the FRB did approve the quarterly interest payments for the first quarter of 2010 on the UNCT I and UNCT II junior subordinated debentures and the preferred stock dividend payments.

The Sarbanes-Oxley Act.  The Sarbanes-Oxley Act, enacted in July 2002, represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting.  Many of the provisions of this act had already been implemented by Union National, and Union National has complied with the provisions of Section 404 of the Sarbanes-Oxley Act as required during 2009, including providing a report on our internal control over financial reporting as of December 31, 2009.  To support our report on the internal control over financial reporting, we used contracted, independent internal audit services to identify, document and test key controls over the financial reporting process.

On October 2, 2009, the U.S. Securities and Exchange Commission decided to extend the deadline for small public companies (non-accelerated filers, defined generally as companies with less than $75 million market capitalization) to file their first auditor’s report on internal controls under Sarbanes-Oxley Section 404b.  Without the extension, Union National, being a small public company, would have been required to file our first auditor’s report on the effectiveness of internal control over financial reporting for the fiscal year ending December 31, 2009.  Under the extension, the new deadline for Union National to file our first auditor’s report on internal control will begin for fiscal year ending December 31, 2010.

In 2009, $10,000 of external audit costs were incurred prior to the extension being granted, associated with complying with the provisions of Sarbanes-Oxley.  Additional costs associated with this requirement are expected to be $25,000 pre-tax for the year ended December 31, 2010.

Federal Deposit Insurance Corporation Activity.  The Federal Deposit Insurance Reform Act of 2005 amended regulations to create a new risk differentiation system, to establish a new base assessment rate schedule, and to set assessment rates effective January 1, 2007.  Also, eligible insured depository institutions shared in a one-time assessment credit, which was approximately $228,000 for the Bank, which $150,000 and $78,000 of this credit was used in 2007and 2008, respectively.

On February 27, 2009, The Board of Directors of the FDIC voted to amend the restoration plan for the Deposit Insurance Fund (“DIF”). The FDIC Board also took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and setting rates beginning the second quarter of 2009.   Under the restoration plan approved in October 2008, the FDIC Board set a rate schedule to raise the DIF reserve ratio to 1.15 percent within five years. The February 27, 2009 restoration plan amendment action extends the restoration plan horizon to seven years in recognition of the current significant strains on banks and the financial system and the likelihood of a severe recession.  The amended restoration plan was accompanied by a final rule that sets assessment rates and makes adjustments that improve how the assessment system differentiates for risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Currently, most banks are in the best risk category and pay anywhere from 12 cents per $100 of deposits to 14 cents per $100 for insurance. Under the final rule, banks in this category will pay initial base rates ranging from 12 cents per $100 to 16 cents per $100 on an annual basis, beginning on April 1, 2009.  Changes to the assessment system include higher rates for institutions that rely significantly on secured liabilities, which may increase the FDIC’s loss in the event of failure without providing additional assessment revenue. Under the final rule, assessments will be higher for institutions that rely significantly on brokered deposits but, for well-managed and well-capitalized institutions, only when accompanied by rapid asset growth. Brokered deposits combined with rapid asset growth have played a role in a number of costly failures, including recent failures. The final rule also would provide incentives in the form of a reduction in assessment rates for institutions to hold long-term unsecured debt and, for smaller institutions, high levels of Tier 1 capital.

The FDIC Board adopted an interim rule imposing an emergency special assessment on the industry on June 30, 2009. The new FDIC emergency premium, to be collected from all federally-insured institutions, will be 5 cents for every $100 of the Bank’s assets minus its Tier 1, or regulatory capital, as of June 30, 2009.  The FDIC’s previous planned fee was 20 cents per $100 of the Bank’s insured deposits.  For Union National, based upon the Bank’s assets and Tier 1 capital position at June 30, 2009, the additional amount of FDIC insurance expense related to this special assessment, was $237,000.  The interim rule would also permit the FDIC Board to impose a similar emergency special assessment after June 30, 2009, if necessary to maintain public confidence in federal deposit insurance.  On November 12, 2009, the FDIC Board of Directors voted to require insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012.  The FDIC Board also voted to adopt a uniform three basis point increase in assessment rates effective on January 1, 2011.  As a result, the Bank prepaid $3,400,000 and recorded the entire amount of its assessment as a prepaid expense (asset) as of December 30, 2009.  As of December 31, 2009, and each quarter thereafter, the Bank will record an expense (charge to earnings) for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted. Once the asset is exhausted, the Bank will record an accrued expense payable each quarter for the assessment payment, which would be paid in arrears to the FDIC at the end of the following quarter. If the prepaid assessment is not exhausted by December 31, 2014, any remaining amount would be returned to the Bank.

Community Reinvestment Act.  The last Community Reinvestment Act performance evaluation by the OCC resulted in a “satisfactory” rating of the Bank’s record of meeting the credit needs of its entire community.

Pennsylvania Business Corporation Law.  Union National is subject to restrictions on the payment of dividends to its stockholders pursuant to the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).  The BCL operates generally to preclude dividend payments if the effect thereof would render us insolvent.  Payment of dividends is contingent upon the ability to obtain funding in the form of dividends from the Bank.  Payment of dividends to Union National by the Bank is subject to the restrictions set forth in the National Bank Act which requires the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the Bank for that year (as defined) combined with the Bank’s retained net operating results for the preceding two calendar years.  Under this formula, the Bank’s retained net operating results for the preceding two calendar years was ($189,000).  In 2010, the Bank may declare dividends to the parent company, Union National, an amount equal to the net profits of the Bank in 2010 less $189,000, up to the date of any such dividend declaration.

STOCK PERFORMANCE GRAPH

The following graph shows the yearly percentage change in Union National’s cumulative total stockholder return on its common stock from December 31, 2004 to December 31, 2009 compared with the NASDAQ Composite Index, a Mid-Atlantic Custom Peer Group index and a Custom Peer Group index.   The Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1 billion.  The Custom Peer Group consists of consists of ACNB Corporation, First Chester County Corporation, VIST Financial Corp., Franklin Financial Services Corporation, ENB Financial Corp., Orrstown Financial Services, Inc., DNB Financial Corporation, Juniata Valley Financial Corp., Mid Penn Bancorp, Inc., Codorus Valley Bancorp, Inc., and Tower Bancorp, Inc.

Union National Financial Corporation

	Period Ending
Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Union National Financial Corporation	100.00	86.14	73.22	45.63	20.00	12.50
NASDAQ Composite	100.00	101.37	111.03	121.92	72.49	104.31
Mid-Atlantic Custom Peer Group(1)	100.00	100.01	102.06	95.05	75.16	70.20
Custom Peer Group(2)	100.00	93.17	98.02	89.16	67.28	65.13

(1)	Mid-Atlantic Custom Peer Group consists of Mid-Atlantic commercial banks with assets less than $1B.

(2)	Custom Peer Group index consists of ACNB Corporation, First Chester County Corporation, VIST Financial Corp.,
Franklin Financial Services Corporation, ENB Financial Corp., Orrstown Financial Services, Inc.,
DNB Financial Corporation, Juniata Valley Financial Corp., Mid Penn Bancorp, Inc.,
Codorus Valley Bancorp, Inc., and Tower Bancorp, Inc.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Years Ended December 31,
	2009	2008	2007	2006	2005
Statement of Financial Condition
Loans and Leases	$339,274	$358,280	$364,337	$341,113	$300,213
Investment Securities	60,546	64,289	74,176	129,810	119,702
Total Earning Assets	447,309	442,263	463,347	478,912	427,982
Total Assets	489,644	485,109	501,776	517,597	462,178
Deposits	404,765	383,577	376,311	340,075	296,610
Short-Term Borrowings	–	–	6,629	10,544	18,305
Long-Term Debt	33,334	50,334	68,816	117,571	105,815
Junior Subordinated Debentures	17,341	17,341	17,341	17,341	11,341
Stockholders’ Equity	31,336	30,794	28,800	28,548	27,225

Statement of Operations
Interest Income	$23,758	$28,173	$31,373	$30,290	$23,978
Interest Expense	11,286	13,579	16,009	15,626	9,662
Net Interest Income	12,472	14,594	15,364	14,664	14,316
Provision for Credit Losses	2,627	1,027	1,237	672	681
Net Interest Income after Provision
for Credit Losses	9,845	13,567	14,127	13,992	13,635
Non-Interest Income	5,375	3,807	6,509	8,262	6,011
Non-Interest Expense	16,737	17,118	20,745	19,711	15,627
(Loss) Income before Income Taxes (Benefit)	(1,517)	256	(109)	2,543	4,019
(Benefit from) Provision for Income Taxes	(802)	(188)	(421)	99	666
Net (Loss) Income	$(715)	$444	$312	$2,444	$3,353

Share Information
Average Shares Outstanding – Diluted	2,730	2,643	2,544	2,537	2,556
(Loss) Earnings Per Common Share – Diluted	$(0.26)	$0.17	$0.12	$0.96	$1.31
Cash Dividends Per Common Share	$–	$–	$0.280	$0.620	$0.625

Average Balance Sheet
Loans and Leases	$350,307	$369,554	$357,795	$318,251	$280,245
Investment Securities	68,261	69,618	73,589	129,413	110,440
Other Earning Assets	47,570	13,110	13,510	6,482	5,982
Total Assets	502,273	488,718	480,401	489,884	425,611
Deposits	361,195	374,694	351,750	316,402	282,934
Short-Term Borrowings	–	9,090	6,025	9,790	7,584
Long-Term Debt	40,386	54,501	72,586	119,326	94,474
Junior Subordinated Debentures	17,341	17,341	17,341	13,922	11,341
Stockholders’ Equity	31,602	30,047	29,065	27,754	26,621

Financial Ratios
Return on Average Assets	(0.14)%	0.09%	0.06%	0.50%	0.79%
Return on Average Stockholders’ Equity	(2.26)%	1.48%	1.07%	8.81%	12.59%
Return on Average Realized Stockholders’ Equity (1)	(2.27)%	1.44%	1.08%	8.55%	12.64%
Dividend Payout Ratio	–	–	227.24%	63.83%	47.00%
Average Stockholders’ Equity to Average Assets	6.29%	6.15%	6.05%	5.67%	6.25%

(1)  Excludes the impact of accumulated other comprehensive income (loss) on total stockholders’ equity.

SUMMARY OF QUARTERLY FINANCIAL DATA
(In thousands, except per share data)

The unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 are as follows:
	2009				2008
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Interest Income	$6,049	$5,997	$6,052	$5,660	$7,337	$7,032	$7,037	$6,767
Interest Expense	3,178	2,945	2,691	2,472	3,903	3,341	3,197	3,138
Net Interest Income	2,871	3,052	3,361	3,188	3,434	3,691	3,840	3,629
Provision for Credit Losses	313	611	522	1,181	140	139	47	701
Net Interest Income after Provision for Credit Losses	2,558	2,441	2,839	2,007	3,294	3,552	3,793	2,928
Non-Interest Income (excluding securities activities)	1,047	1,517	1,200	1,274	1,221	1,224	1,230	1,170
Net Investment Securities Gains (Losses)	(428)	521	227	17	191	10	(42)	(1,197)
Non-Interest Expense	4,014	4,480	4,167	4,076	4,186	4,430	4,141	4,361
(Loss) Income before Income Taxes (Benefit)	(837)	(1)	99	(778)	520	356	840	(1,460)
(Benefit from) Provision for Income Taxes	(328)	(106)	(48)	(320)	107	52	214	(561)
Net (Loss) Income	$(509)	$105	$147	$(458)	$413	$304	$626	$(899)

(Loss) Earnings Per Common Share:
Basic	$(0.19)	$0.04	$0.05	$(0.16)	$0.16	$0.12	$0.23	$(0.33)
Diluted	(0.19)	0.04	0.05	(0.16)	0.16	0.12	0.23	(0.33)

Note:  Due to rounding, 2008 quarterly (loss) earnings per share do not add up to annual earnings per share.

STOCK AND DIVIDEND INFORMATION

Union National Financial Corporation has only one class of common stock authorized, issued, and outstanding.  The outstanding common stock is traded on the OTC Bulletin Board (OTCBB), primarily in Lancaster County, Pennsylvania, under the symbol UNNF.  Prices presented in the table below reflect actual transactions known to management.  Prices and dividends per share presented below are adjusted for stock dividends.  Cash dividends, when declared by the Board of Directors, are payable on or about the 20th day of February, May, August, and November.  Stockholders of record may elect to have cash dividends deposited directly to their checking or savings accounts.  Union National offers its stockholders a Dividend Reinvestment Plan, whereby holders of stock may have their quarterly cash dividends automatically invested in additional shares of common stock of the Corporation and may purchase additional shares within specified limits.

	2009				2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$5.00	$5.00	$6.10	$4.25	$11.50	$10.20	$9.15	$8.50
Low	3.51	3.50	3.20	2.82	9.40	9.05	5.26	4.76
Dividends Paid	–	–	–	–	–	–	–	–

Union National had approximately 1,445 stockholders (including stockholders of record and individual participants in security position listings) at December 31, 2009, and approximately 1,351 stockholders at December 31, 2008.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	December 31 2009	December 31 2008
Average Balances		
Loans and Leases	$ 350,307	$ 369,554
Investments and Other Earning Assets	115,831	82,728
Total Assets	502,273	488,718
Total Deposits	361,195	374,694
Stockholders' Equity	31,602	30,047
Year Ended		
Total Interest Income	$ 23,758	$ 28,173
Total Interest Expense	11,286	13,579
Net Interest Income	12,472	14,594
Net Income	(715)	444
Per Share		
(Loss) Earnings Per Common Share – Basic & Diluted	$ (0.26)	$ 0.17
Cash Dividends Paid	—	—
Book Value Per Common Share	10.97	11.32
Dilutive Book Value Per Common Share	10.24	11.32
Financial Ratios		
Return on Average Assets	(0.14)%	0.09%
Return on Average Stockholders' Equity	(2.26)%	1.48%
Return on Average Realized Stockholders' Equity (1)	(2.27)%	1.44%

Assets (in thousands)
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
2005
2006
2007
2008
2009
Loans and Leases
Investment Securities
Total Assets

Liabilities (in thousands)
$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
2005
2006
2007
2008
2009
Deposits
Borrowings

Regulatory Capital (Bank only)
13%
12%
11%
10%
9%
8%
7%
6%
2005
2006
2007
2008
2009
Tier 1 Leverage Ratio
Tier 1 Risk-Based Capital Ratio
Total Risk-Based Capital Ratio

Registrar and Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

Market Makers

Boenning & Scattergood, Inc.
4 Tower Bridge, Suite 300
200 Barr Harbor Drive
West Conshohocken, PA 19428
(800) 842-8928

Ferris Baker Watts
Renaissance Place, 2nd Floor
635 North 12th Street
Lemoyne, PA 17043
(800) 480-7497

Hazlett, Burt & Watson, Inc.
100 East King Street
P. O. Box 1267
Lancaster, PA 17608
(800) 657-9944

Janney Montgomery Scott, LLC
1650 Crooked Oak Drive, Suite 100
Lancaster, PA 17601
(800) 548-2104

Notice of Annual Meeting

The Annual Meeting of Stockholders will be held on Friday, May 28, 2010, at 10:00 a.m. at:

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